AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2001


REGISTRATION NO. 333-47294                            REGISTRATION NO. 333-47306
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                 AMENDMENT NO. 2 TO                                    AMENDMENT NO. 2 TO
                      FORM F-4                                              FORM S-4

               REGISTRATION STATEMENT                                REGISTRATION STATEMENT
                        UNDER                                                 UNDER
             THE SECURITIES ACT OF 1933                            THE SECURITIES ACT OF 1933
              ------------------------                              ------------------------

                 DEUTSCHE TELEKOM AG                            VOICESTREAM WIRELESS CORPORATION
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                       CHARTER)                                             CHARTER)
             FEDERAL REPUBLIC OF GERMANY                                    DELAWARE
           (STATE OR OTHER JURISDICTION OF                       (STATE OR OTHER JURISDICTION OF
           INCORPORATION OR ORGANIZATION)                        INCORPORATION OR ORGANIZATION)
                        NONE                                               91-1983600
       (I.R.S. EMPLOYER IDENTIFICATION NUMBER)               (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        4812                                                  4812
  (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE
                       NUMBER)                                               NUMBER)
              FRIEDRICH-EBERT-ALLEE 140
                     53113 BONN                                       12920 SE 38TH STREET
                       GERMANY                                     BELLEVUE, WASHINGTON 98006
               (011 49) 228-181-88880                                    (425) 378-4000
 (ADDRESS INCLUDING ZIP CODE AND TELEPHONE NUMBER OF   (ADDRESS INCLUDING ZIP CODE AND TELEPHONE NUMBER OF
      REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                   PAUL B. GROSSE                                     ALAN R. BENDER, ESQ.
               DEUTSCHE TELEKOM, INC.                           VOICESTREAM WIRELESS CORPORATION
             280 PARK AVENUE, 26TH FLOOR                              12920 SE 38TH STREET
              NEW YORK, NEW YORK 10017                             BELLEVUE, WASHINGTON 98006
                (212) 424-2900 (TEL)                                  (425) 378-4000 (TEL)
                (212) 424-2976 (FAX)                                  (425) 586-8080 (FAX)
  (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR      (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR
                       SERVICE)                                             SERVICE)


                                   COPIES TO:

         ROBERT P. DAVIS, ESQ.                     DANIEL A. NEFF, ESQ.                    BARRY A. ADELMAN, ESQ.
   CLEARY, GOTTLIEB, STEEN & HAMILTON         WACHTELL, LIPTON, ROSEN & KATZ              FRIEDMAN KAPLAN SEILER &
           ONE LIBERTY PLAZA                       51 WEST 52ND STREET                          ADELMAN LLP
           NEW YORK, NY 10006                       NEW YORK, NY 10019                        875 THIRD AVENUE
          (212) 225-2000 (TEL)                     (212) 403-1000 (TEL)                      NEW YORK, NY 10022
          (212) 225-3999 (FAX)                     (212) 403-2000 (FAX)                     (212) 833-1100 (TEL)
                                                                                            (212) 355-6401 (FAX)

         RICHARD B. DODD, ESQ.                     JILL F. DORSEY, ESQ.                    JAMES WALKER IV, ESQ.
       PRESTON GATES & ELLIS LLP                      POWERTEL, INC.                   MORRIS, MANNING & MARTIN, LLP
      701 FIFTH AVENUE, SUITE 5000               1239 O.G. SKINNER DRIVE               1600 ATLANTA FINANCIAL CENTER
           SEATTLE, WA 98104                       WEST POINT, GA 31833                  3343 PEACHTREE ROAD, N.E.
          (206) 623-7580 (TEL)                     (706) 645-2000 (TEL)                      ATLANTA, GA 30326
          (206) 623-7022 (FAX)                     (706) 645-9523 (FAX)                     (404) 233-7000 (TEL)
                                                                                            (404) 365-9532 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as promptly as practicable after the effective date of this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM          PROPOSED
    TITLE OF EACH CLASS OF        AMOUNT TO BE       OFFERING PRICE       MAXIMUM AGGREGATE         AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED          PER SHARE           OFFERING PRICE        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Ordinary Shares of Deutsche
Telekom AG....................  1,038,334,400(1)    Not Applicable      $23,485,065,676.20(4)    $6,196,629.58(7)
-----------------------------------------------------------------------------------------------------------------
Ordinary Shares of Deutsche
Telekom AG....................   148,823,247(2)     Not Applicable      $2,907,568,727.60(5)      $767,034.28(8)
-----------------------------------------------------------------------------------------------------------------
Common Stock of VoiceStream
Wireless Corporation..........   42,355,044(3)      Not Applicable      $2,907,652,562.63(6)      $767,055.39(8)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------



(1)The amount of Deutsche Telekom Ordinary Shares being registered is increased by 7,720,530 shares under this Amendment No. 2 to Deutsche Telekom AG's ("Deutsche Telekom") Registration Statement filed under registration number 333-47294. The increased number is based on (i) 2,050,769 shares of common stock, par value $0.001 per share ("VoiceStream Common Shares"), that may be issued pursuant to payment by VoiceStream of a stock dividend on VoiceStream Common Shares prior to the completion of the Deutsche Telekom/VoiceStream merger and (ii) an exchange ratio of 3.7647 Deutsche Telekom Ordinary Shares for each VoiceStream Common Share pursuant to the Deutsche Telekom/ VoiceStream merger.



(2)The amount of Deutsche Telekom Ordinary Shares being registered is increased by 1,371,116 shares under this Amendment No. 2 to Deutsche Telekom's Registration Statement filed under registration number 333-47294. The increased number is based on (A)(i) 386,535 shares of common stock, par value $0.01 per share ("Powertel Common Shares"), being the sum of (a) 286,535 Powertel Common Shares that may be issued pursuant to payment by Powertel of a stock dividend on Powertel Common Shares prior to the completion of the Deutsche Telekom/ Powertel merger; (b) 50,000 Powertel Common Shares representing accrued or declared but unpaid dividends on 50,000 shares of Powertel Series E Preferred Stock, par value $0.01 per share ("Powertel Series E Preferred Shares"), and 50,000 shares of Powertel Series F Preferred Stock, par value $0.01 per share ("Powertel Series F Preferred Shares") (based on the number of Powertel Common Shares reserved for issuance in respect of such unpaid dividends as of December 31, 2000); and (c) 50,000 of Powertel Common Shares representing estimated accrued or declared (paid and unpaid) dividends from December 31, 2000 through December 31, 2001 on the Powertel Series E Preferred Shares and the Powertel Series F Preferred Shares, as the case may be, and (ii) an exchange ratio of 2.6353 Deutsche Telekom Ordinary Shares for each Powertel Common Share pursuant to the Deutsche Telekom/Powertel merger; (B)(i) an additional 182,900 Deutsche Telekom Ordinary Shares issued in respect of (a) 100,000 shares of Powertel Series A Preferred Stock, par value $0.01 per share ("Powertel Series A Preferred Shares"), and (b) 100,000 shares of Powertel Series B Preferred Stock, par value $0.01 per share ("Powertel Series B Preferred Shares"), and
   (ii) an exchange ratio of 122.8439 Deutsche Telekom Ordinary Shares for each share of Powertel Series A Preferred Shares and Powertel Series B Preferred Shares pursuant to the Deutsche Telekom/Powertel merger agreement; (C)(i) an additional 34,880 Deutsche Telekom Ordinary Shares issued in respect of 50,000 shares of Powertel Series D Preferred Stock, par value $0.01 per share ("Powertel Series D Preferred Shares"), and (ii) an exchange ratio of 93.7082 Deutsche Telekom Ordinary Shares for each share of Powertel Series D Preferred Shares pursuant to the Deutsche Telekom/Powertel merger agreement; and (D)(i) an additional 134,700 Deutsche Telekom Ordinary Shares issued in respect of (a) 50,000 shares of Powertel Series E Preferred Stock, par value $0.01 per share ("Powertel Series E Preferred Shares"), and (b) 50,000 shares of Powertel Series F Preferred Stock, par value $0.01 per share ("Powertel Series F Preferred Shares"), and (ii) an exchange ratio of 180.9449 Deutsche Telekom Ordinary Shares for each share of Powertel Series E Preferred Shares and Powertel Series F Preferred Shares pursuant to the Deutsche Telekom/Powertel merger agreement.



(3)The amount of VoiceStream Common Shares being registered is increased by 391,029 shares under this Amendment No. 2 to VoiceStream Wireless Corporation's ("VoiceStream") Registration Statement filed under registration number 333-47306. The increased number is based on (A) 521,372 Powertel Common Shares being the sum of (i) 421,372 Powertel Common Shares that may be issued pursuant to payment by Powertel of a stock dividend on Powertel Common Shares prior to the completion of the VoiceStream/Powertel merger and (ii) 100,000 Powertel Common Shares being the sum of (a) the number of Powertel Common Shares representing accrued or declared but unpaid dividends on 50,000 Powertel Series E Preferred Shares and 50,000 Powertel Series F Preferred Shares (based on the number of Powertel Common Shares reserved for issuance in respect of such unpaid dividends as of December 31, 2000) and (b) the number of Powertel Common Shares representing estimated accrued or declared (paid and unpaid) dividends from December 31, 2000 through December 31, 2001 on the Powertel Series E Preferred Shares and the Powertel Series F Preferred Shares, as the case may be, and (B) an exchange ratio of .75 VoiceStream Common Shares for each Powertel Common Share pursuant to the VoiceStream/Powertel merger agreement.



(4)The proposed maximum aggregate offering price of the additional Deutsche Telekom Ordinary Shares being registered by Deutsche Telekom in connection with the Deutsche Telekom/VoiceStream merger is $244,841,310.91. Pursuant to Rules 457(c), 457(f)(1) and 457(f)(2) under the Securities Act and solely for the purpose of calculating the additional registration fee, the proposed maximum aggregate offering price for the additional 7,720,530 Deutsche Telekom Ordinary Shares is equal to the aggregate market value of the approximate number of the additional VoiceStream Common Shares to be cancelled in the Deutsche Telekom/VoiceStream merger (as set forth in note
   (1) above) based upon a market value of $119.39 per VoiceStream Common Share, the average of the high and low sale prices per VoiceStream Common Share on the Nasdaq Stock Market on February 7, 2001.



(5)The proposed maximum aggregate offering price of the additional Deutsche Telekom Ordinary Shares being registered by Deutsche Telekom in connection with the Deutsche Telekom/Powertel merger is $40,275,571.49. Pursuant to Rules 457(c), 457(f)(1) and 457(f)(2) under the Securities Act and solely for the purpose of calculating the additional registration fee, the proposed maximum aggregate offering price for the additional 1,371,116 Deutsche Telekom Ordinary Shares is equal to the aggregate market value of the approximate number of the additional Powertel Common Shares to be cancelled in the Deutsche Telekom/Powertel merger (as set forth in note (2) above) based upon a market value of $77.41 per Powertel Common Share, the average of the high and low sale prices per Powertel Common Share on the Nasdaq Stock Market on February 7, 2001.



(6)The proposed maximum aggregate offering price of the additional VoiceStream Common Shares being registered by VoiceStream in connection with the VoiceStream/Powertel merger is $40,359,406.52. Pursuant to Rules 457(c), 457(f)(1) and 457(f)(2) under the Securities Act and solely for the purpose of calculating the additional registration fee, the proposed maximum aggregate offering price for the additional 391,029 VoiceStream Common Shares is equal to the aggregate market value of the approximate number of the additional Powertel Common Shares to be cancelled in the VoiceStream/Powertel merger (as set forth in note (3) above) based on a market value of $77.41 per Powertel Common Share, the average of the high and low sale prices per Powertel Common Share on the Nasdaq Stock Market on February 7, 2001.



(7)$6,135,419.25 has been previously paid.



(8)$756,965.39 has been previously paid.

[VOICESTREAM WIRELESS LOGO]

                            [DEUTSCHE TELEKOM LOGO]
                                                           [POWERTEL, INC. LOGO]
DEAR STOCKHOLDERS OF VOICESTREAM AND POWERTEL:

     The boards of directors of VoiceStream Wireless Corporation and Powertel, Inc. have approved mergers of their respective companies with Deutsche Telekom AG, in which VoiceStream and Powertel will become wholly-owned subsidiaries of Deutsche Telekom. Alternatively, in the event that the mergers with Deutsche Telekom are not completed, the boards of directors of the two companies have approved a merger, in which Powertel will become a wholly-owned subsidiary of VoiceStream. VoiceStream and Powertel are holding separate special meetings of their stockholders at which stockholders will be asked to approve these transactions. We encourage you to attend these meetings or vote your shares by proxy.


DEUTSCHE TELEKOM/VOICESTREAM MERGER AND DEUTSCHE TELEKOM/POWERTEL MERGER

     In the Deutsche Telekom/VoiceStream merger, VoiceStream stockholders may elect to receive for each of their VoiceStream common shares: (1) a combination of $30 in cash and 3.2 Deutsche Telekom shares, (2) $200 in cash, subject to proration, or (3) 3.7647 Deutsche Telekom shares, also subject to proration. However, because the elections are subject to proration and a tax-related adjustment as described in the accompanying document, based on the price of Deutsche Telekom shares and the euro to U.S. dollar exchange rate as of February 7, 2001, among other factors, it is likely that VoiceStream stockholders would receive for each VoiceStream common share approximately 3.4837 Deutsche Telekom shares and $21.36 in cash, or an aggregate for all VoiceStream stockholders of
880.7 million Deutsche Telekom shares and $5.4 billion in cash.


     In the Deutsche Telekom/Powertel merger, Powertel stockholders will receive
2.6353 Deutsche Telekom shares for each Powertel common share. Powertel preferred shares will be exchanged at exchange ratios determined on an as-converted-to-common share basis, as described in the accompanying document. The merger consideration is subject to certain adjustments. We estimate that in this merger Deutsche Telekom will issue approximately 136 million Deutsche Telekom shares to Powertel stockholders.

     VoiceStream and Powertel stockholders will receive Deutsche Telekom shares in the form of Deutsche Telekom American depositary shares that are traded on the New York Stock Exchange under the symbol "DT" or, at their election, in the form of Deutsche Telekom ordinary shares that are traded principally on the Frankfurt Stock Exchange under the symbol "DTE". Each Deutsche Telekom ADS represents one Deutsche Telekom ordinary share.


ALTERNATIVE VOICESTREAM/POWERTEL MERGER


     The VoiceStream/Powertel merger will be completed only if the Deutsche Telekom/VoiceStream merger is not completed. If the VoiceStream/Powertel merger does occur, Powertel stockholders will receive VoiceStream common shares at a conversion number ranging from 0.65 to 0.75, subject to adjustments described in the accompanying document, per Powertel common share, depending on the average closing price of VoiceStream common shares during a measurement period close to the completion of the merger. Holders of Powertel preferred shares will receive VoiceStream common shares using the same conversion ratio, treating the preferred shares on an as-converted-to-common share basis. We estimate that in the VoiceStream/Powertel merger VoiceStream will issue approximately 38.4 million VoiceStream common shares to Powertel stockholders, but the merger consideration is subject to certain adjustments as described in the accompanying document. Assuming the VoiceStream/Powertel merger is completed, the VoiceStream common shares will continue to be traded on the Nasdaq Stock Market under the symbol "VSTR".



The accompanying document provides you with detailed information about each of the three proposed mergers and the special stockholders meetings. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY, AND IN ITS ENTIRETY, INCLUDING THE SECTIONS DESCRIBING RISK FACTORS THAT BEGIN ON PAGES 25 AND 29.


The boards of directors of VoiceStream and Powertel each has, by unanimous vote of the directors present at the deciding meetings, determined the applicable mergers to be advisable and in the best interests of its stockholders and recommends that the stockholders of VoiceStream and Powertel, respectively, vote FOR the applicable merger transactions.


             /s/ JOHN W. STANTON                                /s/ ALLEN E. SMITH
               John W. Stanton                                    Allen E. Smith
     Chairman and Chief Executive Officer             President and Chief Executive Officer
       VoiceStream Wireless Corporation                           Powertel, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the stock to be issued by Deutsche Telekom or VoiceStream under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.


 This proxy statement/prospectus is dated February 9, 2001 and was first mailed to VoiceStream and Powertel stockholders on February 12, 2001.

                          [VOICESTREAM WIRELESS LOGO]
                              12920 SE 38TH STREET
                           BELLEVUE, WASHINGTON 98006

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 13, 2001


To the Stockholders of
VoiceStream Wireless Corporation:


     Notice is hereby given that a special meeting of stockholders of VoiceStream Wireless Corporation will be held on March 13, 2001, at 8:00 a.m., Pacific time, at the offices of VoiceStream Wireless Corporation, 12920 SE 38th Street, Bellevue, Washington 98006.


     You are cordially invited to attend the special meeting. The purposes of the special meeting are:


     - To consider and vote on a proposal to approve and adopt Agreement and Plan of Merger, dated as of July 23, 2000, as amended and restated as of February 8, 2001, among Deutsche Telekom AG, VoiceStream Wireless Corporation and a Delaware corporation formed by Deutsche Telekom, pursuant to which that corporation will be merged into VoiceStream, and VoiceStream will become a wholly-owned subsidiary of Deutsche Telekom.



     - To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of August 26, 2000, as amended and restated as of February 8, 2001, among VoiceStream Wireless Corporation, Powertel, Inc. and a wholly-owned subsidiary of VoiceStream, and the transactions contemplated thereby, including the issuance of VoiceStream common shares to Powertel stockholders. Pursuant to that agreement, the VoiceStream subsidiary will be merged into Powertel, and Powertel will become a wholly-owned subsidiary of VoiceStream. The merger between VoiceStream and Powertel can occur only if the merger agreement between VoiceStream and Deutsche Telekom is terminated.



     - To transact any other business as may properly come before the special meeting or any adjournments of the special meeting.


     The merger agreements and the mergers are more fully described in the proxy statement/prospectus attached to this notice.


     Only holders of record of VoiceStream common shares and voting preferred shares at the close of business on January 24, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournments of the special meeting. You may vote in person or by proxy. Mailing your completed proxy in advance of the special meeting will not prevent you from voting in person at the special meeting.


     We encourage you to vote on these important matters.

                                          By order of the Board of Directors,

                                          /s/ ALAN R. BENDER
                                          Alan R. Bender
                                          Secretary

                                IMPORTANT NOTICE

Whether or not you plan to attend the special meeting in person, you are urged to read the attached proxy statement/prospectus carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions on the enclosed proxy card. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached proxy statement/prospectus.

                             [POWERTEL, INC. LOGO]
                            1239 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 13, 2001


To the Stockholders of
Powertel, Inc.:


     Notice is hereby given that a special meeting of stockholders of Powertel, Inc. will be held on March 13, 2001, at 11:00 a.m., Eastern time, at The Cotton Duck, 6101 20th Avenue, Valley, Alabama 36854.


     You are cordially invited to attend the special meeting. The purposes of the special meeting are:


     - To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 2000, as amended and restated as of February 8, 2001, among Deutsche Telekom AG, Powertel, Inc. and a Delaware corporation formed by Deutsche Telekom, pursuant to which that corporation will be merged into Powertel, and Powertel will become a wholly-owned subsidiary of Deutsche Telekom. The merger between Deutsche Telekom and Powertel can occur only if the merger between Deutsche Telekom and VoiceStream is completed.



     - To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of August 26, 2000, as amended and restated as of February 8, 2001, among VoiceStream Wireless Corporation, Powertel, Inc. and a wholly-owned subsidiary of VoiceStream, pursuant to which that subsidiary will be merged into Powertel and Powertel will become a wholly-owned subsidiary of VoiceStream. The merger between VoiceStream and Powertel can occur only if the merger agreement between VoiceStream and Deutsche Telekom is terminated.



     - To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.


     The Deutsche Telekom/Powertel merger agreement, the VoiceStream/Powertel merger agreement and the related mergers are more fully described in the proxy statement/prospectus attached to this notice.


     Only holders of record of Powertel's common shares and preferred shares at the close of business on January 24, 2001 are entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. You may vote in person or by proxy. Mailing your completed proxy in advance of the meeting will not prevent you from voting in person at the special meeting.


     We encourage you to vote upon these important matters.

                                          By order of the Board of Directors,

                                          /s/ Allen E. Smith

                                          Allen E. Smith

                                          President and Chief Executive Officer

                                IMPORTANT NOTICE

Whether or not you plan to attend the special meeting in person, you are urged to read the attached proxy statement/prospectus carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions on the enclosed proxy card. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached proxy statement/prospectus.

                             ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Deutsche Telekom AG, VoiceStream Wireless Corporation and Powertel, Inc. from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. Deutsche Telekom AG, which in this document we refer to as "Deutsche Telekom", will provide you with copies of this information relating to Deutsche Telekom, without charge, upon written or oral request to:

                             DEUTSCHE TELEKOM, INC.
                          280 Park Avenue, 26th Floor
                            New York, New York 10017
                          Attention: Brigitte Weniger
                        Telephone Number: (212) 424-2959
                 Email address: Brigitte.Weniger@usa.telekom.de

     VoiceStream Wireless Corporation, which in this document we refer to as "VoiceStream", will provide you with copies of this information relating to VoiceStream, including its Omnipoint Corporation and Aerial Communications, Inc. subsidiaries, without charge, upon written or oral request to:

                        VOICESTREAM WIRELESS CORPORATION
                              12920 SE 38th Street
                           Bellevue, Washington 98006
                         Attention: Investor Relations
                        Telephone Number: (425) 378-4000
               Email address: investor.relations@voicestream.com

     Powertel, Inc., which in this document we refer to as "Powertel", will provide you with copies of this information relating to Powertel, without charge, upon written or oral request to:

                                 POWERTEL, INC.
                            1239 O.G. Skinner Drive
                           West Point, Georgia 31833
                         Attention: Investor Relations
                        Telephone Number: (706) 645-2000
                       Email address: kinda@powertel.com


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETINGS, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN MARCH 6, 2001.


     In addition, if you have questions about the Deutsche Telekom/VoiceStream, Deutsche Telekom/Powertel or VoiceStream/Powertel mergers, you may contact:


                        [MACKENZIE PARTNERS, INC. LOGO]


                                156 Fifth Avenue


                            New York, New York 10010


                Bankers and brokers call collect: (212) 929-5500


                   All others call toll-free: (800) 322-2885

WHERE YOU CAN FIND MORE INFORMATION


     Deutsche Telekom files annual and special reports and other information, and VoiceStream and Powertel file annual, quarterly and special reports, proxy statements and other information, with the Securities and Exchange Commission, which in this document we refer to as the "SEC". You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The VoiceStream and Powertel filings, and the registration statements filed by Deutsche Telekom and VoiceStream of which this proxy statement/prospectus forms a part, are available at the Internet worldwide website maintained by the SEC at www.sec.gov.



     Deutsche Telekom has filed a registration statement on Form F-4 and a registration statement on Form F-6, as amended, to register with the SEC the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares, respectively, that VoiceStream stockholders would receive in connection with the Deutsche Telekom/ VoiceStream merger and Powertel stockholders would receive in connection with the Deutsche Telekom/ Powertel merger. VoiceStream has filed a registration statement on Form S-4 to register with the SEC the VoiceStream common shares that Powertel stockholders would receive in connection with the VoiceStream/ Powertel merger. This proxy statement/prospectus is a part of the registration statement of Deutsche Telekom on Form F-4 and the registration statement of VoiceStream on Form S-4 and is a prospectus of Deutsche Telekom, a prospectus of VoiceStream, a proxy statement of VoiceStream for the VoiceStream special meeting and a proxy statement of Powertel for the Powertel special meeting.


     The SEC permits Deutsche Telekom, VoiceStream and Powertel to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Deutsche Telekom, VoiceStream and Powertel and their financial conditions.


 DEUTSCHE TELEKOM SEC FILINGS (FILE NO. 1-14540)   PERIOD OR FILING DATE
 -----------------------------------------------   ---------------------
Annual Report on Forms 20-F and 20-F/A             Year ended December 31, 1999
Reports on Form 6-K                                Filed on June 13, 2000, June 27, 2000, July 5,
                                                   2000, July 19, 2000, September 29, 2000, October
                                                   4, 2000, October 30, 2000, November 9, 2000,
                                                   December 5, 2000, January 23, 2001 and February 8,
                                                   2001
VOICESTREAM SEC FILINGS (FILE NO. 0-29667)         PERIOD OR FILING DATE
------------------------------------------         ---------------------
Annual Report on Forms 10-K and 10-K/A             Year ended December 31, 1999
Quarterly Report on Forms 10-Q and 10-Q/A          Quarter ended March 31, 2000
Quarterly Report on Forms 10-Q and 10-Q/A          Quarter ended June 30, 2000
Quarterly Report on Forms 10-Q and 10-Q/A          Quarter ended September 30, 2000
Current Reports on Form 8-K and 8-K/A              Filed on March 3, 2000, March 23, 2000,
                                                   May 5, 2000, May 16, 2000, July 28, 2000,
                                                   August 31, 2000, September 8, 2000,
                                                   September 29, 2000, October 11, 2000,
                                                   December 20, 2000 and February 2, 2001

POWERTEL SEC FILINGS (FILE NO. 0-23102)            PERIOD OR FILING DATE
---------------------------------------            ---------------------
Annual Report on Forms 10-K and 10-K/A             Year ended December 31, 1999
Quarterly Report on Form 10-Q                      Quarter ended March 31, 2000
Quarterly Report on Form 10-Q                      Quarter ended June 30, 2000
Quarterly Report on Forms 10-Q and 10-Q/A          Quarter ended September 30, 2000
Current Reports on Form 8-K                        Filed on June 16, 2000, August 31, 2000 and
                                                   February 2, 2001



     Deutsche Telekom, VoiceStream and Powertel also incorporate by reference into this proxy statement/prospectus additional documents that they may file with the SEC under Sections 13(a), 13(c), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended, from and including the date of this proxy statement/prospectus to the date of the VoiceStream special meeting and the Powertel special meeting. These include reports such as Annual Reports on Form 10-K and Form 20-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any Reports on Form 6-K designated by Deutsche Telekom as being incorporated by reference into this proxy statement/prospectus.



     The Deutsche Telekom ADSs are listed on the New York Stock Exchange, which in this document we refer to as the "NYSE". The Deutsche Telekom ordinary shares are listed on the Frankfurt Stock Exchange. The Deutsche Telekom ordinary shares also trade on the Berlin Stock Exchange, the Bremen Stock Exchange, the Rhineland Westphalian Stock Exchange in Dusseldorf, the Hanseatic Stock Exchange in Hamburg, the Hanover Stock Exchange in Hanover, the Bavarian Stock Exchange and the Baden-Wurttemberg Stock Exchange in Stuttgart and on the Tokyo Stock Exchange. Options on the Deutsche Telekom ordinary shares trade on the German options exchange (Eurex Deutschland) and other exchanges. You may inspect any periodic reports and other information filed with the SEC by Deutsche Telekom at the offices of the NYSE, 20 Broad Street, New York, New York 10005 (17th Floor). VoiceStream and Powertel common shares are both quoted on the Nasdaq Stock Market. You may inspect any periodic reports, proxy statements and other information filed with the SEC by VoiceStream and Powertel at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 (5th Floor).



     If you are a Deutsche Telekom, VoiceStream or Powertel stockholder, you may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Deutsche Telekom, VoiceStream or Powertel as described below, through the SEC or, with respect to VoiceStream and Powertel, the SEC's Internet worldwide website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:



       DEUTSCHE TELEKOM, INC.           VOICESTREAM WIRELESS CORPORATION            POWERTEL, INC.
     280 PARK AVENUE, 26TH FLOOR              12920 SE 38TH STREET              1239 O.G. SKINNER DRIVE
         NEW YORK, NY 10017                    BELLEVUE, WA 98006                WEST POINT, GA 31833
     ATTENTION: BRIGITTE WENIGER          ATTENTION: INVESTOR RELATIONS      ATTENTION: INVESTOR RELATIONS
    TELEPHONE NO.: (212) 424-2959         TELEPHONE NO.: (425) 378-4000      TELEPHONE NO.: (706) 645-2000
               EMAIL:                                EMAIL:                    EMAIL: kinda@powertel.com
   Brigitte.Weniger@usa.telekom.de     investor.relations@voicestream.com



     If you would like to request documents from Deutsche Telekom, VoiceStream or Powertel, please do so by March 6, 2001, to receive them before the VoiceStream special meeting or the Powertel special meeting.


                            ------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER RELEVANT TO YOU. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 9, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

NEITHER OUR MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO VOICESTREAM AND POWERTEL STOCKHOLDERS NOR THE ISSUANCE BY DEUTSCHE TELEKOM OF ADSS OR ORDINARY SHARES IN CONNECTION WITH THE DEUTSCHE TELEKOM/ VOICESTREAM MERGER OR THE DEUTSCHE TELEKOM/POWERTEL MERGER OR BY VOICESTREAM OF COMMON SHARES IN CONNECTION WITH THE VOICESTREAM/POWERTEL MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING DEUTSCHE TELEKOM HAS BEEN PROVIDED BY DEUTSCHE TELEKOM, INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING VOICESTREAM HAS BEEN PROVIDED BY VOICESTREAM AND INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING POWERTEL HAS BEEN PROVIDED BY POWERTEL.

                               TABLE OF CONTENTS


                                        Page
                                        ----
Questions and Answers About the
Mergers...............................     1
Summary...............................     3
Risk Factors Relating to the Deutsche
Telekom/VoiceStream Merger and the
Deutsche Telekom/Powertel Merger......    25
Risk Factors Relating to the
VoiceStream/Powertel Merger...........    29
Forward-Looking Statements............    34
The Companies.........................    36
  Deutsche Telekom AG.................    36
  VoiceStream Wireless Corporation....    36
  Powertel, Inc. .....................    37
The VoiceStream Special Meeting.......    38
  General.............................    38
  Record Date; Quorum.................    38
  Required Vote.......................    39
  Agreements to Vote in Favor of the
  Mergers.............................    39
  Voting and Revocation of Proxies....    39
  Election Procedures.................    40
  Solicitation of Proxies.............    40
The Powertel Special Meeting..........    42
  General.............................    42
  Record Date; Quorum.................    42
  Required Vote.......................    43
  Agreements to Vote in Favor of the
  Deutsche Telekom/Powertel Merger....    43
  Agreements to Vote in Favor of the
  VoiceStream/Powertel Merger.........    44
  Voting and Revocation of Proxies....    44
  Solicitation of Proxies.............    45
The Deutsche Telekom/VoiceStream
Merger................................    46
  Background of the Deutsche Telekom/
  VoiceStream Merger..................    46
  Deutsche Telekom's Reasons for the
  Deutsche Telekom/VoiceStream
  Merger..............................    51
  Recommendation and Considerations of
  the VoiceStream Board of
  Directors...........................    52
  Opinion of VoiceStream's Financial
  Advisor.............................    57



                                        Page
                                        ----
  Interests of Directors and Officers
  of VoiceStream in the Deutsche
  Telekom/VoiceStream Merger..........    64
  Appraisal Rights....................    67
The Deutsche Telekom/Powertel Merger
and the VoiceStream/Powertel Merger...    69
  Background of Deutsche Telekom/
  Powertel Merger and VoiceStream/
  Powertel Merger.....................    69
  Deutsche Telekom's Reasons for the
  Deutsche Telekom/Powertel Merger....    74
  VoiceStream's Reasons for the
  VoiceStream/Powertel Merger.........    74
  Recommendation and Considerations of
  the VoiceStream Board of Directors
  with Respect to the
  VoiceStream/Powertel Merger.........    75
  Recommendation and Considerations of
  the Powertel Board of Directors with
  Respect to the Deutsche
  Telekom/Powertel Merger and
  VoiceStream/Powertel Merger.........    76
  Opinion of VoiceStream's Financial
  Advisor.............................    80
  Opinion of Powertel's Financial
  Advisor.............................    87
  Interests of Directors and Officers
  of VoiceStream in the
  VoiceStream/Powertel Merger.........    94
  Interests of Directors and Officers
  of Powertel in the Deutsche
  Telekom/Powertel Merger and the
  VoiceStream/Powertel Merger.........    94
  Appraisal Rights....................    98
Dividends.............................    99
  Deutsche Telekom....................    99
  VoiceStream.........................    99
Federal Securities Law Consequences of
the Mergers...........................   100
  The Deutsche Telekom/VoiceStream
  Merger and the Deutsche Telekom/
  Powertel Merger.....................   100
  The VoiceStream/Powertel Merger.....   100

                                        Page
                                        ----
Other Effects of the Mergers..........   101
  Other Effects of the Deutsche
  Telekom/VoiceStream Merger and the
  Deutsche Telekom/Powertel Merger....   101
  Other Effects of the VoiceStream/
  Powertel Merger.....................   104
Accounting Treatment..................   105
  The Deutsche Telekom/VoiceStream
  Merger and the Deutsche Telekom/
  Powertel Merger.....................   105
  The VoiceStream/Powertel Merger.....   105
Regulatory Approvals..................   105
  Regulatory Approvals Required for
  the Deutsche Telekom/VoiceStream
  Merger and the Deutsche
  Telekom/Powertel Merger.............   105
  Regulatory Approvals Required for
  the VoiceStream/Powertel Merger.....   108
U.S. Federal and German Tax
Consequences..........................   110
  General.............................   110
  U.S. Federal Income Tax Consequences
  of the Deutsche Telekom/VoiceStream
  Merger to U.S. Holders of
  VoiceStream Common Shares...........   111
  U.S. Federal Income Tax Consequences
  of the Deutsche Telekom/Powertel
  Merger to U.S. Holders of Powertel
  Common Shares.......................   114
  U.S. Federal Income Tax Consequences
  of the Deutsche Telekom/Powertel
  Merger to U.S. Holders of Powertel
  Preferred Shares....................   117
  U.S. Federal Income Tax Consequences
  of the VoiceStream/Powertel Merger
  to U.S. Holders of Powertel Common
  Shares..............................   118
  U.S. Federal Income Tax Consequences
  of the VoiceStream/Powertel Merger
  to U.S. Holders of Powertel
  Preferred Shares....................   119
  U.S. Federal Income Tax and German
  Tax Considerations for U.S. Resident
  Holders of Deutsche Telekom ADSs and
  Deutsche Telekom Ordinary Shares....   120



                                        Page
                                        ----
  German Tax Considerations for Non-
  German Holders of Deutsche Telekom
  ADSs and Deutsche Telekom Ordinary
  Shares..............................   123
Summary of the Deutsche Telekom/
VoiceStream Transaction Documents.....   126
  The Deutsche Telekom/VoiceStream
  Merger Agreement....................   126
     The Deutsche Telekom/VoiceStream
     Merger...........................   126
     Effective Time and Timing of
     Closing..........................   126
     Consideration To Be Received in
     the Deutsche Telekom/VoiceStream
     Merger...........................   126
     Treatment of Other Capital Stock,
     Warrants and Exchange Rights.....   130
     Election and Exchange of
     Certificates Representing
     VoiceStream Common Shares........   132
     Treatment of Options and
     Restricted Stock.................   133
     Dissenting Shares................   134
     Representations and Warranties...   134
     Conduct of Business Pending the
     Deutsche Telekom/VoiceStream
     Merger...........................   134
     Offers for Alternative
     Transactions.....................   137
     VoiceStream Board of Directors'
     Recommendation...................   138
     Additional Agreements............   139
     VoiceStream's Nominations to
     Deutsche Telekom Organizational
     Bodies...........................   139
     Efforts to Complete the Deutsche
     Telekom/VoiceStream Merger.......   139
     Indemnification and Insurance....   140
     Employee Benefits................   140
     Closing Conditions...............   141
     Termination and Termination
     Fee..............................   143
     Expenses.........................   144
     Amendment; Waiver; Assignment....   145
     Important Definitions............   145
     Amendment and Restatement........   146

                                        Page
                                        ----
  Deutsche Telekom's Agreements with
  Stockholders of VoiceStream.........   146
     Agreement to Vote................   146
     Transfer Restrictions and Waiver
     of Rights........................   147
     Registration Rights..............   148
     Termination......................   148
     No Solicitation..................   148
     The Agreements with Telephone &
     Data Systems, Inc................   148
  The Deutsche Telekom Investment
  Agreements..........................   149
     VoiceStream Voting Preferred
     Shares...........................   149
     Stock Subscription Agreement.....   150
     Investor Agreement...............   150
  First Amended and Restated Voting
  Agreement...........................   152
  Agreements with Joint Venture
  Partners of VoiceStream.............   153
Summary of Deutsche Telekom/Powertel
and VoiceStream/Powertel Transaction
Documents.............................   154
  The Deutsche Telekom/Powertel Merger
  Agreement...........................   154
     The Deutsche Telekom/Powertel
     Merger...........................   154
     Effective Time and Timing of
     Closing..........................   154
     Consideration To Be Received in
     the Deutsche Telekom/Powertel
     Merger...........................   154
     Adjustment in Connection with
     Permitted Dividends..............   156
     Treatment of Powertel Warrants...   157
     Treatment of Eliska Put Rights...   157
     Election and Exchange of
     Certificates Representing
     Powertel Shares..................   157
     Treatment of Powertel Options and
     Restricted Stock.................   158
     Dissenting Shares................   159
     Representations and Warranties...   159
     Conduct of Business Pending the
     Deutsche Telekom/Powertel
     Merger...........................   160
     Offers for Alternative
     Transactions.....................   162
     Powertel Board of Directors'
     Recommendation...................   163



                                        Page
                                        ----
     Additional Agreements............   164
     Senior Discount Notes and Senior
     Notes............................   164
     Efforts to Complete the Deutsche
     Telekom/Powertel Merger..........   165
     Indemnification and Insurance....   165
     Employee Benefits................   165
     Closing Conditions...............   166
     Termination and Termination
     Fee..............................   169
     Expenses.........................   171
     Amendment; Waiver; Assignment....   171
     Important Definition.............   172
     Amendment and Restatement........   172
  Deutsche Telekom's Agreements with
  Stockholders of Powertel............   173
     Agreement to Vote................   173
     Transfer Restrictions and Waiver
     of Rights........................   173
     Termination......................   174
     No Solicitation..................   174
     The Stockholder Agreement with
     American Water Works Company.....   174
  Deutsche Telekom's Agreement with
  Joint Venture Partners of
  Powertel............................   175
     Agreement with Eliska Wireless
     Investors I, L.P.................   175
     Agreement with Sonera Holding
     B.V..............................   175
  The VoiceStream/Powertel Merger
  Agreement...........................   175
     The VoiceStream/Powertel
     Merger...........................   175
     Effective Time and Timing of
     Closing..........................   175
     Consideration To Be Received in
     the VoiceStream/Powertel
     Merger...........................   176
     Adjustment of Conversion Number
     in Connection with the 0.0075
     Permitted Stock Dividend.........   178
     Treatment of Powertel Warrants...   178
     Exchange of Certificates
     Representing Powertel Shares.....   178
     Treatment of Powertel Options and
     Restricted Stock.................   179

                                        Page
                                        ----
     Dissenting Shares................   179
     Representations and Warranties...   179
     Conduct of Business Pending the
     VoiceStream/Powertel Merger......   180
     Offers for Alternative
     Transactions.....................   183
     Powertel Board of Directors'
     Recommendation...................   184
     Additional Agreements............   184
     Senior Discount Notes and Senior
     Notes............................   185
     Efforts to Complete the
     VoiceStream/Powertel Merger......   185
     Indemnification and Insurance....   185
     Employee Benefits................   185
     Closing Conditions...............   186
     Termination and Termination
     Fee..............................   189
     Expenses.........................   190
     Amendment; Waiver; Assignment....   191
     Important Definitions............   191
     Amendment and Restatement........   191
  VoiceStream's Agreements with
  Stockholders of Powertel............   191
     Agreement to Vote................   192
     Transfer Restrictions............   192
     Termination......................   193
     No Solicitation..................   193
  Powertel's Agreements with
  Stockholders of VoiceStream.........   193
     Agreement to Vote................   193
     Transfer Restrictions............   193
     Agreement to Elect a Powertel
     Nominee to the VoiceStream Board
     of Directors.....................   194
     Termination......................   194
     The Letter Agreement with
     Telephone & Data Systems, Inc....   194
Exchange Rates........................   195
Market Price and Dividend Data........   196
  Market Prices.......................   196
  Dividend Data.......................   199



                                        Page
                                        ----
Description of Deutsche Telekom
Ordinary Shares.......................   201
  Share Capital.......................   201
  Repurchase of Shares................   203
  Voting Rights and Shareholders
  Meetings............................   204
  Dividends and Other Distributions...   205
  Record Dates........................   205
  Preemptive Rights...................   205
  Liquidation Rights..................   206
  Notification Requirements...........   206
  German Foreign Exchange Controls....   206
  Inspection of Share Register........   206
Description of Deutsche Telekom
American Depositary Shares............   207
  Information About Deutsche Telekom
  ADSs................................   207
  Dividends and Distributions.........   208
  Changes Affecting Shares............   210
  Issuance of Deutsche Telekom ADSs
  upon Deposit of Deutsche Telekom
  Ordinary Shares.....................   210
  Withdrawal of Deutsche Telekom
  Ordinary Shares upon Cancellation of
  Deutsche Telekom ADSs...............   211
  Voting Rights.......................   211
  Fees and Charges....................   212
  Notification Requirements...........   212
  Amendments and Termination..........   212
  Books of Depositary.................   213
  Limitations on Obligations and
  Liabilities.........................   213
  Pre-Release Transactions............   214
  Taxes...............................   214
  Foreign Currency Conversion.........   214
Comparison of Rights of VoiceStream
and Powertel Stockholders and Deutsche
Telekom Shareholders..................   216
  Voting Rights.......................   216
  Action by Written Consent...........   217
  Stockholder Proposals and
  Stockholder Nominations of
  Directors...........................   218
  Sources and Payment of Dividends....   219
  Rights of Purchase and Redemption...   220

                                        Page
                                        ----
  Meetings of Shareholders............   221
  Appraisal Rights....................   223
  Preemptive Rights...................   224
  Amendment of Governing
  Organizational Instruments..........   224
  Preferred Shares....................   226
  Outstanding Preferred Stock.........   227
  Stock Class Rights..................   230
  Stockholders' Votes on Certain
  Transactions........................   230
  Rights of Inspection................   231
  Duties of Directors.................   231
  Standard of Conduct for Directors...   232
  Number and Term of Directors........   233
  Classification of the Board.........   233
  Removal of Directors................   234
  Vacancies on the Board of
  Directors...........................   235
  Liability of Directors and
  Officers............................   236
  Indemnification of Directors and
  Officers............................   237
  Conflict-of-Interest Transactions...   239
  Loans to Directors..................   239
  Stockholder Suits...................   239
  Provisions Relating to Share
  Acquisitions........................   240
  Takeover Related Provisions.........   242
  Disclosure of Interests.............   242
  Limitation on Enforceability of
  Civil Liabilities Under U.S. Federal
  Securities Laws.....................   243
  Proxy Statements and Reports........   244
  Reporting Requirements..............   245
Deutsche Telekom Following the
Deutsche Telekom/VoiceStream Merger
and the Deutsche Telekom/Powertel
Merger................................   247
  Business and Operations.............   247
  Management Board and Supervisory
  Board...............................   248
     General..........................   248



                                        Page
                                        ----
     Management Board of Deutsche
     Telekom..........................   248
     Members of the Management Board
     of Deutsche Telekom..............   249
     Management Board Compensation and
     Share Ownership..................   250
     Supervisory Board of Deutsche
     Telekom..........................   250
     Members of the Supervisory Board
     of Deutsche Telekom..............   251
     Supervisory Board Compensation
     and Share Ownership..............   252
VoiceStream Following the VoiceStream/
Powertel Merger.......................   253
  Business and Operations.............   253
  Officers and Directors..............   253
Ownership of Capital Stock of
VoiceStream and Powertel..............   254
  Beneficial Ownership of VoiceStream
  Common Shares.......................   254
  Beneficial Ownership of Powertel
  Common Shares.......................   258
Fees and Expenses.....................   261
Listing of Securities.................   261
  Deutsche Telekom ADSs and Deutsche
  Telekom Ordinary Shares.............   261
  VoiceStream Common Shares...........   261
Validity of Securities................   262
Experts...............................   262
Stockholder Proposals for the 2001
Annual Meeting of VoiceStream
Stockholders..........................   263
Stockholder Proposals for the 2001
Annual Meeting of Powertel
Stockholders..........................   263
Deutsche Telekom Unaudited Pro Forma
Condensed Combined Financial
Statements............................   264
VoiceStream Unaudited Pro Forma
Condensed Combined Financial
Statements............................   294

Annex A --   Agreement and Plan of Merger dated July 23, 2000, as amended and restated as of February 8, 2001, among Deutsche Telekom
             AG, VoiceStream Wireless Corporation and a Delaware
             corporation formed by Deutsche Telekom AG...................  A-I
Annex B --   Agreement and Plan of Merger dated August 26, 2000, as
             amended and restated as of February 8, 2001, among Deutsche
             Telekom AG, Powertel, Inc. and a Delaware corporation formed by Deutsche Telekom AG......................................  B-I
Annex C --   Agreement and Plan of Reorganization dated August 26, 2000, as amended and restated on February 8, 2001, among
             VoiceStream Wireless Corporation, Powertel, Inc. and a
             wholly-owned subsidiary of VoiceStream Wireless
             Corporation.................................................  C-I
Annex D --   Opinion of Goldman, Sachs & Co. delivered in connection with the Deutsche Telekom/VoiceStream merger.....................  D-1
Annex E --   Opinion of Goldman, Sachs & Co. delivered in connection with the VoiceStream/Powertel merger.............................  E-1
Annex F --   Opinion of Morgan Stanley & Co. Incorporated delivered in
             connection with the Deutsche Telekom/Powertel merger and the
             VoiceStream/Powertel merger.................................  F-1
Annex G --   Section 262 of the General Corporation Law of the State of
             Delaware....................................................  G-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q. WHAT TRANSACTIONS ARE BEING PROPOSED?

A. Deutsche Telekom is proposing to acquire both VoiceStream and Powertel in separate merger transactions in which each of these companies would become a wholly-owned subsidiary of Deutsche Telekom.


   It is expected that these two merger transactions will occur at about the same time, on or shortly after May 31, 2001, which the parties have agreed is the earliest date that the mergers will be completed. However, Deutsche Telekom will only complete its acquisition of Powertel if it first completes its acquisition of VoiceStream. If the merger between Deutsche Telekom and VoiceStream is not completed, then VoiceStream is proposing to acquire Powertel in an alternative merger transaction in which Powertel would become a wholly-owned subsidiary of VoiceStream.


Q. WHY IS DEUTSCHE TELEKOM PROPOSING TO ACQUIRE VOICESTREAM AND POWERTEL?

A. The management and supervisory boards of Deutsche Telekom and the boards of directors of each of VoiceStream and Powertel believe that the combination of their three companies will create a company well positioned to provide current and next-generation wireless voice and data services on a global basis over a common technology platform. They also believe the combined company will:

   - benefit U.S. consumers by creating a stronger and more competitive national wireless operator;

   - be able to accelerate the introduction of next-generation wireless voice and data services, such as mobile Internet and multimedia applications;

   - offer seamless global services over a common technology platform, and provide customer-friendly features, such as global roaming, certified billing and worldwide customer service; and

   - have the necessary capital resources, technology expertise and global reach to provide cost-competitive service.

Q. WHY IS VOICESTREAM PROPOSING TO ACQUIRE POWERTEL IF VOICESTREAM IS NOT ACQUIRED BY DEUTSCHE TELEKOM?

A. VoiceStream believes that if the merger transaction with Deutsche Telekom is terminated for any reason, then the acquisition of Powertel will make VoiceStream a more competitive national wireless telecommunications company. Powertel operates in 12 southeastern states of the United States in areas where VoiceStream generally does not operate, and Powertel's network is based on the same global system for mobile communications wireless technology that VoiceStream uses, which in this document we refer to as "GSM". As a result, the addition of Powertel will:

   - fill a significant gap in VoiceStream's U.S. coverage; and

   - create opportunities to improve VoiceStream's competitive position by providing customers with seamless services over a common technology platform on a nationwide basis.

Q. WHAT AM I BEING ASKED TO VOTE ON?


A. If you are a VOICESTREAM stockholder, you are being asked to consider and vote on separate proposals to approve the Deutsche Telekom/VoiceStream merger and the VoiceStream/Powertel merger.


   If you are a POWERTEL stockholder, you are being asked to consider and vote on separate proposals to approve the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger.

   The VoiceStream/Powertel merger can occur only if the Deutsche
   Telekom/VoiceStream merger is not completed and the merger agreement between Deutsche Telekom and VoiceStream is terminated.

Q. HOW DO I VOTE?

A. You may choose one of the following ways to cast your vote:

   - by completing the accompanying proxy card and returning it in the enclosed postage-paid envelope; or

   - by appearing and voting in person at the VoiceStream special meeting, if you are a VoiceStream stockholder, or at the Powertel special meeting, if you are a Powertel stockholder.

   If your shares are held in "street name", which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at your special meeting.

Q. MAY I CHANGE MY VOTE?

A. Yes. You may revoke your proxy or change your vote:

   - if you are a VoiceStream stockholder, by submitting a written revocation to the
     Secretary of VoiceStream Wireless Corporation,
     12920 SE 38th Street
     Bellevue, Washington 98006;

   - if you are a Powertel stockholder, by submitting a written revocation to the
     Secretary of Powertel, Inc.,
     1239 O.G. Skinner Drive
     West Point, Georgia 31833;


   - by properly submitting a new proxy to VoiceStream or Powertel, as the case may be, dated as of a subsequent date; or


   - by voting in person at the VoiceStream special meeting or the Powertel special meeting, as the case may be.

Q. SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A. No.

   VoiceStream Stockholders


   If you are a VoiceStream stockholder, then at least 45 days prior to the expected completion of the Deutsche Telekom/VoiceStream merger, we expect to mail to you a form with instructions for making your election of the form of consideration you prefer to receive and a letter of transmittal for surrendering your VoiceStream share certificates. The procedures for making this election are described beginning on page 40 of this document. To make an election, you will need to deliver the election form, the letter of transmittal and your VoiceStream share certificates to the escrow agent before the election deadline that we will announce in the future before the expected completion of the Deutsche Telekom/VoiceStream merger. Stockholders who fail to complete the election form in a timely fashion will be deemed to have made the mixed election.


   Powertel Stockholders


   If you are a Powertel stockholder, then after Deutsche Telekom and Powertel complete the Deutsche Telekom/Powertel merger or VoiceStream and Powertel complete the VoiceStream/Powertel merger, as the case may be, you will be sent instructions explaining how to exchange your Powertel share certificates.


Q. WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A. If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:


                                  [MACKENZIE LOGO]


                                  156 Fifth Avenue


                              New York, New York 10010


                         call toll-free: (800) 322-2885 or


                            call collect: (212) 929-5500

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should read carefully the entire proxy statement/prospectus and the additional documents referred to in this proxy statement/prospectus to fully understand the mergers.


THE COMPANIES (SEE PAGE 36)



DEUTSCHE TELEKOM AG             VOICESTREAM WIRELESS            POWERTEL, INC.
Friedrich-Ebert-Allee 140       CORPORATION                     1239 O.G. Skinner Drive
53113 Bonn                      12920 SE 38th Street,           West Point, Georgia 31833
Germany                         Bellevue, Washington 98006      (706) 645-2000
(011 49) 228-181-88880          (425) 378-4000
Deutsche Telekom is Europe's    VoiceStream is a national       Powertel is a wireless
largest telecommunications      provider in the United States   telecommunications services
company and one of the largest  of personal communications      company operating in the
telecommunications carriers     services using the GSM          southeastern United States
worldwide based on 1999         wireless technology.            using the GSM wireless
revenues.                                                       technology.



THE MERGERS (SEE PAGES 46 AND 69)



     The terms and conditions of the Deutsche Telekom/VoiceStream merger, the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger are contained in three separate merger agreements, which are attached as Annexes A, B and C to this document. We encourage you to read these merger agreements carefully as they are the legal documents that govern the respective merger transactions.



WHAT HOLDERS OF VOICESTREAM COMMON SHARES WILL RECEIVE IN THE DEUTSCHE TELEKOM/ VOICESTREAM MERGER (SEE PAGE 126)



     The basic consideration in the Deutsche Telekom/VoiceStream merger is $30 in cash and 3.2 Deutsche Telekom shares for each VoiceStream common share outstanding at the completion of the Deutsche Telekom/VoiceStream merger, and each VoiceStream stockholder is entitled to elect to receive this basic mix. VoiceStream stockholders may also elect to receive instead more cash and fewer Deutsche Telekom shares, or more Deutsche Telekom shares and less cash, by making a "cash" election or a "stock" election. AS EXPLAINED BELOW, HOWEVER, THE CASH AND STOCK ELECTIONS ARE SUBJECT TO PRORATION TO PRESERVE AN OVERALL MIX OF $30 IN CASH AND 3.2 DEUTSCHE TELEKOM SHARES FOR ALL OF THE OUTSTANDING VOICESTREAM COMMON SHARES TAKEN TOGETHER, AND ALL THREE ELECTIONS ALSO ARE SUBJECT TO A TAX-RELATED ADJUSTMENT IN SOME CIRCUMSTANCES. AS A RESULT, UNDER ANY OF THE ELECTIONS YOU MAY RECEIVE LESS CASH AND MORE STOCK, OR LESS STOCK AND MORE CASH, THAN YOU HAVE ELECTED. VoiceStream stockholders who fail to make an election will be deemed to have made the mixed election.



                                                                     CONSIDERATION TO BE RECEIVED PER
                                                                         VOICESTREAM COMMON SHARE
TYPE OF ELECTION                                             (BEFORE PRORATION AND/OR TAX-RELATED ADJUSTMENT)
----------------                                             ------------------------------------------------
- Mixed....................................................  -$30 in cash and 3.2 Deutsche Telekom shares
- Stock....................................................  - 3.7647 Deutsche Telekom shares
- Cash.....................................................  - $200 in cash



Important note: Unless the price of Deutsche Telekom shares appreciates substantially between the date of this document and the election deadline, it is expected that the cash election will be subject to proration that will result in the receipt of Deutsche Telekom shares and significantly less cash by VoiceStream stockholders making the cash election. HOWEVER, STOCKHOLDERS MAKING THE CASH ELECTION WILL RECEIVE AT

LEAST AS MUCH CASH AS THEY WOULD HAVE RECEIVED BY MAKING THE MIXED ELECTION, AND STOCKHOLDERS SEEKING TO MAXIMIZE THE AMOUNT OF CASH THEY RECEIVE SHOULD MAKE THE CASH ELECTION.



     The following table illustrates, for each type of election, the approximate total value that you would receive for each of your VoiceStream common shares assuming various prices of Deutsche Telekom ordinary shares at the time the merger is completed. The potential values indicated for each election are illustrative only and will vary at the time of the completion of the Deutsche Telekom/VoiceStream merger based upon a number of factors, including whether that election is prorated, which is likely in the case of the cash election, any tax-related adjustment, as described below, and whether any VoiceStream stockholders exercise dissenters' rights. The last sale price of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange on February 7, 2001 was euro 33.02 (equivalent to $30.81 based on an exchange rate of one euro per 0.9331 of a US dollar). You are urged to obtain a current market quotation for the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.



  PRICE PER                                             VALUE OF
   DEUTSCHE                                         CASH ELECTION***
   TELEKOM                          VALUE OF      ---------------------
ORDINARY SHARE      VALUE OF          STOCK        MAXIMUM       NO
 (IN DOLLARS)    MIXED ELECTION    ELECTION**     PRORATION   PRORATION
--------------   --------------   -------------   ---------   ---------
   $25.00*          $107.84          $ 94.12       $107.84     $185.64
    30.00*           125.87          112.94         125.87      199.18
    30.81*           128.69          115.99         128.69      200.72
    35.00*           142.07          131.76         142.07      200.53
    40.00*           158.04          150.59         158.04      200.31
    45.00*           174.00          169.41         174.00      200.09
     50.00           190.00          188.24         190.00      200.00
     55.00           206.00       206.00-207.60     200.00      200.00


---------------

  *Based on the number of VoiceStream common shares outstanding on February 7, 2001 and the exchange rate on that date of one euro per 0.9331 of a U.S. dollar, the tax-related adjustment described below would have been required at these Deutsche Telekom ordinary share prices. The values indicated in the table at these Deutsche Telekom ordinary share prices reflect the effect of the tax-related adjustment assuming the number of VoiceStream common shares outstanding and the euro/dollar exchange rate remained unchanged at the completion of the Deutsche Telekom/ VoiceStream merger, and assuming that no VoiceStream stockholders exercise dissenters' rights, which may not be the case. Based on a number of factors described below, the tax-related adjustment also could be triggered at higher prices per Deutsche Telekom ordinary share.



 **Range indicates maximum and minimum values depending on extent of proration.
   Where no range is shown in this column, it is because the relative values of the cash and stock elections make proration of the stock election unlikely at the applicable Deutsche Telekom share price.



***Maximum proration of the cash election would occur if no stockholders make the stock election. No proration is expected to occur where the value of the stock election is higher than the value of the cash election. If both cash elections and stock elections are made, the value of the cash election would be within the range between the "maximum proration" amount and the "no proration" amount and would depend upon the aggregate number of shares subject to each election.



  EXPLANATION OF PRORATION



     The total number of Deutsche Telekom shares that will be issued and the total amount of cash that will be paid to VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger is 3.2 Deutsche Telekom shares and $30, respectively, times the total number of VoiceStream common shares outstanding immediately prior to completion of the merger. The stock and cash elections are subject to proration to preserve an overall mix of $30 in cash and 3.2 Deutsche Telekom shares for all of the outstanding VoiceStream common shares taken together. Therefore, unless the number of stock elections is significantly greater than the number of cash elections, VoiceStream stockholders making the cash election will not receive $200 in cash, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the VoiceStream stockholders. In all cases, the cash election will include at least as much cash as the mixed election. The formula that will be used to determine the actual amount of proration at the completion of the Deutsche Telekom/VoiceStream merger is described on page 127. Similarly, if the number of stock elections is significantly greater than the number of cash elections, VoiceStream stockholders making the stock election will not receive 3.7647 Deutsche Telekom shares, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the VoiceStream stockholders. In all cases, the stock election will include at least as much stock as the mixed election.



     AS OF THE DATE OF THIS DOCUMENT, THE NON-PRORATED $200 VALUE OF THE CASH ELECTION IS SUBSTANTIALLY GREATER THAN THE CURRENT VALUE OF THE STOCK AND MIXED ELECTIONS. IF THIS REMAINS TRUE AT THE ELECTION DEADLINE, IT IS EXPECTED THAT ALL OR NEARLY ALL VOICESTREAM STOCKHOLDERS WILL MAKE THE CASH ELECTION. IF THIS OCCURS, STOCKHOLDERS MAKING THE CASH ELECTION WILL RECEIVE A MIX OF CASH AND DEUTSCHE TELEKOM SHARES IN A PROPORTION VERY CLOSE TO OR EQUAL TO THE MIXED ELECTION.



  EXPLANATION OF POTENTIAL TAX-RELATED ADJUSTMENT TO MERGER CONSIDERATION



     In order to preserve tax-free treatment of the receipt of Deutsche Telekom shares by VoiceStream stockholders for U.S. federal income tax purposes and to permit delivery of the requisite tax opinion pursuant to the Deutsche Telekom/VoiceStream merger agreement, the aggregate amount of cash paid to all VoiceStream stockholders, including dissenters, cannot exceed approximately 17% to 18% of the total value of all of the shares and cash delivered by Deutsche Telekom to VoiceStream's stockholders. As a result, all three types of elections are subject to an adjustment to reduce the total amount of cash to be received in the merger to the extent necessary to preserve this tax-free treatment. If the tax-related adjustment were necessary, the amount of cash you would have received, after taking into account your election and any proration, will be reduced and you will receive additional Deutsche Telekom shares instead. Whether the tax-related adjustment will be made, and the magnitude of the adjustment, if made, will be based on a number of factors, including the trading price of Deutsche Telekom shares at the time the merger is completed, the number of VoiceStream shares outstanding at that time, the euro/dollar exchange rate and the number of VoiceStream common shares for which dissenters' rights are exercised. The amount of the tax-related adjustment would be determined by VoiceStream after consultation with Deutsche Telekom, and may be conservatively estimated to facilitate the delivery of the requisite tax opinion at the completion of the Deutsche Telekom/VoiceStream merger.



     IF THE MERGER HAD CLOSED ON FEBRUARY 7, 2001, AND NO DISSENTERS' RIGHTS HAD BEEN EXERCISED, WHICH MAY NOT BE THE CASE, THE TAX-RELATED ADJUSTMENT WOULD HAVE BEEN NECESSARY AND, AS A RESULT, THE AMOUNT OF CASH TO BE PAID TO EACH VOICESTREAM STOCKHOLDER RECEIVING CASH IN THE MERGER WOULD HAVE BEEN REDUCED BY APPROXIMATELY 29%, WITH ADDITIONAL DEUTSCHE TELEKOM SHARES ISSUED IN SUBSTITUTION. The value of the Deutsche Telekom shares issued in substitution will depend on the exchange rate between the euro and the dollar at the relevant time, and upon the trading price of Deutsche Telekom ordinary shares; HOWEVER, IF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER HAD CLOSED ON FEBRUARY 7, 2001, THE VALUE OF THE DEUTSCHE TELEKOM SHARES ISSUED IN LIEU OF CASH WOULD HAVE BEEN APPROXIMATELY 1% MORE THAN THE CASH THEY REPLACED. As a result, if the merger had closed on February 7, 2001 and the tax-related adjustment had been made on the assumptions described in this paragraph, the mixed election would have been adjusted as follows:



                                                              NUMBER
                                                              OF DT     AMOUNT         VALUE ON
MIXED ELECTION                                                SHARES    OF CASH    FEBRUARY 7, 2001
--------------                                                ------    -------    ----------------
Unadjusted..................................................     3.2    $30.00         $128.59
Adjusted....................................................  3.4837    $21.36         $128.69



If the merger had been completed on February 7, 2001, the cash election, after giving effect to expected proration, likely would have consisted of a mix of Deutsche Telekom shares and cash very close to the mixed election. A more detailed explanation of this adjustment, how it would be calculated, and how the value of the Deutsche Telekom shares issued in place of cash may differ from the value of the cash is provided beginning on page 128.



 ADDITIONAL INFORMATION ABOUT THE DEUTSCHE TELEKOM/VOICESTREAM MERGER CONSIDERATION



     We expect that the Deutsche Telekom/VoiceStream merger will be completed on or shortly after May 31, 2001, subject to the receipt of all necessary regulatory approvals. Before the completion of the Deutsche Telekom/VoiceStream merger, VoiceStream expects to declare a stock dividend of 0.0075 of a VoiceStream common share for each VoiceStream common share outstanding. This stock dividend will have the effect of increasing by 0.75% the number of shares owned by VoiceStream stockholders, and, accordingly, the aggregate amount of cash and Deutsche Telekom shares to be received by VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger.



     We estimate that, in the Deutsche Telekom/VoiceStream merger, Deutsche Telekom will pay approximately $5.4 billion in cash and issue approximately
880.7 million Deutsche Telekom shares to VoiceStream stockholders, based on the price of Deutsche Telekom shares and the exchange rate as of February 7, 2001 and the other factors affecting the tax-related adjustment. Those Deutsche Telekom shares will represent approximately 22.5% of the equity of Deutsche Telekom after the Deutsche Telekom/ VoiceStream merger and approximately 21.7% of the equity of Deutsche Telekom after both the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers. If circumstances change and the tax-related adjustment becomes unnecessary, we estimate that Deutsche Telekom would pay approximately $7.6 billion in cash and issue approximately 808.9 million Deutsche Telekom shares to VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger. Those Deutsche Telekom shares would represent approximately 21.1% of the equity of Deutsche Telekom after the Deutsche Telekom/ VoiceStream merger and approximately 20.4% of the equity of Deutsche Telekom after both the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers.



     In addition, as a result of the Deutsche Telekom/VoiceStream merger, Deutsche Telekom will assume approximately $5.0 billion of long-term debt based on the total amount of VoiceStream long-term debt outstanding as of September 30, 2000, and an additional $1.2 billion of long-term debt if the Deutsche Telekom/Powertel merger is completed based on the total amount of Powertel long-term debt outstanding as of September 30, 2000. The pro forma ownership of VoiceStream common stockholders in Deutsche Telekom described above is illustrative only and will vary as of the time of completion of the Deutsche Telekom/VoiceStream merger.



WHAT HOLDERS OF POWERTEL COMMON SHARES AND HOLDERS OF POWERTEL PREFERRED SHARES WILL RECEIVE IN THE DEUTSCHE TELEKOM/POWERTEL MERGER OR THE VOICESTREAM/POWERTEL MERGER (SEE PAGES 154 AND 176)


  DEUTSCHE TELEKOM/POWERTEL MERGER


     In the Deutsche Telekom/Powertel merger, holders of Powertel shares would have the right to receive a number of Deutsche Telekom shares determined as follows:



                                                              NUMBER OF DEUTSCHE TELEKOM
TYPE OF POWERTEL SHARE                                      SHARES FOR EACH POWERTEL SHARE
----------------------                                      ------------------------------
Common share*.............................................               2.6353
Series A preferred share..................................             121.9294**
Series B preferred share..................................             121.9294**
Series D preferred share..................................              93.0106**
Series E preferred share..................................             179.5979**
Series F preferred share..................................             179.5979**


----------------

 * Includes dividends payable in common shares on the Series E and Series F preferred shares.


**Before adjustment.

     The following table illustrates the total value that you would receive for each Powertel share at various hypothetical prices of Deutsche Telekom ordinary shares.


  PRICE PER
   DEUTSCHE
   TELEKOM                     VALUE RECEIVED PER SHARE OF POWERTEL**
ORDINARY SHARE   -------------------------------------------------------------------
(IN DOLLARS)*    COMMON    SERIES A    SERIES B    SERIES D    SERIES E    SERIES F
--------------   -------   ---------   ---------   ---------   ---------   ---------
     $25         $ 65.88   $3,048.24   $3,048.24   $2,325.27   $4,489.95   $4,489.95
      30           79.06    3,657.88    3,657.88    2,790.32    5,387.94    5,387.94
      35           92.24    4,267.53    4,267.53    3,255.71    6,285.93    6,285.93
      40          105.41    4,877.18    4,877.18    3,720.42    7,183.92    7,183.92
      45          118.59    5,486.82    5,486.82    4,185.48    8,081.91    8,081.91
      50          131.77    6,096.47    6,096.47    4,650.53    8,979.90    8,979.90
      55          144.94    6,706.12    6,706.12    5,115.58    9,877.88    9,877.88


---------------


 * Based on an exchange rate of one euro to 0.9331 of a U.S. dollar on February 7, 2001.



**Before adjustment.



     The last sale price of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange on February 7, 2001 was 33.02 euros. You are urged to obtain a current market quotation for the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.



     We expect that the Deutsche Telekom/Powertel merger will be completed on or shortly after May 31, 2001, subject to the receipt of all necessary regulatory approvals. Before the completion of the Deutsche Telekom/Powertel merger, Powertel expects to declare a stock dividend of 0.0075 of a Powertel common share for each Powertel common share outstanding. The exchange ratios of the Powertel preferred shares will adjust upward to reflect the payment of this dividend. The stock dividend and the upward adjustments to the exchange ratios of the Powertel preferred stock will have the effect of increasing by 0.75% the number of shares owned by Powertel stockholders, and, accordingly, the aggregate amount of Deutsche Telekom shares to be received by Powertel stockholders in the Deutsche Telekom/Powertel merger.



     The number of Deutsche Telekom shares that Powertel stockholders will receive in the Deutsche Telekom/Powertel merger is subject to adjustments in circumstances explained in greater detail beginning on page 155.



     We estimate that, in the Deutsche Telekom/Powertel merger, Deutsche Telekom will issue approximately 136 million Deutsche Telekom shares to Powertel stockholders. Those shares will represent approximately 3% of the equity of Deutsche Telekom after the Deutsche Telekom/Powertel merger and the Deutsche Telekom/VoiceStream merger, based on the estimated number of Deutsche Telekom shares to be issued to the VoiceStream and Powertel stockholders.



     The number of Deutsche Telekom shares that Powertel stockholders will receive in the Deutsche Telekom/Powertel merger and the pro forma ownership of the Powertel stockholders in Deutsche Telekom described above are illustrative only and will vary as of the time of completion of the Deutsche Telekom/ Powertel merger.



  FORM OF DEUTSCHE TELEKOM SHARES (SEE PAGES 201 AND 207)



     If you are a VoiceStream or Powertel stockholder, you will receive Deutsche Telekom shares in the form of Deutsche Telekom ADSs, which are traded on the NYSE under the symbol "DT", or, if you elect, Deutsche Telekom ordinary shares, which are traded principally on the Frankfurt Stock Exchange under the symbol "DTE".

  VOICESTREAM/POWERTEL MERGER


     If the VoiceStream/Powertel merger occurs, holders of Powertel common shares will receive VoiceStream common shares at a conversion number, subject to adjustments as explained below, ranging from 0.65 to 0.75 per Powertel common share, depending on the closing price of VoiceStream common shares on 10 trading days randomly selected from the 20 trading-day period ending five trading days before the completion of the VoiceStream/Powertel merger. The conversion number will be 0.65 if the average closing price of VoiceStream common shares is $130.77 or above and 0.75 if the average closing price of VoiceStream common shares is $113.33 or below. If the average closing price of VoiceStream common shares is greater than $113.33 and less than $130.77, the conversion number will be the quotient determined by dividing $85.00 by the average closing price of VoiceStream common shares. Holders of Powertel preferred shares will receive VoiceStream common shares using the same conversion number, treating each preferred share on an as-converted-to common shares basis. Each Powertel share will receive VoiceStream common shares as follows, subject to adjustments as explained below:


  AVERAGE PRICE OF VOICESTREAM COMMON SHARE BETWEEN $113.33 AND $130.77

                                                           VALUE IN VOICESTREAM
TYPE OF POWERTEL SHARE                                        COMMON SHARES
----------------------                                     --------------------
Common*..................................................          $85.00
Series A preferred.......................................       $3,932.76
Series B preferred.......................................       $3,932.76
Series D preferred.......................................       $3,000.00
Series E preferred.......................................       $5,792.82
Series F preferred.......................................       $5,792.82

---------------
* Includes dividends payable in common shares on the Series E and Series F preferred shares.

  AVERAGE PRICE OF VOICESTREAM COMMON SHARE $130.77 AND ABOVE

                                                         NUMBER OF VOICESTREAM
TYPE OF POWERTEL SHARE                                       COMMON SHARES
----------------------                                   ---------------------
Common*................................................           0.65
Series A preferred.....................................          30.07
Series B preferred.....................................          30.07
Series D preferred.....................................          22.94
Series E preferred.....................................          44.30
Series F preferred.....................................          44.30

---------------
* Includes dividends payable in common shares on the Series E and Series F preferred shares.

  AVERAGE PRICE OF VOICESTREAM COMMON SHARE $113.33 AND BELOW

                                                         NUMBER OF VOICESTREAM
TYPE OF POWERTEL SHARE                                       COMMON SHARES
----------------------                                   ---------------------
Common*................................................           0.75
Series A preferred.....................................          34.70
Series B preferred.....................................          34.70
Series D preferred.....................................          26.47
Series E preferred.....................................          51.11
Series F preferred.....................................          51.11

---------------
* Includes dividends payable in common shares on the Series E and Series F preferred shares.

     The following table illustrates the total value that you would receive for each Powertel share at various hypothetical prices of VoiceStream common shares, subject to adjustments as explained below.



 PRICE PER                    VALUE RECEIVED PER SHARE OF POWERTEL
VOICESTREAM    -------------------------------------------------------------------
COMMON SHARE   COMMON    SERIES A    SERIES B    SERIES D    SERIES E    SERIES F
------------   -------   ---------   ---------   ---------   ---------   ---------
    $100       $75.00    $3,470.00   $3,470.00   $2,647.00   $5,111.00   $5,111.00
     110        82.50     3,817.00    3,817.00    2,911.70    5,622.10    5,622.10
     120        85.00     3,932.76    3,932.76    3,000.00    5,792.82    5,792.82
     130        85.00     3,932.76    3,932.76    3,000.00    5,792.82    5,792.82
     140        91.00     4,209.80    4,209.80    3,211.60    6,202.00    6,202.00
     150        97.50     4,510.50    4,510.50    3,441.00    6,645.00    6,645.00



     In the event VoiceStream pays a stock dividend on the VoiceStream common shares and/or Powertel pays a stock dividend on the Powertel common shares prior to the completion of the VoiceStream/ Powertel merger, the payment of either of these stock dividends will not affect the aggregate merger consideration to be received by the Powertel stockholders in the VoiceStream/Powertel merger.



     In addition, the consideration to be received by the Powertel stockholders in the VoiceStream/ Powertel merger is subject to a downward pro rata adjustment if the aggregate number of Powertel common shares outstanding as of the completion of the VoiceStream/Powertel merger on a fully diluted basis, an amount we call the "adjusted fully diluted shares amount", exceeds 55,742,000, exclusive of certain permitted dividends. In the event of such an adjustment, Powertel stockholders will receive fewer VoiceStream common shares for each Powertel share they own. The adjustment procedures are described in greater detail under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The VoiceStream/Powertel Merger
Agreement -- Consideration To Be Received in the VoiceStream/Powertel Merger."



     The last sale price of VoiceStream common shares on February 7, 2001 was $118.81. You are urged to obtain a current market quotation for the VoiceStream common shares.



     We estimate that in the VoiceStream/Powertel merger VoiceStream will issue approximately 38.4 million VoiceStream common shares to Powertel stockholders, subject to adjustment. Those VoiceStream common shares will represent approximately 11.5% of the equity of VoiceStream after the VoiceStream/Powertel merger. In addition, as a result of the VoiceStream/Powertel merger, VoiceStream will assume approximately $1.2 billion of long-term debt based on the total amount of Powertel long-term debt outstanding as of September 30, 2000.



     The number of VoiceStream common shares that Powertel stockholders will receive in the VoiceStream/Powertel merger and the pro forma ownership of Powertel stockholders in VoiceStream described above are illustrative only and will vary as of the time of completion of the VoiceStream/ Powertel merger.


APPRAISAL RIGHTS


  DEUTSCHE TELEKOM/VOICESTREAM MERGER (SEE PAGE 67)



     Delaware law entitles the record holders of VoiceStream common shares and VoiceStream voting preferred shares who follow the procedures specified in
Section 262 of the Delaware General Corporation Law to have their VoiceStream shares appraised by the Delaware Court of Chancery and to receive, in place of the merger consideration, the "fair value" of their VoiceStream shares as of the completion of the Deutsche Telekom/VoiceStream merger, as may be determined by the court. In order to exercise these rights, a VoiceStream stockholder must demand and perfect its rights in accordance with Section 262. A copy of Section 262 is attached to this document as Annex G.

 DEUTSCHE TELEKOM/POWERTEL MERGER AND VOICESTREAM/POWERTEL MERGER (SEE PAGE 98)


     Delaware law does not entitle the record holders of Powertel common shares to have their shares appraised in either merger.

     Holders of Powertel preferred shares would have appraisal rights under Delaware law with respect to the Deutsche Telekom/Powertel and VoiceStream/Powertel mergers, except that all holders of Powertel preferred shares have agreed to waive their appraisal rights and to vote their shares in favor of each of these mergers.


U.S. FEDERAL TAX CONSEQUENCES



 DEUTSCHE TELEKOM/VOICESTREAM MERGER (SEE PAGE 111)



     If the Deutsche Telekom/VoiceStream merger is completed as contemplated, for U.S. federal income tax purposes, if you are a U.S. holder of VoiceStream common shares and:



     - you receive only Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, you will generally recognize neither gain nor loss;



     - you receive both cash and either Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, you will generally not recognize any loss and you will generally recognize gain in an amount not exceeding the amount of cash received;



     - you receive only cash, you will generally recognize gain or loss.



VoiceStream has received opinions from Jones, Day, Reavis & Pogue and Wachtell, Lipton, Rosen & Katz, dated as of the effective date of this proxy statement/prospectus, as to the material U.S. federal income tax consequences of the Deutsche Telekom/VoiceStream merger, as described under "U.S. Federal and German Tax Consequences -- U.S. Federal Income Tax Consequences of the Deutsche Telekom/VoiceStream Merger to U.S. Holders of VoiceStream Common Shares."



 DEUTSCHE TELEKOM/POWERTEL MERGER (SEE PAGE 114)



     If the Deutsche Telekom/Powertel merger is completed as contemplated, for U.S. federal income tax purposes, if you are a U.S. holder of Powertel common shares:



     - you will generally not recognize any gain or loss on the receipt of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares.



Powertel has received an opinion from Morris, Manning & Martin, LLP, and Deutsche Telekom has received an opinion from Cleary, Gottlieb, Steen & Hamilton, each dated as of the effective date of this proxy statement/prospectus, as to the material U.S. federal income tax consequences of the Deutsche Telekom/Powertel merger, as described under "U.S. Federal and German Tax Consequences -- U.S. Federal Income Tax Consequences of the Deutsche Telekom/Powertel Merger to U.S. Holders of Powertel Common Shares" and "U.S. Federal and German Tax Consequences -- U.S. Federal Income Tax Consequences of the Deutsche Telekom/Powertel Merger to U.S. Holders of Powertel Preferred Shares."



 VOICESTREAM/POWERTEL MERGER (SEE PAGE 118)



     If the VoiceStream/Powertel merger is completed as contemplated, for U.S. federal income tax purposes, if you are a U.S. holder of Powertel common shares:



     - you will generally not recognize any gain or loss on the receipt of VoiceStream common shares.



Powertel has received an opinion from Morris, Manning & Martin, LLP, and VoiceStream has received opinions from Jones, Day, Reavis & Pogue and Preston Gates & Ellis LLP, each dated as of the effective date of this proxy statement/prospectus, as to the material U.S. federal income tax consequences of the VoiceStream/Powertel merger, as described under "U.S. Federal and German Tax Consequences -- U.S. Federal Income Tax Consequences of the VoiceStream/Powertel Merger to U.S. Holders of Powertel

Common Shares" and "U.S. Federal and German Tax Consequences -- U.S. Federal Income Tax Consequences of the VoiceStream/Powertel Merger to U.S. Holders of Powertel Preferred Shares."


     Tax matters are complex and holders of VoiceStream and Powertel shares are urged to consult their tax advisors as to the tax consequences to them of the mergers.


RECOMMENDATION OF THE VOICESTREAM BOARD OF DIRECTORS (SEE PAGE 52)



     The VoiceStream board of directors determined that each of the Deutsche Telekom/VoiceStream merger and the VoiceStream/Powertel merger is advisable, fair to and in the best interests of VoiceStream and its stockholders, and has approved each of the merger agreements. The VoiceStream board of directors recommends that VoiceStream stockholders vote "FOR" approval and adoption of the Deutsche Telekom/VoiceStream merger agreement and "FOR" approval and adoption of the VoiceStream/Powertel merger agreement at the VoiceStream special meeting.



RECOMMENDATION OF THE POWERTEL BOARD OF DIRECTORS (SEE PAGE 76)



     The Powertel board of directors determined that each of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger is advisable and in the best interests of Powertel and its stockholders, and has approved each of the merger agreements. The Powertel board of directors recommends that Powertel stockholders vote "FOR" approval and adoption of the Deutsche Telekom/Powertel merger agreement and "FOR" approval and adoption of the VoiceStream/Powertel merger agreement at the Powertel special meeting.



OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 57, 80 AND 87)


     In connection with each of the Deutsche Telekom/VoiceStream, Deutsche Telekom/Powertel and VoiceStream/Powertel mergers, financial advisors of VoiceStream or Powertel, as the case may be, each delivered an opinion to the effect that, as of the date of that opinion, the consideration to be received by stockholders of VoiceStream or Powertel, respectively, in the applicable merger was fair from a financial point of view to those stockholders.

     In addition, in connection with the VoiceStream/Powertel merger, VoiceStream's financial advisor delivered an opinion that, as of the date of that opinion, the conversion number under the VoiceStream/Powertel merger agreement was fair from a financial point of view to VoiceStream.

     These opinions are attached as Annexes D, E and F to this document, and you are urged to read them carefully.


STOCKHOLDER AGREEMENTS (SEE PAGES 146, 173, 191 AND 193)


     VoiceStream and Powertel stockholders who had, in the aggregate and as of the respective record dates, sufficient voting power to approve the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger, as the case may be, and the VoiceStream/Powertel merger, have entered into separate stockholder agreements with the acquiring company in the applicable merger and have agreed to vote all of their shares in favor of that merger. Accordingly, stockholder approval of the three mergers is assured.


VOICESTREAM AND POWERTEL OPERATING LOSSES (SEE PAGE 31)



     VoiceStream and Powertel have incurred substantial operating losses and generated negative cash flow. VoiceStream and Powertel expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while they continue to develop and construct their systems and grow their subscriber bases. VoiceStream and Powertel may not be able to achieve or sustain profitability or positive cash flow from operating activities or generate sufficient cash flow to service current or future debt requirements.

COMPARATIVE MARKET PRICE DATA

  DEUTSCHE TELEKOM/VOICESTREAM MERGER


     We present below the per share closing prices for Deutsche Telekom ordinary shares as quoted on the Frankfurt Stock Exchange and VoiceStream common shares as reported on Nasdaq. These prices are presented on the following dates:


     - July 21, 2000, the last trading day before the public announcement of the signing of the Deutsche Telekom/VoiceStream merger agreement; and


     - February 7, 2001, the latest practicable date before the printing of this document.



     The table also presents implied equivalent per share values for VoiceStream common shares by:



     - multiplying the price per Deutsche Telekom ordinary share, converted into U.S. dollars, on each of the two dates by the stock election of 3.7647, assuming no proration;



     - multiplying the price per Deutsche Telekom ordinary share, converted into U.S. dollars, on July 21, 2000 by the mixed election exchange ratio of 3.2 and adding $30;



     - multiplying the price per Deutsche Telekom ordinary share, converted into U.S. dollars, on February 7, 2001 by the mixed election exchange ratio of
      3.4837 and adding $21.36, which reflects the effect of the tax-related adjustment described on page 128;



     - for July 21, 2000, the value of a cash election of $200; and



     - for February 7, 2001, the likely value of a cash election assuming maximum proration and giving effect to the tax-related adjustment, as described on page 128.



                           DEUTSCHE         DEUTSCHE
                            TELEKOM          TELEKOM                         IMPLIED          IMPLIED          IMPLIED
                           ORDINARY         ORDINARY        VOICESTREAM     PER SHARE        PER SHARE        PER SHARE
                          SHARE PRICE      SHARE PRICE        COMMON         VALUE OF         VALUE OF        VALUE OF
                          (IN EUROS)    (IN U.S. DOLLARS)   SHARE PRICE   STOCK ELECTION   MIXED ELECTION   CASH ELECTION
                          -----------   -----------------   -----------   --------------   --------------   -------------
July 21, 2000...........     55.27           $51.64           $149.75        $194.41          $195.25          $195.25
February 7, 2001........     33.02           $30.81           $118.81        $115.99          $128.69          $128.69



You are urged to obtain current market quotations for Deutsche Telekom ordinary shares and VoiceStream common shares before making a decision with respect to the Deutsche Telekom/VoiceStream merger.

  DEUTSCHE TELEKOM/POWERTEL MERGER


     We present below the per share closing prices for Deutsche Telekom ordinary shares as quoted on the Frankfurt Stock Exchange and Powertel common shares as reported on Nasdaq. These prices are presented on the following dates:


     - August 25, 2000, the last trading day before the public announcement of the signing of the Deutsche Telekom/Powertel merger agreement; and


     - February 7, 2001, the latest practicable date before the printing of this document.



     The table also presents implied equivalent per share values for Powertel common shares by multiplying the price per Deutsche Telekom ordinary share, converted into U.S. dollars, on the two dates by the exchange ratio of 2.6353.



                                    DEUTSCHE         DEUTSCHE                                IMPLIED PER SHARE VALUE
                                     TELEKOM          TELEKOM        POWERTEL                OF MERGER CONSIDERATION
                                    ORDINARY         ORDINARY         COMMON                    (DEUTSCHE TELEKOM
                                   SHARE PRICE      SHARE PRICE       SHARE     CONVERSION       ORDINARY SHARE
                                   (IN EUROS)    (IN U.S. DOLLARS)    PRICE       NUMBER         PRICE X 2.6353)
                                   -----------   -----------------   --------   ----------   -----------------------
August 25, 2000..................     44.30           $39.98          $86.63      2.6353             $105.36
February 7, 2001.................     33.02           $30.81          $76.69      2.6353             $ 81.19



You are urged to obtain current market quotations for Deutsche Telekom ordinary shares and Powertel common shares before making a decision with respect to the Deutsche Telekom/Powertel merger.



     Powertel preferred shares are not publicly traded and, under the Deutsche Telekom/Powertel merger agreement, holders of Powertel preferred shares will receive Deutsche Telekom shares at a fixed exchange ratio based on an as-converted-to common shares basis. This exchange ratio will be adjusted if Powertel pays a stock dividend prior to completion of the Deutsche Telekom/Powertel merger.


  VOICESTREAM/POWERTEL MERGER

     We present below the per share closing prices for VoiceStream common shares and Powertel common shares, each as reported on Nasdaq. These prices are presented on the following dates:

     - August 25, 2000, the last trading day before the public announcement of the signing of the VoiceStream/Powertel merger agreement; and


     - February 7, 2001, the latest practicable date before the printing of this document.


     In addition, the table below presents implied equivalent per share values for Powertel common shares on the two dates. Powertel preferred shares are not publicly traded.


                                                                                               IMPLIED
                                                                                              PER SHARE
                                         VOICESTREAM     POWERTEL                             VALUE OF
                                           COMMON         COMMON                               MERGER
                                         SHARE PRICE    SHARE PRICE    CONVERSION NUMBER    CONSIDERATION
                                         -----------    -----------    -----------------    -------------
August 25, 2000........................    $118.19        $86.63            0.7192             $85.00
February 7, 2001.......................    $118.81        $76.69            0.7154             $85.00


You are urged to obtain current market quotations for VoiceStream common shares and Powertel common shares before making a decision with respect to the VoiceStream/Powertel merger.

CURRENCIES AND EXCHANGE RATES

     References in this document to "dollars", "$" or "cents" are to the currency of the U.S. and references to "euro" and "EUR" are to the currency of the European Union.


     In this document, unless otherwise stated, euros have been translated, solely for convenience, into U.S. dollars using the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. On February 7, 2001, the latest practicable date for which exchange rate information was available before the printing of this document, the noon buying rate for the euro was one euro per 0.9331 of a U.S. dollar, which, if expressed in Deutsche Marks, would have been equivalent to a rate of one DM per 0.477 of a U.S. dollar, translated from euros at the official fixed conversion rate. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, euros at the rates indicated.



     For a five-year history of relevant exchange rates, see "Exchange Rates" on page 195.


ENFORCEABILITY OF CIVIL LIABILITY AND SERVICE OF PROCESS

     Deutsche Telekom is incorporated under the laws of the Federal Republic of Germany, and all of the members of the Deutsche Telekom management board, executive officers and certain of the experts named or referred to herein are non-residents of the United States. A substantial majority of the assets of Deutsche Telekom and its direct and indirect subsidiaries and such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce in U.S. courts judgments against such persons and judgments of such courts predicated upon the civil liability provisions of the U.S. federal securities laws. Deutsche Telekom has been advised by Hengeler Mueller Weitzel Wirtz, its German legal counsel, that there is doubt as to the enforceability in Germany, in original actions or actions for enforcement of judgments of U.S. courts, of claims based solely upon U.S. federal securities laws.

SELECTED CONSOLIDATED FINANCIAL DATA


     We present below selected historical financial data of Deutsche Telekom, VoiceStream and Powertel for the nine months ended September 30, 2000 and 1999 and for each of the years in the five-year period ended December 31, 1999. We derived the selected historical financial data as of and for the nine-month periods ended September 30, 2000 and 1999 from the unaudited interim consolidated financial statements of Deutsche Telekom, VoiceStream and Powertel for those periods, including the notes to those financial statements. We derived the selected historical financial data as of and for each of the years in the five-year period ended December 31, 1999 from the audited annual consolidated financial statements of Deutsche Telekom, VoiceStream and Powertel, including the notes to those financial statements. All the data should be read in conjunction with the consolidated financial statements and notes thereto, of Deutsche Telekom, VoiceStream and Powertel incorporated by reference. See "Additional Information -- Where You Can Find More Information."


     VoiceStream and Powertel report their financial information in accordance with U.S. generally accepted accounting principles, which in this document we refer to as "U.S. GAAP". Deutsche Telekom reports its financial statements in accordance with German generally accepted accounting principles, which in this document we refer to as "German GAAP". German GAAP differs in certain significant respects from U.S. GAAP. For a discussion of the principal differences between German GAAP and U.S. GAAP as they relate to Deutsche Telekom, see Note 36 to Deutsche Telekom's audited annual consolidated financial statements. Deutsche Telekom historically has applied U.S. GAAP accounting principles to the extent allowable under German GAAP. It is Deutsche Telekom's policy to harmonize accounting principles according to German GAAP and U.S. GAAP through the extensive application of the principles of U.S. GAAP. Deutsche Telekom may depart from this policy. Any such departures are reflected in Deutsche Telekom's U.S. GAAP reconciliation footnote.

SELECTED DEUTSCHE TELEKOM CONSOLIDATED FINANCIAL DATA (in billions, except per share amounts)

                               U.S.$               EUROS              U.S.$               EUROS
                         -----------------   ------------------   -------------   ----------------------
                                                NINE MONTHS                       YEAR ENDED DECEMBER 31,
                            NINE MONTHS            ENDED              YEAR        ----------------------
                               ENDED           SEPTEMBER 30,          ENDED
                           SEPTEMBER 30,     ------------------   DECEMBER 31,                   1998
                              2000(a)         2000      1999(j)      1999(a)      1999(b)(j)   (c)(b)(d)
                         -----------------   -------    -------   -------------   ----------   ---------
                            (UNAUDITED)         (UNAUDITED)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Amounts in accordance
  with German GAAP
Net revenue(e).........         25.8           29.2       25.6         31.3          35.5        35.2
Other own capitalized
  costs................          0.6            0.7        0.7          0.8           0.9         1.0
Other operating
  income(f)............          8.9           10.1        1.3          1.7           1.9         2.1
Goods and services
  purchased............         (7.4)          (8.4)      (4.9)        (6.8)         (7.7)       (6.3)
Personnel costs........         (6.2)          (7.0)      (6.9)        (8.1)         (9.2)       (9.2)
Depreciation and
  amortization(g)......         (7.0)          (8.0)      (6.0)        (7.5)         (8.5)       (9.0)
Other operating
  expenses.............         (6.1)          (6.9)      (4.5)        (6.0)         (6.8)       (5.4)
Financial expense,
  net..................          0.1            0.1       (2.1)        (2.6)         (2.9)       (3.3)
                               -----          -----      -----        -----         -----        ----
  Results from ordinary
    business
    activities.........          8.7            9.8        3.2          2.8           3.2         5.1
Extraordinary items....         (0.1)          (0.1)      (0.2)        (0.2)         (0.2)         --
Taxes(h)...............         (1.1)          (1.2)      (1.5)        (1.3)         (1.5)       (2.7)
                               -----          -----      -----        -----         -----        ----
  Income after taxes...          7.5            8.5        1.5          1.3           1.5         2.4
Income applicable to
  minority
  shareholders.........         (0.1)          (0.1)      (0.2)        (0.3)         (0.3)       (0.2)
                               -----          -----      -----        -----         -----        ----
  Net income...........          7.4            8.4        1.3          1.0           1.2         2.2
                               =====          =====      =====        =====         =====        ====
  Earnings per
    share(b)...........         2.46           2.79       0.44         0.38          0.43        0.82
Amounts in accordance
  with U.S. GAAP
Net income.............          8.7            9.8        1.2          1.3           1.5         2.2
Basic and diluted
  earnings per
  share(b)(d)(i).......         2.86           3.24       0.44         0.47          0.53        0.81
CASH FLOW DATA:
Amounts in accordance
  with German GAAP
Net cash provided by
  operating
  activities...........          6.2            7.0        7.0          8.5           9.6        13.5
Net cash used for
  investing
  activities...........        (21.7)         (24.6)     (11.0)       (16.5)        (18.7)       (7.5)
Net cash provided by
  (used for) financing
  activities...........         17.3           19.6        6.9          7.0           8.0        (6.8)
                               -----          -----      -----        -----         -----        ----
Net increase (decrease)
  in cash and cash
  equivalents..........          1.8            2.0        2.9         (1.0)         (1.1)       (0.8)
                               =====          =====      =====        =====         =====        ====

                                   EUROS
                         --------------------------
                        YEAR ENDED DECEMBER 31,
                         --------------------------

                          1997
                         (c)(b)   1996(c)   1995(c)
                         ------   -------   -------

CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Amounts in accordance
  with German GAAP
Net revenue(e).........   34.5      32.3     33.8
Other own capitalized
  costs................    1.6       1.7      1.7
Other operating
  income(f)............    1.9       2.0      1.1
Goods and services
  purchased............   (6.2)     (5.2)    (4.9)
Personnel costs........   (9.4)     (9.6)    (9.4)
Depreciation and
  amortization(g)......   (9.5)     (9.0)    (7.9)
Other operating
  expenses.............   (5.2)     (4.9)    (4.9)
Financial expense,
  net..................   (4.0)     (3.9)    (4.2)
                          ----     -----     ----
  Results from ordinary
    business
    activities.........    3.7       3.4      5.3
Extraordinary items....     --      (1.3)    (0.7)
Taxes(h)...............   (1.9)     (1.1)    (1.9)
                          ----     -----     ----
  Income after taxes...    1.8       1.0      2.7
Income applicable to
  minority
  shareholders.........   (0.1)     (0.1)      --
                          ----     -----     ----
  Net income...........    1.7       0.9      2.7
                          ====     =====     ====
  Earnings per
    share(b)...........   0.62      0.43     1.33
Amounts in accordance
  with U.S. GAAP
Net income.............    1.3       1.3      2.9
Basic and diluted
  earnings per
  share(b)(d)(i).......   0.46      0.62     1.40
CASH FLOW DATA:
Amounts in accordance
  with German GAAP
Net cash provided by
  operating
  activities...........   11.6      11.4     12.1
Net cash used for
  investing
  activities...........   (5.4)    (13.0)    (6.8)
Net cash provided by
  (used for) financing
  activities...........   (7.0)      3.5     (7.8)
                          ----     -----     ----
Net increase (decrease)
  in cash and cash
  equivalents..........   (0.8)      1.9     (2.5)
                          ====     =====     ====

SELECTED DEUTSCHE TELEKOM CONSOLIDATED FINANCIAL DATA -- CONTINUED (in billions)


                           U.S.$            EUROS           U.S.$                               EUROS
                       --------------   --------------   ------------   -----------------------------------------------------
                           AS OF            AS OF           AS OF                        AS OF DECEMBER 31,
                       SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,   -----------------------------------------------------
                          2000(a)            2000          1999(a)      1999(b)   1998(c)(b)   1997(c)(b)   1996(c)   1995(c)
                       --------------   --------------   ------------   -------   ----------   ----------   -------   -------
                        (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Amounts in accordance
  with German GAAP
Non-current assets...       95.2            107.8            72.3        82.0        66.5         70.0       73.8      71.2
Current assets,
  prepaid expenses,
  deferred charges...       16.1             18.3            11.1        12.6        12.8         13.2       15.3      10.7
                           -----            -----            ----        ----        ----         ----       ----      ----
  Total assets.......      111.3            126.1            83.4        94.6        79.3         83.2       89.1      81.9
                           =====            =====            ====        ====        ====         ====       ====      ====
Shareholders'
  equity.............       38.5             43.6            31.5        35.7        25.1         24.6       23.8      12.7
Accruals.............       10.0             11.3             8.2         9.3         8.3          7.7        7.6       6.6
Debt.................       54.8             62.1            37.3        42.3        39.9         44.9       51.1      56.4
Other liabilities and
  deferred income....        8.0              9.1             6.4         7.3         6.0          6.0        6.6       6.2
                           -----            -----            ----        ----        ----         ----       ----      ----
  Total shareholders'
     equity and
     liabilities.....      111.3            126.1            83.4        94.6        79.3         83.2       89.1      81.9
                           =====            =====            ====        ====        ====         ====       ====      ====
Amounts in accordance
  with U.S. GAAP
Shareholders'
  equity.............       41.9             47.4            33.2        37.6        26.9         26.1       25.9      15.1
                           =====            =====            ====        ====        ====         ====       ====      ====


---------------

(a) For convenience purposes, the selected financial data has been translated from euros into U.S. dollars at the rate of one euro per 0.8837 of a U.S. dollar, the exchange rate as of September 30, 2000. Such translations should not be construed as representations that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.


(b) Includes changes in the composition of the group (in particular the acquisition of a minority interest in MATAV in 1997 and the acquisition of DT Mobile Holdings (One 2 One) and max.mobil. in 1999).

(c) Amounts have been restated from Deutsche Marks to euros using the official fixed conversion rate established on January 1, 1999, which is EUR 1.00 = DM 1.95583.

(d) Since the beginning of the 1999 financial year, revenues have been reported in line with the changed organizational structure of group business areas of the Deutsche Telekom Group. The prior year figures have been restated to reflect the new structure. The difference in the figures compared to those stated in prior years is mainly attributable to the deduction of the revenues from the billing of services of other network operators, amounting to approximately 0.5 billion euros, which were previously shown under other services expense.


(e) In 1995, the amount includes pro forma value-added tax, which in this document we refer to as "VAT." Adjusted to exclude VAT, the net revenue would have been 30.5 billion euros.



(f) In 1996, the amount includes a one-time value-added tax refund amounting to 338 million euros.


(g) Including, for periods after 1995, depreciation of value-added tax capitalized prior to January 1, 1996.


(h) In 1995, the levy to the Federal Republic of Germany was paid for the last time, with Deutsche Telekom becoming essentially exempt from this levy. Since January 1, 1996, Deutsche Telekom has been subject to normal corporate taxation.


(i) As of and prior to September 30, 2000, Deutsche Telekom did not have any potentially dilutive securities outstanding. Accordingly, there was no difference between basic and diluted earnings per share for U.S. GAAP purposes.


(j)In fiscal 2000, Deutsche Telekom reclassified fiscal 1999 research and development costs as well as certain other expenses to "Other expenses" from "Goods and services purchased" to conform with the fiscal 2000 presentations. The reclassifications did not impact reported net income.

SELECTED VOICESTREAM CONSOLIDATED FINANCIAL DATA (dollars in thousands)

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                               YEARS ENDED DECEMBER 31,
                                 --------------------------   -------------------------------------------------------------------
                                     2000          1999           1999          1998         1997          1996          1995
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
                                        (UNAUDITED)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues:
 Subscriber revenues...........  $    942,961   $   245,209   $    366,802   $  123,966   $    52,360   $     7,794   $        --
 Roamer revenues...............        74,174         6,205          9,295        3,506           227            --            --
 Equipment revenues............       177,673        48,554         78,025       40,490        25,143         9,745            --
 Other revenues................        77,989        11,725         21,407           --            --            --            --
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
       Total revenues..........     1,272,797       311,693        475,529      167,962        77,730        17,539            --
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
Operating expenses:
 Cost of service...............       328,818        74,100        114,007       50,978        43,183        12,470            --
 Cost of equipment sales.......       317,174        93,904        136,584       77,071        53,469        20,789            --
 General and administrative....       443,576        83,938        134,812       75,343        51,678        20,209         3,069
 Sales and marketing...........       502,006       134,689        211,399       85,447        59,466        31,505           339
 Depreciation and
   amortization................       541,197        96,280        140,812       83,767        66,875        14,395           269
 Stock based compensation......        30,729        53,935         60,690           --            --            --            --
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
       Total operating
        expenses...............     2,163,500       536,846        798,304      372,606       274,671        99,368         3,677
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
Operating loss.................      (890,703)     (225,153)      (322,775)    (204,644)     (196,941)      (81,829)       (3,677)
Other income (expense):
 Interest and financing
   expense, net................      (343,679)      (58,800)      (103,461)     (34,118)      (57,558)       (3,607)          (40)
 Equity in net loss of
   unconsolidated affiliates...       (96,380)      (25,260)       (50,945)     (24,120)       (9,327)         (954)          (11)
 Interest income and other,
   net.........................        55,883         6,176         22,442        8,616            11            40            --
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
       Net loss................  $ (1,274,879)  $  (303,037)  $   (454,739)  $ (254,266)  $  (263,815)  $   (86,350)  $    (3,728)
                                 ============   ===========   ============   ==========   ===========   ===========   ===========
CONSOLIDATED BALANCE SHEET
 DATA:
Current assets.................  $  4,731,209   $   158,695   $    410,576   $   59,398   $    49,945   $    59,515   $     1,684
Property and equipment, net....     2,497,426       770,170        931,792      619,280       420,638       318,473        37,914
Goodwill, licensing costs and
 other intangible assets,
 net...........................    10,976,381       321,412        450,261      312,040       315,653       227,997       145,728
Other assets...................     1,224,637       218,978        429,284       60,938        36,055         8,142         8,484
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
       Total assets............  $ 19,429,653   $ 1,469,255   $  2,221,913   $1,051,656   $   822,291   $   614,127   $   193,810
                                 ============   ===========   ============   ==========   ===========   ===========   ===========
Current liabilities............  $    872,515   $   185,043   $    203,085   $  125,026   $   126,184   $   155,769   $    25,444
Long-term debt.................     5,031,699     1,165,000      2,011,451      540,000       300,000       143,000        13,000
Other long-term liabilities....            --            --             --           --            --       173,705         7,613
Redeemable preferred shares and
 minority interest.............     5,708,409            --             --           --            --            --            --
Shareholders' equity...........     7,817,030       119,212          7,377      386,630       396,107       141,653       147,753
                                 ------------   -----------   ------------   ----------   -----------   -----------   -----------
       Total liabilities and
        shareholders' equity...  $ 19,429,653   $ 1,469,255   $  2,221,913   $1,051,656   $   822,291   $   614,127   $   193,810
                                 ============   ===========   ============   ==========   ===========   ===========   ===========
OTHER DATA:
Licensed population............   121,704,000    62,593,000     64,825,000   62,593,000    62,808,000    19,488,000    14,853,000
Covered population(a)..........    95,175,000    19,754,000     23,411,000   16,121,000    12,529,000     6,133,000            --
Subscribers/Users:
 Subscribers...................     3,067,900       685,100        845,700      322,400       128,600        35,500            --
 Prepaid users.................       748,200         9,400          9,700       10,400            --            --            --
Adjusted EBITDA(b).............  $   (318,777)  $   (74,938)  $   (121,273)  $ (120,877)  $  (130,066)  $   (67,434)  $    (3,408)
CASH FLOWS PROVIDED BY
 (USED IN):
Operating activities...........  $   (554,750)  $  (116,753)  $   (241,827)  $ (112,931)  $  (198,129)  $   (81,272)  $    (4,115)
Investing activities...........    (1,800,487)     (431,447)      (947,657)    (253,633)     (370,202)     (342,587)     (145,632)
Financing activities...........     6,227,322       589,009      1,416,860      374,284       563,254       429,250       149,770

---------------
(a) Represents population that is covered by VoiceStream's network, excluding unconsolidated affiliates.


(b) Adjusted EBITDA represents operating loss before depreciation and amortization and non-cash stock-based compensation. VoiceStream's management believes Adjusted EBITDA provides meaningful additional information on VoiceStream's operating results and on its ability to service its long-term debt and other fixed obligations and to fund its continuing growth. Adjusted EBITDA is considered by many financial analysts to be a meaningful indicator of an entity's ability to meet its future financial obligations, and growth in Adjusted EBITDA is considered to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommuni-cations. Adjusted EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with U.S. GAAP, as an alternative to cash flows from operating activities, as determined in accordance with U.S. GAAP, or as a measure of liquidity. Because Adjusted EBITDA is not calculated in the same manner by all companies, VoiceStream's presentation may not be comparable to other similarly titled measures of other companies.

SELECTED POWERTEL CONSOLIDATED FINANCIAL DATA (dollars in thousands, except per share)

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                             YEARS ENDED DECEMBER 31,
                                  -------------------------   ----------------------------------------------------------------
                                     2000          1999          1999          1998          1997          1996         1995
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Service revenues................  $   312,617   $   177,921   $   254,051   $   152,275   $    62,745   $    31,875   $ 25,384
Equipment revenues..............       17,941        20,377        29,360        23,161        16,171         7,250      3,928
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
        Total revenues..........      330,558       198,298       283,411       175,436        78,916        39,125     29,312
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
Cost of service.................       71,272        42,642        59,183        42,777        28,277         5,811      2,394
Cost of equipment sales.........       77,046        48,650        73,526        79,144        45,318        11,653      3,127
Operations expenses.............       49,131        46,619        64,269        56,522        23,989         9,927      3,596
Sales and marketing.............       86,098        65,414        99,012        63,936        41,409        13,301      4,280
General and administrative......       33,817        30,429        44,184        37,639        25,742        16,963      4,218
Depreciation and amortization...       74,981        65,763        89,180        67,654        49,282        10,101      5,101
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
        Operating expenses......      392,345       299,517       429,354       347,672       214,017        67,756     22,716
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
Operating (loss) income.........      (61,787)     (101,219)     (145,943)     (172,236)     (135,101)      (28,631)     6,596
Other income (expense):
Interest and financing expense,
  net...........................     (102,955)      (94,296)     (127,054)     (113,170)      (63,604)      (16,607)    (1,657)
Gain on sale of assets(a).......           --       127,161       129,172            --        41,912            --         --
Interest income and other,
  net...........................       17,292        13,616        19,159        19,576        21,625        18,556        295
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
  (Loss) income before income
    taxes and cumulative
    effect......................     (147,450)      (54,738)     (124,666)     (265,830)     (135,168)      (26,682)     5,234
Income tax (benefit)
  provision.....................           --            --            --            --            --        (1,654)     2,230
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
  Net (loss) income before
    cumulative effect...........     (147,450)      (54,738)     (124,666)     (265,830)     (135,168)      (25,028)     3,004
Dividends on cumulative
  convertible, redeemable
  preferred stock...............       (7,312)       (7,312)       (9,750)       (5,010)           --            --         --
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
  Net (loss) income before
    cumulative effect...........     (154,762)      (62,050)     (134,416)     (270,840)     (135,168)      (25,028)     3,004
Cumulative effect of change in
  accounting principle, net of
  tax(b)........................           --            --            --            --            --        (2,583)        --
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
  Net (loss) income.............  $  (154,762)  $   (62,050)  $  (134,416)  $  (270,840)  $  (135,168)  $   (27,611)  $  3,004
                                  ===========   ===========   ===========   ===========   ===========   ===========   ========
EARNINGS (LOSS) PER SHARE:
Net (loss) income before
  cumulative effect of change in
  accounting principle..........  $     (5.07)  $     (2.24)  $     (4.75)  $    (10.02)  $     (5.04)  $     (1.00)  $   0.30
Cumulative effect of change in
  accounting principle..........           --            --            --            --            --         (0.10)        --
                                  -----------   -----------   -----------   -----------   -----------   -----------   --------
Basic and diluted (loss) income
  per common share..............  $     (5.07)  $     (2.24)  $     (4.75)  $    (10.02)  $     (5.04)  $     (1.10)  $   0.30
                                  ===========   ===========   ===========   ===========   ===========   ===========   ========
OTHER FINANCIAL AND OPERATING
  DATA:
Licensed population.............   24,426,000    24,426,000    24,426,000    24,722,000    24,722,000    18,198,000    733,000
Covered population..............   17,100,000    15,687,600    16,916,000    15,688,000    12,313,000     5,816,000    674,000
Subscribers/Users:
  Subscribers...................      393,000       319,000       341,000       282,000       145,000        63,000     39,000
  Prepaid users.................      410,000       119,000       205,000        42,000            --            --         --
Adjusted EBITDA(c)..............  $    13,194   $   (35,456)  $   (56,763)  $  (104,582)  $   (85,819)  $   (18,530)  $ 11,697
CASH FLOWS PROVIDED BY
  (USED IN):
Operating activities............  $   (36,567)  $   (73,919)  $   (98,977)  $  (165,818)  $   (57,030)  $   (15,255)  $  5,640
Investing activities............     (110,351)      263,786       255,343      (184,072)     (248,710)     (489,084)   (22,795)
Financing activities............        9,711         8,880        10,243       227,723       447,169       669,234     17,278

SELECTED POWERTEL CONSOLIDATED FINANCIAL DATA -- CONTINUED (dollars in thousands)

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                   -----------------------   ----------------------------------------------------------
                                      2000         1999         1999         1998         1997        1996       1995
                                   ----------   ----------   ----------   ----------   ----------   --------   --------
                                         (UNAUDITED)
BALANCE SHEET DATA:
Current assets...................  $  321,255   $  503,762   $  454,378   $  296,819   $  405,484   $289,859   $  6,548
Property and equipment, net......     579,060      560,162      561,110      642,404      491,750    251,269     18,066
Goodwill and licenses, net.......     392,392      403,134      400,587      407,998      416,252    388,634     23,283
Other assets.....................      49,172       17,171       23,720       33,357       65,106     17,355     26,433
Total assets.....................   1,341,879    1,484,229    1,439,795    1,380,578    1,378,592    947,117     74,330
Current liabilities..............     107,192       85,438      103,588       69,958       91,762     33,510      5,571
Long-term debt...................   1,203,053    1,165,385    1,170,491    1,107,994      968,319    503,324     29,003
Other long-term liabilities......      76,707       82,715       83,354           76          695        741        408
Total stockholders' (deficit)
  equity.........................    (197,292)      (1,528)     (69,857)      50,331      317,816    407,007     36,674
Total liabilities and
  stockholders' equity...........   1,341,879    1,484,229    1,439,795    1,380,578    1,378,592    947,117     74,330

---------------
(a) During the year ended December 31, 1999, Powertel sold substantially all of its remaining cellular telephone assets for $89.3 million and 650 of its wireless towers for $274.6 million, resulting in an aggregate gain of $129.2 million. During the year ended December 31, 1997, Powertel sold substantially all of its cellular telephone assets in the state of Maine for $77.2 million, resulting in a gain of $41.9 million.


(b) During 1996, Powertel changed its method of accounting for costs incurred in connection with certain promotional programs in which customers receive discounted cellular equipment or airtime usage credits. Under Powertel's previous accounting method, all such costs were deferred and amortized over the life of the related non-cancelable cellular telephone service agreement. Under the new accounting method, the costs are expensed as incurred.



(c) Adjusted EBITDA represents operating income (loss) before depreciation and amortization and non-cash stock-based compensation. Powertel's management believes Adjusted EBITDA provides meaningful additional information on Powertel's operating results and on its ability to service its long-term debt and other fixed obligations and to fund its continuing growth. Adjusted EBITDA is considered by many financial analysts to be a meaningful indicator of an entity's ability to meet its future financial obligations, and growth in Adjusted EBITDA is considered to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommuni-cations. Adjusted EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with U.S. GAAP, as an alternative to cash flows from operating activities, as determined in accordance with U.S. GAAP, or as a measure of liquidity. Because Adjusted EBITDA is not calculated in the same manner by all companies, Powertel's presentation may not be comparable to other similarly titled measures of other companies.

UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     In the table below, we provide you with the unaudited pro forma condensed combined financial information for the Deutsche Telekom/VoiceStream merger only and the Deutsche Telekom/VoiceStream/Powertel mergers, each of which is presented under German GAAP and reconciled to U.S. GAAP. Additionally, we have provided you with unaudited pro forma condensed consolidated financial statement information for the VoiceStream/Powertel merger prepared in accordance with U.S. GAAP. The unaudited pro forma condensed consolidated statements of operations information has been prepared as if the mergers were effected on January 1, 1999. The unaudited pro forma condensed combined balance sheets give effect to the mergers as if they had occurred on September 30, 2000. The data set forth below gives effect to each merger using the purchase method of accounting.


     We prepared this information based upon currently available data. You should read these unaudited pro forma condensed combined financial statements in conjunction with the separate historical financial statements and accompanying notes of the companies incorporated by reference in this document.

     We have provided these pro forma condensed combined statements for informational purposes only in response to the requirements of the SEC. We do not claim that they represent what the actual financial position or results of operations would have been if the transactions had occurred at such dates or that they project the financial position or results of operations for any future date or period.


     For further discussion of the pro forma adjustments and more detailed pro forma financial statements, see "Deutsche Telekom Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 264 and "VoiceStream Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 294.


DEUTSCHE TELEKOM/VOICESTREAM/POWERTEL MERGERS (euros in millions, except per share data):


                                               NINE MONTHS ENDED
                                               SEPTEMBER 30, 2000                YEAR ENDED DECEMBER 31, 1999
                                      ------------------------------------   ------------------------------------
                                                         DEUTSCHE TELEKOM,                      DEUTSCHE TELEKOM,
STATEMENTS OF OPERATIONS              DEUTSCHE TELEKOM    VOICESTREAM AND    DEUTSCHE TELEKOM    VOICESTREAM AND
(UNAUDITED)                           AND VOICESTREAM        POWERTEL        AND VOICESTREAM        POWERTEL
------------------------              ----------------   -----------------   ----------------   -----------------
Total operating performance.........       31,582             31,936              37,424             37,691
Net (loss) income...................        5,006              4,607              (2,756)            (3,109)
U.S. GAAP reconciling items.........          905                887                (314)              (408)
Net income (loss) under U.S. GAAP...        5,911              5,494              (3,071)            (3,517)
Earnings (loss) per share:
     German GAAP....................         1.32               1.17               (0.75)             (0.82)
     U.S. GAAP:
       Basic........................         1.56               1.40               (0.84)             (0.93)
       Diluted......................         1.47               1.32               (0.84)             (0.93)
Cash dividends per ordinary share...           --                 --                0.49               0.47

                                                                        AS OF SEPTEMBER 30, 2000
                                                            ------------------------------------------------
                                                            DEUTSCHE TELEKOM AND       DEUTSCHE TELEKOM,
CONDENSED COMBINED BALANCE SHEET (UNAUDITED)                    VOICESTREAM         VOICESTREAM AND POWERTEL
--------------------------------------------                --------------------    ------------------------
Non-current assets........................................        150,590                   157,314
Current assets............................................         22,749                    23,094
Other assets..............................................          1,291                     1,309
                                                                  -------                   -------
  Total assets............................................        174,630                   181,717
                                                                  =======                   =======
Shareholders' equity......................................         76,847                    82,434
Accruals..................................................         11,791                    11,843
Liabilities...............................................         85,287                    86,726
Deferred income...........................................            705                       714
                                                                  -------                   -------
  Total liabilities and shareholders' equity..............        174,630                   181,717
                                                                  =======                   =======
U.S. GAAP reconciling items...............................         11,414                    11,849
                                                                  -------                   -------
Shareholders' equity under U.S. GAAP......................         88,261                    94,283
                                                                  =======                   =======


VOICESTREAM/POWERTEL MERGER (U.S. dollars in millions, except per share data):


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,         YEAR ENDED
STATEMENTS OF OPERATIONS (UNAUDITED)                                2000           DECEMBER 31, 1999
------------------------------------                          -----------------    -----------------
Revenues....................................................       $ 1,788              $ 1,324
Net loss....................................................        (1,907)              (2,033)
Basic and diluted loss per share............................       $ (7.51)             $ (8.14)
Cash dividends per common share.............................            --                   --


CONDENSED COMBINED BALANCE SHEET (UNAUDITED)                  AS OF SEPTEMBER 30, 2000
--------------------------------------------                  ------------------------
Current assets..............................................          $ 5,039
Property and equipment, net.................................            3,076
Goodwill, licensing costs and other intangible assets,
  net.......................................................           15,751
Other assets................................................            1,274
                                                                      -------
  Total assets..............................................          $25,140
                                                                      =======
Current liabilities.........................................          $   980
Long-term debt..............................................            6,235
Redeemable preferred stock and minority interest............            5,708
Shareholders' equity........................................           12,217
                                                                      -------
  Total liabilities and shareholders' equity................          $25,140
                                                                      =======

COMPARATIVE PER SHARE DATA

     Set forth below are earnings (loss) per share and book value per share amounts presented separately for Deutsche Telekom, VoiceStream and Powertel on a historic basis and on a pro forma combined basis per equivalent share as of and for the nine months ended September 30, 2000 and the year ended December 31, 1999. The pro forma data are not indicative of the results of future operations or the actual results that would have occurred had the mergers been completed at the beginning of the periods presented. You should read the data presented in conjunction with the unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this document.


                                                 SEPTEMBER 30, 2000              DECEMBER 31, 1999
                                             ---------------------------    ---------------------------
HISTORIC PER SHARE DATA:                         EURO          U.S. $           EURO          U.S. $
------------------------                     ------------   ------------    ------------   ------------
DEUTSCHE TELEKOM HISTORIC PER ORDINARY
  SHARE DATA(b):
  Net earnings.............................          2.79           2.47            0.43           0.38
  Book value (a)...........................         14.41          12.73           11.78          10.41

VOICESTREAM HISTORIC PER COMMON SHARE
  DATA(c):
  Net loss, basic and diluted..............         (8.16)         (7.21)          (5.38)         (4.75)
  Book value (a)...........................         67.24          59.42            0.09           0.08

POWERTEL HISTORIC PER COMMON SHARE DATA(c):
  Net loss, basic and diluted..............         (5.74)         (5.07)          (5.38)         (4.75)
  Book value (a)...........................         (1.62)         (1.43)           3.11           2.75

UNAUDITED PRO FORMA COMBINED PER EQUIVALENT
  SHARE DATA:
-------------------------------------------
DEUTSCHE TELEKOM/VOICESTREAM/POWERTEL(b):
  German GAAP
     Net earnings (loss)...................          1.17           1.04           (0.82)         (0.72)
     Book value (a)........................         20.96          18.52              --             --

  U.S. GAAP
     Net earnings (loss) - basic...........          1.40           1.24           (0.93)         (0.82)
     Net earnings (loss) - diluted.........          1.31           1.16           (0.93)         (0.82)
     Book value (a)........................         24.06          21.26              --             --

DEUTSCHE TELEKOM/VOICESTREAM(b):
  German GAAP
     Net earnings (loss)...................          1.32           1.16           (0.75)         (0.66)
     Book value (a)........................         20.21          17.86              --             --

  U.S. GAAP
     Net earnings (loss) - basic...........          1.56           1.38           (0.84)         (0.74)
     Net earnings (loss) - diluted.........          1.46           1.29           (0.84)         (0.74)
     Book value (a)........................         23.30          20.59              --             --

VOICESTREAM/POWERTEL(c):
  U.S. GAAP
     Net loss - basic and diluted..........         (8.50)         (7.51)          (9.21)         (8.14)
     Book value (a)........................         77.23          68.25              --             --


---------------

(a) The book value calculation represents the shareholders' equity divided by the number of shares outstanding at the end of the period.


(b)For convenience purposes, the selected financial data has been translated from euros into U.S. dollars at the rate of one euro per 0.8837 of a U.S. dollar, the exchange rate as of September 30, 2000. Such translations should not be construed as representations that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.



(c)For convenience purposes, the comparative per share data has been translated from U.S. dollars into euros at the rate of one dollar per 1.1316 euros, the exchange rate as of September 30, 2000. Such translations should not be construed as representations that the dollar amounts represent, or have been or could be converted into, euros at that or any other rate.

    RISK FACTORS RELATING TO THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE
                        DEUTSCHE TELEKOM/POWERTEL MERGER


THE VALUE OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES MAY DECREASE SIGNIFICANTLY BETWEEN THE TIME YOU VOTE ON THE RELEVANT MERGER AND THE TIME THE MERGERS ARE COMPLETED. AS A RESULT, AT THE TIME YOU VOTE ON THE RELEVANT MERGER YOU WILL NOT KNOW THE VALUE YOU WILL RECEIVE FOR YOUR VOICESTREAM OR POWERTEL SHARES OR WHETHER THE VALUE YOU WILL RECEIVE WILL BE LESS THAN YOU PAID FOR YOUR VOICESTREAM OR POWERTEL SHARES



     The exchange ratios for the portion of the merger consideration to be paid in Deutsche Telekom shares are fixed, and neither the Deutsche Telekom/VoiceStream merger agreement nor the Deutsche Telekom/Powertel merger agreement contains a mechanism to adjust the exchange ratios in the event that the market price of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares declines. As a result, if the market price of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares at the completion of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger is lower than their market prices on the respective dates of the VoiceStream special meeting and the Powertel special meeting, the value of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares representing the portion of the merger consideration to be paid in Deutsche Telekom shares will be less than the value on the date of your respective special meetings and may be less than you paid for your VoiceStream or Powertel shares.



BECAUSE OF PRORATION OR THE TAX-RELATED ADJUSTMENT, VOICESTREAM STOCKHOLDERS MAY RECEIVE MORE STOCK AND LESS CASH, OR MORE CASH AND LESS STOCK, THAN THEY ELECT TO RECEIVE, OR ARE DEEMED TO HAVE ELECTED TO RECEIVE, AND MIGHT NOT BE ABLE TO EXCHANGE THEIR VOICESTREAM COMMON SHARES IN AN ENTIRELY TAX-FREE TRANSACTION



     The consideration to be received by VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger is subject to proration to preserve the limitations on the maximum amount of cash and Deutsche Telekom shares to be issued in the Deutsche Telekom/VoiceStream merger for outstanding VoiceStream common shares. In addition, all three types of elections are subject to a tax-related adjustment that would reduce the total amount of cash to be received in the Deutsche Telekom/VoiceStream merger to the extent necessary to preserve tax-free treatment of the receipt of Deutsche Telekom shares by VoiceStream stockholders for U.S. federal income tax purposes. Based on a number of factors, the tax-related adjustment generally would be triggered if the trading price of Deutsche Telekom shares immediately prior to the completion of the merger is less than approximately $47.10, but could also be triggered at a higher trading price. IF THE MERGER HAD CLOSED ON FEBRUARY 7, 2001 AND NO DISSENTERS' RIGHTS HAD BEEN EXERCISED, WHICH MAY NOT BE THE CASE, THE TAX-RELATED ADJUSTMENT WOULD HAVE BEEN NECESSARY AND, AS A RESULT, THE AMOUNT OF CASH TO BE PAID TO EACH VOICESTREAM STOCKHOLDER RECEIVING CASH IN THE DEUTSCHE TELEKOM/VOICESTREAM MERGER WOULD HAVE BEEN REDUCED BY APPROXIMATELY 29%, WITH ADDITIONAL DEUTSCHE TELEKOM SHARES, WHICH WOULD HAVE BEEN OF A SLIGHTLY GREATER VALUE, ISSUED IN SUBSTITUTION. A MORE DETAILED EXPLANATION OF THIS TAX-RELATED ADJUSTMENT AND HOW IT WOULD BE CALCULATED IS PROVIDED BEGINNING ON PAGE 128.



     Accordingly, holders of VoiceStream common shares may not receive the type of consideration they elect to receive in the Deutsche Telekom/VoiceStream merger. If a holder of VoiceStream common shares elects to receive all of the merger consideration in cash and the cash portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in Deutsche Telekom shares. Similarly, if a holder elects to receive all of the merger consideration in Deutsche Telekom shares and the Deutsche Telekom share portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in cash. As of the date of this document, the non-prorated $200 value of the cash election is substantially greater than the current value of the stock and mixed elections. If this remains true at the election deadline, it is expected that all or nearly all VoiceStream stockholders will make the cash election. If this occurs, stockholders making the cash election will receive a mix of cash and Deutsche Telekom shares, in a proportion very close to or equal to the mixed election. Further, in all cases, if it is necessary to reduce the amount of cash to be paid in order to preserve beneficial U.S. tax treatment, holders, including those holders making a mixed election, may receive more Deutsche Telekom shares than they elected even after accounting for proration and such additional Deutsche Telekom shares may have a value that is less than the amount of the cash that they replace. In addition, because the receipt of cash in the Deutsche Telekom/VoiceStream merger may be taxable to a VoiceStream stockholder, VoiceStream stockholders might not be able to exchange VoiceStream common shares in an entirely tax-free transaction. The proration and tax-related adjustment procedures are described in greater detail under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Consideration To Be Received in the Deutsche Telekom/VoiceStream Merger."



VOICESTREAM'S BOARD HAS THE RIGHT TO TERMINATE THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AGREEMENT IF THE PRICE OF DEUTSCHE TELEKOM SHARES CLOSE TO THE TIME OF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS BELOW 33 EUROS, BUT IF VOICESTREAM'S BOARD DOES NOT EXERCISE THIS RIGHT, THEN THE MARKET VALUE OF ANY ADDITIONAL DEUTSCHE TELEKOM SHARES ISSUED IN THE TAX-RELATED ADJUSTMENT WILL LIKELY BE LESS THAN THE VALUE OF THE CASH THAT THOSE SHARES REPLACE



     VoiceStream has the right to terminate the Deutsche Telekom/VoiceStream merger agreement if the average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment to the cash amount of the merger consideration in the Deutsche Telekom/VoiceStream merger, as calculated close to the time that the Deutsche Telekom/VoiceStream merger is completed, is less than 33 euros. The average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment, if necessary, will be calculated by taking the average trading price of those shares on the Frankfurt Stock Exchange on seven trading days randomly selected from the 15 trading days immediately preceding the date on which any tax-related adjustment determination is to be made, which will be very close to the time the Deutsche Telekom/VoiceStream merger is completed. However, even if the Deutsche Telekom ordinary share price reaches this level, VoiceStream's board of directors may or may not exercise its right to terminate the Deutsche Telekom/VoiceStream merger agreement. In this circumstance, in the event a portion of the cash consideration is replaced with Deutsche Telekom shares to preserve the beneficial tax treatment, it is likely that the market value of the additional Deutsche Telekom shares that you will receive in substitution for the reduced cash amount will be less than the value of the cash amount that those shares replace. Although the Deutsche Telekom/Powertel merger agreement will terminate if the Deutsche Telekom/ VoiceStream merger agreement is terminated under the circumstances described in this paragraph or otherwise, neither Powertel nor the Powertel board of directors has any right to cause the VoiceStream board of directors to invoke or waive any of VoiceStream's termination rights at any time.


AS A POWERTEL STOCKHOLDER, THE MERGER CONSIDERATION THAT YOU RECEIVE MAY BE ADJUSTED DOWNWARD AND YOU MAY RECEIVE FEWER DEUTSCHE TELEKOM SHARES FOR EACH POWERTEL SHARE YOU OWN


     The consideration to be received by the Powertel stockholders in the Deutsche Telekom/Powertel merger is subject to a downward pro rata adjustment if the aggregate number of Powertel common shares outstanding as of the completion of the Deutsche Telekom/Powertel merger on a fully diluted basis, including Powertel common shares issuable in connection with existing commitments to sell or issue Powertel common shares and securities convertible into Powertel common shares, an amount we call the "adjusted fully diluted shares amount", exceeds 55,742,000, subject to adjustment. In the event of such an adjustment, Powertel stockholders will receive fewer Deutsche Telekom shares for each Powertel share they own. The adjustment procedures are described in greater detail under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Consideration To Be Received in the Deutsche Telekom/Powertel Merger."

REGULATORS MAY IMPOSE CONDITIONS THAT REDUCE THE ANTICIPATED BENEFITS FROM THE MERGERS. AS A RESULT, THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES MAY BE ADVERSELY AFFECTED

     As a condition to our respective obligations to complete the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, we must obtain the approval of various regulatory authorities, including the Federal Communications Commission, which in this document we refer to as the FCC, and the Committee on Foreign Investment in the United States. Any of these entities could impose conditions or restrictions on their approvals and we might not be able to obtain these approvals without conditions or restrictions that are materially adverse to us. Depending on their nature and extent, any conditions, restrictions or waivers may jeopardize or delay completion of the mergers or may lessen the anticipated potential benefits of the mergers.

     The Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger may be terminated in the event that the conditions or restrictions imposed by the regulatory authorities are materially adverse to Deutsche Telekom.


     However, even if these conditions or restrictions are imposed, the Deutsche Telekom management board or the VoiceStream board may or may not exercise its right to terminate the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom management board might not exercise its right to terminate the Deutsche Telekom/Powertel merger agreement, or might waive conditions to the completion of the mergers or the Deutsche Telekom management board might take actions that it is not required to take in connection with receipt of the necessary regulatory approvals under the Deutsche Telekom/Powertel merger agreement. If we were to proceed with the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger despite the imposition of these conditions or restrictions, or should we take such actions, they might result in a material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.


SALES VOLUME OF THE VOICESTREAM COMMON SHARES AND THE POWERTEL COMMON SHARES AFTER STOCKHOLDER APPROVAL IS OBTAINED AND BEFORE THE MERGERS ARE COMPLETED, AND OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES BEFORE AND AFTER THE MERGERS ARE COMPLETED, MAY INCREASE SIGNIFICANTLY. AS A RESULT, THE MARKET PRICE FOR AND THE ABILITY TO SELL IN THE MARKET THE VOICESTREAM COMMON SHARES AND THE POWERTEL COMMON SHARES BEFORE THE MERGERS ARE COMPLETED AND THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES BEFORE AND AFTER THE MERGERS ARE COMPLETED, MAY BE ADVERSELY AFFECTED


     For a number of reasons, including those discussed under "Other Effects of the Mergers -- Other Effects of the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger -- Potential Effects on Trading in Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares," a substantial number of the stockholders of VoiceStream and Powertel, including the principal stockholders of VoiceStream and Powertel, may wish to sell their VoiceStream common shares or Powertel common shares prior to completion of the mergers, or Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that they will receive in the mergers, and Deutsche Telekom's two largest shareholders may sell all or a substantial amount of Deutsche Telekom ordinary shares that they currently hold. In addition, the market price of the Deutsche Telekom ordinary shares and the Deutsche Telekom ADSs may be adversely affected by arbitrage activities occurring prior to the completion of the mergers. These sales or the prospects of future such sales could adversely affect the market price for and the ability to sell in the market the VoiceStream common shares and the Powertel common shares before the mergers are completed and the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares before and after the mergers are completed.

WE MAY FAIL TO INTEGRATE OUR OPERATIONS SUCCESSFULLY. AS A RESULT, WE MAY NOT ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGERS, AND THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND THE DEUTSCHE TELEKOM ORDINARY SHARES MIGHT BE ADVERSELY AFFECTED


     The Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger will combine three companies that have previously operated independently. We expect to face significant challenges in consolidating operations, integrating our organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key VoiceStream and Powertel executives and other personnel. The integration of Deutsche Telekom, VoiceStream and Powertel also will require substantial attention from management, particularly in light of the geographically dispersed operations and different business cultures and compensation structures at the three companies. In addition, after the completion of the mergers, we may elect, or be required, to refinance or renegotiate all or a portion of the VoiceStream and Powertel long-term debt and, in doing so, Deutsche Telekom may incur additional costs. The diversion of management attention and any difficulties associated with integrating the three companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of Deutsche Telekom and the value of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares.


THE INCREASED DEPRECIATION AND AMORTIZATION EXPENSE ASSOCIATED WITH THE DEUTSCHE TELEKOM/VOICESTREAM AND DEUTSCHE TELEKOM/POWERTEL MERGERS AND THE INCREASED CAPITAL EXPENDITURES TO BE INCURRED TO CONTINUE BUILDING OUT THE VOICESTREAM AND POWERTEL MOBILE NETWORKS IN THE UNITED STATES MAY HAVE A SIGNIFICANT ADVERSE EFFECT ON DEUTSCHE TELEKOM'S FINANCIAL RESULTS


     Deutsche Telekom expects to recognize substantial additional depreciation and amortization expense as a result of the allocation of the purchase price of the mergers to tangible and intangible assets. Goodwill resulting from the mergers is expected to be amortized over 20 years and certain other tangible and intangible assets are expected to be amortized over useful lives ranging from three to 20 years. In addition, VoiceStream and Powertel have incurred substantial operating losses and generated negative cash flow from operating activities and expect to incur significant operating losses and to generate negative cash flow during the next several years while they continue to develop and construct their systems and grow their subscriber base. On a pro forma basis, the combined statement of operations for Deutsche Telekom, VoiceStream and Powertel for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflects a net loss of euro 3,109.3 million and net income of euro 4,606.6 million, respectively, in accordance with German GAAP and a net loss of euro 3,516.9 million and net income of euro 5,493.7 million, respectively, in accordance with US GAAP, as compared to Deutsche Telekom's net income for such periods of euro 1,253.0 million and euro 8,445.0 million, respectively, in accordance with German GAAP and euro 1,513.0 million and euro 9,812.0 million, respectively, in accordance with US GAAP. See "Deutsche Telekom Unaudited Pro Forma Condensed Combined Financial Statements."

            RISK FACTORS RELATING TO THE VOICESTREAM/POWERTEL MERGER

THE VALUE OF VOICESTREAM COMMON SHARES THAT POWERTEL STOCKHOLDERS RECEIVE MAY DECREASE SIGNIFICANTLY BETWEEN THE TIME THEY VOTE ON THE VOICESTREAM/POWERTEL MERGER AND THE TIME THE VOICESTREAM/POWERTEL MERGER IS COMPLETED. AS A RESULT, AT THE TIME POWERTEL STOCKHOLDERS VOTE ON THE VOICESTREAM/POWERTEL MERGER, THEY WILL NOT KNOW THE VALUE THEY WILL RECEIVE FOR THEIR POWERTEL SHARES OR WHETHER THE VALUE THEY WILL RECEIVE WILL BE LESS THAN THEY PAID FOR THE POWERTEL SHARES


     The number of VoiceStream common shares that you will receive in the VoiceStream/Powertel merger for each of your Powertel common share equivalents is calculated, subject to adjustments, at a conversion number of .65 if the average closing price of VoiceStream common shares is $130.77 per share or above, or .75 if the average closing price of VoiceStream common shares is $113.33 per share or below. Between these two points, the conversion number adjusts to yield approximately $85 in VoiceStream common shares for each Powertel common share equivalent. The average closing price of VoiceStream common shares will be calculated by averaging the closing prices on 10 trading days randomly selected from the 20 trading-day period ending five trading days before the completion of the VoiceStream/Powertel merger. The stock market experiences significant price and volume fluctuations that could have a material adverse effect on the market prices of the VoiceStream common shares. Because the market price of VoiceStream common shares may fluctuate, the value at the time of the VoiceStream/Powertel merger of the consideration to be received by Powertel stockholders will depend on the closing prices of VoiceStream common shares during the selected 10 trading days and could be less than $85 in market value for each Powertel common share equivalent. If the market price of VoiceStream common shares at the completion of the VoiceStream/Powertel merger is less than the market price on the date of the Powertel special meeting, the value of VoiceStream common shares that you will receive would be lower than the value on the date of the Powertel special meeting and may be less than you, as a Powertel stockholder, paid for your Powertel shares.



THE MERGER CONSIDERATION THAT POWERTEL STOCKHOLDERS MAY RECEIVE MAY BE ADJUSTED DOWNWARD. AS A RESULT, POWERTEL STOCKHOLDERS MAY RECEIVE FEWER VOICESTREAM COMMON SHARES FOR EACH POWERTEL SHARE THEY OWN



     The consideration to be received by the Powertel stockholders in the VoiceStream/Powertel merger is subject to a downward pro rata adjustment if the aggregate number of Powertel common shares outstanding as of the completion of the VoiceStream/Powertel merger on a fully diluted basis, including Powertel common shares issuable in connection with existing commitments to sell or issue Powertel common shares and securities convertible into Powertel common shares, an amount we call the "adjusted fully diluted shares amount", exceeds 55,742,000. In the event of such an adjustment, Powertel stockholders will receive fewer VoiceStream common shares for each Powertel share they own. The adjustment procedures are described in greater detail under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The VoiceStream/Powertel Merger Agreement -- Consideration To Be Received in the VoiceStream/Powertel Merger."



THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE VOICESTREAM/POWERTEL MERGER AND COULD DELAY OR REFUSE TO APPROVE THE VOICESTREAM/POWERTEL MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT VOICESTREAM'S BUSINESS OR FINANCIAL CONDITION



     The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Powertel's PCS licenses to VoiceStream. Completion of the VoiceStream/Powertel merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the VoiceStream/Powertel merger, there might be actions by the FCC or the courts that would delay or prevent finality.



     The FCC might not grant the application for transfer of control or the FCC might grant the application with conditions. In addition, there might be a delay caused by the filing of a challenge to the transfer and assignment application. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of VoiceStream common shares, and could lead to VoiceStream's inability to obtain financing necessary for its growth. If VoiceStream is denied a license in a market, it will not be able to operate in that market unless it obtains rights to another, existing license from its current owner or acquires through an FCC auction a new license for that market.



VOICESTREAM MAY FAIL TO INTEGRATE SUCCESSFULLY VOICESTREAM'S AND POWERTEL'S OPERATIONS. AS A RESULT, VOICESTREAM MAY NOT ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE VOICESTREAM/POWERTEL MERGER AND THE PRICE OF THE VOICESTREAM COMMON SHARES MIGHT BE ADVERSELY AFFECTED



     VoiceStream expects to face significant challenges in consolidating operations, integrating VoiceStream's and Powertel's organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key Powertel executives and other personnel. The integration of VoiceStream and Powertel also will require substantial attention from management. The diversion of management attention, any requirement that VoiceStream refinance Powertel debt and any difficulties associated with integrating the companies could have a material adverse effect on the revenues, the level of expenses and the operating results of VoiceStream and the value of the VoiceStream common shares.


VOICESTREAM WILL BE HIGHLY LEVERAGED, WHICH MAY LIMIT VOICESTREAM'S ABILITY TO BORROW ADDITIONAL FUNDS TO MEET VOICESTREAM'S CAPITAL REQUIREMENTS FOR THE BUILD-OUT AND DEVELOPMENT OF ITS SYSTEMS AND FOR ITS PARTICIPATION IN UPCOMING FCC LICENSE AUCTIONS

     VoiceStream's level of debt could affect VoiceStream's ability to build out its systems and develop new systems. VoiceStream may have to incur further debt if the $265 million credit facility between Powertel and certain lenders, dated February 6, 1998, becomes due and payable prior to its stated maturity and cannot be renegotiated on terms similar to existing ones. Without sufficient funds, VoiceStream may have to delay or abandon some or all of VoiceStream's plans to participate in upcoming FCC license auctions and/or its planned build-out, which could materially limit VoiceStream's ability to compete in the wireless telecommunications industry. VoiceStream's level of debt and the incurrence of additional debt could have other consequences, such as requiring VoiceStream to dedicate a greater portion of its cash flow from operations to paying principal and interest and limiting its flexibility to react competitively to changes in the wireless telecommunications industry.

VOICESTREAM FACES INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS WHO MAY HAVE GREATER FINANCIAL RESOURCES AND WHO MAY BE TARGETING MANY OF THE SAME CUSTOMERS THAT VOICESTREAM TARGETS. THIS COMPETITION COULD ADVERSELY AFFECT VOICESTREAM'S ABILITY TO GROW ITS SUBSCRIBER BASE AND REVENUES


     VoiceStream and Powertel compete with providers of PCS, cellular and other wireless telecommunications services. Under the current rules of the FCC, up to six PCS licensees and two cellular licensees, as well as digital specialized mobile radio licensees, may operate in each geographic area. Proposed or future rules may increase the number of licenses available. VoiceStream and Powertel compete against AT&T Wireless Services, Inc., Verizon Wireless Inc., Nextel Communications, Inc., Cingular Wireless LLC, which is the joint venture between SBC Communications and BellSouth, Sprint Corporation and US West Wireless LLC, among others. Many of these competitors have substantially greater financial resources than VoiceStream or Powertel, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks, and Verizon and Cingular, among others, through joint ventures and affiliation arrangements, operate or plan to operate substantially nationwide wireless systems throughout the continental United States. With so many companies targeting many of the same customers, the combined company, after the completion of the VoiceStream/Powertel merger, might not be able to successfully attract and retain customers and grow its subscriber base and revenues.

VOICESTREAM AND POWERTEL EACH HAS SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND VOICESTREAM MAY NOT BECOME PROFITABLE FOLLOWING THE
VOICESTREAM/POWERTEL MERGER

     VoiceStream sustained operating losses of approximately $890.7 million for the nine months ended September 30, 2000, and $322.8 million in fiscal 1999, $204.6 million in fiscal 1998 and $196.9 million in fiscal 1997. At September 30, 2000, VoiceStream had an accumulated deficit of $2.4 billion and equity, net of accumulated deficit, of $7.8 billion. Powertel sustained operating losses of approximately $61.8 million for the nine months ended September 30, 2000, and $145.9 million in fiscal 1999, $172.2 million in fiscal 1998 and $135.1 million in fiscal 1997. At September 30, 2000, Powertel had an accumulated deficit of $718.0 million and negative equity, net of accumulated deficit, of $197.3 million.

     VoiceStream expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while it continues to develop and construct its systems and grow its subscriber base. After the VoiceStream/Powertel merger, VoiceStream might not be able to achieve or sustain profitability or positive cash flow from operating activities in the future and VoiceStream might not generate sufficient cash flow to service current or future debt requirements.

VOICESTREAM'S ABILITY TO EXPAND AND PROVIDE SERVICE IS LIMITED BY ITS ABILITY TO OBTAIN FCC LICENSES, WHICH ARE LIMITED IN NUMBER

     Even on a combined basis, VoiceStream and Powertel do not have licenses covering the entire United States. VoiceStream's and Powertel's ability to expand is limited to those markets where they have obtained or can obtain licenses with sufficient spectrum to provide PCS service, or where they economically can become resellers of service. Because there are a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that they may not be able to obtain the licenses they need for expansion.

VOICESTREAM AND POWERTEL ARE AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE THEY HAVE ENTERED INTO JOINT VENTURES THAT THEY DO NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS


     C Block and F Block licenses are two sets of licenses issued by the FCC that enable their holders to provide wireless communications services in the portion of the radio spectrum that is commonly referred to as "PCS". When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted a narrow category of entities, referred to as designated entities, the right to bid for and own C and F Block licenses. In order to continue expansion of service to VoiceStream customers, VoiceStream obtained 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., each of which is qualified through its subsidiaries to obtain C and F Block licenses that VoiceStream cannot directly obtain. Subsidiaries of one of the joint ventures have entered into agreements to acquire C and F Block licenses and a subsidiary of the other joint venture is participating in FCC Auction No. 35 of C and F Block licenses. Through reseller and other contractual arrangements between VoiceStream and the two joint ventures, VoiceStream customers will be able to obtain service in the joint ventures' territories. In all markets where the joint ventures operate, VoiceStream will be at risk because Cook Inlet will be in control and can choose to operate independently of VoiceStream. If these joint venture entities determine to operate independently, VoiceStream's ability to compete on a national scale may be adversely affected.



     Like VoiceStream, Powertel did not qualify to obtain C and F Block licenses. In order to continue expansion of service to Powertel customers, Powertel has obtained a 49.9% minority interest in an affiliate of Eliska Wireless Ventures I, Inc., an entity that is qualified to hold licenses that Powertel could not directly obtain. Eliska Wireless holds C and F Block licenses that it purchased from DiGiPH PCS, Inc. Powertel also has a creditor relationship with another Eliska Wireless entity, which holds two designated entity licenses. It is anticipated that Powertel customers, through reseller, roaming or other contractual arrangements between Powertel and the Eliska Wireless entities, will be able to obtain service in these markets. In all markets where these entities operate, Powertel is at risk because these entities are in control and can choose to operate independently of Powertel. If these entities choose to operate independently, Powertel's ability to compete on a regional scale and VoiceStream's ability, following completion of the merger with Powertel, to compete on a national scale may be adversely affected.


VOICESTREAM OR JOINT VENTURES IN WHICH VOICESTREAM HOLDS AN INTEREST COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS, WHICH COULD ADVERSELY AFFECT VOICESTREAM'S ABILITY TO PROVIDE NATIONAL COVERAGE



     All of the C Block licenses controlled by VoiceStream could be affected by U.S. AirWaves, Inc. v. FCC. U.S. AirWaves participated in the original C Block auction, which concluded on May 6, 1996, but withdrew after the bids exceeded the maximum prices it was willing to pay. U.S. AirWaves sought judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses: the Second Report and Order and the Order on Reconsideration of the Second Report and Order (WT Docket No. 97-82). These orders enabled initial C Block licensees to return licenses or modify the conditions of payment. The court consolidated into this case similar petitions filed by several other parties. On November 21, 2000, the U.S. Court of Appeals for the D.C. Circuit upheld the FCC's rulemaking proceeding. However, U.S. AirWaves may appeal the ruling. If the decision of the Court of Appeals is appealed and the appeal is successful, the orders could be reversed and affected licenses could be returned to the FCC for reauction.



     Additionally, 25 C Block licenses controlled by VoiceStream were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications, Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A group of secured creditors of the debtors filed with the court a motion for reconsideration of the election order. The motion was denied, and the secured creditors appealed the denial to the United States District Court for the District of Maryland, Northern Division. The appeal of the election order is still pending but has been administratively stayed. Until the appeal is dismissed, there is uncertainty as to the status of these C Block licenses. The District Court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that VoiceStream will be able to recoup any or all of the costs incurred by it in connection with the construction and development of systems related to such licenses.



     Finally, FCC Auction No. 35, in which VoiceStream and a joint venture in which VoiceStream holds an interest participated, includes many licenses that are the subject of pending litigation by the original licensee, NextWave Communications, Inc. NextWave appealed to the U.S. Court of Appeals for the D.C. Circuit the FCC's action cancelling NextWave's licenses and reclaiming the spectrum and continues to pursue its administrative remedies. There is no assurance that NextWave will not prevail in its lawsuit, and that the FCC will not be obligated to return the licenses to NextWave, even if VoiceStream or the joint venture in which VoiceStream holds an interest is awarded any of the licenses for which it was the highest bidder at auction.



     Loss of any license by VoiceStream will reduce or eliminate VoiceStream's ability to own interests in markets where the licenses are lost, thereby reducing VoiceStream's ability to compete with other national competitors.



CONCERNS OVER MEDIA REPORTS REGARDING THE EFFECT OF RADIO FREQUENCY EMISSIONS ON MEDICAL DEVICES AND OTHER POTENTIAL NEGATIVE HEALTH EFFECTS RELATED TO THE USE OF WIRELESS HANDSETS MAY DISCOURAGE USE OF WIRELESS SERVICES AND ADVERSELY AFFECT VOICESTREAM'S BUSINESS



     Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers, and at least one class action lawsuit has been filed in the U.S. against wireless service providers and handset manufacturers relating to these issues. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect VoiceStream's business. Some governments may propose legislation mandating health warnings pending the outcome of research concerning the health and safety risks of wireless handsets.

     Negative findings of studies concerning health and safety risks of wireless handsets could have an adverse effect on the wireless industry, VoiceStream's business, or the use of GSM wireless technology and could lead to governmental regulations that may have an adverse effect on VoiceStream's business. In addition, several states in the U.S. have proposed or enacted legislation that would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile. If such legislation is adopted and strictly enforced, it may have an adverse effect on VoiceStream's business.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, and the documents we are incorporating by reference, contain forward-looking statements about Deutsche Telekom, VoiceStream, Powertel and the combined companies, which we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Any document we filed or will file with the SEC also may include forward-looking statements. Other written or oral forward-looking statements have been made and may in the future be made, from time to time, by or on behalf of Deutsche Telekom, VoiceStream and Powertel. Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words "expects", "anticipates", "believes", "intends", "estimates" and similar expressions.

     The forward-looking statements in this proxy statement/prospectus and in the documents incorporated by reference into this document are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of Deutsche Telekom, VoiceStream and Powertel. Accordingly, actual results of Deutsche Telekom following the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers or of VoiceStream following the VoiceStream/Powertel merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:


     - those we discuss under "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger" and "Risk Factors Relating to the VoiceStream/Powertel Merger;"


     - those we discuss or identify in our public filings with the SEC;

     - risks and uncertainties with respect to our expectations regarding the benefits anticipated from the Deutsche Telekom/VoiceStream merger, the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger;

     - for the mergers involving Deutsche Telekom, effects of foreign exchange rate fluctuations;

     - level of demand for telecommunications services, including with regard to wireless telecommunications services, access lines, traffic and new higher value products;

     - competitive forces, including pricing pressures, technological developments, alternative routing developments and our ability to gain market share in new markets, including, among others, the United States in respect of Deutsche Telekom, and our ability to retain market share in existing markets in the face of competition from existing and new market entrants;

     - for the mergers involving Deutsche Telekom, effects of Deutsche Telekom's tariff reduction initiatives, particularly in Deutsche Telekom's core telephony business, but also with regard to many other areas;

     - regulatory developments and changes, including with respect to the levels of tariffs, terms of interconnection, customer access and international settlement arrangements;

     - outcome of litigation in which we are involved;

     - success of new business, operating and financial initiatives, many of which involve start-up costs, and new systems and applications, particularly with regard to our integration of service offerings;

     - VoiceStream's and Powertel's high level of debt, which may need to be refinanced;

     - ability to attract and retain qualified personnel;

     - product liability and other claims asserted against us;

     - concerns over radio frequency emissions or other health and safety risks related to the use of wireless handsets;

     - progress of our domestic and international investments, joint ventures and alliances;

     - impact of unusual items resulting from ongoing evaluations of our strategies;

     - availability, terms and deployment of capital, particularly in view of our debt refinancing needs, including the possible refinancing of VoiceStream's and Powertel's debt, and the impact of regulatory and competitive developments on capital outlays;

     - level of demand in the market for our shares and for shares of our subsidiaries, which can affect our acquisition strategies;

     - our ability to achieve cost savings and realize productivity improvements;

     - with respect to the mergers involving Deutsche Telekom, the development of the German real estate market in view of Deutsche Telekom's substantial real estate portfolio, which had a book value of approximately 17.2 billion euros as of December 31, 1999; and

     - general economic conditions, government and regulatory policies, new legislation and business conditions in the markets we and our affiliates serve.

     The actual results, performance or achievement of Deutsche Telekom, VoiceStream, Powertel or the combined companies following the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger or following the VoiceStream/Powertel merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on the results of operations and financial condition of Deutsche Telekom, VoiceStream, Powertel or the combined companies following the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/ Powertel merger or the VoiceStream/Powertel merger.

                                 THE COMPANIES

DEUTSCHE TELEKOM AG


     Deutsche Telekom is Europe's largest telecommunications company and one of the largest telecommunications carriers worldwide based on 2000 revenues. Deutsche Telekom's revenues in 2000 were 40.9 billion euros. Deutsche Telekom offers its customers a complete range of fixed-line voice telephony products and services through more than 49 million access lines as of December 31, 2000. As of December 31, 2000, through T-Mobile, Deutsche Telekom served approximately
31.1 million mobile telephony customers in Europe through majority-controlled operations. Deutsche Telekom is a leading provider of high-speed digital access lines with, as of December 31, 2000, 600,000 digital service lines and 17.3 million channels using the information transfer standard known as Integrated Services Digital Network. Deutsche Telekom is a leading provider of new asymmetric digital subscriber line services. In online services, T-Online is Europe's largest Internet provider with approximately 7.9 million subscribers as of December 31, 2000.


     Deutsche Telekom's international portfolio of subsidiaries and investments includes telecommunications companies active in the United Kingdom, France, Austria, Central and Eastern Europe, the United States and Asia.


     Deutsche Telekom's strategic focus is on growth in four key areas: mobile telecommunications, data/Internet Protocol/systems, consumer Internet services and access services. Deutsche Telekom intends to pursue growth in these areas aggressively, primarily through internal growth and acquisitions. In this regard, Deutsche Telekom's primary emphasis is on Europe and the United States, but Deutsche Telekom may pursue opportunities worldwide. Deutsche Telekom expects to expand its presence internationally. Deutsche Telekom believes that its advanced network and strategic focus position it well to take advantage of the technological convergence of telecommunications and information services.



     For a description of certain recent developments involving Deutsche Telekom, see Deutsche Telekom's reports filed with the SEC that are, or may in the future be, incorporated by reference herein as described under "Additional Information -- Where You Can Find More Information."


     Deutsche Telekom's principal executive offices are located at Friedrich-Ebert-Allee 140 in 53113 Bonn, Germany, its telephone number is (011
49) 228-181-88880. Deutsche Telekom maintains a website on the Internet at www.telekom.de/international, but the information found on its website is not part of this proxy statement/prospectus.

VOICESTREAM WIRELESS CORPORATION


     VoiceStream is a national provider of personal communications service in the United States using GSM wireless technology. As of September 30, 2000, VoiceStream, together with joint ventures in which it holds interests, had licenses to provide service to over 220 million people and operating systems from New York to Hawaii, serving approximately 3.3 million subscribers. VoiceStream has licenses in 23 of the 25 largest markets in the United States. In addition, VoiceStream holds 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., Cook Inlet/VS GSM IV PCS Holdings, LLC and Cook Inlet/VS GSM V PCS Holdings, LLC. Subsidiaries of these joint ventures are qualified to obtain C and F Block licenses that VoiceStream cannot obtain directly. Subsidiaries of Cook Inlet/VS GSM IV PCS Holdings have entered into agreements to acquire licenses in markets including Philadelphia, Pennsylvania; Las Vegas, Nevada; New Orleans, Louisiana; Battle Creek, Michigan; and Corpus Christi, Texas. In addition, a subsidiary of Cook Inlet/VS GSM V PCS Holdings participated in FCC Auction No. 35 to acquire C and F Block licenses and was the highest bidder in 22 markets covering approximately 21 million people, at a cost of $506,376,000.

     VoiceStream was incorporated in June 1999 as a Delaware corporation to act as the parent company for business combinations involving its predecessor, now named "VS Washington Corporation". Prior to May 3, 1999, VS Washington was an 80.1%-owned subsidiary of Western Wireless Corporation. The remaining 19.9% was owned by Hutchison Telecommunications PCS (USA) Limited, a subsidiary of Hutchison Whampoa Limited, a Hong Kong company. On May 3, 1999, VS Washington was formally separated in a spin-off transaction from Western Wireless's other operations. In the first half of 2000, VoiceStream acquired Omnipoint Corporation and Aerial Communications, Inc., substantially increasing VoiceStream's geographic coverage.



     For a description of certain recent development involving VoiceStream, see VoiceStream's reports filed with the SEC that are, or may in the future be, incorporated by reference herein as described under "Additional
Information -- Where you Can Find More Information."


     VoiceStream's principal executive offices are located at 12920 SE 38(th) Street, Bellevue, Washington 98006, its telephone number is (425) 378-4000. VoiceStream maintains a website on the Internet at www.voicestream.com, but the information found on its website is not part of this proxy statement/ prospectus.

POWERTEL, INC.

     Powertel is a provider of wireless telecommunications services in the southeastern United States. With licenses that cover over 24 million people, Powertel has one of the largest contiguous licensed PCS coverage areas in the southeastern United States. Powertel's licenses cover the major trading areas of Atlanta, Georgia; Jacksonville, Florida; Memphis, Tennessee; Jackson, Mississippi; and Birmingham, Alabama; and 13 basic trading areas in Kentucky and Tennessee. Powertel provides its services using GSM wireless technology.


     Powertel recently invested $125 million for a minority interest in an affiliate of Eliska Wireless Ventures I, Inc., which purchased the assets of DiGiPH PCS, a GSM-based provider that serves the Gulf Coast area of Alabama, Florida and Mississippi. These markets are contiguous with Powertel's existing markets. A portion of Powertel's business is now conducted through an affiliate of Eliska in which Powertel holds a non-controlling equity interest.



     For a description of certain recent developments involving Powertel, see Powertel's reports filed with the SEC that are, or may in the future be, incorporated by reference herein as described under "Additional
Information -- Where You Can Find More Information."


     Powertel was incorporated in 1991 as a Delaware corporation. Powertel's principal executive offices are located at 1239 O.G. Skinner Drive, West Point, Georgia 31833, its telephone number is (706) 645-2000. Powertel maintains a website on the Internet at www.powertel.com, but the information found on its website is not part of this proxy statement/prospectus.

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

                        THE VOICESTREAM SPECIAL MEETING

GENERAL


     The special meeting of stockholders of VoiceStream will be held on March 13, 2001, at 8:00 a.m., Pacific time, at the offices of VoiceStream Wireless Corporation, 12920 SE 38th Street, Bellevue, Washington 98006. At the VoiceStream special meeting, VoiceStream stockholders will consider and vote upon proposals to approve and adopt:



     - the Agreement and Plan of Merger, dated as of July 23, 2000, as amended and restated as of February 8, 2001, among Deutsche Telekom AG, VoiceStream Wireless Corporation and a Delaware corporation formed by Deutsche Telekom, pursuant to which that corporation will be merged into VoiceStream, and VoiceStream will become a wholly-owned subsidiary of Deutsche Telekom.



     - the Agreement and Plan of Reorganization, dated as of August 26, 2000, as amended and restated as of February 8, 2001, among VoiceStream Wireless Corporation, Powertel, Inc. and a wholly-owned subsidiary of VoiceStream and the transactions contemplated thereby, including the issuance of VoiceStream Common Shares to Powertel stockholders. Pursuant to that agreement, the VoiceStream subsidiary will be merged into Powertel, and Powertel will become a wholly-owned subsidiary of VoiceStream. The merger between VoiceStream and Powertel can occur only if the merger agreement between VoiceStream and Deutsche Telekom is terminated.


     If the Deutsche Telekom/VoiceStream merger is completed, VoiceStream will become a wholly-owned subsidiary of Deutsche Telekom and the VoiceStream/Powertel merger agreement will automatically terminate. If, however, the Deutsche Telekom/VoiceStream merger agreement is terminated, the VoiceStream/Powertel merger may still be completed. Therefore, it is necessary for VoiceStream stockholders to vote on both the Deutsche Telekom/VoiceStream merger and the VoiceStream/Powertel merger, even though it is not possible for both mergers to be completed. We have attached copies of the Deutsche Telekom/VoiceStream and VoiceStream/Powertel merger agreements to this document as Annexes A and C, respectively.

RECORD DATE; QUORUM


     Only holders of VoiceStream common shares and VoiceStream voting preferred shares are entitled to vote on the mergers at the VoiceStream special meeting. The VoiceStream board of directors has fixed the close of business on January 24, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the VoiceStream special meeting. At the record date, there were outstanding 251,070,590 VoiceStream common shares held by approximately 2,075 VoiceStream stockholders of record, and 3,906,250 VoiceStream voting preferred shares outstanding, all of which are held by Deutsche Telekom.


     The holders of a majority of the votes entitled to be cast in respect of VoiceStream common shares and VoiceStream voting preferred shares outstanding at the record date, represented in person or by proxy, will constitute a quorum for purposes of the VoiceStream special meeting. A quorum is necessary to hold the VoiceStream special meeting. Any VoiceStream common shares held in treasury by VoiceStream or by any of its subsidiaries will not be counted for purposes of a quorum. Brokers and nominees are allowed to vote on the approval of either the Deutsche Telekom/VoiceStream merger or the VoiceStream/Powertel merger on behalf of VoiceStream stockholders only if they receive instructions from such stockholder on how to vote, and VoiceStream shares that are not voted because brokers did not receive instructions are referred to as "broker non-votes." Abstentions and broker non-votes represented at the special meeting count as present for establishing a quorum. Once a VoiceStream share is represented at the VoiceStream special meeting, it will be counted for the purpose of determining a quorum at the VoiceStream special meeting and any adjournment of the VoiceStream special meeting unless the holder is present solely to object to the VoiceStream special meeting. However, if a new record date is set for the adjourned VoiceStream special meeting, then a new quorum will have to be established.

REQUIRED VOTE


     The completion of the Deutsche Telekom/VoiceStream merger requires the approval of the Deutsche Telekom/VoiceStream merger agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding VoiceStream common shares and VoiceStream voting preferred shares, voting together as a single class. The completion of the VoiceStream/Powertel merger requires the approval of the VoiceStream/Powertel merger agreement by a majority of the votes cast at the VoiceStream special meeting by holders of VoiceStream common shares and VoiceStream voting preferred shares, voting together as a single class. Each VoiceStream common share and VoiceStream voting preferred share outstanding as of the close of business on the record date, January 24, 2001, entitles the holder to one vote with respect to each merger to be voted upon at the VoiceStream special meeting. Because the vote to approve the Deutsche Telekom/VoiceStream merger is based on the number of VoiceStream shares outstanding and entitled to vote rather than on the number of votes cast, failure to vote your VoiceStream shares is effectively a vote against approval of the Deutsche Telekom/VoiceStream merger. Similarly, abstentions and broker non-votes represented at the VoiceStream special meeting will have the same effect as votes against approval of the Deutsche Telekom/VoiceStream merger.


     You may vote your VoiceStream shares in either of two ways:

     - by completing and returning the accompanying proxy card; or

     - by appearing and voting in person at the VoiceStream special meeting.


     At the record date, directors and executive officers of VoiceStream and their associates and affiliates owned approximately 53.6% of the outstanding VoiceStream common shares.


AGREEMENTS TO VOTE IN FAVOR OF THE MERGERS


     In connection with the Deutsche Telekom/VoiceStream merger, VoiceStream stockholders who, in the aggregate, had sufficient voting power as of the VoiceStream record date to approve the Deutsche Telekom/VoiceStream merger entered into separate stockholder agreements with Deutsche Telekom whereby each of the stockholders has agreed to vote its VoiceStream common shares in favor of the Deutsche Telekom/VoiceStream merger. See "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- Deutsche Telekom's Agreements with Stockholders of VoiceStream." In addition, the VoiceStream voting preferred shares held by Deutsche Telekom entitle Deutsche Telekom to cast approximately 1.5% of the votes, and Deutsche Telekom intends to vote these shares in favor of the Deutsche Telekom/VoiceStream merger. As a result, VoiceStream stockholder approval of the Deutsche Telekom/VoiceStream merger is assured.


     In connection with the VoiceStream/Powertel merger, VoiceStream stockholders who, in the aggregate, had sufficient voting power as of the VoiceStream record date to approve the VoiceStream/Powertel merger entered into stockholder agreements with Powertel whereby each of the stockholders has agreed to vote its VoiceStream common shares in favor of the VoiceStream/Powertel merger. See "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- Powertel's Agreements with Stockholders of VoiceStream." As a result, VoiceStream stockholder approval of the VoiceStream/Powertel merger is assured.

     Deutsche Telekom has obtained all corporate and stockholder approvals necessary to complete the Deutsche Telekom/VoiceStream merger, other than ministerial actions to be taken in connection with the completion of the merger.

VOTING AND REVOCATION OF PROXIES

     If you vote your VoiceStream common shares or voting preferred shares by signing a proxy, your shares will be voted at the VoiceStream special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your VoiceStream common shares or voting preferred shares will be voted "FOR" the approval of both the Deutsche Telekom/VoiceStream merger and the VoiceStream/Powertel merger.

     You may revoke or change your proxy at any time before the proxy is voted at the VoiceStream special meeting. A proxy may be revoked prior to the vote at the VoiceStream special meeting in any of the following ways:

     - by submitting a written revocation to the Secretary of VoiceStream Wireless Corporation at 12920 SE 38th Street, Bellevue, Washington 98006;

     - by submitting a new proxy dated after the date of the proxy that is being revoked; or

     - by voting in person at the VoiceStream special meeting.

     However, simply attending the VoiceStream special meeting will not revoke a proxy. If you do not hold your VoiceStream common shares in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, broker or other party that is the registered owner of the shares.

     The VoiceStream board of directors is not aware of any other business to be brought before the VoiceStream special meeting. If, however, other matters are properly brought before the VoiceStream special meeting or any adjournment of the VoiceStream special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     DO NOT INCLUDE VOICESTREAM SHARE CERTIFICATES WHEN RETURNING THE ENCLOSED PROXY CARD.


ELECTION PROCEDURES



     At least 45 days before the expected completion of the Deutsche Telekom/VoiceStream merger, we expect to mail to you a form with instructions for making your election of the consideration you prefer to receive in the Deutsche Telekom/VoiceStream merger and indicating whether you prefer to receive Deutsche Telekom ADSs or Deutsche Telekom ordinary shares and a letter of transmittal for surrendering your VoiceStream share certificates. To make an election, you will need to complete the form as instructed and send your VoiceStream share certificates with a completed letter of transmittal so that the escrow agent receives them no later than the election deadline, which is the fifth business day before the completion of the Deutsche Telekom/VoiceStream merger. If you fail to make a valid election before the election deadline, including failing to send in your VoiceStream share certificates, you will receive the mixed consideration per VoiceStream common share of 3.2 Deutsche Telekom shares and $30 in cash, subject to a tax-related adjustment, and after we complete the Deutsche Telekom/VoiceStream merger, we will send you instructions explaining how to exchange your VoiceStream common share certificates for depositary receipts representing Deutsche Telekom ADSs and cash, or, if you elect, cash and certificates for Deutsche Telekom ordinary shares. We will make a public announcement of the election deadline at least five business days before that deadline.



     VoiceStream stockholders who hold VoiceStream common shares in "street name" through a bank, broker or other financial institution should receive from that institution information about the procedures for making an election and exchanging that holder's shares for Deutsche Telekom ADSs or Deutsche Telekom ordinary shares.


SOLICITATION OF PROXIES

     VoiceStream is, and Deutsche Telekom may be, soliciting, and each will bear its own cost of soliciting, proxies to vote on the mergers at the VoiceStream special meeting. Deutsche Telekom, VoiceStream and Powertel will share equally the amount of the expenses incurred in connection with the cost of printing and distributing this proxy statement/prospectus. Deutsche Telekom and VoiceStream will share equally the amount of the SEC filing fees incurred in connection with registering the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares issuable upon completion of the Deutsche

Telekom/VoiceStream merger. VoiceStream and Powertel will share equally the amount of the SEC filing fees incurred in connection with registering VoiceStream common shares issuable upon completion of the VoiceStream/Powertel merger. Officers, directors and employees of VoiceStream and Deutsche Telekom also may solicit proxies from VoiceStream stockholders by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. VoiceStream will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of VoiceStream shares, and VoiceStream will reimburse those brokerage houses and custodians for their reasonable expenses in doing so. MacKenzie Partners, Inc. has been retained by VoiceStream to assist in the solicitation of proxies, using the means referred to above, and will receive fees of up to $6,000, plus reasonable out-of-pocket expenses.


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

                          THE POWERTEL SPECIAL MEETING

GENERAL


     The special meeting of stockholders of Powertel will be held on March 13, 2001, at 11:00 a.m., Eastern time, at The Cotton Duck, 6101 20th Avenue, Valley, Alabama 36854. At the Powertel special meeting, the Powertel stockholders will consider and vote upon proposals to approve and adopt:



     - the Agreement and Plan of Merger dated as of August 26, 2000, as amended and restated as of February 8, 2001, among Deutsche Telekom, Powertel and a Delaware corporation formed by Deutsche Telekom, pursuant to which that corporation will be merged into Powertel, and Powertel will become a wholly-owned subsidiary of Deutsche Telekom; and



     - the Agreement and Plan of Reorganization dated as of August 26, 2000, as amended and restated as of February 8, 2001, among VoiceStream, Powertel and a wholly-owned subsidiary of VoiceStream, pursuant to which that subsidiary will be merged into Powertel, and Powertel will become a wholly-owned subsidiary of VoiceStream.


     The Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger are mutually exclusive. If the Deutsche Telekom/VoiceStream merger is completed, then the VoiceStream/Powertel merger agreement will automatically terminate, and Powertel is expected to merge with a Delaware corporation formed by Deutsche Telekom upon the terms set forth in the Deutsche Telekom/Powertel merger agreement. If, however, the Deutsche Telekom/VoiceStream merger agreement is terminated, the Deutsche Telekom/Powertel merger agreement will also terminate. In that case, Powertel is expected to merge with the wholly-owned subsidiary of VoiceStream upon the terms set forth in the VoiceStream/Powertel merger agreement. Therefore, it is necessary for Powertel stockholders to vote on both the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, even though it is not possible for both mergers to be completed. We have attached copies of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement to this proxy statement/prospectus as Annex B and Annex C, respectively.

RECORD DATE; QUORUM


     Holders of Powertel common shares and preferred shares are entitled to vote on the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger at the Powertel special meeting. The Powertel board of directors has fixed the close of business on January 24, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Powertel special meeting. At the record date there were outstanding:



     - 31,587,409 Powertel common shares held by approximately 281 Powertel stockholders of record;


     - 100,000 Series A preferred shares, all of which are owned by Sonera Corporation;

     - 100,000 Series B preferred shares, all of which are owned by SCANA Communications Holdings, Inc.;

     - 50,000 Series D preferred shares, all of which are owned by SCANA Communications Holdings, Inc.;

     - 50,000 Series E preferred shares, all of which are owned by SCANA Communications Holdings, Inc.; and

     - 50,000 Series F preferred shares, all of which are owned by ITC Wireless, Inc.

     The holders of shares representing a majority of the votes entitled to be cast with respect to the proposals at the record date, represented in person or by proxy, will constitute a quorum for purposes of the Powertel special meeting. A quorum is necessary to hold the Powertel special meeting. Any Powertel common shares held in treasury by Powertel or by any of its subsidiaries will not be counted for purposes of a quorum. Brokers and nominees are allowed to vote on the approval of either the Deutsche Telekom/

Powertel merger or the VoiceStream/Powertel merger on behalf of Powertel stockholders only if they receive instructions from such stockholders on how to vote, and Powertel shares that are not voted because brokers did not receive instructions are referred to as "broker non-votes". Abstentions and broker non-votes represented at the special meeting count as present for establishing a quorum. Once a Powertel share is represented at the Powertel special meeting, it will be counted for the purpose of determining a quorum at the Powertel special meeting and any adjournment of the Powertel special meeting, unless the holder is present solely to object to the Powertel special meeting. However, if a new record date is set for the adjourned Powertel special meeting, then a new quorum will have to be established.

REQUIRED VOTE

     The completion of each of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger requires the approval of the relevant merger agreement by the affirmative vote of the holders of:

     - a majority of the voting power of the outstanding Powertel common shares and Powertel Series A preferred shares, voting together as a single class, with the Series A preferred shares voting on an as-converted-to-common shares basis; and

     - two-thirds of each of the Series A preferred shares, Series B preferred shares, Series D preferred shares, Series E preferred shares and Series F preferred shares, each voting as a separate class.


Each Powertel common share outstanding as of the close of business on January 24, 2001 entitles the holder to one vote at the Powertel special meeting. Each Powertel Series A preferred share outstanding as of the close of business on January 24, 2001 entitles the holder to 46.26774 votes at the Powertel special meeting when voting together with the common shares on an as-converted-to-common shares basis. Each Powertel preferred share is entitled to one vote when voting as a separate class. Because the vote is based on the number of Powertel shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the mergers. In addition, abstentions and broker non-votes will have the same effect as votes against approval of the mergers.


     You may vote your shares in either of two ways:

     - by completing and returning the accompanying proxy card; or

     - by appearing and voting in person at the Powertel special meeting.


     At the Powertel record date, directors and executive officers of Powertel and their respective affiliates beneficially owned approximately 47.7% of all the outstanding Powertel common shares, and Sonera Corporation beneficially owned an additional 12.8% of all the outstanding Powertel common shares. All of the outstanding Powertel preferred shares were held by the stockholders in the amounts set forth under "-- Record Date; Quorum."


AGREEMENTS TO VOTE IN FAVOR OF THE DEUTSCHE TELEKOM/POWERTEL MERGER

     In connection with the execution of the Deutsche Telekom/Powertel merger agreement, Powertel stockholders who, in the aggregate, had sufficient voting power as of the Powertel record date to approve the Deutsche Telekom/Powertel merger entered into stockholder agreements with Deutsche Telekom whereby each of the stockholders has agreed to vote its Powertel shares in favor of the Deutsche Telekom/Powertel merger. See "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- Deutsche Telekom's Agreements with Stockholders of Powertel." As a result, stockholder approval of the Deutsche Telekom/Powertel merger is assured.

     Deutsche Telekom has obtained all corporate and stockholder approvals necessary to complete the Deutsche Telekom/Powertel merger, other than ministerial actions to be taken in connection with the completion of the merger.

AGREEMENTS TO VOTE IN FAVOR OF THE VOICESTREAM/POWERTEL MERGER

     In connection with the execution of the VoiceStream/Powertel merger agreement, Powertel stockholders who, in the aggregate, had sufficient voting power as of the Powertel record date to approve the VoiceStream/Powertel merger entered into stockholder agreements with VoiceStream whereby each of the stockholders has agreed to vote its Powertel shares in favor of the VoiceStream/Powertel merger. See "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- VoiceStream's Agreements with Stockholders of Powertel." As a result, stockholder approval of the VoiceStream/Powertel merger is assured.

VOTING AND REVOCATION OF PROXIES

     If you vote your Powertel common shares or Powertel preferred shares by signing a proxy, your shares will be voted at the Powertel special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your Powertel common shares or Powertel preferred shares will be voted "FOR" the adoption of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement.

     You may revoke your proxy at any time before the proxy is voted at the Powertel special meeting. A proxy may be revoked prior to the vote at the Powertel special meeting in any of the following ways:

     - by submitting a written revocation to the Secretary of Powertel, Inc. at 1239 O.G. Skinner Drive, West Point, Georgia 31833;

     - by submitting a new proxy dated after the date of the proxy that is being revoked; or

     - by voting in person at the Powertel special meeting.

However, simply attending the Powertel special meeting will not revoke a proxy. If you do not hold your Powertel common shares or Powertel preferred shares in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.


     The Powertel board of directors is not aware of any other business to be brought before the Powertel special meeting. If, however, other matters are properly brought before the Powertel special meeting or any adjournment of the Powertel special meeting, the persons appointed as proxies will have discretionary authority to vote the Powertel shares represented by duly executed proxies in accordance with their discretion and judgment.


     DO NOT INCLUDE POWERTEL SHARE CERTIFICATES WHEN RETURNING THE ENCLOSED PROXY CARD.

     After the completion of the Deutsche Telekom/Powertel merger, Powertel will mail to you a form with instructions for electing whether you prefer to receive Deutsche Telekom ADSs or Deutsche Telekom ordinary shares and a letter of transmittal for surrendering your Powertel share certificates to Deutsche Telekom. You will need to send a completed letter of transmittal and Powertel share certificates representing your Powertel shares to the escrow agent for the Deutsche Telekom/Powertel merger. If you make an election to receive Deutsche Telekom ordinary shares in connection with the Deutsche Telekom/Powertel merger, you also will need to send a completed form of election.

     In the alternative, if the Deutsche Telekom/VoiceStream merger agreement terminates and the VoiceStream/Powertel merger is completed, VoiceStream will promptly mail to you a form with instructions and a letter of transmittal for surrendering your Powertel share certificates to VoiceStream. You will need to send a completed letter of transmittal and Powertel share certificates representing your Powertel shares to the escrow agent for the VoiceStream/Powertel merger.


     Powertel stockholders who hold Powertel shares in "street name" through a bank, broker or other financial institution should receive from that institution information about the procedures for making an election and exchanging that holder's shares for Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, or if the Deutsche Telekom/VoiceStream merger agreement terminates and the VoiceStream/

Powertel merger is completed, information about the procedures for exchanging that holder's shares for VoiceStream common shares.


SOLICITATION OF PROXIES


     Powertel is, and Deutsche Telekom may be, soliciting, and each will bear its own cost of soliciting, proxies to vote on the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger at the Powertel special meeting. Deutsche Telekom, VoiceStream and Powertel will share equally the amount of expenses incurred in connection with the cost of printing and distributing this proxy statement/prospectus. Deutsche Telekom and Powertel will share equally the amount of SEC filing fees incurred in connection with registering the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares issuable upon completion of the Deutsche Telekom/Powertel merger. VoiceStream and Powertel will share equally the amount of SEC filing fees incurred in connection with registering the VoiceStream common shares issuable upon completion of the VoiceStream/Powertel merger. Officers, directors and employees of Powertel and Deutsche Telekom also may solicit proxies from Powertel stockholders by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Powertel will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of Powertel shares, and Powertel will reimburse those brokerage houses and custodians for their reasonable expenses in doing so. MacKenzie Partners, Inc. has been retained by Powertel to assist in the solicitation of proxies, using the means referred to above, and will receive fees of up to $7,500, plus reasonable out-of-pocket expenses.

                    THE DEUTSCHE TELEKOM/VOICESTREAM MERGER

BACKGROUND OF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER

  Deutsche Telekom -- General Background


     Deutsche Telekom has been seeking to expand internationally through acquisitions, investments and joint undertakings in the areas that are the four pillars of its growth strategy: mobile telecommunications, data/ Internet Protocol/systems, consumer Internet services and access services. Deutsche Telekom considers expansion of its international business to be an essential component of its overall business strategy. In particular, Deutsche Telekom has aimed to build on its strength in Europe and to expand its reach in the United States. From time to time, Deutsche Telekom has engaged and may continue to engage in discussions with other parties that may lead to one or more substantial cross-border acquisitions or business combinations. In that connection, Deutsche Telekom retained Donaldson, Lufkin & Jenrette and Dresdner Kleinwort Benson in November 1999 as financial advisors to advise it on acquisition alternatives in the U.S. wireless telecommunications industry. Over the next several months, Deutsche Telekom, with the aid of Donaldson, Lufkin & Jenrette and Dresdner Kleinwort Benson, explored several wireless opportunities in the United States, including an acquisition of VoiceStream. Among other things, Deutsche Telekom and its financial advisors analyzed the U.S. wireless market, possible valuations of VoiceStream and alternative transaction structures and considerations.


  VoiceStream -- General Background

     Following the spin-off of VoiceStream from Western Wireless in May 1999, the VoiceStream board of directors has sought to expand the geographical scope of, and enhance the services provided by, its wireless business operations to enable VoiceStream to become a nationwide service provider and to compete effectively against larger wireless carriers. In the first half of 2000, VoiceStream acquired wireless carriers Omnipoint Corporation and Aerial Communications, Inc., received a $957 million investment from Hutchison Whampoa Ltd., a $500 million investment from Sonera Corporation, entered into a new $3.25 billion credit agreement and raised $1.46 billion in a high-yield debt offering.

     As a result of these acquisitions and financing activities, by the end of the first half of 2000, VoiceStream had become a national competitor in the U.S. wireless telecommunications industry. VoiceStream's board of directors and management believed that VoiceStream's size and financial resources relative to other national competitors, and the conditions and trends in the telecommunications industry, including the ongoing consolidation of telecommunications companies both in the United States and globally, would require VoiceStream to continue to expand if VoiceStream were to remain a strong competitor in the wireless telecommunications industry, and VoiceStream's board of directors and management understood that this expansion strategy would require VoiceStream to raise and spend billions of dollars in the future.

     On a number of occasions during the year 2000, VoiceStream received inquiries from U.S. and international communications companies expressing interest in an acquisition of all of VoiceStream or a significant minority investment in VoiceStream. In response to these inquiries and contacts, VoiceStream's management, together with Goldman, Sachs & Co., VoiceStream's financial advisor, held preliminary discussions with 10 parties who expressed interest in such possible transactions with VoiceStream. Of these parties, three communications companies expressed interest in acquiring all of VoiceStream, including Deutsche Telekom and another party which submitted a preliminary acquisition proposal in July. In addition, VoiceStream also received written proposals from two international communications companies in addition to Deutsche Telekom that expressed an interest in acquiring a significant minority stake in VoiceStream. One of these parties, in addition to Deutsche Telekom, conducted due diligence with VoiceStream's management, and VoiceStream delivered to such party drafts of agreements under which such investment would be made.

     As discussed under "-- Recommendation and Considerations of the VoiceStream Board of Directors," the VoiceStream board determined that the Deutsche Telekom/VoiceStream merger, including the $5 billion equity investment by Deutsche Telekom which was agreed to at the time of signing of the Deutsche Telekom/ VoiceStream merger agreement, was the most desirable strategic alternative for VoiceStream as well as the most attractive transaction that was available.

  The Deutsche Telekom/VoiceStream Transaction

     On March 7, 2000, a representative of Donaldson, Lufkin & Jenrette, one of Deutsche Telekom's financial advisors, contacted John W. Stanton, chairman and chief executive officer of VoiceStream, by telephone to inform Mr. Stanton that Deutsche Telekom was seeking to expand its telecommunications business into the United States and that Deutsche Telekom had an interest in acquiring VoiceStream and to arrange a meeting between Mr. Stanton and Dr. Ron Sommer, chairman of Deutsche Telekom's management board. Mr. Stanton and Dr. Sommer, together with other representatives of VoiceStream and Deutsche Telekom, met in New York on March 13. At this meeting, the parties discussed the telecommunications industry in general, and Deutsche Telekom indicated its interest in acquiring VoiceStream to expand its wireless telecommunications business into the United States.

     On March 29, 2000, Mr. Stanton and Dr. Sommer, together with other representatives of VoiceStream and Deutsche Telekom, met again in New York. At this meeting, Deutsche Telekom indicated that it was considering making a proposal to acquire VoiceStream in a transaction in which stockholders of VoiceStream would receive shares of T-Mobile, which is the Deutsche Telekom subsidiary through which Deutsche Telekom conducts a substantial portion of its mobile telecommunications businesses. Mr. Stanton said that VoiceStream would not be willing to consider such a proposal, if made, in light of the absence of an existing public trading market for the shares of T-Mobile and a number of other contingencies and uncertainties surrounding T-Mobile.

     On June 1, 2000, in light of press reports concerning a possible minority investment in VoiceStream by a third party, Donaldson, Lufkin & Jenrette contacted Goldman Sachs and VoiceStream to determine whether VoiceStream would consider a proposal by Deutsche Telekom for an acquisition of VoiceStream or an equity investment in VoiceStream. Goldman Sachs indicated that VoiceStream would be willing to consider a written proposal from Deutsche Telekom, and requested that any such proposal be provided no later than early June because of the presence of other possible bidders. Later that day or the next, Dr. Sommer telephoned Mr. Stanton and informed him that Deutsche Telekom would like to continue discussions of a possible acquisition of VoiceStream by Deutsche Telekom. Mr. Stanton indicated that VoiceStream would be willing to consider a written proposal from Deutsche Telekom to acquire VoiceStream and requested that such proposal be provided no later than early June.

     On June 6, 2000, Deutsche Telekom submitted a written, preliminary proposal to acquire all of VoiceStream. The proposal contemplated the acquisition of VoiceStream solely for Deutsche Telekom ordinary shares at a fixed exchange ratio to be negotiated that would imply a price of between $170 and $190 per VoiceStream share.

     On June 12, 2000, Mr. Stanton sent a written reply to Deutsche Telekom's proposal which stated that VoiceStream would be willing to consider an acquisition proposal for VoiceStream of at least $200 per VoiceStream common share provided that a significant component of the purchase price be paid in cash and that the proposal contain protection for VoiceStream stockholders if the price of Deutsche Telekom's shares declined. The reply indicated that VoiceStream would permit Deutsche Telekom to conduct limited due diligence if Deutsche Telekom believed it could raise the value of its proposal to at least $200 per VoiceStream common share.

     On June 15, 2000, Mr. Stanton and Dr. Sommer spoke by telephone and discussed terms of a potential transaction. Also on June 15, 2000, representatives of the two companies held a conference call in which the parties agreed that VoiceStream would provide Deutsche Telekom with preliminary due diligence information. On June 21, 2000, Deutsche Telekom and VoiceStream entered into a non-disclosure agreement.

     On June 22, 2000, Deutsche Telekom submitted a revised written, preliminary proposal to acquire VoiceStream, indicating that it would be willing to pay at least $200 per VoiceStream common share, with 10% of the consideration to be paid in cash and the balance to be paid in Deutsche Telekom shares. Deutsche Telekom's proposal stated that the share portion of the consideration would be subject to a collar that would provide VoiceStream stockholders with some value protection in the event of a decrease in the price of Deutsche Telekom's shares. The proposal also indicated that, as part of any definitive agreement with VoiceStream, Deutsche Telekom would require VoiceStream's principal stockholders representing more than 50% of VoiceStream's voting power on a fully diluted basis to agree to support the transaction and to restrict dispositions of the Deutsche Telekom shares they would receive in the transaction for a period of at least six months after the completion of the transaction.


     On June 22, 2000, Mr. Stanton sent a written reply to Dr. Sommer and Mr. Jeffrey Hedberg, a member of the Deutsche Telekom management board, raising a number of business issues with respect to Deutsche Telekom's proposal and scheduling due diligence meetings in Seattle, Washington commencing June 27. Mr. Stanton requested that Deutsche Telekom be prepared to make a definitive proposal by July 5.

     On June 27 through June 29, 2000, Deutsche Telekom and its representatives met in Seattle, Washington with senior members of VoiceStream's management and conducted a due diligence review of VoiceStream's business, operations, properties and finances. The parties discussed the terms of a separate significant investment by Deutsche Telekom in VoiceStream.


     On July 5, 2000, Deutsche Telekom delivered to VoiceStream a written acquisition proposal, including a draft merger agreement and draft agreement to be entered into by VoiceStream's major stockholders. Deutsche Telekom's proposal was to acquire all of the outstanding shares of VoiceStream for a combination per VoiceStream common share of $10 in cash and Deutsche Telekom shares having an anticipated value of $190. The proposal contained a collar designed to provide that the portion of the consideration payable in Deutsche Telekom shares would have a value of $190 as long as the trading price of Deutsche Telekom ordinary shares were in the range of 54 euros to 69 euros. If the trading price of Deutsche Telekom ordinary shares were below that range, a maximum agreed fixed exchange ratio would apply and the trading value of the consideration payable in Deutsche Telekom shares would be less than $190. Conversely, if the trading price of Deutsche Telekom shares were above the range, a minimum fixed exchange ratio would apply and the trading value of the Deutsche Telekom shares would exceed $190. Deutsche Telekom also proposed to invest $5 billion in VoiceStream on terms that Deutsche Telekom believed to be customary for strategic investments of this kind, but which VoiceStream believed would have the effect of significantly limiting VoiceStream's ability to use the funds unless Deutsche Telekom specifically approved. The form of stockholders agreement included as part of the proposal would obligate VoiceStream's principal stockholders to vote for the transaction at the VoiceStream special meeting and not to transfer any VoiceStream common shares or Deutsche Telekom shares prior to six months after the completion of the Deutsche Telekom/VoiceStream merger.


     On July 7, 2000, Mr. Stanton responded to Deutsche Telekom's proposal of July 5, requesting revisions to various business terms proposed by Deutsche Telekom and suggesting that negotiations commence the following week among the principals and their outside financial advisors. The parties agreed to meet in New York on Monday, July 10 to discuss Deutsche Telekom's acquisition proposal.

     On July 7, 2000, VoiceStream received an indication of interest from a non-U.S. wireless company to combine with VoiceStream. The indication of interest said that the third party was prepared to consider offering $160 to $180 per VoiceStream common share but did not propose a specific transaction structure and indicated that the timing of any transaction and the form of consideration could be affected by other strategic transactions involving the third party. The third party indicated that, as an alternative, it would also consider making an investment in VoiceStream of between $5 billion and $8 billion as the first stage of a transaction that would result in the acquisition of all of VoiceStream.

     On July 9, 2000, VoiceStream informed the third party that VoiceStream would be willing to consider an acquisition proposal by such third party only if its stockholders were to receive consideration of at least $200 per VoiceStream common share.


     On July 10, 2000, Mr. Stanton and other members of VoiceStream's senior management and representatives of VoiceStream's financial advisor met with members of Deutsche Telekom's management and representatives of its financial advisor in New York to discuss the terms proposed by Deutsche Telekom and modifications of such terms. At this meeting the parties discussed major terms of a transaction, including financial terms, structure, tax considerations, retention of VoiceStream's management and employees after the Deutsche Telekom/VoiceStream merger and the portion of the purchase price that would be payable to VoiceStream stockholders in cash. The parties also discussed an investment by Deutsche Telekom in VoiceStream to be made prior to the completion of a merger between the parties, the impact of the acquisition of VoiceStream on Deutsche Telekom's plans for its mobile telecommunications subsidiary, T-Mobile, and representation of VoiceStream on the supervisory and management boards of Deutsche Telekom and T-Mobile.


     During the period from July 12 to July 14, 2000, members of VoiceStream's and Deutsche Telekom's respective managements and their respective financial advisors met daily at Sun Valley, Idaho and continued to discuss a potential transaction. On July 14, 2000, Deutsche Telekom and VoiceStream reached agreement on the Deutsche Telekom/VoiceStream merger consideration per VoiceStream share by raising the cash portion to $30 and fixing the exchange ratio at 3.2 Deutsche Telekom shares, implying a value of about $205 per VoiceStream common share, based on the closing price of Deutsche Telekom ADSs on July 13, 2000. This agreement was subject to mutually satisfactory negotiation of the other terms of the Deutsche Telekom/ VoiceStream merger agreement, the agreements to be entered into by VoiceStream's principal stockholders and of a significant investment by Deutsche Telekom in VoiceStream. In regard to the investment, Deutsche Telekom and VoiceStream agreed that Deutsche Telekom would invest $5 billion in a VoiceStream security that would be convertible into VoiceStream common shares at a conversion price of $160 per VoiceStream common share and having other terms which were to be negotiated. Deutsche Telekom said that obtaining agreements from VoiceStream's stockholders representing in the aggregate more than 50% of the voting power of VoiceStream would be a condition to Deutsche Telekom's participation in the transaction.

     On July 19, 2000, VoiceStream's representatives were contacted by telephone by representatives of the financial advisors for the third party which had submitted the written indication of interest on July 7, 2000. The representatives indicated by phone that the third party would consider making a proposal to acquire VoiceStream at a value in the range of $200 per VoiceStream common share. Such representatives also stated that the third party would require a period of several weeks to conduct due diligence of VoiceStream and that the timing of a transaction could be delayed by other strategic transactions involving the third party.

     During the period between July 14 and July 23, 2000, members of VoiceStream's and Deutsche Telekom's respective senior management and their respective legal and financial advisors held continuous meetings in New York to negotiate the terms and conditions of the Deutsche Telekom/VoiceStream merger agreement, the $5 billion investment by Deutsche Telekom in VoiceStream and related agreements between the parties. Representatives of Deutsche Telekom held discussions with members of senior management of VoiceStream regarding the retention of senior management and other employees of VoiceStream by Deutsche Telekom after the completion of the Deutsche Telekom/VoiceStream merger and the terms of such retention arrangements. Discussions also continued between VoiceStream and Deutsche Telekom and VoiceStream's major stockholders with respect to the terms of the proposed stockholders agreements between Deutsche Telekom and the major stockholders of VoiceStream.

     On July 18, 2000, VoiceStream convened a meeting of its board. At this meeting, the VoiceStream board received an update from VoiceStream's management and its financial and legal advisors on the status of the negotiations with Deutsche Telekom and with the third party that had submitted the proposal on July 7, 2000. The VoiceStream board also reviewed the history and status of the various proposals which had been made to VoiceStream for an acquisition or significant minority investment. Based on concerns about the timing, feasibility, structure and value which might be realized in a transaction with the third party, and noting the contingent nature of the third party's preliminary proposal, the VoiceStream board instructed management to focus its efforts on a transaction with Deutsche Telekom and to convey its concerns to the third party. The VoiceStream board meeting was adjourned until July 21, 2000.

     On July 21, 2000, the VoiceStream board continued to review the proposed Deutsche Telekom/VoiceStream merger and VoiceStream's other strategic alternatives. Representatives of VoiceStream's management and VoiceStream's financial and legal advisors made presentations regarding the various strategic alternatives available to VoiceStream, including:

     - continuing as an independent entity and entering into strategic financing or business arrangements with other industry participants or financing sources that would assist VoiceStream in financing its business strategy;

     - pursuing one or more significant acquisitions of other wireless telecommunications companies; and

     - entering into a combination with Deutsche Telekom or the third party that had submitted the preliminary proposal on July 7, 2000, as orally modified by its financial advisors on July 19, 2000.

     VoiceStream's management and advisors then reviewed for the VoiceStream board the status of the negotiations with Deutsche Telekom and the business and strategic rationale for the proposed Deutsche Telekom/VoiceStream merger transaction, and VoiceStream's legal counsel discussed certain legal considerations relating to the proposed transactions. VoiceStream's management and advisors also reviewed, among other things, the matters set forth under "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger," "-- Deutsche Telekom's Reasons for the Deutsche Telekom/VoiceStream Merger" and "-- Recommendation and Considerations of the VoiceStream Board of Directors," as well as the provisions contained in the draft Deutsche Telekom/VoiceStream merger agreement and the related documents, including the various stockholders agreements in which VoiceStream stockholders owning in the aggregate more than 50% of the voting power of VoiceStream would agree to vote for the Deutsche Telekom/VoiceStream merger and not to transfer their shares of VoiceStream or Deutsche Telekom for certain specified periods. Goldman Sachs made presentations to the VoiceStream board concerning financial aspects of the proposed Deutsche Telekom/VoiceStream merger and discussed financial aspects of the various strategic alternatives available to VoiceStream. The VoiceStream board meeting was again adjourned until July 23, 2000.

     Deutsche Telekom's management board discussed a potential acquisition transaction involving VoiceStream and a minority investment in VoiceStream on various occasions at regularly scheduled meetings during the period from March through July 2000. On July 23, 2000, Deutsche Telekom's supervisory board met in Bonn, Germany to consider the proposed transactions. At this meeting, the supervisory board approved and authorized the execution of the Deutsche Telekom/VoiceStream merger agreement and the agreements providing for Deutsche Telekom's $5 billion investment in VoiceStream, subject to finalization by the parties' management and respective legal advisors.

     Also on July 23, 2000, the VoiceStream board continued to review and consider the proposed merger with Deutsche Telekom. VoiceStream's management and financial and legal advisors reviewed the terms of the Deutsche Telekom/VoiceStream merger agreement and described the resolution of all significant open issues between VoiceStream and Deutsche Telekom. Representatives of Goldman Sachs confirmed the financial analyses presented on July 21 and then delivered Goldman Sachs' oral opinion, later confirmed in writing, that as of the date of that opinion, the merger consideration in aggregate to be received by holders of VoiceStream common shares was fair from a financial point of view to those holders of VoiceStream common shares. Following further discussion and consideration, the VoiceStream board, with one director not present, unanimously approved and authorized the execution of the Deutsche Telekom/VoiceStream merger agreement and the agreements providing for Deutsche Telekom's $5 billion investment in VoiceStream on the terms discussed at the VoiceStream board meeting, subject to finalization by the parties' management and respective legal advisors.

     In the evening of July 23, representatives of Deutsche Telekom's and VoiceStream's respective management and legal advisors completed the definitive Deutsche Telekom/VoiceStream merger agreement, stockholder agreements, investment agreement and related documents, and thereafter the parties executed those documents, and Deutsche Telekom and VoiceStream's principal stockholders entered into the stockholder agreements.

     On July 24, 2000, Deutsche Telekom and VoiceStream issued a joint press release announcing the transaction.


     On February 8, 2001, with the approval of the VoiceStream board of directors and the Deutsche Telekom management and supervisory boards, Deutsche Telekom and VoiceStream agreed to amend the Deutsche Telekom/VoiceStream merger agreement to provide, among other things, that the Deutsche Telekom/VoiceStream merger will not be completed before May 31, 2001, which is the second day after the expected record date for determining which Deutsche Telekom shareholders will be entitled to receive Deutsche Telekom's annual dividend in respect of fiscal year 2000. In connection with this agreement, the parties agreed that VoiceStream would be permitted to pay a stock dividend to its stockholders before completion of the Deutsche Telekom/VoiceStream merger of 0.0075 of a VoiceStream common share for each VoiceStream share outstanding. This dividend will have the effect of increasing by 0.75% the number of shares owned by VoiceStream stockholders and, accordingly, the aggregate amount of cash and Deutsche Telekom shares to be received by VoiceStream stockholders in the Deutsche Telekom/ VoiceStream merger. The parties further agreed that if all of the conditions to completion of the Deutsche Telekom/VoiceStream merger are satisfied or waived in accordance with the merger agreement as of a date that is earlier than May 31, 2001, including the condition that no material adverse effect on VoiceStream shall have occurred, then after that earlier date Deutsche Telekom will no longer have the ability to terminate the merger agreement because of any material adverse effect on, or a material inaccuracy in, a representation or warranty of VoiceStream.


DEUTSCHE TELEKOM'S REASONS FOR THE DEUTSCHE TELEKOM/VOICESTREAM MERGER

     Deutsche Telekom believes that the addition of VoiceStream to Deutsche Telekom's mobile telephony operations will make Deutsche Telekom a more competitive telecommunications company with greater prospects for growth than either Deutsche Telekom or VoiceStream would have on its own, and will generate significant opportunities to deliver greater value to Deutsche Telekom shareholders, including former VoiceStream stockholders after the Deutsche Telekom/VoiceStream merger. Deutsche Telekom believes that VoiceStream provides it with a strong entry opportunity into the U.S. wireless telecommunications market, based on the same GSM wireless technology employed by Deutsche Telekom, and believes that Deutsche Telekom will provide VoiceStream with the necessary capital resources, technology expertise and global reach to provide cost-competitive service and accelerate the introduction of next-generation voice and data services in the United States.

  High-Growth U.S. Wireless Telecommunications Industry

     Deutsche Telekom's objective is to become a global player in four major telecommunications segments: mobile telecommunications, data/Internet Protocol/systems, consumer Internet services and network access services. The U.S. telecommunications industry is the world's largest and its wireless telecommunications sector, which is its most significant growth area, is one of the most attractive wireless markets globally. Deutsche Telekom believes that the U.S. wireless telecommunications sector has significant growth potential and that the combined company will be well positioned to take advantage of this opportunity.

  VoiceStream's Licenses and Potential Customers

     VoiceStream's licenses enable it to operate in 23 of the 25 largest markets in the United States in terms of persons in a geographic area, which in this document we refer to as "POPs". VoiceStream's licenses cover 220 million potential customers and VoiceStream's current network coverage enables access to approximately 100 million potential customers. VoiceStream expects its network coverage to increase by an additional 20 million customers during 2001. Access to these customers is a key factor in realizing the potential of the wireless telecommunications business. Deutsche Telekom believes that these capabilities will enable it to implement its objective of becoming a global player in this market.

  First Transatlantic Wireless Operator Utilizing the GSM Wireless Technology Standard


     Deutsche Telekom and VoiceStream have compatible network platforms utilizing GSM wireless technology, which is the established standard in most countries outside the United States. VoiceStream is the only U.S. wireless telecommunications provider with a national GSM wireless technology network. The combination of Deutsche Telekom and VoiceStream will create the first transatlantic wireless operator utilizing GSM wireless technology. Together, Deutsche Telekom and VoiceStream will offer seamless services over a common technology platform and provide customer-friendly features, such as global roaming, unified billing and worldwide customer service. Deutsche Telekom believes that these services, which currently are not offered in this form by any other U.S. provider, will give the combined company a competitive edge in the U.S. wireless telecommunications industry. The combined company will be, after the combination, the number one global GSM wireless telecommunications operator in terms of POPs with approximately 375 million POPs. If the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger had been completed on September 30, 2000, the combined company would have been, as of that date, the number two provider of global GSM wireless technology in terms of number of subscribers.


  VoiceStream's Management

     VoiceStream's senior executive team, which has substantial experience in the industry, has agreed to fully support the Deutsche Telekom/VoiceStream merger and the integration with Deutsche Telekom and is expected to lead Deutsche Telekom's wireless telecommunications activities in the U.S. market.

  Other Factors

     Deutsche Telekom also has considered the following potentially negative factors associated with the Deutsche Telekom/VoiceStream merger:

     - The risks described under "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger" as they apply to VoiceStream.

     - The relatively small current market share of VoiceStream in the U.S. mobile telecommunications market.

     - The substantial operating losses and negative cash flow from operations incurred by VoiceStream to date and expected to be incurred by VoiceStream in the future.

     - The substantial capital expenditures likely to be required to build out VoiceStream's mobile network and to market and distribute VoiceStream's mobile services in the U.S., including the uncertainties associated with potential auctions of additional FCC licenses, both as to the timing of such auctions and the financial obligations to be incurred in connection with any successful bids.

     - The risk that, if the Deutsche Telekom/VoiceStream merger were not to be completed, Deutsche Telekom would retain a $5 billion minority financial investment in VoiceStream that would not provide it with control over VoiceStream's operations.

RECOMMENDATION AND CONSIDERATIONS OF THE VOICESTREAM BOARD OF DIRECTORS


     On July 23, 2000, the board of directors of VoiceStream, by unanimous vote of all of the directors present, with one director absent, determined the Deutsche Telekom/VoiceStream merger and the other transactions contemplated by the Deutsche Telekom/VoiceStream merger agreement to be advisable, fair to and in the best interests of VoiceStream and its stockholders, approved and adopted the Deutsche

Telekom/VoiceStream merger agreement and recommended that the stockholders of VoiceStream vote for approval and adoption of the Deutsche Telekom/VoiceStream merger agreement. THE VOICESTREAM BOARD CONTINUES TO RECOMMEND THAT THE STOCKHOLDERS OF VOICESTREAM VOTE "FOR" APPROVAL AND ADOPTION OF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AGREEMENT AT THE VOICESTREAM SPECIAL MEETING.


     In the course of reaching its decision to adopt the Deutsche
Telekom/VoiceStream merger agreement, the VoiceStream board consulted with management, as well as with its outside legal counsel and financial advisors, and considered the following material factors:


     - Financial Terms -- Premium Valuation; Continuing Interest in Combined Company. The VoiceStream board noted that:


          -- Based on the closing market price of Deutsche Telekom ordinary shares on the last trading day prior to the announcement of the Deutsche Telekom/VoiceStream merger, the per share value of the Deutsche Telekom/VoiceStream merger consideration represented a premium of approximately:

             (1) 31% over the closing price of VoiceStream common shares on the last trading day prior to the VoiceStream board's approval;

             (2) 57% over the closing price of VoiceStream common shares on July
                 10, 2000, the last date prior to public reports of merger discussions between Deutsche Telekom and VoiceStream; and

             (3) 58% and 96% over the average closing prices of VoiceStream common shares for the three and six month periods leading up to the announcement of the Deutsche Telekom/VoiceStream merger agreement, respectively; and


          -- The stock portion of the aggregate merger consideration, even without considering the $30 per share in cash, would be received by VoiceStream stockholders at a significant premium to historical ratios of the relative trading prices of Deutsche Telekom ordinary shares and VoiceStream common shares. As a result, the VoiceStream stockholders would obtain a continuing interest in the Deutsche Telekom/VoiceStream combined company on favorable terms.


     - Alternatives to the Merger. VoiceStream had considered a number of strategic alternatives and concluded that the Deutsche Telekom/VoiceStream merger represented the most desirable strategic alternative for VoiceStream, as well as the most attractive opportunity that was available to VoiceStream and its stockholders. Specifically:

          -- The VoiceStream board believed that in order to compete effectively in the wireless telecommunications industry, VoiceStream would need to continue its strategy of expanding its geographic coverage, including by acquiring spectrum licenses, building out its network in areas where it held licenses and growing its subscriber base. The VoiceStream board considered that this strategy entails considerable risk and would require VoiceStream to raise significant amounts of new debt and equity capital;

          -- The VoiceStream board considered various strategic alternatives available to VoiceStream, including:

             (1) continuing as an independent entity and entering into strategic financing or business arrangements with other industry participants or financing sources that would assist VoiceStream in financing its business strategy;

             (2) pursuing one or more significant acquisitions of other wireless communications companies; and

             (3) entering into a combination with or being acquired by a major telecommunications company of national or global scale, or a company in another industry;

          -- VoiceStream's directors and management investigated and discussed these strategic alternatives over a period of months, and, during this period, were in contact with and/or engaged in discussions with numerous other parties interested in acquiring, being acquired by, or engaging in a strategic or financial alliance with VoiceStream, as discussed under "-- Background of the Deutsche Telekom/VoiceStream Merger;" and

          -- The possibility of a combination between Deutsche Telekom and VoiceStream received substantial publicity commencing at least two weeks before Deutsche Telekom and VoiceStream announced the Deutsche Telekom/VoiceStream merger, and earlier a possible strategic investment in VoiceStream was the subject of considerable publicity. Notwithstanding the investigations and discussions described above, and despite the publicity, only one other party indicated an interest in engaging in a business combination transaction at a value to VoiceStream stockholders comparable to that offered by Deutsche Telekom. The preliminary proposal from the third party was not a firm proposal, did not offer the assurances of value or completion offered by Deutsche Telekom, and was subject to a due diligence contingency.

     - Opinion of Financial Advisor. Goldman Sachs, VoiceStream's financial advisor, made presentations to the VoiceStream board concerning financial aspects of the proposed Deutsche Telekom/VoiceStream merger and of the various strategic alternatives available to VoiceStream, and delivered its oral opinion, later confirmed in writing, that as of the date of that opinion, the merger consideration in aggregate to be received by holders of VoiceStream common shares was fair from a financial point of view to those holders of VoiceStream common shares.

     - $5 Billion Investment by Deutsche Telekom. The VoiceStream board viewed favorably Deutsche Telekom's willingness to invest $5 billion in VoiceStream convertible preferred shares at an effective price of $160 per VoiceStream common share irrespective of whether the Deutsche Telekom/ VoiceStream merger were completed. This investment, which was completed on September 6, 2000, will help VoiceStream to finance its existing business strategy in the near term, including the potential acquisition of spectrum licenses.

     - Complementary Strategies and Technologies. The VoiceStream board believed that there is a strong strategic and technology fit between Deutsche Telekom's and VoiceStream's mobile communications businesses and operations. In particular, the VoiceStream board noted that:

          -- VoiceStream's and Deutsche Telekom's mobile communications services are based on compatible network platforms utilizing GSM wireless technology, which is the established standard in most countries outside the United States; and

          -- VoiceStream is the only U.S. wireless communications provider with a nationwide GSM network.

     - New Opportunities for Growth. The VoiceStream board believed that combining VoiceStream's and Deutsche Telekom's mobile communications businesses will create growth opportunities not available to either company without the Deutsche Telekom/VoiceStream merger. These include the opportunities:

          -- to offer seamless services on a global basis over a common technology platform and to provide services such as global roaming, unified billing and worldwide customer service;

          -- accelerate the introduction by VoiceStream of next-generation wireless voice and data services, such as mobile Internet and multimedia applications; and

          -- to use Deutsche Telekom's greater financial resources to finance
             VoiceStream's growth-focused business strategy, which is expected to require significant capital commitments in the near term.

     The VoiceStream board observed that these opportunities could enable the combined company to grow more quickly and beyond the levels VoiceStream could be expected to achieve without the Deutsche Telekom/VoiceStream merger.

     - Likelihood of Completion. The VoiceStream board believed that the nature and relatively limited number of conditions to the completion of the Deutsche Telekom/VoiceStream merger, and the strength of Deutsche Telekom's obligations to fulfill those conditions, would increase the likelihood that the Deutsche Telekom/VoiceStream merger will be completed.

     - Tax-Free Treatment. It is expected that the portion of the merger consideration to be received by VoiceStream stockholders in the form of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares will be tax-free to those stockholders for U.S. federal income tax purposes, although the VoiceStream board also considered that the cash portion of the Deutsche Telekom/VoiceStream merger consideration would be taxable for U.S. federal income tax purposes. See "U.S. Federal and German Tax Consequences."

     The VoiceStream board also considered the following potentially negative factors associated with the Deutsche Telekom merger:

     - the risks described under "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger;"


     - that legislation had been proposed in the U.S. Congress which, if enacted, would have prevented the FCC from approving the transfer of wireless licenses to an entity of which a foreign government owns more than 25 percent and would have had the effect of preventing the U.S. regulatory approvals necessary for the Deutsche Telekom/VoiceStream merger, and the risk that there may be other legislation or other political or regulatory opposition to the Deutsche Telekom/VoiceStream merger that could delay, impede or prohibit the Deutsche Telekom/VoiceStream merger, as discussed under "Regulatory
       Approvals -- Regulatory Approvals Required for the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger;"



     - that (1) the Deutsche Telekom/VoiceStream merger agreement is required to be submitted to the stockholders even if the VoiceStream board withdraws or changes its recommendation that VoiceStream stockholders vote in favor of the merger; and (2) because VoiceStream stockholders representing in excess of 50% of the outstanding voting power would enter into stockholder agreements with Deutsche Telekom contemporaneously with the signing of the Deutsche Telekom/VoiceStream merger agreement, and would agree to vote their shares in favor of the merger agreement, stockholder approval of the merger is assured even if the VoiceStream board were to withdraw or change its recommendation.


        These facts would likely discourage other potentially interested third parties from proposing an alternative or superior transaction to VoiceStream and would prevent VoiceStream from engaging in any such transaction if proposed;


     - that Deutsche Telekom ordinary shares and Deutsche Telekom ADSs have experienced substantial price volatility in the past year;



     - the risk that because the exchange ratios for the stock election and the stock portion of the mixed election are fixed and the cash election is subject to proration, the dollar value of the merger consideration to VoiceStream stockholders receiving Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in the Deutsche Telekom/VoiceStream merger could decrease prior to the completion of the merger. The merger agreement does not contain a "collar" or other mechanism that could mitigate the effect of a decrease in the trading price of Deutsche Telekom shares, except that the VoiceStream board has the right to terminate the Deutsche Telekom/VoiceStream merger if the trading price of Deutsche Telekom ordinary shares falls below 33 euros as calculated in accordance with the Deutsche Telekom/VoiceStream merger agreement during a 15-day measurement period shortly prior to completion of the merger; and

     - that Deutsche Telekom is organized under German law and that the Federal Republic of Germany and Kreditanstalt fur Wiederaufbau, which in this document we refer to as "KfW", which is a development bank that is 80 percent owned by the Federal Republic and 20 percent owned by the German Federal States, owned, as of July 23, 2000 approximately 58%, in the aggregate, of Deutsche Telekom's shares, and after the completion of the Deutsche Telekom/VoiceStream merger the aggregate ownership of Deutsche Telekom by the Federal Republic of Germany and KfW would be expected to be diluted to approximately 47% of Deutsche Telekom's shares.


     The VoiceStream board believed and continues to believe that these potential risks are greatly outweighed by the potential benefits anticipated to result from the Deutsche Telekom/VoiceStream merger.

     In considering the proposed Deutsche Telekom/VoiceStream merger, the directors of VoiceStream were aware of the interests of certain officers and directors in the Deutsche Telekom/VoiceStream merger described under "-- Interests of Directors and Officers of VoiceStream in the Deutsche Telekom/ VoiceStream Merger."

     The foregoing discussion addresses the material information and factors considered by the VoiceStream board in its consideration of the Deutsche Telekom/VoiceStream merger, including factors that support the Deutsche Telekom/VoiceStream merger as well as those that may weigh against it. The VoiceStream board conducted numerous discussions of the factors described above, including asking questions of VoiceStream's management and legal and financial advisors. In view of the variety of factors and the amount of information considered, the VoiceStream board did not find it practical to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the VoiceStream board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the Deutsche Telekom/VoiceStream merger was made after consideration of all of the factors as a whole. In addition, individual members of the VoiceStream board may have given different weights to different factors.


  Subsequent Stock Market Developments



     As of February 7, 2001, the trading price of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange had declined from 55.27 euros to 33.02 euros, or by approximately 40%, since the signing of the Deutsche Telekom/VoiceStream merger agreement on July 23, 2000. As a result, the mixed election consideration would have had a value on February 7, 2001 of approximately $128.69, depending on exchange rates and other factors affecting the calculation of the tax-related adjustment to the consideration, which represents a premium of approximately 7.7% to the $118.81 trading price of VoiceStream common stock on that day. As discussed above, in negotiating and approving the merger agreement, the VoiceStream board was aware that a decline in the trading price of Deutsche Telekom shares would decrease the dollar value of the stock portion of the consideration to be received by VoiceStream stockholders, and this fact was among the reasons VoiceStream negotiated to include up to $30 of cash per VoiceStream common share in the merger consideration. However, as is also discussed above, the VoiceStream board believed that in a strategic transaction such as the Deutsche Telekom/ VoiceStream merger, the relative interest of the former VoiceStream stockholders in the combined company after the merger is an important measure of long term value of the transaction to VoiceStream stockholders, particularly in light of the VoiceStream board's view that the combined company would be likely to grow more quickly and beyond the levels VoiceStream could be expected to achieve without the merger. It is expected that VoiceStream stockholders will receive Deutsche Telekom shares that will represent approximately 21.1% of the equity of Deutsche Telekom outstanding after the Deutsche Telekom/VoiceStream merger, or 20.4% if both the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers are completed. These percentages may increase slightly depending on the extent to which the tax-related adjustment to the merger consideration is necessary, but will be unaffected by changes in the trading price of Deutsche Telekom shares.

OPINION OF VOICESTREAM'S FINANCIAL ADVISOR

  VoiceStream Fairness Opinion

     Goldman Sachs has acted as financial advisor to VoiceStream in connection with the Deutsche Telekom/ VoiceStream merger. On July 23, 2000, Goldman Sachs delivered its oral opinion to the VoiceStream board, subsequently confirmed in writing, that, as of July 23, 2000, the Deutsche Telekom/VoiceStream merger consideration in aggregate to be received by holders of VoiceStream common shares was fair from a financial point of view to those holders of VoiceStream common shares.

     For purposes of the opinion and this description of the opinion, merger consideration means the right to receive, with respect to each VoiceStream common share, at the election of the holder of that share:

     - 3.7647 Deutsche Telekom ordinary shares as more fully set forth in the Deutsche Telekom/VoiceStream merger agreement;

     - $200 in cash; or

     - a combination of $30 and 3.2 Deutsche Telekom ordinary shares.

Each case is subject to certain procedures and limitations contained in the Deutsche Telekom/VoiceStream merger agreement including, without limitation, limiting the cash consideration to a maximum aggregate amount and to the right of VoiceStream to reduce such maximum aggregate amount as it reasonably determines necessary to permit delivery of the requisite tax opinion pursuant to the Deutsche Telekom/ VoiceStream merger agreement, as to which procedures and limitations Goldman Sachs expressed no opinion.

     The full text of the Goldman Sachs opinion is attached as Annex D to this proxy statement/prospectus and stockholders of VoiceStream are urged to, and should, read such opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the Deutsche Telekom/VoiceStream merger agreement;

     - the subscription agreement relating to the VoiceStream voting preferred shares purchased by Deutsche Telekom;

     - the annual reports to stockholders and annual reports on Form 10-K of VoiceStream and its predecessors for the four years ended December 31, 1999;

     - certain interim reports to stockholders and quarterly reports on Form 10-Q of VoiceStream;

     - the definitive proxy statement dated January 25, 2000, in connection with the acquisitions by VoiceStream of Aerial and Omnipoint;

     - the Forms 20-F of Deutsche Telekom for each of the three years ended December 31, 1999;

     - certain interim reports to stockholders of Deutsche Telekom;


     - the registration statement on Form F-3 of Deutsche Telekom, including the prospectus, dated June 17, 2000, related to Deutsche Telekom's offering of 200 million Deutsche Telekom ordinary shares;


     - the registration statement on Form F-3 of Deutsche Telekom, including the prospectus supplement, dated June 28, 2000, related to Deutsche Telekom's offering of $14.6 billion aggregate principal amount of notes;

     - other communications from VoiceStream and Deutsche Telekom to their respective stockholders; and

     - internal financial analyses and forecasts for VoiceStream prepared by the management of VoiceStream.

     Goldman Sachs also held discussions with members of the senior management of VoiceStream and Deutsche Telekom regarding their assessment of the strategic rationale for, and the potential benefits of, the Deutsche Telekom/VoiceStream merger, and the past and current business operations, financial condition and future prospects of their respective companies.

     In addition, Goldman Sachs:

     - reviewed the reported prices and trading activity for VoiceStream common shares and Deutsche Telekom ordinary shares;

     - compared certain financial and stock market information for VoiceStream and Deutsche Telekom with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically, and in other industries generally; and

     - performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs understood that, in connection with the Deutsche Telekom/VoiceStream merger agreement VoiceStream would issue, and since then VoiceStream has issued, to Deutsche Telekom 3,906,250 shares of VoiceStream voting preferred shares for aggregate consideration of $5 billion pursuant to the voting preferred stock subscription agreement.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion. As the VoiceStream board of directors was aware, Deutsche Telekom did not make available to Goldman Sachs its projections of expected future financial performance. Accordingly, Goldman Sachs's review of such matters was limited to discussions with members of the senior management of Deutsche Telekom regarding certain research analyst estimates of future financial performance of Deutsche Telekom. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of VoiceStream or Deutsche Telekom or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Deutsche Telekom/VoiceStream merger will be obtained without any adverse effect on VoiceStream or Deutsche Telekom or on the expected benefits of the Deutsche Telekom/VoiceStream merger. Goldman Sachs's opinion was addressed to the VoiceStream board, and the opinion does not constitute a recommendation as to how any holder of VoiceStream common shares should vote or which election to take with respect to the form of merger consideration to be received in the Deutsche Telekom/VoiceStream merger.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the VoiceStream board of directors on July 21, 2000. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

  Analysis of VoiceStream


     Historical Exchange Ratio Analysis. Goldman Sachs reviewed the historical trading prices of Deutsche Telekom ordinary shares and VoiceStream common shares in order to compare exchange ratios implied by those historical trading prices to the merger consideration in the Deutsche Telekom/VoiceStream merger. Specifically, Goldman Sachs compared the stock election exchange ratio and the mixed election exchange ratio in the Deutsche Telekom/VoiceStream merger to the ratio of the daily closing share prices of Deutsche Telekom ordinary shares to corresponding prices for VoiceStream common shares on July 20, 2000, July 10, 2000, which was the last trading day before any public reports of the proposed Deutsche Telekom/ VoiceStream merger, and the 10-day, 20-day, 30-day, 60-day, three-month, six-month, nine-month and one-year periods ending July 20, 2000. In this analysis, Deutsche Telekom share prices were converted to U.S. dollars based on the noon buying rate of euros for U.S. dollars as reported by the Federal Reserve System on the date indicated or averaged across the period measured. This analysis indicated the following implied exchange ratios for these points in time or periods, as compared with the stock election exchange ratio of 3.7647 and the mixed election exchange ratio of 3.2 in the Deutsche Telekom/VoiceStream merger:


                                                                          IMPLIED
                                                       DEUTSCHE            STOCK            IMPLIED
                                    VOICESTREAM        TELEKOM            ELECTION       MIXED ELECTION
                                       PRICE            PRICE          EXCHANGE RATIO    EXCHANGE RATIO
                                    -----------    ----------------    --------------    --------------
July 20, 2000.....................    $153.00           $53.01              2.89x             2.32x
July 10, 2000.....................     124.94            58.41              2.14              1.63
10-day average....................     141.73            55.98              2.54              2.00
20-day average....................     131.25            56.91              2.31              1.79
30-day average....................     131.38            59.07              2.23              1.72
60-day average....................     119.72            59.61              2.02              1.51
Three-month average...............     118.48            59.93              1.99              1.49
Six-month average.................     123.59            70.57              1.79              1.35
Nine-month average................     117.20            66.71              1.79              1.32
One-year average..................     100.66            60.47              1.65              1.12


Goldman Sachs noted that the stock election exchange ratio and the mixed election exchange ratio in the Deutsche Telekom/VoiceStream merger were greater than the corresponding implied exchange ratios for each period measured.


     Selected Companies Analysis. Goldman Sachs performed an analysis to determine the public market values of VoiceStream relative to other public companies in the wireless telecommunications sector, and how these figures compared with the values for VoiceStream implied by the merger consideration in the Deutsche Telekom/VoiceStream merger. Goldman Sachs reviewed and compared financial information of VoiceStream to corresponding financial information for selected companies chosen because they are publicly traded companies with operations that are similar to those of VoiceStream. Goldman Sachs undertook to determine how different measures of the price per VoiceStream POP represented by the Deutsche Telekom/VoiceStream merger consideration compared both to VoiceStream's stand-alone price per POP and the price per POP for the following selected companies: Nextel Communications Inc., Powertel, TeleCorp PCS Inc. and Sprint PCS Group.

     One measure for calculating the value of companies within the wireless telecommunications sector is through the analysis of the number of persons who potentially have access to the wireless services of a company by virtue of their geographic location. POPs are derived from management estimates and public sources. The price per POP was calculated in each case by dividing the respective company's core enterprise value or adjusted enterprise value by different measures of that company's POPs. In this analysis:

     - "Core enterprise value" is a measure of each company's value that is calculated by adding its market capitalization, total debt, preferred shares and minority interest, and subtracting from that sum its cash, cash equivalents and an estimate of non-core assets, which are assets that are not directly related to the company's wireless network.

     - "Adjusted enterprise value" is a measure of each company's value that is calculated by subtracting from the core enterprise value for that company the value of its unbuilt POPs, or POPs for which the company does not currently have plans to establish an operating network, valued at $25.00 per POP.

     Different measures of a company's POPs are utilized to measure a company's coverage of those POPs:

     - "Covered POPs" are the estimated number of persons within the license area actually served by the operating wireless network of the company.

     - "Weighted Total POPs" is a measure calculated to reflect the fact that networks have differing amounts of spectrum available in different geographic areas and is calculated by weighing POPs with greater MHz more than others, since licenses with greater MHz provide greater band width or capacity. "Weighted Total POPs" are determined by multiplying the number of POPs in a 30 MHz license area by one, the number of POPs in a 20 MHz license area by 0.75, the number of POPs in a 10 MHz license area by 0.25 and, with respect to Nextel, the number of Nextel POPs by 0.75.

     Finally, values per POP show the relation of the number of a company's POPs to its capitalization. "2001 Covered POP Value" represents adjusted enterprise value divided by projected 2001 covered POPs, "Weighted Total POP Value" represents core enterprise value divided by Weighted total POPS and "Total POP Value" represents core enterprise value divided by total POPs.

     The analysis was performed using share prices as of July 20, 2000.

     The following chart summarizes the results of that analysis:

                             VOICESTREAM    VOICESTREAM*    SPRINT PCS    TELECORP    POWERTEL    NEXTEL
                             -----------    ------------    ----------    --------    --------    -------
2001 Covered POPs (in
  millions)................      136.7          136.7          185.0         30.8        17.7       192.0
2001 Covered POP Value (in
  dollars per POP).........    $331.80        $424.36        $419.94      $350.51     $331.28     $321.12

Weighted Total POPs (in
  millions)................      161.0          161.0          191.1         28.7        22.1       176.5
Weighted Total POP Value
  (in dollars per POP).....    $287.44        $366.04        $415.80      $376.82     $265.02     $352.72

Total POPs (in millions)...      220.2          220.2          270.0         35.2        24.4       235.3
Total POP Value (in dollars
  per POP).................    $210.14        $267.60        $294.22      $306.70     $240.31     $264.54

---------------
* VoiceStream valued at $199.63, which represented the value of 3.2 Deutsche Telekom shares plus $30 on July 20, 2000, based on a closing price per share of Deutsche Telekom stock of 57.05 euros and an exchange rate of 0.9292.

     Goldman Sachs noted that the merger consideration resulted in a 2001 Covered POP Value which was higher than the range of values calculated for VoiceStream on a stand-alone basis and the four other selected companies, and a Weighted Total POP Value and a Total POP Value which were within the range of values calculated for pre-acquisition VoiceStream and the four other selected companies.

     Goldman Sachs also computed the implied price per VoiceStream common share that would result if VoiceStream's 2001 Covered POP Value were valued at the same price per POP as that of each of Sprint PCS, TeleCorp, Powertel and Nextel. This was done by multiplying each company's 2001 Covered POP Value by VoiceStream's projected 2001 Covered POPs, adding in VoiceStream's unbuilt licenses and non-core assets and subtracting VoiceStream's net debt, and the value of dividing that figure by the 271.3 million VoiceStream common shares outstanding as of June 2, 2000. The following chart summarizes the results of that analysis:

                                                         SPRINT
                                       VOICESTREAM       PCS(a)        TELECORP(b)    POWERTEL    NEXTEL
                                       -----------    -------------    -----------    --------    ------
2001 Covered POP Value (in dollars
  per POP)...........................      $332            $420            $351          $331       $321
Implied VoiceStream share price......    153.00          197.41          162.43        152.74     147.62
Premium (decrease) to VoiceStream
  current share price(c).............        NM            29.0%            6.2%         (0.2)%     (3.5)%

---------------
(a) Enterprise valued adjusted for value of affiliates at $14 per POP, assuming Sprint captures 8% of the revenues as net income, discounted back at Sprint's weighted average cost of capital, based on publicly available research.

(b) Pro forma for Tritel, Inc. acquisition.

(c) The symbol "NM" means that the value was not measured because there was no premium or decrease to current share price.

Goldman Sachs noted that the $199.63 per share value of VoiceStream common stock in the Deutsche Telekom/VoiceStream merger, based on July 20, 2000 stock prices and assuming a mixed election, was above the range of share valuations for VoiceStream stockholders on a stand-alone basis implied by the range of values derived in the analysis above.


     Discounted Cash Flow Analysis. Goldman Sachs performed an analysis the purpose of which was to compare the present value per VoiceStream common share, using discounted cash flow methodologies, to the value per share represented by the merger consideration. Goldman Sachs performed this analysis by determining ranges of enterprise values and equity values for VoiceStream on a stand-alone basis. Specifically, Goldman Sachs considered the range of values for VoiceStream on a stand-alone basis based on financial models prepared by VoiceStream's management. The following tables reflect two scenarios based on these models; a "base case", which involves a conservative estimate of future revenue growth, and a "growth case", which involves a less conservative estimate of future revenue growth. The tables present the ranges of enterprise values and equity values, as well as the price per share and the ratio of enterprise value to 2001 Covered POPs for both of the VoiceStream cases, based on forward 2009 EBITDA multiples for VoiceStream ranging from 10.0x to 12.0x and discount rates ranging from 11% to 12%. The various ranges for the discount rates and terminal value multiples were chosen by Goldman Sachs based upon theoretical analyses of cost of capital ranges that could be applicable. Equity value represents VoiceStream's enterprise value net of the book value of VoiceStream's outstanding net indebtedness and estimated non-core assets.

     "EBITDA" stands for earnings before interest, taxes, depreciation and amortization. EBITDA is considered to be akin to cash flow and is considered to be a more relevant measure of value in the wireless telecommunications sector than net earnings or revenues.

                                                               VOICESTREAM        VOICESTREAM
                                                                BASE CASE         GROWTH CASE
                                                             ----------------   ----------------
Enterprise value (in millions).............................   $51,006-61,615     $55,390-67,248
Equity value (in millions).................................   $45,116-55,725     $54,500-66,358
Price per VoiceStream share................................   $166.28-205.38     $180.12-219.31
2001 Covered POP Value (in dollars per POP)................      $343-421           $375-462

Goldman Sachs noted that the $199.63 per share value of VoiceStream common stock in the Deutsche Telekom/VoiceStream merger, based on July 20, 2000 stock prices and assuming a mixed election, was within the range of share valuations for VoiceStream stockholders on a stand-alone basis implied by the range of values derived in the discounted cash flow analysis.

     Selected Transaction Analysis. Goldman Sachs performed an analysis to assess the premium and the implied value per POP represented by the merger consideration, and to compare those figures to premiums and price per POP in other selected transactions or proposed transactions in the wireless industry. Goldman Sachs measured the premium represented by the merger consideration and the price per POP based on July 20, 2000 stock prices, and compared the premiums and price per POP in the following transactions:

          ACQUIROR                         TARGET
-----------------------------   -----------------------------
          TeleCorp                       Tritel Inc.
     MCI Worldcom, Inc.                  Sprint PCS
         VoiceStream                       Aerial
         VoiceStream                      Omnipoint
Vodafone Group Public Limited   Airtouch Communications, Inc.

Goldman Sachs selected these transactions for comparison because they generally involved United States-based wireless PCS companies like VoiceStream.

     The following table presents, for each of the acquired companies involved in the relevant transaction, its enterprise value implied by the consideration paid or to be paid in the relevant transaction, its implied

Weighted Total POP Value based on that consideration and the premium to the share price for the acquired company on the last trading day before any public reports of the proposed transaction. The premium is the percentage by which the value of the consideration in an acquisition exceeds the market value of the security prior to the first public announcement or news of the acquisition offer.

                                                                   WEIGHTED TOTAL
                                               ENTERPRISE VALUE      POP VALUE
TRANSACTION                                     (IN MILLIONS)      (IN $ PER POP)    PREMIUM TO MARKET
-----------                                    ----------------    --------------    -----------------
Deutsche Telekom -- VoiceStream..............      $60,166             $366.0              59.8%
TeleCorp -- Tritel...........................        5,269              376.4              73.7
MCI Worldcom -- Sprint PCS...................       54,918              291.0              32.1
VoiceStream -- Aerial........................        3,154              111.4              36.5
VoiceStream -- Omnipoint.....................        4,634               57.2              64.2
Vodafone -- AirTouch.........................       67,300                n/a              42.1

Goldman Sachs noted that the consideration to be paid in the Deutsche/Telekom merger represented a premium to market that was within the range of the premiums to market for the transactions reviewed.

  Analysis of Deutsche Telekom

     Sum-of-the-Parts Analysis. Goldman Sachs performed an analysis the purpose of which was to determine a range of values for Deutsche Telekom based on the values of the five major business units of Deutsche Telekom. The five units of Deutsche Telekom analyzed by Goldman Sachs were:

     - wireless operations;

     - traditional fixed-line telecommunications operations;

     - Internet operations;

     - data communications operations; and

     - miscellaneous other investments.

     The following table presents the low, high, median and current equity value and equity value per share for Deutsche Telekom based on that analysis:

                                                   LOW         HIGH       MEDIAN     CURRENT
                                                 --------    --------    --------    --------
Total (in million euros).......................   153,543     230,535     185,001     172,839
Per Deutsche Telekom share (in euros)..........     50.68       76.09       61.06       57.05

     To reflect the way that the public markets value these two different types of operations, Goldman Sachs valued Deutsche Telekom's wireless operations by using discounted cash flow methodologies and EBITDA multiples, and valued its traditional fixed-line telecommunications operations by using discounted cash flow methodologies and revenue and enterprise value multiples. With respect to Deutsche Telekom's Internet operations, Goldman Sachs based its analysis on market valuations for Deutsche Telekom's publicly traded Internet subsidiary, T-Online. Finally, for data communications and miscellaneous other investments, Goldman Sachs used various valuation methodologies, including revenue multiples, market values for certain public investments and acquisition price or book value for other investments. In a multiples analysis, a company's price per share is expressed as a multiple of a particular financial measure, such as EBITDA or revenue per share. The resulting multiple can then be compared to the corresponding multiple for other companies.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs's opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to VoiceStream or Deutsche Telekom or the Deutsche Telekom/VoiceStream merger. Goldman Sachs prepared the analyses solely for purposes of providing its opinion to the VoiceStream board as to the fairness of the merger consideration in aggregate to be received by holders of VoiceStream common shares. The analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results, which are inherently subject to uncertainty, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. VoiceStream selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Deutsche Telekom/VoiceStream merger and because of Goldman Sachs' familiarity with VoiceStream arising from having provided investment banking services in the past to VoiceStream and its predecessor.

     Goldman Sachs is familiar with VoiceStream, having provided certain investment banking services, from time to time to:

     - VoiceStream;

     - VoiceStream's predecessor, VoiceStream Wireless Corporation, a Washington corporation, referred to in this description as VS Washington; and


     - VS Washington's former parent, Western Wireless.


     Such services include acting as:

     - lead managing underwriter in the initial public offering of 12.65 million Western Wireless common shares in May 1996;

     - lead manager in the public offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due June 2006 of Western Wireless in May 1996;

     - lead manager in the private offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due February 2007 of Western Wireless in October 1996;

     - Western Wireless's financial advisor in connection with the sale of 19.9% of the outstanding VS Washington common shares to Hutchison PCS (USA) Limited in February 1998;

     - lead manager in the secondary public offering of 13.915 million shares of Western Wireless common shares in April 1998;

     - VoiceStream's financial advisor in connection with the acquisition of Omnipoint in June 1999;

     - VoiceStream's financial advisor in connection with the acquisition of Aerial in September 1999;

     - lead manager in the private offering of $1.1 billion aggregate principal amount of 10 3/8% senior notes due November 2009 of VS Washington and VoiceStream and $720 million aggregate principal amount of 11 7/8% senior discount notes due November 2009 of VS Washington and VoiceStream in November 1999; and

     - VoiceStream's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Deutsche Telekom/VoiceStream merger agreement.


     Goldman Sachs has received compensation of approximately $39.5 million from VoiceStream or VS Washington with respect to investment banking services provided to VoiceStream and/or VS Washington over the past two years, which includes $10 million already paid by VoiceStream in connection with the Deutsche Telekom/VoiceStream merger. As of July 23, 2000, Goldman Sachs's parent corporation and investment funds affiliated with Goldman Sachs had a principal investment in VoiceStream in the amount of 9,800,469 VoiceStream common shares and the right to designate a nominee for election to the VoiceStream board of directors. Terence O'Toole, a managing director of Goldman Sachs, is a director of VoiceStream. From time to time, Goldman Sachs also has provided, and is currently providing, significant investment banking services to Deutsche Telekom, including having acted as:

     - co-lead manager in the initial public offering of 714 million Deutsche Telekom ordinary shares in November 1996;

     - co-lead manager in the public offering of 250 million Deutsche Telekom ordinary shares in June 1999;

     - financial advisor to Deutsche Telekom in the acquisition of One 2 One Ltd. in July 1999;

     - co-lead manager in the initial public offering of 114 million shares of T-Online common shares in April 2000;

     - co-lead manager in the public offering of 200 million Deutsche Telekom ordinary shares in June 2000;

     - co-lead manager in the public offering of $14.6 billion aggregate principal amount of notes, due at various maturity dates, of Deutsche Telekom in June 2000.

In addition, Goldman Sachs may provide investment banking services to Deutsche Telekom in the future.

     Goldman Sachs provides a full range of financial advisory and securities services, and, in the course of its normal trading activities, may, from time to time, effect transactions and hold securities, including derivative securities, of VoiceStream and Deutsche Telekom for its own account and for the accounts of customers. As of July 21, 2000, Goldman Sachs had accumulated a net long position of 1,178,796 Deutsche Telekom ordinary shares.

     Pursuant to a letter agreement dated July 21, 2000, VoiceStream engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving Deutsche Telekom. Pursuant to this letter agreement, VoiceStream paid Goldman Sachs $10 million on completion of the sale of VoiceStream voting preferred shares to Deutsche Telekom on September 6, 2000, and has agreed to pay Goldman Sachs an additional $15 million on the date VoiceStream stockholders vote to adopt the Deutsche Telekom/ VoiceStream merger agreement. VoiceStream also has agreed to pay Goldman Sachs a transaction fee equal to $70 million upon completion of the Deutsche Telekom/VoiceStream merger, against which transaction fee the $25 million paid in accordance with the preceding sentence will be credited. VoiceStream has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the U.S. federal securities laws.

INTERESTS OF DIRECTORS AND OFFICERS OF VOICESTREAM IN THE DEUTSCHE TELEKOM/VOICESTREAM MERGER

     Some of the directors and officers of VoiceStream have interests in the Deutsche Telekom/VoiceStream merger that are different from, or in addition to, the interests of VoiceStream stockholders generally. These interests, to the extent material, are described below. The VoiceStream board was aware of these interests and considered them in approving the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom/VoiceStream merger.

  Treatment of Equity Awards

     The Deutsche Telekom/VoiceStream merger agreement provides that immediately prior to the completion of the Deutsche Telekom/VoiceStream merger, each outstanding option to purchase VoiceStream common shares will be converted into the right to acquire Deutsche Telekom ordinary shares. The treatment of VoiceStream options is described in greater detail under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Treatment of Options and Restricted Stock." Upon stockholder approval of the Deutsche Telekom/VoiceStream merger by the stockholders of VoiceStream, each outstanding option to purchase

VoiceStream common shares granted prior to January 1, 2000 and held by the directors and executive officers of VoiceStream will, by its terms, to the extent not already vested, become immediately fully vested and exercisable, except that the unvested options held by John W. Stanton, VoiceStream's chairman and its chief executive officer, Robert R. Stapleton, VoiceStream's president, Donald Guthrie, VoiceStream's vice chairman, Cregg B. Baumbaugh, VoiceStream's executive vice president - finance, strategy and development, and Alan R. Bender, VoiceStream's executive vice president, general counsel and secretary, will not become immediately fully vested and exercisable because each of them has waived the acceleration of the vesting of their options.



     Assuming that at the completion of the Deutsche Telekom/VoiceStream merger the value of a Deutsche Telekom share is $30.72, which was the price of a Deutsche Telekom ADS on the NYSE on February 7, 2001, the value of the options held by VoiceStream directors and executive officers that become vested as a result of stockholder approval of the Deutsche Telekom/VoiceStream merger would be as follows:



                                                              VALUE OF ACCELERATED
                                                                OPTIONS ASSUMING
                                                                DEUTSCHE TELEKOM
DIRECTORS AND EXECUTIVE OFFICERS                              SHARE PRICE OF $30.72
--------------------------------                              ---------------------
Mitchell R. Cohen (director)................................      $   76,052.55
Daniel J. Evans (director)..................................      $   76,052.55
Richard L. Fields (director)................................      $           0
Canning Fok (director)......................................      $   51,154.58
Jonathan M. Nelson (director)...............................      $   76,052.55
Terence M. O'Toole (director)...............................      $   76,052.55
James N. Perry, Jr. (director)..............................      $           0
Kaj-Erik Relander (director)................................      $           0
James J. Ross (director)....................................      $           0
Frank J. Sixt (director)....................................      $           0
Douglas G. Smith (director).................................      $           0
Hans Snook (director).......................................      $   51,154.58
Timothy R. Wong* (senior vice president -- engineering).....      $2,381,052.01
Robert P. Dotson* (senior vice president -- marketing)......      $2,913,825.24


---------------

* Both of these executive officers have been offered, in exchange for waiving the acceleration of the vesting of their unvested options, a like number of additional options having the same terms, including exercise price and vesting schedule, as the unvested options.



     In addition, the VoiceStream board has discretion to vest the outstanding restricted shares held by the VoiceStream executive officers, except for the outstanding restricted VoiceStream common shares granted to Messrs. Stapleton, Baumbaugh, Guthrie and Bender that are described in the following sentence. On July 21, 2000, the board of directors of VoiceStream granted 127,871 restricted VoiceStream common shares to Mr. Stapleton, 69,725 restricted VoiceStream common shares to Mr. Baumbaugh, 51,475 restricted VoiceStream common shares to Mr. Guthrie and 43,048 restricted VoiceStream common shares to Mr. Bender. Neither the grant of such restricted shares nor the vesting of such restricted shares was or is contingent upon the Deutsche Telekom/VoiceStream merger in any way. The restricted shares have vested and are no longer subject to restriction based upon VoiceStream having reached certain performance targets.


  Stay Bonus Plan


     Prior to the completion of the Deutsche Telekom/VoiceStream merger, VoiceStream may implement a "stay bonus plan" for management. Pursuant to the stay bonus plan, each person, other than executive officers, employed by VoiceStream as of July 23, 2000, would receive a $3,000 cash bonus three months following the completion of the Deutsche Telekom/VoiceStream merger if they remain employed in good standing as of that date. In addition, approximately 500 to 1,000 management employees of VoiceStream, including the executive officers of VoiceStream other than Messrs. Stanton, Stapleton, Baumbaugh, Guthrie and Bender, would be eligible to receive cash bonuses equal to up to two years' base salary that would be paid as follows:
33.3% of the cash bonus would be paid 90 days after the completion of the Deutsche Telekom/ VoiceStream merger, 33.3% of the cash bonus would be paid on the first anniversary of the Deutsche Telekom/VoiceStream merger and 33.4% of the cash bonus will be paid on the second anniversary of the Deutsche Telekom/VoiceStream merger to those employees who remain employed in good standing on those dates. The two executive officers eligible to receive such cash bonus, Timothy R. Wong and Robert P. Dotson, would each be eligible to receive an aggregate of up to $551,250 if they remained employed in good standing until the second anniversary of the Deutsche Telekom/VoiceStream merger and certain operating targets are achieved. Upon a participant's termination of employment as a result of a reduction in force, termination without cause, death, disability or a constructive termination due to a reduction in base pay, the participant will be paid his remaining unpaid cash bonus in a lump sum.


  Retention Plan


     In addition, Deutsche Telekom and VoiceStream have entered into a retention agreement providing an incentive to senior management employees of VoiceStream, which is described under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger
Agreement -- Employee Benefits."


  Tax Reimbursement Payments

     If any VoiceStream employees, including executive officers, become subject to the excise tax under Section 4999 of the U.S. tax code, VoiceStream may provide to those employees tax reimbursement payments for the excise tax. The aggregate amount of such payments to all employees is limited to $20 million.

  Indemnification of Directors and Officers

     Deutsche Telekom has agreed to cause the surviving corporation in the Deutsche Telekom/VoiceStream merger to maintain, for a period of six years after the completion of the Deutsche Telekom/VoiceStream merger, VoiceStream's current provisions and policies regarding indemnification of officers and directors, provided that the surviving corporation may substitute policies having at least the same coverage and containing terms that are no less advantageous to the insured. If the premium for such policies or substitute policies would otherwise exceed 250% of the current premium, the surviving corporation need only obtain as much insurance as can be obtained for 250% of the current premium. In addition, Deutsche Telekom and VoiceStream have agreed to indemnify the officers and directors of VoiceStream to the fullest extent permitted by law. For more information, see "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger
Agreement -- Indemnification and Insurance."

  Stockholder Agreements

     In connection with the execution of the Deutsche Telekom/VoiceStream merger agreement, a number of VoiceStream stockholders and certain of their respective affiliates entered into agreements with Deutsche Telekom regarding the voting and transfer of all or a portion of their VoiceStream shares subject to such agreements. Some of these stockholders are, or have relationships with, directors or executive officers of VoiceStream, as follows:

     - John W. Stanton, chairman and chief executive officer and director;

     - Douglas G. Smith, vice chairman and director;

     - Hutchison Whampoa Limited, which is the employer of directors Susan M.F. Woo Chow, Canning K.N. Fok and Frank J. Sixt;

     - Sonera Corporation, which is the employer of director Kaj-Erik Relander;

     - Goldman Sachs, which is the employer of director Terrence M. O'Toole;

     - Madison Dearborn Capital Partners, LP, which is the employer of director James N. Perry; and

     - Allen & Company Incorporated, which is the employer of director Richard
       L. Fields.

     We describe these stockholder agreements in greater detail under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- Deutsche Telekom's Agreements with Stockholders of VoiceStream."

APPRAISAL RIGHTS


     Delaware law entitles the holders of record of VoiceStream common shares and VoiceStream voting preferred shares that follow the procedures specified in
Section 262 of the Delaware corporation law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of these VoiceStream shares as of the completion of the Deutsche Telekom/VoiceStream merger as determined by the court in place of the merger consideration. In order to exercise such rights, a stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to
Section 262, a complete copy of which is attached as Annex G to this proxy statement/prospectus. You should carefully review Section 262 as well as the information discussed below to determine your rights to appraisal.


     Because all of the outstanding VoiceStream voting preferred shares are owned by Deutsche Telekom, and Deutsche Telekom intends to vote these shares in favor of the Deutsche Telekom/VoiceStream merger, the following discussion of
Section 262 addresses the rights and obligations of only the holders of VoiceStream common shares.

     If a holder of VoiceStream common shares elects to exercise the right to an appraisal under Section 262, that VoiceStream stockholder must do all of the following:

     - file with VoiceStream at its main office in Bellevue, Washington, a written demand for appraisal of VoiceStream common shares held before the vote is taken on the Deutsche Telekom/VoiceStream merger agreement at the VoiceStream special meeting, which demand must identify the VoiceStream stockholder and expressly request an appraisal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Deutsche Telekom/VoiceStream merger agreement because voting against or abstaining from voting or failing to vote on the Deutsche Telekom/ VoiceStream merger agreement will not constitute a demand for appraisal within the meaning of Section 262;

     - not vote in favor of, or consent in writing to, the Deutsche Telekom/VoiceStream merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the Deutsche Telekom/VoiceStream merger agreement, by proxy or in person, or the return of a signed proxy card that does not specify a vote against approval and adoption of the Deutsche Telekom/ VoiceStream merger agreement, will constitute a waiver of the VoiceStream stockholder's right of appraisal and will nullify any previously filed written demand for appraisal; and

     - continuously hold such shares through the completion of the Deutsche Telekom/VoiceStream merger.

     All written demands for appraisal should be addressed to VoiceStream Wireless Corporation, 12920 SE 38th Street, Bellevue, Washington 98006,
Attention: General Counsel, before the vote is taken on the Deutsche Telekom/VoiceStream merger agreement at the VoiceStream special meeting, and should be executed by, or on behalf of, the holder of record of the relevant VoiceStream common shares. This demand must reasonably inform VoiceStream of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder's VoiceStream common shares.

     Within 10 days after the completion of the Deutsche Telekom/VoiceStream merger, the surviving corporation of the Deutsche Telekom/VoiceStream merger will give written notice of the completion of the Deutsche Telekom/VoiceStream merger to each VoiceStream stockholder that has satisfied the requirements of Section 262 and has not voted for or consented to the proposal to approve and adopt the Deutsche Telekom/VoiceStream merger agreement and the transactions contemplated by the Deutsche Telekom/VoiceStream merger agreement. We refer to such a stockholder as a "dissenting stockholder". Within 120 days after the completion of the Deutsche Telekom/VoiceStream merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware court demanding a determination of the fair value of the VoiceStream common shares that are held by all dissenting stockholders. We advise any dissenting stockholder desiring to file this petition to file such petition on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed by the surviving corporation or another dissenting stockholder.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court then will determine the fair value of the VoiceStream common shares held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the Deutsche Telekom/VoiceStream merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the Deutsche Telekom/VoiceStream merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the VoiceStream common shares of stockholders entitled to such interest. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of VoiceStream common shares entitled to appraisal.


     From and after the completion of the Deutsche Telekom/VoiceStream merger, no dissenting stockholder will have any rights of a VoiceStream stockholder with respect to that dissenting stockholder's shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on that dissenting stockholder's VoiceStream common shares, if any, payable to VoiceStream stockholders of record as of a date prior to the completion of the Deutsche Telekom/VoiceStream merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the Deutsche Telekom/VoiceStream merger or, if no petition for appraisal is filed within 120 days after the completion of the Deutsche Telekom/VoiceStream merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the mixed merger consideration.


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                  THE DEUTSCHE TELEKOM/POWERTEL MERGER AND THE
                          VOICESTREAM/POWERTEL MERGER

BACKGROUND OF DEUTSCHE TELEKOM/POWERTEL MERGER AND VOICESTREAM/POWERTEL MERGER

  Deutsche Telekom -- General Background


     Deutsche Telekom has been seeking to expand internationally through acquisitions, investments and joint undertakings in the areas that are the four pillars of its growth strategy: mobile telecommunications, data/Internet Protocol/systems, consumer Internet services and network access services. Deutsche Telekom considers expansion of its international business to be an essential component of its overall business strategy. In particular, Deutsche Telekom has aimed to build on its strength in Europe and to expand its reach in the United States. From time to time, Deutsche Telekom has engaged and may continue to engage in discussions with other parties that may lead to one or more substantial cross-border acquisitions or business combinations. In that connection, Deutsche Telekom retained Donaldson, Lufkin & Jenrette and Dresdner Kleinwort Benson in November 1999 as financial advisors to advise it on acquisition alternatives in the U.S. wireless telecommunications industry.


  VoiceStream -- General Background

     Following the spin-off of VoiceStream from Western Wireless in May 1999, VoiceStream's board of directors has sought to expand the geographic scope of, and enhance the services provided by, its wireless business operations to enable VoiceStream to become a nationwide service provider and to compete effectively against larger wireless carriers. In late 1999 and the first half of 2000, VoiceStream acquired wireless carriers Omnipoint and Aerial, received a $957 million investment from Hutchison Whampoa, a $500 million investment from Sonera, entered into a new $3.25 billion credit agreement and raised $1.46 billion in a high-yield debt offering.


     As a result of these acquisitions and financing activities, by the end of the first half of 2000, VoiceStream had become a national competitor in the U.S. wireless communications industry. VoiceStream's board of directors and management believed that VoiceStream's size and financial resources relative to other national competitors, and the conditions and trends in the telecommunications industry, including the ongoing consolidation of telecommunications companies both in the United States and globally, would require VoiceStream to continue to expand if VoiceStream were to remain a strong competitor in the wireless telecommunications industry.


  Powertel -- General Background

     During the past several years, the Powertel board of directors has considered various options and has authorized various transactions in an effort to maximize stockholder value. In 1997, Powertel sold its cellular assets in the state of Maine, and in 1999 Powertel sold its cellular assets in the states of Georgia and Alabama in order to focus its efforts on its PCS operations. Also in 1999, Powertel sold 650 of its telecommunications towers in order to take advantage of the prices that were then available for telecommunications towers. During this period, the Powertel board of directors continued to monitor market developments, including the ongoing consolidation in the wireless telecommunications industry and the trend toward nationwide coverage and rate plans. In connection with these developments, the Powertel board of directors considered various strategies for expanding Powertel's coverage area, and as a result Powertel committed to make an equity investment in an affiliate of Eliska Wireless Ventures I, Inc. to facilitate the purchase of DiGiPH PCS, which has a coverage area that is contiguous with Powertel's. Powertel also began to contact a number of other parties regarding the possibility of an acquisition, investment or strategic alliance.

  The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel Merger

     On October 13, 1999, Allen E. Smith, president and chief executive officer of Powertel, Fred G. Astor, Jr., chief financial officer of Powertel, Rodney D. Dir, chief operating officer of Powertel, and

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


Campbell B. Lanier, III, chairman of the Powertel board of directors, met with John W. Stanton, chairman and chief executive officer of VoiceStream, Robert R. Stapleton, president of VoiceStream, and Cregg B. Baumbaugh, executive vice president of finance, strategy and development of VoiceStream, in Seattle, Washington. The parties discussed possible strategic alliances between Powertel and VoiceStream. At that time, VoiceStream's mergers with Omnipoint and Aerial were pending. Mr. Stanton indicated that VoiceStream would be unable to engage in serious discussions regarding strategic alliances between Powertel and VoiceStream until after the completion of those mergers.


     On February 29, 2000, Mr. Smith and Mr. Astor met with Mr. Stanton and Mr. Baumbaugh at the CTIA Wireless Convention in New Orleans, Louisiana. The parties' discussions focused on a potential investment by VoiceStream in Powertel, which could be followed by an acquisition of Powertel by VoiceStream. The parties also discussed the possibility that a third party might make an additional investment in Powertel.

     On March 9, 2000, VoiceStream and Powertel executed a non-disclosure agreement. On March 10, 2000, Mr. Smith and Mr. Stanton spoke by telephone. They discussed the fact that a Powertel stockholder had expressed an interest in selling its Powertel shares. Mr. Stanton indicated that VoiceStream might be interested in purchasing these shares. The parties also discussed the possibility of a third party acquiring these shares. Also, on March 10, 2000, representatives of Powertel met with representatives of this third party to discuss a direct investment by this party in Powertel, a purchase by this party of the selling stockholder's interest and the potential acquisition of Powertel by this third party.

     On March 13, 2000, Mr. Smith, Mr. Lanier and Mr. Stanton spoke by telephone to further discuss the possibility of VoiceStream purchasing shares from a Powertel stockholder, possibly to be followed by an acquisition of Powertel.

     On March 16, 2000, Mr. Smith, Mr. Astor, Mr. Stanton, Mr. Stapleton and Mr. Baumbaugh met in Phoenix, Arizona to further discuss these matters. At this meeting, the parties again discussed the possibility of VoiceStream making a direct investment in Powertel.

     Later in March 2000, Mr. Stanton informed Mr. Smith, by telephone, that due to certain unspecified conflicts, VoiceStream was not in a position to proceed with discussions with Powertel.

     During April and May 2000, members of Powertel's management and members of the Powertel board of directors discussed various strategic alternatives available to Powertel, including a possible strategic combination of Powertel with a U.S. or international telecommunications company. Based upon a consensus view that Powertel should explore a range of strategic alternatives, representatives of Powertel contacted Morgan Stanley, which Powertel had previously engaged, and asked that Morgan Stanley prepare a presentation regarding methods by which Powertel could explore its strategic alternatives, including a possible strategic business combination.

     On May 22, 2000, Morgan Stanley made a presentation to members of the Powertel board of directors and certain members of Powertel's management regarding a proposed process for soliciting indications of interest from parties that might be interested in engaging in a strategic transaction with Powertel. The process outlined by Morgan Stanley involved soliciting preliminary indications of interest from a list of potentially interested companies, followed by a distribution of informational materials to these parties and a solicitation of final indications of interest. Representatives of Powertel reviewed a list of companies that Morgan Stanley believed potentially would be interested in pursuing discussions with Powertel. Morgan Stanley was instructed to proceed to contact these parties.

     On June 15, 2000, Morgan Stanley provided an update to members of the Powertel board and management regarding the status of contacts with potentially interested parties. As of that date, Morgan Stanley had contacted eight companies, had received preliminary oral indications of interest from three companies, had received no response from two companies and had received a negative response from three companies.

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

     During the course of Deutsche Telekom's due diligence review of VoiceStream that took place in Seattle, Washington on June 27 through June 29, 2000, VoiceStream informed Deutsche Telekom of its intention to commence discussions with Powertel concerning a possible acquisition of Powertel by VoiceStream.

     On June 28, 2000, VoiceStream submitted a preliminary written indication of interest that contemplated an acquisition of Powertel in a stock-for-stock transaction at a value of $85 per share of Powertel stock, which implied a fixed exchange ratio of .675 of a VoiceStream common share for each Powertel common share.

     On July 12, 2000, the Powertel board of directors held a special meeting to discuss the status of the process being conducted by Morgan Stanley. After receiving an update on the status of this process, the Powertel board of directors authorized Morgan Stanley to continue the process.

     On July 13 and 14, 2000, several representatives of VoiceStream's management team and VoiceStream's outside counsel conducted due diligence in Atlanta, Georgia. These due diligence meetings involved general presentations by members of Powertel's management, followed by numerous smaller meetings between representatives of the companies responsible for specific functional areas. Also, during these meetings, representatives of Powertel and VoiceStream discussed the terms of VoiceStream's preliminary indication of interest.

     During the week of July 17, 2000, VoiceStream and Deutsche Telekom discussed the possibility of proceeding with an acquisition of Powertel in conjunction with Deutsche Telekom's proposed acquisition of VoiceStream.

     On July 18, 2000, VoiceStream distributed a draft merger agreement to Powertel. On July 19, 2000, however, Mr. Baumbaugh informed Mr. Smith and Mr. Astor, by telephone, that VoiceStream was involved in another unspecified potential transaction, and that VoiceStream would not be in a position to continue discussions with Powertel until VoiceStream had completed its discussions with respect to the other potential transaction. Thereafter, Powertel confirmed to VoiceStream, through Morgan Stanley, that the process that Morgan Stanley was conducting would proceed and that final indications of interest were due on August 4, 2000.

     On July 19, 2000, in connection with the process initiated by Morgan Stanley, Powertel distributed its form of merger agreement to VoiceStream.

     On July 21, 2000, VoiceStream and Deutsche Telekom signed an agreement to allow VoiceStream to disclose the identity of its potential acquiror to Powertel. Thereafter, VoiceStream disclosed to Powertel that its potential acquiror was Deutsche Telekom. Deutsche Telekom and VoiceStream subsequently decided not to proceed with the acquisition of Powertel until after announcing the acquisition of VoiceStream by Deutsche Telekom.

     On July 24, 2000, VoiceStream publicly announced that it had agreed to merge with Deutsche Telekom.

     On or about July 24, 2000, representatives of the third party that had been considering an acquisition of Powertel informed representatives of Powertel that they would not be pursuing discussions regarding a possible strategic combination with Powertel.

     On July 25, 2000, Morgan Stanley, on behalf of Powertel, distributed a final bid package to VoiceStream, including draft schedules to the merger agreement that was distributed on July 19, 2000 and indicated that final indications of interest were due by August 4, 2000.

     On August 4, 2000, VoiceStream submitted a final indication of interest with respect to the acquisition of Powertel, including forms of transaction documents between VoiceStream and Powertel. This proposal contemplated that Powertel would enter into separate merger agreements with VoiceStream and Deutsche Telekom, and it included proposed terms of a VoiceStream/Powertel transaction and a Deutsche Telekom/Powertel transaction. This proposal contemplated that Powertel stockholders holding the requisite

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

voting power necessary to approve the transactions would agree to vote their Powertel shares in favor of the transactions, and representatives of Deutsche Telekom and VoiceStream later indicated to representatives of Powertel that Deutsche Telekom and VoiceStream would not enter into merger agreements with Powertel unless Powertel stockholders holding a majority of the voting power necessary to approve the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger agreed to vote in favor of these mergers. This proposal, which was subject to satisfactory completion of due diligence, was to remain in effect until August 11, 2000. No party other than VoiceStream submitted final indications of interest by the August 4, 2000 deadline.

     On August 8, 2000, the Powertel board held a special meeting to discuss the VoiceStream proposal and the status of the process that was being conducted by Morgan Stanley. The Powertel board reviewed the terms of the VoiceStream proposal, including the proposed exchange ratios applicable to a transaction with VoiceStream and Deutsche Telekom. At this meeting, Morgan Stanley made a presentation to the Powertel board with respect to valuations of various wireless telecommunications companies based on licensed POPs, covered POPs and subscribers. Licensed POPs are, for any given company, the number of residents of geographic areas in which that company owns, either directly or through wholly-owned or majority-owned subsidiaries, a license to provide mobile telecommunications services. Covered POPs are the estimated number of residents within the license area actually served by the company's operating network. The Powertel board authorized officers of Powertel to proceed with negotiations with Deutsche Telekom and VoiceStream.

     On August 9, 2000, Mr. Baumbaugh, Alan Bender, general counsel of VoiceStream, and representatives of Goldman Sachs, financial advisors to VoiceStream, met in Denver, Colorado, with Mr. Smith, Jill Dorsey, general counsel of Powertel, and representatives of Morgan Stanley. At this meeting, the parties discussed outstanding issues with respect to the proposed transaction, including a proposal that the exchange ratio be structured to yield $85 per Powertel common share if VoiceStream common shares were trading between a specified range prior to the completion of the VoiceStream/Powertel merger.

     On August 10, 2000, the Powertel board of directors held a special meeting at which Mr. Smith provided an update on the status of the VoiceStream and Deutsche Telekom negotiations. At this meeting, the Powertel board approved the general terms of the VoiceStream and Deutsche Telekom proposals, as negotiated, and authorized officers of Powertel to proceed with the negotiations of definitive agreements.

     On August 12, 2000, Deutsche Telekom delivered forms of the Deutsche Telekom/Powertel transaction agreements to Powertel and its counsel.

     From August 15 through August 17, 2000, representatives of VoiceStream, Deutsche Telekom and Powertel, and their respective counsel, held a series of meetings in Atlanta, Georgia to conduct further due diligence and negotiate definitive documentation.

     On August 18, 2000, members of Powertel's management met with representatives of VoiceStream in Bellevue, Washington to conduct due diligence and to discuss issues related to the proposed transaction.

     On August 21 and 22, 2000, Mr. Smith and Mr. Dir conducted due diligence at the offices of Deutsche Telekom in Bonn, Germany.

     During the period of August 21 to August 26, 2000, representatives of VoiceStream, Deutsche Telekom and Powertel met in Seattle, Washington to continue negotiations with respect to definitive documentation.

     On August 24, 2000, VoiceStream held a special meeting of the VoiceStream board of directors. Mr. Stanton reviewed the strategic reasons for the proposed VoiceStream/Powertel merger and senior management members of VoiceStream and outside counsel presented further details regarding the transaction and reviewed the terms of the definitive VoiceStream/Powertel merger agreement. Goldman Sachs also presented a financial analysis of the proposed transaction and delivered its oral opinion, later confirmed in writing, that as of the date of the opinion, the conversion number under the VoiceStream/

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


Powertel merger agreement was fair from a financial point of view to VoiceStream. The presentation of Goldman Sachs is described under "-- Opinion of VoiceStream's Financial Advisor." Mr. Stanton informed the VoiceStream board that the only outstanding issues were minor and were expected to be resolved. After such presentation and discussions, including the matters set forth in "Risk Factors Relating to the VoiceStream/Powertel Merger," "-- VoiceStream's Reasons for the VoiceStream/Powertel Merger" and "-- Recommendation and Considerations of the VoiceStream Board of Directors with Respect to the VoiceStream/Powertel Merger," the VoiceStream board of directors unanimously determined, subject to the successful resolution of the remaining employment issues, that the VoiceStream/Powertel merger agreement and the VoiceStream/Powertel merger were fair to, and in the best interests of, VoiceStream and its stockholders and unanimously voted to approve the VoiceStream/Powertel merger agreement and the VoiceStream/Powertel merger and related agreements and to recommend to VoiceStream stockholders that they vote to approve the VoiceStream/Powertel merger agreement and the VoiceStream/Powertel merger.


     Deutsche Telekom's management board discussed a potential acquisition transaction involving Powertel at regularly scheduled meetings during July and August 2000. On August 24, 2000, Deutsche Telekom's supervisory board met in Bonn, Germany to consider the proposed acquisition of Powertel. At this meeting, the supervisory board approved and authorized the execution of the Deutsche Telekom/Powertel merger agreement, subject to finalization by the parties' management and respective legal advisors.

     On August 24, 2000, a special meeting of the Powertel board of directors was convened. At this meeting, members of Powertel's management and Powertel's legal and financial advisors reviewed with the Powertel board the terms of the VoiceStream/Powertel and Deutsche Telekom/Powertel merger agreements and reported on the status of the negotiations. Morgan Stanley made a presentation regarding the analysis described under "-- Opinion of Powertel's Financial Advisor." The potential benefits of the proposed transactions and the financial and other effects of the proposed transactions were discussed in detail. Mr. Smith reported to the Powertel board that issues concerning Powertel's rights to terminate the Deutsche Telekom/Powertel merger agreement, the transition plan for Powertel employees and Powertel's right to consent to amendments to the Deutsche Telekom/VoiceStream merger agreement remained unresolved. Mr. Smith asked for a recess of the meeting until such issues could be further negotiated. The Powertel board of directors voted to recess the meeting. On August 26, 2000, the Powertel board reconvened this meeting. Mr. Smith reported that the parties had completed negotiations on employee transition issues but that Powertel would not have termination rights or a right to consent to amendments to the Deutsche Telekom/VoiceStream merger agreement. Legal counsel then reported to the Powertel board with regard to the terms of the definitive VoiceStream/Powertel merger agreement and the Deutsche Telekom/Powertel merger agreement, copies of which had previously been distributed to the Powertel board. After these discussions, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that, as of the date of the opinion, the consideration to be received by the holders of the Powertel common and preferred shares pursuant to the Deutsche Telekom/Powertel merger agreement was fair, from a financial point of view, to such holders and, in the event the Deutsche Telekom/ VoiceStream merger is not completed, the merger consideration to be received by the holders of the Powertel common and preferred shares pursuant to the VoiceStream/Powertel merger agreement was fair, from a financial point of view, to such holders. After the presentation and discussions, the Powertel board unanimously determined that each of the Deutsche Telekom/Powertel merger and the VoiceStream/ Powertel merger was fair to, and in the best interests of, Powertel and Powertel stockholders, and unanimously determined to approve each of the mergers and each of the merger agreements and related agreements and to recommend that the Powertel stockholders vote for the approval of each of the mergers and the merger agreements.

     Following the approval of the Powertel board, each of the merger agreements and all related agreements were executed on August 26, 2000.

     On August 27, 2000, prior to the commencement of trading on the Frankfurt Stock Exchange on August 28, 2000, an announcement was made regarding the proposed mergers.
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


     On February 8, 2001, with the approval of the Powertel board of directors and the Deutsche Telekom management and supervisory boards, Deutsche Telekom and Powertel agreed to amend the Deutsche Telekom/Powertel merger agreement to provide that the Deutsche Telekom/Powertel merger will not be completed before May 31, 2001, which is the second day after the expected record date for determining which Deutsche Telekom shareholders will be entitled to receive Deutsche Telekom's annual dividend in respect of fiscal year 2000. In connection with this agreement, the parties agreed that Powertel would be permitted to pay a stock dividend to its common stockholders before completion of the Deutsche Telekom/Powertel merger of 0.0075 of a Powertel common share for each Powertel common share outstanding and, in the event that such dividend is paid, adjust correspondingly the exchange ratios for exchange of its preferred stock for Deutsche Telekom shares pursuant to the Deutsche Telekom/Powertel merger. These dividends and adjustments to the exchange ratios of the preferred stock and other convertible securities will have the effect of increasing by 0.75% the number of shares owned by Powertel stockholders and, accordingly, the aggregate amount of Deutsche Telekom shares to be received by Powertel stockholders in the Deutsche Telekom/Powertel merger. The parties further agreed that if all of the conditions to completion of the Deutsche Telekom/Powertel merger are satisfied or waived in accordance with the merger agreement as of a date that is earlier than May 31, 2001, including the condition that no material adverse effect on Powertel shall have occurred, then after that earlier date Deutsche Telekom will no longer have the ability to terminate the Deutsche Telekom/Powertel merger agreement because of any material adverse effect on, or a material inaccuracy in, a representation or warranty of Powertel. With the approval of their respective boards of directors, VoiceStream and Powertel agreed to amend the VoiceStream/Powertel merger agreement to provide for the adjustment of the calculation of the conversion number in the event the dividends described above are paid.


DEUTSCHE TELEKOM'S REASONS FOR THE DEUTSCHE TELEKOM/POWERTEL MERGER

     Deutsche Telekom believes that the Deutsche Telekom/Powertel merger will complement the Deutsche Telekom/VoiceStream merger by augmenting Deutsche Telekom's entry into the high-growth U.S. wireless telecommunications industry, and will provide Powertel with the necessary capital resources, technology expertise and national and global reach to provide cost-competitive service and accelerate the introduction of next-generation voice and data services to its customers. Deutsche Telekom believes that the Deutsche Telekom/Powertel merger provides a unique opportunity to acquire a significant number of potential customers and a wireless telecommunications network utilizing the same GSM wireless technology as Deutsche Telekom and VoiceStream.

     Deutsche Telekom also considered the risks described under "Risk Factors Relating to the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger" insofar as they apply to Powertel.

VOICESTREAM'S REASONS FOR THE VOICESTREAM/POWERTEL MERGER

     VoiceStream believes that the addition of Powertel's wireless communications business to VoiceStream's will make VoiceStream a more competitive national wireless communications company with greater prospects for growth than either VoiceStream or Powertel would have on its own and will generate significant opportunities to deliver greater value to VoiceStream stockholders, including former Powertel stockholders after the VoiceStream/Powertel merger.

  Strong Geographic Fit


     The addition of Powertel, which operates a GSM-based network in 12 southeastern states where VoiceStream generally does not operate, fills the most significant gap in VoiceStream's U.S. coverage, and will give the combined company more complete nationwide coverage. Together with Powertel and its affiliates, VoiceStream will have licenses to serve 24 of the 25 largest markets in the United States. Those licenses will cover approximately 250 million potential customers. Powertel's current network coverage enables access to approximately 25 million potential customers. Access to these customers will strengthen VoiceStream's ability to compete on a nationwide basis.

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  Strong Technology Fit

     VoiceStream and Powertel operate compatible network platforms utilizing GSM wireless technology. Together, VoiceStream and Powertel will offer seamless services over a common technology platform and provide customer-friendly features such as global roaming, unified billing and national customer service. VoiceStream believes that these services, which are not currently offered in this form by any other U.S. providers will give VoiceStream a competitive edge in the U.S. wireless communications industry.


RECOMMENDATION AND CONSIDERATIONS OF THE VOICESTREAM BOARD OF DIRECTORS WITH RESPECT TO THE VOICESTREAM/POWERTEL MERGER



     On August 24, 2000, the board of directors of VoiceStream, by a unanimous vote, determined the VoiceStream/Powertel merger and the other transactions contemplated by the VoiceStream/Powertel merger agreement to be advisable, fair to and in the best interests of VoiceStream and its stockholders, approved and adopted the VoiceStream/Powertel merger agreement and recommended that the stockholders of VoiceStream vote for the approval and adoption of the VoiceStream/Powertel merger agreement. THE VOICESTREAM BOARD CONTINUES TO RECOMMEND THAT THE STOCKHOLDERS OF VOICESTREAM VOTE "FOR" APPROVAL AND ADOPTION OF THE VOICESTREAM/POWERTEL MERGER AGREEMENT AT THE VOICESTREAM SPECIAL MEETING.


     In the course of reaching its decision to adopt the VoiceStream/Powertel merger agreement, the VoiceStream board consulted with management, as well as with its outside legal counsel and financial advisors, and considered the matters referred to under "--VoiceStream's Reasons for the VoiceStream/Powertel Merger," as well as the following material factors:

     - Complementary Strategies and Technologies; Opportunities for Growth. The VoiceStream board believed that there is a strong strategic and technology fit between VoiceStream's and Powertel's mobile communications businesses and operations, as described more fully under "--VoiceStream's Reasons for the VoiceStream/Powertel Merger." In particular, the VoiceStream board noted that:

          -- In light of current conditions and trends in the telecommunications industry, including acquisitions that have increased the size and strength of VoiceStream's competitors, the VoiceStream board believed that in order to compete effectively, VoiceStream would need to continue to expand its geographic coverage and aggressively seek to grow its subscriber base;

          -- Powertel provides wireless telecommunications services in 12 states in the southeastern United States where VoiceStream generally does not operate. These states contain a population of approximately 25 million people;

          -- Adding Powertel's network to VoiceStream's would give VoiceStream more complete nationwide coverage, with licenses to serve 24 of the 25 largest markets in the United States;

          -- VoiceStream's and Powertel's mobile communications services are based on compatible network platforms using GSM wireless technology; and

          -- Because VoiceStream's and Powertel's networks are based on the same
             GSM standard, the combined company will be able to offer seamless services on a nationwide basis over a common technology platform and to provide services such as nationwide roaming, unified billing and nationwide customer service.

       The VoiceStream board observed that these compatibilities could enable the combined company to grow more quickly and beyond the levels VoiceStream could be expected to achieve without the VoiceStream/Powertel merger.


     - Financial Impact. The VoiceStream board reviewed, with management and its financial advisors, the historical operating results of VoiceStream and Powertel and the projected operating results of VoiceStream and Powertel individually and in combination.


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     - Transaction Terms.  The VoiceStream board believed that the relatively limited number of conditions and termination rights increased the likelihood that the transaction would be completed if the Deutsche Telekom/VoiceStream merger agreement is terminated.


     - Opinion of Financial Advisor. Goldman Sachs, VoiceStream's financial advisor, made presentations to the VoiceStream board concerning financial aspects of the proposed VoiceStream/Powertel merger, and delivered its oral opinion, later confirmed in writing, that as of the date of that opinion, the conversion number under the VoiceStream/Powertel merger agreement was fair from a financial point of view to VoiceStream.

     - Powertel Stockholder Agreements. Powertel is required to submit the VoiceStream/Powertel merger agreement to Powertel stockholders even if the Powertel board withdraws its recommendation, and holders of Powertel's common and preferred shares with sufficient voting power to approve the VoiceStream/Powertel merger have entered into stockholder agreements with VoiceStream in which such holders have agreed to vote their shares in favor of the VoiceStream/Powertel merger at the Powertel special meeting. As a result, Powertel stockholder approval of the VoiceStream/Powertel merger is assured even if the Powertel board withdraws or changes its recommendation.

     The VoiceStream board also considered the following potentially negative factors associated with the VoiceStream/Powertel merger:

     - the risks described under "Risk Factors Relating to the VoiceStream/Powertel Merger;"

     - that the combined company following the VoiceStream/Powertel merger will still be significantly smaller than many of its major competitors and, as a result, the combined company will be required to raise significant amounts of capital in order to continue to grow, expand and build out its GSM network; and

     - the risk that a regulatory body could delay the VoiceStream/Powertel merger or impose conditions which reduce the anticipated benefits of the VoiceStream/Powertel merger.

     The VoiceStream board believed and continues to believe that these potential risks are greatly outweighed by the anticipated benefits from the VoiceStream/Powertel merger.

     The foregoing discussion addresses the material information and factors considered by the VoiceStream board in its consideration of the VoiceStream/Powertel merger, including factors that support the VoiceStream/Powertel merger as well as those that may weigh against it. The VoiceStream board conducted numerous discussions of the factors described above, including asking questions of VoiceStream's management and legal and financial advisors. In view of the variety of factors and the amount of information considered, the VoiceStream board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the VoiceStream board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the VoiceStream/Powertel merger was made after consideration of all of the factors as a whole. In addition, individual members of the VoiceStream board may have given different weights to different factors.

RECOMMENDATION AND CONSIDERATIONS OF THE POWERTEL BOARD OF DIRECTORS WITH RESPECT TO THE DEUTSCHE TELEKOM/POWERTEL MERGER AND VOICESTREAM/POWERTEL MERGER


     On August 26, 2000, at a special meeting, the Powertel board of directors unanimously determined that each of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger and the other transactions contemplated by each of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement, respectively, is advisable and in the best interests of Powertel and its stockholders, approved and adopted each of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement and recommended that the stockholders of Powertel vote for approval and adoption of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/

Powertel merger agreement. THE POWERTEL BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT THE POWERTEL STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF EACH OF THE MERGERS AND THE MERGER AGREEMENTS AT THE POWERTEL SPECIAL MEETING.


     In the course of reaching its decision to adopt each of the merger agreements, the Powertel board of directors consulted with members of Powertel's management as well as with Powertel's legal counsel and financial advisors, and considered the following material factors, in addition to those set forth under "-- Deutsche Telekom's Reasons for the Deutsche Telekom/Powertel Merger:"

     - the view of the Powertel board of directors and Powertel's management that in light of current conditions and trends in the telecommunications industry, including consolidation that has increased the size and strength of our competitors:

       -- it is uncertain how regional operators, such as Powertel, will compete on a national or global basis; and

       -- Powertel's business and financial performance should benefit from being part of a larger, more diverse company;

     - an analysis of the potential stockholder value that could be expected to be generated from the various strategic alternatives available to Powertel, including the alternatives of:

       -- continuing as an independent company;

       -- pursuing a series of acquisitions by Powertel to increase the size of Powertel's coverage area; and

       -- entering into a strategic business combination with another wireless telecommunications company;

     - the fact that:

       -- the Powertel board of directors and Powertel's management had investigated and discussed various strategic alternatives over a period of months;

       -- there had been ongoing publicity and speculation in the market regarding Powertel possibly being a takeover target;

       -- Morgan Stanley, at Powertel's direction, had contacted and solicited indications of interest from telecommunications companies that were viewed as potentially having an interest in engaging in a transaction with Powertel; and

       -- VoiceStream and Deutsche Telekom submitted the only firm proposal as a result of this process;

     - the view of Powertel's management and the Powertel board of directors that a merger of Powertel and VoiceStream, even if VoiceStream were not to combine with Deutsche Telekom, would represent an excellent "fit" from a strategic standpoint due to the companies' common GSM wireless technology platform, non-overlapping coverage areas and consistent strategies that the companies were pursuing, and should produce a stronger combined company with increased economies of scale;

     - the fact that both transactions, because they are structured as stock-for-stock mergers, instead of as sales for cash, provide Powertel's stockholders with the opportunity to continue as stockholders in a larger, more competitive company;


     - the view of Powertel's board that Powertel would likely receive its highest valuation from another GSM-based provider because of factors such as Powertel's network compatibility with other GSM networks and its existing base of customers who are using GSM technology, and the fact that VoiceStream is the only national provider of wireless services using GSM technology;

     - the view of the Powertel board and Powertel's management as to the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of each of Deutsche Telekom and VoiceStream as well as the risks involved in achieving these prospects, and the economic and market conditions applicable to the telecommunications industry, both on a historical and on a prospective basis;

     - the fact that:

       -- Deutsche Telekom has significant financial resources;

       -- regardless of whether the Deutsche Telekom/VoiceStream merger closes, Deutsche Telekom will invest $5 billion in VoiceStream; and

       -- VoiceStream is expected to use these funds for the continued build out and expansion of the GSM network in the United States;

     - the fact that the Deutsche Telekom/Powertel merger will not close unless the Deutsche Telekom/VoiceStream merger closes, which necessarily means that, in either circumstance, Powertel will be combining its wireless coverage areas with VoiceStream's complementary wireless coverage areas to create a nationwide GSM-based wireless provider;

     - the fact that additional spectrum for wireless communications is expected to shortly become available, and this spectrum could be acquired by Deutsche Telekom, VoiceStream or other persons as an alternative to acquiring Powertel;

     - the expectation that each of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger will qualify as a tax-free transaction for U.S. federal income tax purposes, except with respect to cash received for fractional shares;

     - a review of the provisions contained in the draft Deutsche
       Telekom/Powertel and VoiceStream/ Powertel merger agreements and related documents, including the various stockholders agreements in which Powertel stockholders holding a majority of the voting power entitled to vote with respect to the Deutsche Telekom/Powertel and VoiceStream/Powertel mergers were to agree to vote to approve those mergers; and


     - the presentations of Morgan Stanley, Powertel's financial advisors, concerning the financial aspects of the proposed mergers, including the implied premia to the historical trading prices of Powertel's common shares implied by the proposed consideration to be paid in the Deutsche Telekom/ Powertel merger and the VoiceStream/Powertel merger, and of the various strategic alternatives available to Powertel, and the oral opinion received from Morgan Stanley, later confirmed in writing, that, as of the date of the opinion, and based on the considerations in the opinion:


       -- the consideration to be received by holders of Powertel common and preferred shares pursuant to the Deutsche Telekom/Powertel merger agreement was fair from a financial point of view to such holders; and

       -- in the event the Deutsche Telekom/VoiceStream merger is not completed, the consideration to be received by holders of Powertel common and preferred shares pursuant to the VoiceStream/Powertel merger agreement was fair from a financial point of view to such holders.

     The Powertel board also considered the following potentially negative factors associated with the mergers:

     - the fact that Deutsche Telekom ADSs, Deutsche Telekom ordinary shares and VoiceStream common shares have experienced substantial price volatility in recent months;

     - the fact that because the exchange ratios for Powertel shares in the Deutsche Telekom/Powertel merger are fixed, and because the provisions of the VoiceStream/Powertel merger agreement provide only limited price protection to Powertel stockholders, the value of the merger consideration to Powertel stockholders may decrease prior to the completion of the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger, as the case may be;


     - the fact that the consideration offered by VoiceStream with respect to the VoiceStream/Powertel merger reflected only a slight premium in comparison to the actual trading performance of Powertel's common shares during most historical periods that were analyzed;


     - with respect to the Deutsche Telekom/Powertel merger only, that the market price for Deutsche Telekom shares to be received by Powertel stockholders in the Deutsche Telekom/Powertel merger may be adversely affected by the prospect of future sales of Deutsche Telekom shares by the Federal Republic of Germany and KfW, Deutsche Telekom's two largest shareholders, or by current Powertel stockholders who are not permitted to hold equity securities of non-U.S. companies or who otherwise elect not to hold Deutsche Telekom shares;

     - the fact that the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger may face enhanced regulatory scrutiny; and


     - the fact that the termination fee provisions of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement, together with the fact that Powertel stockholders that, in the aggregate, had sufficient voting power to approve each of the Deutsche Telekom/ Powertel merger and the VoiceStream/Powertel merger would agree to vote in favor of each of the mergers, would likely discourage alternative proposals from being made to Powertel, but that the termination fee provisions of each of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement are customary for transactions of this type, and that these provisions, in addition to the Powertel stockholder agreements, were necessary to induce each of Deutsche Telekom and VoiceStream to enter into the transactions.


     The Powertel board believed that these potential risks were outweighed by the potential benefits anticipated to result from the mergers. In considering the proposed Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, the directors of Powertel were aware of the interests of certain officers and directors of Powertel in the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger described under "-- Interests of Directors and Officers of Powertel in the Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel Merger."

     The foregoing discussion addresses the material information and factors considered by the Powertel board in its consideration of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, including factors that support each of the mergers as well as those that may weigh against each of the mergers. The Powertel board of directors conducted numerous discussions of the factors described above, including asking questions of Powertel's management and legal and financial advisors. In view of the variety of factors and the amount of information considered, the Powertel board of directors did not find it practical to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Powertel board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve each of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger was made after consideration of all of the factors as a whole. In addition, individual members of the Powertel board of directors may have given different weights to different factors.


  Subsequent Stock Market Developments Relating to Deutsche Telekom Shares



     As of February 7, 2001, the trading price of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange had declined from 44.30 euros to 33.02 euros, or by approximately 25%, since August 25, 2000, the last trading day before the public announcement of the signing of the Deutsche Telekom/Powertel merger agreement. As a result, the consideration payable in the Deutsche Telekom/Powertel merger would have had a value on February 7, 2001 of approximately $80.96, which represents a premium of approximately 5.3% to the $76.69 trading price of Powertel common shares on that day. As discussed above, in negotiating and approving the Deutsche Telekom/Powertel merger agreement, the Powertel board was aware that a decline in the trading price of Deutsche Telekom ADSs or shares would decrease the dollar value of the consideration to be received by Powertel stockholders in the merger. However, the Powertel board viewed the Deutsche Telekom/Powertel merger as a strategic combination that could be expected to provide Powertel stockholders with a long-term opportunity to participate in a stronger combined company with increased economies of scale.


OPINION OF VOICESTREAM'S FINANCIAL ADVISOR


     Goldman Sachs has acted as financial advisor to VoiceStream in connection with the proposed VoiceStream/Powertel merger. On August 24, 2000, Goldman Sachs delivered its oral opinion to the VoiceStream board, conditioned on the finalization of the VoiceStream/Powertel merger agreement in substantially the form reviewed by Goldman Sachs on August 24, 2000. After VoiceStream and Powertel finalized the VoiceStream/Powertel merger agreement, Goldman Sachs confirmed its oral opinion in writing without such condition that, as of August 26, 2000, the conversion number under the VoiceStream/Powertel merger agreement was fair from a financial point of view to VoiceStream. Goldman Sachs noted that the VoiceStream/Powertel merger agreement would automatically terminate concurrently with the completion of the Deutsche Telekom/VoiceStream merger, in which event the VoiceStream/ Powertel merger would not occur. In connection with delivering its opinion for the VoiceStream/Powertel merger, Goldman Sachs did not express any opinion with respect to the Deutsche Telekom/Powertel merger agreement, the Deutsche Telekom/Powertel merger, the Deutsche Telekom/VoiceStream merger agreement or the Deutsche Telekom/VoiceStream merger.


     The "conversion number" means:

     - 0.75 if the VoiceStream average closing price is $113.33 or below;

     - 0.65 if the VoiceStream average closing price is $130.77 or above; and

     - if the VoiceStream average closing price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream average closing price.


     Each case is subject to reduction in the event that the aggregate number of outstanding Powertel common shares and securities convertible into or exchangeable for Powertel common shares as calculated pursuant to the VoiceStream/Powertel merger agreement exceeds a specified amount. The "VoiceStream average closing price" means the volume weighted average closing price, based on the Nasdaq composite volume published by The Wall Street Journal, of the VoiceStream common shares as publicly reported on the Nasdaq Stock Market as of 4:00 p.m. eastern time for 10 trading days randomly selected by lot within the last 20 trading days ending five trading days prior to the completion of the VoiceStream/Powertel merger.


     The full text of the Goldman Sachs opinion is attached as Annex E to this proxy statement/prospectus, and stockholders of VoiceStream are urged to, and should, read such opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the VoiceStream/Powertel merger agreement, the Deutsche Telekom/Powertel merger agreement and the Deutsche Telekom/VoiceStream merger agreement;

     - the annual reports to stockholders and annual reports on Form 10-K of VoiceStream and VoiceStream predecessors and Powertel for the four years ended December 31, 1999;

     - the definitive proxy statement dated January 25, 2000 in connection with the acquisitions by VoiceStream of Aerial and Omnipoint;

     - certain interim reports to stockholders and quarterly reports on Form 10-Q of VoiceStream and Powertel;

     - other communications from VoiceStream and Powertel to their respective stockholders;

     - internal financial analyses and forecasts for Powertel prepared by management of Powertel;

     - internal financial analyses and forecasts for VoiceStream prepared by management of VoiceStream; and

     - internal financial analyses and forecasts for Powertel prepared by the management of VoiceStream.

     Goldman Sachs also held discussions with members of the senior management of VoiceStream and Powertel regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the VoiceStream/Powertel merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for the VoiceStream common shares and the Powertel common shares;

     - compared certain financial and stock market information for VoiceStream and Powertel with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally; and

     - performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Specifically, Goldman Sachs assumed with the consent of the VoiceStream board that the internal financial forecasts for Powertel prepared by VoiceStream management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of VoiceStream, and that those forecasts will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of VoiceStream or Powertel or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the transaction will be obtained without any adverse effect on VoiceStream or Powertel or on the expected benefits of the VoiceStream/Powertel merger. Goldman Sach's opinion was addressed to the VoiceStream board and the opinion does not constitute a recommendation as to how any holder of VoiceStream common shares should vote with respect to the VoiceStream/Powertel merger agreement or merger.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the VoiceStream board on August 24, 2000. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

  Contribution Analysis

     Goldman Sachs performed an analysis the purpose of which was to determine how the contribution of Powertel to the combined company, based on the various measurement factors described below, compared to the percentage of the total equity of the combined company that Powertel stockholders would receive as a result of the VoiceStream/Powertel merger. Goldman Sachs noted that, based on the range of potential conversion numbers of 0.65-0.75, the Powertel stockholders would receive between 10.7% and 12.2% of the total equity of the combined company pursuant to the VoiceStream/Powertel merger agreement. In preparing this analysis, Goldman Sachs reviewed certain estimated future operating and financial information for VoiceStream and Powertel supplied to Goldman Sachs by VoiceStream management. The measurement factors that Goldman Sachs considered included for each of 2000, 2001 and 2002:

     - covered POPs;

     - subscribers;

     - service revenues;

     - EBITDA;

     - equity value; and

     - enterprise value.

     The projected financial information for each of VoiceStream and Powertel was provided by the VoiceStream management. As projected:

     - "Subscribers" is an estimated number of enrolled customers in a company's subscription plans;

     - "Service revenues" are the estimated revenues derived from providing communications services;

     - "Equity value" represents each company's enterprise value minus the book value of its outstanding net indebtedness and estimated non-core assets, or assets that are not directly related to the company's wireless network; and

     - "Enterprise value" is a measure of a company's value that is calculated as the sum of a company's market capitalization, total debt, preferred shares and minority interest, less cash and cash equivalents.

     The following table presents the results of that analysis:

                                                               CONTRIBUTION OF POWERTEL
                                                               TO THE COMBINED COMPANY
                                                              --------------------------
                                                              2000E     2001E     2002E
                                                              ------    ------    ------
Covered POPs................................................   15.4%     13.6%     11.7%
Subscribers.................................................   18.7%     16.6%     15.1%
Service revenues............................................   20.7%     16.3%     14.4%
EBITDA......................................................     NA      21.4%     16.4%

                                                                                     $85.00
                                                                               PRICE PER POWERTEL
                                         0.65 DEAL RATIO    0.75 DEAL RATIO          SHARE
                                         ---------------    ---------------    ------------------
Equity value...........................        11%                12%                  11%
Enterprise value.......................        11%                12%                  12%


     Goldman Sachs noted that this analysis demonstrated that the percentage ownership that current VoiceStream stockholders would hold in the combined company as a result of the VoiceStream/Powertel merger was within or above the range of VoiceStream's contribution to the combined company.


  Discounted Cash Flow Analysis

     Goldman Sachs performed an analysis the purpose of which was to compare the present value per share of Powertel, using discounted cash flow methodologies, to the present value per share of VoiceStream. Goldman Sachs performed this analysis by determining ranges of enterprise values and equity values for Powertel and VoiceStream, each on a stand-alone basis without accounting for any synergies. Specifically, Goldman Sachs considered the range of values for Powertel and VoiceStream, each on a stand-alone basis, based in both cases on VoiceStream management's internal model for each company. The following table presents the ranges of enterprise values and equity values, as well as the price per share and the ratio of enterprise value to 2001 Covered POPs for both Powertel and VoiceStream, based on forward 2009 EBITDA multiples for Powertel and VoiceStream ranging from 9.0x to 13.0x and discount rates ranging from 11% to 15%. The various ranges for the discount rates and terminal value multiples were chosen by Goldman Sachs based upon theoretical analyses of cost of capital ranges that could be applicable.

                                                         POWERTEL        VOICESTREAM
                                                       -------------    --------------
Enterprise value (in millions).......................  $6,245-10,396    $44,588-73,706
Equity value (in millions)...........................    5,406-9,557     43,698-72,816
Price per VoiceStream share..........................  $96.44-170.48    $144.42-240.65
2001 Covered POP value (in dollars per POP)..........        318-536           297-510

     Goldman Sachs also determined the exchange ratio implied by the prices per share as well as the projected ownership percentage of Powertel stockholders in the combined company to result from the VoiceStream/Powertel merger based on the same forward 2009 EBITDA multiples and discount rates, as follows:

                                                                  POWERTEL
                                                                ------------
Exchange ratio
(ratio of Powertel price per share to VoiceStream price per
share)......................................................     0.668-0.708x
Powertel ownership of combined company......................       11.0-11.6%

Goldman Sachs noted that the exchange ratios derived in the above discounted cash flow analysis were within the range of conversion numbers contemplated by the VoiceStream/Powertel merger agreement.

  Transaction Premium Analysis


     Goldman Sachs performed an analysis the purpose of which was to assess the premiums represented by assumed conversion numbers over the conversion number that would be implied by the price or average prices of VoiceStream common shares and Powertel common shares at a point in time or over a period of time. The assumed conversion numbers used were 0.65 and 0.75, the minimum and maximum possible conversion numbers under the VoiceStream/Powertel merger agreement, and 0.70, the median of those two. The point in time and periods used in the analysis were August 18, 2000 and the 10-day, 20-day, 30-day, 60-day, three-month, six-month, nine-month and one-year periods ending August 18, 2000, the last trading day before any public reports of the proposed VoiceStream/Powertel merger. The following table presents the result of that analysis:


                                         POWERTEL     IMPLIED             PREMIUM (DISCOUNT) TO
                           VOICESTREAM    PRICE     VOICESTREAM/        OBSERVED CONVERSION NUMBER
                            PRICE OR        OR        POWERTEL        0.65         0.70         0.75
                             AVERAGE     AVERAGE     CONVERSION    CONVERSION   CONVERSION   CONVERSION
                              PRICE       PRICE        NUMBER        NUMBER       NUMBER       NUMBER
                           -----------   --------   ------------   ----------   ----------   ----------
Transaction price........    $111.88      $83.91(a)      0.75x       (13.3)%       (6.7)%        0.0%
August 18, 2000..........     111.88       80.19         0.72         (9.3)        (2.3)        11.6
10-day average...........     123.85       81.92         0.66          1.7          5.8         13.4
20-day average...........     124.54       83.81         0.67         (3.4)         4.0         11.5
30-day average...........     130.75       85.36         0.65         (0.4)         7.2         14.9
60-day average...........     128.93       82.77         0.64          1.3          9.0         16.8
3-month average..........     126.77       82.01         0.65          0.5          8.2         15.9
6-month average..........     121.10       78.79         0.65         (0.1)         7.6         15.3
9-month average..........     121.28       83.55         0.69         (5.6)         1.6          8.9
One-year average.........     108.53       77.07         0.71         (8.5)        (1.4)         5.6

---------------

(a) Represents the value per share of Powertel common shares at a conversion number of 0.75, which is the conversion number applicable if the average price of VoiceStream common shares calculated according to the VoiceStream/Powertel merger agreement is $113.33 and below.

Goldman Sachs noted that the implied conversion numbers derived in the analysis above fell within the range of conversion numbers contemplated by the VoiceStream/Powertel merger agreement.

  Selected Companies Analysis


     Goldman Sachs performed an analysis to determine the public market values of Powertel and VoiceStream relative to other public companies in the wireless telecommunications sector. Goldman Sachs reviewed and compared financial information of Powertel and VoiceStream to corresponding financial information for selected companies, chosen because they are publicly traded companies with operations that are similar to those of Powertel and VoiceStream. Goldman Sachs undertook to determine how different measures of the price per POP for Powertel, VoiceStream and the combined company after the VoiceStream/Powertel merger compared to the same measures of price per POP for the following selected companies: TeleCorp PCS Inc., Sprint PCS Group, Triton PCS Holdings Inc. and Nextel Communications Inc. The price per POP in each case was calculated by dividing the respective company's core enterprise value or adjusted enterprise value by different measures of that company's POPs. In this analysis:


     - "Core enterprise value" is a measure of each company's value that is calculated by adding its market capitalization, total debt, preferred shares and minority interest, and subtracting from that sum its cash, cash equivalents and an estimate of non-core assets, or assets that are not directly related to the company's wireless network;

     - "Adjusted enterprise value" is a measure of each company's value that is calculated by subtracting from the core enterprise value for that company the value of its unbuilt POPs, or POPs for which the company does not currently have plans to establish an operating network, valued at $25.00 per POP; and

     - "Weighted Total POPs" is a measure calculated to reflect the fact that networks have differing levels of spectrum available to different geographic areas and is calculated by weighting POPs with greater MHz, since licenses with greater MHz provide greater bandwidth or capacity. "Weighted Total POPs" are determined by multiplying the number of POPs in a 30 MHz license area by one, the number of POPs in a 20 MHz license area by 0.75, the number of POPs in a 10 MHz license area by 0.25 and, with respect to Nextel, the number of Nextel POPs by 0.75.

     Finally, values per POP show the relation of the number of a company's POPs to its capitalization. "2001 Covered POP Value" represents adjusted enterprise value divided by projected 2001 Covered POPs, "Weighted Total POP Value" represents core enterprise value divided by Weighted Total POPs and "Total POP Value" represents core enterprise value divided by total POPs.

     The analysis was performed using share prices as of August 18, 2000. The following chart summarizes the results of that analysis:

                               POWERTEL   VOICESTREAM   SPRINT PCS   TELECORP   TRITON    NEXTEL
                               --------   -----------   ----------   --------   -------   -------
2001 Covered POPs
(in millions)................     19.0        136.7        185.0        30.8       13.3     192.0
2001 Covered POP value
(in dollars per POP).........  $274.91      $236.50      $284.10     $289.80    $300.24   $239.13
Weighted total POPs
(in millions)................     22.1        161.0        191.1        28.7        9.8     176.5
Weighted total POP value
(in dollars per POP).........  $245.55      $211.34      $284.26     $311.55    $409.56   $263.51
Total POPs (in millions).....     26.9        220.2        270.0        35.2       13.0     235.3
Total POP value
(in dollars per POP).........  $201.96      $154.51      $201.14     $253.58    $307.17   $197.64

Goldman Sachs noted that Powertel's values per POP were within the range of values per POP represented by the other selected companies in the analysis.


  Pro Forma Merger Analysis

     Goldman Sachs also analyzed the potential effects of the VoiceStream/Powertel merger on VoiceStream's projected EBITDA per share for 2002, 2001 and 2002. Goldman Sachs conducted the analysis using assumed conversion numbers of 0.65 and 0.75, the minimum and maximum possible conversion numbers under the VoiceStream/Powertel merger agreement, as well as an assumed $85.00 per share value for Powertel common shares. The analysis also used estimates for VoiceStream and Powertel EBITDA for 2000, 2001 and 2002 provided by VoiceStream management. The following table lays out the accretion to the EBITDA figures of VoiceStream that are projected to be the result of the VoiceStream/Powertel merger. The percentage accretion represents the percentage by which the pro forma EBITDA per share of the combined VoiceStream/Powertel entity would exceed the projected EBITDA per share of VoiceStream on a stand-alone basis. The following table presents the results of this analysis:

                                                         EBITDA ACCRETION PER POST-
                                                          MERGER VOICESTREAM SHARE
                                                    -------------------------------------
                                                                   $85.00
                                                       .65x          PER          .75x
                                                    CONVERSION      SHARE      CONVERSION
                                                      NUMBER        VALUE        NUMBER
                                                    ----------    ---------    ----------
EBITDA  2000E.....................................     14.4%        15.9%          4.1%
        2001E.....................................     13.6%        11.6%         11.7%
        2002E.....................................      6.7%         4.8%          5.0%

Goldman Sachs noted that the above figures indicate that, given the assumptions made in preparing the analysis, the VoiceStream/Powertel merger is projected to be accretive to holders of VoiceStream common shares in the periods outlined.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs's opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to VoiceStream or Powertel or the merger. Goldman Sachs prepared the analyses solely for purposes of providing its opinion to the VoiceStream board as to the fairness of the conversion number. The analyses do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results, which are inherently subject to uncertainty, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. VoiceStream selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of Goldman Sachs' familiarity with VoiceStream arising from having provided investment banking services in the past to VoiceStream and its predecessor.

     Goldman Sachs is familiar with VoiceStream having provided certain investment banking services from time to time to:

     - VoiceStream;

     - VS Washington; and


     - VS Washington's former parent, Western Wireless.

Such services include having acted as:

     - lead managing underwriter in the initial public offering of 12.65 million common shares of Western Wireless in May 1996;

     - lead manager in the public offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due June 2006 of Western Wireless in May 1996;

     - lead manager in the private offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due February 2007 of Western Wireless in October 1996;

     - Western Wireless's financial advisor in connection with the sale of 19.9% of the outstanding shares of VS Washington's common shares to Hutchison PCS (USA) Limited in February 1998;

     - lead manager in the public offering of 13.915 million Western Wireless common shares in April 1998;

     - VoiceStream's financial advisor in connection with the acquisition of Omnipoint in June 1999;

     - VoiceStream's financial advisor in connection with the acquisition of Aerial in September 1999;

     - lead manager in the private offering of $1.1 billion aggregate principal amount of 10% senior notes due November 2009 of VS Washington and VoiceStream and $720 million aggregate principal amount of 11% senior discount notes due November 2009 of VS Washington and VoiceStream in November 1999;

     - VoiceStream's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Deutsche Telekom/VoiceStream merger agreement; and

     - VoiceStream's financial advisor in connection with, and having participated in certain of the negotiations leading to, the VoiceStream/Powertel merger agreement.


     Goldman Sachs has received compensation of approximately $39.5 million from VoiceStream or VS Washington with respect to investment banking services provided to VoiceStream and/or VS Washington over the past two years, which includes $10 million already paid by VoiceStream in connection with the Deutsche Telekom/VoiceStream merger. As of August 26, 2000, investment funds affiliated with Goldman Sachs had a principal investment in VoiceStream in the amount of 10,088,128 VoiceStream common shares and have the right to designate a nominee for election to the VoiceStream board of directors. Terrence O'Toole, a managing director of Goldman Sachs, is a director of VoiceStream. Goldman Sachs has also provided investment banking services to Powertel including having purchased from Ericsson, Inc. in December 1998 $165 million aggregate principal amount of a tranche of the loan made from Ericsson to Powertel, and in June 1998 an additional $100 million aggregate principal amount of a tranche of that loan, and having acted as a lender under, and having been a party to agreements with respect to, that loan.


     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of VoiceStream and Powertel for its own account and for the accounts of customers. As of August 26, 2000, Goldman Sachs had accumulated a net long position of 308 Powertel shares. As of the same date and not including the principal investment referred to above, Goldman Sachs had a net short position of 180,716 shares of VoiceStream common shares.

     Pursuant to a letter agreement dated May 8, 2000, VoiceStream engaged Goldman Sachs to act as its financial advisor in connection with the potential acquisition of Powertel. Pursuant to this letter agreement, VoiceStream has agreed to pay Goldman Sachs $10 million upon consummation of the acquisition of Powertel. VoiceStream has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF POWERTEL'S FINANCIAL ADVISOR

     Under an engagement letter, dated as of January 12, 2000, Powertel engaged Morgan Stanley to provide financial advisory services to Powertel. The Powertel board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's knowledge of the business and affairs of Powertel.

     On August 26, 2000, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to the Powertel board of directors that, as of such date, and subject to and based upon the various considerations, assumptions, limitations and qualifications set forth in its opinion:

     - the consideration to be received by holders of Powertel common shares and preferred shares pursuant to the Deutsche Telekom/Powertel merger agreement is fair from a financial point of view to holders of Powertel common shares and preferred shares; and

     - in the event the Deutsche Telekom/VoiceStream merger is not completed, the consideration to be received by the holders of Powertel common shares and preferred shares pursuant to the VoiceStream/ Powertel merger agreement is fair from a financial point of view to the holders of Powertel common shares and preferred shares.

     The full text of Morgan Stanley's opinion, dated August 26, 2000, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex F. You are urged to read the entire opinion carefully and in its entirety.

     Morgan Stanley's opinion is directed to the Powertel board of directors and only addresses the fairness of the consideration to be received by the holders of Powertel common shares and preferred shares pursuant to the Deutsche Telekom/Powertel merger agreement, and if the Deutsche Telekom/VoiceStream merger is not completed, the fairness of the consideration to be received pursuant to the VoiceStream/Powertel merger agreement, in each case from a financial point of view, as of the date of the opinion. Morgan Stanley's opinion does not address any other aspect of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, and does not constitute a recommendation to any Powertel stockholder as to how to vote at the Powertel special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Powertel, Deutsche Telekom and VoiceStream;

     - reviewed certain internal financial statements and other financial and operating data concerning Powertel, Deutsche Telekom and VoiceStream prepared by the managements of Powertel, Deutsche Telekom, and VoiceStream, respectively;

     - analyzed certain financial projections prepared by the management of Powertel;

     - analyzed certain financial projections for Deutsche Telekom and VoiceStream contained in certain securities analysts' research reports that were recommended for review by the managements of Deutsche Telekom and VoiceStream, respectively;

     - discussed the past and current operations and financial condition and the prospects of Powertel, including information relating to certain strategic, financial and operational benefits anticipated from each of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, with senior executives of Powertel;

     - discussed the past and current operations and financial condition and the prospects of Deutsche Telekom, including information relating to certain strategic, financial and operational benefits anticipated from the Deutsche Telekom/Powertel merger with senior executives of Deutsche Telekom;

     - discussed the past and current operations and financial condition and the prospects of VoiceStream, including information relating to certain strategic, financial and operational benefits anticipated from the VoiceStream/Powertel merger with senior executives of VoiceStream;

     - discussed the past and current operations and financial condition and the prospects of Deutsche Telekom and VoiceStream, including information relating to certain strategic, financial and operational benefits anticipated from the VoiceStream merger, with senior executives of Deutsche Telekom and VoiceStream;

     - reviewed the reported prices and trading activity for the Powertel common shares, the Deutsche Telekom ADSs and the VoiceStream common shares;


     - compared the financial performance of Powertel, Deutsche Telekom and VoiceStream and the prices and trading activity of the Powertel common shares, the Deutsche Telekom ADSs and the VoiceStream common shares with those of certain other publicly-traded companies comparable with Powertel, Deutsche Telekom and VoiceStream respectively and their securities;


     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Powertel, Deutsche Telekom and VoiceStream and their financial and legal advisors;

     - reviewed the terms, including the financial terms, of the Deutsche Telekom/Powertel merger agreement, the VoiceStream/Powertel merger agreement and the Deutsche Telekom/VoiceStream merger agreement and certain related documents; and

     - performed other analyses and considered other factors as we have deemed appropriate.

     For purposes of its opinion, Morgan Stanley analyzed the merger as if the Powertel preferred shares were converted into Powertel common shares immediately prior to the completion of the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger. Morgan Stanley's opinion does not extend to the conversion terms of the Powertel preferred shares.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from each of the Deutsche Telekom/Powertel merger, VoiceStream/Powertel merger and Deutsche Telekom/VoiceStream merger, Morgan Stanley assumed they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Deutsche Telekom, VoiceStream and Powertel. For the purpose of its analysis, Morgan Stanley relied with Powertel's consent on the estimates of certain securities analysts' research reports that were recommended for review by the managements of Deutsche Telekom and VoiceStream.

     Morgan Stanley also assumed that the VoiceStream/Powertel merger will be completed only if the Deutsche Telekom/VoiceStream merger agreement is terminated. In addition, Morgan Stanley assumed that the Deutsche Telekom/Powertel merger will be completed in accordance with the terms set forth in the Deutsche Telekom/Powertel merger agreement, including that the Deutsche Telekom/Powertel merger will be treated as a tax-free merger and/or exchange pursuant to the U.S. tax code. Morgan Stanley also assumed that in the event the Deutsche Telekom/VoiceStream merger is terminated, the VoiceStream/Powertel merger will be completed in accordance with the terms set forth in the VoiceStream/ Powertel merger agreement, including that the VoiceStream/Powertel merger will be treated as a tax-free merger and/or exchange pursuant to the U.S. tax code. In addition, Morgan Stanley assumed that obtaining all necessary regulatory approvals for the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger will not have a material adverse effect on Powertel, VoiceStream or Deutsche Telekom or the financial, strategic and operational benefits anticipated from the Deutsche Telekom/Powertel merger, the Deutsche Telekom/VoiceStream merger or the VoiceStream/Powertel merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Powertel, Deutsche Telekom or VoiceStream nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of August 26, 2000.

     The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated August 26, 2000. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Historical Public Market Trading Value

     Morgan Stanley reviewed the recent price performance of Powertel common shares based on an analysis of the historical closing prices and trading volumes over the last twelve months ending August 25, 2000. Morgan Stanley performed this analysis to derive the premia or discounts to the market prices for Powertel common shares represented by the consideration to be received by holders of Powertel shares in the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger. The following table lists the average daily closing prices of Powertel common shares for the periods indicated. Based on the closing prices of the Deutsche Telekom ADSs and VoiceStream common shares on August 25, 2000, the consideration to be received by holders of Powertel common shares in the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger was determined to be approximately $106.24 and $85.00 per Powertel common share, respectively. Morgan Stanley then compared the consideration to be received by holders of Powertel common shares in the Deutsche Telekom/Powertel merger and VoiceStream/Powertel merger to the average Powertel closing prices over this period, to arrive at the implied premia and discount percentages over the Powertel closing prices indicated in the table below.

                                                         PREMIA IMPLIED IN    PREMIA/(DISCOUNT) IMPLIED IN
PERIOD ENDING                        AVERAGE POWERTEL    DEUTSCHE TELEKOM/        VOICESTREAM/POWERTEL
AUGUST 25, 2000                        SHARE PRICE        POWERTEL MERGER                MERGER
---------------                      ----------------    -----------------    ----------------------------
Last one year......................      $ 77.43                 37%                       10%
Six months.........................        77.92                 36                         9
Three months.......................        82.88                 28                         3
One month..........................        83.53                 27                         2
Current (8/25/00)(a)...............        86.63                 23                        (2)
52-week high(a)....................       105.00                  1                       (19)
52-week low(a).....................        34.81                205                       144

---------------
(a) Data reflects closing prices and not averages.

     This analysis was designed to compare the consideration to be received by the Powertel stockholders in either the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger to prices of Powertel common shares during selected historical periods. The analysis indicated that the consideration to be received pursuant to the VoiceStream/Powertel merger was a slightly greater value to the Powertel stockholders as compared to Powertel's actual trading performance over most historical periods compared in this analysis. Furthermore, the analysis indicated that the consideration to be received pursuant to the Deutsche Telekom/Powertel merger was of meaningfully greater value to the holders of Powertel shares as compared to Powertel's actual trading performance over the historical periods compared in this analysis.

  Comparable Companies Analysis

     Using closing market prices on August 25, 2000, Morgan Stanley calculated aggregate value, defined as equity value adjusted for the addition of debt and preferred stock and the subtraction of cash, warrant and option proceeds and other assets of Powertel and VoiceStream. Morgan Stanley then compared the aggregate value of Powertel and VoiceStream to service revenue multiples for Powertel and VoiceStream for fiscal year 2001 and subscriber multiples for Powertel and VoiceStream for fiscal year 2001. The service revenue and subscriber multiples used were based on publicly available research estimates compiled by Powertel's management, as adjusted for certain operating assumptions reflected in publicly available reports, and based on publicly available research estimates for VoiceStream. Morgan Stanley then compared the service revenue and subscriber multiples obtained for Powertel and VoiceStream with similar multiples obtained, based on publicly available research estimates, for selected domestic companies that provide PCS services, including Sprint PCS and Nextel Communications, Inc., which in this document we refer to as the "Domestic PCS Peer Group".

     In addition, Morgan Stanley compared aggregate value to fiscal year 2001 revenue multiples and aggregate value to EBITDA multiples for fiscal year 2001 for Deutsche Telekom, based on publicly available research estimates. Morgan Stanley then compared the fiscal year 2001 revenue and EBITDA multiples for Deutsche Telekom with multiples obtained for a group of selected peer companies based on publicly available research estimates. The group of selected Deutsche Telekom peer companies, which in this document we refer to as the "Deutsche Telekom Peer Group", included France Telecom S.A., Koninklijke KPN NV and Telecom Italia SpA. These analyses resulted in the following information:

  Domestic PCS Peer Group

                                                   POWERTEL    VOICESTREAM    MEAN OF PEERS
                                                   --------    -----------    -------------
Licensed POPs (in dollars per POP)...............   $  225       $  139          $  246
Covered POPs (in dollars per POP)................   $  326       $  355          $  318
2001 Subscribers (in dollars per subscriber).....   $4,213       $4,493          $4,894
Aggregate value (as a multiple of 2001 service
  revenue).......................................     8.3x        10.0x            7.8x

  Deutsche Telekom Peer Group

                                                                        DEUTSCHE TELEKOM
                                                                           PEER GROUP
                                                            DEUTSCHE    -----------------
                                                            TELEKOM     MEDIAN      MEAN
                                                            --------    -------    ------
2001 Revenue..............................................    3.4x        4.8x      4.8x
2001 EBITDA...............................................    9.4x       12.8x     13.3x

     Morgan Stanley noted that the consideration to be received by a holder of a Powertel common share pursuant to the Deutsche Telekom/Powertel merger based on the closing price of the Deutsche Telekom ADSs on August 25, 2000 represented a multiple of $390 per Powertel's current covered POPs and 9.9x Powertel's fiscal year 2001 service revenue. Furthermore, Morgan Stanley noted that the consideration received pursuant to the VoiceStream/Powertel merger based on the closing price of VoiceStream common shares on August 25, 2000 represented a multiple of $320 per Powertel's current covered POPs and 8.1x Powertel's fiscal year 2001 service revenue.

  Securities Research Analysts' Future Price Targets Analysis

     Morgan Stanley reviewed the 12-month price targets for Powertel common shares as projected by analysts from various financial institutions in recent reports. These targets reflected each analyst's estimate of the future public market trading price of the Powertel common shares at the end of the particular period considered for each estimate. Morgan Stanley then arrived at the present value for these targets using an estimated equity discount rate of 15.0% for the Powertel common shares.

     This analysis showed the following mean and median present values for the Powertel common shares:

                                                      PRESENT
                                                       VALUE
                                                      -------
Mean................................................  $95.88
Median..............................................  $94.50

     Morgan Stanley noted that the consideration to be received by a holder of Powertel common shares pursuant to the Deutsche Telekom/Powertel merger based on the closing price of the Deutsche Telekom ADSs on August 25, 2000 represented a per Powertel common share value of $106.24. Furthermore, Morgan Stanley noted that the consideration received pursuant to the VoiceStream/Powertel merger based on the closing price of a VoiceStream common share on August 25, 2000 represented a per share value for a Powertel common share of $85.00.

  Historical Exchange Ratio Analysis

     Morgan Stanley reviewed the implied historical exchange ratios for Powertel common shares, Deutsche Telekom ADSs and VoiceStream common shares. These exchange ratios were determined by dividing the price per Powertel common share by the price per Deutsche Telekom ADS and the price per VoiceStream common share over the one year period from August 25, 1999 through August 25, 2000. Morgan Stanley performed this analysis to compare premia or discounts represented by the consideration received pursuant to the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger with the premium or discount represented by historical exchange ratios prevailing in the open market.

     This analysis indicated the following premia/discounts represented by the average historical exchange ratios prevailing in the open market:

                                              PREMIA IMPLIED       PREMIA/(DISCOUNTS) IMPLIED IN
PERIOD ENDING                              IN DEUTSCHE TELEKOM/        VOICESTREAM/POWERTEL
AUGUST 25, 2000                              POWERTEL MERGER                  MERGER
---------------                            --------------------    -----------------------------
Last twelve months.......................          100%                         (1)%
Last six months..........................           98                          10
Last 90 trading days.....................           78                           9
Last 20 trading days.....................           31                           6
Last 10 trading days.....................           32                           6
Current (8/25/00)........................           23                          (2)

     The analysis indicated that the consideration to be received by holders of Powertel shares pursuant to the VoiceStream/Powertel merger was of slightly greater value to the holders of Powertel shares as compared to Powertel's and VoiceStream's actual relative trading performance over the relevant historical periods. Furthermore, the analysis indicated that the consideration to be received by holders of Powertel shares pursuant to the Deutsche Telekom/Powertel merger was of meaningfully greater value to the holders of Powertel shares as compared to Powertel's and Deutsche Telekom's actual relative trading performance over the relevant historical periods.

  Analysis of Selected Precedent Transactions

     To compare the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger to other recent mergers in the PCS industry, Morgan Stanley reviewed the following three transactions involving domestic PCS companies since June 1999:

     - June 1999 -- VoiceStream Wireless/Omnipoint

     - September 1999 -- VoiceStream Wireless/Aerial; and

     - July 2000 -- Deutsche Telekom/VoiceStream.

     For each of these transactions, Morgan Stanley reviewed and calculated the consideration paid per current licensed POPs, per current covered POPs and per current subscribers and calculated the consideration paid for each of these transactions as a multiple of estimated service revenues of the acquired company for the next one year. This analysis indicated the following multiples for these transactions:

                                                               AGGREGATE CONSIDERATION PER
                                                    --------------------------------------------------
                                                    LICENSED    COVERED      CURRENT        FORWARD
                                                      POPS       POPS      SUBSCRIBERS    SERVICE REV.
                                                    --------    -------    -----------    ------------
VoiceStream/Omnipoint.............................    $ 45       $ 96        $ 7,544           9.2x
VoiceStream/Aerial................................     114        141          9,099          10.2
Deutsche Telekom/VoiceStream......................     241        547         20,646          17.2

     Morgan Stanley noted that the consideration received pursuant to the Deutsche Telekom/Powertel merger and VoiceStream/Powertel merger implied the following multiples for Powertel:

                                                               AGGREGATE CONSIDERATION PER
                                                    --------------------------------------------------
                                                    LICENSED    COVERED      CURRENT        FORWARD
                                                      POPS       POPS      SUBSCRIBERS    SERVICE REV.
                                                    --------    -------    -----------    ------------
Deutsche Telekom/Powertel merger..................    $270       $390        $8,819           9.9x
VoiceStream/Powertel merger.......................     222        320         7,232           8.1

     Morgan Stanley noted that the VoiceStream/Omnipoint transaction and the VoiceStream/Aerial transaction were more directly comparable to the Deutsche Telekom/Powertel and VoiceStream/Powertel mergers as these previous acquisitions were made to expand VoiceStream's service area to include geographic areas not previously covered by VoiceStream's mobile telecommunication service. Morgan Stanley further noted that the multiples paid in the Deutsche Telekom/Powertel and VoiceStream/Powertel mergers are broadly in line with these comparable transactions.

  Discounted Cash Flow Analysis

     Morgan Stanley performed a discounted cash flow analysis of Powertel's business. This analysis considers the present value of projected cash flows for Powertel using discount rates and the present value of Powertel's business assuming a perpetual existence and applying a multiple to the final free cash flow of Powertel for the projected period. Morgan Stanley analyzed Powertel's business for the period beginning January 1, 2000 and ending December 31, 2009, based on publicly available research estimates compiled by Powertel's management, as adjusted for certain operating assumptions reflected in publicly available reports.

     Morgan Stanley estimated Powertel's discounted cash flow value by using a discount rate range of 12.0% to 12.5% and using free cash flow growth rates ranging from 5.0% to 5.5% in the final year of the period analyzed. This analysis yielded a range of values for the Powertel common shares of approximately $90 per share to $106 per share. Morgan Stanley noted that the consideration received pursuant to the Deutsche Telekom/Powertel merger based on the closing price of the Deutsche Telekom ADSs on August 25, 2000 represented a 0% to 18% premium to the Powertel per share discounted cash flow value. Furthermore, Morgan Stanley noted that the consideration received pursuant to the VoiceStream/Powertel merger based on the closing price of the VoiceStream's common shares on August 25, 2000 represented a 6% to 25% discount to the Powertel per share discounted cash flow value.

     In addition, Morgan Stanley performed sensitivity analyses on assumptions underlying Powertel's business forecast. Specifically, Morgan Stanley varied the assumptions regarding the revenue growth and EBITDA margin in the final year of the period analyzed. Using a 12.0% discount rate and a 5.5% final free cash flow growth rate, Morgan Stanley arrived at values for the Powertel common shares ranging from approximately $83 per share to $107 per share.

     Morgan Stanley performed a variety of financial and comparative analyses solely for purposes of providing its opinion to the Powertel board of directors as to the fairness from a financial point of view to the holders of Powertel common shares and preferred shares of the consideration received in the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Deutsche Telekom, VoiceStream or Powertel.

     No company used in the Comparable Company Analysis is identical to Deutsche Telekom, VoiceStream or Powertel, and no transaction used in the Analysis of Selected Precedent Transactions is identical to the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Deutsche Telekom, VoiceStream or Powertel. In addition, mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company or precedent transaction data.

     The analyses performed by Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration received pursuant to the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger from a financial point of view to the holders of Powertel common shares and preferred shares. Morgan Stanley's analyses are not intended to be appraisals or to reflect the prices at which Deutsche Telekom, VoiceStream or Powertel might actually be sold or the price at which their securities may trade.

     The consideration received pursuant to the Deutsche Telekom/Powertel merger or VoiceStream/ Powertel merger was determined through arm's length negotiations between Powertel, Deutsche Telekom and VoiceStream and was approved by the Powertel board of directors. Morgan Stanley did not recommend any specific merger consideration to Powertel or that any specific merger consideration constituted the only appropriate merger consideration for the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger. Morgan Stanley's opinion to the Powertel board was one of many factors taken into consideration by the Powertel board of directors in making its determination to approve the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Powertel board of directors with respect to the value of Powertel or whether the Powertel board of directors would have been willing to agree to different merger consideration.


     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley and its affiliates have provided in the past, are providing and may provide in the future financial advisory and financing services for Powertel and Deutsche Telekom. Morgan Stanley may receive customary fees for the rendering of these services. In the ordinary course of Morgan Stanley's business, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade, make a market or otherwise effect transactions, for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley or for the accounts of customers, in the securities or indebtedness of Deutsche Telekom, VoiceStream and Powertel.


     Under the letter agreement dated as of January 12, 2000, Morgan Stanley has provided advisory services and a financial opinion in connection with the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger, and Powertel has agreed to pay a fee to Morgan Stanley of $28 million if the Deutsche Telekom/Powertel merger is consummated or a fee of $23 million if the VoiceStream/Powertel merger is consumated. In addition, Powertel has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including the fees of its legal counsel and certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

INTERESTS OF DIRECTORS AND OFFICERS OF VOICESTREAM IN THE VOICESTREAM/POWERTEL MERGER


     Sonera Corporation is a significant stockholder of both VoiceStream and Powertel, beneficially owning approximately 8.3% and 16.8% of their common shares outstanding, respectively. Under the VoiceStream voting agreement, Sonera has designated one representative to the VoiceStream board of directors. Sonera also has the right to designate one representative to the Powertel board of directors, but is not currently exercising such right, although a Sonera representative currently attends meetings of the Powertel board of directors as an observer.


INTERESTS OF DIRECTORS AND OFFICERS OF POWERTEL IN THE DEUTSCHE TELEKOM/POWERTEL MERGER AND THE VOICESTREAM/POWERTEL MERGER

     Some of the directors and officers of Powertel have interests in the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger that are different from, or in addition to, the interests of Powertel stockholders generally. These interests, to the extent material, are described below. The Powertel board of directors was aware of these interests and considered them, among other matters, in approving both the Deutsche Telekom/Powertel merger agreement and the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger agreement and the VoiceStream/Powertel merger.

  Treatment of Equity Awards


     Each merger agreement provides that, immediately prior to the completion of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger, each outstanding option to purchase Powertel common shares will be converted into the right to acquire Deutsche Telekom ordinary shares or VoiceStream common shares, respectively. See "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Treatment of Powertel Options and Restricted Stock" and "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The VoiceStream/Powertel Merger Agreement -- Treatment of Powertel Options and Restricted Stock." Except as provided below, none of the options to purchase Powertel common shares will be subject to accelerated vesting. Powertel will be allowed to issue up to an aggregate of 575,000 options prior to the completion of the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger, as the case may be, to Powertel employees in yearly performance grants, to DiGiPH employees that become Powertel employees and in connection with offers of employment outstanding as of August 26, 2000. In the event an employee's employment is terminated by Deutsche Telekom or VoiceStream, as the case may be, because of job elimination resulting from the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger within 18 months of the completion of the applicable merger, then the employee's options may become fully vested and exercisable, subject to certain limitations and restrictions. In addition to actual job elimination, an employee's employment will be considered to have been terminated by Deutsche Telekom or VoiceStream, as the case may be, because of job elimination if:


     - that employee's employment with the surviving corporation terminates within 30 days after the employee is subjected to a reduction in the employee's salary, hourly wage or target bonus; or

     - if the employee is required to transfer to a workplace 50 miles or more from their current job location.

Any employee who receives accelerated vesting of his or her options will not be entitled to any actual or potential remaining payments under the cash bonus, retention bonus or incentive bonus plans that are described below. However, individuals who are eligible to receive payments under the severance plan will still be able to receive those payments, except that those payments will be reduced by any amounts that were previously paid to the employee under the cash bonus, the retention bonus or the incentive bonus plans. To obtain accelerated vesting or severance payments, an employee will be required to sign and deliver to the surviving corporation a full release of all claims against Powertel, Deutsche Telekom, VoiceStream and all related parties. In addition, all restrictions on outstanding restricted shares held by Powertel employees will lapse upon the completion of the Deutsche Telekom/Powertel merger or VoiceStream/Powertel merger, as the case may be.


  Cash and Retention Bonus Plans


     Pursuant to the Deutsche Telekom/Powertel and the VoiceStream/Powertel merger agreements, cash and retention bonus plans will be established for Powertel management employees, including the executive officers of Powertel, subject to offsets against severance payments as described below. Pursuant to the cash bonus plan, each full-time employee of Powertel as of December 31, 2000 will receive a $3,000 cash bonus three months following the completion of the Deutsche Telekom/Powertel or VoiceStream/Powertel merger, as the case may be, if they remain employed in good standing as of that date or if their employment is terminated within that period as a result of job elimination resulting from the Deutsche Telekom/Powertel or VoiceStream/Powertel merger, as the case may be. The bonus will be prorated for part-time employees and employees hired after December 31, 2000. In addition, approximately 150-300 key employees of Powertel, including the executive officers of Powertel, except for the chief executive officer and chief financial officer, will be eligible to receive retention bonuses paid out of a $20 million bonus pool in amounts and upon terms mutually agreed upon by the chief executive officers and chief operating officers of VoiceStream and Powertel. These retention bonuses will be paid as follows:


     - 33.3% of the cash bonus 90 days after the Deutsche Telekom/Powertel or VoiceStream/Powertel merger;

     - 33.3% of the cash bonus on the first anniversary of the Deutsche Telekom/Powertel or VoiceStream/ Powertel merger; and


     - 33.4% on the second anniversary of the Deutsche Telekom/Powertel or VoiceStream/Powertel merger.



To receive the retention bonuses, the participating employees must be continuously employed from the start of the plan and remain in good standing through the date of payment.


  Incentive Bonus Plan


     Deutsche Telekom or VoiceStream, as the case may be, intends to pay incentive bonuses out of a separate $20 million bonus pool to the same employees that participate in the retention bonus plan, which may include selected executive officers of Powertel. These individuals will be eligible to receive incentive bonuses based on the achievement of specified performance targets for the Powertel markets. The chief executive officers and chief operating officers of VoiceStream and Powertel will mutually agree upon the incentive bonus for each participant. Incentive bonuses will be paid as follows, provided the applicable merger has been completed by the indicated date of payment:



     - 12.5% is payable in September 2001, based upon achieving a minimum number of net subscriber and post-pay subscriber additions during the first quarter of 2001;



     - 12.5% is payable in September 2001, based upon achieving a minimum number of net subscriber and post-pay subscriber additions during the second quarter of 2001;



     - 6.25% is payable in September 2001 for each of the first and second calendar quarters of 2001 in which combined pre-pay and post-pay churn is at or below a targeted percentage;

     - 6.25% is payable in September 2001 for each of the first and second calendar quarters of 2001 in which bad debt is at or below a targeted percentage of total subscriber revenue;



     - 12.5% is payable in January 2002, based upon achieving a minimum number of net subscriber and post-pay subscriber additions during the third quarter of 2001;



     - 12.5% is payable in January 2002, based upon achieving a minimum number of net subscriber and post-pay subscriber additions during the fourth quarter of 2001;



     - 6.25% is payable in January 2002 for each of the third and fourth calendar quarters during 2001 in which combined pre-pay and post-pay churn is at or below a targeted percentage; and



     - 6.25% is payable in January 2002 for each of the third and fourth calendar quarters during 2001 in which bad debt is at or below a targeted percentage of total subscriber revenue.



The incentive bonuses earned under this plan will depend on the number of quarters during which performance targets are met. To earn any payments under this plan, participants must be continuously employed by Powertel or its successor and in good standing through the payment date. In addition, Powertel agreed to implement an annual services agreement by January 1, 2001, and to use its reasonable efforts to place a majority of its post-pay subscriber additions on that agreement.


  Severance Plan


     Individuals who are employees of Powertel immediately before the completion of the applicable merger and whose employment is terminated by Deutsche Telekom or VoiceStream, as the case may be, because of a job elimination resulting from the applicable merger will participate in the severance plan. Any payments under the severance plan will be reduced dollar for dollar by any amounts that a participant receives under the cash, retention or incentive bonus plans, described above. Under the severance plan, the chief executive officer, chief financial officer, chief operating officer and all other executive vice presidents of Powertel would receive severance equal to one year of their base salary plus their targeted bonus as of August 26, 2000. Vice presidents of Powertel would receive a severance payment equal to six months of their base salary plus their targeted bonus as of August 26, 2000. All other employees would receive severance equal to their base salary or the hourly equivalent, not including overtime, plus their targeted bonus as of August 26, 2000 for a minimum of four weeks, plus two weeks per year of actual service to Powertel, and Deutsche Telekom or VoiceStream, as the case may be, up to a maximum of 20 weeks. Partial years of service are prorated. The surviving corporation shall provide premiums for health and dental coverage under COBRA for all participants in the severance plan for a period equal to the salary continuation period, but not to exceed the time that COBRA coverage is available to the employee. To obtain benefits under the severance plan, employees will be required to sign and deliver to the surviving corporation a full release of all claims against Powertel, Deutsche Telekom and VoiceStream and all related parties.


  Completion Bonus


     Each of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement provides for the payment to specified officers of Powertel of completion bonuses upon the completion of the applicable merger. The president and chief executive officer of Powertel, Allen E. Smith, would receive a completion bonus of $2,450,125, the chief financial officer of Powertel, Fred G. Astor, Jr., would receive a completion bonus of $1,660,027 and the chief operating officer of Powertel, Rodney D. Dir, would receive a completion bonus of $676,240 upon the completion of the applicable merger.

  Benefits Table


     The following table identifies the directors and executive officers of Powertel who may have an interest in the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger, other than any interest arising solely from the ownership of Powertel common shares or preferred shares in which these persons receive no extra or special benefit not shared on a pro rata basis with other Powertel stockholders, and, if applicable, a quantification of the benefit to be received by those persons as a result of the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger, as the case may be.



                                                                          APPROXIMATE           APPROXIMATE
                                                                             DOLLAR               DOLLAR
                                                                           AMOUNT OF             AMOUNT OF
                                                                            INTEREST            INTEREST IN
                                                                          IN DEUTSCHE               THE
NAME AND TITLE                                                              TELEKOM/           VOICESTREAM/
OR POSITION WITH                            NATURE OF INTEREST              POWERTEL             POWERTEL
POWERTEL                                    IN THE MERGERS(a)                MERGER               MERGER
----------------                            ------------------            -----------          ------------
Allen E. Smith(e) --                   Potential severance payment         $  549,875           $  549,875
  President, Chief Executive           Completion bonus                     2,450,125            2,450,125
  Officer and Director                 Stock options(b)                     1,858,159            1,954,523
                                       Restricted stock(b)                    407,818              425,000
                                       Additional benefits(c)                   7,343                7,343
Fred G. Astor, Jr.(e) --               Potential severance payment            339,973              339,973
  Executive Vice President             Completion bonus                     1,660,027            1,660,027
  and Chief Financial Officer          Stock options                          837,368              880,760
                                       Restricted stock                       203,909              212,500
                                       Additional benefits                      7,343                7,343
Rodney D. Dir(d) --                    Potential severance payment            323,760              323,760
  Executive Vice President and         Completion bonus                       676,240              676,240
  Chief Operating Officer              Stock options                        1,413,089            1,485,013
                                       Additional benefits                      7,343                7,343
H. Jay Galletly(d) --                  Potential severance payment            213,996              213,996
  Executive Vice President and         Stock options                          584,368              618,750
  General Manager                      Additional benefits                      4,895                4,895
Nicholas J. Jebbia(d) --               Potential severance payment            224,565              224,565
  Executive Vice President and         Stock options                          492,571              518,124
  General Manager                      Additional benefits                      2,292                2,292
George R. Johnson(d) --                Potential severance payment            228,141              228,141
  Executive Vice President and         Stock options                          584,633              614,801
  General Manager                      Additional benefits                      2,292                2,292
Walter R. Pettiss(d) --                Potential severance payment            225,987              225,987
  Executive Vice President/            Stock options                          417,573              439,195
  Customer Service                     Additional benefits                      4,895                4,895
Michael P. Tatom(d) --                 Potential severance payment            202,542              202,542
  Executive Vice President and         Stock options                          474,278              498,862
  General Manager                      Additional benefits                      2,292                2,292


---------------
(a) Unless otherwise indicated, the calculations of the benefits in this table are based upon assumptions and other facts described in the preceding paragraphs.


(b) Stock option amounts consist of the value of outstanding stock options that will become vested upon the consummation of the applicable merger if the employee is terminated, and is based upon the assumptions and other facts described in the preceding paragraphs. For the Deutsche Telekom/ Powertel merger, stock option values are based on the last sale price of $30.72 for Deutsche Telekom ADSs on February 7, 2001. For the VoiceStream/Powertel merger, stock option values are based on the last sale price of $118.81 for VoiceStream common shares on February 7, 2001.


(c) Additional benefits consist of COBRA benefits that are payable on behalf of these executive officers in the event the executive officer is terminated by Deutsche Telekom or VoiceStream, as the case may be. The values of these benefits were calculated based upon the cost of COBRA benefits under Powertel's current plans and rates.

(d) These executive officers may receive cash bonuses, retention bonuses and incentive bonuses. These bonuses will be payable upon the assumptions and other facts described in the preceding paragraphs.

(e)These executive officers may receive $3,000 cash bonuses, payable upon the assumptions and other facts described in the preceding paragraphs on cash bonuses but will not receive retention bonuses or incentive bonuses.


  Indemnification of Directors and Officers

     Deutsche Telekom or VoiceStream, as the case may be, has agreed to cause the surviving corporation in the applicable merger to maintain, for a period of six years after the completion of the applicable merger, Powertel's current provisions and policies regarding indemnification of officers and directors, provided that the applicable surviving corporation may substitute policies having at least the same coverage and containing terms that are no less advantageous to the insured. If the premium for such substitute policy would otherwise exceed 250% of the current premium, the surviving corporation need only obtain as much insurance as can be obtained for 250% of the current premium. In addition, Deutsche Telekom or VoiceStream, as the case may be, and Powertel have agreed to indemnify the officers and directors of Powertel to the fullest extent permitted by law. For more information, see "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Indemnification and Insurance" and "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction
Documents -- The VoiceStream/Powertel Merger Agreement -- Indemnification and Insurance."

  Stockholder Agreements

     In connection with the execution of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement, a number of Powertel stockholders entered into agreements with Deutsche Telekom and VoiceStream, respectively, regarding the voting and transfer of their Powertel shares. Some of these Powertel stockholders are, or have relationships with, directors or executive officers of Powertel, as follows:

     - ITC Holding Company, Inc., which is an employer of directors Campbell B. Lanier, III and William H. Scott, III, and which has directors O. Gene Gabbard, Donald W. Burton and Donald W. Weber on its board of directors;

     - SCANA Corporation, which is the sole stockholder of SCANA Communications Holdings, Inc. and is the employer of directors William B. Timmerman and Ann M. Milligan; and

     - The South Atlantic Venture Funds and The Burton Partnerships, each of which employs director Donald W. Burton.

     These stockholder agreements are described in greater detail under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction
Documents -- Deutsche Telekom's Agreements with Stockholders of Powertel" and "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- VoiceStream's Agreements with Stockholders of Powertel."

APPRAISAL RIGHTS

     Delaware law does not entitle the record holders of Powertel common shares to rights of appraisal in connection with either the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger. Delaware law entitles the record holders of Powertel preferred shares who follow the procedures specified in
Section 262 of the Delaware corporation law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of these Powertel preferred shares as of the time the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger, as the case may be, is completed, as may be determined by the court, in place of the applicable merger consideration. In order to exercise such rights, a stockholder must demand and perfect the rights in accordance with Section 262, a copy of which is attached as Annex G to this proxy statement/prospectus. However, all holders of Powertel preferred shares have agreed to waive their appraisal rights and to vote their shares in favor of the Deutsche Telekom/Powertel merger and the VoiceStream/Powertel merger.

                                   DIVIDENDS

DEUTSCHE TELEKOM


     Deutsche Telekom historically has paid dividends on an annual basis and expects to continue to pay annual dividends on Deutsche Telekom ordinary shares. The amount and payment of future Deutsche Telekom dividends will depend on Deutsche Telekom's earnings, its financial condition and other factors, including cash requirements, the future prospects of Deutsche Telekom, and tax, regulatory and other legal considerations. Although Deutsche Telekom expects to pay annual dividends on its shares, you should not assume that any dividend will actually be paid or make any assumption about the amount that will be paid in any given year.



     VoiceStream and Powertel stockholders who receive Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger in 2001 will be entitled to receive any dividends declared with respect to fiscal year 2001 and subsequent years. Any dividends with respect to fiscal year 2000 that are approved at the next annual general meeting of Deutsche Telekom shareholders, which is currently scheduled for May 29, 2001, would be payable after such meeting to shareholders as of the date of completion of such meeting. If the next annual general meeting is held on May 29, 2001, as currently scheduled, VoiceStream and Powertel stockholders who receive Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger will not be entitled to receive any dividends that may be declared with respect to fiscal year 2000.



     Deutsche Telekom's dividend for the year ended December 31, 1999 was 0.62 euros per Deutsche Telekom ordinary share or $0.58 per Deutsche Telekom ADS, based on the noon buying rate for euros on the dividend payment date, which occurred during the second quarter of 2000. See "Market Price and Dividend Data -- Dividend Data -- Deutsche Telekom."


     Holders of Deutsche Telekom ordinary shares receive dividends in euros. Deutsche Telekom's ADS depositary generally will convert dividends received in respect of Deutsche Telekom ordinary shares represented by Deutsche Telekom ADSs into U.S. dollars and distribute the dividends in U.S. dollars to holders of Deutsche Telekom ADSs. See "Market Price and Dividend Data," "Description of Deutsche Telekom Ordinary Shares -- Dividends and Other Distributions" and "Description of Deutsche Telekom American Depositary Shares -- Dividends and Distributions."

VOICESTREAM


     VoiceStream has never declared or paid dividends on VoiceStream common shares and does not anticipate paying dividends in the foreseeable future. However, prior to completion of the Deutsche Telekom/ VoiceStream merger, VoiceStream anticipates paying a stock dividend of 0.0075 of a VoiceStream common share for each common share outstanding. In addition, provisions of VoiceStream's credit facility and the indentures for its senior notes and senior discount notes and the senior notes issued by Omnipoint, contain restrictions on VoiceStream's ability to declare and pay cash dividends on VoiceStream common shares.

               FEDERAL SECURITIES LAW CONSEQUENCES OF THE MERGERS

THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

     Deutsche Telekom ADSs and Deutsche Telekom ordinary shares received in the Deutsche Telekom/VoiceStream merger by VoiceStream stockholders and in the Deutsche Telekom/Powertel merger by Powertel stockholders, as the case may be, generally will be freely transferable except that:

     - Deutsche Telekom ADSs and Deutsche Telekom ordinary shares received by persons that are deemed to be affiliates of VoiceStream or Powertel under the Securities Act of 1933, as amended, at the time of the VoiceStream or Powertel special meeting, as the case may be, may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons that may be deemed to be affiliates of VoiceStream or Powertel for purposes of Rule 145 under the Securities Act generally include individuals or entities that control, are controlled by or are under common control with VoiceStream or Powertel, as the case may be, and include directors and executive officers of VoiceStream or Powertel. Each of the Deutsche Telekom/ VoiceStream merger agreement and the Deutsche Telekom/Powertel merger agreement requires each of VoiceStream and Powertel, respectively, to use its reasonable best efforts to cause each of its respective affiliates to deliver to Deutsche Telekom on or prior to the completion of the applicable merger, a signed agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any Deutsche Telekom ADSs or Deutsche Telekom ordinary shares issued to the affiliate in the applicable merger in violation of the Securities Act or the related SEC rules.


     - In addition, certain VoiceStream and Powertel stockholders who entered into stockholder agreements with Deutsche Telekom described under "Summary of the Deutsche Telekom/VoiceStream Transaction
       Documents -- Deutsche Telekom's Agreements with Stockholders of VoiceStream" and "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- Deutsche Telekom's Agreement with Stockholders of Powertel" will be subject to certain transfer restrictions on their shares for the first six months after the completion of the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger, as the case may be. Deutsche Telekom reserves the right to waive these transfer restrictions at any time or from time to time.


THE VOICESTREAM/POWERTEL MERGER

     VoiceStream common shares received in the VoiceStream/Powertel merger by Powertel stockholders generally will be freely transferable, except that:

     - VoiceStream common shares received by persons that are deemed to be affiliates of Powertel under the Securities Act at the time of the Powertel special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons that may be deemed to be affiliates of Powertel for these purposes generally include individuals or entities that control, are controlled by or are under common control with Powertel and include directors and executive officers of Powertel. The VoiceStream/Powertel merger agreement requires Powertel to use reasonable efforts to cause each of its affiliates to deliver to VoiceStream on or prior to the completion of the VoiceStream/Powertel merger a signed agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any VoiceStream shares issued to the affiliate in the VoiceStream/Powertel merger in violation of the Securities Act or the related SEC rules.


     - In addition, certain Powertel stockholders who have agreed in the stockholder agreements with VoiceStream described under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction
       Documents -- VoiceStream's Agreements with Stockholders of Powertel" will be subject to certain resale restrictions on their VoiceStream shares prior to the six month anniversary of the completion of the VoiceStream/Powertel merger.

                          OTHER EFFECTS OF THE MERGERS

OTHER EFFECTS OF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

  Listing of Shares

     It is a condition to each of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger that the Deutsche Telekom ADSs issuable in connection with the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger, as the case may be, be authorized for listing on the NYSE subject to official notice of issuance, and that all steps necessary for the listing of the Deutsche Telekom ordinary shares to be issued by Deutsche Telekom in connection with the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, as the case may be, on the Frankfurt Stock Exchange will have been taken. If the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger, as the case may be, is completed, the newly issued Deutsche Telekom ordinary shares will be listed on the Frankfurt Stock Exchange and dealings in the Deutsche Telekom ordinary shares are expected to commence, at 9:00 a.m., Frankfurt time, on or about the third business day after the relevant merger is legally completed. For information concerning tax considerations related to the ownership of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares, see "U.S. Federal and German Tax Consequences -- U.S. Federal Income Tax and German Tax Considerations for U.S. Resident Holders of Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares."

  Effects on Other Capital Stock and Warrants of VoiceStream


     Any 7% cumulative convertible preferred shares of Omnipoint, a subsidiary of VoiceStream, that are outstanding at the time of the Deutsche Telekom/VoiceStream merger will remain outstanding after the completion of the Deutsche Telekom/VoiceStream merger and the holders thereof will become entitled, upon conversion of the 7% convertible preferred shares, to receive the merger consideration. Any warrants issued pursuant to the Omnipoint remainder warrant certificate dated May 6, 1997 that are not exercised before the completion of the Deutsche Telekom/VoiceStream merger will remain outstanding after completion of the Deutsche Telekom/VoiceStream merger and the holders thereof will become entitled, upon exercise of the warrants, to receive the merger consideration. Any VoiceStream voting preferred shares, all of which are held by Deutsche Telekom, will remain outstanding and will be unaffected by the Deutsche Telekom/VoiceStream merger. For additional details concerning these classes of VoiceStream shares and warrants, see "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Treatment of Other Capital Stock, Warrants and Exchange Rights."


  Effects on Warrants of Powertel


     Any warrants issued pursuant to the Warrant Agreement, dated February 7, 1996, between Powertel and Bankers Trust Company, as warrant agent, that have not been exercised before the completion of the Deutsche Telekom/Powertel merger will remain outstanding after the Deutsche Telekom/Powertel merger and any holders thereof will become entitled, upon exercise of the warrants, to the merger consideration. For additional details concerning these warrants, see "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Treatment of Powertel Warrants."


  Content and Timing of Reports and Notices of the Companies; Definition of Foreign Private Issuer

     The content and timing of reports and notices that Deutsche Telekom files with the SEC differ in several respects from the reports and notices that VoiceStream and Powertel currently file with the SEC. Deutsche Telekom is a foreign private issuer for the purposes of the reporting rules under the Securities Exchange Act of 1934, as amended.

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

     As United States reporting companies, VoiceStream and Powertel currently must each file with the SEC, among other reports and notices:

     - an annual report on Form 10-K within 90 days after the end of each fiscal year;

     - a quarterly report on Form 10-Q within 45 days after the end of each fiscal quarter; and

     - current reports on Form 8-K upon the occurrence of various corporate events.

     As a foreign private issuer, pursuant to the requirements of the Exchange Act, Deutsche Telekom is required to:

     - file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year; and

     - furnish material information that it makes public in Germany on Form 6-K.

     As a foreign private issuer, Deutsche Telekom is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter.

     In addition, the content and timing of reports and notices that holders of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares will receive will differ from the reports and notices that currently are received by VoiceStream and Powertel stockholders. As United States reporting companies, VoiceStream and Powertel each must mail to its respective stockholders in advance of each annual meeting of stockholders:

     - an annual report containing audited financial statements; and

     - a proxy statement that complies with the requirements of the Exchange
       Act.

     As a foreign private issuer, Deutsche Telekom is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. Deutsche Telekom expects to retain its status as a foreign private issuer after the completion of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger. Under SEC rules, Deutsche Telekom will retain its status as a foreign private issuer unless:

     - more than 50% of Deutsche Telekom's ordinary shares, including Deutsche Telekom ordinary shares underlying Deutsche Telekom ADSs, are, directly or indirectly, owned of record by shareholders that are residents of the United States; and

     - any one of the following conditions is satisfied:

        -- the majority of Deutsche Telekom's directors or executive officers are United States citizens or residents of the United States;

        -- more than 50% of Deutsche Telekom's assets are located in the United
           States; or

        -- Deutsche Telekom's business is administered principally in the United
           States.

     After completion of the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers, it is possible that United States shareholders may at some time in the future hold more than 50% of Deutsche Telekom's ordinary shares, including Deutsche Telekom ordinary shares underlying the Deutsche Telekom ADSs. However, Deutsche Telekom expects that after the Deutsche Telekom/VoiceStream merger and Deutsche Telekom/Powertel merger, at least 50% of its directors and executive officers will be persons that are not United States citizens or residents and at least 50% of its assets will be located outside of the United States. Furthermore, Deutsche Telekom will continue to administer its business from its current headquarters in Germany. Accordingly, Deutsche Telekom expects to retain its status as a foreign private issuer after completion of the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers.

     If Deutsche Telekom at any time loses its status as a foreign private issuer, it would be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In

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

addition, Deutsche Telekom would become subject to the rules under the Exchange Act regarding the furnishing and content of annual reports and proxy statements to its shareholders and forefeiture by its directors, officers and beneficial owners of 10% or more of its shares of any "short swing" profits realized by them from any purchases and sales of Deutsche Telekom shares within a six-month period.

     Although Deutsche Telekom, as a foreign private issuer, is exempt from the rules under the Exchange Act regarding the furnishing of annual reports to shareholders, under the rules of the NYSE, Deutsche Telekom is required to distribute to the holders of its ADSs an annual report containing audited financial statements a reasonable period of time before Deutsche Telekom's annual general meeting of shareholders. Deutsche Telekom currently furnishes holders of its ordinary shares with Deutsche Telekom's annual report, which contains audited financial statements prepared in conformity with German GAAP, including U.S. GAAP reconciliations. Deutsche Telekom also furnishes holders of its ordinary shares with quarterly interim reports, which include unaudited interim financial information prepared in conformity with German GAAP, including U.S. GAAP reconciliations, and notices of meetings of shareholders and related documents in accordance with the German Stock Corporation Act (Aktiengesetz) and the Frankfurt Stock Exchange. See "Description of Deutsche Telekom American Depositary Shares" and "Comparison of Rights of VoiceStream and Powertel Stockholders and Deutsche Telekom Shareholders -- Reporting Requirements."

  Delisting of VoiceStream and Powertel Common Shares

     If the Deutsche Telekom/VoiceStream merger is completed, the VoiceStream common shares will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act. The Powertel common shares will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act if the Deutsche Telekom/Powertel merger is completed.

  Potential Effects on Trading in Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares


     Some U.S. mutual funds, state pension funds and other investors are not permitted to hold equity securities of non-U.S. companies. In addition, some mutual funds and other investors may hold shares of VoiceStream because it is included in the Nasdaq 100 Index, and Deutsche Telekom shares are not included in that index. Also, a substantial number of VoiceStream and Powertel stockholders, including principal stockholders and institutional and retail investors, may not wish to retain the Deutsche Telekom shares they receive in the applicable merger transaction with Deutsche Telekom and may wish to sell them in the market. As a result, a substantial proportion of these shares might flow back into Germany, Deutsche Telekom's home and principal trading market. Moreover, prior to completion of the mergers, arbitrageurs may enter into arbitrage positions by establishing a long position in VoiceStream stock and/or Powertel stock and a short position in Deutsche Telekom shares. In addition, Deutsche Telekom's two largest shareholders may sell all or a substantial amount of the Deutsche Telekom ordinary shares they currently hold. Any sales or short sales by these holders, or the prospect of future sales by such holders, could adversely affect the market price of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares.



     The relative weight of Deutsche Telekom in the DAX Index, which is a market capitalization weighted index of German securities, is capped at 15%. As a result, if Deutsche Telekom's relative weight exceeds 15% at the end of any quarter, as it is expected to be after completion of the mergers, it will be reset to 15%. Deutsche Telekom's relative weight in the DAX Index was approximately 11% as of February 7, 2001. Deutsche Telekom's weighting in the Pan-European indices DJ-STOXX and MSCI, which are not subject to the same limitations, will increase. As a result, pension funds, unit trusts and other investment vehicles whose investment objective is to track the performance of the DJ-STOXX and MSCI indices are likely to increase their holdings of Deutsche Telekom ordinary shares. In addition, hedge funds and international institutional investors may wish to use the increased liquidity in Deutsche Telekom shares to either establish or raise their existing position in Deutsche Telekom or to cover their hedges. Such demands may counterbalance the adverse effect on the market price for the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares caused by some of the factors described above.


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  Deutsche Telekom Financial Information


     Deutsche Telekom prepares its financial statements in accordance with German GAAP and presents them in euros. Deutsche Telekom financial statements include a reconciliation of the German GAAP financial information to U.S. GAAP, and Deutsche Telekom's annual financial statements contain a summary of the effects of the differences between German GAAP and U.S. GAAP in accordance with SEC rules.

     If Deutsche Telekom loses its status as a foreign private issuer, under SEC rules, it will be required to prepare financial statements in accordance with U.S. GAAP and present them in U.S. dollars, in addition to its financial statements prepared in accordance with German GAAP and presented in euros. Note 36 to the financial statements included in Deutsche Telekom's Annual Report for the year ended December 31, 1999 describes the significant differences between German GAAP and U.S. GAAP as they relate to Deutsche Telekom. The notes to the unaudited pro forma condensed consolidated financial information, prepared in accordance with German GAAP, set forth a summary of certain estimated adjustments that would be required if U.S. GAAP had been applied to that information.

     Dilution of the German Government's Ownership Interest in Deutsche Telekom.


     After the completion of the Deutsche Telekom/VoiceStream merger, the aggregate ownership of Deutsche Telekom shares by the Federal Republic of Germany and KfW is estimated to be diluted to approximately 46%, and after the completion of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, the aggregate ownership of Deutsche Telekom shares by the Federal Republic of Germany and KfW is estimated to be diluted to approximately 45%, based on facts that existed as of February 7, 2001 and assumptions similar to those described under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Consideration To Be Received in the Deutsche Telekom/VoiceStream Merger -- Explanation of Potential Tax-Related Adjustment to Merger Consideration". The Federal Republic of Germany has publicly stated its intention to reduce substantially its ownership of Deutsche Telekom shares.


OTHER EFFECTS OF THE VOICESTREAM/POWERTEL MERGER

  Listing of Shares

     It is a condition to the VoiceStream/Powertel merger that VoiceStream common shares issuable in connection with the VoiceStream/Powertel merger be authorized for listing on the Nasdaq Stock Market subject to official notice of issuance.

  Effects on Other Capital Stock and Warrants

     At the completion of the VoiceStream/Powertel merger, each Powertel preferred share will be converted into the right to receive a number of VoiceStream common shares determined by multiplying the conversion number by the sum of:

     - the number of Powertel common shares into which such Powertel preferred share would be converted as of the completion of the VoiceStream/Powertel merger plus

     - with respect to Powertel's Series E preferred shares and Series F preferred shares, the number of Powertel common shares that represent accrued or declared but unpaid dividends on these Powertel preferred shares.

     Any warrants granted pursuant to the warrant agreement dated February 2, 1996 between Powertel and Bankers Trust Company as warrant agent that are not exercised before the completion of the VoiceStream/Powertel merger will remain outstanding after completion of the VoiceStream/Powertel merger and be entitled to receive VoiceStream common shares. For additional details concerning these classes of shares and warrants, see "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The VoiceStream/Powertel Merger Agreement -- Treatment of Powertel Warrants" and "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Treatment of Powertel Options and Restricted Stock."

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

  Delisting of Powertel Common Shares

     If the VoiceStream/Powertel merger is completed, Powertel common shares will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act.

                              ACCOUNTING TREATMENT

THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

     Deutsche Telekom will account for the Deutsche Telekom/VoiceStream merger and for the Deutsche Telekom/Powertel merger as a purchase under generally accepted accounting principles in Germany and in the United States. See "Deutsche Telekom Unaudited Pro Forma Condensed Combined Financial Statements."

THE VOICESTREAM/POWERTEL MERGER

     VoiceStream will account for the VoiceStream/Powertel merger as a purchase under generally accepted accounting principles in the United States. See "VoiceStream Unaudited Pro Forma Condensed Combined Financial Statements."

                              REGULATORY APPROVALS

REGULATORY APPROVALS REQUIRED FOR THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

  U.S. Antitrust

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which in this document we refer to as the "HSR Act", we cannot complete the initial investment by Deutsche Telekom in VoiceStream, the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger until, with respect to each, we have given notification and furnished information to the Federal Trade Commission, which in this document we refer to as the "FTC", and the Antitrust Division of the Department of Justice, which in this document we refer to as the "DOJ", relating to the operations of the parties and the relevant reviewing agency has granted early termination of the 30-day waiting period under the HSR Act, or the 30-day waiting period has expired, or, if the reviewing agency made a request for additional information, the extended waiting period has expired. Expiration of the applicable waiting period under the HSR Act is a condition to completing each transaction.

     In August 2000, we filed with the FTC and the DOJ premerger notifications and report forms relating to both Deutsche Telekom's initial investment in VoiceStream and the Deutsche Telekom/VoiceStream merger. In September 2000, we filed with the FTC and the DOJ premerger notifications and report forms relating to the Deutsche Telekom/Powertel merger. The HSR Act waiting periods relating to all of those transactions expired without the issuance of a request for additional information.


     Termination of the HSR Act waiting period does not prevent the government from challenging the initial investment or either merger. At any time before or after the completion of any of the transactions, the DOJ or FTC could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking the divestiture of substantial assets of Deutsche Telekom, VoiceStream, or Powertel, or challenging any of the transactions. Although we do not anticipate that the DOJ or FTC will challenge the initial investment in VoiceStream, the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger, the DOJ or FTC might challenge any of these transactions on antitrust grounds. If a challenge is made, we cannot predict what the result will be. In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transactions under antitrust laws under certain circumstances, and, even though we believe we should prevail, we might not.


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

  FCC

     The Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger are subject to the requirements of the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Before each of the mergers may occur, the FCC must give its consent based on a determination that the merger would serve the public interest, convenience and necessity. In making this determination, the FCC examines whether a proposed merger is consistent with the Communications Act and the FCC's rules, regulations and policies, including, among other things, the effect of the proposed merger on FCC policies encouraging competition. In addition, before a non-U.S. company acquires a U.S. company that controls FCC licenses, the FCC must specifically determine that such foreign ownership is in the public interest. The FCC has adopted a strong presumption that indirect foreign investments by entities from World Trade Organization member countries such as Germany are in the public interest, absent competition or national security or law enforcement concerns.


     The Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel merger applications were filed with the FCC on September 18, 2000. The public comment period on the merger application concluded on January 8, 2001. Supporting and opposing comments were filed on December 13, 2000. Opponents of the mergers included Senator Ernest F. Hollings, who has urged the FCC to deny approval of the mergers arguing that the Communications Act prohibits a representative of a foreign government from controlling FCC wireless licenses and that the German government controls Deutsche Telekom. The other principal opposing commenters are QS Communications AG, Novaxess B.V., and Global Telesystems, Inc., three firms that are actual or potential competitors of Deutsche Telekom in Europe. These parties do not oppose the mergers, but urge the FCC to condition its approval of the Deutsche Telekom/VoiceStream merger on commitments by Deutsche Telekom for the benefit of Deutsche Telekom's competitors in Germany, commitments by German regulatory authorities to enforce such commitments, and/or a commitment by the German government to sell its stake in Deutsche Telekom within a reasonable time period. Deutsche Telekom replied on January 8, 2001. Others filed reply comments either supporting or seeking the imposition of conditions on the mergers. Deutsche Telekom, VoiceStream and Powertel believe that both mergers should be approved under the standards discussed in the prior paragraph, and that under those standards the particular actions of Deutsche Telekom outside the United States and of the German regulatory authority are not relevant to the FCC's determination of whether the mergers would serve the public interest, convenience and necessity. However, the FCC might disapprove the mergers, or it might condition its approval of them on compliance with conditions. Any FCC approval may be challenged in court.



     In 2000, legislation was introduced in the U.S. Congress that, although not enacted, would have prevented the FCC from approving the transfer of wireless licenses to a corporation of which a foreign government owns more than 25 percent. Because the Federal Republic of Germany and KfW currently own in the aggregate approximately 60 percent of Deutsche Telekom's outstanding shares and are estimated to own approximately 45 percent of those shares following the completion of both the Deutsche Telekom/VoiceStream and the Deutsche Telekom/Powertel mergers, based on facts that existed as of February 7, 2001 and assumptions similar to those described under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Consideration To Be Received in the Deutsche Telekom/VoiceStream Merger -- Explanation of Potential Tax-Related Adjustment to Merger Consideration," this legislation would have barred the FCC from approving Deutsche Telekom's mergers with VoiceStream and Powertel. Legislation with similar effect could be reintroduced in Congress in 2001.



     On November 30, 2000, Senator Ernest F. Hollings requested that the FCC issue a ruling declaring whether, in light of Deutsche Telekom's $5 billion investment in VoiceStream and related contract terms, VoiceStream remains in compliance with the FCC's foreign ownership limitations and whether VoiceStream should be permitted to participate in Auction No. 35 for licenses for personal communications services. On December 1, 2000, the FCC issued a public notice listing VoiceStream as a bidder qualified to participate in the auction without resolving Senator Hollings's request for a ruling, and by letter dated December 8, 2000, FCC Chairman William Kennard responded to Senator Hollings that


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VoiceStream would be permitted to bid, subject to scrutiny of its qualifications after the conclusion of the bidding. The auction began on December 12, 2000, with VoiceStream participating as a bidder. Auction No. 35 concluded on January 26, 2001, and VoiceStream was the highest bidder in 18 markets, covering approximately 12 million people, at a cost of $482,653,000. In addition, Cook Inlet/VS GSM V PCS, LLC, a joint venture in which VoiceStream owns a 49.9% interest, was the highest bidder in 22 markets, covering approximately 21 million people, at a cost of $506,376,000. FCC rules provide that, following the auction, VoiceStream must file an application for any licenses that it may win in the auction. At that time, parties in interest may petition the FCC to deny VoiceStream's application on foreign ownership or other grounds. While VoiceStream believes that Deutsche Telekom's investment fully complies with the FCC's foreign ownership limitations, a ruling adverse to VoiceStream on such a petition to deny could result in the denial of any application for licenses VoiceStream might win in the auction or in fines or other sanctions.



     In the merger applications filed with the FCC, the parties recognized that the FCC's review of the mergers would require consultation by the FCC with appropriate U.S. executive agencies on national security and law enforcement issues. Accordingly, Deutsche Telekom informed the FCC that the parties would not object to making FCC approval of the mergers contingent on compliance with any agreement on these issues reached with such agencies. On December 15, 2000, Deutsche Telekom, VoiceStream and Powertel joined with the DOJ and the Federal Bureau of Investigation in a request to defer grant of approval of the merger applications until such an agreement is reached, and to condition any such grant on compliance with the terms of the agreement. On January 12, 2001, Deutsche Telekom and VoiceStream entered into an agreement with the DOJ and FBI that addresses national security and law enforcement matters relating to the proposed mergers of Deutsche Telekom with VoiceStream and Powertel. Under the agreement, the DOJ and FBI agreed not to object to the FCC's grant of the pending merger applications, provided that such grant is subject to the condition that Deutsche Telekom and VoiceStream comply with the terms of the January 12, 2001 agreement. On January 25, 2001, the DOJ and FBI filed with the FCC a petition stating that they have no objection to a grant of the applications, provided that such grant is subject to the condition that Deutsche Telekom and VoiceStream comply with the terms of the January 12, 2001 agreement.


  Exon-Florio

     The provisions of the Exon-Florio amendment to the Omnibus Trade and Competitiveness Act of 1988 authorize the President to investigate and, if he deems it necessary, to suspend or prohibit any "merger, acquisition or takeover" of a U.S. company that would result in foreign control of the company, where such control would "threaten to impair the national security." The President has delegated his authority to receive notices of transactions and to conduct investigations to the Committee on Foreign Investment in the United States, an interagency committee chaired by the Secretary of the Treasury.

     A party or parties to a transaction may, but are not required to, submit to the Committee on Foreign Investment in the United States a voluntary notice of the transaction. In general, if the parties submit such a notice, the Committee on Foreign Investment in the United States has 30 days in which to make an initial determination whether to conduct an investigation. If the Committee on Foreign Investment in the United States decides that an investigation is warranted, it typically has 45 days in which to complete the investigation and make a recommendation to the President, including whether to take action to prohibit the merger. If the Committee on Foreign Investment in the United States declines to initiate a 45-day investigation, the review process concludes and the transaction is, in effect, approved.


     Deutsche Telekom, VoiceStream and Powertel intend voluntarily to notify the Committee on Foreign Investment in the United States. Although the parties do not anticipate that the Committee on Foreign Investment in the United States will recommend that the President suspend or prohibit the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger, such a recommendation could be made. In the January 12, 2001 agreement between the parties and the DOJ and FBI, the U.S. Attorney General agreed not to make any objection to the Committee on Foreign Investment in the United States or the President concerning the Deutsche Telekom/VoiceStream or Deutsche Telekom/

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Powertel mergers, provided that the FCC's grant of the pending merger applications is subject to the condition that Deutsche Telekom and VoiceStream comply with the terms of the January 12, 2001 agreement.


  General


     It is possible that one or more of the pending regulatory approvals required to complete the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory conditions for granting approval of the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger.


     Under the Deutsche Telekom/VoiceStream merger agreement, Deutsche Telekom and VoiceStream have each agreed to use reasonable best efforts to complete the Deutsche Telekom/VoiceStream merger, including to gain clearance from antitrust and competition authorities and obtain other required approvals. For this purpose, Deutsche Telekom and VoiceStream have also agreed to accept any actions, conditions, terms or restrictions necessary to obtain any regulatory approval, unless those conditions, terms and restrictions amount to a "burdensome condition," as that term is used in the Deutsche Telekom/VoiceStream merger agreement. The meaning of "burdensome condition" is explained under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Important Definitions." Although we do not expect regulatory authorities to raise any significant objections to the Deutsche Telekom/VoiceStream merger, we cannot be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Deutsche Telekom or its telecommunications business after the Deutsche Telekom/VoiceStream merger. If a burdensome condition is imposed, we might not choose to terminate the Deutsche Telekom/VoiceStream merger.

     Under the Deutsche Telekom/Powertel merger agreement, Deutsche Telekom and Powertel have each agreed to use reasonable best efforts to complete the Deutsche Telekom/Powertel merger, including to gain clearance from antitrust and competition authorities and obtain other required approvals, provided that neither Deutsche Telekom nor any of its subsidiaries is required to and neither Powertel nor its subsidiaries is permitted to, without the consent of Deutsche Telekom, divest or hold separate or otherwise take any action that limits Deutsche Telekom's freedom of action with respect to Deutsche Telekom, Powertel, VoiceStream or any of their respective subsidiaries or any of their business, product lines or assets. For this purpose, Deutsche Telekom and Powertel have also agreed to accept any actions, conditions, terms or restrictions necessary to obtain any regulatory approval, unless those actions, conditions, terms and restrictions would reasonably be expected to have a "material adverse effect," as that term is used in the Deutsche Telekom/Powertel merger agreement. The meaning of "material adverse effect" is explained under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Important Definitions." Although we do not expect regulatory authorities to raise any significant objections to the Deutsche Telekom/Powertel merger, we cannot be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Deutsche Telekom. If a condition that would reasonably be expected to have a material adverse effect is imposed, we might not choose to terminate the Deutsche Telekom/Powertel merger.

REGULATORY APPROVALS REQUIRED FOR THE VOICESTREAM/POWERTEL MERGER

  U.S. Antitrust

     Under the HSR Act, VoiceStream and Powertel cannot complete the VoiceStream/Powertel merger until VoiceStream and Powertel have given notification and furnished information relating to the operations of VoiceStream and Powertel to the FTC and the DOJ and the relevant reviewing agency has granted early termination of the 30-day waiting period under the HSR Act, or the 30-day waiting period has expired, or, if the reviewing agency makes a request for additional information, the extended waiting

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period has expired. Expiration of the applicable waiting period under the HSR
Act is a condition to completing the VoiceStream/Powertel merger.

     On September 13, 2000, VoiceStream and Powertel filed with the FTC and the DOJ a premerger notification and report form relating to the VoiceStream/Powertel transaction. The HSR Act waiting period relating to this transaction expired on October 13, 2000 without the issuance of a request for additional information.


     Termination of the HSR Act waiting period does not prevent the government from challenging the VoiceStream/Powertel merger. At any time before or after the completion of the VoiceStream/Powertel merger, the FTC or DOJ could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking the divestiture of substantial assets of VoiceStream or Powertel or challenging the VoiceStream/Powertel merger. In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the acquisition under antitrust laws or other circumstances, and even if VoiceStream and Powertel believe that they should prevail, they might not. Although VoiceStream and Powertel do not anticipate that the DOJ or FTC will challenge the VoiceStream/Powertel merger, the DOJ or FTC might challenge the VoiceStream/Powertel merger on antitrust grounds. If a challenge is made, we cannot predict what the result will be.


  FCC

     The VoiceStream/Powertel merger is subject to the requirements of the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Before the VoiceStream/Powertel merger may occur, the FCC must give its consent based on a determination that the VoiceStream/Powertel merger would serve the public interest, convenience and necessity. In making this determination, the FCC examines whether a proposed merger is consistent with the Communications Act and the FCC's rules, regulations and policies, including, among other things, the effect of the transfer on FCC policies encouraging competition.


     The VoiceStream/Powertel merger application was filed with the FCC on September 18, 2000. The public comment period on the application concluded on January 8, 2001. Because consummation of the VoiceStream/Powertel merger is conditioned upon the outcome of the Deutsche Telekom/VoiceStream merger, VoiceStream and Powertel have requested that the FCC process the VoiceStream/Powertel merger application simultaneously with the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel merger applications. A final decision by the FCC on transactions of the type of the three proposed mergers generally takes at least six months from the date of public notice and may take substantially longer. Furthermore, while VoiceStream and Powertel believe that the VoiceStream/Powertel merger application should be approved under the foregoing standard, the FCC might not approve it. It is also possible that the FCC will condition its approval on compliance with competitive safeguards, and that any FCC approval will be challenged in court.


  General

     It is possible that either or both of the regulatory approvals required to complete the VoiceStream/Powertel merger will not be obtained on a timely basis or at all. In addition, it is possible that either of the governmental entities with which filings are made may seek regulatory conditions for granting approval of the VoiceStream/Powertel merger.

     Under the VoiceStream/Powertel merger agreement, VoiceStream and Powertel have each agreed to use reasonable best efforts to comply promptly with all legal requirements, including furnishing all information required under the HSR Act and all actions required in connection with approvals of or filings with the FCC or similar agencies or any other governmental entities. Although VoiceStream and Powertel do not expect regulatory authorities to raise any significant objections to the VoiceStream/Powertel merger, VoiceStream and Powertel cannot be certain that they will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that would be detrimental to VoiceStream or its telecommunications business after the VoiceStream/Powertel merger. If a condition that would reasonably be expected to have a material adverse effect is imposed, VoiceStream and Powertel might not choose to terminate the VoiceStream/Powertel merger.
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                    U.S. FEDERAL AND GERMAN TAX CONSEQUENCES

GENERAL

     The following sections contain separate discussions of:

     - U.S. federal income tax consequences of the Deutsche Telekom/VoiceStream merger to U.S. holders of VoiceStream common shares;

     - U.S. federal income tax consequences of the Deutsche Telekom/Powertel merger to U.S. holders of Powertel common shares;

     - U.S. federal income tax consequences of the Deutsche Telekom/Powertel merger to U.S. holders of Powertel preferred shares;

     - U.S. federal income tax consequences of the VoiceStream/Powertel merger to U.S. holders of Powertel common shares;

     - U.S. federal income tax consequences of the VoiceStream/Powertel merger to U.S. holders of Powertel preferred shares;

     - U.S. federal income tax and German tax considerations for U.S. resident holders of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares; and

     - German tax considerations for non-German holders of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

  General Matters Relating to U.S. Federal Income Tax Discussions

     As used in these discussions, the term "U.S. holder" means, before the merger, a beneficial owner of VoiceStream common shares or Powertel shares, as applicable, or an employee stock option to acquire such shares, and, after the merger, a beneficial owner of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares or VoiceStream common shares, as applicable, who is for U.S. federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the law of the United States or any state or the District of Columbia; or

     - a partnership, trust, or estate that is treated as a United States person.

     These discussions do not address all aspects of U.S. tax law that may be relevant to a U.S. holder in light of his particular circumstances or who is subject to special provisions of such law. For example, these discussions do not address all aspects of U.S. tax law that may be relevant to U.S. holders:

     - who are liable for alternative minimum tax;

     - who hold their VoiceStream common shares, Powertel shares, Deutsche Telekom ADSs, or Deutsche Telekom ordinary shares as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment composed of one or more other investments;

     - whose "functional currency" is not the U.S. dollar; or

     - who are financial institutions, insurance companies, tax-exempt organizations, traders in securities that elect mark-to-market accounting treatment, or broker-dealers.

     In addition, these discussions are limited to U.S. holders who hold their VoiceStream common shares, Powertel shares, Deutsche Telekom ADSs or Deutsche Telekom ordinary shares as capital assets. The discussion also does not address U.S. state or local taxation or taxation by countries other than the United States and Germany.

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

     The U.S. tax discussions are based on existing U.S. federal income tax law, including statutes, regulations, administrative rulings, and court decisions, all as in effect on the date of this proxy statement/prospectus. All of these authorities are subject to change, or change in interpretation, possibly with retroactive effect. These discussions assume that each merger will be completed in accordance with the terms of the relevant merger agreement. Any change in any of the foregoing authorities or failure of the assumption to be true could alter the tax consequences discussed below. The parties will not request, and none of the mergers is conditioned on, a ruling from the Internal Revenue Service as to any of the U.S. federal income tax consequences of such merger. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in the discussions.

     In these discussions, when we refer to the completion of any of the mergers, we mean the effective time of those mergers, which occurs when a certificate of merger is filed and becomes effective.

     Each VoiceStream shareholder and Powertel shareholder is urged to consult his own tax advisor as to the U.S. federal income and other tax consequences to him of the relevant merger, including the income tax consequences arising from his own unique facts and circumstances, and including any estate, inheritance, gift, state, local or non-U.S. tax consequences of the relevant merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER TO U.S. HOLDERS OF VOICESTREAM COMMON SHARES


     Subject to the limitations and qualifications set forth under "-- General" and in this section, the discussion in this section represents the opinion of Jones, Day, Reavis & Pogue, tax counsel to VoiceStream, and Wachtell, Lipton, Rosen & Katz, special counsel to VoiceStream, as to the material U.S. federal income tax consequences of the Deutsche Telekom/VoiceStream merger to U.S. holders of VoiceStream common shares. Each counsel has delivered this opinion, dated the effective date of this proxy statement/prospectus, to VoiceStream.


  Tax Opinion Condition to Closing


     The obligation of VoiceStream to complete the Deutsche Telekom/VoiceStream merger is conditioned on the receipt of an additional opinion from tax counsel to VoiceStream and/or special counsel to VoiceStream, dated as of completion of the Deutsche Telekom/VoiceStream merger, substantially to the effect that the Deutsche Telekom/VoiceStream merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code and that each transfer of property to Deutsche Telekom by a shareholder of VoiceStream pursuant to the Deutsche Telekom/VoiceStream merger will not be subject to Section 367(a)(1) of the U.S. tax code. Counsel's tax opinion will be based on assumptions noted in the opinion, including an assumption that any "five-percent transferee shareholder" of Deutsche Telekom, as defined in Treasury regulations promulgated under Section 367(a) of the U.S. tax code, will file a "gain recognition agreement" as defined in such regulations, and on factual representations of VoiceStream and Deutsche Telekom contained in certificates signed by officers of VoiceStream and Deutsche Telekom to be delivered at the time of the Deutsche Telekom/VoiceStream merger. VoiceStream does not intend to waive the receipt of its counsel's opinion as a condition to its obligation to complete the Deutsche Telekom/VoiceStream merger, and will not waive the receipt of an opinion as a condition to its obligation to complete the merger without recirculating this document in order to resolicit stockholder approval. Counsel's opinion will not be binding on the IRS or any court.



     Both counsels presently intend to deliver to VoiceStream at the completion of the merger an opinion that satisfies the requirements set forth in the prior paragraph, and it is assumed for purposes of the remainder of the discussion in this section that both counsels will deliver such an opinion.


  U.S. Holders Whose Merger Consideration Does Not Consist Solely of Cash

     For U.S. federal income tax purposes, the Deutsche Telekom/VoiceStream merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code and each transfer of property to Deutsche Telekom by a shareholder of VoiceStream pursuant to the Deutsche Telekom/VoiceStream
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


merger will not be subject to Section 367(a)(1) of the U.S. tax code. Accordingly, with the possible exception of merger consideration that is received in exchange for the 0.75% stock dividend permitted by the Deutsche Telekom/VoiceStream merger agreement as described under "Summary of the Deutsche Telekom/VoiceStream Transaction Documents -- The Deutsche Telekom/VoiceStream Merger Agreement -- Election and Exchange of Certificates Representing VoiceStream Common Shares", a U.S. holder of VoiceStream common shares whose merger consideration does not consist solely of cash:


     - will not recognize any loss upon his receipt of merger consideration in the Deutsche Telekom/VoiceStream merger, and

     - will recognize gain upon his receipt of merger consideration in the Deutsche Telekom/VoiceStream merger equal to the lesser of the gain realized, if any, with respect to each VoiceStream common share exchanged and the cash, if any, received for the VoiceStream common share.

     The amount of gain realized with respect to each VoiceStream common share exchanged will equal the excess of:

        - the sum of the fair market value at the completion of the Deutsche Telekom/VoiceStream merger of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares and the cash, if any, received for the share, over

        - the U.S. holder's tax basis in such share.

As discussed further below, different rules apply to any shareholder of VoiceStream who, immediately after the Deutsche Telekom/VoiceStream merger, will be a "five-percent transferee shareholder" of Deutsche Telekom, as defined in Treasury regulations promulgated under Section 367(a) of the U.S. tax code, and to any cash received in lieu of fractional shares in the Deutsche Telekom/VoiceStream merger. Any recognized gain generally will be capital gain, and generally will be long-term capital gain with respect to VoiceStream common shares held by the U.S. holder for more than 12 months at the completion of the Deutsche Telekom/VoiceStream merger. In some cases, if the shareholder actually or constructively owns Deutsche Telekom ADSs or Deutsche Telekom ordinary shares other than those received as a result of the Deutsche Telekom/VoiceStream merger, the recognized gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the U.S. tax code, in which case such gain would be treated as ordinary dividend income.

     The aggregate tax basis of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received by a U.S. holder in the Deutsche Telekom/VoiceStream merger, including any fractional interests to which the U.S. holder would be entitled but for the special treatment of fractional interests described below, will equal the aggregate tax basis of the VoiceStream common shares exchanged for the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, increased by the amount of gain, including any gain that is treated as a dividend, recognized by the U.S. holder as a result of his exchange of VoiceStream common shares in the Deutsche Telekom/VoiceStream merger, and decreased by the amount of cash received by the U.S. holder in the Deutsche Telekom/VoiceStream merger, other than cash received in lieu of a fractional Deutsche Telekom ADS or Deutsche Telekom ordinary share. The holding period of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received will include the holding period of the VoiceStream common shares exchanged therefor.

     Fractional interests in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares will not be issued to VoiceStream shareholders in the Deutsche Telekom/VoiceStream merger. Instead, any fractional interests VoiceStream shareholders otherwise would have been entitled to receive will be sold and the proceeds will be paid to those shareholders. A U.S. holder who receives cash in respect of a fractional interest in a Deutsche Telekom ADS or Deutsche Telekom ordinary share will recognize gain or loss equal to the difference between the cash received for the fractional share and the U.S. holder's tax basis in the VoiceStream common shares exchanged which is allocable to the fractional interest. Any such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss with respect to
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

VoiceStream common shares held for more than 12 months at the completion of the Deutsche Telekom/VoiceStream merger.


     Merger consideration received by a U.S. holder in exchange for the 0.75% stock dividend permitted by the Deutsche Telekom/VoiceStream merger agreement likely would be treated the same as other merger consideration, and Deutsche Telekom and VoiceStream intend to treat it the same as other merger consideration for U.S. federal income tax purposes. It is possible, however, that merger consideration received by a U.S. holder in exchange for the stock dividend could instead be treated as ordinary dividend income that is separately received by the U.S. holder from Deutsche Telekom. In such case, the amount of the dividend generally would be equal to the amount of cash plus the fair market value of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received in exchange for the VoiceStream 0.75% stock dividend, determined at completion of the Deutsche Telekom/VoiceStream merger. Further, the U.S. holder's tax basis in such Deutsche Telekom ADSs or Deutsche Telekom ordinary shares would be equal to such fair market value and his holding period generally would begin on the date following the date of completion of the Deutsche Telekom/VoiceStream merger. In the event that merger consideration received by a U.S. holder in exchange for the stock dividend were treated as separately received by the U.S. holder, that treatment would not affect the status of the merger as a reorganization within the meaning of Section 368(a) of the U.S. tax code.



     A U.S. HOLDER WHO IS A "FIVE-PERCENT TRANSFEREE SHAREHOLDER" OF DEUTSCHE TELEKOM IMMEDIATELY AFTER THE DEUTSCHE TELEKOM/VOICESTREAM MERGER, AS DEFINED IN TREASURY REGULATIONS PROMULGATED UNDER SECTION 367(a) OF THE U.S. TAX CODE, WILL QUALIFY FOR NON-RECOGNITION TREATMENT AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS ONLY IF THE U.S. HOLDER FILES WITH THE IRS A "GAIN RECOGNITION AGREEMENT," AS DEFINED IN SUCH TREASURY REGULATIONS. ANY U.S. HOLDER OF VOICESTREAM COMMON SHARES WHO MAY BE A FIVE-PERCENT TRANSFEREE SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR CONCERNING THE DECISION TO FILE A GAIN RECOGNITION AGREEMENT AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH THAT FILING.


  U.S. Holders Whose Merger Consideration Consists Solely of Cash


     A U.S. holder of VoiceStream common shares that receives only cash in the Deutsche Telekom/VoiceStream merger will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the U.S. holder's tax basis in the VoiceStream common shares surrendered in the Deutsche Telekom/VoiceStream merger. Such recognized gain or loss generally will be capital gain or loss, and generally will be long term with respect to VoiceStream common shares held by the U.S. holder for more than 12 months at the completion of the Deutsche Telekom/VoiceStream merger. In some cases, if the shareholder actually or constructively owns Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, the recognized gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the U.S. tax code, in which case such gain would be treated as ordinary dividend income. In addition, it is possible that cash received by a U.S. holder in exchange for the 0.75% stock dividend permitted under the Deutsche Telekom/VoiceStream merger agreement could be treated as ordinary dividend income that is separately received by the U.S. holder from Deutsche Telekom.


  U.S. Holders Who Are Dissenting Shareholders

     Subject to the discussion below, a U.S. holder who exercises his right to dissent from the Deutsche Telekom/VoiceStream merger will recognize gain or loss on the exchange of his VoiceStream common shares for cash in an amount equal to the difference between:

        - the cash received, other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income; and

        - his tax basis in his VoiceStream common shares.

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

Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss with respect to VoiceStream shares held for more than 12 months at the completion of the Deutsche Telekom/VoiceStream merger. A dissenting shareholder may be required to recognize any gain or loss in the year the Deutsche Telekom/VoiceStream merger closes, irrespective of whether the dissenting shareholder actually receives payment for his or her shares in that year. In some instances, cash received by a dissenting VoiceStream shareholder could be taxed as ordinary dividend income if the shareholder actually or constructively owns Deutsche Telekom ADSs or Deutsche Telekom ordinary shares under the tests set forth in Section 302 of the U.S. tax code after the Deutsche Telekom/VoiceStream merger.

  U.S. Holders of Employee Stock Options

     The exchange pursuant to the Deutsche Telekom/VoiceStream merger by a U.S. holder of an employee stock option to acquire VoiceStream common shares for an option to acquire Deutsche Telekom ADSs or Deutsche Telekom ordinary shares will not be taxable for U.S. federal income tax purposes. A U.S. holder of an option to acquire a Deutsche Telekom ADS or Deutsche Telekom ordinary share who received that option in exchange for an option to acquire VoiceStream common shares that was received as compensation, and who exercises that Deutsche Telekom option, generally will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value on the exercise date of the Deutsche Telekom ADS or Deutsche Telekom ordinary share received pursuant to the exercise over the price paid for the Deutsche Telekom ADS or Deutsche Telekom ordinary share pursuant to the option, and generally will be subject to applicable withholding taxes. A U.S. holder's tax basis in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received as a result of the exercise of the option will equal the fair market value of the Deutsche Telekom ADS or Deutsche Telekom ordinary share on the exercise date and a U.S. holder's holding period will begin on the exercise date. Thereafter, the U.S. holder will be subject to the rules discussed below with respect to U.S. holders of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

     The foregoing discussion does not address the U.S. federal income tax consequences of the exercise of any option that is treated as an incentive stock option within the meaning of Section 422(b) of the U.S. tax code. Any U.S. holder of an option that is treated as an incentive stock option is urged to consult his own tax advisor concerning the consequences to him of the Deutsche Telekom/VoiceStream merger and exercise of the option.

  U.S. Backup Withholding

     Under the U.S. tax code, a U.S. holder of VoiceStream common shares may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in the Deutsche Telekom/VoiceStream merger, including cash received in lieu of fractional shares or upon exercise of dissenters' rights, unless the U.S. holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the U.S. holder's federal income tax liability, so long as the required information is furnished to the IRS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DEUTSCHE TELEKOM/POWERTEL MERGER TO U.S. HOLDERS OF POWERTEL COMMON SHARES


     Subject to the limitations and qualifications set forth under "-- General" and in this section, the discussion in this section represents the opinion of Morris, Manning & Martin, LLP, counsel to Powertel, and Cleary, Gottlieb, Steen & Hamilton, counsel to Deutsche Telekom, as to the material U.S. federal income tax consequences of the Deutsche Telekom/Powertel merger to U.S. holders of Powertel common shares. Each counsel has delivered this opinion, dated the effective date of this proxy statement/ prospectus, to Powertel or Deutsche Telekom, as applicable.


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  Tax Opinion Condition to Closing


     The obligation of Powertel to complete the Deutsche Telekom/Powertel merger is conditioned on the receipt of an additional opinion from Morris, Manning & Martin, LLP, counsel to Powertel, and the obligation of Deutsche Telekom to complete the Deutsche Telekom/Powertel merger is conditioned on the receipt of an additional opinion from Cleary, Gottlieb, Steen & Hamilton, counsel to Deutsche Telekom, each opinion, dated as of completion of the Deutsche Telekom/Powertel merger, substantially to the effect that the Deutsche Telekom/Powertel merger will qualify as a reorganization within the meaning of
Section 368(a) of the U.S. tax code and that each transfer of property to Deutsche Telekom by a shareholder of Powertel pursuant to the Deutsche Telekom/Powertel merger will not be subject to Section 367(a)(1) of the U.S. tax code. Counsels' tax opinions will be based upon assumptions noted in the opinions, including an assumption that any "five-percent transferee shareholder" of Deutsche Telekom, as defined in Treasury regulations promulgated under
Section 367(a) of the U.S. tax code, will file a "gain recognition agreement" as defined in such regulations, and on factual representations of Powertel and Deutsche Telekom contained in certificates signed by officers of Powertel and Deutsche Telekom to be delivered at the time of the Deutsche Telekom/Powertel merger. Powertel does not intend to waive the receipt of its counsel's opinion as a condition to its obligation to complete the Deutsche Telekom/Powertel merger, and will not waive the receipt of an opinion as a condition to its obligation to complete the merger without recirculating this document in order to resolicit stockholder approval. Counsels' opinions will not be binding on the IRS or any court.



     Both counsels presently intend to deliver to Powertel or Deutsche Telekom, as applicable, at the completion of the merger an opinion that satisfies the requirements set forth in the prior paragraph, and it is assumed for purposes of the remainder of the discussion in this section that each counsel will deliver such an opinion.


  U.S. Holders of Powertel Common Shares


     For U.S. federal income tax purposes, the Deutsche Telekom/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code and each transfer of property to Deutsche Telekom by a shareholder of Powertel pursuant to the Deutsche Telekom/Powertel merger will not be subject to Section 367(a)(1) of the U.S. tax code. Accordingly, with the possible exception of merger consideration that is received in exchange for the 0.75% stock dividend permitted by the Deutsche Telekom/Powertel merger agreement as described under "Summary of the Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Adjustment in Connection with Permitted Dividends," a U.S. holder of Powertel common shares generally will not recognize any gain or loss upon his receipt of merger consideration in the Deutsche Telekom/Powertel merger, except with respect to cash received in lieu of fractional shares, as discussed further below.


     The aggregate tax basis of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received by a U.S. holder in the Deutsche Telekom/Powertel merger, including any fractional interest to which the U.S. holder would be entitled but for the special treatment of fractional interests described below, generally will equal the aggregate tax basis of the Powertel common shares exchanged for the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares. The holding period of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received will include the holding period of the Powertel common shares exchanged therefor.

     Fractional interests in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares will not be issued to Powertel shareholders in the Deutsche Telekom/Powertel merger. Instead, any fractional interests in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that a U.S. holder of Powertel common shares otherwise would have been entitled to receive will be sold and the proceeds will be paid to those shareholders. A U.S. holder who receives cash in respect of a fractional interest in a Deutsche Telekom ADS or Deutsche Telekom ordinary share will recognize gain or loss equal to the difference between the cash received for the fractional share and the U.S. holder's tax basis in the Powertel common

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

shares exchanged which is allocable to the fractional interest. Any such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss with respect to Powertel common shares held for more than 12 months at the completion of the Deutsche Telekom/Powertel merger.


     Merger consideration received by a U.S. holder in exchange for the 0.75% stock dividend permitted by the Deutsche Telekom/Powertel merger agreement likely would be treated the same as other merger consideration, and Deutsche Telekom and Powertel intend to treat it the same as other merger consideration for U.S. federal income tax purposes. It is possible, however, that merger consideration received by a U.S. holder in exchange for the stock dividend could instead be treated as ordinary dividend income that is separately received by the U.S. holder from Deutsche Telekom. In such case, the amount of the dividend generally would be equal to the fair market value of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received in exchange for the stock dividends determined at completion of the Deutsche Telekom/Powertel merger. Further, the U.S. holder's tax basis in such Deutsche Telekom ADSs or Deutsche Telekom ordinary shares would be equal to such fair market value and his holding period generally would begin on the date following the date of completion of the Deutsche Telekom/ Powertel merger. In the event that merger consideration received by a U.S. holder in exchange for the stock dividend were treated as separately received by the U.S. holder, that treatment would not affect the status of the merger as a reorganization within the meaning of Section 368(a) of the U.S. tax code.


     A U.S. HOLDER WHO IS A "FIVE-PERCENT TRANSFEREE SHAREHOLDER" OF DEUTSCHE TELEKOM AFTER THE DEUTSCHE TELEKOM/POWERTEL MERGER, AS DEFINED IN TREASURY REGULATIONS PROMULGATED UNDER SECTION 367(a) OF THE U.S. TAX CODE, WILL QUALIFY FOR NON-RECOGNITION TREATMENT AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS ONLY IF THE SHAREHOLDER FILES WITH THE IRS A "GAIN RECOGNITION AGREEMENT", AS DEFINED IN SUCH TREASURY REGULATIONS. ALTHOUGH NO SUCH PERSONS ARE EXPECTED TO EXIST SOLELY AS A RESULT OF THE DEUTSCHE TELEKOM/POWERTEL MERGER, ANY U.S. HOLDER OF POWERTEL SHARES WHO IS CONCERNED THAT HE MAY BE A FIVE-PERCENT TRANSFEREE SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR CONCERNING THE DECISION TO FILE A GAIN RECOGNITION AGREEMENT AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH THAT FILING.

  U.S. Holders of Employee Stock Options

     The exchange pursuant to the Deutsche Telekom/Powertel merger by a U.S. holder of an employee stock option to acquire Powertel common shares for an option to acquire Deutsche Telekom ADSs or Deutsche Telekom ordinary shares will not be taxable for U.S. federal income tax purposes. A U.S. holder of an option to acquire a Deutsche Telekom ADS or Deutsche Telekom ordinary share who received that option in exchange for an option to acquire Powertel common shares that was received as compensation, and who exercises that Deutsche Telekom option, generally will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value on the exercise date of the Deutsche Telekom ADS or Deutsche Telekom ordinary share received pursuant to the exercise over the price paid for the Deutsche Telekom ADS or Deutsche Telekom ordinary share pursuant to the option, and generally will be subject to applicable withholding taxes. A U.S. holder's tax basis in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received as a result of the exercise of the option will equal the fair market value of the shares on the exercise date and a U.S. holder's holding period will begin on the exercise date. Thereafter, the U.S. holder will be subject to the rules discussed below with respect to U.S. holders of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

     The foregoing discussion does not address the U.S. federal income tax consequences of the exercise of any option that is treated as an incentive stock option within the meaning of Section 422(b) of the U.S. tax code. Any U.S. holder of an option that is treated as an incentive stock option is urged to consult his own tax advisor concerning the consequences to him of the Deutsche Telekom/Powertel merger and exercise of the option.

  U.S. Backup Withholding

     Under the U.S. tax code, a U.S. holder of Powertel shares may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received

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

in the Deutsche Telekom/Powertel merger, including cash received in lieu of fractional shares, unless the U.S. holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the U.S. holder's federal income tax liability, so long as the required information is furnished to the IRS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DEUTSCHE TELEKOM/POWERTEL MERGER TO U.S. HOLDERS OF POWERTEL PREFERRED SHARES


     Subject to the limitations and qualifications set forth under "-- General" and this section, the discussion in this section represents the opinion of Morris, Manning & Martin, LLP, counsel to Powertel, as to the material U.S. Federal income tax consequences of the Deutsche Telekom/Powertel merger to U.S. holders of Powertel preferred shares. Counsel has delivered this opinion, dated the effective date of this proxy statement/prospectus, to Powertel. Furthermore, it is assumed for purposes of the remainder of the discussion in this section that counsel to Powertel will deliver an additional opinion dated as of the completion of the Deutsche Telekom/Powertel merger that satisfies the requirements set forth under "-- U.S. Federal Income Tax Consequences of the Deutsche Telekom/Powertel Merger to U.S. Holders of Powertel Common
Shares -- Tax Opinion Condition to Closing."



     Generally, the tax treatment for a U.S. holder of Powertel preferred shares will be the same as described above for U.S. holders of Powertel common shares. Pursuant to Section 1.05(b)(iv)(B) of the Deutsche Telekom/Powertel merger agreement, however, the holders of Powertel Series E preferred shares and Powertel Series F preferred shares are entitled to additional Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in satisfaction of any accrued or declared but unpaid dividends on the Powertel Series E preferred shares or Powertel Series F preferred shares on the date of the completion of the Deutsche Telekom/Powertel merger. To the extent any accrued dividends on a Powertel stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares have been declared (as distinguished from dividends which have accrued but are undeclared) and remain unpaid upon the completion of the Deutsche Telekom/Powertel merger, the receipt by that Powertel stockholder of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in satisfaction of those declared but unpaid dividends on its Powertel Series E preferred shares or Powertel Series F preferred shares will be treated as a distribution with respect to that Powertel stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares and will be either taxable to that stockholder, a return of capital to that stockholder, or a combination of both, under Section 301 of the U.S. tax code and the regulations and other authorities promulgated thereunder.



     The basis of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received by a holder of Powertel Series E preferred shares or Powertel Series F preferred shares in satisfaction of any declared but unpaid dividends on that stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares will equal the fair market value of such Deutsche Telekom ADSs or Deutsche Telekom ordinary shares on the date of the completion of the Deutsche Telekom/Powertel merger. Further, the basis of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received by a holder of Powertel Series E preferred shares or Powertel Series F preferred shares in exchange for its Powertel preferred shares, and not in satisfaction of any declared but unpaid dividends, will equal the aggregate tax basis of the shares exchanged for the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, subject to a downward adjustment to the extent that any Deutsche Telekom ADSs or Deutsche Telekom ordinary shares which represent declared but unpaid dividends on a stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares are treated as a return of capital on that stockholder's preferred shares for tax purposes.


     The holding period for determining long-term capital gains treatment for any Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received by a holder of Powertel Series E preferred shares or Powertel Series F preferred shares in satisfaction of any declared but unpaid dividends with respect to those shares will commence on the day following the completion of the Deutsche Telekom/Powertel merger.
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     Each holder of Powertel preferred shares should consult its tax advisor in connection with the tax implications of any Deutsche Telekom ADSs or Deutsche Telekom ordinary shares received in satisfaction of any declared but unpaid dividends with respect to the stockholder's preferred shares.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE VOICESTREAM/POWERTEL MERGER TO U.S. HOLDERS OF POWERTEL COMMON SHARES


     Subject to the limitations and qualifications set forth under "-- General" and in this section, the discussion in this section represents the opinion of Morris, Manning & Martin, LLP, counsel to Powertel, Jones, Day, Reavis & Pogue, tax counsel to VoiceStream, and Preston Gates & Ellis LLP, counsel to VoiceStream, as to the material U.S. federal income tax consequences of the VoiceStream/Powertel merger to U.S. holders of Powertel common shares. Each counsel has delivered this opinion, dated the effective date of this proxy statement/prospectus, to Powertel or to VoiceStream, as applicable.


  Tax Opinion Condition to Closing


     The obligation of Powertel to complete the VoiceStream/Powertel merger is conditioned on the receipt of an additional opinion from Morris, Manning & Martin, LLP, counsel to Powertel, and the obligation of VoiceStream to complete the VoiceStream/Powertel merger is conditioned on the receipt of an additional opinion from Preston Gates & Ellis LLP, counsel to VoiceStream, and/or Jones, Day Reavis & Pogue, tax counsel to VoiceStream, each opinion dated as of the completion of the VoiceStream/Powertel merger, substantially to the effect that the VoiceStream/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code. Counsels' tax opinions will be based upon assumptions noted in the opinions and on factual representations of Powertel and VoiceStream contained in certificates signed by officers of Powertel and VoiceStream to be delivered at the time of the VoiceStream/Powertel merger. Powertel does not intend to waive the receipt of its counsel's opinion as a condition to its obligation to complete the VoiceStream/Powertel merger, and will not waive the receipt of an opinion as a condition to its obligations to complete the merger without recirculating this document in order to resolicit stockholder approval of the waiver. Counsels' opinions will not be binding on the IRS or any court.



     Each counsel presently intends to deliver to Powertel or VoiceStream, as applicable, at the completion of the merger an opinion that satisfies the requirements set forth in the prior paragraph, and it is assumed for purposes of the remainder of the discussion in this section that each counsel will deliver such an opinion.


  U.S. Holders of Powertel Common Shares


     For U.S. federal income tax purposes, the VoiceStream/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code. Accordingly, a U.S. holder of Powertel common shares generally will not recognize any gain or loss upon his receipt of merger consideration in the VoiceStream/Powertel merger, except with respect to cash received in lieu of fractional shares, as discussed further below.


     The aggregate tax basis of the VoiceStream common shares received by a U.S. holder in the VoiceStream/Powertel merger, including any fractional interests to which the U.S. holder would be entitled but for the special treatment of fractional interests discussed below, generally will equal the aggregate tax basis of the Powertel common shares exchanged therefor. The holding period of the VoiceStream common shares received will include the holding period of the Powertel common shares exchanged therefor.

     Fractional interests in VoiceStream common shares will not be issued to Powertel shareholders in the VoiceStream/Powertel merger. Instead, cash will be paid in lieu of any fractional interests in VoiceStream common shares that a U.S. holder of Powertel common shares otherwise would have been entitled to receive. A U.S. holder who receives cash in lieu of a fractional share of VoiceStream common share will recognize gain or loss equal to the difference between the cash received for the fractional share and the
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U.S. holder's tax basis in the Powertel common shares exchanged which is allocable to the fractional interest. Any such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss with respect to Powertel common shares held for more than 12 months at the completion of the VoiceStream/Powertel merger.



  U.S. Holders of Employee Stock Options


     The exchange pursuant to the VoiceStream/Powertel merger by a U.S. holder of an employee stock option to acquire Powertel common shares for an option to acquire VoiceStream common shares will not be taxable for U.S. federal income tax purposes. A U.S. holder of an option to acquire VoiceStream common shares who received that option in exchange for an option to acquire Powertel common shares that was received as compensation, and who exercises that VoiceStream option, generally will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value on the exercise date of the VoiceStream common shares received pursuant to the exercise over the price paid for the VoiceStream common shares pursuant to the option, and generally will be subject to applicable withholding taxes. A U.S. holder's tax basis in VoiceStream common shares received as a result of the exercise of the option will equal the fair market value of the shares on the exercise date and a U.S. holder's holding period will begin on the exercise date.

     The foregoing discussion does not address the U.S. federal income tax consequences of the exercise of any option that is treated as an incentive stock option within the meaning of Section 422(b) of the U.S. tax code. Any U.S. holder of an option that is treated as an incentive stock option is urged to consult his own tax advisor concerning the consequences to him of the VoiceStream/Powertel merger and exercise of the option.

  U.S. Backup Withholding

     Under the U.S. tax code, a U.S. holder of Powertel common shares may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in the VoiceStream/Powertel merger, including cash received in lieu of fractional shares, unless the U.S. holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the U.S. holder's federal income tax liability, so long as the required information is furnished to the IRS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE VOICESTREAM/POWERTEL MERGER TO U.S. HOLDERS OF POWERTEL PREFERRED SHARES


     Subject to the limitations and qualifications set forth under the heading "-- General" and this section, the discussion in this section represents the opinion of Morris, Manning & Martin, LLP, counsel to Powertel, as to the material U.S. Federal income tax consequences of the VoiceStream/Powertel merger to U.S. holders of Powertel preferred shares. Counsel has delivered this opinion, dated the effective date of this proxy statement/prospectus to Powertel. Furthermore, it is assumed for purposes of the remainder of the discussion in this section that counsel to Powertel will deliver an additional opinion dated as of completion of the VoiceStream/Powertel merger that satisfies the requirements set forth under "-- U.S. Federal Income Tax Consequences of the VoiceStream/Powertel Merger to U.S. Holders of Powertel Common Shares -- Tax Opinion Condition to Closing."



     Generally, the tax treatment for a U.S. holder of Powertel preferred shares will be the same as described above for U.S. holders of Powertel common shares. Pursuant to Section 1.06(c)(ii)(B)(2) of the VoiceStream/Powertel merger agreement, however, the holders of Powertel Series E preferred shares and Powertel Series F preferred shares are entitled to additional VoiceStream common shares in satisfaction of any accrued or declared but unpaid dividends on the Powertel Series E preferred shares or Powertel Series F preferred shares on the date of the completion of the VoiceStream/Powertel merger. To the extent any accrued dividends on a Powertel stockholder's Powertel Series E preferred shares or


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Powertel Series F preferred shares have been declared (as distinguished from dividends which have accrued but are undeclared) and remain unpaid upon the completion of the VoiceStream/Powertel merger, the receipt by that Powertel stockholder of VoiceStream common shares in satisfaction of those declared but unpaid dividends on its Powertel Series E preferred shares or Powertel Series F preferred shares will be treated as a distribution with respect to that Powertel stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares and will be either taxable to that stockholder, a return of capital to that stockholder, or a combination of both, under Section 301 of the U.S. tax code and the regulations and other authorities promulgated thereunder.



     The basis of the VoiceStream common shares received by a holder of Powertel Series E preferred shares or Powertel Series F preferred shares in satisfaction of any declared but unpaid dividends on that stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares will equal the fair market value of such VoiceStream common shares on the date of the completion of the VoiceStream/Powertel merger. Further, the basis of the VoiceStream common shares received by a holder of Powertel Series E preferred shares or Powertel Series F preferred shares in exchange for its Powertel shares, and not in satisfaction of any declared but unpaid dividends, will equal the aggregate tax basis of the shares exchanged for the VoiceStream common shares, subject to a downward adjustment to the extent that any VoiceStream common shares which represent declared but unpaid dividends on a stockholder's Powertel Series E preferred shares or Powertel Series F preferred shares are treated as a return of capital on that stockholder's preferred shares for tax purposes.


     The holding period for any VoiceStream common shares received by a holder of Powertel Series E preferred shares or Powertel Series F preferred shares in satisfaction of any declared but unpaid dividends with respect to those shares will commence on the day following the completion of the VoiceStream/Powertel merger.

     Each holder of Powertel preferred shares should consult its tax advisor in connection with the tax implications of any VoiceStream common shares received in satisfaction of any declared but unpaid dividends with respect to the stockholder's preferred shares.

U.S. FEDERAL INCOME TAX AND GERMAN TAX CONSIDERATIONS FOR U.S. RESIDENT HOLDERS OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES

     The following is a summary of the material U.S. federal income tax and German tax considerations related to the acquisition, ownership and disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares by a holder that is a resident of the United States for purposes of the income tax convention between the United States and Germany, which in this document we refer to as the "Income Tax Treaty", and is fully eligible for benefits under the Income Tax Treaty. We refer in this document to such holder as a "U.S. resident holder". The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations, that arise from rules of general application or that are generally assumed to be known by investors. In particular, the summary does not deal with U.S. resident holders that do not hold Deutsche Telekom ADSs or Deutsche Telekom ordinary shares as capital assets. The summary does not address the tax treatment of holders that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, persons holding property as part of an integrated investment, including a "straddle", that includes one or more other positions, persons that own, directly or indirectly, 10% or more of Deutsche Telekom's voting shares and holders whose "functional currency" is not the U.S. dollar. The summary is based on laws, treaties and regulatory interpretations in effect on the date hereof, all of which are subject to change.

     Holders should consult their own advisors regarding the tax consequences of the acquisition, ownership and disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in light of their particular circumstances, including the effect of any state, local, or other national laws.

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     The beneficial owner of a Deutsche Telekom ADS or Deutsche Telekom ordinary share generally will be entitled to Income Tax Treaty benefits, and therefore will be a U.S. resident holder, if it is the following:

        - an individual resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income from whatever source derived is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries;

        - not also a resident of Germany for German tax purposes; and

        - not subject to an anti-treaty shopping article that applies in limited circumstances.

     The Income Tax Treaty benefits discussed below generally are not available to U.S. taxpayers that hold Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in connection with the conduct of business through a permanent establishment, or the performance of personal services through a fixed base, in Germany. This summary does not discuss the treatment of such holders.

     In general, for U.S. federal income tax purposes and for purposes of the Income Tax Treaty, beneficial owners of Deutsche Telekom ADSs will be treated as the beneficial owners of the Deutsche Telekom ordinary shares represented by those Deutsche Telekom ADSs.

  Dividends


     As described more fully below, dividends paid by German corporations generally are subject to German withholding tax at an aggregate rate of 21.1%, consisting of a 20% withholding tax and a 1.1% surcharge. Distributions of dividends in 2001 out of earnings that accrued prior to the end of the year 2000 will be subject to a withholding tax at a rate of 25% plus a 5.5% solidarity surcharge thereon.


     Under the Income Tax Treaty, the German withholding tax rate is reduced to 15% of the declared dividend. During the period in which the existing corporate tax imputation system continues to apply to individuals under German law, U.S. resident holders are entitled to claim an additional reduction in German withholding tax equal to 5% of the gross dividend. Accordingly, a U.S. resident holder would be entitled to receive a refund payment from the German tax authorities equal to 16.375% of the declared dividend. The Income Tax Treaty provides that 11.375% of the declared dividend will be treated for U.S. tax purposes as a reduction in German withholding tax to the generally applicable Income Tax Treaty rate of 15%, and the remaining 5% of the declared dividend will be treated as the net amount of an additional dividend of 5.88% of the declared dividend that has been subject to a 15% German withholding tax.


     As discussed under "-- German Tax Considerations for Non-German Holders of Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares -- Taxation of Dividends," pursuant to the Tax Reduction Act adopted by the German Parliament on July 14, 2000, the German corporate tax imputation system will be abolished. Under the Income Tax Treaty, a U.S. resident holder will still be entitled to a reduction in the German withholding tax rate to 15%. For a declared dividend of 100, a U.S. resident holder would initially receive 78.9 and could claim a refund from the German tax authorities of 6.1 and would therefore receive a total cash payment of 85. For U.S. federal income tax purposes, a U.S. resident holder would be deemed to have received gross dividends of 100.



     As discussed under "-- German Tax Considerations for Non-German Holders of Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares -- Taxation of Dividends," the Tax Reduction Act has, in principle, entered into force on January 1, 2001. However, transition rules exist under which certain changes will only become effective in 2002. Dividends paid in 2001 out of earnings that accrued prior to the end of the year 2000 will still be subject to the corporate tax imputation system.


     The gross amount of dividends received by a U.S. resident holder, including the additional dividend associated with the Income Tax Treaty refund and amounts withheld in respect of German withholding tax, generally will be subject to U.S. federal income taxation as foreign source dividend income, and will not be eligible for the dividends received deduction generally allowed to U.S. corporations. German withholding tax at the 15% rate provided under the Income Tax Treaty will be treated as a foreign income
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tax that, subject to generally applicable limitations under U.S. tax law, is eligible for credit against a U.S. resident holder's U.S. federal income tax liability or, at the holder's election, may be deducted in computing taxable income. Thus, for a declared dividend of 100, under the current German corporate tax imputation system, a U.S. resident holder would be deemed to have paid German taxes of 15.88, but under the Tax Reduction Act, a U.S. resident holder would be deemed to have paid German taxes of 15. For foreign tax credit purposes, dividends paid by Deutsche Telekom will be foreign source "passive income" or, in the case of certain U.S. resident holders, "financial services income". Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares or in respect of arrangements in which a U.S. resident holder's expected economic profit, after non-U.S. taxes, is insubstantial. U.S. resident holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

     Dividends paid in non-U.S. currency will be included in the income of a U.S. resident holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the holder or, in the case of Deutsche Telekom ADSs, by the depositary bank for the ADSs, regardless of whether the payment is in fact converted into U.S. dollars. In this document we refer to the depositary bank as the "Depositary". If dividends paid in foreign currency are converted into U.S. dollars on the date of receipt, U.S. resident holders generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. resident holder may be required to recognize domestic-source foreign currency gain or loss on the receipt of a refund in respect of German withholding tax to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of that amount on the date of receipt of the underlying dividend, but not with respect to the portion of the Income Tax Treaty refund that is treated as an additional dividend.

  Refund Procedures

     Pursuant to administrative procedures introduced on a trial basis, claims for refunds payable under the Income Tax Treaty to U.S. resident holders must be submitted to the German tax authorities by the Depositary collectively on behalf of all such U.S. resident holders. However, this procedure is not available for U.S. resident holders entitled to refunds in excess of DM 300 for the calendar year; such holders must file separate claims. Claims must be filed within four years of the end of the calendar year in which the dividend was received.

     Details of the collective refund procedure are available from the Depositary. Individual claims for refunds are made on a special German form, which must be filed with the German tax authorities: Bundesamt fur Finanzen, Friedhofstrasse 1, 53221 Bonn, Germany. Copies of the required form may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998.

     As part of the individual refund claim, a U.S. resident holder must submit to the German tax authorities the original bank voucher, or the certified copy thereof, issued by the paying entity documenting the tax withheld, and an official certification on IRS Form 6166 of its last filed U.S. federal income tax return. IRS Form 6166 may be obtained by filing a request with the Internal Revenue Service Center in Philadelphia, Pennsylvania, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification must include the holder's name, Social Security number or Employer Identification number, tax return form number, and tax period for which the certification is requested. Requests for certification can include a request to the IRS to send the certification directly to the German tax authorities. If no such request is made, the IRS will send a certificate on IRS Form 6166 to the U.S. resident holder, which then must submit the certification with its claim for refund.

     Refunds under the Income Tax Treaty are not available in respect of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares held in connection with a permanent establishment or fixed base in Germany.

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  Capital Gains

     Under the Income Tax Treaty, a U.S. resident holder will not be subject to German capital gains tax in respect of a sale or other disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares unless the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares were held in connection with a permanent establishment or fixed base in Germany.

     Gain or loss realized by a U.S. resident holder on the sale or disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares will be capital gain or loss, and will be long-term gain or loss if the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares were held for more than one year. The net amount of long-term capital gain realized by an individual holder generally is subject to taxation at a present maximum rate of 20%. A U.S. resident holder's ability to offset capital losses against ordinary income is subject to limitations. Deposits and withdrawals of shares in exchange for Deutsche Telekom ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

  Inheritance and Gift Tax

     Under the current estate, inheritance and gift tax treaty between the United States and Germany, which in this document we refer to as the "Estate Tax Treaty", a transfer of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares by gift or by reason of the death of a U.S. resident holder generally will not be subject to German gift or inheritance tax unless the donor or transferor, or the heir, donee or other beneficiary, is domiciled in Germany for purposes of the Estate Tax Treaty at the time gift was made, or at the time of the donor's or transferors' death, or the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares were held in connection with a permanent establishment or fixed base in Germany.

     The Estate Tax Treaty provides a credit against U.S. federal estate and gift tax liability for the amount of inheritance and gift tax paid in Germany, subject to certain limitations, in a case where Deutsche Telekom ADSs or Deutsche Telekom ordinary shares are subject to German inheritance or gift tax and U.S. federal estate or gift tax.

  Information Reporting and Backup Withholding

     Dividends on Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, and payments of the proceeds of a sale of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to U.S. backup withholding at a 31% rate unless the holder:

          - is a corporation or other exempt recipient; or

          - provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

     Holders that are not United States persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

GERMAN TAX CONSIDERATIONS FOR NON-GERMAN HOLDERS OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES

     The following is a brief summary of material German tax considerations for beneficial owners of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that are not German residents for German income tax purposes and do not hold Deutsche Telekom ADSs or Deutsche Telekom ordinary shares as part of a permanent establishment or a fixed base in Germany, which in this document we refer to as "Non-German Holders". This summary is based upon German law and typical tax and other treaties between Germany and other countries in effect as of the date hereof and is subject to changes in German law or in such treaties. The following is not meant to be a comprehensive discussion of all of the German

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tax consequences which may be relevant for Non-German Holders. Prospective holders of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares should consult their tax advisors regarding the German federal, state and local tax consequences of the acquisition, ownership and disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in light of their particular circumstances.

     The following discussion does not purport to be a comprehensive discussion of all German tax consequences which may be relevant for Non-German Holders.

  Company Taxation in Germany


     In general, German corporations are subject to corporate income tax at a rate of 40% on non-distributed profits and of 30% on distributed profits. Since January 1, 1998, the corporate income tax liability has been subject to a 5.5% solidarity surcharge (Solidaritatszuschlag). This currently results in an effective aggregate corporate income tax charge of 31.94% on distributed profits. German resident taxpayers, including foreign investors that hold shares or ADSs as part of a permanent establishment or a fixed base in Germany, are entitled to a refundable tax credit in the amount of three-sevenths of the gross amount before dividend withholding tax of profits distributed, which credit also reduces the basis for the 5.5% surcharge on the German taxpayer's income tax liability. That credit or refund is not available to Non-German Holders.


     In addition, German corporations are subject to a profit-related trade tax, the exact amount of which depends on the municipality in which the corporation maintains its business establishments. Trade tax is a deductible item in computing the corporation's tax base for the corporate income tax purposes.

  Taxation of Dividends


     A 20% withholding tax, plus a solidarity surcharge of 5.5 percent thereon resulting in a withholding tax burden of 21.1, is imposed on gross dividend distributions by a German corporation. With respect to a Non-German Holder, this rate may be reduced by a tax treaty applicable to such Non-German Holder. Under most tax treaties the withholding tax rate is reduced to 15%. The reduction is granted by way of a refund of the difference between the tax withheld at the statutory rate of 25% plus the surcharge and the applicable treaty rate upon application to the German tax authorities (Bundesamt fur Finanzen), located at Friedhofstrasse 1, 53225 Bonn, Germany. For Non-German Holders of ADSs entitled to the benefits of the Income Tax Treaty a special refund procedure may apply, as described under "-- U.S. Federal Income Tax and German Tax Considerations for U.S. Resident Holders of Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares."


     Under the Income Tax Treaty, during the period in which the corporate tax imputation system continues to apply to individuals under German law, qualifying U.S. shareholders are entitled to an additional reduction in German tax equal to 5% of the gross amount of the dividend, which is refundable together with the general treaty refund discussed in the preceding paragraph. Special U.S. tax rules applicable to this additional refund are discussed under "-- U.S. Federal Income Tax and German Tax Considerations for U.S. Resident Holders of Deutsche Telekom ADSs and Deutsche Telekom Ordinary Shares -- Refund Procedures."


  Changes in the German Taxation System



     On July 14, 2000, the German parliament adopted a Tax Reduction Act (Steuersenkungsgesetz) which, in principle, has entered into force on January 1, 2001. However, transition rules exist under which certain changes will only become effective in 2002. Pursuant to the Tax Reduction Act, the corporate tax imputation system will be abolished and the withholding tax and corporate income tax rates have been reduced effective January 1, 2001. Corporate profits will be subject to tax separately at corporate and shareholder levels. The corporate income tax rate will be 25%, plus solidarity surcharge of 1.375%, on distributed and retained earnings. Dividends received by Non-German Holders will be subject to withholding tax at a rate of 20%, plus a 5.5% solidarity surcharge resulting in an effective rate of 21.1%. Distributions of dividends in 2001 out of earnings that accrued prior to the end of the year 2000 will be subject to a withholding tax at a rate of 25% plus a 5.5% solidarity surcharge thereon. The withholding tax rate for Non-German Holders may be lower under the provisions of an applicable double tax treaty. The abolishment of the corporate income tax imputation system will result in U.S. resident holders being subject to a maximum dividend withholding rate of 15% under the Income Tax Treaty, without further reduction. Dividends paid in 2001 out of earnings that accrued prior to the end of the year 2000 will still be subject to the imputation system.


  Capital Gains

     Under German domestic tax law, gain which Non-German Holders derive from the sale or other disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares is not subject to tax in Germany, provided the Non-German Holder has not held, directly or indirectly, 10% or more of the shares at any time during the five-year period immediately preceding the disposition. Effective January 1, 2002, this participation threshold will be reduced to 1% pursuant to the Tax Reduction Act mentioned above. Most tax treaties concluded by Germany with other countries, including the Income Tax Treaty, provide that Non-German Holders resident in the respective treaty state are not subject to German income tax on such capital gains.

  Inheritance and Gift Tax

     Under German law, German gift or inheritance tax will be imposed on transfers of shares or ADSs by gift or at death of a Non-German Holder only if:

          - the donor or transferor, or the heir, donee or other beneficiary, was domiciled in Germany at the time of the transfer or, with respect to German citizens who are not domiciled in Germany, if such donor, transferor or beneficiary has not been continuously outside of Germany for a period of more than five years or had a residence in Germany during such absence; or

          - the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares subject to such transfer consist or form part of a portfolio of 10% or more of such Deutsche Telekom ADSs or Deutsche Telekom ordinary shares held directly or indirectly by the donor or transferor himself or together with one or more related persons.

     The few German estate tax treaties currently in force, for example, the Estate Tax Treaty, usually provide that German gift or inheritance tax may only be imposed if the first condition above is met or if the ordinary shares or ADSs were held in connection with a permanent establishment or fixed base in Germany.

  Other Taxes

     No German transfer, stamp or other similar taxes apply to the acquisition, sale or other disposition of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares by Non-German Holders.

                  SUMMARY OF THE DEUTSCHE TELEKOM/VOICESTREAM
                             TRANSACTION DOCUMENTS

THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AGREEMENT


     The following is a summary of the material provisions of the Deutsche Telekom/VoiceStream merger agreement. This summary is qualified in its entirety by reference to the Deutsche Telekom/VoiceStream merger agreement, a copy of which is incorporated by reference and attached as Annex A to this proxy statement/prospectus. VoiceStream stockholders are urged to read the Deutsche Telekom/VoiceStream merger agreement in its entirety, as it is the legal document governing the Deutsche Telekom/VoiceStream merger.


  The Deutsche Telekom/VoiceStream Merger

     A Delaware corporation formed by Deutsche Telekom will merge with and into VoiceStream and, as a result, VoiceStream will become a wholly-owned subsidiary of Deutsche Telekom.

  Effective Time and Timing of Closing


     The Deutsche Telekom/VoiceStream merger will be completed and become effective when VoiceStream files a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger in accordance with Delaware law. We expect the Deutsche Telekom/VoiceStream merger to become effective on the same day as the closing of the Deutsche Telekom/VoiceStream merger. The closing of the Deutsche Telekom/VoiceStream merger will take place on the later of:



     - the fifth business day, or on such other date that Deutsche Telekom and VoiceStream may agree, after the conditions to the Deutsche Telekom/VoiceStream merger have been satisfied or waived; and



     - May 31, 2001.


     In addition, on the closing date of the Deutsche Telekom/VoiceStream merger or as soon as possible after the closing date, Deutsche Telekom and VoiceStream will undertake a number of additional actions, including making filings with regulatory and stock exchange authorities necessary to permit the issuance of the Deutsche Telekom/VoiceStream merger consideration.


  Consideration To Be Received in the Deutsche Telekom/VoiceStream Merger



     The basic consideration in the Deutsche Telekom/VoiceStream merger is $30 in cash and 3.2 Deutsche Telekom shares for each VoiceStream common share outstanding at the completion of the Deutsche Telekom/VoiceStream merger, and each VoiceStream stockholder is entitled to elect to receive this basic mix. VoiceStream stockholders may also elect to receive instead more cash and fewer Deutsche Telekom shares, or more Deutsche Telekom shares and less cash, by making a cash election or a stock election. AS EXPLAINED BELOW, HOWEVER, THE CASH AND STOCK ELECTIONS ARE SUBJECT TO PRORATION TO PRESERVE AN OVERALL MIX OF $30 IN CASH AND 3.2 DEUTSCHE TELEKOM SHARES FOR ALL OF THE OUTSTANDING VOICESTREAM COMMON SHARES TAKEN TOGETHER, AND ALL THREE ELECTIONS ALSO ARE SUBJECT TO A TAX-RELATED ADJUSTMENT IN SOME CIRCUMSTANCES. AS A RESULT, UNDER ANY OF THE ELECTIONS YOU MAY RECEIVE LESS CASH AND MORE STOCK, OR LESS STOCK AND MORE CASH, THAN YOU HAVE ELECTED. VoiceStream stockholders who fail to make an election will be deemed to have made the mixed election.



                                     CONSIDERATION TO BE RECEIVED PER VOICESTREAM COMMON SHARE
TYPE OF ELECTION                         (BEFORE PRORATION AND/OR TAX-RELATED ADJUSTMENT)
----------------                     ---------------------------------------------------------
- Mixed...........................  $30 in cash and 3.2 Deutsche Telekom shares
- Stock...........................  3.7647 Deutsche Telekom shares
- Cash............................  $200 in cash

IMPORTANT NOTE: Unless the price of Deutsche Telekom shares appreciates substantially between the date of this document and the election deadline, it is expected that the cash election will be oversubscribed and therefore be subject to proration that will result in the receipt of Deutsche Telekom stock and significantly less cash by VoiceStream stockholders making the cash election. HOWEVER, STOCKHOLDERS MAKING THE CASH ELECTION WILL RECEIVE AT LEAST AS MUCH CASH AS THEY WOULD HAVE RECEIVED BY MAKING THE MIXED ELECTION, AND STOCKHOLDERS SEEKING TO MAXIMIZE THE AMOUNT OF CASH THEY RECEIVE SHOULD MAKE THE CASH ELECTION.



     You will receive Deutsche Telekom shares in the form of Deutsche Telekom ADSs, which are traded on the NYSE under the symbol "DT", or, if you prefer, in the form of Deutsche Telekom ordinary shares, which trade principally on the Frankfurt Stock Exchange under the symbol "DTE".



     Explanation of Proration. The total number of Deutsche Telekom shares that will be issued and the total amount of cash that will be paid to VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger is 3.2 Deutsche Telekom shares and $30, respectively, multiplied by the total number of VoiceStream common shares outstanding immediately prior to completion of the Deutsche Telekom/VoiceStream merger. The stock and cash elections are subject to proration to preserve an overall mix of $30 in cash and 3.2 Deutsche Telekom shares for all of the outstanding VoiceStream common shares taken together. Therefore, unless the number of stock elections is significantly greater than the number of cash elections, VoiceStream stockholders making the cash election will not receive $200 in cash, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the VoiceStream stockholders. In all cases, the cash election will include at least as much cash as the mixed election. Similarly, if the number of stock elections is significantly greater than the number of cash elections, VoiceStream stockholders making the stock election will not receive 3.7647 Deutsche Telekom shares, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the VoiceStream stockholders. In all cases, the stock election will include at least as much stock as the mixed election. VoiceStream stockholders who make the mixed election will not be subject to proration.



     AS OF THE DATE OF THIS DOCUMENT, THE NON-PRORATED $200 VALUE OF THE CASH ELECTION IS SUBSTANTIALLY GREATER THAN THE CURRENT VALUE OF THE STOCK AND MIXED ELECTIONS. IF THIS REMAINS TRUE AT THE ELECTION DEADLINE, IT IS EXPECTED THAT ALL OR NEARLY ALL VOICESTREAM STOCKHOLDERS WILL MAKE THE CASH ELECTION. IF THIS OCCURS, STOCKHOLDERS MAKING THE CASH ELECTION WILL RECEIVE A MIX OF CASH AND DEUTSCHE TELEKOM SHARES IN A PROPORTION VERY CLOSE TO OR EQUAL TO THE MIXED ELECTION.



     We illustrate below how the proration mechanism will be used. For ease of reference, we refer to the number of Deutsche Telekom shares derived by multiplying 3.2 and the number of VoiceStream common shares outstanding immediately prior to the completion of the Deutsche Telekom/VoiceStream merger as the "Deutsche Telekom share issuance number." Similarly, we refer to the amount of cash derived by multiplying $30 and the number of VoiceStream common shares outstanding immediately prior to the completion of the Deutsche Telekom/VoiceStream merger as the "aggregate cash amount." THE ILLUSTRATION BELOW ASSUMES THAT NO TAX-RELATED ADJUSTMENT, AS DESCRIBED BELOW, WOULD BE MADE.



     Proration if Too Much Cash Is Elected. Unless the number of stock elections is significantly greater than the number of cash elections, VoiceStream stockholders making the cash election will not receive $200 in cash, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above in the following way:



     - Step 1. Derive the available cash election amount: the available cash election amount is the aggregate cash amount less the amount of cash to be paid in respect of shares as to which a valid mixed election is made.



     - Step 2. Derive the cash election amount: the cash election amount is the product of $200, and the number of VoiceStream common shares as to which a valid cash election is made.



     - Step 3. Derive the cash proration factor: the cash proration factor equals the available cash election amount divided by the cash election amount.

     - Step 4. Derive the prorated cash consideration: each VoiceStream common share as to which a valid cash election is made will be converted into the right to receive an amount in cash equal to the product of $200 multiplied by the cash proration factor.



     - Step 5. Derive the stock consideration: each VoiceStream common share as to which a valid cash election is made will be converted into the right to receive a number of Deutsche Telekom ordinary shares equal to the product of 3.7647 and the number equal to one minus the cash proration factor.



     Example. If the cash election of VoiceStream stockholders is oversubscribed, we would calculate the cash proration factor as illustrated above. Assuming that the cash proration factor is 0.2, then if you own 100 VoiceStream common shares and make the cash election, you would receive:



     - the amount of cash equal to 0.2 multiplied by $200, multiplied by the number of VoiceStream common shares you hold, or 100, for a total of $4,000 in cash; and



     - the number of Deutsche Telekom shares equal to 3.7647 multiplied by 0.8, multiplied by the number of VoiceStream common shares you hold, or 100, for a total of 301 Deutsche Telekom shares (plus cash for .176 of a Deutsche Telekom share).



     Proration if Too Many Deutsche Telekom Shares Are Elected. If the number of stock elections is significantly greater than the number of cash elections, VoiceStream stockholders making the stock election will not receive 3.7647 Deutsche Telekom shares, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above in the following way:



     - Step 1. Derive the available cash election amount: the available cash election amount is the aggregate cash amount less the amount of cash to be paid in respect of shares as to which a valid mixed election is made.



     - Step 2. Derive the cash election amount: the cash election amount is the product of $200 and the number of VoiceStream common shares as to which a valid cash election is made.



     - Step 3. Derive the excess cash amount: the excess cash amount is the difference between the available cash election amount and the cash election amount.



     - Step 4. Derive the prorated cash consideration: each VoiceStream common share as to which a valid stock election is made will receive an amount in cash equal to the excess cash amount divided by the number of VoiceStream common shares as to which a valid stock election is made.



     - Step 5. Derive the stock proration factor: the stock proration factor is a fraction the numerator of which is $200 minus the per share cash consideration calculated in Step 4 and the denominator of which is $200.



     - Step 6. Derive the prorated stock consideration: each VoiceStream common share as to which a valid stock election is made will be converted into the right to receive a number of Deutsche Telekom ordinary shares equal to the product of 3.7647 and the stock proration factor.



     Example. If the stock election of VoiceStream stockholders is oversubscribed, we would calculate the cash consideration as illustrated above. Assuming that the prorated cash consideration is $20 per share, then the stock proration factor would be 0.9. If you own 100 VoiceStream shares and make the stock election under these circumstances, you would receive:



     - $20 multiplied by the number of VoiceStream shares you hold, or 100, for a total of $2,000; and



     - the amount of Deutsche Telekom ordinary shares equal to 3.7647 multiplied by 0.9, multiplied by the number of VoiceStream common shares you hold, or 100, for a total of 338 Deutsche Telekom shares plus cash for .823 of a Deutsche Telekom share.



     Explanation of Potential Tax-Related Adjustment to Merger
Consideration. In order to preserve tax-free treatment of the receipt of Deutsche Telekom shares by VoiceStream stockholders for U.S. federal income tax purposes and to permit delivery of the requisite tax opinion pursuant to the

Deutsche Telekom/VoiceStream merger agreement, the aggregate amount of cash paid to all VoiceStream stockholders, including dissenters, cannot exceed approximately 17% to 18% of the total value of all of the shares and cash delivered by Deutsche Telekom to VoiceStream's stockholders. As a result, all three types of elections are subject to a tax-related adjustment to reduce the total amount of cash to be received in the Deutsche Telekom/VoiceStream merger to the extent necessary to preserve this tax-free treatment. If such a tax-related adjustment were necessary, the amount of cash you would have received, after taking into account your election and any proration, will be reduced and you will receive additional Deutsche Telekom shares instead calculated as described below. Whether the tax-related adjustment will be made, and the magnitude of the tax-related adjustment, if made, will be based on a number of factors, including the trading price of Deutsche Telekom shares at the time the Deutsche Telekom/VoiceStream merger is completed, the number of VoiceStream shares outstanding at that time, the euro/dollar exchange rate immediately before the completion of the Deutsche Telekom/VoiceStream merger and the number of VoiceStream common shares for which dissenters' rights are exercised. The amount of any tax-related adjustment would be determined by VoiceStream after consultation with Deutsche Telekom, and may be conservatively estimated to facilitate the delivery of the requisite tax opinion at the completion of the Deutsche Telekom/VoiceStream merger.



     Based on the facts described above, the tax-related adjustment generally would be triggered if the trading price of the Deutsche Telekom ordinary shares immediately prior to completion of the Deutsche Telekom/VoiceStream merger were less than approximately $47.10, but could be triggered at higher trading prices.



     IF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER HAD CLOSED ON FEBRUARY 7, 2001, AND NO DISSENTERS' RIGHTS HAD BEEN EXERCISED, WHICH MAY NOT BE THE CASE, THE TAX-RELATED ADJUSTMENT WOULD HAVE BEEN NECESSARY AND, AS A RESULT, THE AMOUNT OF CASH TO BE PAID TO EACH VOICESTREAM STOCKHOLDER RECEIVING CASH IN THE DEUTSCHE TELEKOM/VOICESTREAM MERGER WOULD HAVE BEEN REDUCED BY APPROXIMATELY 29%, WITH ADDITIONAL DEUTSCHE TELEKOM SHARES ISSUED IN SUBSTITUTION. The value of the Deutsche Telekom shares issued in substitution will depend on the exchange rate between the euro and the dollar at the relevant time, and upon the trading price of Deutsche Telekom ordinary shares; HOWEVER, IF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER HAD CLOSED ON FEBRUARY 7, 2001, THE VALUE OF THE DEUTSCHE TELEKOM SHARES ISSUED IN LIEU OF CASH WOULD HAVE BEEN APPROXIMATELY 1% MORE THAN THE CASH THEY REPLACED FOR THE REASONS DESCRIBED BELOW. As a result, if the Deutsche Telekom/VoiceStream merger had closed on February 7, 2001 and the tax-related adjustment had been made on the assumptions described in this paragraph, the mixed election would have been adjusted as follows:



                                                  NUMBER OF    AMOUNT          VALUE ON
MIXED ELECTION                                    DT SHARES    OF CASH     FEBRUARY 7, 2001
--------------                                    ---------    -------    ------------------
Unadjusted......................................      3.2      $30.00          $128.59
Adjusted........................................   3.4837      $21.36          $128.69



If the Deutsche Telekom/VoiceStream merger had been completed on February 7, 2001, the cash election, after giving effect to expected proration, likely would have consisted of a mix of Deutsche Telekom shares and cash very close to or equal to the mixed election.



     Number of Deutsche Telekom Shares in Lieu of Cash Consideration. If a tax-related adjustment is made, then, for purposes of determining the number of Deutsche Telekom shares to which a holder is entitled in lieu of the amount by which the cash portion of the Deutsche Telekom/VoiceStream merger consideration is reduced, the price of Deutsche Telekom ordinary shares is calculated by taking the volume weighted average trading price in euros of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange on seven trading days randomly selected from the 15 trading days immediately preceding the date the determination is to be made, converted into U.S. dollars at a fixed exchange rate of one euro to 0.9216 of a U.S. dollar. If this calculated average price would otherwise be less than 33 euros, then 33 euros, and not the calculated average price, will be used. If the calculated average price is less than 33 euros or if the euro depreciates from the fixed exchange rate of one euro to
0.9216 of a U.S. dollar, the aggregate market value of the Deutsche Telekom shares that VoiceStream stockholders receive to compensate for the reduction in cash consideration generally would be less than the amount by which the cash consideration was reduced to permit delivery of the required tax opinion. As of February 7, 2001, the euro had appreciated from the exchange rate of one euro to 0.9216 of a U.S. dollar fixed in the Deutsche Telekom/VoiceStream merger agreement. See "Exchange Rates." Had the Deutsche Telekom/ VoiceStream merger closed on February 7, 2001, the value of the additional Deutsche Telekom shares substituted would have been more than the amount of the cash reduction.



     Example. If you own 100 VoiceStream common shares, made a mixed election and therefore would have otherwise received $30 in cash per share as part of your merger consideration, you would have received a total of $3,000 and 320 Deutsche Telekom shares, absent the tax-related adjustment. We could be required to adjust the cash payment to permit delivery of the required tax opinion by reducing it from $30. In the event the cash payment were reduced to $25, you then would receive in lieu of the $500, or $5 per VoiceStream common share, that number of Deutsche Telekom shares equal in value to $500 based on a calculated average price of the Deutsche Telekom ordinary shares in euros on the Frankfurt Stock Exchange during a measurement period close to the time the Deutsche Telekom/VoiceStream merger is completed, converted into dollars at an exchange rate of one euro to 0.9216 of a U.S. dollar, with cash paid in lieu of fractional shares. However, if the calculated average price would otherwise be 33 euros or less, the price of a Deutsche Telekom ordinary share will be deemed to be 33 euros for purposes of the calculation. In addition, the euro to dollar exchange rate is fixed at one euro to 0.9216 of a U.S. dollar, even if the exchange rate at the time of the merger is lower than 0.9216. In this example, if the price of Deutsche Telekom shares is lower than 33 euros at the time of the merger or if the exchange rate between the euro and U.S. dollar is lower than the fixed one euro to 0.9216 of a U.S. dollar exchange rate at that time, the value of Deutsche Telekom shares you receive generally would be less than the $500 value of the cash tax-related adjustment.



     FOR ILLUSTRATION OF THE APPROXIMATE TOTAL VALUE THAT YOU WOULD RECEIVE FOR EACH OF YOUR VOICESTREAM COMMON SHARES ASSUMING VARIOUS PRICES OF DEUTSCHE TELEKOM ORDINARY SHARES AT THE TIME THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS COMPLETED, SEE THE ILLUSTRATIVE TABLE ON PAGE 4.



     Other Potential Adjustments. The amount and form of the Deutsche Telekom/VoiceStream merger consideration will be adjusted in the event that before the completion of the Deutsche Telekom/ VoiceStream merger.



     - a reclassification, split-up, stock-split, reverse stock-split, stock dividend, stock combination, recapitalization, redenomination of share capital, merger or similar transaction or an exchange offer causes a change to the Deutsche Telekom ordinary shares outstanding, or the number of Deutsche Telekom ordinary shares represented by a Deutsche Telekom ADS is changed; or


     - all of the outstanding Deutsche Telekom ordinary shares, or more than 80% of the outstanding Deutsche Telekom ordinary shares pursuant to an exchange offer for all outstanding Deutsche Telekom shares, are changed into or exchanged for a different number or kind of shares of Deutsche Telekom, or into shares of another entity owning more than 80% of the Deutsche Telekom shares.

     For example, if prior to completion of the Deutsche Telekom/VoiceStream merger, Deutsche Telekom, in order to facilitate future acquisitions, were to establish a new German holding company that acquired through an exchange offer more than 80% of the outstanding Deutsche Telekom shares, holders of VoiceStream common shares would receive shares of the new holding company instead of Deutsche Telekom shares in the Deutsche Telekom/VoiceStream merger.

  Treatment of Other Capital Stock, Warrants and Exchange Rights


     2 1/2% Convertible Junior Preferred Shares. On December 21, 2000, a subsidiary of Hutchison Whampoa Ltd. converted each 2 1/2% convertible junior preferred share of VoiceStream, par value $0.001 per share, into VoiceStream common shares, at the conversion rate of $29 per VoiceStream common share according to the terms of that series of VoiceStream preferred shares.

     Omnipoint 7% Convertible Preferred Shares. At any time on or after May 1, 2001 until the Deutsche Telekom/VoiceStream merger is completed, Deutsche Telekom may, subject to some restrictions, require VoiceStream to issue a notice of redemption with respect to all the shares of 7% cumulative convertible preferred shares, par value $0.001, of Omnipoint. The redemption price will be the redemption price in effect on the redemption date, as provided by the terms of that series of preferred shares. If all the 7% convertible preferred shares have not been redeemed before the Deutsche Telekom/VoiceStream merger is completed, holders will become entitled, upon conversion of the 7% convertible preferred shares, to receive from Deutsche Telekom the merger consideration. Any Deutsche Telekom ordinary shares to which the holders are entitled will be issued by a special trust established for the benefit of the holders of the 7% convertible preferred shares, and any cash payment to which the holders are entitled will be paid by Deutsche Telekom.


     Voting Preferred Shares Issued to Deutsche Telekom. The VoiceStream voting preferred shares acquired by Deutsche Telekom under the investment agreements described under "-- The Deutsche Telekom Investment Agreements" will remain outstanding and will not be affected by the Deutsche Telekom/VoiceStream merger.


     Omnipoint Warrants. If any of the warrants granted pursuant to the Omnipoint remainder warrant certificate have not been exercised before the Deutsche Telekom/VoiceStream merger is completed the holders of warrants will become entitled, upon exercise of the warrants, to receive the merger consideration and any Deutsche Telekom ordinary shares to which the warrant holder becomes entitled will be issued from a special trust established for the benefit of the warrant holders and any cash to which the warrant holder becomes entitled will be paid by Deutsche Telekom. These warrants expire by their terms on August 2, 2001.



     Cook Inlet Exchange Rights. In December 2000, Cook Inlet Region, Inc. and SSPCS Corporation received a total of 7,912,867 VoiceStream common shares as a result of their or their affiliates' exchange of their interests in certain of the Cook Inlet Joint Ventures or their affiliates for VoiceStream common shares.



     In addition, Providence Media Partners, L.P., Providence Equity Partners III, L.P. and Providence Equity Operating Partners III, L.P. have rights to exchange their interests in affiliates of Cook Inlet VoiceStream PV/SS PCS L.P. and Cook Inlet/VoiceStream PCS, LLC for VoiceStream common shares. To the extent that any of the Providence entities have not received VoiceStream common shares before the Deutsche Telekom/VoiceStream merger is completed in respect of their exchange rights, those entities will be entitled, upon exchange of their interests, to receive the consideration that they are entitled to receive pursuant to their exchange rights.



     Furthermore, VoiceStream and an affiliate of Cook Inlet Region, Inc. have entered into an exchange rights agreement pursuant to which the affiliate of Cook Inlet Region, Inc. has certain rights to exchange its membership interest in Cook Inlet/VS GSM IV PCS Holdings, LLC for 382,657 VoiceStream common shares. Deutsche Telekom will assume VoiceStream's obligations pursuant to this exchange rights agreement upon completion of the Deutsche Telekom/VoiceStream merger. In addition, VoiceStream and an affiliate of Cook Inlet Region, Inc. are currently negotiating an agreement pursuant to which the parties anticipate that the affiliate will have certain rights to exchange its membership interest in Cook Inlet/VS GSM V PCS Holdings, LLC for cash or VoiceStream common shares at VoiceStream's discretion, provided that if the Deutsche Telekom/VoiceStream merger is completed prior to the exchange, the exchange will be for cash or Deutsche Telekom securities at Deutsche Telekom's discretion.



     To the extent that Cook Inlet Region, Inc., SSPCS or the Providence entities are entitled to receive Deutsche Telekom shares on or after the date the Deutsche Telekom/VoiceStream merger is completed, the Deutsche Telekom shares will be delivered from a special trust established for the benefit of such entities, and any cash to which such entities become entitled will be paid by Deutsche Telekom.



     The "Cook Inlet Joint Ventures" are Cook Inlet VoiceStream PV/SS PCS, L.P., Cook Inlet/VoiceStream PCS, LLC, Cook Inlet/VS GSM II PCS, LLC, Cook Inlet/VS GSM III PCS, LLC,

Cook Inlet/VS GSM IV PCS Holdings, LLC and Cook Inlet/VS GSM V PCS Holdings, LLC and any entity or entities designated as such by Deutsche Telekom and VoiceStream for purposes of the Deutsche Telekom/VoiceStream merger agreement.


  Election and Exchange of Certificates Representing VoiceStream Common Shares

     Deutsche Telekom will appoint an escrow agent to serve in connection with the Deutsche Telekom/VoiceStream merger.


     Deutsche Telekom and VoiceStream will use their reasonable best efforts to mail to each registered holder of VoiceStream common shares, at least 45 days before the Deutsche Telekom/VoiceStream merger is expected to be completed, an election form with instructions for making the stock election or the cash election or for receiving the mixed consideration, and a letter of transmittal that the holder must properly complete and deliver to the escrow agent with the holder's VoiceStream share certificates before the election deadline. Any registered holder of VoiceStream common shares that fails to submit properly completed election forms or to deliver share certificates before the election deadline will be deemed to have made a mixed election and will automatically receive $30 in cash and 3.2 Deutsche Telekom shares, subject to a tax-related adjustment, when the holder delivers to the escrow agent the holder's VoiceStream share certificates, together with a properly completed letter of transmittal.


     The election deadline will be five business days before the Deutsche Telekom/VoiceStream merger is expected to be completed. Since the actual election deadline is not yet known, Deutsche Telekom and VoiceStream will use their best efforts to make a public announcement notifying VoiceStream stockholders of the election deadline at least five business days before that deadline. Any holder may revoke in writing that holder's previously submitted election forms until the election deadline.


     If you own VoiceStream common shares in "street name" through a bank, broker or other financial institution and wish to make the stock or cash election, you should seek advice from the financial institution concerning making such election.


     The escrow agent will exchange VoiceStream share certificates for American depositary receipts representing Deutsche Telekom ADSs or, if a VoiceStream stockholder properly elects, certificates representing Deutsche Telekom ordinary shares. The election forms and the letter of transmittal mailed to VoiceStream stockholders will contain an "ordinary share election" form that can be used by a stockholder to elect to receive that stockholder's stock consideration in Deutsche Telekom ordinary shares.

     After a record holder of VoiceStream common shares delivers certificates for those shares and a properly completed letter of transmittal to the escrow agent, the escrow agent will deliver to that holder:


     - the number of whole Deutsche Telekom ADSs or Deutsche Telekom ordinary shares included in the Deutsche Telekom/VoiceStream merger consideration in respect of those VoiceStream common shares, subject to proration and a tax-related adjustment; and


     - a check in the amount, after giving effect to any required tax withholdings, of:

        -- any cash consideration payable to that holder; plus

        -- cash in lieu of any fractional interest in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares on the terms described below; plus

        -- any cash dividends or other distributions that the holder has the right to receive, including dividends or other distributions payable with respect to the holders of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares with a record date after the completion of the Deutsche Telekom/VoiceStream merger and a payment date on or before the date the holder properly delivers VoiceStream share certificates to the escrow agent.

     The escrow agent will not deliver fractional Deutsche Telekom ADSs or fractional Deutsche Telekom ordinary shares in connection with the Deutsche Telekom/VoiceStream merger. Instead, each holder of VoiceStream common shares exchanged in the Deutsche Telekom/VoiceStream merger that would
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

otherwise have received a fraction of a Deutsche Telekom ADS or Deutsche Telekom ordinary share will be entitled to receive a cash payment representing that holder's proportionate interest in the net proceeds from the sale by the escrow agent of the aggregate of the fractions of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares that would otherwise be issued on the NYSE and the Frankfurt Stock Exchange, respectively. Deutsche Telekom will pay all commissions, transfer taxes and out-of-pocket costs, including the expenses and compensation of the escrow agent, incurred in connection with the sale of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

     VoiceStream common shares that are surrendered to the escrow agent will be canceled. No interest will be paid or accrued on any amount payable to holders of VoiceStream common shares. In addition, no holder of VoiceStream common shares will receive any dividends or other distributions with respect to Deutsche Telekom ADSs or Deutsche Telekom ordinary shares to which the holder is entitled under the Deutsche Telekom/VoiceStream merger agreement until that holder's VoiceStream share certificate is surrendered to the escrow agent with a properly completed letter of transmittal.

     If any Deutsche Telekom ADSs or Deutsche Telekom ordinary shares are to be delivered to a person other than the registered holder of the VoiceStream common shares represented by the VoiceStream share certificates surrendered to the escrow agent:

     - such VoiceStream share certificates must be properly endorsed or otherwise be in proper form for transfer; and

     - the person requesting delivery must pay to the escrow agent any transfer or other taxes required as a result of delivery to a person other than the registered holder, or establish, to the satisfaction of the escrow agent, that the tax has been paid or is not payable.


     Under the Deutsche Telekom/VoiceStream merger agreement, VoiceStream may declare and pay before the completion of the Deutsche Telekom/VoiceStream merger a stock dividend of 0.0075 of a VoiceStream common share for each VoiceStream common share outstanding. If the payment of this dividend is made after the election deadline, any VoiceStream common shares issued pursuant to this dividend generally will be deemed to be subject to the same election as was made by the holder with respect to a majority of the holder's VoiceStream common shares. The conversion or exercise terms of VoiceStream's and its subsidiaries' options, warrants, preferred securities or other rights or securities convertible into VoiceStream common shares will be adjusted to reflect the dividend in accordance with the terms of the documents governing those securities.


  Treatment of Options and Restricted Stock

     VoiceStream Options. If the Deutsche Telekom/VoiceStream merger is completed, each outstanding VoiceStream stock option will be converted into an option to acquire, from a trust established for the benefit of holders of VoiceStream stock options, 3.7647 Deutsche Telekom ordinary shares for each VoiceStream common share subject to that VoiceStream option rounded if necessary to the nearest whole Deutsche Telekom ordinary share. The exercise price per Deutsche Telekom ordinary share for each of these options will be the exercise price per VoiceStream common share applicable to that option before completion of the Deutsche Telekom/VoiceStream merger divided by 3.7647. The replacement options generally will have the same terms and conditions as were applicable under VoiceStream option plans.

     VoiceStream Restricted Shares. If the Deutsche Telekom/VoiceStream merger is completed, each outstanding VoiceStream restricted share will be converted into a right to receive, from a trust established for the benefit of holders of VoiceStream restricted shares, 3.7647 Deutsche Telekom shares. The Deutsche Telekom ordinary shares issued to the former holders of VoiceStream restricted shares will have the same terms and conditions and be subject to the same vesting provisions as were applicable under the VoiceStream restricted share award plans.

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

  Dissenting Shares

     If appraisal rights for any VoiceStream shares are perfected by any stockholder, then those shares will be treated as described under "The Deutsche Telekom/VoiceStream Merger -- Appraisal Rights."

  Representations and Warranties

     The Deutsche Telekom/VoiceStream merger agreement contains a number of representations and warranties made by VoiceStream and Deutsche Telekom to each other, including those regarding:

     - due organization, good standing and qualification;

     - capital structure;

     - corporate authority to enter into the Deutsche Telekom/VoiceStream merger agreement and lack of conflicts with corporate governance documents, contracts or laws;

     - governmental filings;

     - accuracy of SEC reports, financial statements and information provided to the other party;

     - absence of certain material changes or events since December 31, 1999;

     - absence of undisclosed liabilities and pending litigation;

     - compliance with laws;

     - permits and licenses;

     - finders or brokers fees;

     - tax matters, including the absence of facts inconsistent with the qualification of the Deutsche Telekom/VoiceStream merger as a reorganization under Section 368(a) of the U.S. tax code, or that would cause a stockholder of VoiceStream to recognize gain pursuant to Section 367(a) of the U.S. tax code;

     In addition, VoiceStream made representations and warranties to Deutsche Telekom as to:

     - employee benefit plans;

     - labor matters;

     - the receipt of a fairness opinion from a financial advisor; and

     - intellectual property.

     In addition, the Deutsche Telekom/VoiceStream merger agreement contains representations and warranties made by merger subsidiary to VoiceStream regarding some of the above matters.

  Conduct of Business Pending the Deutsche Telekom/VoiceStream Merger

     Covenants of VoiceStream. VoiceStream has agreed that, until the Deutsche Telekom/VoiceStream merger is completed, it will carry on its and its subsidiaries' business in the ordinary course. VoiceStream also has agreed that, until the Deutsche Telekom/VoiceStream merger is completed, it will use commercially reasonable efforts to preserve substantially intact its business organizations, keep available the services of those of its officers, employees and consultants who are integral to the business and maintain its existing relations and goodwill with customers, suppliers and others with whom it does business.

     In addition, VoiceStream has agreed that before the Deutsche
Telekom/VoiceStream merger is completed it will not take the actions listed in the Deutsche Telekom/VoiceStream merger agreement,

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

which includes the following actions, without Deutsche Telekom's prior written consent, except under limited circumstances specified in the Deutsche Telekom/VoiceStream merger agreement:

     - issue any new shares of capital stock or any options or other rights to acquire those shares;

     - split, combine or reclassify any of its outstanding capital shares;

     - declare or pay dividends or distributions with respect to VoiceStream common shares;

     - redeem, purchase or otherwise acquire any shares of VoiceStream capital stock;

     - make capital expenditures in excess of the aggregate annual amount contained in VoiceStream's business plan for the year 2000;

     - incur material indebtedness;

     - grant severance or termination pay, stay bonus, or other incentive arrangements;

     - except in the ordinary course of business, make any payments under any VoiceStream employee benefit plans to any director or officer of, or independent contractor or consultant to, VoiceStream or any of its subsidiaries;


     - enter into or amend any employment or consulting agreement of the type that would require disclosure to Deutsche Telekom pursuant to the representations VoiceStream made in the Deutsche Telekom/VoiceStream merger agreement concerning employee benefits-related matters;


     - grant new awards under an existing VoiceStream benefit plan, except in the ordinary course of business, or grant new equity-based rights;

     - file material amended tax returns or settle material tax audits or other material tax proceedings;

     - change in any respect its method of tax accounting or tax practice or its accounting policies or modify any actuarial cost method or practice used in determining costs and obligations for any VoiceStream benefit plans, except as required by U.S. GAAP and except as would not have a material adverse effect on VoiceStream;

     - take any action that would materially impair or delay the obtaining of the necessary regulatory approvals to complete the Deutsche Telekom/VoiceStream merger;

     - take any action that would:

        -- prevent or impede the Deutsche Telekom/VoiceStream merger from qualifying as a reorganization within the meaning of Section 368(a) of the U.S. tax code; or

        -- cause VoiceStream stockholders to recognize gain in the Deutsche
           Telekom/VoiceStream merger under Section 367(a)(1) of the U.S. tax code;

     - take any action that would cause the VoiceStream common shares to cease to be quoted on the Nasdaq Stock Market;

     - except as may be required by the terms of any existing VoiceStream award agreement, accelerate the vesting or payment of any equity or equity-based award;

     - materially increase the compensation payable to an officer or director;

     - agree to enter into a merger or similar business combination as a result of which VoiceStream stockholders will receive consideration in exchange for their shares; and

     - authorize or enter into a material joint venture or an agreement that has a non-competition provision applicable to the business of VoiceStream or its subsidiaries, other than agreements that do not affect VoiceStream's business outside the United States and that are in the ordinary course, consistent with past practice in respect of certain VoiceStream joint ventures.

     Acquisitions by VoiceStream. VoiceStream generally has agreed that, until the Deutsche Telekom/VoiceStream merger is completed, it and its subsidiaries will not engage in an acquisition transaction, including any acquisitions of additional FCC licenses or increase an investment in another entity, with three significant exceptions:

     - VoiceStream is permitted to swap or exchange any of its property for similar property of substantially equivalent value, subject to specified limitations;

     - VoiceStream is permitted to make acquisitions of up to $750 million, including assumptions of debt, without Deutsche Telekom's consent as long as the consideration paid in any single acquisition does not exceed $500 million, including assumptions of debt, and does not include any VoiceStream shares; and

     - VoiceStream may make any other acquisition, and the acquisition may include VoiceStream shares as part of the consideration paid, as long as the acquisition is approved in advance by an acquisition committee established under the Deutsche Telekom/VoiceStream merger agreement.

     In addition, if VoiceStream chooses to participate in any auction of FCC licenses or spectrum rights, VoiceStream and Deutsche Telekom have agreed to cooperate in accordance with specific procedures to agree upon maximum amounts that VoiceStream may bid in the auction. If the acquisition committee denies its consent to an acquisition proposed by VoiceStream, or VoiceStream and the acquisition committee fail to agree upon maximum bids for a license or spectrum auction prior to the tenth business day preceding the scheduled auction date, then the parties have agreed that any officer, director, stockholder or affiliate of VoiceStream, or any combination of them, may make such acquisition or participate in such auction for his, her, its or their own account.

     Dispositions by VoiceStream. VoiceStream generally has agreed that, until the Deutsche Telekom/VoiceStream merger is completed, it and its subsidiaries will not sell or dispose of any of their assets, with three significant exceptions:

     - VoiceStream may swap or exchange any of its property for similar property of substantially equivalent value, subject to specified limitations;

     - VoiceStream may sell or dispose of assets in the ordinary course of business consistent with past practice; and

     - VoiceStream may sell or dispose of assets as may be required by law or any governmental or regulatory authority as necessary to enable or facilitate completion of the Deutsche Telekom/VoiceStream merger.

     Covenants of Deutsche Telekom. Except as contemplated by the Deutsche Telekom/VoiceStream merger agreement, Deutsche Telekom has agreed that, before the Deutsche Telekom/VoiceStream merger is completed, Deutsche Telekom and its subsidiaries will not take the actions listed in the Deutsche Telekom/VoiceStream merger agreement, which includes the following actions, without VoiceStream's prior written consent:

     - except for the purpose of using or increasing Deutsche Telekom's authorized capital or as necessary for the conduct of its business, amend or propose to amend the memorandum and articles of association or management board rules of procedure or other comparable organizational document of Deutsche Telekom in any manner that would be adverse to VoiceStream or its stockholders;

     - declare or pay dividends payable in cash, stock, property or otherwise with respect to Deutsche Telekom capital stock, except for regular annual cash dividends in a manner consistent with past practice;

     - repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exercisable for or into shares of its capital stock, except for repurchases, redemptions or acquisitions not exceeding 10% of the total number of Deutsche Telekom ordinary shares outstanding;

     - reclassify, recapitalize, restructure or engage in a similar transaction that results in the direct or indirect receipt by holders of Deutsche Telekom ordinary shares of any assets, property or cash for Deutsche Telekom ordinary shares;


     - take action that would be reasonably likely to prevent or impede the Deutsche Telekom/VoiceStream merger from qualifying as a reorganization within the meaning of Section 368(a) of the U.S. tax code or cause VoiceStream stockholders to recognize gain under Section 367(a)(1) of the U.S. tax code in the Deutsche Telekom/VoiceStream merger; and

     - take action that would materially impair or delay the obtaining of the necessary regulatory approvals to complete the Deutsche
       Telekom/VoiceStream merger.

      - Important Exception: Deutsche Telekom may make acquisitions as long as the acquisitions, individually or in the aggregate, are not reasonably likely to prevent the completion of the Deutsche Telekom/VoiceStream merger.

  Offers for Alternative Transactions

     VoiceStream has agreed not to, has agreed not to authorize its officers, directors or employees to, and has agreed to use its reasonable efforts to cause its advisors and representatives not to:

     - solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any alternative transaction, which we define below, to the Deutsche Telekom/VoiceStream merger; or

     - participate in any substantive discussions or negotiations regarding any alternative transaction to the Deutsche Telekom/VoiceStream merger.


     However, if at any time before VoiceStream stockholders approve the Deutsche Telekom/VoiceStream merger, VoiceStream receives an unsolicited proposal for an alternative transaction, then VoiceStream may, after giving Deutsche Telekom 48 hours advance notice:


     - furnish information with respect to VoiceStream pursuant to a confidentiality agreement substantially similar to the confidentiality agreement in place between VoiceStream and Deutsche Telekom; and

     - engage in discussions and negotiations with the persons that made such proposal,

but only if:

     - the VoiceStream board of directors has determined in good faith that providing information to the third party or participating in negotiations or discussions could be reasonably expected to result in a superior proposal, which we define below, being made; and

     - VoiceStream is not otherwise in breach of its obligations described above not to solicit or engage in discussions regarding an alternative transaction.


     In the Deutsche Telekom/VoiceStream merger agreement, "alternative transaction" means any of the following:


     - a transaction or series of transactions in which any third party would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding VoiceStream shares;

     - any acquisition of or business combination with VoiceStream or any of its significant subsidiaries by a merger or other business combination, other than any transaction that would be permitted under the Deutsche Telekom/VoiceStream merger agreement; or

     - any transaction in which any third party would acquire, directly or indirectly, control of assets of VoiceStream or any of its subsidiaries for consideration equal to 20% or more of the fair market value of all of the outstanding VoiceStream common shares.

     In the Deutsche Telekom/VoiceStream merger agreement, "superior proposal" means any proposal made by a third party to enter into an alternative transaction which the VoiceStream board of directors determines in its good faith judgment to be more favorable to VoiceStream's stockholders than the Deutsche Telekom/VoiceStream merger.


     VoiceStream also has agreed to notify Deutsche Telekom promptly of any request for information or of any proposal in connection with an alternative transaction, including the material terms of the request or proposal and the identity of the person making it, and VoiceStream has agreed to keep Deutsche Telekom informed of the status of any alternative transaction. In addition, VoiceStream agreed to cease any solicitations, discussions or negotiations that existed at the time the Deutsche Telekom/VoiceStream merger agreement was signed.

  VoiceStream Board of Directors' Recommendation

     The Deutsche Telekom/VoiceStream merger agreement requires the VoiceStream board of directors:

     - to recommend that the VoiceStream stockholders approve the Deutsche Telekom/VoiceStream merger agreement;

     - not to withdraw, modify or qualify, or to propose publicly to withdraw, modify or qualify, its recommendation in a manner adverse to Deutsche Telekom;

     - not to approve or recommend, or to propose publicly to approve or recommend, any alternative transaction; and

     - not to cause VoiceStream to agree to engage in any alternative transactions.

     However, if the VoiceStream board of directors receives a superior proposal before VoiceStream stockholders approve the Deutsche Telekom/VoiceStream merger, the VoiceStream board of directors may inform VoiceStream stockholders that it no longer recommends approval of the Deutsche Telekom/VoiceStream merger, if:

     - VoiceStream sends Deutsche Telekom written notice that VoiceStream has received a superior proposal, which notice describes the terms of the superior proposal and identifies the proposer, and that VoiceStream intends to change its recommendation regarding the Deutsche Telekom/ VoiceStream merger; and

     - two business days have passed since Deutsche Telekom received the notice. In addition, during those two business days, VoiceStream must give Deutsche Telekom reasonable opportunity to make adjustments in the terms of the Deutsche Telekom/VoiceStream merger agreement that would enable the VoiceStream board of directors to maintain its recommendation to approve the Deutsche Telekom/VoiceStream merger.

     The Deutsche Telekom/VoiceStream merger agreement also permits VoiceStream to comply with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or to make any other disclosure to VoiceStream stockholders if, in the good faith judgment of the VoiceStream board of directors, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that the VoiceStream board of directors would breach its duties to VoiceStream stockholders under applicable law.

     Submission of Deutsche Telekom/VoiceStream Merger Agreement to Stockholder Vote. The Deutsche Telekom/VoiceStream merger agreement requires VoiceStream to submit the Deutsche Telekom/VoiceStream merger agreement to a stockholder vote at the VoiceStream special meeting even if the VoiceStream board of directors no longer recommends approval of the Deutsche Telekom/VoiceStream merger.

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

  Additional Agreements

     The Deutsche Telekom/VoiceStream merger agreement contains a number of other covenants and agreements by or between VoiceStream and Deutsche Telekom on subjects, including:

     - filing accurate financial statements with the SEC;

     - notifying the other party of the occurrence of material facts, events or circumstances;


     - using reasonable best efforts to obtain necessary tax opinions and representation letters; and



     - using reasonable best efforts to cause the Deutsche Telekom/VoiceStream merger to qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code and to avoid gain recognition to VoiceStream shareholders in the Deutsche Telekom/VoiceStream merger under Section 367(a)(1) of the U.S. tax code.



     In addition, Deutsche Telekom has agreed to take all steps necessary to cause the new Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares to become listed on the Frankfurt Stock Exchange and the NYSE, respectively.


  VoiceStream's Nominations to Deutsche Telekom Organizational Bodies

     Deutsche Telekom has agreed that, after the Deutsche Telekom/VoiceStream merger is completed, it will use all reasonable efforts to recommend to the Deutsche Telekom shareholders and the Deutsche Telekom organizational bodies that one current member of the Deutsche Telekom supervisory board be replaced by a person nominated by VoiceStream. Deutsche Telekom has agreed that, after the Deutsche Telekom/VoiceStream merger is completed, it will use all reasonable efforts to cause its T-Mobile subsidiary to recommend to the shareholders and organizational bodies of T-Mobile that one VoiceStream nominee be appointed or elected to each of the T-Mobile management board, T-Mobile supervisory board and the T-Mobile executive committee. It is currently contemplated that Mr. John W. Stanton, the Chief Executive Officer of VoiceStream, would be the nominee appointed to the T-Mobile International management board.

     The VoiceStream nominees will be selected in consultation with Deutsche Telekom and must be reasonably acceptable to Deutsche Telekom.

  Efforts to Complete the Deutsche Telekom/VoiceStream Merger

     VoiceStream and Deutsche Telekom have agreed:

     - to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to complete the Deutsche Telekom/VoiceStream merger and to permit the issuance of the Deutsche Telekom/VoiceStream merger consideration under German law and the rules of the Frankfurt Stock Exchange;

     - to obtain in a timely manner all necessary consents, permits, approvals or waivers from any governmental or regulatory authority which are necessary for the completion of the Deutsche Telekom/VoiceStream merger;

     - to promptly prepare and file all required notifications under U.S. and European Union antitrust laws and to comply with any requests for additional information, and obtain termination of any applicable waiting periods or obtain any required approvals as promptly as practicable; and

     - to take all actions within its control necessary to obtain any required regulatory approvals (which the Deutsche Telekom/VoiceStream merger agreement limits principally to any required FCC approval, antitrust clearances and clearances under the Exon-Florio Defense Protection Act of
       1956).

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

     Important Exception: Neither VoiceStream nor Deutsche Telekom is required to take any of the actions described above that would result in a "burdensome condition." The meaning of "burdensome condition" is explained under "-- Important Definitions."

  Indemnification and Insurance

     For a period of six years after the Deutsche Telekom/VoiceStream merger is completed, the surviving corporation of the Deutsche Telekom/VoiceStream merger is required by the Deutsche Telekom/VoiceStream merger agreement to:

     - maintain in effect the current arrangements regarding indemnification of officers and directors of VoiceStream and each of its subsidiaries;

     - indemnify the directors and officers of VoiceStream to the fullest extent to which VoiceStream is permitted to indemnify those officers and directors under its charter and bylaws and applicable law; and

     - maintain VoiceStream's current policies of directors' and officers' insurance with respect to claims arising from facts or events which occurred on or before the completion of the Deutsche Telekom/VoiceStream merger, except that the surviving corporation may substitute policies of at least the same coverage and amounts.

     However, during that six-year period, the surviving corporation is not required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by VoiceStream for such coverage. If the aggregate expenditure on coverage exceeds that amount, Deutsche Telekom has agreed that the surviving corporation will use its best efforts to obtain as much insurance as can be obtained for that amount.

     In addition, after the completion of the Deutsche Telekom/VoiceStream merger both Deutsche Telekom and the surviving corporation will indemnify each present and former director, officer, employee and agent of VoiceStream or any of its subsidiaries against any costs or expenses arising prior to the completion of the Deutsche Telekom/VoiceStream merger and will also pay each indemnified party's out-of-pocket expenses incurred in connection with any indemnifiable claim.

  Employee Benefits

     Following the completion of the Deutsche Telekom/VoiceStream merger, Deutsche Telekom will cause the surviving corporation or its successor to honor all VoiceStream employee benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Deutsche Telekom/VoiceStream merger is completed. In addition, Deutsche Telekom has agreed that for a period of not less than two years following the completion of the Deutsche Telekom/VoiceStream merger, the current and former employees of VoiceStream and its subsidiaries will be provided with compensation, severance and employee benefits that are not less favorable in the aggregate than those provided to VoiceStream's employees immediately before the completion of the Deutsche Telekom/ VoiceStream merger. Discretionary equity and equity-based awards will remain discretionary.

     Following the completion of the Deutsche Telekom/VoiceStream merger, each current and former employee of VoiceStream and its subsidiaries will be immediately eligible to participate in any new Deutsche Telekom employee benefit plan, to the extent that such plan replaces coverage under a comparable VoiceStream employee benefit plan or compensation agreement or arrangement in which the employee participated immediately before the completion of the Deutsche Telekom/VoiceStream merger. The Deutsche Telekom/VoiceStream merger agreement also specifies the treatment of pre-existing conditions, deductibles and service credit with respect to current and former employees of VoiceStream under any benefit plans of Deutsche Telekom or its subsidiaries that any current or former employees of VoiceStream participate in after completion of the Deutsche Telekom/VoiceStream merger.

     Pursuant to the Deutsche Telekom/VoiceStream merger agreement, Deutsche Telekom and VoiceStream have entered into a retention agreement pursuant to which Deutsche Telekom has agreed that, in connection with the Deutsche Telekom/VoiceStream merger, Deutsche Telekom will amend and convert the VoiceStream Management Incentive Stock Option Plan to permit the issuance after completion of the merger of options to purchase Deutsche Telekom ordinary shares to management employees and key personnel of VoiceStream. In order to effectuate the conversion, Deutsche Telekom will establish a trust and deliver to the trust 8 million Deutsche Telekom ordinary shares to be used to satisfy the obligations upon exercise of any retention options. During the period from the date of completion of the Deutsche Telekom/ VoiceStream merger through December 31, 2004, Deutsche Telekom will cause the trust to issue retention options to management employees and key personnel of VoiceStream substantially on terms set forth in the VoiceStream Management Incentive Stock Option Plan, as amended from time to time by Deutsche Telekom.



     Additionally, Deutsche Telekom and VoiceStream have agreed that VoiceStream shall offer to 31 management personnel, who now hold, in the aggregate, unvested options to acquire 574,368 VoiceStream common shares, and which options provide for vesting upon a change of control of VoiceStream, which for a significant portion of the options would occur upon approval by VoiceStream stockholders of the Deutsche Telekom/VoiceStream merger, an opportunity to receive additional options in an amount equal to, and on the same terms and conditions, including exercise price, as, their existing unvested options if they agree to waive the change of control vesting provisions of their existing options. If all such persons accept the offer, options to acquire an aggregate of an additional 574,368 shares of VoiceStream common shares would be issued.


     Prior to completion of the Deutsche Telekom/VoiceStream merger, VoiceStream may implement a stay bonus plan for management, which is described under "The Deutsche Telekom/VoiceStream Merger -- Interests of Directors and Officers of VoiceStream in the Deutsche Telekom/VoiceStream Merger -- Stay Bonus Plan."

  Closing Conditions

     Conditions to Each Party's Obligations to Complete the Deutsche Telekom/VoiceStream Merger. VoiceStream's and Deutsche Telekom's respective obligations to complete the Deutsche Telekom/VoiceStream merger are subject to the satisfaction or waiver of conditions, including the following:

     - Stockholder Approval. The holders of a majority of the voting power of the VoiceStream common shares and voting preferred shares, voting together as a single class, having approved and adopted the Deutsche Telekom/VoiceStream merger agreement.

     - Legality. The absence of any law, order or injunction enacted or entered by any governmental or regulatory authority having the effect of making the Deutsche Telekom/VoiceStream merger illegal or otherwise prohibiting the completion of the Deutsche Telekom/VoiceStream merger.

     - Registration Statement Effective. No stop order suspending the effectiveness of the Form F-4 registration statement or the proxy statement/prospectus then being in effect and no proceedings for that purpose then being threatened by the SEC or having been initiated by the SEC and not being concluded or withdrawn.

     - Stock Exchange Listings.

        -- All steps necessary for the Deutsche Telekom ordinary shares that will be issued in the Deutsche Telekom/VoiceStream merger to be listed on the Frankfurt Stock Exchange having been taken; and

        -- The Deutsche Telekom ADSs that will be issued in the Deutsche
           Telekom/VoiceStream merger having been authorized for listing on the NYSE, subject to official notice of issuance.

     - Required Regulatory Approvals. Without subjecting VoiceStream or Deutsche Telekom to any "burdensome condition" described under "-- Important Definitions," all required regulatory
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

       approvals having been obtained and all applicable waiting periods having expired, as described under "Regulatory Approvals -- Regulatory Approvals Required for the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger."

     Additional Conditions to the Obligations of VoiceStream. The obligations of VoiceStream to effect the Deutsche Telekom/VoiceStream merger are also subject to the satisfaction, or waiver by VoiceStream, of conditions, including the following:

     - Representations and Warranties True and Correct.

        -- Deutsche Telekom's representation that, since December 31, 1999, there has not been any material adverse effect on Deutsche Telekom, will have been true and correct when the Deutsche Telekom/VoiceStream merger agreement was entered into and as of the date the Deutsche Telekom/VoiceStream merger is completed; and

        -- other representations and warranties of Deutsche Telekom and merger subsidiary in the Deutsche Telekom/VoiceStream merger agreement having been true and correct with respect to Deutsche Telekom, when the Deutsche Telekom/VoiceStream merger agreement was entered into and with respect to merger subsidiary when it was amended and restated and with respect to Deutsche Telekom and merger subsidiary as of the date the Deutsche Telekom/VoiceStream merger is completed, except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case that representation or warranty having been true and correct as of that date,

          (a) except for inaccuracies caused by changes permitted by the Deutsche Telekom/VoiceStream merger agreement; and

          (b) except for such failures which in the aggregate would not reasonably be expected to result in a material adverse effect on Deutsche Telekom.

     - Compliance with Covenants. Deutsche Telekom having complied in all material respects with all its agreements and covenants required by the Deutsche Telekom/VoiceStream merger agreement to be complied with by the completion of the Deutsche Telekom/VoiceStream merger.

     - Receipt of Tax Opinion. VoiceStream having received an opinion of Jones, Day, Reavis & Pogue and/or Wachtell, Lipton, Rosen & Katz substantially to the effect that for U.S. federal income tax purposes:

        -- the Deutsche Telekom/VoiceStream merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

        -- each transfer of property to Deutsche Telekom by a stockholder of VoiceStream pursuant to the Deutsche Telekom/VoiceStream merger will not be subject to Section 367(a)(1) of the U.S. tax code.

     Additional Conditions to the Obligations of Deutsche Telekom. The obligations of Deutsche Telekom to effect the Deutsche Telekom/VoiceStream merger are also subject to the satisfaction, or waiver by Deutsche Telekom, of conditions, including the following:

     - Representations and Warranties True and Correct.


        -- VoiceStream's representation that, since December 31, 1999, there has not been any material adverse effect on VoiceStream having been true and correct when the Deutsche Telekom/VoiceStream merger agreement was entered into and as of the "bringdown date", which is the date, at least five business days after the last closing condition has been fulfilled or waived, on which VoiceStream delivers a certificate relating to the accuracy of VoiceStream's representations and warranties; and


        -- other representations and warranties of VoiceStream in the Deutsche Telekom/VoiceStream merger agreement having been true and correct when the Deutsche Telekom/VoiceStream
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            merger agreement was entered into and as of the bringdown date
            (except to the extent that any representation or warranty expressly speaks as of an earlier or a later date, in which case that representation or warranty having been true and correct as of that date)


           (1) except for inaccuracies caused by changes permitted by the Deutsche Telekom/VoiceStream merger agreement; and

           (2) except for such failures which in the aggregate would not reasonably be expected to result in a material adverse effect on VoiceStream.

     - Compliance with Covenants. VoiceStream having complied in all material respects with all its agreements and covenants required by the Deutsche Telekom/VoiceStream merger agreement to be complied with by the time the Deutsche Telekom/VoiceStream merger is completed.

     Waiver of Conditions. In the event VoiceStream waives a material condition to the Deutsche Telekom/VoiceStream merger, VoiceStream will, if legally required, resolicit approval of its stockholders.

  Termination and Termination Fee


     Right to Terminate. The Deutsche Telekom/VoiceStream merger agreement may be terminated at any time before the completion of the Deutsche
Telekom/VoiceStream merger in any of the following ways:


     - by mutual written consent;

     - by either Deutsche Telekom and VoiceStream:

        -- if the Deutsche Telekom/VoiceStream merger is permanently restrained, enjoined or otherwise prohibited by a governmental order, decree, ruling or other action, and the order, decree, ruling or other action has become final and nonappealable;

        -- if in connection with the grant of a requisite regulatory approval, a burdensome condition is imposed and the ruling imposing the condition has become final and nonappealable. The meaning of "burdensome condition" is explained under "-- Important Definitions;"


        -- at any time that is not less than 15 days after any statute, rule, decree or injunction has been enacted, entered, promulgated or enforced by any governmental or regulatory authority, other than a court, that has the effect of making any of the conditions to closing described under "-- Closing Conditions -- Conditions to Each Party's Obligations to Complete the Deutsche Telekom/VoiceStream
           Merger -- Legality" and "-- Closing Conditions -- Conditions to Each Party's Obligations to Complete the Deutsche Telekom/VoiceStream Merger -- Required Regulatory Approvals" incapable of being satisfied by September 30, 2001, in the case of a termination by VoiceStream, or December 31, 2001, in the case of a termination by Deutsche Telekom; or


        -- if VoiceStream's stockholders fail to approve the Deutsche
           Telekom/VoiceStream merger at the VoiceStream special meeting.

     - by VoiceStream:

        -- if the Deutsche Telekom/VoiceStream merger is not completed by September 30, 2001, unless VoiceStream's failure to fulfill its obligations under the Deutsche Telekom/VoiceStream merger agreement caused the delay, or if any of the conditions to VoiceStream's obligation to complete the Deutsche Telekom/VoiceStream merger becomes incapable of being satisfied before that date;

        -- if Deutsche Telekom breaches or fails to perform any of its representations or covenants in any material respect and the breach or failure cannot be cured by Deutsche Telekom before September 30, 2001, or, if curable, is not cured by Deutsche Telekom within 30 days, and

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

           such breach renders any conditions to VoiceStream's obligations incapable of being satisfied by September 30, 2001; or


        -- on 48 hours notice to Deutsche Telekom, if the calculated average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment to the amount of the cash merger consideration is less than 33 euros. The calculated average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment, if necessary, will be the average trading price of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange on seven trading days randomly selected from the 15 trading days immediately preceding the date on which any tax-related adjustment determination is to be made, as described under "-- Consideration to Be Received in the Deutsche Telekom/VoiceStream Merger -- Explanation of Potential Tax-Related Adjustment to Merger Consideration."


     - by Deutsche Telekom:

        -- if the Deutsche Telekom/VoiceStream merger is not completed by December 31, 2001, unless Deutsche Telekom's failure to fulfill its obligations under the Deutsche Telekom/VoiceStream merger agreement caused the delay, or if any of the conditions to Deutsche Telekom's obligation to complete the Deutsche Telekom/VoiceStream merger becomes incapable of being satisfied before that date; or

        -- if VoiceStream breaches or fails to perform any of its representations or covenants in any material respect and the breach or failure cannot be cured by VoiceStream before December 31, 2001, or, if curable, is not cured by VoiceStream within 30 days, and such breach renders any conditions to Deutsche Telekom's obligations incapable of being satisfied by December 31, 2001.


     Should any of these potential grounds for termination occur, VoiceStream's board of directors may or may not exercise its right to terminate the Deutsche Telekom/VoiceStream merger agreement.


     - Termination Fees Payable to Deutsche Telekom. VoiceStream has agreed to pay Deutsche Telekom a termination fee of $1 billion if all three of the following events occur:

        -- after July 23, 2000 and before the VoiceStream special meeting, a proposal for certain types of alternative transactions is announced or publicly disclosed and not withdrawn;

        -- the Deutsche Telekom/VoiceStream merger agreement is terminated by either party because VoiceStream's stockholders do not approve the Deutsche Telekom/VoiceStream merger at the VoiceStream special meeting; and

        -- within six months after the termination of the Deutsche
           Telekom/VoiceStream merger agreement, VoiceStream enters into a definitive agreement with any third party with respect to certain types of alternative transactions.

     In that circumstance, VoiceStream would pay to Deutsche Telekom the termination fee no later than one business day after the signing of the definitive agreement with the third party.

     For purposes of determining whether a termination fee is payable, the term "alternative transaction" has the meaning described under "-- Offers for Alternative Transactions," except that the 20% thresholds are treated as references to "50%," and mergers or business combinations in which VoiceStream stockholders would continue to hold at least 65% of the outstanding stock of the entity surviving the transaction are not considered to be "alternative transactions".

  Expenses

     Whether or not the Deutsche Telekom/VoiceStream merger is completed, all costs and expenses incurred in connection with the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/VoiceStream merger agreement transactions will be paid by the party incurring the expense, except that Deutsche Telekom and VoiceStream will share equally the costs and expenses of filing and printing the
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Form F-4 registration statement and this document. Deutsche Telekom, VoiceStream and Powertel have each shared equally the costs and expenses of the filing fees paid under the HSR Act.

  Amendment; Waiver; Assignment


     VoiceStream, Deutsche Telekom and merger subsidiary may amend the Deutsche Telekom/VoiceStream merger agreement by written agreement prior to completion of the Deutsche Telekom/VoiceStream merger, but after VoiceStream's stockholders have approved the Deutsche Telekom/VoiceStream merger agreement, no amendment may be made which by law requires further stockholder approval without such approval being obtained.



     At any time before the Deutsche Telekom/VoiceStream merger is completed, VoiceStream, Deutsche Telekom and merger subsidiary may:


     - extend the time for the performance of any of the obligations or other acts of the others; and

     - waive any inaccuracies in the representations and warranties or compliance with any of the agreements or conditions, contained in the Deutsche Telekom/VoiceStream merger agreement or in any document delivered under the Deutsche Telekom/VoiceStream merger agreement.

     Deutsche Telekom, VoiceStream and merger subsidiary may not assign the Deutsche Telekom/VoiceStream merger agreement or any of the rights, interests or obligations under the Deutsche Telekom/VoiceStream merger agreement, in whole or in part, to any other person, without the prior written consent of the non-assigning party; except that:

     - Deutsche Telekom may assign the Deutsche Telekom/VoiceStream merger agreement to a corporation which owns more than 80% of the Deutsche Telekom ordinary shares and which succeeds to all of the rights and obligations of Deutsche Telekom under the Escrow Agency Agreement executed pursuant to the Deutsche Telekom/VoiceStream merger agreement; and

     - merger subsidiary may assign the agreement to an entity which is a direct, wholly-owned subsidiary of the entity to which Deutsche Telekom assigned the Deutsche Telekom/VoiceStream merger agreement pursuant to the immediately preceding clause.

  Important Definitions

     Burdensome Condition. As used in the Deutsche Telekom/VoiceStream merger agreement, "burdensome condition" is a condition that, individually or together with other conditions, would reasonably be expected to have a material adverse effect on Deutsche Telekom or its mobile telecommunications business, in each case assuming that the Deutsche Telekom/VoiceStream merger had been completed and VoiceStream had become a part of Deutsche Telekom or its mobile telecommunications business, and assuming that any other acquisition in the mobile telecommunication industry entered into or completed by Deutsche Telekom after July 23, 2000 had been completed.

     Material Adverse Effect. As used in the Deutsche Telekom/VoiceStream merger agreement, a "material adverse effect" on any company means any change in or effect on the business of the company and its subsidiaries that is or is reasonably likely to be materially adverse to the business, operations or financial condition of the company and its subsidiaries, taken as a whole.

     However, "material adverse effect" does not include the effects of changes or developments:

     - in the telecommunications industry, including regulatory and political conditions, that do not uniquely relate to Deutsche Telekom or VoiceStream;

     - in the U.S. or European economy;

     - in the U.S. or European securities markets; or

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

     - resulting from the announcement or the existence of the Deutsche Telekom/VoiceStream merger agreement and the transactions contemplated by the Deutsche Telekom/VoiceStream merger agreement.

     Only for purposes of the definition of "material adverse effect", some of VoiceStream's joint ventures are treated as subsidiaries of VoiceStream.

  Amendment and Restatement


     The Deutsche Telekom/VoiceStream merger agreement was originally entered into between Deutsche Telekom and VoiceStream on July 23, 2000. On September 28, 2000, the Deutsche Telekom/VoiceStream merger agreement was amended and restated primarily for the purpose of making merger subsidiary a party to the agreement and other technical changes.



     On February 8, 2001 the Deutsche Telekom/VoiceStream merger agreement was further amended and restated primarily for the purpose of permitting VoiceStream to pay a stock dividend of up to 0.0075 of a VoiceStream common share for each VoiceStream common share outstanding prior to the completion of the Deutsche Telekom/VoiceStream merger and to provide that the earliest date that the Deutsche Telekom/VoiceStream merger will be completed is May 31, 2001. This amendment also provided that if all of the conditions to completion of the merger are satisfied or waived as of a date that is earlier than May 31, 2001, including the condition that no material adverse effect on VoiceStream shall have occurred, then after that earlier date Deutsche Telekom will no longer have the ability to terminate the Deutsche Telekom/VoiceStream merger agreement because of any material adverse effect on, or any material inaccuracy in, a representation or warranty of VoiceStream.


DEUTSCHE TELEKOM'S AGREEMENTS WITH STOCKHOLDERS OF VOICESTREAM

     In connection with the execution of the Deutsche Telekom/VoiceStream merger agreement, VoiceStream stockholders who, in the aggregate, had sufficient voting power as of the VoiceStream record date to approve the Deutsche Telekom/VoiceStream merger entered into separate agreements with Deutsche Telekom under which the stockholders agreed to vote all of their VoiceStream shares in favor of the Deutsche Telekom/VoiceStream merger. We summarize the material terms of these agreements below, and this summary is qualified in its entirety by reference to the text of the agreements summarized, copies of which have been filed as exhibits to Deutsche Telekom's and VoiceStream's respective registration statements and are incorporated herein by reference.

     The following stockholders and some of their affiliates have entered into stockholder agreements with Deutsche Telekom in connection with the Deutsche Telekom/VoiceStream merger:

     Telephone and Data Systems, Inc.
     Hutchison Whampoa Ltd.
     Sonera Corporation
     John W. Stanton
     The Goldman Sachs Group, Inc.
     Richard Fields and Allen & Company, Incorporated
     Douglas G. Smith and Avance Capital
     Madison Dearborn Capital Partners, LP

  Agreement to Vote

     The agreements with Telephone & Data Systems, Inc., Hutchison Whampoa Ltd., Sonera Corporation, John W. Stanton and Goldman Sachs & Co. obligate each of them to vote all its shares in favor of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/VoiceStream merger

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

agreement and to vote all of its shares against any alternative transaction, as defined in the Deutsche Telekom/VoiceStream merger agreement and as discussed under "-- The Deutsche Telekom/ VoiceStream Merger Agreement -- Offers for Alternative Transactions," or the liquidation or winding up of VoiceStream. Each stockholder's obligation to vote in this manner applies whether or not the VoiceStream board of directors continues to recommend the Deutsche Telekom/VoiceStream merger to VoiceStream stockholders.

  Transfer Restrictions and Waiver of Rights

     Each of the stockholder agreements restricts or limits the ability of the stockholder that is a party to the agreement to sell, transfer, assign or otherwise dispose of VoiceStream common stock or, until six months after completion of the Deutsche Telekom/VoiceStream merger, Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, except with Deutsche Telekom's written consent or as expressly permitted by the stockholder agreement or pursuant to the Deutsche Telekom/VoiceStream merger agreement. In that regard, the stockholder agreements provide that:

     - unless the Deutsche Telekom/VoiceStream merger agreement has been terminated, until the later of January 1, 2001 and the date of the VoiceStream special meeting, the stockholder may not sell, transfer, pledge, assign or otherwise dispose of, any VoiceStream shares or rights that are subject to the agreement;

     - from the later of January 1, 2001 and the date of the VoiceStream special meeting, until the earlier of the completion of the Deutsche Telekom/VoiceStream merger or the termination of the Deutsche Telekom/VoiceStream merger agreement, the stockholder may sell or transfer up to an aggregate of 17.5% of the number of VoiceStream common shares that are subject to the agreement. This percentage increases to 21.25% on August 1, 2001 and to 25% on September 1, 2001 if the Deutsche Telekom/VoiceStream merger is not completed by those dates;


     - from the completion of the Deutsche Telekom/VoiceStream merger through and including the three-month anniversary of the completion of the Deutsche Telekom/VoiceStream merger, the stockholder may not sell or transfer any Deutsche Telekom ADSs, Deutsche Telekom ordinary shares or securities convertible into Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that are subject to the agreement;


     - from the day following the three month anniversary of the completion of the Deutsche Telekom/VoiceStream merger, through and including the six month anniversary of the completion of the Deutsche Telekom/VoiceStream merger, the stockholder may sell or transfer up to an aggregate of 40% of the total number of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that is subject to the agreement, as calculated pursuant to the stockholder agreements; and

     - after the six month anniversary of the completion of the Deutsche Telekom/VoiceStream merger, all sale and transfer restrictions end.

Deutsche Telekom reserves the right to waive the transfer restrictions described above at any time or from time to time.


     Each stockholder agreed to waive, until the earlier of the completion of the Deutsche Telekom/VoiceStream merger or termination of the Deutsche Telekom/VoiceStream merger agreement, any preemptive rights. In addition, each stockholder, other than Richard Fields and Allen & Company Incorporated, agreed to waive any registration rights until the earlier of:


     - the later of January 1, 2001 and the date of the VoiceStream special meeting; and


     - the termination of the Deutsche Telekom/VoiceStream merger agreement.


Mr. Fields and Allen & Company Incorporated agreed not to exercise their registration rights during a specified period of time. In November 2000 VoiceStream filed a registration statement covering the VoiceStream common shares to be delivered in connection with VoiceStream warrants held by Allen &

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Company. Each stockholder also agreed to terminate any of its existing registration rights agreements with VoiceStream effective at the completion of the Deutsche Telekom/VoiceStream merger.


     In some circumstances, if Deutsche Telekom acquires any other company for consideration in excess of $15 billion and significant stockholders of the acquired company enter into agreements with Deutsche Telekom, or could reasonably be expected to enter into agreements with Deutsche Telekom, that are more favorable to those stockholders in terms of the obligations to vote in favor of the related transaction or to refrain from selling or transferring shares, the transfer restrictions in the stockholder agreements will be modified to reflect the more favorable provisions or absence of restrictions, as the case may be.


  Registration Rights

     If the existing majority shareholders of Deutsche Telekom -- the Federal Republic of Germany and KfW -- elect to conduct a registered secondary offering of their Deutsche Telekom shares during the period from the completion of the Deutsche Telekom/VoiceStream merger through the first anniversary of the completion of the Deutsche Telekom/VoiceStream merger, Deutsche Telekom agrees to use its reasonable best efforts to obtain the agreement of the existing majority shareholders to include in such registered offering the maximum amount of Deutsche Telekom shares acquired in the Deutsche Telekom/VoiceStream merger by the VoiceStream stockholders who have entered into stockholder agreements with Deutsche Telekom. Deutsche Telekom's existing majority shareholders would have the right to determine the number of Deutsche Telekom shares of these VoiceStream stockholders which may be included in such secondary offering without adversely affecting such secondary offering, on such terms and conditions as the existing majority shareholders determine are appropriate.

  Termination


     Each of the stockholder agreements will terminate, except with respect to the transfer restrictions, which will terminate as set forth above, and the agreement to vote, which will terminate upon the earlier of the completion or termination of the Deutsche Telekom/VoiceStream merger agreement, upon the earliest to occur of:


     - the completion of the Deutsche Telekom/VoiceStream merger;

     - the termination of the Deutsche Telekom/VoiceStream merger agreement; and

     - July 23, 2002.

  No Solicitation

     Each of the stockholders agreed not to initiate or participate in, and not to authorize any representatives to initiate or participate in, discussions or negotiations regarding transactions or business combinations between VoiceStream and a company other than Deutsche Telekom, except as otherwise permitted by the Deutsche Telekom/VoiceStream merger agreement. See "-- The Deutsche Telekom/VoiceStream Merger Agreement -- Offers for Alternative Transactions."

  The Agreements with Telephone & Data Systems, Inc.


     Telephone & Data Systems, Inc. and Deutsche Telekom entered into a stockholder agreement containing the general provisions described above and two letter agreements. In addition, the parties agreed in a letter agreement dated July 23, 2000 that, in the event that the board of directors of Telephone & Data Systems determines that Telephone & Data Systems is subject to the regulations of the Investment Company Act of 1940 and Telephone & Data Systems is unsuccessful in obtaining an exemption from such regulations or is not eligible for an exemption, the restrictions on Telephone & Data Systems' right to transfer VoiceStream common shares will be modified to allow it to sell a minimum number of VoiceStream common shares that would allow Telephone & Data Systems, with a reasonable margin of safety, to avoid being characterized as an "investment company" under the Investment Company Act of 1940.


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


     Moreover, in a letter agreement dated September 19, 2000, Telephone & Data Systems and Deutsche Telekom agreed to procedures concerning Deutsche Telekom's delivery of the consideration to be paid to VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger. Deutsche Telekom agreed to take all action reasonably possible to expedite the steps necessary to issue the Deutsche Telekom ordinary shares in the Deutsche Telekom/VoiceStream merger and list those Deutsche Telekom shares on the Frankfurt Stock Exchange on or promptly after the completion of the Deutsche Telekom/VoiceStream merger. Deutsche Telekom further agreed to use its reasonable best efforts to deliver the cash portion of the merger consideration to the escrow agent prior to or immediately after the completion of the Deutsche Telekom/VoiceStream merger in immediately available funds and to cause the escrow agent to release the aggregate cash consideration payable in the Deutsche Telekom/VoiceStream merger, including the cash payable to Telephone & Data Systems, promptly upon the registration of the increase of Deutsche Telekom share capital. If possible, Deutsche Telekom will cause the cash consideration to be released on the date the Deutsche Telekom/VoiceStream merger is completed or, if this is not possible, as promptly as possible thereafter. Deutsche Telekom also agreed to instruct the escrow agent to release the share certificates for Deutsche Telekom ADSs and Deutsche Telekom ordinary shares to be issued in the Deutsche Telekom/VoiceStream merger no later than one business day after registration of the Deutsche Telekom capital increase. In addition, Deutsche Telekom agreed to use its reasonable best effects to cause the escrow agent to deliver such certificates to Telephone & Data Systems.



     On December 27, 2000, TDS transferred all of its VoiceStream common shares to TDSI Corporation, a Delaware corporation and wholly-owned subsidiary of TDS. In connection with this transfer, TDS assigned to TDSI and TDSI assumed the stockholder agreement and the two letter agreements described above.


THE DEUTSCHE TELEKOM INVESTMENT AGREEMENTS

     In connection with the Deutsche Telekom/VoiceStream merger agreement, Deutsche Telekom agreed to purchase 3,906,250 shares of a new class of voting preferred shares of VoiceStream for an aggregate purchase price of $5 billion. This purchase was completed on September 6, 2000. We summarize below the material terms of the new class of voting preferred shares and the agreements entered into in connection with the issuance and sale of those shares. The following summary is qualified in its entirety by reference to the full text of the agreements summarized, copies of which have been filed as exhibits to Deutsche Telekom's and VoiceStream's respective registration statements and are incorporated herein by reference.

  VoiceStream Voting Preferred Shares

     On July 23, 2000, the VoiceStream board of directors authorized the creation of a class of shares designated "Convertible Voting Preferred Stock," par value $0.001 per share, consisting of up to 3,906,250 shares, all of which were issued to Deutsche Telekom under the stock subscription agreement, dated July 23, 2000. See "-- Stock Subscription Agreement."

     Liquidation Preference. In the event of a liquidation or dissolution of VoiceStream, holders of shares of VoiceStream voting preferred shares will be entitled to a liquidation preference of $1,280 per share, subject to adjustment for stock splits or other comparable transactions with respect to the VoiceStream voting preferred shares, before any distribution may be made to the holders of VoiceStream common shares or junior preferred shares.


     Conversion. The VoiceStream voting preferred shares are not convertible unless the Deutsche Telekom/VoiceStream merger agreement is terminated. If the Deutsche Telekom/VoiceStream merger agreement is terminated, each VoiceStream voting preferred share will become convertible into the number of VoiceStream common shares equal to the aggregate liquidation preference of the VoiceStream voting preferred shares to be converted, divided by $160 per share, subject to adjustment for stock splits or other comparable transactions with respect to the VoiceStream voting preferred shares. Assuming no adjustment in the $1,280 liquidation preference or $160 purchase price, each VoiceStream voting preferred


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share will therefore be convertible into eight VoiceStream common shares or an aggregate of 31,250,000 VoiceStream common shares.

     Voting Rights. Holders of the VoiceStream voting preferred shares are entitled to vote together with holders of VoiceStream common shares and not as a separate class. Each VoiceStream voting preferred share is entitled to one vote. The affirmative vote of the holders of a majority of the outstanding VoiceStream voting preferred shares is necessary to adopt any amendment that will change the powers, preferences or rights of the voting preferred shares.

     Dividends. The holders of the VoiceStream voting preferred shares are entitled to receive dividends and other distributions made by VoiceStream on its capital stock to the same extent and at the same rate as dividends or distributions made in respect of VoiceStream common shares, on an as-converted-to-common shares basis.

     Redemption at Option of VoiceStream. VoiceStream may redeem the VoiceStream voting preferred shares at any time on or after December 31, 2020 at a price of $1,280 per share, subject to adjustment for stock splits or other comparable transactions with respect to the VoiceStream voting preferred shares. However, VoiceStream will not be permitted to redeem the VoiceStream voting preferred shares if VoiceStream is insolvent, will be rendered insolvent by the redemption, or is prohibited by law or agreement from redeeming the VoiceStream voting preferred shares.

     Redemption at Option of Holder. Any holder of VoiceStream voting preferred shares may require VoiceStream to redeem all of the VoiceStream voting preferred shares owned by the holder at any time within the six months following December 31, 2030 at a price of $1,280 per share, subject to adjustment for stock splits or other comparable transactions with respect to the VoiceStream voting preferred shares. However, VoiceStream will not be permitted to redeem the VoiceStream voting preferred shares if VoiceStream is insolvent, will be rendered insolvent by the redemption, or is prohibited by law or agreement from redeeming the VoiceStream voting preferred shares.

     Transfer Restriction. Unless the Deutsche Telekom/VoiceStream merger agreement is terminated, VoiceStream voting preferred shares are only transferable to a controlled subsidiary of the holder.

     Rank. This new class of voting preferred shares will, with respect to rights on liquidation or dissolution, rank senior to VoiceStream's common shares and the 2 1/2% convertible junior preferred shares and junior to any series or class of VoiceStream's preferred shares.

  Stock Subscription Agreement

     The stock subscription agreement provides that, for so long as Deutsche Telekom owns any of the VoiceStream voting preferred shares, Deutsche Telekom agrees that if it takes any action which would cause VoiceStream to exceed the broadband Commercial Mobile Radio Service spectrum aggregation limits under U.S. federal communications laws, it will take appropriate remedial action, including causing its designee, if it has one, to resign from the VoiceStream board of directors and/or disposing of shares of VoiceStream common shares or voting preferred shares.

  Investor Agreement

     In connection with Deutsche Telekom's agreement to purchase VoiceStream voting preferred stock, VoiceStream and Deutsche Telekom have entered into an Investor Agreement, dated as of July 23, 2000, which became effective on September 6, 2000, when Deutsche Telekom first purchased such shares.

     Standstill. Under the investor agreement, unless a standstill termination event, which is described below, has occurred, until the fifth anniversary of the investor agreement, Deutsche Telekom and its affiliates may not do the following, subject to certain exceptions described below:

     - acquire or agree to acquire any VoiceStream voting securities which would increase Deutsche Telekom's voting power above the threshold percentage described below;

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     - solicit proxies with respect to the VoiceStream voting securities or become a participant in any election contest relating to the election of directors of VoiceStream; or

     - act in concert with any person for the purpose of effecting a transaction which would result in a change of control of VoiceStream.

     The standstill provisions described above do not apply to the Deutsche Telekom/VoiceStream merger and do not apply in the following specific circumstances:

     - if any person acquires or makes a bona fide offer to acquire voting securities of VoiceStream which, when added to the number of voting securities already owned by such person, exceeds or would exceed the threshold percentage; or

     - if Deutsche Telekom makes a tender offer for, or acquires, VoiceStream voting securities, with the approval of a majority of the directors of VoiceStream who are not Deutsche Telekom designees.

     "Standstill termination event" means the date on which the first of the following occurs:

     - Deutsche Telekom and its affiliates beneficially own less than 5% or more than 90% of the outstanding voting securities of VoiceStream; or

     - the acquisition, by a party other than Deutsche Telekom or its affiliates, of more than 50% of the VoiceStream voting securities, a sale of substantially all the assets of VoiceStream or the liquidation or dissolution of VoiceStream.

     "Threshold percentage" means, subject to adjustment:

     - 33% from the date of the investor agreement until the second anniversary of the closing of the subscription agreement;

     - 36% from the second anniversary of the closing of the subscription agreement until the third anniversary of the closing of the subscription agreement; and

     - 40% from the third anniversary of the closing of the subscription agreement until the fifth anniversary of the closing of the subscription agreement.

     Transfer Restrictions. Unless the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/VoiceStream merger is completed, Deutsche Telekom and its affiliates may not transfer any VoiceStream voting preferred shares. Deutsche Telekom may sell or transfer any VoiceStream common shares it owns, including shares acquired on conversion of voting preferred shares, as follows:

     - Deutsche Telekom may transfer its VoiceStream common shares, but not its rights and obligations under the investor agreement, to any buyer or transferee; or

     - Deutsche Telekom may transfer its VoiceStream common shares together with its rights and obligations under the investor agreement to any transferee that is more than 40% owned by Deutsche Telekom, of which Deutsche Telekom and its affiliates are the largest shareholder and which agrees to be bound by the investor agreement, or to any other transferee if a majority of the directors of VoiceStream who are not Deutsche Telekom designees approve the transfer.

     Partial Pre-emptive Rights. If VoiceStream proposes to issue any voting equity securities, Deutsche Telekom will have the right to purchase a portion of those securities up to the percentage, calculated on a fully diluted basis, of VoiceStream common shares owned by Deutsche Telekom at the time of the proposed offering, on the terms and conditions VoiceStream proposes to offer those securities to other persons. Deutsche Telekom's preemptive rights do not apply to an issuance of equity securities by VoiceStream in connection with a stock dividend, merger, employee stock option or public offering.

     Registration Rights. VoiceStream has granted registration rights to Deutsche Telekom with respect to any VoiceStream common shares Deutsche Telekom acquires on conversion of the VoiceStream voting preferred shares or otherwise. If the Deutsche Telekom/VoiceStream merger agreement is terminated, then beginning 45 days after termination Deutsche Telekom will have the right to demand registration of

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its shares on up to eight occasions as long as each occasion relates to registration of shares having a minimum aggregate sales price of $25 million. Deutsche Telekom may make no more than two demands in any 12-month period. Deutsche Telekom also has the right to an unlimited number of piggyback registrations, subject to customary cutback provisions.

FIRST AMENDED AND RESTATED VOTING AGREEMENT


     The principal stockholders of VoiceStream are parties to an existing agreement which governs their voting of VoiceStream securities. In connection with Deutsche Telekom's agreement to purchase VoiceStream voting preferred shares, the parties to the existing voting agreement and Deutsche Telekom entered into the First Amended and Restated Voting Agreement, dated as of July 23, 2000. On December 27, 2000, TDS assigned to TDSI, its wholly-owned subsidiary, and TDSI assumed, the existing voting agreement and the amended voting agreement. The amended voting agreement will become effective if Deutsche Telekom converts all of its VoiceStream voting preferred shares into VoiceStream common shares, which can only happen if the Deutsche Telekom/VoiceStream merger agreement is terminated. We summarize the material terms of the amended voting agreement below, and this summary is qualified in its entirety by reference to the text of the agreement, a copy of which has been filed as an exhibit to Deutsche Telekom's and VoiceStream's respective registration statements and is incorporated herein by reference.


     The amended voting agreement will provide that the parties will agree to vote their VoiceStream common shares for the election of a VoiceStream board of directors consisting of 19 members, subject to adjustments, designated as follows:

     (1) Mr. Stanton, as long as he is the chief executive officer of VoiceStream;

     (2) One member designated by Mr. Stanton, so long as he, or entities affiliated with him, beneficially owns at least 4,500,000 VoiceStream common shares;

     (3) Four members designated by Hutchison PCS (USA) and its affiliated entities, which may be increased or decreased depending upon increases or reductions in Hutchison PCS (USA)'s percentage ownership of outstanding VoiceStream common shares, including VoiceStream common shares issuable to Hutchison PCS (USA) upon conversion of VoiceStream's 2.5% convertible junior preferred shares;

     (4) One member designated by The Goldman Sachs Group, Inc. and its affiliated entities, so long as the Goldman Sachs entities beneficially own at least 4,500,000 VoiceStream common shares;

     (5) Four members who were members of the Omnipoint board of directors prior to VoiceStream's acquisition of Omnipoint and who were selected by Omnipoint to serve during the period from the completion of the Omnipoint acquisition until the second annual meeting of stockholders of VoiceStream following the completion of VoiceStream's acquisition of Omnipoint. Omnipoint has designated the following persons to serve as directors: Douglas G. Smith, Richard L. Fields, James N. Perry, Jr. and James J. Ross;

     (6) One member designated by Sonera Corporation and its affiliated entities, subject to the approval of VoiceStream, which approval may not be unreasonably withheld, so long as Sonera Corporation entities beneficially own at least 4,500,000 VoiceStream common shares. If Sonera Corporation beneficially owns more than 9,800,000 VoiceStream common shares and Telephone & Data Systems beneficially owns less than 4,500,000 VoiceStream common shares, Sonera Corporation will be entitled to designate two directors;

     (7) One member designated by Telephone & Data Systems and its affiliated entities who is not affiliated with Telephone & Data Systems, subject to the approval of VoiceStream, which approval may not be unreasonably withheld, so long as the Telephone & Data Systems entities beneficially own at least 4,500,000 VoiceStream common shares. If Telephone & Data Systems beneficially owns more than 9,800,000 VoiceStream common shares and Sonera Corporation beneficially owns less than 4,500,000 VoiceStream common shares, Telephone & Data Systems will be entitled to designate two directors;

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     (8)  Two members designated by Deutsche Telekom and its affiliated entities, subject to the approval of VoiceStream, which approval may not be unreasonably withheld, so long as the Deutsche Telekom entities beneficially own at least 9,800,000 VoiceStream common shares. If Deutsche Telekom beneficially owns at least 4,500,000 VoiceStream common shares but less than 9,800,000 VoiceStream common shares, Deutsche Telekom will be entitled to designate only one director;

     (9) The then President of VoiceStream;

     (10) The then Vice Chairman of VoiceStream; and

     (11) The remaining members, if any, of the board to be selected by a majority of the persons designated as described in (1), (2), (4), (9) and (10) above.


     In connection with the VoiceStream/Powertel merger, the largest of VoiceStream's principal stockholders, including Deutsche Telekom, entered in agreements, described in more detail under "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- VoiceStream's Agreements with Stockholders of Powertel," providing that the stockholders who are parties to those agreements will vote the VoiceStream common shares, or in the case of Deutsche Telekom, voting preferred shares, they own in favor of the election to the VoiceStream board of directors of one nominee chosen by Powertel and acceptable to VoiceStream. These agreements will not be effective until the Deutsche Telekom/VoiceStream merger is terminated and the VoiceStream/Powertel merger is completed.


AGREEMENTS WITH JOINT VENTURE PARTNERS OF VOICESTREAM

     In connection with the execution of the Deutsche Telekom/VoiceStream merger agreement, Deutsche Telekom and VoiceStream entered into agreements with some of VoiceStream's joint venture partners. We summarize the material terms of these agreements below, and this summary is qualified in its entirety by reference to the text of the agreements summarized, copies of which have been filed as exhibits to Deutsche Telekom's and VoiceStream's respective registration statements and are incorporated herein by reference.


     Under agreements with two wholly-owned subsidiaries of Cook Inlet Region, Inc., with affiliates of Providence Equity Partners Inc. and with SSPCS Corporation, Deutsche Telekom agreed to assume on the date the Deutsche Telekom/VoiceStream merger is completed various VoiceStream obligations relating to Cook Inlet Region's, Providence's and SSPCS' rights to exchange certain partnership and limited liability company interests for VoiceStream common shares. The subsidiaries of Cook Inlet Region and SSPCS exchanged their interests for VoiceStream common shares in December 2000. In connection with the exchange, Cook Inlet Region entered into a separate voting agreement, to vote the VoiceStream common shares it acquired as a result of this exchange in favor of the Deutsche Telekom/VoiceStream merger.



     In connection with the Deutsche Telekom/VoiceStream merger agreement, Providence also entered into an agreement with VoiceStream and Western Wireless amending an existing agreement under which Providence had a right to exchange certain partnership interests for Western Wireless common shares. In the new agreement, VoiceStream and Western Wireless agreed to purchase for $20 million Providence's right to exchange for Western Wireless common shares and granted Providence the right to exchange its partnership interests for 321,334 VoiceStream common shares. Providence also entered into an exchange rights agreement with VoiceStream that amended a prior agreement pursuant to which Providence had the right to exchange its membership interest in a certain limited liability company into a variable number of VoiceStream common shares, based on the fair market value of Providence's membership interest at the time of the exchange. The new exchange rights agreement fixes the number of VoiceStream common shares Providence would receive for its limited liability company interest at 4,000,000 VoiceStream common shares.


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   SUMMARY OF DEUTSCHE TELEKOM/POWERTEL AND VOICESTREAM/POWERTEL TRANSACTION
                                   DOCUMENTS

THE DEUTSCHE TELEKOM/POWERTEL MERGER AGREEMENT


     The following is a summary of the material provisions of the Deutsche Telekom/Powertel merger agreement. This summary is qualified in its entirety by reference to the Deutsche Telekom/Powertel merger agreement, a copy of which is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. Powertel stockholders are urged to read the Deutsche Telekom/Powertel merger agreement in its entirety, as it is the legal document governing the Deutsche Telekom/Powertel merger.


  The Deutsche Telekom/Powertel Merger

     A Delaware corporation formed by Deutsche Telekom will merge with and into Powertel, and, as a result, Powertel will become a wholly-owned subsidiary of Deutsche Telekom.

  Effective Time and Timing of Closing


     The Deutsche Telekom/Powertel merger will be completed and become effective when Powertel files a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger in accordance with Delaware law. We expect the Deutsche Telekom/Powertel merger to become effective on the same day as the closing of the Deutsche Telekom/ Powertel merger. The closing of the Deutsche Telekom/Powertel merger will take place on the later of:



     - May 31, 2001; and



     - the fifth business day after the conditions to the Deutsche Telekom/Powertel merger have been satisfied or waived, or on such other date as Deutsche Telekom and Powertel may agree.


In addition, on the closing date of the Deutsche Telekom/Powertel merger or as soon as possible after the closing date, Deutsche Telekom and Powertel will undertake a number of additional actions, including making filings with regulatory and stock exchange authorities, necessary to permit the issuance of the merger consideration under German laws and regulations and the rules of the Frankfurt Stock Exchange.


  Consideration To Be Received in the Deutsche Telekom/Powertel Merger


     In the Deutsche Telekom/Powertel merger, holders of Powertel common shares will receive 2.6353 Deutsche Telekom shares for each of their Powertel common shares. We refer to the number of Deutsche Telekom shares to be received for each Powertel common share as the "common share exchange ratio". Holders of Powertel's Series A preferred shares and Series B preferred shares will receive
121.9294 Deutsche Telekom shares for each of their Powertel Series A preferred shares and Series B preferred shares. Holders of Powertel's Series D preferred shares will receive 93.0106 Deutsche Telekom shares for each of their Powertel Series D preferred shares. Holders of Powertel's Series E preferred shares and Series F preferred shares will receive 179.5979 Deutsche Telekom shares for each of their Powertel Series E preferred shares and Series F preferred shares, plus a number of Deutsche Telekom shares equal to the product of:

     - the number of Powertel common shares representing accrued or declared but unpaid dividends on each Powertel Series E or Series F preferred share, calculated as if the date of the completion of the Deutsche Telekom/Powertel merger were a dividend payment date multiplied by

     - the common share exchange ratio.


     All of the exchange ratios described above are subject to adjustments as described below. We refer to the number of Deutsche Telekom shares a Powertel stockholder, optionholder or warrantholder will receive in the Deutsche Telekom/Powertel merger in exchange for its Powertel common shares, preferred shares, warrants or options, as the case may be, as an "exchange ratio". The exchange ratios applicable to the

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outstanding Powertel preferred shares, options and warrants are based on the number of Deutsche Telekom shares a holder of those Powertel preferred shares, options or warrants would have received in the Deutsche Telekom/Powertel merger had such holder converted its Powertel preferred shares into Powertel common shares or exercised its Powertel options or warrants for Powertel common shares on the date of the Deutsche Telekom/Powertel merger agreement. As discussed more fully below, the exchange ratio with respect to a particular class of Powertel shares, options or warrants is a fixed number of Deutsche Telekom shares, but is subject to adjustments.


     You will receive Deutsche Telekom shares in the form of Deutsche Telekom ADSs, which trade principally on the NYSE under the symbol "DT", or, if you prefer, in the form of Deutsche Telekom ordinary shares, which are traded on the Frankfurt Stock Exchange under the symbol "DTE".


     Adjustments to Exchange Ratios if Maximum Share Amount is Exceeded. Each exchange ratio was determined assuming that at the time the Deutsche Telekom/Powertel merger is completed, the aggregate number of Powertel common shares outstanding on a fully diluted basis and adjusted for specific commitments to issue Powertel common shares, excluding Powertel common shares issuable as dividends after August 26, 2000 on Series E preferred shares and Series F preferred shares, will not exceed the "maximum share amount." In this document we refer to this aggregate number of Powertel common shares as the "adjusted fully diluted shares amount." The maximum share amount is 55,742,000 or, if the stock dividend permitted under the Deutsche Telekom/Powertel merger agreement is paid, 56,160,000, and may be reduced as set forth in the Deutsche Telekom/Powertel merger agreement. Each exchange ratio is subject to adjustment in the event that the adjusted fully diluted shares amount as of the date the Deutsche Telekom/Powertel merger is completed exceeds the maximum share amount. In the event of an adjustment, the effect will be to cap the number of Deutsche Telekom shares that will be issued in the Deutsche Telekom/Powertel merger and to reduce the number of Deutsche Telekom shares to be received by Powertel stockholders, optionholders and warrantholders in the Deutsche Telekom/Powertel merger in exchange for each of their Powertel common shares or Powertel preferred shares, as the case may be. We illustrate below how the adjustment mechanism will be used.


     - Step 1. Derive the adjusted fully diluted shares amount: The adjusted fully diluted shares amount is the sum of the number of outstanding Powertel common shares, less the number of shares issuable as dividends after August 26, 2000 on the Series E preferred shares and Series F preferred shares, plus

        -- the number of Powertel common shares issuable upon conversion of the Powertel preferred shares;

        -- the number of Powertel common shares issuable pursuant to the exercise of Powertel stock options and Powertel warrants;

        -- the number of Powertel common shares issuable pursuant to Powertel restricted stock awards;

        -- the number of Powertel common shares issuable pursuant to the exercise of the put rights held by Sonera Holding B.V. and Eliska Wireless Investors, unless such rights have been terminated;

        -- the number of Powertel common shares issuable pursuant to the stock purchase agreement between Powertel and Sonera Holding B.V., unless this stock purchase agreement has been terminated;

        -- the number of Powertel common shares issuable pursuant to the exercise of any stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any Powertel shares; and

        -- the number of any other Powertel common shares outstanding and Powertel common shares issuable pursuant to any other securities outstanding, which are convertible into, or exercisable or exchangeable for, Powertel common shares.

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


     - Step 2. Derive the adjustment factor: The adjustment factor is a fraction (a) the numerator of which is 55,742,000, as it may be adjusted in accordance with the Deutsche Telekom/Powertel merger agreement, and
       (b) the denominator of which is the adjusted fully diluted shares amount.


     - Step 3. Derive the adjusted exchange ratios: Each exchange ratio will be reduced by multiplying such exchange ratio by the adjustment factor.

     - Step 4. Derive the adjusted stock consideration: Each outstanding Powertel common share, each Powertel common share issuable upon the exercise of outstanding Powertel warrants and Powertel stock options and each Powertel preferred share will then be converted in the Deutsche Telekom/Powertel merger into the right to receive a number of Deutsche Telekom shares equal to the adjusted exchange ratio calculated pursuant to Step 3.


     Example. If the adjusted fully diluted shares amount exceeds 55,742,000, as it may be adjusted in accordance with the Deutsche Telekom/Powertel merger agreement, we would calculate the number of Deutsche Telekom shares into which each Powertel share will be converted as illustrated above. Assuming that the adjusted fully diluted shares amount is 55,795,000, then the adjustment factor would be 0.9991. If you own 100 Powertel common shares under these circumstances, you would receive the amount of Deutsche Telekom shares equal to
2.6353 multiplied by 0.9991, multiplied by the number of shares you hold, or 100, for a total of 263 shares, plus cash for 0.29 of a Deutsche Telekom share.


     Powertel stockholders will not receive fractional Deutsche Telekom shares and instead will receive a cash payment representing the net proceeds from the sale of the fractional Deutsche Telekom shares. The treatment of fractional Deutsche Telekom shares is described under "-- Election and Exchange of Certificates Representing Powertel Shares."


  Adjustment in Connection with Permitted Dividends



     Under the Deutsche Telekom/Powertel merger agreement, Powertel may declare and pay before the completion of the Deutsche Telekom/Powertel merger a stock dividend of not more than 0.0075 of a Powertel common share for each Powertel common share outstanding. The conversion or exercise terms of Powertel's or its subsidiaries' options, warrants, preferred securities or other rights or securities convertible into Powertel common shares will be adjusted according to the terms of the documents governing those securities.



     If Powertel declares and pays a stock dividend of 0.0075 of a Powertel common share for each outstanding Powertel common share prior to the completion of the Deutsche Telekom/Powertel merger, the exchange ratios of the Powertel preferred shares will be adjusted as follows:



     - Holders of Powertel's Series A preferred shares and Series B preferred shares will receive 122.8439 Deutsche Telekom shares for each of their Powertel Series A preferred shares and Series B preferred shares.



     - Holders of Powertel's Series D preferred shares will receive 93.7082 Deutsche Telekom shares for each of their Powertel Series D preferred shares.



     - Holders of Powertel's Series E preferred shares and Series F preferred shares will receive 180.9449 Deutsche Telekom shares for each of their Powertel Series E preferred shares and Series F preferred shares, plus a number of Deutsche Telekom shares equal to the product of:



        -- the number of Powertel common shares representing accrued or declared but unpaid dividends on each Powertel Series E or Series F preferred share, calculated as if the date of the completion of the Deutsche Telekom/Powertel merger were a dividend payment date multiplied by



        -- the common share exchange ratio.


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     Other Potential Adjustments.  The amount and form of the merger consideration will be adjusted in the event that before the completion of the Deutsche Telekom/Powertel merger:

     - a reclassification, split-up, stock-split, reverse stock-split, stock dividend, stock combination, recapitalization, redenomination of share capital, merger or similar transaction or an exchange offer causes a change to the Deutsche Telekom ordinary shares outstanding, or the number of Deutsche Telekom ordinary shares represented by a Deutsche Telekom ADS is changed; or

     - all of the outstanding Deutsche Telekom ordinary shares, or more than 80% of the outstanding Deutsche Telekom ordinary shares pursuant to an exchange offer for all outstanding Deutsche Telekom shares, are changed into or exchanged for a different number or kind of shares of Deutsche Telekom, or into shares of another entity owning more than 80% of the Deutsche Telekom ordinary shares.

     For example, if prior to completion of the Deutsche Telekom/Powertel merger, Deutsche Telekom, in order to facilitate future acquisitions, were to establish a new German holding company that acquired through an exchange offer more than 80% of the outstanding Deutsche Telekom shares, holders of Powertel common shares would receive shares of the new holding company instead of Deutsche Telekom shares in the Deutsche Telekom/Powertel merger.

  Treatment of Powertel Warrants


     If any of the warrants granted pursuant to the warrant agreement dated February 7, 1996 between Powertel and Bankers Trust Company, as warrant agent, have not been exercised before the Deutsche Telekom/Powertel merger becomes effective and a holder of warrants becomes entitled, upon exercise of the warrants, to the merger consideration at any time after the Deutsche Telekom/Powertel merger, any Deutsche Telekom ordinary shares to which such holder becomes entitled will be issued from a special trust established for the benefit of such warrant holders. Any cash to which such holder becomes entitled will be paid by Deutsche Telekom.


  Treatment of Eliska Put Rights

     If Sonera Holding B.V. or Eliska Wireless Investors, who we collectively refer to as the "Eliska Partners," receive Powertel common shares before the Deutsche Telekom/Powertel merger is completed as a result of exercising their rights to exchange interests in an affiliate of Eliska Wireless for Powertel common shares, such Eliska Partners will have all the rights with respect to those Powertel common shares which a Powertel stockholder has.

     To the extent that any of the Eliska Partners has not received Powertel common shares before the Deutsche Telekom/Powertel merger is completed in respect of their exchange rights, those Eliska Partners will be entitled to receive the consideration that they are entitled to receive pursuant to their exchange rights.

     To the extent that any of the Eliska Partners are entitled to receive Deutsche Telekom shares on or after the date the Deutsche Telekom/Powertel merger is completed, the Deutsche Telekom shares will be delivered from a special trust established for the benefit of such Eliska Partners, and any cash to which such Eliska Partners become entitled will be paid by Deutsche Telekom.

  Election and Exchange of Certificates Representing Powertel Shares

     Deutsche Telekom will appoint an escrow agent to serve in connection with the Deutsche Telekom/Powertel merger. Shortly after the Deutsche Telekom/Powertel merger is completed, Deutsche Telekom and Powertel intend to mail, or cause the escrow agent to mail, to each registered holder of Powertel common shares and Powertel preferred shares a letter of transmittal which the holder must properly complete and deliver to the escrow agent with the holder's stock certificates.

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     The escrow agent will exchange certificates representing Powertel shares for American depositary receipts representing Deutsche Telekom ADSs or, if a Powertel stockholder properly elects, certificates representing Deutsche Telekom ordinary shares. The letter of transmittal mailed to Powertel stockholders will contain an "ordinary share election" form which can be used by a stockholder to elect to receive merger consideration in Deutsche Telekom ordinary shares.

     After a record holder of Powertel shares delivers certificates for those shares and a properly completed letter of transmittal to the escrow agent, the escrow agent will deliver to the holder:

     - the number of whole Deutsche Telekom ADSs or Deutsche Telekom ordinary shares included in the merger consideration in respect of such Powertel shares; and

     - after giving effect to any required tax withholdings, a check in the amount of:

        -- cash in lieu of any fractional interest in Deutsche Telekom ADSs or Deutsche Telekom ordinary shares on the terms described below, plus

        -- any cash dividends or other distributions that the holder has the right to receive, including dividends or other distributions payable with respect to the holders of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares with a record date after the completion of the Deutsche Telekom/Powertel merger and a payment date on or before the date the holder properly delivers Powertel stock certificates to the escrow agent.

     The escrow agent will not deliver fractional Deutsche Telekom ADSs or fractional Deutsche Telekom ordinary shares in connection with the Deutsche Telekom/Powertel merger. Instead, each holder of Powertel shares exchanged in the Deutsche Telekom/Powertel merger who would otherwise have received a fraction of a Deutsche Telekom ADS or Deutsche Telekom ordinary share will be entitled to receive a cash payment representing that holder's proportionate interest in the net proceeds from the sale by the escrow agent of the aggregate of the fractions of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares that would otherwise be issued. The escrow agent will execute the sale of those Deutsche Telekom ADSs and Deutsche Telekom ordinary shares on the NYSE and the Frankfurt Stock Exchange, respectively. Deutsche Telekom will pay all commissions, transfer taxes and out-of-pocket costs, including the expenses and compensation of the escrow agent, incurred in connection with the sale of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

     Powertel shares that are surrendered to the escrow agent will be canceled. No interest will be paid or accrued on any amount payable to holders of Powertel shares. In addition, no holder of Powertel shares will receive any dividends or other distributions with respect to Deutsche Telekom ADSs or Deutsche Telekom ordinary shares to which the holder is entitled under the Deutsche Telekom/Powertel merger agreement until that holder's Powertel stock certificate is surrendered to the escrow agent with a properly completed letter of transmittal.

     If any Deutsche Telekom ADSs or Deutsche Telekom ordinary shares are to be delivered to a person other than the registered holder of the Powertel shares represented by the certificates surrendered to the escrow agent:

     - those Powertel stock certificates must be properly endorsed or otherwise be in proper form for transfer; and

     - the person requesting the delivery must pay to the escrow agent any transfer or other taxes required as a result of delivery to a person other than the registered holder, or establish to the satisfaction of the escrow agent that such tax has been paid or is not payable.

  Treatment of Powertel Options and Restricted Stock

     Powertel Options. If the Deutsche Telekom/Powertel merger is completed, each outstanding Powertel stock option will be converted into an option to acquire, from a trust established for the benefit of holders of Powertel stock options, that number of Deutsche Telekom shares determined by multiplying the

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maximum number of Powertel common shares subject to the Powertel stock option by the Powertel common share exchange ratio, rounded if necessary to the nearest whole Deutsche Telekom ordinary share. The Powertel common share exchange ratio is subject to adjustment as described under "-- Consideration To Be Received in the Deutsche Telekom/Powertel Merger." The exercise price per Deutsche Telekom ordinary share for each of these options will be the exercise price per Powertel common share applicable to that option immediately prior to the completion of the Deutsche Telekom/ Powertel merger divided by the common share exchange ratio. The replacement options will generally have the same terms and conditions as were applicable under the Powertel option plans.


     Powertel Restricted Stock. At the time the Deutsche Telekom/Powertel merger is completed, the Powertel restricted stock plan will terminate and any unvested Powertel restricted stock awards will become fully vested, except as otherwise provided in the individual restricted stock award agreements.

  Dissenting Shares

     If appraisal rights for any Powertel preferred shares are perfected by any holder of preferred shares, then those shares will be treated as described under "The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel
Merger -- Appraisal Rights."

  Representations and Warranties

     The Deutsche Telekom/Powertel merger agreement contains a number of representations and warranties made by Powertel and Deutsche Telekom to each other, including those regarding:

     - due organization, good standing and qualification;

     - capital structure;

     - corporate authority to enter into the Deutsche Telekom/Powertel merger agreement and lack of conflicts with corporate governance documents, contracts or laws;

     - governmental filings;

     - accuracy of SEC reports, financial statements and information provided for inclusion in this document and certain other filings by the parties;

     - absence of certain material changes or events since December 31, 1999;

     - permits and licenses;

     - compliance with laws;

     - tax matters, including the absence of facts inconsistent with the qualification of the Deutsche Telekom/Powertel merger as a reorganization under Section 368(a) of the U.S. tax code;

     - absence of undisclosed liabilities and pending litigation;

     - finders' or brokers' fees; and

     - the vote necessary to approve the Deutsche Telekom/Powertel merger agreement.

     In addition, Powertel made representations and warranties to Deutsche Telekom as to:

     - employee benefit plans;

     - employees and employment practices;

     - Section 203 of the Delaware General Corporation Law and other anti-takeover laws enacted under Georgia or Delaware law applicable to Powertel;

     - intellectual property;

     - the receipt of a fairness opinion from a financial advisor;

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     - material contracts; and

     - absence of affiliate transactions.

In addition, the Deutsche Telekom/Powertel merger agreement contains representations and warranties made by the merger subsidiary to Powertel regarding some of the above matters.

  Conduct of Business Pending the Deutsche Telekom/Powertel Merger

     Covenants of Powertel. Except as contemplated by the Deutsche Telekom/Powertel merger agreement or the VoiceStream/Powertel merger agreement, Powertel has agreed that, until the earlier of the completion of the Deutsche Telekom/Powertel merger or the termination of the Deutsche Telekom/Powertel merger agreement, it will carry on its and its subsidiaries' business in the ordinary course in all material respects. Until the Deutsche Telekom/Powertel merger is completed or the Deutsche Telekom/Powertel merger agreement is terminated, Powertel and its subsidiaries will not take the actions listed in the Deutsche Telekom/Powertel merger agreement, which includes the following actions, without Deutsche Telekom's prior written consent, except under limited exceptions specified in the Deutsche Telekom/Powertel merger agreement:

     - declare, set aside or pay dividends on, or make distributions in respect of, Powertel shares or split, combine or reclassify any outstanding Powertel shares;

     - redeem or repurchase any Powertel shares, except as required by Powertel's certificate of incorporation or the Powertel stock option plans;

     - issue, deliver, pledge, sell or encumber any Powertel shares or any options or other rights to acquire those shares;

      - Important Exception:

        -- Powertel may issue Powertel common shares upon the closing of the acquisition of substantially all of the assets of DiGiPH PCS, Inc. and its affiliates by Eliska Wireless Ventures, which in this document we refer to as the "DiGiPH transaction," and the performance of the agreements entered into in connection with the DiGiPH transaction, including the stock purchase agreement between Powertel and Sonera Holding B.V., the put agreement dated May 30, 2000 between Powertel, Eliska Wireless Investors and Sonera Holding B.V. and the put agreement dated May 30, 2000 between Powertel and Sonera Holding B.V.; or otherwise pursuant to previously disclosed contractual obligations existing prior to the execution of the Deutsche Telekom/Powertel merger agreement; and

        -- Powertel may issue rights to acquire Powertel shares and may issue shares pursuant to such rights for an aggregate of 575,000 Powertel common shares pursuant to annual incentive grants, grants to newly hired employees and grants to be made pursuant to the DiGiPH transaction;

     - adopt, amend or propose to amend any stockholder rights plan or related rights plan;

     - acquire any business, corporation or partnership, or substantially all of the assets of any of the foregoing;

       - Important Exceptions:

          -- Powertel is permitted to enter into acquisition transactions which involve individually, or in the aggregate, a purchase price of $500,000 or less without Deutsche Telekom's consent;

          -- Powertel is permitted to make capital expenditures in accordance with its capital budget for the fiscal years 2000 and 2001; and

          -- Powertel may enter into transactions in connection with the DiGiPH transaction;

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     - authorize or make capital expenditures other than those for less than the aggregate annual amount contained in Powertel's capital budget for the years 2000 and 2001:

     - sell, lease, encumber or otherwise dispose of any of its assets;

     - enter into employment or severance agreements with, or establish any new benefit plan, other than in the ordinary course of business consistent with its past practice or amend any existing Powertel benefit plan or take any action inconsistent with the cash bonus, retention bonus, incentive bonus, severance, equity awards and other plans set out in the Deutsche Telekom/Powertel merger agreement, which are described in more detail below;

     - increase the compensation or reimbursement allowances payable to an officer or director;

     - make any awards under an existing Powertel benefit plan for the benefit of any director, officer or employee, except in the ordinary course of business consistent with past practices;

     - except as required by a change in law or U.S. GAAP, make any change in its method of accounting or its fiscal year;

     - enter into, modify or amend in any material respect or terminate any material contract or agreement to which Powertel is a party, or waive, release or assign any material rights or claims;

     - amend any term of any of its outstanding securities in any material respect;

     - adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

     - incur or guarantee material indebtedness, including refinancing existing indebtedness;

     - create, incur, assume or allow to exist material liens upon any property or assets, except for liens arising in the ordinary course of business or to secure indebtedness or arising by operation of law;

     - guaranty any indebtedness, leases, dividends or other third party obligations;

     - make any loan or capital contributions to or investment in any person, other than loans, capital contributions or investments made in the ordinary course of business, as required in connection with the DiGiPH transaction, or made to wholly-owned subsidiaries;

     - enter into any agreement that materially restricts Powertel, or after completion of the Deutsche Telekom/Powertel merger could materially restrict Deutsche Telekom or the surviving corporation from engaging in the business of providing wireless telecommunications services or developing wireless telecommunications technology anywhere in the world, or otherwise from engaging in any other business;

     - settle, or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim;

     - make any material tax election or enter into any settlement or compromise of any material tax liability;

     - take action that could reasonably be expected to make any representation or warranty of Powertel under the Deutsche Telekom/Powertel merger agreement inaccurate and have a material adverse effect on Powertel at the completion of the Deutsche Telekom/Powertel merger;

     - adopt, amend or propose to amend any Powertel benefit plans or make any discretionary contributions to any Powertel benefit plan which is also an "employee pension benefit plan" or "employee welfare benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended, other than as required by law or as may be required to maintain compliance with the U.S. tax code and except for other limited exceptions;

     - file any amended tax returns if the result would be a material increase in Powertel's tax liability;

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     - take action that would reasonably be expected to materially impair or delay obtaining the necessary regulatory approvals to complete the Deutsche Telekom/Powertel merger;

     - take any action that would be reasonably likely to prevent or impede the Deutsche Telekom/Powertel merger from qualifying as a reorganization under Section 368(a) of the U.S. tax code or cause the stockholders of Powertel to recognize gain in the Deutsche Telekom/Powertel merger under
       Section 367(a)(1) of the U.S. tax code;

     - take any action that would cause the Powertel common shares to cease to be quoted on the Nasdaq Stock Market;

     - during the five business days prior to the completion of the Deutsche Telekom/Powertel merger, take or omit to take any action that could increase the number of Powertel shares outstanding on a fully diluted basis; and

     - enter into any contract, agreement or arrangement to do any of the foregoing.

     Covenants of Deutsche Telekom. Except as contemplated by the Deutsche Telekom/Powertel merger agreement, Deutsche Telekom has agreed that until the Deutsche Telekom/Powertel merger is completed, Deutsche Telekom and its subsidiaries will not take the actions listed in the Deutsche Telekom/Powertel merger agreement, which includes the following actions, without Powertel's prior written consent:

     - except for the purpose of using or increasing Deutsche Telekom's authorized capital or as necessary for the conduct of its business, amend or propose to amend the Memorandum and Articles of Association or Management Board Rules of Procedure or other comparable organizational document of Deutsche Telekom in any manner that would be adverse to Powertel or its stockholders;

     - take action that would be reasonably likely to prevent or impede the Deutsche Telekom/Powertel merger from qualifying as a reorganization under Section 368(a) of the U.S. tax code or cause Powertel stockholders to recognize gain in the Deutsche Telekom/Powertel merger under Section 367(a)(1) of the U.S. tax code; or

     - take action that would reasonably be likely to materially adversely affect or materially adversely delay the ability of the parties to obtain any required regulatory approval or to complete the transactions contemplated by the Deutsche Telekom/Powertel merger agreement.

            - Important Exception:  Deutsche Telekom may make acquisitions as long as the acquisitions, individually or in the aggregate, are not reasonably likely to prevent the consummation of the Deutsche Telekom/Powertel merger.

  Offers for Alternative Transactions

     Powertel has agreed not to, has agreed not to permit any of its subsidiaries to, has agreed not to authorize or permit any of its or their respective officers, directors or employees to, and has agreed to use its reasonable efforts to cause its advisors and representatives not to:

     - solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any alternative transaction, which we define below, to the Deutsche Telekom/Powertel merger; or

     - continue or participate in any discussions or negotiations regarding any alternative transaction to the Deutsche Telekom/Powertel merger.

     However, if at any time before Powertel stockholders approve the Deutsche Telekom/Powertel merger, Powertel receives an unsolicited proposal for an alternative transaction, then Powertel may, after giving Deutsche Telekom three business days advance notice:

     - furnish information with respect to Powertel pursuant to a confidentiality agreement substantially similar to the confidentiality agreement in place between Powertel and Deutsche Telekom; and

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     - engage in discussions and negotiations with the persons that made such proposal;

but only if:

     - the Powertel board of directors has determined in good faith, after receiving advice from outside counsel, that providing information to the third party or participating in negotiations or discussions could be reasonably expected to result in a superior proposal, which we define below, being made; and

     - Powertel is not otherwise in breach of its obligations described above not to solicit or engage in discussions regarding an alternative transaction.

  Important Definitions:

     "alternative transaction" means any of the following:

     - a transaction or series of transactions in which any third party would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding Powertel shares or pursuant to a tender offer or exchange offer;

     - any acquisition of or business combination with Powertel or any of its significant subsidiaries, by a merger or other business combination; or

     - any transaction in which any third party would acquire, directly or indirectly, control of assets of Powertel or any of its subsidiaries for consideration equal to 20% or more of the fair market value of all of the outstanding Powertel shares.

An alternative transaction does not include the acquisition of Powertel by VoiceStream pursuant to the VoiceStream/Powertel merger agreement.

     "superior proposal" means any proposal made by a third party to enter into an alternative transaction which the Powertel board of directors determines in its good faith judgment, based on, among other things, the advice of a financial advisor of nationally recognized reputation, to be more favorable to Powertel's stockholders than the Deutsche Telekom/Powertel merger taking into account all relevant factors, including whether, in the good faith judgment of the Powertel board of directors, the third party is reasonably able to finance the proposed transaction.

     Powertel also has agreed to notify Deutsche Telekom promptly of any request for information or of any proposal in connection with an alternative transaction, including the material terms of the request or proposal and the identity of the person making it, and Powertel has agreed to keep Deutsche Telekom informed of the status of any alternative transaction. In addition, Powertel agreed to cease any activities, discussions or negotiations with respect to an alternative transaction that existed at the time the Deutsche Telekom/Powertel merger agreement was signed.

  Powertel Board of Directors' Recommendation

     The Deutsche Telekom/Powertel merger agreement requires the Powertel board of directors:

     - to recommend that the Powertel stockholders approve the Deutsche Telekom/Powertel merger agreement;

     - not to withdraw, modify or qualify, or to propose publicly to withdraw, modify or qualify, its recommendation in a manner adverse to Deutsche Telekom;

     - not to approve or recommend, or to propose publicly to approve or recommend, any alternative transaction; and

     - not to cause Powertel to agree to engage in any alternative transactions.

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     However, if the Powertel board of directors receives a superior proposal before Powertel stockholders approve the Deutsche Telekom/Powertel merger, the Powertel board of directors may inform Powertel stockholders that it no longer recommends approval of the Deutsche Telekom/Powertel merger, if:

     - Powertel sends Deutsche Telekom written notice that Powertel has received a superior proposal, which notice describes the terms of the superior proposal and identifies the proposers, and that Powertel intends to change its recommendation regarding the Deutsche Telekom/Powertel merger; and

     - five business days have passed since Deutsche Telekom received the notice. In addition, Powertel must give Deutsche Telekom reasonable opportunity to make adjustments in the terms of the Deutsche Telekom/Powertel merger agreement that would enable the Powertel board of directors to maintain its recommendation to approve the Deutsche Telekom/Powertel merger.

     The Deutsche Telekom/Powertel merger agreement also permits Powertel to comply with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or to make any other disclosure to Powertel stockholders if, in the good faith judgment of the Powertel board of directors, after receiving advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Powertel board of directors would breach its duties to Powertel stockholders under applicable law.

     Submission of Deutsche Telekom/Powertel Merger Agreement to Stockholder Vote. The Deutsche Telekom/Powertel merger agreement requires Powertel to submit the Deutsche Telekom/Powertel merger agreement to a stockholder vote at the Powertel special meeting even if the Powertel board of directors no longer recommends approval of the Deutsche Telekom/Powertel merger.

  Additional Agreements

     The Deutsche Telekom/Powertel merger agreement contains a number of other covenants and agreements by or between Powertel and Deutsche Telekom on subjects including:

     - filing financial statements with the SEC;

     - notification of the occurrence of material facts, events or circumstances;

     - obtaining necessary tax opinions and representation letters;


     - actions to be taken to cause the Deutsche Telekom/Powertel merger to qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code and to avoid gain recognition to the stockholders of Powertel in the Deutsche Telekom/Powertel merger under Section 367(a)(1) of the U.S. tax code; and



     - taking appropriate actions to attempt to cause the Powertel warrants to be exercised in full prior to the completion of the Deutsche Telekom/Powertel merger to the extent agreed to by Deutsche Telekom and Powertel.



     In addition, Deutsche Telekom has agreed to take all steps necessary to cause the new Deutsche Telekom ADSs and Deutsche Telekom ordinary shares to become listed on the NYSE and the Frankfurt Stock Exchange, respectively. Powertel has agreed to the termination of certain existing stockholder agreements.


     Deutsche Telekom has additionally agreed to vote its VoiceStream shares in favor of the VoiceStream/Powertel merger.

  Senior Discount Notes and Senior Notes


     Deutsche Telekom has also agreed to cause the surviving corporation to commence offers to repurchase certain outstanding publicly-traded notes of Powertel pursuant to the terms of their indentures within 30 days following the completion of the Deutsche Telekom/Powertel merger.


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  Efforts to Complete the Deutsche Telekom/Powertel Merger

     Powertel and Deutsche Telekom have agreed to:

     - use reasonable best efforts to consummate and make effective the Deutsche Telekom/Powertel merger and the other transactions contemplated by the Deutsche Telekom/Powertel merger agreement;


     - obtain in a timely manner all necessary consents, permits, approvals or waivers from any governmental or regulatory authority which are necessary for the completion of the Deutsche Telekom/Powertel merger;


     - promptly prepare and file all required notifications under U.S. antitrust laws and to comply with any requests for additional information, and obtain termination of any applicable waiting periods or obtain any required approvals as promptly as practicable; and

     - take all actions within their control necessary to obtain any required regulatory approvals.

       - Important Exceptions:

         -- Neither Deutsche Telekom nor its subsidiaries is required, nor will Powertel or its subsidiaries be permitted, to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Powertel, Deutsche Telekom, VoiceStream or any of their subsidiaries, any material portion of their assets or any of their businesses or product lines; and

         -- In connection with any filing or submission required or action to be taken to consummate the Deutsche Telekom/Powertel merger, Powertel will not, without Deutsche Telekom's prior written consent, commit to divest any assets of the business of Powertel and its subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Powertel and its subsidiaries taken as a whole.

  Indemnification and Insurance

     The surviving corporation of the Deutsche Telekom/Powertel merger is required by the Deutsche Telekom/Powertel merger agreement to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws and any indemnification agreements of Powertel and each of its subsidiaries.

     Prior to the completion of the Deutsche Telekom/Powertel merger, Powertel has the right, subject to Deutsche Telekom's prior written approval, to obtain a "tail" coverage directors' and officers' liability insurance policy providing coverage in amounts and on terms consistent with Powertel's existing insurance for a period of six years after the completion of the Deutsche Telekom/Powertel merger. If Powertel does not obtain this insurance prior to the completion of the Deutsche Telekom/Powertel merger, Deutsche Telekom has agreed to cause the surviving corporation to continue to provide directors' and officers' liability insurance for a period of six years after the completion of the Deutsche Telekom/VoiceStream merger. However, the surviving corporation is not required to expend in any year an amount in excess of 250% of the last annual premium paid by Powertel prior to August 26, 2000. If the aggregate expenditure on coverage exceeds that amount, the surviving corporation will purchase as much insurance as can be obtained for that amount.

  Employee Benefits

     Following the completion of the Deutsche Telekom/Powertel merger, Deutsche Telekom will take all necessary action so that each current and former Powertel employee who was eligible to participate in a Powertel benefit plan before the Deutsche Telekom/Powertel merger will be eligible to participate in a corresponding employee benefit plan maintained by Deutsche Telekom or its subsidiaries after the Deutsche Telekom/Powertel merger. The Deutsche Telekom/Powertel merger agreement also specifies the

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treatment of pre-existing conditions, exclusions and waiting periods with respect to current and former employees of Powertel and its subsidiaries under any welfare or fringe benefit plans of Deutsche Telekom in which such employees and former employees participate in after completion of the Deutsche Telekom/Powertel merger.

     Powertel agreed to enact and implement the plans described under "The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel
Merger -- Interests of Directors and Officers of Powertel in the Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel Merger" after approval of the specifics of each plan by Deutsche Telekom and VoiceStream, which plans are to be effective as of the completion of the Deutsche Telekom/Powertel merger:


     - a $3,000 cash bonus payable to each full-time employee of Powertel who is continuously employed by Powertel during the period starting December 31, 2000 and ending three months after the completion of the Deutsche Telekom/Powertel merger, or whose job is eliminated within that period, with such payment prorated for part-time employees and for those employees who are hired after December 31, 2000;


     - a $20 million cash retention bonus pool to be paid to 150-300 key employees, as determined by the chief executive officer and chief operating officer of each of VoiceStream and Powertel, with such payments to be earned and payable over the two-year period following the completion of the Deutsche Telekom/Powertel merger;


     - a $20 million cash incentive bonus pool to be paid to the same 150-300 key employees, as determined by the chief executive officer and chief operating officer of each of VoiceStream and Powertel, with such payments to be earned and payable in September 2001 for performance during the first and second calendar quarters of 2001, and in January 2002 for performance during the third and fourth calendar quarters of 2001;



     - a severance plan for employees of Powertel employed immediately before the completion of the Deutsche Telekom/Powertel merger whose employment is terminated due to job elimination resulting from the Deutsche Telekom/Powertel merger. Severance payments will represent a minimum of four weeks base salary or hourly equivalent, not including overtime, and targeted bonus, plus two weeks per year of actual service to Powertel or Deutsche Telekom, respectively, up to a maximum of 20 weeks. Any payments under the severance plan will be reduced by any payments received by the affected employee under the cash bonus, retention bonus or incentive bonus plans described above. To obtain benefits under this plan, an employee must agree to release the surviving corporation from all claims against Powertel, Deutsche Telekom and VoiceStream; and



     - Powertel will be allowed to issue up to an aggregate of 575,000 options prior to the completion of the Deutsche Telekom/Powertel merger to Powertel employees in yearly performance grants, to DiGiPH PCS employees that become Powertel employees and in connection with offers of employment outstanding as of August 26, 2000. Employees whose employment is terminated due to job elimination resulting from the merger will receive change of control accelerated vesting of their options if their job is eliminated within 18 months of the completion of the Deutsche Telekom/Powertel merger. Individuals receiving change of control vesting will not be eligible for actual or potential remaining payments under the cash bonus, retention bonus or incentive bonus plans but will be eligible for severance payments, subject to certain reductions.


  Closing Conditions

     Conditions to Each Party's Obligations to Complete the Deutsche Telekom/Powertel Merger. Powertel's and Deutsche Telekom's respective obligations to complete the Deutsche Telekom/Powertel merger are subject to the satisfaction or waiver of conditions, including the following:

     - Powertel Stockholder Approval. The holders of a majority of the outstanding voting power of the Powertel common shares and Series A preferred shares, voting together as a single class with the

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       Series A preferred shares voting on an as-converted-to-common shares basis, and the holders of two-thirds of each class of the Powertel Series A preferred shares, Series B preferred shares, Series D preferred shares, Series E preferred shares and Series F preferred shares, each voting as a separate class, having approved and adopted the Deutsche Telekom/Powertel merger agreement.

     - Legality. The absence of any law, order or injunction preventing the completion of the Deutsche Telekom/Powertel merger or which would have a material adverse affect on Powertel.

     - Regulatory Approvals. All required regulatory approvals having been obtained and all applicable waiting periods having expired, as described under "Regulatory Approvals -- Regulatory Approvals Required for the Deutsche Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger."

     - Registration Statement Effective. No stop order suspending the effectiveness of the Form F-4 registration statement or the proxy statement/prospectus then being in effect and no proceedings for that purpose then being threatened by the SEC or having been initiated by the SEC and not concluded or withdrawn.

     - Stock Exchange Listings.

      -- All steps necessary for the Deutsche Telekom ordinary shares that will be issued in the Deutsche Telekom/Powertel merger to be listed on the Frankfurt Stock Exchange having been taken; and

      -- The Deutsche Telekom ADSs that will be issued in the Deutsche
         Telekom/Powertel merger having been authorized for listing on the NYSE, subject to official notice of issuance.

     - Deutsche Telekom/VoiceStream Merger. The Deutsche Telekom/VoiceStream merger having been consummated.

     Additional Conditions to the Obligations of Powertel. The obligations of Powertel to effect the Deutsche Telekom/Powertel merger are also subject to the satisfaction, or waiver by Powertel, of conditions, including the following:

     - Representations and Warranties True and Correct.

        -- Deutsche Telekom's representation that, since December 31, 1999, there has not been any material adverse effect on Deutsche Telekom will have been true and correct when the Deutsche Telekom/Powertel merger agreement was entered into and as of the date the Deutsche Telekom/Powertel merger is completed; and

        -- other representations and warranties of Deutsche Telekom and the representations and warranties of merger subsidiary in the Deutsche Telekom/Powertel merger agreement having been true and correct, with respect to Deutsche Telekom, when the Deutsche Telekom/Powertel merger agreement was entered into and, with respect to merger subsidiary, when the Deutsche Telekom/Powertel merger agreement was amended and restated and, with respect to Deutsche Telekom and merger subsidiary, as of the date the Deutsche Telekom/Powertel merger is completed, except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case that representation or warranty must have been true and correct as of that date;

           (a) except for inaccuracies caused by changes permitted by the Deutsche Telekom/Powertel merger agreement; and

           (b) except for such failures which in the aggregate would not reasonably be expected to result in a material adverse effect on Deutsche Telekom.

      Notwithstanding the conditions described above, Deutsche Telekom is permitted to make subsequent acquisitions, and no changes resulting to any of its representations and warranties as a result of a subsequent transaction will result in a failure of these conditions.

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     - Compliance with Covenants.  Deutsche Telekom having complied in all material respects with all its agreements and covenants required by the Deutsche Telekom/Powertel merger agreement to be complied with by the completion of the Deutsche Telekom/Powertel merger.

     - Receipt of FCC Opinion. Powertel having received an opinion of FCC counsel to Deutsche Telekom and/or VoiceStream substantially in the form agreed upon in the Deutsche Telekom/Powertel merger agreement.

     - Receipt of Governmental Approvals. All necessary consents or authorizations from any governmental or regulatory authority required for the Deutsche Telekom/Powertel merger having been received, unless the failure to receive any such consent or authorization would not have a material adverse effect on Deutsche Telekom or the transactions contemplated by the Deutsche Telekom/Powertel merger agreement, provided that the consents or authorizations do not contain any conditions which would reasonably be expected to have a material adverse effect on Deutsche Telekom or the transactions contemplated by the Deutsche Telekom/Powertel merger agreement. However, Powertel's obligation to effect the Deutsche Telekom/Powertel merger will not be subject to the condition that any FCC consents or authorizations have become final orders.

     - Receipt of Tax Opinion. Powertel having received an opinion of Morris, Manning & Martin, LLP, dated as of the date the Deutsche Telekom/Powertel merger is completed, substantially to the effect that for U.S. federal income tax purposes:

        -- the Deutsche Telekom/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

        -- each transfer of property to Deutsche Telekom by a stockholder of Powertel pursuant to the Deutsche Telekom/Powertel merger will not be subject to Section 367(a)(1) of the U.S. tax code.

     Additional Conditions to the Obligations of Deutsche Telekom. The obligations of Deutsche Telekom to effect the Deutsche Telekom/Powertel merger are also subject to the satisfaction, or waiver by Deutsche Telekom, of conditions, including the following:

     - Representations and Warranties True and Correct.


        -- Powertel's representation that since December 31, 1999, there has not been any material adverse effect on Powertel will have been true and correct when the Deutsche Telekom/Powertel merger agreement was entered into and as of the "bringdown date", which is the date, at least five business days after the last closing condition has been fulfilled or waived, on which Powertel delivers a certificate relating to the accuracy of Powertel's representations and warranties; and



        -- other representations and warranties of Powertel in the Deutsche
           Telekom/Powertel merger agreement having been true and correct when the Deutsche Telekom/Powertel merger agreement was entered into and as of the bringdown date (except to the extent that any representation or warranty expressly speaks as of an earlier or a later date, in which case, that representation or warranty having been true and correct as of that date);


           (1) except for inaccuracies caused by changes permitted by the Deutsche Telekom/ Powertel merger agreement; and

           (2) except for such failures which in the aggregate would not reasonably be expected to result in a material adverse effect on Powertel, Deutsche Telekom or the transactions contemplated by the Deutsche Telekom/Powertel merger agreement.

     - Compliance with Covenants. Powertel having complied in all material respects with all its agreements and covenants required by the Deutsche Telekom/Powertel merger agreement to be complied with by the time the Deutsche Telekom/Powertel merger is completed.

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     - Receipt of Tax Opinion.  Deutsche Telekom having received an opinion of
       Cleary, Gottlieb, Steen & Hamilton, dated as of the date the Deutsche Telekom/Powertel merger is completed, substantially to the effect that for U.S. federal income tax purposes:

        -- the Deutsche Telekom/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

        -- each transfer of property to Deutsche Telekom by a stockholder of Powertel pursuant to the Deutsche Telekom/Powertel merger will not be subject to Section 367(a)(1) of the U.S. tax code.

     - Receipt of FCC Opinion. Deutsche Telekom having received an opinion of FCC counsel of Powertel substantially in the form agreed upon in the Deutsche Telekom/Powertel merger agreement.

     - Receipt of Consents. Powertel having obtained all material consents or approvals required under Powertel's and its subsidiaries' debt instruments.

     - Receipt of Governmental Approvals. All necessary consents or authorizations from any governmental or regulatory authority required for the Deutsche Telekom/Powertel merger having been received, including from the FCC and state public utility or service commissions and, in the case of the FCC, having become final orders, unless the failure to receive any such consent or authorization would not have a material adverse effect on Powertel or Deutsche Telekom or the transactions contemplated by the Deutsche Telekom/Powertel merger agreement and such consents or authorizations do not contain any conditions which would reasonably be expected to have a material adverse effect on Powertel or Deutsche Telekom or the transactions contemplated by the Deutsche Telekom/Powertel merger agreement.

     Waiver of Conditions. In the event Powertel waives a material condition to the Deutsche Telekom/Powertel merger, Powertel will, if legally required, resolicit approval of its stockholders.

  Termination and Termination Fee

     Automatic Termination. The Deutsche Telekom/Powertel merger agreement will terminate automatically upon the termination of the Deutsche Telekom/VoiceStream merger agreement.

     Right to Terminate. The Deutsche Telekom/Powertel merger agreement may be terminated at any time before the completion of the Deutsche Telekom/Powertel merger in any of the following ways:

     - by mutual written consent;

     - by either Deutsche Telekom or Powertel:

        -- if the Deutsche Telekom/Powertel merger has not been completed on or before December 31, 2001, unless the party seeking to terminate the Deutsche Telekom/Powertel merger has failed to fulfill its obligations under the Deutsche Telekom/Powertel merger agreement and such failure has caused the delay;

        -- if the Deutsche Telekom/Powertel merger is permanently restrained, enjoined or otherwise prohibited by a governmental order, decree, ruling or other action, and the order, decree, ruling or other action has become final and nonappealable;


        -- at any time that is not less than 15 days after any statute, rule, decree, order or injunction has been enacted, entered, promulgated or enforced by any governmental or regulatory authority, other than a court, that has the effect of making any of the closing conditions described under "-- Closing Conditions -- Conditions to Each Party's Obligations to Complete the Deutsche Telekom/Powertel
           Merger -- Legality," "-- Closing Conditions -- Conditions to Each Party's Obligations to Complete the Deutsche Telekom/Powertel
           Merger -- Regulatory Approvals" and "Regulatory
           Approvals -- Regulatory Approvals Required for the Deutsche


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           Telekom/VoiceStream Merger and the Deutsche Telekom/Powertel Merger"
           incapable of being satisfied by December 31, 2001; or

        -- if Powertel's stockholders fail to approve the Deutsche
           Telekom/Powertel merger at the Powertel special meeting; or

     - by Powertel:

        -- if a condition to the obligations of Powertel to complete the Deutsche Telekom/Powertel merger is or becomes incapable of being satisfied prior to December 31, 2001; or

        -- if Deutsche Telekom breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Deutsche Telekom/Powertel merger agreement, which breach or failure cannot be cured by Deutsche Telekom before December 31, 2001, or, if curable, is not cured by Deutsche Telekom within 30 days of receipt by Deutsche Telekom of notice of the breach from Powertel and such breach or failure renders any condition to the obligation of Powertel to complete the Deutsche Telekom/Powertel merger incapable of being satisfied prior to December 31, 2001; or

     - by Deutsche Telekom:

        -- if Powertel breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Deutsche Telekom/Powertel merger agreement, which breach or failure cannot be cured by Powertel before December 31, 2001, or, if curable, is not cured by Powertel within 30 days of receipt by Powertel of notice of the breach from Deutsche Telekom and such breach or failure renders any condition to the obligations of Deutsche Telekom to complete the Deutsche Telekom/Powertel merger incapable of being satisfied prior to December 31, 2001;

        -- if a condition to the obligations of Deutsche Telekom to complete the Deutsche Telekom/Powertel merger is or becomes incapable of being satisfied prior to December 31, 2001;

        -- if, in connection with the grant of any required regulatory approval relating to the Deutsche Telekom/Powertel merger, Powertel, Deutsche Telekom, VoiceStream or any of their subsidiaries will be required to divest or hold separate or otherwise take any action that limits its freedom of action with respect to Powertel, Deutsche Telekom, VoiceStream or any of their subsidiaries or any material assets of Powertel, Deutsche Telekom, VoiceStream or any of their subsidiaries, or any of the businesses, product lines or assets of Powertel, Deutsche Telekom, VoiceStream or any of their subsidiaries and such order, decree, ruling, or other action will have become final and nonappealable; or

        -- if the VoiceStream/Powertel merger agreement has been terminated at any time prior to the termination or consummation of the Deutsche Telekom/VoiceStream merger agreement.


     Should any of these potential grounds for termination occur, Powertel's board of directors may or may not exercise its rights to terminate the Deutsche Telekom/Powertel merger agreement.


     Termination Fees Payable to Deutsche Telekom. Powertel has agreed to pay Deutsche Telekom a termination fee of $150 million plus expenses not to exceed $10 million if all three of the following events occur:

        - after August 26, 2000 and before the Powertel special meeting a proposal for certain types of alternative transactions is announced or publicly disclosed and not withdrawn;

        - the Deutsche Telekom/Powertel merger agreement is terminated by either party because Powertel's stockholders do not approve the Deutsche Telekom/Powertel merger at the Powertel special meeting; and

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

        - within six months after the termination of the Deutsche
          Telekom/Powertel merger agreement, Powertel enters into a definitive agreement with any third party with respect to certain types of alternative transactions.

       In that circumstance, Powertel would pay to Deutsche Telekom the termination fee no later than one business day after the signing of the definitive agreement with the third party.

     In the event Powertel is also obligated to pay a termination fee pursuant to the VoiceStream/Powertel merger agreement, Powertel will instead pay each of Deutsche Telekom and VoiceStream $75 million plus expenses not to exceed $10 million. For purposes of determining whether a termination fee is payable, the term "alternative transaction" has the meaning described under "-- Offers for Alternative Transactions," except that the 20% thresholds are treated as 50% thresholds, and mergers or business combinations in which Powertel stockholders would continue to hold at least 65% of the outstanding stock of the entity surviving the transaction are not considered to be "alternative transactions".

  Expenses

     Whether or not the Deutsche Telekom/Powertel merger is completed, all costs and expenses incurred in connection with the Deutsche Telekom/Powertel merger and the Deutsche Telekom/Powertel merger agreement will be paid by the party incurring the expense, except that Deutsche Telekom, VoiceStream and Powertel will share equally the costs and expenses of printing the Form F-4 registration statement and this document, and Deutsche Telekom and Powertel will each share equally the costs and expenses of any SEC filing fees with respect to the Deutsche Telekom/Powertel merger. Deutsche Telekom, VoiceStream and Powertel have shared the costs and expenses of the filing fees paid under the HSR Act.

  Amendment; Waiver; Assignment

     Powertel, Deutsche Telekom and merger subsidiary may amend the Deutsche Telekom/Powertel merger agreement by written agreement prior to completion of the Deutsche Telekom/Powertel merger, but after Powertel's stockholders have approved the Deutsche Telekom/Powertel merger agreement, no amendment may be made which by law requires further stockholder approval without such approval being obtained.

     At any time before the Deutsche Telekom/Powertel merger is completed, Powertel, Deutsche Telekom and merger subsidiary may:

     - extend the time for the performance of any of the obligations or other acts required by the Deutsche Telekom/Powertel merger agreement; and

     - waive any inaccuracies in the representations and warranties or contained in the Deutsche Telekom/Powertel merger agreement or any document required to be delivered pursuant to the Deutsche Telekom/Powertel merger agreement.

     Deutsche Telekom, Powertel and merger subsidiary may not assign the Deutsche Telekom/Powertel merger agreement or any of their rights, interests or obligations under the Deutsche Telekom/Powertel merger agreement, in whole or in part, to any other person, without the prior written consent of the non-assigning parties; except that:

     - Deutsche Telekom may assign the Deutsche Telekom/Powertel merger agreement to an entity which owns more than 80% of the Deutsche Telekom ordinary shares and which succeeds to all of the rights and obligations of Deutsche Telekom under the Escrow Agency Agreement executed pursuant to the Deutsche Telekom/Powertel merger agreement; and

     - merger subsidiary may assign the Deutsche Telekom/Powertel merger agreement to an entity which is a direct, wholly-owned subsidiary of the entity to which Deutsche Telekom has assigned the agreement under the immediately preceding clause.

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  Important Definition

     "material adverse effect." As used in the Deutsche Telekom/Powertel merger agreement, a "material adverse effect" on any company means any change in or effect on the business of the company and its subsidiaries that is or is reasonably likely to be materially adverse to the business, operations or financial condition of the company.

     However, "material adverse effect" does not include the effects of changes or developments:

     - in the wireless telecommunications industry, including regulatory and political conditions, and not uniquely relating to Deutsche Telekom or Powertel;

     - in the U.S. or European economy;

     - in the U.S. or European securities markets; or

     - resulting from the announcement or the existence of the Deutsche Telekom/Powertel merger agreement and the transactions contemplated by the Deutsche Telekom/Powertel merger agreement.

  Amendment and Restatement

     The Deutsche Telekom/Powertel merger agreement was originally entered into between Deutsche Telekom and Powertel on August 26, 2000. On September 28, 2000 the Deutsche Telekom/Powertel merger agreement was amended and restated for the purpose of making merger subsidiary a party to the agreement and other technical changes.


     On February 8, 2001 the Deutsche Telekom/Powertel merger agreement was further amended and restated primarily for the purpose of permitting Powertel to pay a stock dividend of 0.0075 of a Powertel common share for each Powertel common share outstanding prior to the completion of the Deutsche Telekom/Powertel merger and, in the event that such dividend is paid, to adjust correspondingly the exchange ratios for exchange of Powertel preferred stock for Deutsche Telekom shares pursuant to the Deutsche Telekom/Powertel merger agreement and to provide that the earliest date that the Deutsche Telekom/Powertel merger will be completed is May 31, 2001. This amendment also provided that if all of the conditions to completion of the Deutsche Telekom/Powertel merger are satisfied or waived as of a date that is earlier than May 31, 2001, including the condition that no material adverse effect on Powertel shall have occurred, then after that earlier date Deutsche Telekom will no longer have the ability to terminate the Deutsche Telekom/Powertel merger agreement because of any material adverse effect on, or any material inaccuracy in, a representation or warranty of Powertel.


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DEUTSCHE TELEKOM'S AGREEMENTS WITH STOCKHOLDERS OF POWERTEL

     In connection with the execution of the Deutsche Telekom/Powertel merger agreement, stockholders of Powertel who, in the aggregate, had sufficient voting power as of the Powertel record date to approve the Deutsche Telekom/Powertel merger entered into separate stockholder agreements with Deutsche Telekom and agreed to vote all of their shares in favor of the Deutsche Telekom/Powertel merger. We summarize the material terms of these agreements below, and this description is qualified in its entirety by reference to the text of the agreements, copies of which have been filed as exhibits to Deutsche Telekom's and VoiceStream's respective registration statements and are incorporated herein by reference.

     The following Powertel stockholders and some of their affiliates have entered into stockholder agreements with Deutsche Telekom in connection with the Deutsche Telekom/Powertel merger:

    ITC Holding Company, Inc.
    SCANA Communications Holdings, Inc.
    Sonera Corporation
    Donald W. Burton and certain limited partnerships controlled by him American Water Works Company

  Agreement to Vote

     Each stockholder agreement obligates the stockholder that is a party to the agreement to vote all its Powertel shares in favor of the Deutsche Telekom/Powertel merger and the Deutsche Telekom/Powertel merger agreement and to vote all of its Powertel shares against any alternative transaction, as defined in the Deutsche Telekom/Powertel merger agreement and as discussed under "-- The Deutsche Telekom/ Powertel Merger Agreement -- Offers For Alternative Transactions," or the liquidation or winding up of Powertel. Each stockholder's obligation to vote in this manner applies whether or not the Powertel board of directors continues to recommend the Deutsche Telekom/Powertel merger to the Powertel stockholders.

  Transfer Restrictions and Waiver of Rights

     Each stockholder agreement restricts or limits the ability of the stockholder that is a party to the agreement to sell, transfer, pledge, assign or otherwise dispose of, including by short sale or the use of derivative or futures contracts, any shares of, or rights to purchase, Powertel shares or, until six months after completion of the Deutsche Telekom/Powertel merger, Deutsche Telekom ADSs or Deutsche Telekom ordinary shares, in each case that are subject to the stockholder agreement, except in limited circumstances, with Deutsche Telekom's written consent or as expressly permitted by the stockholder agreement or pursuant to the Deutsche Telekom/Powertel merger agreement. In that regard, each stockholder agreement, other than the agreement with American Water Works Company, provides that:

     - until the later of January 1, 2001 and the date of the Powertel special meeting, the stockholder may not sell, transfer, pledge, assign or otherwise dispose of, any Powertel shares or rights that are subject to the stockholder agreement;

     - from the later of January 1, 2001 and the date of the Powertel special meeting, until the earlier of the completion of the Deutsche Telekom/Powertel merger or the termination of the Deutsche Telekom/Powertel merger agreement, the stockholder may sell or transfer up to an aggregate of 17.5% of the total number of Powertel shares owned by such stockholder, which percentage increases to 21.25% on August 1, 2001 and to 25% on September 1, 2001 if the Deutsche Telekom/Powertel merger is not completed by those dates;

     - from the completion of the Deutsche Telekom/Powertel merger through and including the three month anniversary of the completion of the Deutsche Telekom/Powertel merger, the stockholder may not sell or transfer any Deutsche Telekom ADSs, Deutsche Telekom ordinary shares or securities convertible into Deutsche Telekom ADSs or Deutsche Telekom ordinary shares;

     - from the day following the three month anniversary of the completion of the Deutsche Telekom/Powertel merger, through and including the six month anniversary of the completion of the Deutsche Telekom/Powertel merger, the stockholder may sell or transfer up to an aggregate of 40%

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of the total number of Deutsche Telekom ADSs or Deutsche Telekom ordinary shares owned by the stockholder, as calculated pursuant to the stockholder agreement;
and

     - after the six month anniversary of the completion of the Deutsche Telekom/Powertel merger, all sale and transfer restrictions end.

Deutsche Telekom reserves the right to waive the transfer restrictions described above at any time or from time to time.

     Each stockholder, other than American Water Works Company, agreed to waive, until the earlier of the completion of the Deutsche Telekom/Powertel merger or termination of the Deutsche Telekom/Powertel merger agreement, any preemptive rights and, until the earlier of:

     - the later of (A) January 1, 2001 and (B) the date of the Powertel special meeting; and

     - the termination of the Deutsche Telekom/Powertel merger agreement,

any registration rights they may have.

Each stockholder also agreed to terminate any of its existing registration rights agreements with Powertel upon the completion of the Deutsche Telekom/VoiceStream merger.

     In some circumstances, if Deutsche Telekom acquires any other company for consideration in excess of $15 billion and significant stockholders of the acquired company enter into agreements or could reasonably be expected to enter into agreements with Deutsche Telekom that are more favorable to those stockholders in terms of the obligations to vote in favor of the related transaction or to refrain from selling or transferring shares, the transfer restrictions in the stockholder agreements will be modified to reflect the more favorable provisions or absence of restrictions, as the case may be.

  Termination


     Each stockholder agreement will terminate, except with respect to the transfer restrictions, which will terminate as set forth above, and the agreement to vote, which will terminate upon the earlier of the completion or termination of the Deutsche Telekom/Powertel merger agreement, upon the earliest to occur of:


     - the completion of the Deutsche Telekom/Powertel merger;

     - the termination of the Deutsche Telekom/Powertel merger agreement; and

     - August 26, 2002.

  No Solicitation

     Each stockholder agrees not to solicit, initiate or participate in, and not to authorize any representatives to solicit, initiate or participate in, discussions or negotiations regarding transactions or business combinations between Powertel and a company other than Deutsche Telekom, except as otherwise permitted by the Deutsche Telekom/Powertel merger agreement. See "-- The Deutsche Telekom/Powertel Merger Agreement -- Offers for Alternative Transactions."

  The Stockholder Agreement with American Water Works Company

     The transfer restrictions described above applicable to each of the stockholder agreements do not apply to American Water Works Company. The American Water Works Company stockholder agreement only restricts transfers of Powertel shares by the American Water Works Company as described below:

     - until the date of the Powertel special meeting, the American Water Works Company may not sell, transfer, pledge, assign or otherwise dispose of, any Powertel shares or rights that are subject to its stockholder agreement; and

     - until the date of the Powertel special meeting, the American Water Works Company may not effect, directly or indirectly, or through any arrangement with a third party pursuant to which such

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       third party may effect, directly or indirectly, any short sales of
       Powertel shares that are subject to its stockholder agreement, as well as any short sales of Deutsche Telekom ADS, Deutsche Telekom ordinary shares or securities convertible into Deutsche Telekom ADSs or Deutsche Telekom ordinary shares that are subject to the agreement.

DEUTSCHE TELEKOM'S AGREEMENT WITH JOINT VENTURE PARTNERS OF POWERTEL

     In connection with the execution of the Deutsche Telekom/Powertel merger agreement, Deutsche Telekom entered into separate agreements with Eliska Wireless Investors I, L.P. and Sonera Holding B.V., joint venture partners of Powertel. We summarize the material terms of these agreements below and the following summaries are qualified in their entirety by reference to the text of the agreements, copies of which have been filed as an exhibit to Deutsche Telekom's and VoiceStream's respective registration statements and are incorporated herein by reference.

  Agreement with Eliska Wireless Investors I, L.P.

     Under the agreement with Eliska Wireless Investors, Deutsche Telekom agreed to assume on the date the Deutsche Telekom/Powertel merger is completed various obligations of Powertel under an existing agreement relating to Eliska Wireless Investors' rights, exercisable at various times, to exchange its ownership interest in an affiliate of Eliska Wireless for shares or cash. Eliska Wireless Investors agreed that its registration rights under an existing agreement will be terminated on the date the Deutsche Telekom/Powertel merger is completed.

  Agreement with Sonera Holding B.V.


     Deutsche Telekom has agreed to assume, on the date the Deutsche Telekom/Powertel merger is completed, obligations under an existing agreement between Powertel and Sonera Holding B.V. relating to the DiGiPH transaction, including, without limitation, Sonera Holding B.V.'s right to exchange its ownership interest in an affiliate of Eliska Wireless for Deutsche Telekom shares.


THE VOICESTREAM/POWERTEL MERGER AGREEMENT


     The following is a summary of the material provisions of the VoiceStream/Powertel merger agreement. This summary is qualified in its entirety by reference to the VoiceStream/Powertel merger agreement, a copy of which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. VoiceStream and Powertel stockholders are urged to read the VoiceStream/Powertel merger agreement in its entirety, as it is the legal document governing the VoiceStream/Powertel merger. This section assumes that the VoiceStream/Powertel merger will occur. You should remember, however, that the VoiceStream/Powertel merger will not occur if the Deutsche Telekom/VoiceStream merger occurs.


  The VoiceStream/Powertel Merger


     A Delaware corporation formed by VoiceStream will merge with and into Powertel, and, as a result, Powertel will become a wholly-owned subsidiary of VoiceStream.


  Effective Time and Timing of Closing

     The VoiceStream/Powertel merger will be completed and become effective when Powertel files a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger in accordance with Delaware law. We expect the VoiceStream/ Powertel merger to become effective on the same day as the closing of the VoiceStream/Powertel merger. The closing of the VoiceStream/Powertel merger will take place on the fifth business day after the conditions to the VoiceStream/Powertel merger have been satisfied or waived, or on such other date as VoiceStream and Powertel may agree. In addition, on the closing date of the VoiceStream/Powertel

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merger or as soon as possible after the closing date, VoiceStream and Powertel will undertake a number of additional actions, including making filings with regulatory and stock exchange authorities, necessary to permit the issuance of the VoiceStream/Powertel merger consideration under Delaware law and the rules of the Nasdaq Stock Market.


  Consideration To Be Received in the VoiceStream/Powertel Merger


     In the VoiceStream/Powertel merger, holders of Powertel common shares will receive for each of their Powertel common shares a number of VoiceStream common shares determined as follows:

     - 0.75 of a VoiceStream common share if the VoiceStream average closing price is $113.33 or below;

     - 0.65 of a VoiceStream common share if the VoiceStream average closing price is $130.77 or above; or

     - if the VoiceStream average closing price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream average closing price.

     We refer to the number of VoiceStream common shares a Powertel stockholder will receive in the VoiceStream/Powertel merger in exchange for their Powertel common shares as the "conversion number". The conversion number is subject to adjustment as described below.

     Holders of Powertel preferred shares will receive for each Powertel preferred share the right to receive a number of VoiceStream common shares determined by multiplying the conversion number by the sum of:

     - the number of Powertel common shares into which such Powertel preferred share would be converted as of the completion of the VoiceStream/Powertel merger, plus

     - with respect to Powertel Series E preferred shares and Series F preferred shares, the number of Powertel common shares that represent accrued or declared but unpaid dividends on those Powertel preferred shares.

     The "VoiceStream average closing price" means the volume weighted average closing price, based on the Nasdaq composite volume published by The Wall Street Journal, of the VoiceStream common shares as publicly reported on the Nasdaq Stock Market as of 4:00 p.m. eastern time on 10 trading days randomly selected from the 20 trading-day period ending five trading days prior to the completion of the VoiceStream/Powertel merger.


     Adjustment of Conversion Number if Maximum Share Amount is Exceeded. The conversion number was determined assuming that at the time the VoiceStream/Powertel merger is completed, the aggregate number of Powertel common shares outstanding on a fully diluted basis and adjusted for specific commitments to issue Powertel common shares, excluding Powertel common shares issuable as dividends after August 26, 2000 on the Series E preferred shares and Series F preferred shares, will not exceed the "maximum share amount". In this document we refer to this aggregate number of Powertel common shares as the "adjusted fully diluted shares amount." The maximum share amount is 55,742,000 and may be reduced as set forth in the VoiceStream/Powertel merger agreement. The conversion number is subject to adjustment in the event that the adjusted fully diluted shares amount as of the date the VoiceStream/ Powertel merger is completed exceeds the maximum share amount. In the event of an adjustment, the effect will be to cap the number of VoiceStream common shares that will be issued in the VoiceStream/ Powertel merger and to reduce the number of VoiceStream common shares to be received by Powertel stockholders, optionholders and warrantholders in the VoiceStream/Powertel merger in exchange for each of their Powertel common shares or Powertel preferred shares, as the case may be. We illustrate below how the adjustment mechanism will be used.



     - Step 1. Derive the adjusted fully diluted shares amount: The adjusted fully diluted shares amount is the sum of the number of outstanding Powertel common shares, less the number of shares issuable


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       as dividends after August 26, 2000 on the Series E preferred shares and
       Series F preferred shares, plus

        -- the number of Powertel common shares issuable upon conversion of the Powertel preferred shares;

        -- the number of Powertel common shares issuable pursuant to the exercise of Powertel stock options and Powertel warrants;

        -- the number of Powertel common shares issuable pursuant to Powertel restricted stock awards;

        -- the number of Powertel common shares issuable pursuant to the exercise of the put rights held by Sonera Holding B.V. and Eliska Wireless Investors, unless such rights have been terminated;

        -- the number of Powertel common shares issuable pursuant to the stock purchase agreement between Powertel and Sonera Holding B.V., unless this stock purchase agreement has been terminated;

        -- the number of Powertel common shares issuable pursuant to the exercise of any stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any Powertel shares; and

        -- the number of Powertel common shares issuable pursuant to any other securities outstanding, which are convertible into, or exercisable or exchangeable for, Powertel common shares.

     - Step 2. Derive the adjustment factor: The adjustment factor is a fraction
       (a) the numerator of which is 55,742,000, as it may be adjusted in accordance with the VoiceStream/Powertel merger agreement, and (b) the denominator of which is the adjusted fully diluted shares amount.

     - Step 3. Derive the adjusted conversion number: The conversion number will be reduced by multiplying the conversion number by the adjustment factor.

     - Step 4. Derive the adjusted stock consideration: Each outstanding Powertel common share, each Powertel common share issuable upon the exercise of outstanding Powertel warrants and Powertel stock options and each Powertel preferred share will then be converted in the VoiceStream/ Powertel merger into the right to receive a number of VoiceStream common shares equal to the adjusted conversion number calculated pursuant to Step 3.

     Example. If the adjusted fully diluted shares amount exceeds 55,742,000, as it may be adjusted in accordance with the VoiceStream/Powertel merger agreement, we would calculate the number of VoiceStream common shares into which each Powertel share will be converted as illustrated above. Assuming that the adjusted fully diluted shares amount is 55,795,000, then the adjustment factor would be 0.9991. If you own 100 Powertel common shares and the VoiceStream average closing price is $110.00 under these circumstances, you would receive the amount of VoiceStream common shares equal to 0.75 multiplied by 0.9991, multiplied by the number of shares you hold, or 100, for a total of 74 VoiceStream common shares, plus cash for 0.929 of a VoiceStream common share.

     Powertel stockholders will not receive fractional VoiceStream common shares and instead will receive an amount of cash calculated in the manner described under "-- Exchange of Certificates Representing Powertel Shares."

     Other Potential Adjustments. The conversion number will be adjusted in the event that one of the following occurs or the record date for one of the following is set before the completion of the VoiceStream/Powertel merger:


     - any reclassification, stock-split or stock dividend with respect to the VoiceStream common shares or Powertel common shares;


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     - any change, exchange or conversion of VoiceStream common shares into other securities or property; or

     - any dividend or distribution with respect to VoiceStream common shares.


  Adjustment of Conversion Number in Connection with the 0.0075 Permitted Stock Dividend



     The VoiceStream/Powertel merger agreement provides that in the event VoiceStream and/or Powertel pays the 0.0075 stock dividend discussed previously in this document in connection with the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom/Powertel merger agreement, as applicable, the calculation of the conversion number will be adjusted as appropriate so that the aggregate consideration received by Powertel stockholders in the VoiceStream/Powertel merger following such stock dividend will be equivalent to the aggregate consideration Powertel stockholders would have received if the stock dividend had not been paid. For example, if VoiceStream pays a dividend of
0.0075 of a VoiceStream common share for each VoiceStream common share outstanding and Powertel pays a stock dividend of 0.0075 of a Powertel common share for each Powertel common share outstanding, the conversion number will be
0.65 if the average closing price of the VoiceStream common shares is $129.80 or above and 0.75 if the average closing price of VoiceStream common shares is $112.49 or below. If the average closing price of VoiceStream common shares is greater than $112.49 and less than $129.80, the conversion number will be the quotient determined by dividing $84.37 by the average closing price of VoiceStream common shares.


  Treatment of Powertel Warrants

     VoiceStream will assume all obligations of Powertel with respect to any warrants to purchase Powertel common shares granted pursuant to the warrant agreement dated February 7, 1996 between Powertel and Bankers Trust Company, as warrant agent, outstanding at the time the VoiceStream/Powertel merger is completed.

  Exchange of Certificates Representing Powertel Shares

     ChaseMellon Shareholder Services LLC will act as exchange agent in the VoiceStream/Powertel merger. Shortly after the VoiceStream/Powertel merger is completed, ChaseMellon will mail to each registered holder of Powertel common shares and Powertel preferred shares a letter of transmittal which the holder must properly complete and deliver to the exchange agent with the holder's stock certificates.

     After a record holder of Powertel shares delivers certificates for those shares and a properly completed letter of transmittal to the exchange agent, the exchange agent will deliver to the holder:

     - the number of whole VoiceStream common shares included in the merger consideration in respect of such Powertel shares; and

     - after giving effect to any required tax withholdings, a check in the amount of:

        -- cash in lieu of any fractional interest in VoiceStream common shares on the terms described below, plus

        -- any cash dividends or other distributions that the holder has the right to receive, including dividends or other distributions payable with respect to the holders of VoiceStream common shares with a record date after the completion of the VoiceStream/Powertel merger and a payment date on or before the date the holder properly delivers Powertel stock certificates to the exchange agent.

     The exchange agent will not deliver fractional VoiceStream common shares in connection with the VoiceStream/Powertel merger. Instead, each holder of Powertel shares exchanged in the VoiceStream/Powertel merger who would otherwise have received a fraction of a VoiceStream common share will be entitled to receive an amount in cash determined by multiplying the per share closing price on the Nasdaq
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Stock Market of VoiceStream common shares on the date on which the
VoiceStream/Powertel merger is completed by the fractional share to which the holder would otherwise be entitled.

     Powertel shares that are surrendered to the exchange agent will be canceled. No interest will be paid or accrued on any amount payable to holders of Powertel shares. In addition, no holder of Powertel shares will receive any dividends or other distributions with respect to VoiceStream common shares to which the holder is entitled under the VoiceStream/Powertel merger agreement until that holder's Powertel share certificate is surrendered to the exchange agent with a properly completed letter of transmittal.

     If any VoiceStream common shares are to be delivered to a person other than the registered holder of the Powertel shares represented by the certificates surrendered to the exchange agent:

     - those Powertel certificates must be properly endorsed or otherwise be in proper form for transfer; and

     - the person requesting the delivery must pay to the exchange agent any transfer or other taxes required as a result of delivery to a person other than the registered holder, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

     VoiceStream or the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to any holder of Powertel shares any amounts they are required to deduct and withhold with respect to the making of such payment under the U.S. tax code or under any provision of state, local or foreign tax law.

  Treatment of Powertel Options and Restricted Stock


     Powertel Options. If the VoiceStream/Powertel merger is completed, each outstanding Powertel stock option will be converted into an option to purchase the number of VoiceStream common shares determined by multiplying the number of Powertel common shares subject to the option immediately prior to completion of the VoiceStream/Powertel merger by the applicable conversion number. The conversion number is subject to adjustment as described under "-- Consideration To Be Received in the VoiceStream/Powertel Merger." The exercise price per VoiceStream common share for each of these options will be the exercise price per Powertel common share applicable to that option immediately prior to the completion of the VoiceStream/Powertel merger divided by the conversion number increased to the nearest whole cent. The replacement options will generally have the same terms and conditions as were applicable under the Powertel option plans.


     Powertel Restricted Stock. At the time the VoiceStream/Powertel merger is completed, the Powertel restricted stock plan will terminate and any unvested Powertel restricted stock awards will become fully vested, except as otherwise provided in the individual restricted stock award agreements.

  Dissenting Shares

     If appraisal rights for any Powertel preferred shares are perfected by any holder of preferred shares then those shares will be treated as described under "The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel
Merger -- Appraisal Rights."

  Representations and Warranties

     The VoiceStream/Powertel merger agreement contains a number of representations and warranties made by VoiceStream and Powertel to each other, including those regarding:

     - due organization, good standing and qualification;

     - capital structure;

     - corporate authority to enter into the VoiceStream/Powertel merger agreement and the stockholder agreements and lack of conflicts with corporate governance documents, contracts or laws;

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     - governmental filings;

     - accuracy of SEC reports, financial statements and information provided for inclusion in this document by the parties;

     - absence of certain material changes or events since December 31, 1999;

     - permits and licenses;

     - compliance with laws;

     - absence of undisclosed liabilities and pending litigation;

     - the receipt of a fairness opinion from a financial advisor;

     - finders or brokers fees;

     - tax matters, including the absence of facts inconsistent with the qualification of the VoiceStream/Powertel merger as a reorganization under Section 368(a) of the U.S. tax code;

     - the vote necessary to approve the VoiceStream/Powertel merger agreement; and

     - absence of affiliate transactions.

     In addition, Powertel made representations and warranties to VoiceStream as to:

     - employee benefit plans;

     - employees and employment practices;

     - Section 203 of the Delaware General Corporation Law and other anti-takeover laws enacted under Georgia or Delaware law applicable to Powertel;

     - intellectual property; and

     - material contracts.

In addition, the VoiceStream/Powertel merger agreement contains representations and warranties made by the merger subsidiary to Powertel representing some of the above matters.

  Conduct of Business Pending the VoiceStream/Powertel Merger

     Covenants of Powertel. Except as contemplated by the VoiceStream/Powertel merger agreement or the Deutsche Telekom/Powertel merger agreement, Powertel has agreed that, until the earlier of completion of the VoiceStream/Powertel merger or the termination of the VoiceStream/Powertel merger agreement, it will carry on its and its subsidiaries' business in the ordinary course in all material respects. Until the VoiceStream/Powertel merger is completed or the VoiceStream/Powertel merger agreement is terminated, Powertel and its subsidiaries will not take the actions listed in the VoiceStream/Powertel merger agreement, which includes the following actions, without VoiceStream's prior written consent, except under limited circumstances specified in the VoiceStream/Powertel merger agreement:

     - declare, set aside or pay dividends on, or make distributions in respect of, Powertel shares, or split, combine or reclassify any outstanding Powertel shares;

     - redeem or repurchase any Powertel shares, except as required by Powertel's certificate of incorporation or the Powertel stock option plans;

     - issue, deliver, pledge, sell or encumber any Powertel shares or any options or other rights to acquire those shares;

       - Important Exception:


         -- Powertel may issue Powertel common shares upon the closing of the DiGiPH transaction and the performance of the agreements entered into in connection with the DiGiPH transaction,


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            including the stock purchase agreement between Powertel and Sonera
            Holding B.V., the put agreement dated May 30, 2000 between Powertel, Eliska Wireless Investors and Sonera Holding B.V. and the put agreement dated May 30, 2000 between Powertel and Sonera Holding B.V.; or otherwise pursuant to previously disclosed contractual obligations existing prior to the execution of the VoiceStream/Powertel merger agreement; and

         -- Powertel may issue rights to acquire Powertel shares and may issue shares pursuant to such rights for an aggregate of 575,000 Powertel common shares pursuant to annual incentive grants, grants to newly hired employees and grants to be made pursuant to the DiGiPH transaction;

     - adopt, amend or propose to amend any stockholder rights plan or related rights plan;

     - acquire any business, corporation or partnership, or substantially all of the assets of any of the foregoing;

       - Important Exceptions:

         -- Powertel is permitted to enter into acquisition transactions which involve individually, or in the aggregate, a purchase price of $500,000 or less without VoiceStream's consent;

         -- Powertel is permitted to make capital expenditures in accordance with its capital budget for the fiscal years 2000 and 2001; and

         -- Powertel may enter into transactions in connection with the DiGiPH transaction;

     - authorize or make capital expenditures other than those for less than the aggregate annual amount contained in Powertel's capital budget for the years 2000 and 2001;

     - sell, lease, encumber or otherwise dispose of any of its assets;

     - increase the compensation or reimbursement allowances payable to an officer or director;

     - enter into employment or severance agreements with, or establish any new benefit plan, other than in the ordinary course of business consistent with past practice or amend any existing Powertel benefit plan or take any action inconsistent with the cash bonus, retention bonus, incentive bonus, severance, equity awards and other plans set out in the VoiceStream/Powertel merger agreement, which are described in more detail below;

     - make any awards under an existing Powertel benefit plan for the benefit of any director, officer or employee, except in the ordinary course of business consistent with past practices;

     - except as required by a change in law or U.S. GAAP, make any change in its method of accounting or its fiscal year;

     - enter into, modify or amend in any material respect or terminate any material contract or agreement to which Powertel is a party, or waive, release or assign any material rights or claims;

     - amend any term of any of its outstanding securities in any material respect;

     - adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

     - incur or guarantee material indebtedness, including refinancing existing indebtedness;

     - create, incur, assume, or allow to exist material liens upon any property or assets, except for liens arising in the ordinary course of business or to secure indebtedness or arising by operation of law;

     - guarantee any indebtedness, leases, dividends or other third party obligations;

     - make any loan or capital contributions to or investment in any person, other than loans, capital contributions or investments made in the ordinary course of business, as required in connection with the DiGiPH transaction, or made to wholly-owned subsidiaries;
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     - enter into any agreement that materially restricts Powertel, or after completion of the VoiceStream/Powertel merger could materially restrict VoiceStream or the surviving corporation from engaging in the business of providing wireless telecommunications services or developing wireless telecommunications technology anywhere in the world, or otherwise from engaging in any other business;

     - initiate, settle, appeal or propose to settle, initiate or appeal any material litigation, investigation, arbitration, proceeding or other claim;

     - make any material tax election or enter into any settlement or compromise of any material tax liability;

     - take action that could reasonably be expected to make any representation or warranty of Powertel under the VoiceStream/Powertel merger agreement inaccurate and have a material adverse effect on Powertel at the completion of the VoiceStream/Powertel merger;

     - adopt, amend or propose to amend any Powertel benefit plans or make any discretionary contributions to any Powertel benefit plan which is also an "employee pension benefit plan" or "employee welfare benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended, other than as required by law or as may be required to maintain compliance with the U.S. tax code and except for other limited exceptions;

     - file any amended tax returns if the result would be a material increase in Powertel's tax liability;

     - take action that would reasonably be expected to materially impair or delay obtaining the necessary regulatory approvals to complete the VoiceStream/Powertel merger;

     - take any action that would be reasonably likely to prevent or impede the VoiceStream/Powertel merger from qualifying as a reorganization within the meaning of Section 368(a) of the U.S. tax code;

     - take any action that would cause the Powertel common shares to cease to be quoted on the Nasdaq Stock Market;

     - during the five business days prior to the completion of the VoiceStream/Powertel merger, take or omit to take any action that could increase the number of Powertel shares outstanding on a fully diluted basis; or

     - enter into any contract, agreement or arrangement to do any of the foregoing.


     Covenants of VoiceStream. VoiceStream has agreed that until the VoiceStream/Powertel merger is completed, VoiceStream and its subsidiaries will not take the actions listed in the VoiceStream/Powertel merger agreement, which includes the following actions, without Powertel's prior written consent, except under limited circumstances specified in the VoiceStream/Powertel merger agreement:


     - amend its certificate of incorporation or bylaws or the equivalent organizational documents of any of its subsidiaries in any manner that would be adverse to Powertel or its stockholders;

     - reclassify, recapitalize, restructure or engage in a similar transaction that results in the receipt by holders of VoiceStream common shares of any assets, property or cash for such VoiceStream common shares;

     - take action that would or could reasonably be expected to prevent, impair or materially delay the ability of VoiceStream to complete the VoiceStream/Powertel merger;

     - take action that would reasonably be likely to materially adversely affect or materially adversely delay the ability of the parties to obtain any required regulatory approval or to complete the transactions contemplated in the VoiceStream/Powertel merger agreement;

     - fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act;
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     - except as required by a change in law or U.S. GAAP, make any change in its method of accounting or its fiscal year; or

     - enter into or acquire any new line of business that is material to VoiceStream and is not strategically related to the current business or operations of VoiceStream.

  Offers for Alternative Transactions

     Powertel has agreed not to, has agreed not to permit any of its subsidiaries to, has agreed not to authorize or permit any of its or their respective officers, directors or employees to, and has agreed to use its best efforts to cause its advisors and representatives not to:

     - solicit, initiate or encourage, or knowingly take any other action designed to facilitate, any alternative transaction, which we define below, to the VoiceStream/Powertel merger; or

     - continue or participate in any discussions or negotiations regarding any alternative transaction to the VoiceStream/Powertel merger.

     However, if at any time before Powertel stockholders approve the VoiceStream/Powertel merger, Powertel receives an unsolicited proposal for an alternative transaction, then Powertel may, after giving VoiceStream three business days' advance written notice:

     - furnish information with respect to Powertel pursuant to a confidentiality agreement substantially similar to the confidentiality agreement in place between VoiceStream and Powertel; and

     - engage in discussions and negotiations with the persons that made such proposal;

but only if:

     - the Powertel board of directors has determined in good faith, after receiving advice from outside counsel, that providing information to the third party or participating in negotiations or discussions could be reasonably expected to result in a superior proposal, which we define below, being made; and

     - Powertel is not otherwise in breach of its obligations described above not to solicit or engage in discussions regarding an alternative transaction.

  Important Definitions:

     "alternative transaction" means a proposal or intended proposal regarding any of the following:

     - a transaction or series of transactions in which any third party would acquire, directly or indirectly, beneficial ownership of outstanding shares representing more than 20% of the voting power of the outstanding Powertel shares or pursuant to a tender offer or exchange offer;

     - any acquisition of or business combination with Powertel or any of its subsidiaries, as applicable, by a merger or other business combination; or

     - any transaction in which any third party acquires or would acquire, directly or indirectly, control of assets of Powertel or any of its subsidiaries for consideration equal to 20% or more of the fair market value of all of the outstanding Powertel shares.

An alternative transaction does not include the Deutsche Telekom/Powertel merger or the Deutsche Telekom/Powertel merger agreement.

     "superior proposal" means any proposal made by a third party to enter into an alternative transaction which the Powertel board of directors determines in its good faith judgment based on, among other things, the advice of a financial advisor of nationally recognized reputation, to be more favorable to Powertel's stockholders than the VoiceStream/Powertel merger taking into account all relevant factors, including whether, in the good faith judgment of the Powertel board of directors, the third party is reasonably able to finance the proposed transaction.
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

     Powertel also has agreed to notify VoiceStream promptly of any request for information or of any proposal in connection with an alternative transaction, including the material terms of the request or proposal and the identity of the person making it, and Powertel has agreed to keep VoiceStream fully informed of the status of any alternative transaction. In addition, Powertel agreed to cease all activities, discussions or negotiations with respect to an alternative transaction that existed at the time the VoiceStream/Powertel merger agreement was signed.

  Powertel Board of Directors' Recommendation

     The VoiceStream/Powertel merger agreement requires the Powertel board of directors:

     - to recommend that the Powertel stockholders approve the VoiceStream/Powertel merger agreement;

     - not to withdraw, modify or qualify, or to propose publicly to withdraw, modify or qualify, its recommendation in a manner adverse to VoiceStream;

     - not to approve or recommend, or to propose publicly to approve or recommend any alternative transaction; and

     - not to cause Powertel to agree to engage in any alternative transactions.

     However, if the Powertel board of directors receives a superior proposal before Powertel stockholders approve the VoiceStream/Powertel merger agreement, the Powertel board of directors may inform the Powertel stockholders that it no longer recommends approval of the VoiceStream/Powertel merger agreement, if:

     - Powertel sends VoiceStream written notice that Powertel has received a superior proposal, which notice describes the terms of the superior proposal and the identity of the proposer, and that Powertel intends to change its recommendation regarding the VoiceStream/Powertel merger; and

     - five business days have passed since VoiceStream received the notice. In addition, Powertel must give VoiceStream reasonable opportunity to make adjustments in the terms of the VoiceStream/ Powertel merger agreement that would enable the Powertel board of directors to maintain its recommendation to approve the VoiceStream/Powertel merger agreement.

     The VoiceStream/Powertel merger agreement also permits Powertel to comply with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or to make any other disclosure to Powertel stockholders if, in the good faith judgment of the Powertel board of directors, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Powertel board of directors would breach its duties to Powertel stockholders under Delaware law.

     Submission of VoiceStream/Powertel Merger Agreement to Stockholder
Vote. The VoiceStream/Powertel merger agreement requires Powertel to submit the VoiceStream/Powertel merger agreement to a stockholder vote at the Powertel special meeting even if the Powertel board of directors no longer recommends approval of the VoiceStream/Powertel merger.

  Additional Agreements

     The VoiceStream/Powertel merger agreement contains a number of other covenants and agreements by or between VoiceStream and Powertel on subjects including:

     - notification of material facts, events or circumstances; and

     - registration rights of principal Powertel stockholders.

     In addition, VoiceStream has agreed to use its reasonable best efforts to cause the new VoiceStream common shares to be included on the Nasdaq Stock Market.

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  Senior Discount Notes and Senior Notes

     VoiceStream has also agreed to cause the surviving corporation to commence offers to repurchase certain outstanding publicly-traded notes of Powertel pursuant to the terms of their indentures within 30 days following the completion of the VoiceStream/Powertel merger.

  Efforts to Complete the VoiceStream/Powertel Merger

     VoiceStream and Powertel have agreed to:

     - use their reasonable best efforts to take all actions, and to cooperate with the other party in doing, all things necessary to complete the VoiceStream/Powertel merger and the other transactions contemplated by the VoiceStream/Powertel merger agreement;

     - take all actions necessary to comply promptly with all legal requirements with respect to the VoiceStream/Powertel merger;

     - obtain any consent by any governmental entity or other public or private third party required to be obtained; and

     - oppose entry or lift the effects of any injunction or other order adversely affecting their ability to consummate the transactions contemplated by the VoiceStream/Powertel merger agreement.

      - Important exceptions:

        -- VoiceStream will not be required, nor, without the consent of VoiceStream, will Powertel be permitted, to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Powertel, VoiceStream or any of their subsidiaries or any material portion of the assets of Powertel, VoiceStream or any of their subsidiaries or any of the business, product lines, or assets of Powertel, VoiceStream or any of their subsidiaries; and

        -- In connection with any filing or submission required or action to be taken to consummate the VoiceStream/Powertel merger, Powertel will not, without VoiceStream's prior written consent, commit to divest any assets of the business of Powertel and its subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Powertel and its subsidiaries taken as a whole.

  Indemnification and Insurance

     The surviving corporation of the VoiceStream/Powertel merger is required by the VoiceStream/ Powertel merger agreement to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws and any indemnification agreements of Powertel and each of its subsidiaries.

     Prior to the completion of the VoiceStream/Powertel merger, Powertel has the right, subject to VoiceStream's prior written approval, to obtain a "tail" coverage directors' and officers' liability insurance policy providing coverage in amounts and on terms consistent with Powertel's existing insurance policy for a period of six years after the completion of the VoiceStream/Powertel merger. If Powertel does not obtain this insurance prior to the completion of the VoiceStream/Powertel merger, VoiceStream has agreed to cause the surviving corporation to continue to provide directors' and officers' liability insurance for a period of six years after the completion of the VoiceStream/Powertel merger. However, the surviving corporation is not required to expend in any year an amount in excess of 250% of the last annual premium paid by Powertel prior to August 26, 2000. If the aggregate expenditure on coverage exceeds that amount, the surviving corporation will purchase as much insurance as can be obtained for that amount.

  Employee Benefits

     Following the completion of the VoiceStream/Powertel merger, VoiceStream will take all necessary action so that each current or former Powertel employee who was eligible to participate in a Powertel

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benefit plan before the VoiceStream/Powertel merger will either be eligible to continue participation in such Powertel benefit plan or participate in a corresponding employee benefit plan maintained by VoiceStream or any of its subsidiaries. The VoiceStream/Powertel merger agreement also specifies the treatment of pre-existing conditions, exclusions and waiting periods with respect to current and former employees of Powertel and its subsidiaries under any welfare or fringe benefit plans of VoiceStream in which such employees and former employees participate in after completion of the VoiceStream/Powertel merger.

     Powertel agreed to enact and implement the plans described below, after approval of the specifics of each plan by Deutsche Telekom and VoiceStream, which plans are to be effective as of the completion of the VoiceStream/Powertel merger:


     - a $3,000 cash bonus payable to each full-time employee of Powertel who is continuously employed by Powertel during the period starting December 31, 2000 and ending three months after the completion of the VoiceStream/Powertel merger, or whose job is eliminated within that period, with such payment prorated for part-time employees and for those employees who are hired after December 31, 2000;


     - a $20 million cash retention bonus to be paid to 150-300 key employees, as determined by the chief executive officer and chief operating officer of each of VoiceStream and Powertel, with such payments to be earned and payable over a two-year period following the completion of the VoiceStream/Powertel merger;


     - a $20 million cash incentive bonus pool to be paid to the same 150-300 key employees, as determined by the chief executive officer and chief operating officer of each of VoiceStream and Powertel, with such payments to be earned and payable in September 2001 for performance during the first and second calendar quarters of 2001, and in January 2002 for performance during the third and fourth calendar quarters of 2001;



     - a severance plan for employees of Powertel employed immediately before the completion of the VoiceStream/Powertel merger whose employment is terminated due to job elimination resulting from the VoiceStream/Powertel merger. Severance payments will represent a minimum of four weeks base salary or hourly equivalent (not including overtime) and targeted bonus, plus two weeks per year of actual service to Powertel or VoiceStream, respectively, up to a maximum of 20 weeks. Any payments under the severance plan will be reduced by any payments received by the affected employee under the cash bonus, retention bonus or incentive bonus plans described above. To obtain benefits under this plan, an employee must agree to release the surviving corporation from all claims against Powertel, Deutsche Telekom and VoiceStream; and



     - Powertel will be allowed to issue up to an aggregate of 575,000 options prior to the completion of the VoiceStream/Powertel merger, to Powertel employees in yearly performance grants, to DiGiPH PCS employees that become Powertel employees and in connection with offers of employment outstanding as of August 26, 2000. Employees whose employment is terminated due to job elimination resulting from the VoiceStream/Powertel merger will receive change of control accelerated vesting of their options if their job is eliminated within 18 months of the completion of the VoiceStream/Powertel merger. Individuals receiving change of control vesting will not be eligible for actual or potential remaining payments under the cash bonus, retention bonus or incentive bonus plans but will be eligible for severance payments, subject to certain reductions.


  Closing Conditions

     Conditions to Each Party's Obligations to Complete the VoiceStream/Powertel Merger. VoiceStream's and Powertel's respective obligations to complete the VoiceStream/Powertel merger are subject to the satisfaction or waiver of conditions, including the following.

     - Stockholder Approval. The holders of a majority of the outstanding voting power of the Powertel common shares and Series A preferred shares voting together as a single class with the Series A
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       preferred shares voting on an as-converted-to-common shares basis, and the holders of two-thirds of each class of the Powertel Series A preferred shares, Series B preferred shares, Series D preferred shares, Series E preferred shares and Series F preferred shares, each voting as a separate class, having approved and adopted the VoiceStream/Powertel merger agreement.

     - No Injunction or Restraint. The absence of any law, order or injunction preventing the completion of the VoiceStream/Powertel merger or which could reasonably be expected to have a material adverse effect on Powertel.

     - Nasdaq Stock Market Listings. Authorization for listing on the Nasdaq Stock Market of the VoiceStream common shares issuable in accordance with the VoiceStream/Powertel merger.

     - HSR Act. Expiration or termination of any waiting period under the HSR Act applicable to the VoiceStream/Powertel merger.

     - Registration Statement Effective. No stop order suspending the effectiveness of the Form S-4 registration statement or this proxy statement/prospectus will have been issued by the SEC, and no proceedings for that purpose will have been initiated or, to the knowledge of VoiceStream or Powertel, threatened by the SEC.

     - Termination of Other Merger Agreements. Termination of the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom/Powertel merger agreement in accordance with their respective terms.

     Additional Conditions to the Obligations of Powertel. The obligations of Powertel to effect the VoiceStream/Powertel merger are also subject to the satisfaction, or waiver by Powertel, of conditions, including the following.

     - Performance of Obligations; Representations and Warranties.

      -- VoiceStream having performed in all material respects each of its agreements contained in the VoiceStream/Powertel merger agreement required to be performed at or prior to the completion of the VoiceStream/Powertel merger; and

      -- the representations and warranties of VoiceStream and the representations and warranties of the merger subsidiary in the VoiceStream/Powertel merger agreement will be true and correct at and as of the date the VoiceStream/Powertel merger is complete;

          (a) except as contemplated or permitted by the VoiceStream/Powertel merger agreement; and

          (b) except for failures which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement.

        Notwithstanding the conditions described above VoiceStream may enter into any subsequent transaction, and no changes of representation or warranty of VoiceStream contained in the VoiceStream/Powertel merger agreement as a result of any subsequent transaction will result in a failure of these conditions, provided the subsequent transaction would not reasonably be expected to have a material adverse effect on VoiceStream.

- Receipt of Consents Under Agreements. VoiceStream having obtained all material consents or approvals required under VoiceStream's and its subsidiaries' debt instruments.

- Receipt of FCC Opinion. Powertel having received an opinion of FCC counsel to VoiceStream substantially in the form agreed upon in the VoiceStream/Powertel merger agreement.

- Receipt of Governmental Approvals. All necessary consents or authorizations from any governmental entities required for the VoiceStream/Powertel merger having been received, unless the failure to receive any such consent or authorization would not have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement, and such consents or authorizations do not contain any conditions which would reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement.

- Receipt of Tax Opinion. Powertel having received an opinion of Morris, Manning & Martin, LLP, dated as of the date the VoiceStream/Powertel merger is completed, substantially to the effect that, for U.S. federal income tax purposes, the VoiceStream/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code.

     Additional Conditions to the Obligations of VoiceStream. The obligations of VoiceStream to effect the VoiceStream/Powertel merger are also subject to the satisfaction, or waiver by VoiceStream, of conditions, including the following.

     - Performance of Obligations; Representations and Warranties.

        -- Powertel having performed in all material respects each of its agreements contained in the VoiceStream/Powertel merger agreement required to be performed at or prior to the completion of the VoiceStream/Powertel merger; and

        -- the representations and warranties of Powertel in the VoiceStream/Powertel merger agreement will be true and correct at and as of the date the VoiceStream/Powertel merger is completed;

           (a) except as contemplated or permitted by the VoiceStream/Powertel merger agreement; and

           (b) except for failures, which individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Powertel, VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement.

     - Receipt of FCC Opinion. VoiceStream having received an opinion of the FCC counsel of Powertel, substantially in the form agreed upon in the VoiceStream/Powertel merger agreement.

     - Consents Under Agreements. Powertel having obtained all material consents or approvals required under Powertel's and its subsidiaries' debt instruments.

     - Receipt of Governmental Approvals. All necessary consents or authorizations from any governmental entities required for the VoiceStream/Powertel merger having been received and, in the case of the FCC, having become final orders, unless this requirement of finality is waived by VoiceStream in its sole discretion, unless the failure to receive any such consent or authorization would not have a material adverse effect on Powertel or VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement and such consents or authorizations do not contain any conditions which would reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement.

     - Receipt of Tax Opinion. VoiceStream having received an opinion of Jones, Day, Reavis & Pogue and/or Preston Gates & Ellis LLP, dated as of the date the VoiceStream/Powertel merger is completed, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, for U.S. federal income tax purposes, the VoiceStream/Powertel merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. tax code.

     Waiver of Conditions. In the event VoiceStream or Powertel waives a material condition to the VoiceStream/Powertel merger, VoiceStream or Powertel, as applicable, will, if legally required, resolicit approval of its stockholders.

  Termination and Termination Fee


     Automatic Termination. The VoiceStream/Powertel merger agreement will terminate automatically upon the completion of the Deutsche Telekom/Powertel merger.


     Right to Terminate. The VoiceStream/Powertel merger agreement may be terminated at any time before the completion of the VoiceStream/Powertel merger in any of the following ways:

     - by mutual written consent;

     - by either VoiceStream or Powertel:

        -- if the VoiceStream/Powertel merger has not been completed on or before December 31, 2001, unless the party seeking to terminate the VoiceStream/Powertel merger agreement has caused the delay, provided that this date may be accelerated if the Deutsche Telekom/ VoiceStream merger agreement and the Deutsche Telekom/Powertel merger agreement have been terminated;

        -- if the VoiceStream/Powertel merger is permanently enjoined or prohibited by a governmental order or ruling, and the order or ruling has become final and nonappealable; or


        -- the stockholders of Powertel or VoiceStream do not approve and adopt the VoiceStream/Powertel merger agreement at their respective special meetings;


     - by VoiceStream if:

        -- Powertel fails to comply with any of its covenants or agreements contained in the VoiceStream/ Powertel merger agreement required to be complied with prior to the date of termination and such failure would reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/ Powertel merger agreement; and the failure cannot be or has not been cured within 30 days after receipt by Powertel of written notice of the failure to comply; or

        -- Powertel breaches any representation or warranty and the breach would reasonably be expected to have a material adverse effect on Powertel, VoiceStream or the transactions contemplated by the VoiceStream/ Powertel merger agreement, and the breach cannot be or has not been cured within 30 days after receipt by Powertel of written notice of the breach; or

     - by Powertel if:

        -- VoiceStream fails to comply with any of its covenants or agreements contained in the VoiceStream/Powertel merger agreement required to be complied with prior to the date of termination and the failure would reasonably be expected to have a material adverse effect on Powertel, VoiceStream or the transactions contemplated by the VoiceStream/ Powertel merger agreement, and cannot be or has not been cured within 30 days after receipt by VoiceStream of written notice of the failure to comply; or

        -- VoiceStream breaches any representation or warranty contained in the VoiceStream/Powertel merger agreement and the breach would reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement, and the breach cannot be or has not been cured within 30 days after receipt by VoiceStream of written notice of the breach.


     Should any of these potential grounds for termination occur, VoiceStream's and Powertel's board of directors may or may not exercise their respective rights to terminate the VoiceStream/Powertel merger agreement.


     Termination Fees. Powertel has agreed to pay VoiceStream a termination fee of $150 million plus expenses not to exceed $10 million in the event that Powertel terminates the VoiceStream/Powertel merger agreement because the Powertel stockholders do not adopt and approve the VoiceStream/Powertel merger agreement, or VoiceStream terminates the agreement for one of the following reasons:

     - Powertel fails to comply with any of its covenants or agreements contained in the VoiceStream/Powertel merger agreement, the failure would reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement and the failure cannot be or has not been cured within 30 days after receipt by Powertel of written notice of the failure to comply;

     - the stockholders of Powertel do not adopt and approve the VoiceStream/Powertel merger agreement; or

     - Powertel breaches any representation or warranty contained in the VoiceStream/Powertel merger agreement, the breach would reasonably be expected to have a material adverse effect on Powertel, VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger and the breach cannot be or has not been cured within 30 days after receipt by Powertel of written notice of the breach.

     Important Exception: In the event Powertel is also obligated to pay a termination fee pursuant to the Deutsche Telekom/Powertel merger agreement, Powertel will instead pay each of Deutsche Telekom and VoiceStream $75 million plus expenses not to exceed $10 million.

     VoiceStream has agreed to pay Powertel a termination fee of $150 million plus expenses not to exceed $10 million in the event that Powertel terminates the VoiceStream/Powertel merger agreement for one of the following reasons:

     - VoiceStream fails to comply with any of its covenants or agreements contained in the VoiceStream/Powertel merger agreement, the failure would reasonably be expected to have a material adverse effect on Powertel, VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement and the failure cannot be or has not been cured within 30 days after receipt by VoiceStream of the failure to comply;

     - the stockholders of VoiceStream do not adopt and approve the VoiceStream/Powertel merger agreement; or

     - VoiceStream breaches any representation or warranty contained in the VoiceStream/Powertel merger agreement, the breach would reasonably be expected to have a material adverse effect on VoiceStream or the transactions contemplated by the VoiceStream/Powertel merger agreement and the breach cannot be or has not been cured within 30 days after receipt by VoiceStream of written notice of the breach.

  Expenses

     Whether or not the VoiceStream/Powertel merger is completed, all fees and expenses incurred in connection with the VoiceStream/Powertel merger and the VoiceStream/Powertel merger agreement will be paid by the party incurring the fees or expenses, except that:

     - Deutsche Telekom, VoiceStream and Powertel will share equally the costs and expenses, other than attorneys' fees, incurred in connection with the printing and mailing of this document;

     - VoiceStream and Powertel will share equally any filing fees, including fees payable to the SEC and state regulatory authorities, with respect to the proxy statement/prospectus and the registration statement on Form S-4 covering the VoiceStream common shares issuable upon completion of the VoiceStream/Powertel merger; and

     - VoiceStream and Powertel will share equally the costs and expenses of any filing fees paid under the HSR Act.

  Amendment; Waiver; Assignment

     VoiceStream, Powertel and merger subsidiary may amend the VoiceStream/Powertel merger agreement prior to completion of the VoiceStream/Powertel merger, but after VoiceStream's and Powertel's stockholders have approved the VoiceStream/Powertel merger agreement, no amendment may be made which by law requires further stockholder approval without such approval being obtained.

     At any time before the VoiceStream/Powertel merger is completed, VoiceStream, Powertel and merger subsidiary may:

     - extend the time for the performance of any of the obligations or other acts required by the VoiceStream/Powertel merger agreement; and

     - waive any inaccuracies in the representations and warranties or compliance with any of the agreements or conditions, contained in the VoiceStream/Powertel merger agreement or in any document required to be delivered pursuant to the VoiceStream/Powertel merger agreement.

     VoiceStream, Powertel and merger subsidiary may not assign the VoiceStream/Powertel merger agreement or any of their rights, interests or obligations under the VoiceStream/Powertel merger agreement without the prior written consent of the non-assigning parties.

  Important Definitions

     "material adverse effect." As used in the VoiceStream/Powertel merger agreement, a "material adverse effect" on any company means any change, effect, fact or condition that is materially adverse to the business, properties, assets, results of operations or financial condition of the company and its subsidiaries. "Material adverse effect" includes any event, fact or condition which would reasonably be expected to materially delay, interfere with, impair or prevent the transactions contemplated by the VoiceStream/Powertel merger agreement in a manner that would have a material adverse effect on such transactions.

     However, "material adverse effect" does not include any adverse change, effect or development that is primarily caused by:

     - conditions affecting the U.S. economy generally or the economy of any nation or region in which VoiceStream or Powertel and their subsidiaries conduct business that is material to their businesses;

     - conditions generally affecting the industries in which VoiceStream or Powertel conduct their businesses; or

     - the announcement or existence of the VoiceStream/Powertel merger agreement and the transactions contemplated by the VoiceStream/Powertel merger agreement.

  Amendment and Restatement


     The VoiceStream/Powertel merger agreement was originally entered into between VoiceStream and Powertel on August 26, 2000. On September 28, 2000, the VoiceStream/Powertel merger agreement was amended and restated for the purpose of making merger subsidiary a party to the VoiceStream/Powertel merger agreement and other technical changes. On February 8, 2001, the VoiceStream/Powertel merger agreement was further amended and restated primarily for the purposes of adjusting the calculation of the conversion number in the event the dividends permitted under the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom/Powertel merger agreement are paid.


VOICESTREAM'S AGREEMENTS WITH STOCKHOLDERS OF POWERTEL

     In connection with the execution of the VoiceStream/Powertel merger agreement, VoiceStream entered into separate agreements with Powertel stockholders who, in the aggregate, had sufficient voting power as of the Powertel record date to approve the VoiceStream/Powertel merger. We summarize the material terms of these agreements below, and this summary is qualified in its entirety by reference to the text of the stockholder agreements, copies of which have been filed as exhibits to VoiceStream's and Deutsche Telekom's respective registration statements and are incorporated herein by reference.

     The following Powertel stockholders and some of their affiliates have entered into stockholder agreements with VoiceStream in connection with the VoiceStream/Powertel merger:

     ITC Holding Company, Inc.
     SCANA Communications Holdings, Inc.
     Sonera Corporation
     Donald W. Burton and certain limited partnerships controlled by him American Water Works Company

  Agreement to Vote


     Each stockholder agreement obligates the stockholder that is a party to the agreement to vote all its Powertel shares in favor of the VoiceStream/Powertel merger and the VoiceStream/Powertel merger agreement and to vote all of its Powertel shares against any alternative transaction, as defined in the VoiceStream/Powertel merger agreement and as discussed under "-- The VoiceStream/Powertel Merger Agreement -- Offers for Alternative Transactions," or the liquidation or winding up of Powertel. Each stockholder's obligation to vote in this manner applies whether or not the Powertel board of directors continues to recommend the VoiceStream/Powertel merger to the Powertel stockholders.


  Transfer Restrictions

     Each stockholder agreement restricts or limits the ability of the stockholder that is a party to the agreement to sell, transfer, pledge, assign or otherwise dispose of, any of its Powertel shares, or rights to purchase Powertel shares or, until six months after completion of the VoiceStream/Powertel merger, VoiceStream common shares, in each case that are subject to the stockholder agreement. The stockholders that are parties to the stockholder agreements can sell, transfer, pledge, assign or otherwise dispose of their Powertel shares or VoiceStream shares, as the case may be, in limited circumstances, with VoiceStream's written consent, as expressly permitted by the stockholder agreement, pursuant to the VoiceStream/ Powertel merger agreement or pursuant to the Deutsche Telekom/Powertel merger agreement. In that regard, each stockholder agreement, other than the agreement with American Water Works Company, provides that:

     - until the later of January 1, 2001 and the date of the Powertel special meeting, the stockholder may not sell, transfer, pledge, assign or otherwise dispose of, any Powertel shares or rights that are subject to the stockholder agreement;

     - from the later of January 1, 2001 and the date of the Powertel special meeting, until the earlier of the completion of the VoiceStream/Powertel merger or the termination of the VoiceStream/Powertel merger agreement, the stockholder may sell or transfer up to an aggregate of 25% of the number of Powertel shares owned by such stockholder, which percentage increases commensurately to that percentage sold, subject to certain exempt transfers, by any VoiceStream stockholder who executed a VoiceStream stockholder agreement pursuant to the VoiceStream/Powertel merger agreement;

     - from the completion of the VoiceStream/Powertel merger through and including the six month anniversary of the completion of the VoiceStream/Powertel merger, the stockholder may not sell, transfer, pledge, assign or otherwise dispose of, any VoiceStream common shares that are subject to the stockholder agreement except in accordance with Rule 144 and Rule 145 of the Securities Act, except that if a VoiceStream stockholder who executed a VoiceStream stockholder agreement pursuant to the VoiceStream/Powertel merger agreement proposes to transfer more than the number of shares permitted to be transferred under Rule 144, subject to certain exempt transfers, then the Powertel stockholder may transfer shares under its registration rights commensurate with that percentage sold by the VoiceStream stockholder; and

     - after the six-month anniversary of the completion of the VoiceStream/Powertel merger, all contractual sale and transfer restrictions end.

     For a description of the stockholder agreements executed by VoiceStream stockholders pursuant to the VoiceStream/Powertel merger agreement, see
"-- Powertel's Agreements with Stockholders of VoiceStream."

  Termination

     Each stockholder agreement will terminate upon the earliest to occur of:

     - the completion of the VoiceStream/Powertel merger;

     - the termination of the VoiceStream/Powertel merger agreement; and

     - August 26, 2002.

  No Solicitation

     Each stockholder agrees not to initiate or participate in, and not to authorize any representatives to solicit, initiate or participate in, discussions or negotiations regarding transactions or business combinations between Powertel and a company other than VoiceStream, except as otherwise permitted by the VoiceStream/Powertel merger agreement. See "-- The VoiceStream/Powertel Merger Agreement -- Offers for Alternative Transactions."

POWERTEL'S AGREEMENTS WITH STOCKHOLDERS OF VOICESTREAM

     In connection with the execution of the VoiceStream/Powertel merger agreement, Powertel entered into separate agreements with VoiceStream stockholders who, in the aggregate, had sufficient voting power as of the VoiceStream record date to approve the VoiceStream/Powertel merger. In addition, Deutsche Telekom agreed in the Deutsche Telekom/Powertel merger agreement to vote in favor of the VoiceStream/Powertel merger. We summarize the material terms of these agreements below, and this summary is qualified in its entirety by reference to the text of the stockholder agreements, copies of which have been filed as exhibits to VoiceStream's and Deutsche Telekom's registration statements and are incorporated herein by reference.

  Agreement to Vote

     Each stockholder agreement obligates the stockholder that is a party to the agreement to vote all of its VoiceStream shares in favor of the VoiceStream/Powertel merger and the VoiceStream/Powertel merger agreement. The Deutsche Telekom/Powertel merger agreement obligates Deutsche Telekom to vote all of its VoiceStream shares in favor of the VoiceStream/Powertel merger and the VoiceStream/ Powertel merger agreement. Each stockholder's obligation to vote in this manner is irrevocable and unconditional.

  Transfer Restrictions

     Each of the stockholder agreements and, with respect to Deutsche Telekom, the Deutsche Telekom/ Powertel merger agreement, restricts or limits the ability of the stockholder that is a party to the agreement to sell, transfer, pledge, assign or otherwise dispose of any VoiceStream shares owned by such stockholder until the later of January 1, 2001 and the date of the VoiceStream special meeting, except to affiliates and by operation of law, in each case where the transferees agree to be bound by the terms of the stockholder agreement.

     Each VoiceStream stockholder who is a party to a stockholder agreement, not including Deutsche Telekom, has agreed as follows:

     - from the later of January 1, 2001 and the date of the VoiceStream special meeting, until the earlier of the completion of the VoiceStream/Powertel merger or the termination of the VoiceStream/ Powertel merger agreement, if a VoiceStream stockholder proposes to sell, transfer, or exercise registration rights with respect to more than 25% of the VoiceStream stockholders' shares, then the VoiceStream stockholder must notify each of the Powertel stockholders who entered into stockholder agreements with VoiceStream of the proposed sale, transfer or exercise of rights and waive any right the VoiceStream stockholder has to preclude or delay the filing of a registration statement on behalf of any of these Powertel stockholders or transfers of Powertel shares in the amount permitted by the applicable Powertel stockholder agreement; and


     - for six months beginning on the completion of the VoiceStream/Powertel merger, if the VoiceStream stockholder proposes to sell, transfer, or exercise registration rights with respect to more VoiceStream shares than the VoiceStream stockholder is permitted to sell or transfer under the volume restrictions of Rule 144 of the Securities Act, the VoiceStream stockholder must notify each of the Powertel stockholders who entered into stockholder agreements with VoiceStream of the proposed sale, transfer or exercise of rights and either allow the Powertel stockholder to participate in the registration or waive any right the VoiceStream stockholder has to preclude or delay the filing of a registration statement on behalf of any of these Powertel stockholders.


  Agreement to Elect a Powertel Nominee to the VoiceStream Board of Directors


     Each VoiceStream stockholder that is a party to a stockholder agreement has agreed that it will vote all its VoiceStream common shares, and Deutsche Telekom has agreed in the Deutsche Telekom/Powertel merger agreement to vote all of its VoiceStream voting preferred shares at the two annual meetings of VoiceStream following the completion of the VoiceStream/Powertel merger in favor of the election to VoiceStream's board of directors of one nominee, and successors of such nominee, chosen by Powertel and acceptable to VoiceStream. After the completion of the VoiceStream/Powertel merger, in the event a nominee or successor nominee chosen by Powertel before the VoiceStream/Powertel merger is completed is unable or unwilling to serve, two current Powertel stockholders may, by mutual agreement, name an alternate successor. Deutsche Telekom's obligation is not enforceable if it would reduce its rights to appoint directors representing 10% of VoiceStream's board of directors. To effect these voting arrangements, these VoiceStream stockholders have agreed to amend existing VoiceStream voting agreements to which they are parties. See "-- VoiceStream's Agreements with Stockholders of Powertel."


  Termination

     Each of the stockholder agreements, and the applicable provisions of the Deutsche Telekom/Powertel merger agreement, will terminate upon the earliest to occur of:

     - the completion of the VoiceStream/Powertel merger;

     - the termination of the VoiceStream/Powertel merger agreement; or

     - August 26, 2002.


  The Letter Agreement with Telephone & Data Systems, Inc.


     In addition to the general provisions described above applying to each of the stockholder agreements, Telephone & Data Systems, Inc. and Powertel entered into a letter agreement. This agreement provides that, in the event that the board of directors of Telephone & Data Systems determines that Telephone & Data Systems is subject to the regulations of the Investment Company Act of 1940 and Telephone & Data Systems is unsuccessful in obtaining an exemption from such regulations or is not eligible for an exemption, the restrictions on Telephone & Data Systems' right to transfer VoiceStream common shares will be modified to allow it to sell the minimum number of VoiceStream common shares that would allow Telephone & Data Systems to avoid being characterized as an "investment company" under the Investment Company Act of 1940.


     On December 27, 2000, TDS assigned to TDSI, its wholly-owned subsidiary, its stockholder agreement and the letter agreement with Powertel described above.

                                 EXCHANGE RATES

     Effective January 1, 1999, Germany and ten other member states of the European Union adopted the euro as their common currency. With the first quarter of 1999, Deutsche Telekom began publishing its consolidated financial statements in euros. Prior to January 1, 1999, Deutsche Telekom prepared its financial statements in Deutsche Marks in accordance with German GAAP. Amounts stated in euros appearing in this document for periods prior to January 1, 1999 have been translated from Deutsche Marks at the official fixed conversion rate of 1.00 EUR = DM 1.95583.


     Unless otherwise stated, dollar amounts have been translated from euros using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. As of February 7, 2001, the latest practicable date for which exchange rate information was available prior to the printing of this document, the noon buying rate for the euro was one euro per 0.9331 of a U.S. dollar, which if expressed in Deutsche Marks would have been equivalent to a rate of one deutsche mark per 0.477 of a U.S. dollar, translated from euros at the official fixed conversion rate. This rate may differ from the actual rates used in the preparation of Deutsche Telekom's consolidated financial statements included or incorporated by reference herein. Accordingly, dollar amounts appearing in this proxy statement/prospectus may differ from the actual dollar amounts originally translated into euros in the preparation of Deutsche Telekom's financial statements.


     The following table sets forth:


     - for the years 1999 and 2000 and for the period from January 1, 2001 through February 7, 2001, the average, high, low and period-end noon buying rates for the euro expressed as dollars per 1.00 euro; and


     - for each year in the period from 1995 through 1998, the average, high, low and period-end noon buying rates for the Deutsche Mark converted into euros at the official fixed conversion rate and expressed as dollars per
       1.00 euro.


                                                                                                PERIOD-
YEAR                                                          AVERAGE(a)    HIGH       LOW        END
----                                                          ----------   -------   -------   ----------
1995........................................................   $1.3715     $1.4418   $1.2528    $1.3634
1996........................................................    1.2978      1.3626    1.2493     1.2711
1997........................................................    1.1244      1.2689    1.0398     1.0871
1998........................................................    1.1120      1.2178    1.0548     1.1733
1999........................................................    1.0588      1.1812    1.0016     1.0070
2000........................................................    0.9232      1.0335    0.8270     0.9388
2001 (through February 7)...................................    0.9308      0.9535    0.9181     0.9331


---------------
(a) The average of the noon buying rates on the last business day of each month during the relevant period.

     Commencing January 4, 1999, the Deutsche Telekom ordinary shares have traded on the German stock exchanges in euros. Fluctuations in the exchange rate between the euro and the dollar will affect the dollar equivalent of the euro price of the Deutsche Telekom ordinary shares on the German stock exchanges and, as a result, are likely to affect the market price of the Deutsche Telekom ADSs on the NYSE. Deutsche Telekom will declare any cash dividends in euros, and exchange rate fluctuations will affect the dollar amounts you receive if you are a holder of Deutsche Telekom ADSs on conversion of cash dividends on the ordinary shares represented by your Deutsche Telekom ADSs.

                         MARKET PRICE AND DIVIDEND DATA

MARKET PRICES

  Deutsche Telekom

     The principal trading market for Deutsche Telekom's shares is the Frankfurt Stock Exchange. The shares also trade on the other German stock exchanges in Berlin, Bremen, Dusseldorf, Hamburg, Hanover, Munich and Stuttgart and on the Tokyo Stock Exchange. Options on the shares trade on the German options exchange (Eurex Deutschland) and other exchanges. Originally, Deutsche Telekom issued all of its shares in bearer form. With effect from January 24, 2000, the shares were converted from bearer form to registered form.

     From January 4, 1999, all shares on German stock exchanges have traded in euros.


     The table below sets forth, for the periods indicated, the high and low closing sales prices for the Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange, as reported by the Frankfurt Stock Exchange XETRA trading system, together with the high and low volumes of the DAX (Deutscher Aktienindex).



                                                   PRICE PER        PRICE PER
                                                    ORDINARY        ORDINARY
                                                     SHARE            SHARE             DAX(a)
                                                 --------------   -------------   -------------------
                                                  HIGH     LOW    HIGH     LOW      HIGH       LOW
                                                 ------   -----   -----   -----   --------   --------
                                                     EUROS             DM
YEAR ENDED DECEMBER 31, 1998
  First Quarter................................      --      --   41.65   31.19   5,114.13   4,134.64
  Second Quarter...............................      --      --   50.14   39.70   5,915.13   5,018.67
  Third Quarter................................      --      --   55.61   44.90   6,171.43   4,433.87
  Fourth Quarter...............................      --      --   55.97   43.40   5,121.48   3,896.08
YEAR ENDED DECEMBER 31, 1999
  First Quarter................................   43.45   31.35      --      --   5,443.62   4,678.72
  Second Quarter...............................   44.55   34.23      --      --   5,468.67   4,914.59
  Third Quarter................................   43.15   36.90      --      --   5,652.02   4,978.45
  Fourth Quarter...............................   71.50   38.11      --      --   6,958.14   5,124.55
YEAR ENDED DECEMBER 31, 2000
  First Quarter................................  103.50   61.00      --      --   8,064.97   6,474.92
  Second Quarter...............................   80.40   55.80      --      --   7,599.39   6,834.88
  Third Quarter................................   61.35   38.40      --      --   7,480.14   6,682.92
  Fourth Quarter...............................   45.11   31.48      --      --   7,136.30   6,200.71
YEAR ENDED DECEMBER 31, 2001
  First Quarter (through February 7)...........   38.75   31.20      --      --   6,795.14   6,289.82


---------------
(a) The DAX is a weighted performance index of the shares of 30 large German corporations. The calculation of the DAX did not change upon the introduction of the euro.

     The table below sets forth, for the periods indicated, the high and low closing sales prices for the Deutsche Telekom ADSs on the NYSE:


                                                                  PRICE PER
                                                                  DEUTSCHE
                                                                 TELEKOM ADS
                                                              -----------------
                                                              HIGH          LOW
                                                              ----          ---
                                                                 (U.S.$ PER
                                                                  DEUTSCHE
                                                                TELEKOM ADS)
YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $22 7/8       $17 1/16
  Second Quarter............................................   28 5/16       21 1/8
  Third Quarter.............................................   32            24
  Fourth Quarter............................................   33 1/2        26 1/4
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................   47 1/8        33 1/16
  Second Quarter............................................   45 7/8        36 1/4
  Third Quarter.............................................   45 7/16       39 5/8
  Fourth Quarter............................................   71            40 3/4
YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................  100 1/4        62 5/8
  Second Quarter............................................   79 1/2        49 1/4
  Third Quarter.............................................   58 115/256    33 29/64
  Fourth Quarter............................................   38 3/16       29 1/4
YEAR ENDED DECEMBER 31, 2001
  First Quarter (through February 7)........................   36 9/16       29 1/2


     YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES.

     On July 21, 2000, the last trading day prior to the formal public announcement of the signing of the Deutsche Telekom/VoiceStream merger agreement, the closing sales price per Deutsche Telekom ordinary share on the Frankfurt Stock Exchange was 55.27 euros, equivalent to U.S.$51.6388 per Deutsche Telekom ordinary share, translated at the noon buying rate for July 21, 2000, and the high and low bid prices for the Deutsche Telekom ADSs as quoted on the NYSE were $52 and $50 13/16, respectively.

     On August 25, 2000, the last trading day prior to the formal public announcement of the signing of the Deutsche Telekom/Powertel merger agreement, the closing sales price per Deutsche Telekom ordinary share on the Frankfurt Stock Exchange was 44.30 euros, equivalent to U.S.$39.9763 per Deutsche Telekom ordinary share, translated at the noon buying rate for August 25, 2000 per Deutsche Telekom ordinary share, and the high and low bid prices for the Deutsche Telekom ADSs as quoted on the NYSE were $40 9/16 and $40, respectively.


     On February 7, 2001, the last trading day for which information was available prior to the printing of this proxy statement/prospectus, the closing sales price per Deutsche Telekom ordinary share on the Frankfurt Stock Exchange was 33.02 euros, equivalent to U.S.$30.81 based on an exchange rate of one euro per 0.9331 of a U.S. dollar, and the high and low bid prices for the Deutsche Telekom ADSs as quoted on the NYSE were $31.28 and $30.67, respectively.



     The Deutsche Telekom ordinary shares are listed on the Frankfurt Stock Exchange under the symbol "DTE". Deutsche Telekom ADSs, each representing one Deutsche Telekom ordinary share, are listed on the NYSE under the symbol "DT". The depositary for the Deutsche Telekom ADSs is Citibank N.A. As of December 31, 2000, there were 25,386,798 Deutsche Telekom ADSs outstanding, with 490 holders of record of Deutsche Telekom ADSs with addresses in the United States and 52 holders of record of ADSs with addresses outside the United States. As of December 31, 2000, there were approximately

2,831,562 registered holders of Deutsche Telekom ordinary shares including 2,860 holders of record of Deutsche Telekom ordinary shares with addresses in the U.S.


  VoiceStream

     Since VoiceStream's spin-off from Western Wireless on May 3, 1999, VoiceStream common shares have traded on the Nasdaq Stock Market under the ticker symbol "VSTR". The table below sets forth, for the calendar quarters indicated, the high and low sale prices of VoiceStream common shares as reported on the Nasdaq Stock Market.


                                                               VOICESTREAM
                                                               COMMON STOCK
                                                              --------------
                                                              HIGH       LOW
                                                              ----       ---
                                                                (U.S.$ PER
                                                                  SHARE)
YEAR ENDED DECEMBER 31, 1999(a)
  First Quarter.............................................  $ --       $--
  Second Quarter............................................    34 1/4    16 3/8
  Third Quarter.............................................    72        28 1/8
  Fourth Quarter............................................   142 5/16   57 3/4
YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................   159 5/16   97 1/2
  Second Quarter............................................   143 3/8    77 5/8
  Third Quarter.............................................   161       100 13/16
  Fourth Quarter............................................   131 1/2   100 5/8
YEAR ENDED DECEMBER 31, 2001
  First Quarter (through February 7)........................   134       101


---------------
(a) Because VoiceStream completed its spin-off from Western Wireless during the second quarter of 1999, no trading information is available for any prior period.


     On July 21, 2000, the last trading day prior to the formal public announcement of the signing of the Deutsche Telekom/VoiceStream merger agreement, the last sale price of VoiceStream common shares on Nasdaq was $149.75 per share. On August 25, 2000, the last trading day prior to the formal announcement of the signing of the VoiceStream/Powertel merger agreement, the last sale price of VoiceStream common shares on Nasdaq was $118 3/16 per share. On February 7, 2001, the last trading day for which information was available prior to the printing of this document, the last sale price of VoiceStream common shares on the Nasdaq was $118 13/16 per share.



     As of February 7, 2001, the last date prior to the printing of this document for which it was practicable for us to obtain this information, there were approximately 1,985 registered holders of VoiceStream common shares.


     YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE VOICESTREAM COMMON SHARES.

  Powertel

     Powertel common shares are currently traded on the Nasdaq Stock Market under the ticker symbol "PTEL." The table below sets forth, for the calendar quarters indicated, the high and low sale prices of Powertel common shares as reported on the Nasdaq Stock Market.


                                                                     POWERTEL COMMON SHARES
                                                             --------------------------------------
                                                                  HIGH                    LOW
                                                             ---------------        ---------------
                                                                        (US$ PER SHARE)
YEAR ENDED DECEMBER 31, 1998
  First Quarter............................................       $ 25 1/16               $16 3/4
  Second Quarter...........................................         24 1/8                 15 3/4
  Third Quarter............................................         21 1/4                  9 5/8
  Fourth Quarter...........................................         16 1/4                  9 5/16

YEAR ENDED DECEMBER 31, 1999
  First Quarter............................................         17 3/4                 12 5/16
  Second Quarter...........................................         32 1/2                 13 3/8
  Third Quarter............................................         59                     28 5/8
  Fourth Quarter...........................................        105                     50 7/8

YEAR ENDED DECEMBER 31, 2000
  First Quarter............................................        104 5/8                 66 3/4
  Second Quarter...........................................         91 13/16               53 1/2
  Third Quarter............................................         97 27/64               66 1/2
  Fourth Quarter...........................................         86 25/64               61 37/64

YEAR ENDED DECEMBER 31, 2001
  First Quarter (through February 7, 2001).................         89 1/4                 62 9/16



     On August 25, 2000, the last trading day prior to the formal public announcement of the signing of the Deutsche Telekom/Powertel merger agreement and the VoiceStream/Powertel merger agreement, the last sale price of Powertel common shares on Nasdaq was $86.63 per share. On February 7, 2001, the last trading day for which information was available prior to the printing of this document, the last sale price of Powertel common stock on Nasdaq was $76 11/16 per share. The Powertel preferred shares are not traded on Nasdaq or on any U.S. national securities exchange.



     As of February 7, 2001, the last date prior to the printing of this document for which it was practicable for Powertel to obtain this information, there were approximately 275 registered holders of Powertel common shares.


     YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE POWERTEL COMMON SHARES.

DIVIDEND DATA

  Deutsche Telekom


     The Deutsche Telekom ADSs and Deutsche Telekom ordinary shares issued in connection with the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers in 2001 will have the same dividend rights as the other currently outstanding Deutsche Telekom ADSs and Deutsche Telekom ordinary shares with respect to fiscal year 2001 and subsequent years. Any dividends with respect to fiscal year 2000 that are approved at the next annual general meeting of Deutsche Telekom shareholders, which is currently scheduled for May 29, 2001, would be payable after such meeting to shareholders as of the date of completion of such meeting. If the next annual general meeting is held on May 29, 2001, as currently scheduled, VoiceStream and Powertel stockholders who receive Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger will not be entitled to receive any dividends that may be declared with respect to fiscal year 2000. For information relevant to receipt of dividend payments by Deutsche Telekom ADS holders, see "Exchange Rates," "Description of Deutsche Telekom Ordinary
Shares -- Dividends and Other Distributions" and "Description of Deutsche Telekom American Depositary Shares -- Dividends and Distributions."

     The following table sets forth the annual dividends paid per Deutsche Telekom ordinary share with respect to each of the fiscal years indicated:

                                                                DIVIDEND PAID PER
                                                                DEUTSCHE TELEKOM
YEAR ENDED DECEMBER 31,                                          ORDINARY SHARE
-----------------------                                       ---------------------
                                                               DM     EURO     $(A)
1996........................................................  0.60       --    0.35
1997........................................................  1.20       --    0.68
1998........................................................  1.20       --    0.64
1999........................................................    --     0.62    0.58

---------------
(a) Dividend amounts have been translated into dollars at the noon buying rate for the relevant dividend payment date, which occurred during the second quarter of the following year.

     The dividend levels of past years may not be indicative of future dividends.


     Shareholders determine the declaration, amount and timing of dividends in respect of each fiscal year at their annual general meeting in the following year, upon the joint recommendation of the management board and the supervisory board. As long as the Federal Republic and KfW own a majority of Deutsche Telekom's voting share capital, they will have the power to control most decisions taken at shareholders' meetings, including the approval of proposed dividend payments. We expect that, as a result of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, the Federal Republic and KfW will no longer own a majority of Deutsche Telekom's voting share capital. Deutsche Telekom may declare and pay dividends only from distributable balance sheet profits (Bilanzgewinn) of Deutsche Telekom, as adjusted to reflect losses or gains carried over from prior years as well as transfers to or from retained earnings. Certain reserves (Rucklagen) are required by law to be made and deducted in calculating distributable balance sheet profits available for distribution as dividends.



     The payment of future dividends depends on Deutsche Telekom's earnings, its financial condition and other factors, including cash requirements, the future prospects of Deutsche Telekom and tax, regulatory and other legal considerations. Although Deutsche Telekom expects to pay annual dividends on its shares, you should not assume that any dividend will actually be paid or make any assumption about the amount that will be paid in any given year. To the extent necessary to implement Deutsche Telekom's dividend policy, Deutsche Telekom will consider drawing upon its retained earnings. Deutsche Telekom's ability to pay dividends is determined by reference to the unconsolidated financial statements of Deutsche Telekom, which are prepared in accordance with German GAAP. Dividends paid will be subject to German withholding tax. For further information on German withholding tax and related U.S. refund procedures, see "U.S. Federal and German Tax Consequences."


  VoiceStream


     VoiceStream has never declared or paid dividends on its common shares and does not anticipate paying cash dividends in the foreseeable future. However, VoiceStream anticipates paying a stock dividend of 0.0075 of a VoiceStream common share for each VoiceStream common share outstanding prior to the completion of the Deutsche Telekom/VoiceStream merger. In addition, VoiceStream has entered into certain credit agreements and indentures which contain restrictions on its ability to declare and pay cash dividends on its common shares. For more information on such restrictions, please refer to VoiceStream's Form 10-K for the fiscal year ended December 31, 1999, which is incorporated by reference into this proxy statement/prospectus.

  Powertel


     Powertel has never declared or paid cash dividends on its common shares and does not anticipate paying cash dividends in the foreseeable future. However, Powertel anticipates paying a stock dividend of 0.0075 of a Powertel common share for each Powertel common share outstanding prior to the completion of the Deutsche Telekom/Powertel merger. Powertel's Series E preferred shares and Series F preferred shares accrue a cumulative 6.5% annual dividend that is payable quarterly in Powertel common shares or cash. Powertel pays these dividends in Powertel common shares because it is prohibited from paying cash dividends due to restrictions contained in agreements governing its and its subsidiaries' indebtedness. For more information on such restrictions, please refer to Powertel's Form 10-K for the fiscal year ended December 31, 1999, which is incorporated by reference into this proxy statement/prospectus.


                DESCRIPTION OF DEUTSCHE TELEKOM ORDINARY SHARES

     The following are only summaries of the terms of Deutsche Telekom's share capital, the provisions of Deutsche Telekom's Articles of Association and applicable German law in effect at the date of this proxy statement/prospectus. A copy of Deutsche Telekom's Memorandum and Articles of Association has been filed as an exhibit to Deutsche Telekom's registration statement and is incorporated herein by reference. You are encouraged to read these documents in their entirety.

SHARE CAPITAL

     Deutsche Telekom's share capital amounts to 7,755,786,327.04 euros divided into 3,029,604,034 ordinary shares issued in registered form. The individual ordinary shares do not have a par value as such, but they do have a notional par value that can be determined by dividing the share capital amount by the number of ordinary shares.


     Holders of ordinary shares, but not holders of ADSs, are required to provide to Deutsche Telekom their names, addresses and occupations, or, in the case of business entities, their names, business addresses and registered seats, as well as the number of ordinary shares held, so that they can be entered into the share register maintained by Deutsche Telekom. Following amendments to the German Stock Corporation Act entered into force on January 25, 2001, persons holding ordinary shares are required to provide their dates of birth in lieu of their occupations. It is also possible to have a third party, such third party a "street name", registered in lieu of the shareholders. ADEUS Aktienregister-Service-GmbH, a joint venture of Dresdner Bank AG, Allianz AG, Munchener Ruckversicherungs-Gesellschaft AG in Munchen and CSC Ploenzke AG, is the transfer agent and registrar of the registered ordinary shares in Germany. Citibank, N.A. is the depositary bank for the Deutsche Telekom ADSs. See "Description of Deutsche Telekom American Depositary Shares."


     Generally, the share capital of Deutsche Telekom may be increased, other than by conditional capital or authorized capital, in consideration of contributions in cash or in kind by a resolution passed at a general meeting of the shareholders of Deutsche Telekom by a majority of the votes cast.

     An English translation of the Deutsche Telekom Articles of Association (Satzung) has been filed as an exhibit to this registration statement.

  Authorized Capital

     Section 5(2) of the Articles of Association (Satzung) of Deutsche Telekom authorizes the Deutsche Telekom management board, with the approval of the Deutsche Telekom supervisory board, to increase Deutsche Telekom's share capital by up to a nominal amount of 3,865,093,163.52 euros by issuing up to 1,509,802,017 new ordinary shares for noncash contributions through May 25, 2005. In addition, according to Section 5(3) of the Articles of Association, the Deutsche Telekom management board, with approval of the Deutsche Telekom supervisory board, is authorized to increase Deutsche Telekom's share capital by up to a nominal amount of 12,800,000 euros by issuing up to 5,000,000 new ordinary shares for cash or noncash contributions for offerings to management and key employees under a stock option plan through

May 25, 2005. In both cases, shareholders do not have preemptive rights (Bezugsrechte), which means that existing shareholders of Deutsche Telekom do not have a right to subscribe for new Deutsche Telekom shares in the capital increase in proportion to their existing holdings of Deutsche Telekom shares before shares from the capital increase may be sold to other persons.

  Conditional Capital

     Section 5(5) of the Articles of Association provides for a conditional capital of up to a nominal amount of 64 million euros or up to 25 million new ordinary shares. This conditional share capital may only be used if and to the extent that option rights granted pursuant to Deutsche Telekom's stock option plan described below are exercised and new ordinary shares are delivered upon such exercise. Option rights that have not been or may not be exercised prior the expiration of the exercise period will expire. The ordinary shares issued from the conditional share capital generally will be entitled to any dividends paid in respect of the year in which they are issued. Shares that are issued after the end of any fiscal year, but before the ordinary general shareholders meeting at which the activities of the Deutsche Telekom management board for that year are approved, will be entitled to any dividends paid in respect of that year.

     At their annual meeting on May 25, 2000, the shareholders of Deutsche Telekom authorized the Deutsche Telekom supervisory board to grant stock options to the members of its management board and authorized the Deutsche Telekom management board to grant stock options to all other eligible participants. The Deutsche Telekom supervisory board is authorized to determine the detailed terms for the issuance of ordinary shares from the conditional share capital and for the grant of options as well as the other terms of the stock option plan if the Deutsche Telekom management board is the beneficiary of the stock option plan. In all other cases, the Deutsche Telekom management board is authorized to make these determinations.

     The principal terms of the stock option plan are:

     - Eligible Participants. The conditional share capital may only be used to grant stock options to members of the Deutsche Telekom management board, senior management at the levels below the Deutsche Telekom Management Board and certain managers of Deutsche Telekom's domestic or foreign group companies. Of the total number of options available under the stock option plan, 20% may be granted to members of the Deutsche Telekom management board and 15% may be granted to managers of Deutsche Telekom's domestic and foreign group companies.

     - Lock-up Period, Exercise Period. Options may not be exercised before the expiration of two years after they have been granted. They may be exercised for a period of three years following the lock-up period, which in this document we refer to as the "exercise period".

     - Strike Price. Each option entitles the holder to purchase one ordinary share at the strike price. The strike price of the options will be equal to the average of the closing prices quoted in the XETRA system of the Frankfurt Stock Exchange on the 30 trading days prior to the day on which the options are granted.

     - Performance Requirements. The options may be exercised on any stock exchange trading day in Frankfurt am Main during the exercise period if both of the following performance requirements have been met:

        -- Absolute Performance. The average ordinary share price during any 30 day period following the two year lock-up period must exceed the strike price of the options by at least 20%.

        -- Relative Performance. In addition, exercise of the options is linked to the performance of the ordinary shares relative to the performance of the Dow Jones Euro Stoxx 50 index. The options may only be exercised if, during any 30 day period following expiration of the two year lock-up period, the performance of the ordinary shares, adjusted for dividends, preemptive rights and other special rights, which in this document we refer to as the "total shareholder return", exceeds the performance of the Euro Stoxx 50 index.

     Under the authorization, stock options may be granted in annual tranches. Stock options are to be granted within the eight week period following the ordinary general shareholders meeting in each year. The last tranche of options may be granted in 2004. The terms and conditions of the stock options may provide Deutsche Telekom with the right to make a cash payment instead of issuing new ordinary shares upon exercise.

     The terms and conditions of the options may also provide that the Deutsche Telekom management board, and with respect to members of the Deutsche Telekom management board, the Deutsche Telekom supervisory board, will be authorized to determine that in lieu of one ordinary share against payment of the strike price, a smaller number of ordinary shares may be issued upon exercise of an option against payment of the minimum issue price. If that determination is made, then each option will not entitle the holder to purchase one ordinary share at the strike price set at the time of issuance of the option, but only a certain number of options will entitle the holder to purchase one ordinary share at the minimum issue price. The number of options necessary to purchase one ordinary share will be determined as follows:

                                                        K-M
                                                   A=   ---
                                                        K-X

     Where:

        A: means the number of options necessary to purchase one ordinary share;

        X: means the strike price;

        K: means the market price of a share at the time when the option is exercised; and

        M: means the minimum issue price, currently 2.56 euros.

     On June 26, 2000, two Deutsche Telekom shareholders filed a suit with the District Court in Bonn (Landgericht Bonn) seeking to have declared void the shareholders resolutions authorizing both the stock option plan and a related conditional capital increase. Deutsche Telekom cannot at present predict how long it will take to resolve this litigation or what its outcome will be.

REPURCHASE OF SHARES

     Under the German Stock Corporation Act (Aktiengesetz), Deutsche Telekom may not purchase its own ordinary shares, subject to certain limited exceptions.

     The general shareholders meeting on May 25, 2000 approved a resolution that authorizes Deutsche Telekom pursuant to Section 71(1) no. 8 of the German Stock Corporation Act to purchase its own ordinary shares in an amount representing up to 10% of its registered share capital of approximately 7.76 billion euros through November 15, 2001. The purchase price for the ordinary shares, excluding purchasing costs, must not exceed or fall below the market price by more than 5%, in the case of a purchase on the stock exchange, or 20%, in the case of an offer to purchase made to all shareholders. The relevant market price for this purpose would be the opening auction price in the XETRA system of the Frankfurt Stock Exchange on the day of the purchase, in the case of a purchase on the stock exchange, or the closing price in the XETRA system on the day prior to the publication of the offer, in the case of a public offer to purchase made to all shareholders.

     Pursuant to the resolution, the Deutsche Telekom management board is authorized, with approval of the Deutsche Telekom supervisory board, to:

     (1) list the acquired ordinary shares on foreign stock exchanges on which they are not listed;

     (2) offer the acquired ordinary shares to third parties in the context of mergers with and acquisitions of other companies and acquisitions of interests in other companies; and

     (3) cancel the acquired ordinary shares without further shareholder approval. This cancellation option can be exercised in whole or in part.

     Shareholders do not have preemptive rights for the purposes listed in clauses (1) and (2) above. The price for any sale on a stock exchange or use in a merger or acquisition transaction would not be permitted to be more than 5% below the opening auction price of Deutsche Telekom's ordinary shares in the XETRA system of the Frankfurt Stock Exchange on the day of the sale on the stock exchange or the definitive agreement with a third party, as applicable.


VOTING RIGHTS AND SHAREHOLDERS MEETINGS


     Each ordinary share entitles its holder to one vote at Deutsche Telekom's general meeting of shareholders. Shareholders may pass resolutions at a general meeting by a majority of the votes cast, unless a higher vote is required by law or by the Deutsche Telekom Articles of Association. Neither the German Stock Corporation Act nor the Articles of Association provide for minimum quorum requirements for shareholders meetings. The German Stock Corporation Act and the Articles of Association require that significant resolutions be passed by at least 75% of the share capital represented at a meeting.

     These significant resolutions include:

     - capital increases which provide for an exclusion of preemptive rights;

     - capital decreases;

     - the creation of authorized capital (genehmigtes Kapital) or conditional capital (bedingtes Kapital);

     - dissolution of Deutsche Telekom;

     - merger of Deutsche Telekom into or consolidation of Deutsche Telekom with another stock corporation;

     - split- or spin-off;

     - transfer of all Deutsche Telekom's assets;

     - conclusion of intercompany agreements (Unternehmensvertrage), including, in particular, direct control and profit and loss pooling agreements;

     - amendments to the corporate purpose of Deutsche Telekom; and

     - a change in Deutsche Telekom's corporate form.

     A general meeting of the shareholders of Deutsche Telekom may be called by the Deutsche Telekom management board, the Deutsche Telekom supervisory board or by shareholders holding in the aggregate at least 5% of Deutsche Telekom's issued share capital. The annual general meeting must take place within the first eight months of the fiscal year and is called by the Deutsche Telekom management board upon the receipt of the Deutsche Telekom supervisory board's report on the annual financial statements. Under the Articles of Association, the right to participate in and to vote at a shareholders meeting will only be given to those shareholders who have timely registered for the shareholders meeting in writing or by fax with the Deutsche Telekom management board at the seat of the company and who are included in the share register when their registration is received and on the date of the shareholders meeting. There must be at least two days between receipt of the registration and the date of the shareholders meeting. Deutsche Telekom must publish notice of shareholders meetings in the Federal Gazette (Bundesanzeiger) at least one month prior to the date by which shareholders have to register for the shareholders meeting. The day of publication and the last date by which shareholders have to register for the shareholders meeting are not counted for this purpose. In addition, Deutsche Telekom must publish a notice in a national authorized stock exchange journal.

     Those shareholders who have given timely notice to Deutsche Telekom in writing or by fax and who are registered in the share register at the time of this notice may participate in and vote in the general shareholders meeting. This notice must be given so that there are at least two days between the day when the notice is given and the day of the general shareholders meeting.

DIVIDENDS AND OTHER DISTRIBUTIONS


     Deutsche Telekom may pay dividends immediately following the resolution by the general meeting of shareholders on the distribution of profits.



     Under German law, Deutsche Telekom may declare and pay dividends only from balance sheet profits as shown in the unconsolidated annual financial statements of Deutsche Telekom. In determining the distributable balance sheet profits, the Deutsche Telekom management board and the Deutsche Telekom supervisory board may allocate to profit reserves (andere Gewinnrucklagen), either in whole or in part, the annual surplus (Jahresuberschuss) that remains after allocation to statutory reserves and losses carried forward. Under the Deutsche Telekom Articles of Association, transferring more than one-half of the annual surplus is not permissible if, following the transfer, the accumulated reserves out of surplus would exceed one-half of Deutsche Telekom's share capital. The shareholders, in determining the distribution of profits, may allocate additional amounts to profit reserves and may carry forward profits in part or in full.


     Dividends approved at a shareholders meeting are payable on the first stock exchange trading day after that meeting, unless otherwise decided at the shareholders meeting. Details regarding paying agents are published in the Federal Gazette (Bundesanzeiger). Shareholders holding ordinary shares through Clearstream Banking AG will receive dividends by credit to their respective accounts.

RECORD DATES

     In accordance with the German Stock Corporation Act, the record date for determining which holders of Deutsche Telekom ordinary shares are entitled to the payment of dividends or other distributions, whether in cash, stock or property, will be the date of the general meeting of shareholders at which such dividends or other distributions are declared. The record date for determining which holders of Deutsche Telekom ordinary shares are entitled to vote at a general meeting will be the date of such general meeting, provided that holders of Deutsche Telekom ordinary shares who are registered in the share register (Aktienbuch) on the date of the meeting will be entitled to attend and vote at the meeting only if such holders have given Deutsche Telekom notice of their desire to attend early enough that there are at least two days between the day the notice is given and the day of the several shareholders' meeting.

PREEMPTIVE RIGHTS

     Under the German Stock Corporation Act, every shareholder generally has preemptive rights with respect to an issuance of new ordinary shares, including securities convertible into ordinary shares, securities with warrants to purchase ordinary shares, profit-sharing certificates and securities with a profit participation. Preemptive rights regarding a specific capital increase are freely transferable and may be traded on the German stock exchanges for a limited number of days prior to the final date for the exercise of the rights. Shareholders may eliminate preemptive rights through a resolution passed by a qualified majority of at least three quarters of the share capital represented at a meeting. See "-- Share Capital -- Authorized Capital" for a description of the authorized capital where preemptive rights have been eliminated. In addition, an elimination of preemptive rights requires a report by the Deutsche Telekom management board, which must justify the elimination by establishing that Deutsche Telekom's interest in the elimination outweighs the shareholders' interest in exercising their preemptive rights. Preemptive rights related to the issuance of new ordinary shares may be eliminated without justification if:

     - Deutsche Telekom increases share capital for cash contributions;

     - the amount of the increase does not exceed 10% of the issued share capital; and

     - the ordinary shares are sold at a price not substantially lower than the current quoted share price.

     Shareholders do not have any preemptive rights with respect to ordinary shares issued using conditional capital. See "-- Share Capital -- Conditional Capital" for a description of the existing conditional capital.

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

LIQUIDATION RIGHTS

     In accordance with the German Stock Corporation Act, upon a liquidation of Deutsche Telekom, shareholders will receive, in proportion to the ordinary shares held, any liquidation proceeds remaining after paying off all of Deutsche Telekom's liabilities.

NOTIFICATION REQUIREMENTS

     Under the German Securities Trading Act (Wertpapierhandelsgesetz), any person whose direct or indirect voting interest reaches, exceeds or, after reaching, falls below 5%, 10%, 25%, 50% or 75% of the voting rights in Deutsche Telekom must, within no more than seven calendar days, inform Deutsche Telekom and the Federal Supervisory Authority for Securities Trading (Bundesaufsichtsamt fur den Wertpapierhandel) in writing:

     - that such person has reached, exceeded or fallen below one of these thresholds; and

     - the extent of such person's voting rights.

     Failure to notify Deutsche Telekom or the Federal Supervisory Authority will, for so long as such failure continues, disqualify the shareholder from exercising the rights attached to his ordinary shares, including voting rights and, if the shareholder is acting intentionally, the right to receive dividends. In addition, a penalty may be imposed as provided for by law.

GERMAN FOREIGN EXCHANGE CONTROLS

     At present, the Federal Republic of Germany does not restrict the movement of capital between Germany and other countries, except investments in Iraq, Myanmar and Serbia and with institutions of the Taliban party in Afghanistan and the UNITA party in Angola. This is to comply with the applicable resolutions adopted by the United Nations and the European Union.

     For statistical purposes, with certain exceptions, every corporation or individual residing in Germany is obligated to report any payment received from or made to a non-resident corporation or individual to the German Central Bank (Deutsche Bundesbank) if the payment exceeds DM 5,000 or EUR 2,500 or the equivalent in a foreign currency. Additionally, corporations and individuals residing in Germany must report to the German Central Bank any claims of a resident corporation or individual against or liabilities payable to a non-resident corporation or individual exceeding an aggregate of DM 3.0 million or 1.5 million euros or the equivalent in a foreign currency at the end of any calendar month.

     Neither German law nor the Articles of Association restricts the right of non-resident or foreign owners of the ordinary shares to hold or vote the ordinary shares.

INSPECTION OF SHARE REGISTER


     The share register of Deutsche Telekom will be maintained, on behalf and under the responsibility of the Deutsche Telekom Management Board, by ADEUS Aktienregister-Service-GmbH, for registration of any holder of Deutsche Telekom ordinary shares, upon such holder's request, as a shareholder of Deutsche Telekom. The share register will be open for inspection by the shareholders of Deutsche Telekom during normal business hours at the principal office of Deutsche Telekom in Bonn, Germany.


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

           DESCRIPTION OF DEUTSCHE TELEKOM AMERICAN DEPOSITARY SHARES

INFORMATION ABOUT DEUTSCHE TELEKOM ADSs

     A Deutsche Telekom ADS is an American depositary share that represents one ordinary share of Deutsche Telekom. The Deutsche Telekom ADSs were created to allow U.S. shareholders of Deutsche Telekom to more easily hold and trade interests in Deutsche Telekom on U.S. markets. Citibank, N.A., the depositary for the Deutsche Telekom ADSs, will issue the Deutsche Telekom ADSs you will receive in the relevant merger, and Citibank AG, Frankfurt Branch, the custodian for the Deutsche Telekom ADSs, will hold the Deutsche Telekom ordinary shares represented by those ADSs on behalf of the depositary.

     There are advantages and disadvantages to receiving Deutsche Telekom ADSs rather than Deutsche Telekom ordinary shares. Non-institutional holders may prefer to receive Deutsche Telekom ADSs instead of Deutsche Telekom ordinary shares for the following reasons:

     - dividends on Deutsche Telekom ADSs are paid in U.S. dollars, whereas dividends on Deutsche Telekom ordinary shares are paid in euros; and

     - Deutsche Telekom ADSs are traded in the United States on the NYSE, whereas Deutsche Telekom ordinary shares trade on the Frankfurt Stock Exchange and other non-U.S. exchanges, but do not trade on any U.S. national securities exchange.


     You should, however, be aware that the trading volume of the Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange historically has been significantly greater than the trading volume of the Deutsche Telekom ADSs on the NYSE. If this continues, it may be more advantageous for a holder to sell a large number of Deutsche Telekom ordinary shares on the Frankfurt Stock Exchange than to sell a large number of Deutsche Telekom ADSs on the NYSE. In addition, various fees are payable by holders of Deutsche Telekom ADSs to the depositary in connection with various transactions as described below. The rights of a holder of Deutsche Telekom ADSs also differ from the rights of a holder of Deutsche Telekom ordinary shares in other respects as described below and under "Description of Deutsche Telekom Ordinary Shares."



     Citibank, N.A., as depositary bank for the Deutsche Telekom ADSs, will issue Deutsche Telekom ADSs to you in the form of a certificated American Depositary Receipt, which in this document we refer to as an "ADR", upon completion of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, unless you elect to receive Deutsche Telekom ordinary shares. Each Deutsche Telekom ADS represents one Deutsche Telekom ordinary share or the right to receive one Deutsche Telekom ordinary share on deposit with the custodian bank. A Deutsche Telekom ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the Deutsche Telekom ADS but not distributed to the owners of Deutsche Telekom ADSs because of legal restrictions or practical considerations.


     Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043. Deutsche Telekom ADSs represent ownership interests in securities that are on deposit with the depositary bank. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank AG, located at Neue Mainzer Strasse 75, Frankfurt am Main, Germany.


     Deutsche Telekom has appointed Citibank as depositary bank pursuant to a deposit agreement. The depositary bank will make available for inspection by holders at its office and at the office of Citibank AG copies of documents, reports and communications in respect of the Deutsche Telekom ADSs, including the deposit agreement and Deutsche Telekom's Articles of Association. Deutsche Telekom urges you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement as it is the agreement that determines your rights and obligations as an owner of Deutsche Telekom ADSs. A copy of the deposit agreement is also on file with the SEC under cover of a Registration Statement on Form F-6. See "Additional Information -- Where You Can Find More Information" for the location of the SEC Public Reference Room where you can get copies of the deposit agreement. The depositary bank will also mail copies of documents or reports and communications to you if requested by


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

Deutsche Telekom to do so and if it is lawful and practicable to do so. Please refer to Registration Number 333-05724 when retrieving a copy of the deposit agreement.

     If you become an owner of Deutsche Telekom ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that represents your Deutsche Telekom ADSs. The deposit agreement and the ADR specify Deutsche Telekom's rights and obligations as well as your rights and obligations as an owner of Deutsche Telekom ADSs and those of the depositary bank. As a Deutsche Telekom ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, Deutsche Telekom's obligations to the holders of ordinary shares will continue to be governed by the laws of Germany, which may be different from the laws in the United States. Deutsche Telekom will treat the depositary bank as the holder of the shares represented by your ADSs.

     As an owner of Deutsche Telekom ADSs, you may hold your Deutsche Telekom ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your Deutsche Telekom ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as a Deutsche Telekom ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the Deutsche Telekom ADSs directly by means of an ADR registered in your name, and as such, you are referred to as the "holder." When this summary refers to "you," it is on the assumption that the reader owns new Deutsche Telekom ADSs and will own Deutsche Telekom ADSs at the relevant time.

DIVIDENDS AND DISTRIBUTIONS

     As a holder, you generally have the right to receive the distributions Deutsche Telekom makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive the distributions under the terms of the deposit agreement in proportion to the number of Deutsche Telekom ADSs held as of a specified record date.

  Distributions of Cash

     Whenever Deutsche Telekom makes a cash distribution for the securities on deposit with the custodian, it will notify the depositary bank. Subject to any restrictions imposed by German laws or regulations, upon receipt of this notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the U.S. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, including costs estimated with conversions of foreign currency into U.S. dollars, such as undistributed rights, held by the custodian in respect of securities on deposit.

  Distributions of Deutsche Telekom Ordinary Shares


     Whenever Deutsche Telekom makes a free distribution of shares for the securities on deposit with the custodian, it will notify the depositary bank. Upon receipt of the notice, the depositary bank will either distribute to holders new Deutsche Telekom ADSs representing the Deutsche Telekom ordinary shares deposited or, with the written consent of Deutsche Telekom, modify the ratio of Deutsche Telekom ADSs to Deutsche Telekom ordinary shares, in which case each Deutsche Telekom ADS you hold will represent rights and interests in the additional Deutsche Telekom ordinary shares so deposited. Only whole new Deutsche Telekom ADSs will be distributed. Fractional entitlements will be sold and the proceeds of the sale will be distributed as in the case of a cash distribution.


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

     The distribution of new Deutsche Telekom ADSs or the modification of the Deutsche Telekom ADS-to-Deutsche Telekom ordinary share ratio upon a distribution of Deutsche Telekom ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. To pay the taxes or governmental charges, the depositary bank may sell all or a portion of the new Deutsche Telekom ordinary shares so distributed.

     No distribution of new Deutsche Telekom ADSs will be made if it would violate a law, e.g., the U.S. securities laws, or if it is not operationally practicable. On a distribution of new Deutsche Telekom ADSs, the depositary bank may reasonably request an opinion of counsel regarding the need for registration of the distribution under the U.S. Securities laws. Any such request may delay distribution to you of new Deutsche Telekom ADSs. If the depositary bank does not distribute new Deutsche Telekom ADSs as described above, it may sell the Deutsche Telekom ordinary shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

  Distributions of Rights

     Whenever Deutsche Telekom intends to distribute rights to purchase additional Deutsche Telekom ordinary shares, it may give prior notice to the depositary bank and may assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional Deutsche Telekom ADSs to holders.

     The depositary bank will establish procedures to distribute rights to purchase additional Deutsche Telekom ADSs to holders and to enable holders to exercise their rights if it is lawful and reasonably practicable to make the rights available to holders of Deutsche Telekom ADSs, and if Deutsche Telekom provides all of the documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new Deutsche Telekom ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Deutsche Telekom ordinary shares directly rather than new Deutsche Telekom ADSs.

     The depositary bank will not distribute the rights to you if:

     - Deutsche Telekom does not request that the rights be distributed to you or if it asks that the rights not be distributed to you;

     - Deutsche Telekom fails to deliver satisfactory documents to the depositary bank; or

     - it is not reasonably practicable to distribute the rights.

     The depositary bank will sell the rights that are not exercised or not distributed if the sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

  Elective Distributions

     Whenever Deutsche Telekom intends to distribute a dividend payable at the election of shareholders either in cash or in additional Deutsche Telekom ordinary shares, it will give prior notice thereof to the depositary bank and will indicate whether it wishes the elective distribution to be made available to you. In such case, Deutsche Telekom will assist the depositary bank in determining whether the distribution is lawful and reasonably practical.

     The depositary bank will make the election available to you only if it is reasonably practical and if Deutsche Telekom has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional Deutsche Telekom ADSs, in each case as described in the deposit agreement.

     If the election is not made available to you, you will receive either cash or additional Deutsche Telekom ADSs, depending on what a shareholder in Germany would receive for failing to make an election, as more fully described in the deposit agreement.

  Other Distributions

     Whenever Deutsche Telekom intends to distribute property other than cash, Deutsche Telekom ordinary shares or rights to purchase additional Deutsche Telekom ordinary shares, it will notify the depositary bank in advance and will indicate whether it wishes the distribution to be made to you. If so, Deutsche Telekom will assist the depositary bank in determining whether the distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute the property to you, and if Deutsche Telekom provides all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

     The depositary bank will make the distribution net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay the taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

     The depositary bank will not distribute the property to you and will sell the property if:

     - Deutsche Telekom does not request that the property be distributed to you or if it asks that the property not be distributed to you;

     - Deutsche Telekom fails to deliver satisfactory documents to the depositary bank; or

     - the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

     The depositary bank will distribute the proceeds of the sale to holders as in the case of a cash distribution.

CHANGES AFFECTING SHARES

     The Deutsche Telekom ordinary shares held on deposit for your Deutsche Telekom ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of the Deutsche Telekom ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any such change were to occur, your Deutsche Telekom ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary bank may in such circumstances deliver new Deutsche Telekom ADSs to you or call for the exchange of your existing Deutsche Telekom ADSs for new Deutsche Telekom ADSs and will do so upon request of Deutsche Telekom to the extent legally permitted. If the depositary bank may not lawfully distribute the property to you, the depositary bank may sell the property and distribute the net proceeds to you as in the case of a cash distribution.

ISSUANCE OF DEUTSCHE TELEKOM ADSs UPON DEPOSIT OF DEUTSCHE TELEKOM ORDINARY
SHARES

     The depositary bank may create Deutsche Telekom ADSs on your behalf if you deposit Deutsche Telekom ordinary shares with the custodian. The depositary bank will deliver these Deutsche Telekom ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Deutsche Telekom ordinary shares to the custodian. Your ability to deposit Deutsche Telekom ordinary shares could be limited by German legal considerations at the time of deposit.

     The depositary bank may delay the issuance of ADSs until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Deutsche Telekom ordinary

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shares have been duly transferred to the custodian. The depositary bank will only issue Deutsche Telekom ADSs in whole numbers.

     When you deposit Deutsche Telekom ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. You will thus be deemed to represent and warrant the following:

     - The Deutsche Telekom ordinary shares are duly authorized, validly issued, outstanding, fully paid, non-assessable and legally obtained;

     - All preemptive and similar rights, if any, with respect to the Deutsche Telekom ordinary shares have been validly waived or exercised;

     - You are authorized to deposit the Deutsche Telekom ordinary shares; and

     - The shares presented for deposit are free and clear of any lien, encumbrance, security interest, or other adverse claim, and are not, and the Deutsche Telekom ADSs issuable upon the deposit are not, subject to any other restriction on sale, transfer or deposit under the laws of the United States, the Federal Republic of Germany, or under a shareholders' agreement, or the Articles of Association, or any applicable regulations of any securities exchange.

     If any of the representations or warranties are incorrect in any way, Deutsche Telekom and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF DEUTSCHE TELEKOM ORDINARY SHARES UPON CANCELLATION OF DEUTSCHE TELEKOM ADSs

     As a holder, you will be entitled to present your Deutsche Telekom ADSs to the depositary bank for cancellation and then receive the underlying shares at the custodian's offices. To withdraw the Deutsche Telekom ordinary shares represented by your Deutsche Telekom ADSs, you will be required to pay to the depositary the fees for cancellation of the Deutsche Telekom ADSs and any charges and taxes payable upon the transfer of the Deutsche Telekom ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Deutsche Telekom ADSs will not have any rights under the deposit agreement.

     If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your Deutsche Telekom ADSs. The depositary bank may delay the withdrawal of the Deutsche Telekom ordinary shares represented by your Deutsche Telekom ADSs until it receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept Deutsche Telekom ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the securities represented by your Deutsche Telekom ADSs at any time except in the following cases:

     - Temporary delays caused by closing transfer books of the depositary or Deutsche Telekom in connection with voting at a shareholders' meeting or the payment of dividends;

     - Obligations to pay fees, taxes and similar charges; or

     - Restrictions imposed because of laws or regulations applicable to Deutsche Telekom ADSs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your Deutsche Telekom ADSs except to comply with mandatory provisions of law.

VOTING RIGHTS

     At Deutsche Telekom's request, the depositary bank will mail to you any notice of shareholders' meeting received from Deutsche Telekom together with information explaining how to instruct the
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

depositary bank to exercise the voting rights of the securities represented by Deutsche Telekom ADSs. If the depositary bank timely receives voting instructions from a holder of Deutsche Telekom ADSs, it will endeavor to vote the securities represented by the holder's Deutsche Telekom ADSs in accordance with the voting instructions.

     Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit (including Deutsche Telekom's Articles of Association). Deutsche Telekom cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

FEES AND CHARGES

     As a Deutsche Telekom ADS holder, you will be required to pay the following service fees to the depositary bank:


                         SERVICE                                      FEES
                         -------                                      ----
Issuance of Deutsche Telekom ADSs                           Up to 5c. per ADS issued
Cancellation of Deutsche Telekom ADSs                       Up to 5c. per ADS
                                                            canceled
Exercise of rights to purchase additional Deutsche Telekom
  ADSs                                                      Up to 5c. per ADS issued


     As a Deutsche Telekom ADS holder you may also be charged for the following expenses:

     - Fees for the transfer and registration of Deutsche Telekom ordinary shares that the registrar and transfer agent charge for the transfer and registration of Deutsche Telekom ordinary shares in Germany, i.e., upon deposit and withdrawal of Deutsche Telekom ordinary shares;

     - Expenses incurred for converting foreign currency into U.S. dollars or for the sale of property;

     - Expenses for cable, telex and fax transmissions and for delivery of securities; and

     - Taxes and duties upon the transfer of securities, i.e., when Deutsche Telekom ordinary shares are deposited or withdrawn from deposit.

     The expenses you may be required to pay would be customary for transactions of this kind and are expected to be de minimis but may vary over time and may be changed by Deutsche Telekom and by the depositary bank. You will receive prior notice of any changes. Deutsche Telekom has agreed to pay certain other charges and expenses of the depositary bank.

NOTIFICATION REQUIREMENTS

     As a holder of Deutsche Telekom ADSs, you agree to comply with provisions of German law relating to reporting of large positions in Deutsche Telekom shares. For a description of these legal provisions, see "Description of Deutsche Telekom Ordinary Shares -- Notification Requirements." You also agree to provide certain information if reasonably requested by the depositary bank or Deutsche Telekom.

AMENDMENTS AND TERMINATION

     Deutsche Telekom may agree with the depositary bank to modify the deposit agreement at any time without your consent. Any modification that would prejudice any of the substantial rights of holders under the deposit agreement, except in very limited circumstances enumerated in the deposit agreement, will not become effective until 60 days after notice has been given to the holders. Among the modifications that Deutsche Telekom will not consider to be materially prejudicial to your substantial rights are:

     - any modifications or supplements that are reasonably necessary for the Deutsche Telekom ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay; and

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

     - any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

     You will be bound by the modifications to the deposit agreement if you continue to hold your Deutsche Telekom ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Deutsche Telekom ordinary shares represented by your Deutsche Telekom ADSs, except as permitted by law.

     Deutsche Telekom has the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

     Upon termination, the following will occur under the deposit agreement:

     - For a period of one year after termination, you will be able to request the cancellation of your Deutsche Telekom ADSs and the withdrawal of the Deutsche Telekom ordinary shares represented by your Deutsche Telekom ADSs and the delivery of all other property held by the depositary bank in respect of those Deutsche Telekom ordinary shares on the same terms as prior to the termination. During this one year period the depositary bank will continue to collect all distributions received on the Deutsche Telekom ordinary shares on deposit but will not distribute the property to you until you request the cancellation of your Deutsche Telekom ADSs; and

     - After the expiration of the one year period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from the sale and any other funds then held for the holders of Deutsche Telekom ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of Deutsche Telekom ADSs still outstanding.

BOOKS OF DEPOSITARY

     The depositary bank will maintain Deutsche Telekom ADS holder records at its depositary offices. You may inspect the records at the office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Deutsche Telekom ADSs and the deposit agreement.

     The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits Deutsche Telekom's obligations and the depositary bank's obligations to you. Please note the following:

     - Deutsche Telekom and the depositary bank are obligated only to take the actions specifically stated in the depositary agreement without negligence or bad faith;

     - The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

     - Deutsche Telekom and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;


     - Deutsche Telekom and the depositary bank disclaim any liability if they are prevented or forbidden from acting on account of any law or regulation, any provision of Deutsche Telekom's Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond their control;

     - Deutsche Telekom and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in Deutsche Telekom's Articles of Association or in any provisions of securities on deposit;

     - Deutsche Telekom and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of Deutsche Telekom ADSs or authorized representative thereof, or any other person believed by either Deutsche Telekom or the depositary bank in good faith to be competent to give the advice or information;

     - Deutsche Telekom and the depositary bank also disclaim any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the Deutsche Telekom ADSs, unless indemnity satisfactory to it against expense and liability is furnished; and

     - Deutsche Telekom and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

PRE-RELEASE TRANSACTIONS

     The depositary bank may, in certain circumstances, issue Deutsche Telekom ADSs before receiving a deposit of Deutsche Telekom ordinary shares or release Deutsche Telekom ordinary shares before receiving Deutsche Telekom ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on the transactions, such as the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary bank may retain the compensation received from the pre-release transactions. Full collateralization is a precondition to the pre-release of Deutsche Telekom ADSs or underlying Deutsche Telekom ordinary shares.

TAXES

     You will be responsible for the taxes and other governmental charges payable on the ADRs, the Deutsche Telekom ADSs evidenced by the ADRs and the securities represented by the Deutsche Telekom ADSs. Deutsche Telekom, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary bank may refuse to issue Deutsche Telekom ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and the other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify Deutsche Telekom, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

FOREIGN CURRENCY CONVERSION

     The depositary bank will arrange for the conversion into U.S. dollars of all foreign currency received if the conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

     - Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

     - Distribute the foreign currency to holders for whom the distribution is lawful and practical; or

     - Hold the foreign currency, without liability for interest, for the applicable holders.

                COMPARISON OF RIGHTS OF VOICESTREAM AND POWERTEL
                 STOCKHOLDERS AND DEUTSCHE TELEKOM SHAREHOLDERS


     As a result of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, holders of VoiceStream common shares and Powertel common shares, other than holders of VoiceStream common shares who make the cash election and receive only cash as the merger consideration, will receive Deutsche Telekom ADSs, each representing one Deutsche Telekom ordinary share or the right to receive one Deutsche Telekom ordinary share on deposit with the custodian bank, or, at the election of the holder, Deutsche Telekom ordinary shares. If the Deutsche Telekom/VoiceStream merger is terminated and the VoiceStream/Powertel merger occurs, holders of Powertel common shares will receive VoiceStream common shares. Deutsche Telekom is a company incorporated under the laws of Germany. Each of VoiceStream and Powertel is a corporation incorporated in Delaware. The following is only a summary comparison of material differences between the rights of a VoiceStream stockholder, a Powertel stockholder and a Deutsche Telekom shareholder arising from the differences between the corporate laws of Delaware and those of Germany, the governing organizational instruments of the three companies and the securities laws and regulations governing the three companies. We encourage you to read carefully and in their entirety VoiceStream's certificate of incorporation, VoiceStream's bylaws, Powertel's certificate of incorporation, Powertel's bylaws or Deutsche Telekom's memorandum and articles of association. For information on how to obtain the governing organizational instruments of VoiceStream, Powertel and Deutsche Telekom, see "Additional Information -- Where You Can Find More Information." You are encouraged to obtain and read these documents.


     You should refer to "Description of Deutsche Telekom American Depositary Shares" for a description of the Deutsche Telekom ADSs and a discussion of the ways in which the rights of holders of Deutsche Telekom ADSs may differ from those of holders of Deutsche Telekom ordinary shares.

     If you hold shares of Deutsche Telekom, VoiceStream or Powertel through a broker or other financial intermediary rather than directly as a person whose name is entered in the share register of the relevant company, you must rely on procedures established by that broker or financial intermediary in order to assert the rights of a shareholder or stockholder against the relevant company.


             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                       VOTING RIGHTS

- Under Delaware law, each stockholder is entitled to one       - Each share entitles the holder to one vote at the general
  vote for each share of capital stock held by the                shareholders meetings of Deutsche Telekom.
  stockholder unless the certificate of incorporation
  provides otherwise.

  VoiceStream

- VoiceStream's certificate of incorporation contains no provisions altering the voting rights of holders of VoiceStream common shares.

- VoiceStream's bylaws provide that a majority of the           - There are no quorum requirements for shareholders meetings
  outstanding shares of VoiceStream entitled to vote,             of Deutsche Telekom.
  represented in person or by proxy, constitutes a quorum
  for the transaction of business at a stockholder meeting.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  Powertel
- Powertel's certificate of incorporation contains no
  provisions altering the voting rights of holders of
  Powertel common shares.

- Powertel's bylaws provide that a majority of the outstanding shares of Powertel entitled to vote, represented in person or by proxy constitutes a quorum for the transaction of business at a stockholder meeting.

- Under Delaware law, a certificate of incorporation may        - The German Stock Corporation Act (Aktiengesetz) does not
  provide that in elections of directors and other specified      allow cumulative voting.
  circumstances, stockholders are entitled to cumulate
  votes.

  VoiceStream

- VoiceStream's certificate of incorporation provides that VoiceStream stockholders do not have cumulative voting rights.

  Powertel

- Powertel's certificate of incorporation does not provide for cumulative voting rights.
                                                 ACTION BY WRITTEN CONSENT

- Under Delaware law, unless otherwise provided in the          - Under the German Stock Corporation Act, stockholders may
  certificate of incorporation, stockholders may take any         not take any action by written consent in lieu of the
  action required or permitted to be taken at a stockholder       general shareholder meeting.
  meeting without a meeting if the action is consented to in writing by stockholders entitled to cast the same number
  of votes that would be required to take that action at a
  meeting at which stockholders were present and voting in
  person.
  VoiceStream
- VoiceStream's certificate of incorporation does not limit
  this right of stockholders to act by written consent.
  Powertel
- Powertel's certificate of incorporation provides that
  stockholders may only take an action required or permitted to be taken at a stockholder meeting without a meeting if
  the action is consented to in writing by all stockholders
  who would be entitled to vote with respect to the action
  at the meeting.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                               STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

- Under SEC proxy rules, any stockholder may submit a           - Shareholders may nominate individuals for election to the
  proposal to be acted upon at an annual meeting of               Deutsche Telekom supervisory board, other than those
  stockholders if the proposer has continuously held for at       recommended by the existing Deutsche Telekom supervisory
  least one year, as of the date he or she submits a              board, by making a cross-motion to Deutsche Telekom within
  proposal, 1% or at least $2,000 in market value of the          one week after the publication of the notice of the
  company's securities entitled to be voted on the proposal       shareholders meeting in the Federal Gazette
  at the meeting. In order for a stockholder's proposal to        (Bundesanzeiger) if the election of one or several members
  be included in the company's proxy statement for an annual      of the Deutsche Telekom supervisory board is an item on
  or special meeting, the proposal must meet certain              the agenda of the shareholders meeting. The nomination
  procedural and other requirements, including a requirement      must contain the name, profession, domicile and
  that the proposal be received by the company by the             memberships in other supervisory boards or other
  applicable submission deadline. For a regularly scheduled       comparable domestic or foreign supervising bodies of the
  annual meeting, the deadline is 120 days before the             individual to be nominated. If Deutsche Telekom receives a
  anniversary of the date on which the company's proxy            communication of this kind, the Deutsche Telekom
  statement for the previous year's annual meeting was first      management board must, within 12 days after the
  released to stockholders. If the company did not hold an        publication of the notice of the shareholders meeting in
  annual meeting the previous year, or if the date of the         the Federal Gazette, notify the banks and the
  current year's annual meeting has been changed by more          shareholders' associations who at the prior shareholders
  than 30 days from the date of the previous year's meeting,      meeting exercised voting rights on behalf of shareholders
  or if the submission is for a special meeting, the              or who have requested notification of the applications and
  deadline for submitting a proposal to be included in the        proposals for elections by shareholders, including the
  company's proxy statement is a reasonable time before the       names of these shareholders and any response by the
  company begins to print and mail its proxy materials.           Deutsche Telekom management board. The same notification
                                                                  has to be submitted by the Deutsche Telekom management
  VoiceStream                                                     board to shareholders who have deposited their shares with
                                                                  Deutsche Telekom or who have, after the publication of the
- VoiceStream's bylaws do not otherwise establish procedures      notice of the shareholders meeting in the Federal Gazette,
  and rules that a stockholder must follow in order to            requested to receive notification or who are registered in
  submit proposals, including director nominations, for an        the share register of Deutsche Telekom and whose votes
  annual or special meeting.                                      have not been exercised by a bank at the last shareholders meeting. In addition, any shareholder entitled to attend
  Powertel                                                        and vote at the shareholders meeting can nominate
                                                                  individuals for the Deutsche Telekom supervisory board at
- Powertel's bylaws do not otherwise establish procedures         the shareholders meeting itself or between the date of the
  and rules that a stockholder must follow in order to            publication of the notice of the shareholders meeting and
  submit proposals for an annual or special meeting.              the shareholders meeting itself.
  However, Powertel's certificate of incorporation requires
  that director nominations be submitted in writing to the      - According to the German Stock Corporation Act,
  secretary of Powertel no later than 90 days prior to the        shareholders holding in the aggregate shares representing
  stockholder meeting at which such directors are to be           at least 5% of the issued shares or the aggregate notional
  elected, together with the                                      par value amount of

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  identity of the nominator and the number of Powertel            500,000 euros are entitled to require that a matter be put
  shares owned, directly or indirectly, by the nominator.         on the agenda for resolution and that the management board submit a proposal at the shareholders meeting and publish
                                                                  this proposal in the German Federal Gazette. The request
                                                                  must be made in writing stating the purpose of, and the
                                                                  reasons for, the request. Proposals duly published may be
                                                                  submitted to the general shareholders meeting for
                                                                  decision. In addition, each shareholder may also submit at or prior to the shareholders meeting counterproposals to
                                                                  the proposals submitted by the management board and the
                                                                  supervisory board.



                                              SOURCES AND PAYMENT OF DIVIDENDS

- Under Delaware law, subject to any restriction in the         - Under the German Stock Corporation Act, dividends may be
  corporation's certificate of incorporation, the board of        declared and paid out of any distributable balance sheet
  directors may declare and pay dividends out of:                 profits shown in the corporation's audited and approved
                                                                  financial statements for the preceding fiscal year, as
     -- surplus of the corporation, which is the excess of              determined by resolution of the general shareholders
        net assets over statutory capital; or                           meeting. For further information, see "Description
                                                                        of Deutsche Telekom Ordinary Shares -- Dividends and
     -- if no surplus exists, out of the net profits of the             Other Distributions."
        corporation for the year in which the dividend is
        declared and/or the preceding year;
unless the net assets of the corporation are less than the
capital of any outstanding preferred shares.

  VoiceStream

- VoiceStream's certificate of incorporation does not contain provisions restricting the payment of dividends to holders of VoiceStream common shares or to the voting preferred shares.

  Powertel

- Powertel's certificate of incorporation does not contain provisions restricting the payment of dividends to holders of Powertel common shares or to the preferred shares.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                             RIGHTS OF PURCHASE AND REDEMPTION

- Under Delaware law, any corporation may purchase, redeem      - Under the German Stock Corporation Act, a stock
  and dispose of its own shares, except that it may not           corporation may acquire its own shares:
  purchase or redeem these shares if the capital of the
  corporation is impaired or would become impaired as a           -- only upon authorization by a shareholder meeting,
     result of the redemption.                                       provided that the company acquires no more than 10% of
                                                                     its issued shares; or
- At any time, a corporation may purchase or redeem any of
   its shares which are entitled upon any distribution of       -- for certain defined purposes, e.g., for transfer to
   assets to a preference over another class of its stock if       employees. For further information, see "Description of
   these shares will be retired upon acquisition or                Deutsche Telekom Ordinary Shares -- Repurchase of
   redemption, thereby reducing the capital of the                 Shares."
   corporation.

  VoiceStream
- VoiceStream's certificate of incorporation provides that any outstanding VoiceStream shares may be subject to redemption by VoiceStream to the extent necessary, in the judgment of VoiceStream's board of directors, to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by VoiceStream or any of its subsidiaries to conduct any portion of the business of VoiceStream or any of its subsidiaries or affiliates, which license or franchise is conditioned upon some or all of the holders of VoiceStream shares possessing prescribed qualifications.

  Powertel

- Powertel's certificate of incorporation provides that any outstanding Powertel shares may be subject to redemption by Powertel to the extent necessary, in the judgment of Powertel's board of directors, to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by Powertel or any of its subsidiaries to conduct any portion of the business of Powertel or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of Powertel shares possessing prescribed qualifications.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                  MEETINGS OF SHAREHOLDERS

                                                      General Meetings

  VoiceStream                                                   - The Deutsche Telekom Articles of Association provide that the general shareholders meeting will take place at the
- VoiceStream's bylaws provide that all meetings of               headquarters of Deutsche Telekom, which is Bonn, Germany,
  stockholders are to be held at any place designated by the      or at the location of a German stock exchange or in a
  VoiceStream board of directors or, if no designation is         German city with over 500,000 inhabitants.
  made, at the registered office of VoiceStream in Delaware.
                                                                - The Deutsche Telekom Articles of Association and the
  Powertel                                                        German Stock Corporation Act provide that the annual
                                                                  general meeting called to receive the approved audited
- Powertel's bylaws provide that all meetings of                  financial statements, ratify the actions of the Deutsche
  stockholders are to be held at such place as may be fixed       Telekom management board and the Deutsche Telekom
  from time to time by the board of directors.                    supervisory board and resolve the appropriation of
                                                                  distributable profits, as well as the appointment of the
- Unless otherwise provided in the certificate of                 auditor, must take place within the first eight months of
  incorporation and described elsewhere in this summary, in       each fiscal year.
  all matters other than the election of directors,
  stockholders act by the affirmative vote of the majority      - Resolutions are passed at a Deutsche Telekom general
  of shares present or represented by proxy and entitled to       shareholders meeting by a majority of the votes cast,
  vote on the subject matter. Directors are elected by a          unless a higher vote or, additionally, a majority of the
  plurality of the votes of the shares present in person or       capital represented at the meeting is required by law or
  represented by proxy and entitled to vote on the election       the Deutsche Telekom Articles of Association. For further
  of directors.                                                   information on this subject, see "Description of Deutsche
                                                                  Telekom Ordinary Shares -- Voting Rights and Shareholders
  VoiceStream                                                     Meetings."
- VoiceStream's bylaws provide that, for any meeting
  requiring or permitting stockholder action, a written
  notice of the meeting must be given to each stockholder
  entitled to vote at that meeting not less than ten days or more than sixty days before the date of the meeting. The
  notice must identify the place, date and hour of the
  meeting and, in the case of a special meeting, the purpose for which the meeting is called.
- VoiceStream's bylaws provide that the annual meeting of
  stockholders is to be held on the second Tuesday in June
  of each year, or, if that day is a legal holiday, on the
  next business day following, at 10 a.m. If the annual
  meeting is not held on the designated date, then the
  directors are to call the meeting to be held as soon
  thereafter as convenient.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
- VoiceStream's annual meeting is for the election of
  directors and for any other business that is properly
  brought before the meeting.
  Powertel
- Powertel's bylaws provide that, for any meeting of
  stockholders, a written notice of the meeting must be
  given not less than ten days or more than sixty days
  before the date of the meeting, to each stockholder
  entitled to vote at that meeting. The notice must identify the place, date and hour of the meeting and, in the case
  of a special meeting, the purpose for which the meeting is called.
- Powertel's bylaws provide that the annual meeting of
  stockholders is to be held on such date and at such time
  as will be designated from time to time by the board of
  directors.
- Powertel's annual meeting is for the election of directors and for any other business that is properly brought before the meeting.

                                                      Special Meetings

  VoiceStream                                                   - A special meeting of shareholders of Deutsche Telekom may be called by the Deutsche Telekom management board or the
- VoiceStream's bylaws provide that special meetings of           Deutsche Telekom supervisory board.
  stockholders may be called only by:
                                                                - A special meeting of shareholders must be called by the
  -- the president;                                               Deutsche Telekom management board upon request of
                                                                  shareholders holding in the aggregate shares representing
  -- the board of directors; or                                   at least 5% of the issued shares. Written requests
                                                                     received by Deutsche Telekom stating the purpose of and
  -- stockholders entitled to cast at least one-fifth of the         reasons for the special meeting must be forwarded to
     votes which all stockholders are entitled to cast at            the Deutsche Telekom management board.
     that particular meeting.
- VoiceStream's bylaws provide that the business permitted
  to be conducted at any special meeting is limited to the
  purpose or purposes specified by the order calling the
  special meeting.

  Powertel

- Powertel's bylaws provide that special meetings of
  stockholders may be called only by:

  -- the board of directors;

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  -- the chairman; or

  -- the president.

  Powertel stockholders do not have the right to call special meetings.

- Powertel's bylaws provide that the business permitted to be conducted at any special meeting is limited to the purposes stated in the notice calling the special meeting.
  Attendance at a special meeting constitutes waiver unless the stockholder objects at the meeting to transacting business or considering the matter.


                                                      APPRAISAL RIGHTS

- Under Delaware law, stockholders of a corporation involved    - A valuation proceeding (Spruchverfahren) is available to
  in a merger have the right to demand and receive payment        Deutsche Telekom's shareholders under the German Stock
  of the fair value of their stock in lieu of receiving the       Corporation Act and the German Transformation Act
  merger consideration, provided that these stockholders          (Umwandlungsgesetz) to determine the adequacy of the
  comply with the procedural requirements set forth under         consideration to be paid in certain corporate
  Delaware law for perfecting this right. However, appraisal      transactions. These transactions include, among other
  rights are not available to holders of shares:                  things:
  -- listed on a national securities exchange;                  -- a merger;
  -- designated as a national market system security on an      -- a control and profit transfer agreement between a
     interdealer quotation system operated by the National           controlling shareholder and its dependent company; and
     Association of Securities Dealers, Inc.; or
                                                                -- the forced withdrawal of minority shareholders from a
  -- held of record by more than 2,000 stockholders;               corporation upon the corporation's integration with a
                                                                     parent corporation holding shares representing at least
  unless holders of stock are required to accept                     95% of the nominal capital of the corporation to be
  consideration in the merger other than any combination of:      integrated.
  -- shares of stock or depositary receipts of the surviving    These rights are available to shareholders, provided that in
     corporation in the merger;                                 each case the shareholder complies with the procedural
                                                                requirements specified in the respective statutory
  -- shares of stock or depositary receipts of another          provisions.
  corporation that, at the effective date of the merger,
  will be either:                                               - Under the tentative draft of a German Takeover Act
                                                                  (Ubernahmegesetz), expected to enter into force in 2001 or
     (1) listed on a national securities exchange;                2002, the compulsory acquisition of minority shareholders
                                                                  by a majority shareholder holding more than 95% of the
     (2) designated as a national market system                 issued shares will entitle the minority shareholders the
                                                                         right to a valuation proceeding.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
         security on an interdealer quotation system
         operated by the National Association of Securities
         Dealers, Inc.; or
     (3) held of record by more than 2,000 holders; or
  -- cash in lieu of fractional shares of the stock or
     depositary receipts received.



                                                     PREEMPTIVE RIGHTS

- Under Delaware law, a stockholder is not entitled to          - Under the German Stock Corporation Act, in general, an
  preemptive rights to subscribe for additional issuances of      existing shareholder in a stock corporation has a
  stock or any security convertible into stock unless they        preemptive right (Bezugsrecht) to subscribe for any issue
  are specifically granted those rights in the certificate        by the corporation of new shares, including securities
  of incorporation.                                               convertible into shares, securities with warrants to
                                                                  purchase shares, profit-sharing certificates and
  VoiceStream                                                     securities with a profit participation, in proportion to
                                                                  the shares held by the shareholder in the existing capital
- VoiceStream's certificate of incorporation does not             of such corporation. The German Stock Corporation Act
  provide for preemptive rights.                                  provides that this preemptive right can be excluded only
                                                                  by a shareholder resolution. The approval of a majority of
  Powertel                                                        at least 75% of the issued shares represented at the
                                                                  shareholders meeting is required to exclude preemptive
- Powertel's certificate of incorporation does not provide        rights. See "Description of Deutsche Telekom Ordinary
  for preemptive rights.                                          Shares -- Preemptive Rights."



                                     AMENDMENT OF GOVERNING ORGANIZATIONAL INSTRUMENTS

- Under Delaware law, unless the certificate of                 - Amendments of the Deutsche Telekom Articles of Association
  incorporation requires a greater vote, an amendment to the      may be proposed either by the Deutsche Telekom supervisory
  certificate of incorporation requires:                          board, to the Deutsche Telekom management board or by a
                                                                  shareholder or group of shareholders holding at least 5%
  -- recommendation of the board of directors;                  of the issued shares or at least the notional par value
                                                                amount of 500,000 euros. According to the Deutsche Telekom
  -- the affirmative vote of a majority of the outstanding           Articles of Association, a resolution amending the
     shares entitled to vote; and                                    Deutsche Telekom Articles of Association generally must
                                                                     be passed by a majority of the votes cast and a
  -- the affirmative vote of a majority of the outstanding           majority of the shares issued represented at the
     shares of each class adversely affected by the                  meeting of shareholders at which the resolution is
     amendment.                                                      considered. The German Stock Corporation Act requires,
                                                                  however, that certain resolutions be passed by at least
  Under Delaware law, stockholders have the power to adopt,       three-quarters of the shares
  amend or repeal bylaws by the

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  affirmative vote of a majority of the outstanding stock         issued represented at the meeting, including resolutions
  entitled to vote unless the certificate of incorporation        relating to:
  or the bylaws specify another percentage.                     -- capital increase with an exclusion of preemptive rights;
  VoiceStream                                                   -- capital decreases;
- Under VoiceStream's certificate of incorporation, approval    -- the creation of authorized capital (genehmigtes Kapital)
  of the holders of at least 66 2/3% of the outstanding            or conditional capital (bedingtes Kapital); or
   voting power of VoiceStream is required to amend or
   repeal any of the provisions in the certificate of           -- amendments of the corporate purpose of Deutsche Telekom.
   incorporation relating to:
  -- the redemption of outstanding shares;
  -- preemptive rights;
  -- cumulative voting; or
  -- the voting requirements for the repeal or amendment of
     VoiceStream's certificate of incorporation.

  For further information, see "Description of Deutsche
  Telekom Ordinary Shares -- Voting Rights and Shareholders
  Meetings."

  Powertel

- Under Powertel's certificate of incorporation, approval of the holders of at least 66 2/3% of the shares entitled to vote and the affirmative vote of a majority of the members of the entire board of directors are required to amend or repeal any of the provisions in the certificate of incorporation relating to:

  -- action by stockholders by written consent;

  -- the election or classification of the board of directors;

  -- the elimination of liability of the board of directors;

  -- the indemnification of the board of directors; or

  -- the voting requirements for the repeal or amendment of the Powertel certificate of incorporation.


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
             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
- Under Delaware law, if provided by the certificate of
  incorporation, the board of directors may adopt, amend or
  repeal the bylaws of a company by majority vote.

  VoiceStream
- VoiceStream's certificate of incorporation gives the board of directors that authority, but according to VoiceStream's bylaws, only if notice of the proposed amendment or repeal is provided in the notice of the board meeting. In addition, VoiceStream's bylaws state that the directors may not modify the provisions in the bylaws which fix their qualifications, classifications or term of office.
- VoiceStream's certificate of incorporation and bylaws state that the bylaws may be amended or repealed by VoiceStream's stockholders at any regular or special meeting if notice of the proposed amendment is provided in the notice of the meeting.

  Powertel
- Powertel's certificate of incorporation and bylaws give the board of directors the authority to adopt, amend or repeal the bylaws of the company. However, Powertel's bylaws state that the affirmative vote of at least 66 2/3% of the shares entitled to vote and the affirmative vote of a majority of the members of the entire board of directors are required to amend, modify or repeal by law provisions relating to meetings of stockholders, powers of directors and rules regulating their exercise of power and amendments to the bylaws.

                                                      PREFERRED SHARES

  VoiceStream                                                   - As a general rule, the Deutsche Telekom management board, with the approval of the Deutsche Telekom supervisory
- VoiceStream's certificate of incorporation authorizes the       board, would be authorized to use the existing authorized
  VoiceStream board of directors to:                              capital for the issuance of preferred shares
                                                                     (Vorzugsaktien), which are shares with a cumulative
  -- issue up to 100,000,000 preferred shares, $0.001 par            preference right with respect to the distribution of
     value per share;                                                profits. In this case, Deutsche Telekom shareholders
                                                                     would not have preemptive rights in connection with
  -- provide for the issuance of one or more series of               this issuance. The Deutsche Telekom shareholders may
     preferred shares;                                               also resolve in a general meeting to issue preferred
                                                                     shares in which case Deutsche Telekom shareholders
  -- fix the designations, and number of the shares                  would
     constituting each series of preferred shares; and

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
             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                                     in general have preemptive rights. See "-- Preemptive
  -- fix for each series, its relative rights.                  Rights."
  Powertel
- Powertel's certificate of incorporation authorizes the
  Powertel board of directors to:
  -- issue up to 1,000,000 preferred shares;
  -- provide for the issuance of one or more series of
     preferred shares;
  -- fix the designations, powers, preferences, and relative rights of the shares of each series of preferred shares
     and the qualifications, limitations and restrictions
     thereof; and
  -- establish the number of the shares constituting each
     series of preferred shares.
OUTSTANDING PREFERRED STOCK

  VoiceStream
- VoiceStream has 3,906,250 voting preferred shares outstanding, all of which are held by Deutsche Telekom.
- Any of these shares outstanding as of the completion of the Deutsche Telekom/ VoiceStream merger will remain outstanding and will be unaffected by that merger. The voting preferred shares are convertible only if the Deutsche Telekom/VoiceStream merger is terminated.

  Powertel
- There are five series of Powertel preferred shares outstanding: Series A convertible preferred shares, Series
  B convertible preferred shares, Series D convertible preferred shares, Series E 6.5% cumulative convertible preferred shares and Series F 6.5% cumulative convertible preferred shares. There are 100,000 Powertel Series A preferred shares outstanding, 100,000 Powertel Series B preferred shares outstanding, 50,000 Powertel Series D preferred shares outstanding, 50,000 Powertel Series E preferred shares outstanding and 50,000 Powertel Series F preferred shares outstanding.


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
             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
- Holders of two-thirds of each series of Powertel preferred shares are entitled to consent as a class upon a proposed
  action affecting such series involving an:
  -- authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series
     ranking prior to such series as to dividends or
     distribution of assets;
  -- increase in the authorized or issued amount of the
     class; or
  -- amendment, alteration or repeal by merger,
     consolidation or otherwise of any of the provisions of
     the certificate of incorporation that would affect any
     rights, preferences or voting powers of the series;
     provided that an increase in the authorization or the
     issuance of preferred stock ranking on a parity with,
     or junior to, the series is not deemed to affect
     rights, preferences or voting powers.
The foregoing voting rights do not apply if all outstanding
shares of a series have been redeemed or sufficient funds
have been deposited in trust to effect such redemption.
- Powertel Series A preferred shares are entitled to vote on any merger, consolidation, sale of all or substantially
  all of the assets, statutory stock exchange or other
  extraordinary transaction. The Series A preferred shares
  vote as a single class with the common shares. Each Series
  A preferred share is entitled to cast that number of votes equal to the number of votes which would be cast in such
  vote by a holder of the common shares into which the
  Series A preferred share is convertible on the record date of such vote.
- Each series of preferred shares has a dividend preference.
  For the Series A preferred shares, the Series B preferred
  shares and the Series D preferred shares, the dividend
  preference is equal to the dividend on the number of
  Powertel common shares into which the preferred shares are then convertible. The Series E preferred shares and the
  Series F preferred shares accrue a cumulative 6.5% annual
  dividend that is payable quarterly in common shares or
  cash. Each series has a liquidation preference in the
  amount of a stated amount plus declared or, in the case of the Series E and Series F preferred shares, accrued but
  unpaid dividends. Each series is subject to

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
             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  redemption provisions at a stated amount plus declared or, in the case of the Series E and Series F preferred shares, accrued but unpaid dividends and at stated times. At
  certain times, each series is convertible into common
  shares at the election of the holder. The number of common shares into which such series is convertible is to be
  determined by dividing the liquidation preference by the
  current conversion price.

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
             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                     STOCK CLASS RIGHTS

- Under Delaware law, changes to the rights of holders of       - Under German law, any change to the rights of Deutsche
  VoiceStream's or Powertel's common shares or preferred          Telekom's shareholders, including any reclassification of
  shares would require an amendment to VoiceStream's or           the share capital of Deutsche Telekom, would generally
  Powertel's certificate of incorporation, as the case may        require the adoption of a shareholder resolution at a
  be. Holders of shares of a class or a series are entitled       general shareholder meeting. Generally, if the existing
  to vote as a class upon a proposed amendment to the             relationship of more than one class of shares is to be
  certificate of incorporation if the amendment will:             amended to the disadvantage of any class, the resolution
                                                                  of the shareholders meeting will require the consent of
  -- increase or decrease the authorized shares of the class      the shareholders adversely affected in order to be
     or series;                                                      effective. The shareholders adversely affected will
                                                                     decide on such consent by adopting a separate
  -- increase or decrease the par value of the shares of the         resolution.
     class or series; or
  -- alter or change the powers, preferences or special
     rights of the shares of the class or series so as to
     affect them adversely.


                                        STOCKHOLDERS' VOTES ON CERTAIN TRANSACTIONS

- Generally, under Delaware law, unless the certificate of      - Under German law, the following resolutions in particular
  incorporation provides for the vote of a larger portion of      require a majority of at least 75% of the issued shares
  the stock, completion of a merger or consolidation or sale      represented at the shareholder meeting passing the
  of substantially all of a corporation's assets or               resolution and a simple majority of the votes cast at that
  dissolution requires:                                           meeting:
  -- the approval of the board of directors; and                -- capital increases with an exclusion of preemptive rights;
                                                                   creation of authorized capital or conditional capital;
  -- approvals by the vote of the holders of a majority of
     the outstanding stock or, if the certificate of            -- capital decreases;
     incorporation provides for more or less than one vote
  per share, a majority of the votes of the outstanding         -- a dissolution of Deutsche Telekom;
  stock of a corporation entitled to vote on the matter.
                                                                -- a merger of Deutsche Telekom or any other form of
  VoiceStream                                                      transformation (Umwandlung) of Deutsche Telekom,
                                                                   including, without limitation, spin-offs (Spaltungen), a
- VoiceStream's certificate of incorporation does not             transfer of all or virtually all of Deutsche Telekom's
  provide for the vote of a larger portion of the stock for       assets, a change of Deutsche Telekom's corporate form, and
  merger or consolidation.                                        the execution of intercompany agreements
                                                                  (Unternehmensvertrage); and
  Powertel
                                                                -- amendments of the corporate purpose of Deutsche Telekom.
- Powertel's certificate of incorporation does not provide
  for the vote of a larger portion of the stock for merger
   or consolidation.

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
             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
                                                      RIGHTS OF INSPECTION

- Delaware law allows any stockholder:                          - In general, the German Stock Corporation Act does not permit shareholders to inspect corporate books and records.
  -- to inspect:
                                                                - The German Stock Corporation Act does permit shareholders to
       (1) the corporation's stock ledger;                        inspect the share register upon request, and provides each shareholder the right to receive oral information at the
       (2) a list of its stockholders;                          shareholders meeting, to the extent that such information is necessary to permit a proper evaluation of the relevant item on
       (3) its other books and records; and                          the agenda. Information may be given in writing to
                                                                     shareholders, but they are not entitled to receive written
  -- to make copies or extracts of those materials during            information.
     normal business hours, provided that:
                                                                - Exceptions apply where the German Stock Corporation Act or the
       (1) the stockholder makes a written request under          German Transformation Act explicitly provide for the submission
           oath stating the purpose of the inspection; and        of written information, including written reports by the
                                                                           management board or documentation concerning certain
       (2) the inspection is for a purpose reasonably                      transactions. As a practical matter, shareholders may
           related to the person's interest as a                           also receive written information about Deutsche
           stockholder.                                                    Telekom through its public filings with the commercial
                                                                           register (Handelsregister) and the Federal Gazette
                                                                           Bundesanzeiger and other sources of publication by
                                                                           Deutsche Telekom.

                                                       DUTIES OF DIRECTORS

- Consistent with Delaware law, each of VoiceStream's and       - The Deutsche Telekom management board is responsible for
  Powertel's bylaws provide that the business and affairs of      managing Deutsche Telekom and representing Deutsche Telekom in
  VoiceStream and Powertel, respectively, are to be managed       its dealings with third parties, while the Deutsche Telekom
  by VoiceStream's or Powertel's board of directors,              supervisory board appoints and removes the members of the
  respectively.                                                   Deutsche Telekom management board and oversees the management of Deutsche Telekom. The supervisory board is required by law to review the annual financial statements of Deutsche Telekom and its consolidated financial statements. The Deutsche Telekom management board must submit regular reports on the operations and fundamental planning of Deutsche Telekom to the Deutsche
                                                                  Telekom supervisory board, and the Deutsche Telekom supervisory board is also entitled to request special reports at any time.


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
             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
                                                                - The German Stock Corporation Act prohibits the Deutsche Telekom supervisory board from making management decisions. Pursuant to the Articles of Association of Deutsche Telekom and the bylaws
                                                                  (Geschaftsordnung) of the management board, the management board must obtain the consent of the supervisory board for certain actions, including acquisitions or dispositions of real property having a value of more than 25 million euros,
                                                                  acquisitions or dispositions of equity investments, the
                                                                  appointment of members of the supervisory board or other bodies having supervisory functions of direct or indirect subsidiaries with a share capital of more than 2.5 million euros or an
                                                                  annual turnover of more than 25 million euros, and actions concerning the corporate structure or the strategy of Deutsche
                                                                  Telekom. In addition, under the German Stock Corporation Act, the supervisory board is authorized to subject other actions of the management board to its consent.

                STANDARD OF CONDUCT FOR DIRECTORS

- Delaware law does not contain any specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of VoiceStream's and Powertel's board is thus determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.
- Neither Delaware law nor VoiceStream's or Powertel's certificate of incorporation contains any provisions permitting directors, when discharging their duties, to consider the interests of any constituencies other than the corporation or its stockholders.

                STANDARD OF CONDUCT FOR DIRECTORS                                  STANDARD OF CONDUCT FOR DIRECTORS
- Delaware law does not contain any specific provisions setting    - In carrying out their duties, members of the Deutsche Telekom
  forth the standard of conduct of a director. The scope of the      management board and the Deutsche Telekom supervisory board
  fiduciary duties of VoiceStream's and Powertel's board is thus     must exercise the standard of care of a prudent and diligent
  determined by the courts of the State of Delaware. In general,     businessman and have the burden of proving that they exercised
  directors have a duty to act without self-interest, on a           such care if it is ever contested. The interests of Deutsche
  well-informed basis and in a manner they reasonably believe to     Telekom are deemed to include the interests of the
  be in the best interests of the stockholders.                      shareholders, the interests of the work force and, to some extent, the public interest, and both the Deutsche Telekom
- Neither Delaware law nor VoiceStream's or Powertel's               management board and the Deutsche Telekom supervisory board
  certificate of incorporation contains any provisions permitting    must take all these interests into account when taking actions
  directors, when discharging their duties, to consider the          or decisions. Although there is no explicit obligation to act
  interests of any constituencies other than the corporation or      solely in the interests of shareholders, the management board
  its stockholders.                                                  is required to respect the shareholders' rights to equal
                                                                     treatment and equal information.
                                                                   - The Deutsche Telekom management board has a duty to maintain the confidentiality of corporate information.

                                       232
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

                  NUMBER AND TERM OF DIRECTORS

  VoiceStream
- VoiceStream's bylaws provide that the number of directors will be set from time to time by the board of directors but will not be less than one. VoiceStream's board of directors currently consists of 16 members, each elected for a term of one year, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
  Powertel
- Powertel's certificate of incorporation provides that the number of directors will not be fewer than three nor more than 15 directors. Powertel's board of directors currently consists of eight members, each elected for a term of three years, and until his or her successor is elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Powertel's certificate of incorporation classifies the board of directors into three classes. The term of office of only one class of directors expires in each year.

                                                                   - The German Stock Corporation Act prohibits simultaneous
                                                                     membership on the management board and the supervisory board of a company.
                  NUMBER AND TERM OF DIRECTORS                                       NUMBER AND TERM OF DIRECTORS
  VoiceStream                                                      - The Deutsche Telekom supervisory board consists of 20 members,
                                                                     10 of whom are elected by the holders of Deutsche Telekom
- VoiceStream's bylaws provide that the number of directors will     shares, and, in accordance with the Co-determination Act of
  be set from time to time by the board of directors but will not    1976 (Mitbestimmungsgesetz), 10 of whom are elected by the
  be less than one. VoiceStream's board of directors currently       employees of Deutsche Telekom. In the event of a deadlock, the
  consists of 16 members, each elected for a term of one year,       chairman of the supervisory board has a casting vote. The
  and until his or her successor is elected and qualified or         chairman and a deputy chairman are elected by the supervisory
  until his or her earlier resignation or removal.                   board from among its members; in the event that a majority of two-thirds of the members of the supervisory board is not
  Powertel                                                           achieved, the shareholder representatives elect the chairman and the employee representatives elect the deputy chairman.
- Powertel's certificate of incorporation provides that the
  number of directors will not be fewer than three nor more than   - The maximum term of office for members of the Deutsche Telekom
  15 directors. Powertel's board of directors currently consists     management board is limited to five years according to the
  of eight members, each elected for a term of three years, and      German Stock Corporation Act. According to the Deutsche Telekom
  until his or her successor is elected and qualified or until       Articles of Association, the term of office for members of the
  his or her earlier resignation, removal from office, death or      Deutsche Telekom supervisory board is limited to four fiscal
  incapacity. Powertel's certificate of incorporation classifies     years, although the general shareholders meeting may determine
  the board of directors into three classes. The term of office      that a shorter term of office applies to those members of the
  of only one class of directors expires in each year.               Deutsche Telekom supervisory board elected by the shareholders.
                                                                     The German Stock Corporation Act and the Articles of
                                                                     Association disregard the fiscal year in which the term of office begins and extend the term until the shareholders
                                                                     meeting in the year following the fourth fiscal year.
                                                                     Accordingly, members of the Deutsche Telekom supervisory board will usually have a term of approximately five years. Members of both the Deutsche Telekom management board and the Deutsche
                                                                     Telekom supervisory board may be re-elected for additional terms, and there is no limit on the number of additional terms.


                                                CLASSIFICATION OF THE BOARD

- Delaware law permits the certificate of incorporation or a    - In accordance with the German Stock Corporation Act,
  stockholder-adopted bylaw to provide that directors be          Deutsche Telekom has a two- tier board system consisting
  divided into one, two or three classes, with the term of        of the Deutsche Telekom management board (Vorstand) and
  office of one class                                             the

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
             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  of directors to expire each year.                               Deutsche Telekom supervisory board (Aufsichtsrat).
  VoiceStream
- Neither VoiceStream's certificate of incorporation nor its bylaws provide for the classification of the board of
  directors.
  Powertel
- Powertel's certificate of incorporation classifies the
  board of directors into three classes, as nearly equal in
  number as possible, such that at each annual meeting only
  one class of directors' term will expire. If the number of directors is changed by resolution of the board of
  directors, any increase or decrease will be apportioned
  among the classes so as to maintain the number of
  directors in each class as nearly equal as possible.
                                                    REMOVAL OF DIRECTORS

- Delaware law provides that a director may be removed with     - The members of the Deutsche Telekom management board may
  or without cause by the holders of a majority in voting         be removed prior to the expiration of their terms by the
  power of the shares entitled to be voted at an election of      Deutsche Telekom supervisory board only for reasons
  directors, except that:                                         amounting to good cause, such as gross breach of duty,
                                                                  inability to duly fulfill their responsibilities or
  -- members of a classified board of directors may be               revocation of confidence by the shareholder meeting.
     removed only for cause, unless the certificate of
     incorporation provides otherwise; and                      - Members of the Deutsche Telekom supervisory board elected by the shareholders at the general meeting may be removed
  -- directors may not be removed in certain situations in           upon the affirmative vote of a majority of the votes
     the case of a corporation having cumulative voting.             cast at a shareholders meeting. A member of the
                                                                     supervisory board elected by the employees may be
  VoiceStream                                                        removed by a majority of the votes cast by at least 75%
                                                                  of the relevant class of employees. Any member of the
- VoiceStream's bylaws state that if cumulative voting is         Deutsche Telekom supervisory board can be removed for good
  permitted and if less than the entire board of directors        cause, including gross breach of duty, by a court decision
  is to be removed, no director may be removed without cause      upon request of the Deutsche Telekom supervisory board. In
  if the votes cast against his or her removal would be           such case, Deutsche Telekom supervisory board's
  sufficient to elect him or her if then cumulatively voted       determination to take such action requires a simple
  at an election of the entire board of directors, or if          majority vote with the member affected having no voting
  there are classes of directors, at an election of the           power.
  class of directors of which he or she is a part.
  Powertel
- Powertel has a classified board of directors, and
  directors may only be removed for cause. Powertel's bylaws do not contain provisions


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
             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
  dealing with the potential ramifications resulting from
  the future adoption of cumulative voting.

               VACANCIES ON THE BOARD OF DIRECTORS

- Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws:
  -- vacancies on a board of directors; and -- newly created directorships resulting from an increase in the number of directors
  may each be filled by a majority of the
  directors in office.
  In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.
  VoiceStream
- VoiceStream's bylaws provide that:
  -- vacancies resulting from death, removal or otherwise and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum, or by the sole remaining director; and
  -- when a director resigns from the board and the resignation is effective as of a future date, a majority of the directors then in office, including the person who has resigned, may fill the vacancy, the vote to take effect when the resignation becomes effective.

  Powertel

- Powertel's certificate of incorporation provides that the board of directors has the power to increase the number of directors.
  The board of directors nominates candidates to stand for election by the stockholders.

- Powertel's certificate of incorporation provides that vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignations, retirement, disqualification, removal from office or otherwise, may be filled by the affirmative vote of a majority of the remaining directors in office or a

               VACANCIES ON THE BOARD OF DIRECTORS                                VACANCIES ON THE BOARD OF DIRECTORS
- Under Delaware law, unless otherwise provided in the             - In the case of vacancies on the Deutsche Telekom management
  certificate of incorporation or the bylaws:                        board, the Deutsche Telekom supervisory board may fill the vacancy by appointing a new member.
  -- vacancies on a board of directors; and
                                                                   - Vacancies on the Deutsche Telekom supervisory board may, in
  -- newly created directorships resulting from an                   urgent cases, be filled for an interim period until the next
     increase in the number of directors                             election by the shareholders or the employees, as the case may be, by the competent court upon a motion by the Deutsche
  may each be filled by a majority of the                            Telekom management board, a member of the Deutsche Telekom
  directors in office.                                               supervisory board, a shareholder or certain employee
                                                                     representatives.
  In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.
  VoiceStream
- VoiceStream's bylaws provide that:
  -- vacancies resulting from death, removal or otherwise and newly created directorships resulting from an increase in
     the authorized number of directors may be filled by the
     affirmative vote of a majority of the remaining directors in office, even if less than a quorum, or by the sole remaining director; and
  -- when a director resigns from the board and the resignation is effective as of a future date, a majority of the
     directors then in office, including the person who has
     resigned, may fill the vacancy, the vote to take effect when the resignation becomes effective.
  Powertel
- Powertel's certificate of incorporation provides that the board of directors has the power to increase the number of directors.
  The board of directors nominates candidates to stand for
  election by the stockholders.
- Powertel's certificate of incorporation provides that vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignations,
  retirement, disqualification, removal from office or otherwise, may be filled by the affirmative vote of a majority of the remaining directors in office or a


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
             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
  sole remaining director, even if less than a quorum.

               LIABILITY OF DIRECTORS AND OFFICERS

- Delaware law permits a corporation through its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
  -- any breach of his duty of loyalty to the corporation or its stockholders;
  -- acts or omissions not in good faith or which involve
     intentional misconduct or a knowing violation of law;
  -- intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
  -- any transaction from which he derives an improper personal benefit.
  VoiceStream
- VoiceStream's certificate of incorporation provides that a director of VoiceStream will not be personally liable to VoiceStream or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by Delaware law.
  Powertel
- Powertel's certificate of incorporation provides that a director of Powertel will not be personally liable to Powertel or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by Delaware law.

               LIABILITY OF DIRECTORS AND OFFICERS                                LIABILITY OF DIRECTORS AND OFFICERS
- Delaware law permits a corporation through its certificate of    - Under compulsory provisions of the German Stock Corporation
  incorporation to eliminate or limit the personal liability of a    Act, a stock corporation is not allowed to limit or eliminate
  director to the corporation and its stockholders for damages       the personal liability of the members of either the management
  arising from a breach of fiduciary duty as a director. However,    board or the supervisory board for damages due to breach of
  no provision can limit the liability of a director for:            duty in their official capacity. Deutsche Telekom may waive its claims for damages due to a breach of duty or reach a
  -- any breach of his duty of loyalty to the corporation or its     settlement with regard to these claims if more than three years
     stockholders;                                                      have passed after these claims have arisen, but only with
                                                                        the approval by the shareholder meeting. However, a waiver
  -- acts or omissions not in good faith or which involve               may not be granted and a settlement may not be reached if
     intentional misconduct or a knowing violation of law;              shareholders holding in the aggregate at least 10% of the
                                                                        issued shares object to the resolution at the shareholders
  -- intentional or negligent payment of unlawful dividends or          meeting as reflected in the minutes.
     stock purchases or redemptions; or
                                                                   - Members of the Deutsche Telekom management board who violate
  -- any transaction from which he derives an improper personal      their duties to maintain the confidentiality of corporate
  benefit.                                                           information may be held jointly and severally liable by the corporation for any resulting damages, unless their actions
  VoiceStream                                                        were validly approved by resolution at a shareholders meeting.
                                                                     The members of the Deutsche Telekom supervisory board have
- VoiceStream's certificate of incorporation provides that a         similar liabilities in respect of the corporation if they
  director of VoiceStream will not be personally liable to           violate their duties to maintain the confidentiality of
  VoiceStream or its stockholders for monetary damages for breach    corporate information.
  of fiduciary duty as a director, except to the extent required by Delaware law.
  Powertel
- Powertel's certificate of incorporation provides that a
  director of Powertel will not be personally liable to Powertel or its stockholders for monetary damages for breach of
  fiduciary duty as a director, except to the extent required by
  Delaware law.

             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
                                            INDEMNIFICATION OF DIRECTORS AND OFFICERS

- Delaware law provides that a corporation may indemnify any    - Under German law, a corporation may indemnify its officers
  officer or director who is made a party to any third party      (leitende Angestellte), and, under certain circumstances,
  suit or proceeding on account of being a director, officer      German labor law requires a stock corporation to do so.
  or employee of the corporation against expenses, including      However, a corporation may not, as a general matter, indemnify
  attorneys' fees, judgments, fines and amounts paid in           members of the management board or the supervisory board. A
  settlement reasonably incurred by him in connection with        German stock corporation may, however, purchase directors' and
  the action, through, among other things, a majority vote        officers' insurance. The insurance may be subject to any
  of a quorum consisting of directors who were not parties        mandatory restrictions imposed by German law. In addition,
  to the suit or proceeding if the officer or director:           German law may permit a corporation to indemnify a member of the management board or the supervisory board for attorneys'
  -- acted in good faith and in a manner he reasonably               fees incurred if such member is the successful party in a
     believed to be in the best interests of the                     suit in a country, like the United States, where winning
     corporation; and                                                parties are required to bear their own costs, if German law would have required the losing party to pay the member's
  -- in a criminal proceeding, had no reasonable cause to            attorneys' fees had the suit been brought in Germany.
     believe his conduct was unlawful.
                                                                - Members of the Deutsche Telekom supervisory board and the
  VoiceStream                                                     Deutsche Telekom management board and officers of Deutsche
                                                                  Telekom will be covered by customary liability insurance,
- VoiceStream's certificate of incorporation and bylaws              including insurance against liabilities under the Securities
  provide that:                                                      Act.
  -- VoiceStream will indemnify its current and former
     directors, officers, employees and agents to the
     fullest extent permitted by law;
  -- the indemnification will include the right to receive
     advance payment of any expenses incurred in connection
     with any proceeding in advance of final disposition of
     the proceeding; and

  -- advance payment of any expenses will be made only upon delivery to VoiceStream of a written affirmation by the person seeking indemnification of his or her good faith belief that he or she has met the standard of conduct required to be eligible for indemnification and an undertaking to repay all amounts advanced if it is ultimately determined that he or she did not meet the required standard of conduct.

- VoiceStream is not liable to indemnify any person for amounts paid in settlement of any

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
             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
  proceeding if the settlement was made without
  VoiceStream's written consent.

- VoiceStream's bylaws provide that VoiceStream must fully pay claims for indemnification and advance payment of expenses within 60 days and 20 days, respectively, of receiving a written request for payment. If VoiceStream has not done so, the person seeking indemnification or advance payment of expenses may bring suit against VoiceStream to recover the unpaid amounts of the claim. If there is a judgment against VoiceStream in such a suit, the indemnitee is also entitled to be paid his or her expenses of prosecuting that claim, with such expenses to be proportionately prorated if the indemnitee is only partially successful.

- VoiceStream maintains directors' and officers' insurance.

  Powertel

- Powertel's certificate of incorporation provides that:

  -- Powertel will indemnify its current and former directors and officers and any person who is or was serving at the request of Powertel as a director or officer of another enterprise, to the fullest extent permitted by law; and
  -- The indemnification will include the right to receive advance funds for indemnification as requested by the director or officer being indemnified, as allowed by law.

- Powertel maintains directors' and officers' insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

             PROVISIONS CURRENTLY APPLICABLE TO                             PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                          SHAREHOLDERS
------------------------------------------------------------    -----------------------------------------------------------------
                                                CONFLICT-OF-INTEREST TRANSACTIONS

- Delaware law generally permits transactions involving a       - In any transaction or contract between Deutsche Telekom and any
  Delaware corporation and an interested director of that         member of the Deutsche Telekom management board, Deutsche
  corporation if:                                                 Telekom is represented by the Deutsche Telekom supervisory board.
  -- the material facts as to his relationship or interest
     are disclosed and a majority of disinterested directors
     consents;

  -- the material facts are disclosed as to his relationship or interest and holders of a majority of shares entitled to vote thereon consent; or

  -- the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

                                                     LOANS TO DIRECTORS

- Under Delaware law, loans can generally be made to            - The German Stock Corporation Act requires that any loan
  officers and directors upon approval by the board of            made by Deutsche Telekom to any member of the management
  directors.                                                      board or general manager or to their spouses or minor
                                                                  children that exceeds one month's salary of such member of the management board or general manager be authorized by a resolution of the Deutsche Telekom supervisory board.
                                                                  Loans made by Deutsche Telekom to a member of the Deutsche
                                                                  Telekom supervisory board require an affirmative vote of
                                                                  the Deutsche Telekom supervisory board. For purposes of
                                                                  this resolution, the member of the Deutsche Telekom
                                                                  supervisory board who would be the borrower is not
                                                                  entitled to vote.


                                                     STOCKHOLDER SUITS

- An individual may commence a class action suit on behalf      - The German Stock Corporation Act does not provide for
  of himself or herself and other similarly situated              class actions, and does not generally permit shareholder
  stockholders where the requirements for maintaining a           derivative suits, even in the case of breach of duty by
  class action under Delaware law have been met.                  the members of the management board or the supervisory
                                                                  board. The shareholders meeting, acting by a simple
- Under Delaware law, a stockholder may initiate a                majority of the votes cast, or a minority of the
  derivative action to enforce a right of a                       shareholders holding in the aggregate at least

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  corporation if the corporation fails to enforce the right       10% of the issued shares, is entitled to request Deutsche
  itself. To maintain a derivative action, a plaintiff must,      Telekom to claim damages, but is not entitled to assert
  in the complaint:                                               any rights on behalf of Deutsche Telekom. Upon request,
                                                                  the corporation must prosecute the claim. If the request
       -- state that the plaintiff was a stockholder at the               is not complied with, the court will appoint a
          time of the transaction of which the plaintiff                  special representative upon a motion of
          complains or that the plaintiff's shares                        shareholders with either shares representing at
          subsequently devolved on the plaintiff by                       least 10%, or under special circumstances 5%, of
          operation of law; and                                           the issued shares or the notional par value amount
                                                                          of 1 million euros, or under special circumstances
       -- (1) allege with particularity the efforts made by                   500,000 euros. The special representative will
              the plaintiff to obtain the action the                          assert claims of Deutsche Telekom for
              plaintiff desires from the directors; or                        compensation of damages. The general
                                                                              shareholders meeting may appoint any
          (2) state the reasons for the plaintiff's failure                   disinterested party as a special
              to obtain the action or for not making the                      representative for these proceedings.
              effort.
                                                                - Shareholders exercising the minority right described above
- Additionally, the plaintiff must remain a stockholder           must establish that they have held their shares for at
  through the duration of the derivative suit. The action         least three months prior to the general shareholders
  may not be dismissed or settled without the approval of         meeting in which they make the request. The shareholder
  the Delaware Court of Chancery.                                 group must reimburse Deutsche Telekom for all costs of
                                                                  litigation if the proceedings are unsuccessful or only
                                                                  partially successful, but in the latter case only to the
                                                                  extent that those costs exceed any amounts awarded to
                                                                  Deutsche Telekom in these proceedings.
                                                                - Each shareholder who was present at a shareholders meeting and has objected to the resolution as reflected in the
                                                                  minutes may within one month after adoption of the
                                                                  respective resolution of shareholders take action against
                                                                  the company to contest the resolution (Anfechtungsklage).


                                         PROVISIONS RELATING TO SHARE ACQUISITIONS

- Section 203 of the Delaware General Corporation Law           - German law does not specifically regulate "business
  prohibits "business combinations," including mergers,           combinations" with interested shareholders. However,
  sales and leases of assets, issuances of securities and         certain general principles of German law may restrict
  similar transactions by a corporation or a subsidiary with      business combinations under various circumstances.
  an "interested

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  stockholder" who beneficially owns 15% or more of a
  corporation's voting stock, within three years after the
  person or entity becomes an interested stockholder,
  unless:
  -- the transaction that will cause the person to become an interested stockholder is approved by the board of
     directors of the target prior to the transaction;

  -- after completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including:
      (1) shares held by officers and directors; and
      (2) shares held by specified employee benefit plans;
          or

  -- after the person becomes an interested stockholder, the business combination is approved by the board and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

  VoiceStream

- As a result of the VoiceStream board of director's unanimous approval and adoption of Deutsche Telekom's initial investment in VoiceStream, the Deutsche Telekom/
  VoiceStream merger and the Deutsche Telekom/ VoiceStream merger agreement, Deutsche Telekom's initial investment in VoiceStream and the Deutsche Telekom/VoiceStream merger are not subject to the limitations set forth in Section
  203, and Deutsche Telekom is deemed not to be an interested stockholder for purposes of Section 203.

  Powertel

- As a result of the Powertel board's unanimous approval and adoption of the Deutsche Telekom/ Powertel merger and the Deutsche Telekom/ Powertel merger agreement and the VoiceStream/Powertel merger and the VoiceStream/Powertel merger agreement, these mergers are not subject to the limitation set forth in Section 203, and neither Deutsche
  Telekom nor VoiceStream is deemed to be an interested stockholder for purposes of Section 203.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                TAKEOVER RELATED PROVISIONS

- Under Delaware law, directors generally have a duty to act    - No statutory law or case law exists with respect to the
  without self-interest, on a well-informed basis and in a        standard of conduct applicable to the members of the
  manner they reasonably believe to be in the best interests      management board and of the supervisory board of a German
  of the stockholders. Nevertheless, a Delaware court will        stock corporation (Aktiengesellschaft) in the context of a
  generally apply a policy of judicial deference to a board       threatened change in control. The voluntary German
  of directors' decisions to adopt anti-takeover measures in      Takeover Guidelines provide that the management board of
  the face of a potential takeover where the directors are        the target company may not take any measures that would
  able to show that:                                              impede the shareholders from taking advantage of the
                                                                  tender offer. This recommendation is based on the
  -- they had reasonable grounds for believing that there            principle that the target company's management board
     was a danger to corporate policy and effectiveness from         has a duty to the shareholders to remain neutral.
     an acquisition proposal; and                                    However, the Local Court of Dusseldorf (Landgericht
                                                                     Dusseldorf) held that it may be permissible for a
  -- the board action taken was reasonable in relation to            management board to advertise statements reflecting the
     the threat posed.                                               company's own business concept and its strategy in the
                                                                     mass media.
                                                                - The same principles apply under the tentative draft of a
                                                                  German Takeover Act which is expected to enter into force
                                                                  in 2001. However, the draft Takeover Act expressly
                                                                  permits, among other things:
                                                                -- solicitation for alternative transactions;
                                                                -- other defense measures authorized by the shareholders
                                                                   meeting by a majority of the votes cast, if the
                                                                   resolution is adopted after publication of the offer; and
                                                                -- the issuance of new shares granting preemptive rights to shareholders, if the underlying resolution by the
                                                                   shareholders meeting was adopted during the last 18
                                                                   months prior to the publication of the offer.


                                                  DISCLOSURE OF INTERESTS

- Acquirors of VoiceStream and Powertel common shares are       - Holders of Deutsche Telekom ADSs are required to comply
  subject to disclosure requirements under Section 13(d)(1)       with specified U.S. securities law requirements,
  of the Exchange Act and Rule 13d-1 thereunder, which            including, subject to certain exceptions, filing Schedules
  provide, subject to certain exceptions, that any person         13D with respect to their beneficial ownership of the
  who                                                             underlying

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
  becomes the beneficial owner of more than 5% of the             Deutsche Telekom ordinary shares if they beneficially own
  outstanding VoiceStream or Powertel common shares must,         more than 5% of the Deutsche Telekom ordinary shares
  within ten days after such acquisition:                         outstanding. Under the German Securities Trading Act
                                                                  (Wertpapierhandelsgesetz), anyone whose direct or indirect
  -- file a Schedule 13D with the SEC disclosing specified           voting interest reaches, exceeds or, after reaching,
     information; and                                                falls below 5%, 10%, 25%, 50% or 75% of the voting
                                                                     rights in Deutsche Telekom must, within no more than
  -- send a copy of the Schedule 13D to VoiceStream or               seven calendar days, inform Deutsche Telekom and the
     Powertel, as the case may be.                                   Federal Supervisory Authority for Securities Trading
                                                                  (Bundesaufsichtsamt fur den Wertpapierhandel) in writing:
- Each of VoiceStream and Powertel is required by the rules
  of the SEC to disclose in the proxy statement relating to     -- that he has reached, exceeded or fallen below one of
  their respective annual meetings of stockholders the             these thresholds; and
   identity and number of VoiceStream or Powertel common
   shares, as the case may be, beneficially owned by:           -- of the extent of his voting rights.
  -- each of its directors;                                     Failure to notify Deutsche Telekom or the Federal
                                                                  Supervisory Authority will, for so long as such failure
  -- its chief executive officer;                                 continues, disqualify the shareholder from exercising the
                                                                  rights attached to his shares, including voting rights
  -- each of its four most highly compensated executive              and, if the shareholder is acting intentionally, the
     officers other than its chief executive officer;                right to receive dividends.
                                                                     In addition, a penalty may be imposed on the
  -- all of its directors and executive officers as a group;         shareholder as provided for by law.
     and
  -- any beneficial owner of 5% or more of the VoiceStream
     common shares or Powertel common shares of whom it is
     aware.


                    LIMITATION ON ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

                               Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law

- Each of VoiceStream and Powertel is a U.S. company            - Deutsche Telekom is a German company located in Germany.
  incorporated under the laws of Delaware and has                 All of the members of its management board and executive
  substantial assets located in the United States. As a           officers are non-residents of the United States. In
  result, investors generally can initiate lawsuits in the        addition, although Deutsche Telekom will have substantial
  United States against each of VoiceStream and Powertel and      assets in the United States if the Deutsche
  its directors and officers and can enforce lawsuits based       Telekom/VoiceStream merger and the Deutsche
  on U.S. federal securities laws in U.S. courts                  Telekom/Powertel merger are completed, the majority of
                                                                  Deutsche Telekom's assets and a large portion of the
                                                                  assets of Deutsche Telekom's directors and officers will
                                                                  be located outside of the United States.

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                                - As a result, U.S. investors may find it difficult in a
                                                                  lawsuit based on the civil liability provisions of the
                                                                  U.S. federal securities laws;
                                                                  -- to effect service within the United States upon
                                                                     Deutsche Telekom and the members of its management
                                                                     board and officers of Deutsche Telekom located outside
                                                                     the United States;
                                                                -- to enforce in U.S. courts or outside the United States, judgments obtained against those persons in U.S. courts;
                                                                -- to enforce in U.S. courts judgments obtained against
                                                                   those persons in courts in jurisdictions outside the
                                                                   United States; and
                                                                -- to enforce against those persons in Germany, whether in original actions or in actions for the enforcement of
                                                                   judgments of U.S. courts, civil liabilities based solely
                                                                   upon the U.S. federal securities laws.

                                                    Short Swing Profits

- Directors and officers of each of VoiceStream and Powertel    - Directors and officers of Deutsche Telekom and beneficial
  and beneficial owners of 10% or more of the VoiceStream         owners of 10% or more of Deutsche Telekom ordinary shares
  common shares and Powertel common shares are governed by        are not subject to the Exchange Act's "short swing" profit
  rules under the Exchange Act that may require directors         rules as long as Deutsche Telekom remains a foreign
  and officers and such beneficial owners to forfeit to each      private issuer under the Exchange Act. Members of the
  of VoiceStream and Powertel, as the case may be, any            Deutsche Telekom management board and Deutsche Telekom
  "short swing" profits realized from purchases and sales of      supervisory board, as well as other officers and employees
  VoiceStream or Powertel equity securities within a six          of Deutsche Telekom who are aware of non-public
  month period, as determined under the Exchange Act and the      information related to Deutsche Telekom, are prohibited
  rules thereunder.                                               from insider dealing under the German Securities Trading
                                                                  Act.

                                                PROXY STATEMENTS AND REPORTS

                                            Notices and Reports to Stockholders

- Under the Exchange Act proxy rules, each of VoiceStream       - As a foreign private issuer, Deutsche Telekom is exempt
  and Powertel must comply with notice and disclosure             from the proxy rules under the Exchange Act.
  requirements relating to the solicitation of proxies for
  stockholder meetings.                                         - However, Deutsche Telekom must comply with notice,
                                                                  publication and information requirements

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                                  relating to general shareholders meetings under German
                                                                  law. Announcements concerning shareholders meetings, the
                                                                  payment of dividends, the issuance of new shares, the
                                                                  exercise of exchange, conversion and preemptive rights and any other rights vested in the shares must be published in the German language in at least one newspaper with
                                                                  national circulation (Borsenpflichtblatt), and Deutsche
                                                                  Telekom must submit a copy thereof to the Frankfurt Stock
                                                                  Exchange. See also "-- Reporting Requirements" and
                                                                  "Description of Deutsche Telekom American Depositary
                                                                  Shares."



                                                   REPORTING REQUIREMENTS

- As U.S. public companies, VoiceStream and Powertel must       - As a foreign private issuer with securities quoted on the
  file with the SEC, among other reports and notices:             NYSE and registered under Section 12 of the Exchange Act,
                                                                  Deutsche Telekom will be required to publicly file with
  -- an annual report on Form 10-K within 90 days after the       the SEC Annual Reports on Form 20-F within six months
     end of each fiscal year;                                     after the end of each fiscal year and to furnish to the
                                                                     SEC in reports on Form 6-K, material information that
  -- a quarterly report on Form 10-Q within 45 days after            it makes public in Germany.
     the end of each fiscal quarter; and
                                                                - Under the German Securities Act (Borsengesetz and
  -- current reports on Form 8-K upon the occurrence of           Borsenzulassungsverordnung), if Deutsche Telekom makes an
     important corporate events.                                     announcement or publication in the United States, which
                                                                     may be relevant to the Deutsche Telekom ordinary
                                                                     shares, Deutsche Telekom must make at least equivalent
                                                                     announcements and publications in the German language
                                                                     in at least one newspaper with national circulation. If
                                                                     the information to be provided is extensive, the
                                                                     admission office of the Frankfurt Stock Exchange may
                                                                     require that such information be made available at the
                                                                     German paying agent, and that an announcement in that
                                                                     respect is published. A copy of such publication has to
                                                                     be submitted to the admission office of the Frankfurt
                                                                     Stock Exchange.
                                                                - Deutsche Telekom must also publish the annual accounts,
                                                                  which is the balance sheet, profit and loss accounts and
                                                                  notes thereto, consolidated and unconsolidated, promptly
                                                                  after they have been finally determined. In addition,
                                                                  interim reports for the first six months of Deutsche
                                                                  Telekom's financial year must be published within two
                                                                  months after the first six months have expired.
                                                                  Publication must be made in at least one

             PROVISIONS CURRENTLY APPLICABLE TO                          PROVISIONS APPLICABLE TO DEUTSCHE TELEKOM
           VOICESTREAM AND POWERTEL STOCKHOLDERS                                        SHAREHOLDERS
------------------------------------------------------------    ------------------------------------------------------------
                                                                  newspaper with national circulation or the German Federal
                                                                  Gazette, unless submitted to the German paying agent. The
                                                                  interim report must represent a true and fair view of the
                                                                  financial position and the general course of business of
                                                                  Deutsche Telekom. See also "-- Proxy Statements and
                                                                  Reports."
                                                                - Under the German Securities Trading Act, Deutsche Telekom
                                                                  must publish any and all information which is not publicly known if it has a potentially significant effect on the
                                                                  price of the Deutsche Telekom ordinary shares. The facts
                                                                  must be published in at least one newspaper with national
                                                                  circulation or an electronic information system widely
                                                                  used by banks and brokers.

                DEUTSCHE TELEKOM FOLLOWING THE DEUTSCHE TELEKOM/
          VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

BUSINESS AND OPERATIONS


     As a result of the completion of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, each of VoiceStream and Powertel will become wholly-owned subsidiaries of Deutsche Telekom. It is currently anticipated that after the completion, Deutsche Telekom will transfer VoiceStream and Powertel, directly or indirectly, to its wholly-owned subsidiary, T-Mobile International AG, which is currently the holding company for a substantial portion of Deutsche Telekom's European mobile telecommunications operations, including the following:



          - T-Mobile, Germany's second largest provider of mobile telecommunications services, measured by number of subscribers at December 31, 2000,



          - One 2 One, the fourth largest provider of mobile telecommunications services in the United Kingdom, measured by number of subscribers at December 31, 2000, which was acquired by Deutsche Telekom in the fall of 1999, and



          - max.mobil Telekommunikation Service GmbH, the second largest Austrian mobile telecommunications company, measured by number of subscribers at December 31, 2000, which became a wholly-owned subsidiary of Deutsche Telekom in April 2000.


     In accordance with the Deutsche Telekom/VoiceStream merger agreement, following the completion of the Deutsche Telekom/VoiceStream merger, Deutsche Telekom has agreed to recommend the nomination of one VoiceStream nominee to be appointed to each of the T-Mobile International management board, supervisory board and executive committee, and has agreed to recommend that one current member of the Deutsche Telekom supervisory board be replaced by a person nominated by VoiceStream. It is currently contemplated that John W. Stanton, Chief Executive Officer of VoiceStream, would be the nominee appointed to the T-Mobile International management board and would be responsible for T-Mobile's North American operations. It is expected that VoiceStream's headquarters in Bellevue, Washington would become the base of operations for Deutsche Telekom's mobile services in the United States.

     Following the mergers, Deutsche Telekom's strategic focus will continue to be on growth in four key areas: mobile telecommunications, data/Internet Protocol/systems, consumer Internet services and access. Deutsche Telekom has pursued growth in these areas aggressively, primarily through internal growth and acquisitions. In this regard, Deutsche Telekom's primary emphasis will continue to be on Europe and the United States, but Deutsche Telekom may pursue opportunities worldwide. Deutsche Telekom remains intent on expanding its presence internationally. As one of the world's largest telecommunications companies, Deutsche Telekom believes that its advanced network and strategic focus position it well to take advantage of the technological convergence of telecommunications and information services.

     With respect to mobile telecommunications operations, following the mergers, Deutsche Telekom will continue to provide voice and data mobile telecommunications services in the United States through the operations of its subsidiaries, VoiceStream and Powertel, in their respective geographic regions under the VoiceStream brand name. Going forward, Deutsche Telekom will be seeking to expand the availability, quality and functionality of voice and data services offered to its customers in the United States. Deutsche Telekom expects that, after the mergers are completed, it will continue to make substantial capital expenditures in connection with the acquisition of additional mobile licenses, particularly in the United States, the capital requirements related to its network buildout and marketing and distribution efforts in the United States and Europe, as well as the roll-out of third generation mobile voice and data services.

     In its more mature European mobile telecommunications markets, Deutsche Telekom's penetration levels may be approaching the point where future revenue growth will be driven less by subscriber additions and more by attracting existing subscribers to new applications, some of which are still under development.

     Deutsche Telekom expects to recognize substantial additional depreciation and amortization expense as a result of the allocation of the purchase price of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger to tangible and intangible assets. Goodwill resulting from the mergers is expected to be amortized over 20 years and certain other tangible and intangible assets are expected to be amortized over useful lives ranging from three to 20 years. In addition, VoiceStream and Powertel have incurred substantial operating losses and generated negative cash flow from operating activities and expect to incur significant operating losses and to generate negative cash flow during the next several years while they continue to develop and construct their systems and grow their subscriber base. The increased depreciation and amortization expense associated with the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger and the increased capital expenditures to be incurred to continue to build out the VoiceStream and Powertel mobile networks in the United States may have a significant adverse effect on Deutsche Telekom's financial results. In addition, after the completion of the mergers, we may elect, or be required, to refinance or renegotiate all or a portion of the VoiceStream and Powertel long-term debt and in doing so, Deutsche Telekom may incur additional costs. On a pro forma basis, the combined statement of operations for Deutsche Telekom, VoiceStream and Powertel for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflects a net loss of euro 3,109.3 million and net income of euro 4,606.6 million, respectively, in accordance with German GAAP and a net loss of euro 3,516.9 million and net income of euro 5,493.7 million, respectively, in accordance with US GAAP, as compared to Deutsche Telekom's net income for such periods of euro 1,253.0 million and euro 8,445.0 million, respectively, in accordance with German GAAP and euro 1,513.0 million and euro 9,812.0 million, respectively, in accordance with US GAAP. See "Deutsche Telekom Unaudited Pro Forma Condensed Combined Financial Statements."


MANAGEMENT BOARD AND SUPERVISORY BOARD

  General

     As required by the German Stock Corporation Act, Deutsche Telekom has a two-tier board system consisting of a management board and a supervisory board. The management board is responsible for managing Deutsche Telekom and representing Deutsche Telekom in its dealings with third parties, while the supervisory board appoints and removes the members of the management board and oversees the management of Deutsche Telekom. The official auditor is engaged by the supervisory board. See "Comparison of Rights of VoiceStream and Powertel Stockholders and Deutsche Telekom Shareholders -- Classification of the Board."

  Management Board of Deutsche Telekom

     Pursuant to Deutsche Telekom's Articles of Association, the supervisory board determines the size of the management board, subject to the requirement that the management board must have at least two members. The supervisory board may appoint a chairman of the management board as well as a deputy chairman.

     The members of the management board are appointed by the supervisory board for a term of up to five years and they may be re-appointed or have their term extended for one or more terms of up to five years. Under certain circumstances, such as a material breach of duty or a bona fide vote of no confidence by the shareholders, a member of the management board may be removed by the supervisory board prior to the expiration of the five-year term. A member of the management board may not deal with, or vote on, matters relating to proposals, arrangements or contracts between himself and Deutsche Telekom.

     The management board takes action by simple majority unless otherwise provided by law. In the event of a deadlock, the management board member in whose area of responsibility the resolution falls has a deciding vote.

  Members of the Management Board of Deutsche Telekom

     The name, age, current position and business experience of the current members of the management board are set forth below. The members of the management board may be reached at Deutsche Telekom's registered address.

     Dr. Ron Sommer, age 51, was appointed chairman of the management board in May 1995. As such, he is responsible for Group Strategy, Communication, Auditing and Organization, Government Relations, Competition Policy, Regulatory Affairs and top Management. He received a doctorate in mathematics and began his career with the Nixdorf group, first in New York and then in Paderborn and Paris. In 1980, he became managing director of Sony Deutschland and in 1986 become chairman of the management board of Sony Deutschland. In 1990, Dr. Sommer became president and chief operating officer of Sony USA, and in 1993, he took over the management of Sony Europe in the same capacity.

     Josef Brauner, age 50, became head of the Sales and Customer Care Division of Deutsche Telekom in October 1998. He joined Deutsche Telekom in June 1997 as head of the Main Department for Sales. He started his sales career with Avery as the U.S. company's branch manager for Germany, Austria and Switzerland. Mr.Brauner next joined Sony Deutschland, where he was appointed head of sales in the investment goods division and afterwards became head of that division. In 1988, Mr. Brauner became a member of the management board of Sony Deutschland, and in 1993 was appointed chairman of that board.

     Detlev Buchal, age 55, was appointed head of the Product Marketing Division in October 1998, having previously acted as head of the Sales and Distribution Division (Business and Residential Customers). After holding various management positions in the banking industry, he joined the management board of the GZS Gesellschaft fur Zahlungssysteme GmbH of the German Eurocardund eurocheque-Zentrale. In 1992, he became chairman of that board, primarily responsible for strategic planning, marketing and sales. He has been a member of Deutsche Telekom's management board since February 1996.

     Dr. Karl-Gerhard Eick, age 46, was appointed head of Finance and Controlling Division in January 2000. After studying business administration and earning a doctorate, Dr. Eick worked in various positions for BMW AG between 1982 and 1988. From 1989 to 1991 he acted as head of Controlling at WMF AG in Geislingen. In 1991, he became head of the Controlling, Planning and IT Division for the Carl Zeiss Group. From 1993 to 1999, he held top management positions with the Haniel Group, where he was responsible for the Controlling, Business Administration and IT Division of the strategic management holding company of Franz Haniel & Cie. GmbH. He has been a member of Deutsche Telekom's management board since January 2000.

     Jeffrey A. Hedberg, age 39, has been the head of Deutsche Telekom's International Division since January 1999. Mr. Hedberg, who is a U.S. citizen, joined the TVM/Matuschka group in Munich in 1985, where he was primarily involved in analyzing venture capital projects for companies with international operations. From 1990 to 1992, he worked in the international division of US West, and then as an associate at Coopers & Lybrand in the international projects of globally active telecommunications group. In 1994, Mr. Hedberg joined Swisscom, where he was in charge of international investments as Executive Vice President and member of the company's senior management. He has been a member of Deutsche Telekom's management board since 1999.

     Dr. Hagen Hultzsch, age 60, was appointed head of Deutsche Telekom's Technology and Services Division in July 1993. Dr. Hultzsch received a doctorate in physics and was Assistant Professor in Mainz before in 1977 becoming head of the Computer Center of the Gesellschaft fur Schwerionen Forschung (GSI, Center for Heavy Ion Research) in Darmstadt. In 1985, he became director of the Technical Services Group Germany at Electronic Data Systems. In 1988, Dr. Hultzsch joined Volkswagen AG as the corporate executive director responsible for Organization and Information Systems. From July 1993 until 1994, he was a member of the management board of Deutsche Bundespost TELEKOM, and he has been a member of Deutsche Telekom's management board since January 1995.

     Dr. Heinz Klinkhammer, age 54, was appointed head of Deutsche Telekom's Personnel and Legal Affairs Division in 1996. Dr. Klinkhammer received a doctorate in law and began his career at the Institute for German and European Labor, Social and Business Law before becoming a Labor Court judge. From 1979 to 1990, he worked at the Ministry of Labor, Health and Social Affairs of the state of North-Rhine/Westphalia. In 1991, he became Labor Director at Huttenwerke Krupp Mannesmann GmbH and, in 1992, board member of Mannesmannrohren-Werke AG. He has been a member of Deutsche Telekom's management board since April 1996.

     Gerd Tenzer, age 57, was appointed head of the Networks Division in January 1990 and is now also responsible for Purchasing, Environmental Protection, Carrier Services and Broadcasting and Broadband Cable. From 1990 to 1994, he was a member of the management board of Deutsche Bundespost TELEKOM, and has been a member of Deutsche Telekom's management board since January 1995. As a communications engineer, he worked in the telecommunications research department at AEG-Telefunken from 1968 to 1970. In 1970, he joined what was then the Deutsche Bundespost. In 1975, Mr. Tenzer moved to the Federal Ministry of Posts and Telecommunications, where he became head of the Telecommunications Policy
Section in 1980.

  Management Board Compensation and Share Ownership


     The remuneration of the management board of Deutsche Telekom in respect of financial year 2000 amounted to 8,970,291.16 euros. A portion of the total compensation of the management board is paid pursuant to a bonus arrangement consisting of a guaranteed portion and a variable portion. The variable portion is dependent upon a number of criteria, including the attainment of certain financial performance objectives and the achievement of certain individual performance objectives. For the year ended December 31, 2000, 30.02% of the total remuneration was paid pursuant to this bonus arrangement. The members of the management board of Deutsche Telekom further received additional bonus payments during fiscal year 2000 in the aggregate amount of 2,692,974 euros. In addition, a proposal to establish a stock option program for the members of the management board and key employees was approved at the shareholders' meeting on May 25, 2000. For further information on this program, see "Description of Deutsche Telekom Ordinary Shares -- Share Capital -- Conditional Capital."



     Pension accruals totaling 21,777,792.03 euros have been established in the books of Deutsche Telekom for the members of the management board as of December 31, 2000. Obligations for such persons for which no reserve has been established amounted to 3,285,382.67 euros as of December 31, 2000. Payments to former members for the management board of Deutsche Telekom or their surviving family members amounted to 977,271.32 euros in 2000.



     The members of Deutsche Telekom's management board owned a total of approximately 4,200 Deutsche Telekom shares as of March 31, 2000.


  Supervisory Board of Deutsche Telekom


     In accordance with the German Stock Corporation Act (Aktiengesetz), the supervisory board of Deutsche Telekom consists of twenty members, ten of whom represent the shareholders and ten of whom represent the employees. Members of the supervisory board may be elected for a term of up to approximately five years. The supervisory board members representing the shareholders are elected at the General Meeting of the shareholders. Most of the current supervisory board members representing employees were elected on October 2, 1997 by the employees in accordance with the provisions of the Co-Determination Act of 1976 (Mitbestimmungsgesetz). In this election procedure, employees elect ten representatives made up of workers, regular employees, senior management employees and three union representatives. Under the law that governed the conversion of Deutsche Telekom to a stock corporation, civil servants, who are not covered by the Co-Determination Act, are included in these groups according to their occupations for purposes of these elections.


     The supervisory board must meet at least twice in each half year. To achieve a quorum, at least ten of the members of the supervisory board must be present or cast their votes in writing. Except in situations in which a different majority is required by law, the supervisory board takes decisions by simple majority of the votes cast. If, in the event of a deadlock, a second vote again results in a tie, the chairman of the supervisory board can cast a deciding vote.

     The supervisory board has formed several committees including a mediation committee, a personnel committee for extraordinary matters and a presiding committee. All committees have an equal number of shareholder representatives and employee representatives. The chairman of the supervisory board is the chairman of the mediation committee and the presiding committee where he has the deciding vote in case of a tie. In the other committees, the chairman does not have the deciding vote in case of a tie. The chairman of the personnel committee is a representative of the employees.

     The first election of shareholder representatives to the supervisory board took place at the shareholders' meeting in July 1996. Since then, further elections have taken place to fill vacancies of the supervisory board. The terms of office of the shareholder representatives will expire at the end of the shareholders' meeting at which the shareholders discharge the supervisory board members in respect of the financial year 2000, which is expected to occur in 2001. The terms of office of the employee representatives on the supervisory board expire in 2002 upon the election of new employee representatives in accordance with the Co-Determination Act.

  Members of the Supervisory Board of Deutsche Telekom

     The current members of Deutsche Telekom's supervisory board, the years of their appointment and their principal occupations are as follows:

NAME                                   MEMBER SINCE                 PRINCIPAL OCCUPATION
----                                   ------------                 --------------------
Dr. Hans-Dietrich Winkhaus                 1999        chairman, chairman of the management board of
                                                       Henkel KGaA
Rudiger Schulze                            1999        vice-chairman, Member of the Central Executive
                                                       Committee of the German Postal Union
Gert Becker                                1995        former chairman of the management board of
                                                       Degussa AG
Josef Falbisoner                           1997        chairman of Deutsche Postgewerkschaft trade
                                                       union, Bavarian District
Dr. Hubertus von Grunberg                  2000        chairman of the supervisory board of
                                                       Continental AG
Dr. sc. techn. Dieter Hundt                1995        managing shareholder of Allgaier Werke GmbH &
                                                       Co. KG; president of the National Union of
                                                       German Employers Associations
Rainer Koch                                2000        chairman of the Works Council of DeTeImmobilien
Dr. h.c. Andre Leysen                      1995        chairman of the supervisory board of GEVAERT
                                                       N.V.
Waltraud Litzenberger                      1999        chairwoman of the Works Council of NL Bad
                                                       Kreuznach
Michael Loffler                            1995        chairman of the Works Council at Leipzig Branch
                                                       Office 1, Deutsche Telekom AG
Hans-W. Reich                              1999        speaker of the management board, Kreditanstalt
                                                       fur Wiederaufbau
Rainer Roll                                1998        vice-chairman of the Central Works Council at
                                                       Deutsche Telekom
Wolfgang Schmitt                           1997        head of Freiburg i.B. Regional Directorate,
                                                       Deutsche Telekom

NAME                                   MEMBER SINCE                 PRINCIPAL OCCUPATION
----                                   ------------                 --------------------
Prof. Dr. Helmut Sihler                    1996        chairman, Member of the Shareholders' Committee
                                                       of Henkel KGaA
Michael Sommer                             2000        vice-chairman of the Deutsche Post Gewerkschaft
Ursula Steinke                             1995        chairwoman of the Works Council at DeTeCSM
                                                       Northern District Service and Computer Center
Prof. Dr. h.c. Dieter Stolte               1995        director general of the Zweites Deutsches
                                                       Fernsehen (ZDF) broadcasting organization
Bernhard Walter                            1999        former chairman of the management board of
                                                       Dresdner Bank
Wilhelm Wegner                             1996        chairman of the Central Works Council at
                                                       Deutsche Telekom
Prof. Dr. Heribert Zitzelsberger           1999        state secretary in BMF, the Federal Finance
                                                       Ministry (Bundesministerium der Finanzen)

     In the Deutsche Telekom/VoiceStream merger agreement, Deutsche Telekom has agreed to use reasonable efforts after the closing to recommend to the shareholders and organizational bodies of Deutsche Telekom to include a person nominated by VoiceStream in consultation with Deutsche Telekom who is reasonably acceptable to Deutsche Telekom as a member of the Deutsche Telekom supervisory board in replacement for one of the current members of the Deutsche Telekom supervisory board.

  Supervisory Board Compensation and Share Ownership


     The Articles of Association as amended by a shareholders resolution on May 25, 2000 provide for an annual compensation at 50,000 euros for the chairman, 37,500 euros for the deputy chairman and 25,000 euros for each remaining member of the supervisory board. In addition, members of the supervisory board are entitled to reimbursement of actual out-of-pocket expenses and to receive an attendance fee amounting to 200 euros for each meeting of the supervisory board or its committees. The value-added tax payable on this compensation will be borne by Deutsche Telekom. These compensation rules apply for the first time for the 1999 financial year. In 2000, remuneration was paid to members of the supervisory board of Deutsche Telekom for 2000 in the amount of 546,498.00 euros inclusive of meeting expenses of 34,000.00 euros.



     The members of the supervisory board owned a total of approximately 2,700 Deutsche Telekom shares as of December 31, 2000.

             VOICESTREAM FOLLOWING THE VOICESTREAM/POWERTEL MERGER

BUSINESS AND OPERATIONS


     After the VoiceStream/Powertel merger, VoiceStream will continue to offer the services currently offered by VoiceStream and Powertel, which include advanced data capabilities, voice and text messaging, privacy and security using smart card technology, caller identification and global roaming. VoiceStream will continue to employ the GSM digital standard for its PCS systems. The acquisition by VoiceStream of Powertel, which operates a GSM-based network in 12 southeastern states where VoiceStream generally does not operate, fills the most significant gap in VoiceStream's U.S. coverage, and will give the combined company a more complete nationwide coverage. Together with Powertel and its affiliates, VoiceStream will have licenses to serve 23 of the 25 largest markets in the United States and will have approximately 250 million licensed POPs. Powertel's current network coverage enables access to approximately 25 million potential customers.


     Following the VoiceStream/Powertel merger, VoiceStream's strategy will be to efficiently consolidate the operations and marketing of VoiceStream and Powertel under the VoiceStream brand name, and to:

     - Penetrate the rapidly growing, broad consumer market segment. VoiceStream will seek to penetrate the consumer segment of the market by providing premier value in wireless services with more minutes, features and services at attractive price points, and marketing such features and services under its "Get More From Life" message. This marketing message is delivered by a celebrity spokesperson, Jamie Lee Curtis.

     - Increase Sales. VoiceStream's services and products will continue to be sold through an extensive and balanced distribution network featuring national and local dealers, company-owned stores and a direct sales force.

     - Achieve cost efficiencies through centralization and size. VoiceStream plans to continue to centralize key functions such as customer care and sales. VoiceStream's size should also enable it to purchase network and subscriber equipment at favorable pricing and financing terms.

     - Build high quality networks with extensive coverage. VoiceStream plans to continue to construct its networks to increase capacity and enhance call quality. In addition, VoiceStream will seek to launch networks with substantial geographic coverage in and around the metropolitan markets that it serves.

     - Offer features that capitalize on the advantages of GSM wireless technology. VoiceStream will continue to offer a wide variety of wireless products and services including the capability of offering customers next-generation wireless voice and data services such as wireless Internet and multimedia applications.

     - Acquire PCS licenses and systems opportunistically. VoiceStream will continue to seek opportunities to acquire additional PCS licenses, systems and/or operators which are additive to its current footprint, increase its spectrum or that would increase the availability of GSM wireless service in North America.

OFFICERS AND DIRECTORS

     The officers of VoiceStream immediately before the VoiceStream/Powertel merger will be the officers of VoiceStream immediately after the VoiceStream/Powertel merger.

     In connection with the VoiceStream/Powertel merger agreement, the parties to a voting agreement among VoiceStream stockholders beneficially owning more than 50% of VoiceStream's outstanding voting shares agreed that in the event that the Deutsche Telekom/VoiceStream merger agreement is terminated and the VoiceStream/Powertel merger is completed, that voting agreement will be amended as necessary to entitle the current Powertel board to designate one member to the VoiceStream board. The Powertel designee would be nominated for re-election at each of the first two annual meetings of VoiceStream stockholders after the completion of the VoiceStream/Powertel merger.

             OWNERSHIP OF CAPITAL STOCK OF VOICESTREAM AND POWERTEL

BENEFICIAL OWNERSHIP OF VOICESTREAM COMMON SHARES


     The following table sets forth certain information regarding beneficial ownership of VoiceStream common shares and vested options to purchase VoiceStream common shares as of February 5, 2001, except as otherwise noted below, including beneficial ownership by:


     - each person who is known by VoiceStream to own beneficially 5% or more of the outstanding VoiceStream common shares;

     - each VoiceStream director;

     - each of the executive officers named in the summary compensation table in VoiceStream's annual report on Form 10-K for the fiscal year ended December 31, 1999, which in this document we refer to as the "named executive officers"; and

     - all directors and executive officers as a group.


The information in the table below has been calculated in accordance with Rule 13d-3 under the Exchange Act. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all VoiceStream common shares shown as beneficially owned by them, subject to community property laws where applicable. A person or entity is considered to "beneficially own" any shares over which such person or entity exercises sole or shared voting or investment power, or, which such person or entity has the right to acquire at any time within 60 days of February 5, 2001. In addition to the common share ownership information set forth below, on September 6, 2000, Deutsche Telekom acquired the entire class of outstanding VoiceStream voting preferred shares, consisting of 3,906,250 shares. Each VoiceStream voting preferred share entitles its holder to one vote, voting together as a single class with the holders of VoiceStream common shares. The business address of VoiceStream's directors, other than as noted below, and executive officers is: c/o VoiceStream Wireless Corporation, 12920 SE 38th Street, Bellevue, WA 98006.



                                                                              TOTAL PERCENTAGE
                                                              TOTAL SHARES       OF SHARES
                                                              BENEFICIALLY      BENEFICIALLY
                      NAME AND ADDRESS                           OWNED             OWNED
                      ----------------                        ------------    ----------------
Hutchison Whampoa Limited...................................   55,899,252          22.26%
  22nd Floor, Hutchison House
  10 Harcourt Road
  Hong Kong
TDSI Corporation, a wholly-owned subsidiary of Telephone &
  Data Systems, Inc. .......................................   35,570,494          14.17%
  30 N. LaSalle Street, Suite 4000
  Chicago, IL 60602
Sonera Corporation..........................................   18,975,774           7.56%
  Fin-00051-Tele
  Sturenkatu 16, Helsinki
  Finland
The Goldman Sachs Group, Inc.(a)(j).........................    9,800,469           3.90%
  and related investors
  85 Broad Street, 10th Floor
  New York, NY 10004

                                                                              TOTAL PERCENTAGE
                                                              TOTAL SHARES       OF SHARES
                                                              BENEFICIALLY      BENEFICIALLY
                      NAME AND ADDRESS                           OWNED             OWNED
                      ----------------                        ------------    ----------------
John W. Stanton and Theresa E. Gillespie(b)(c)..............    6,062,652           2.41%
  3650 131st Avenue SE
  Bellevue, WA 98006
Douglas G. Smith(b)(d)......................................    4,306,416           1.71%
  3 Metrocenter, Suite 400
  Bethesda, MD 20814
Richard L. Fields(b)(e).....................................    2,157,100              *
  711 Fifth Avenue
  New York, NY 10022
James N. Perry, Jr.(b)(f)...................................      588,067              *
  Three First National Plaza
  Suite 1330
  Chicago, IL 60602
Cregg B. Baumbaugh(b).......................................      278,050              *
Alan R. Bender(b)...........................................      251,028              *
James J. Ross(b)(g).........................................      995,406              *
Robert R. Stapleton(b)......................................      786,703              *
Donald Guthrie(b)...........................................      425,980              *
Mitchell R. Cohen(b)(h).....................................       25,610              *
Daniel J. Evans(b)..........................................        7,288              *
Jonathan M. Nelson(b)(i)....................................    4,546,301           1.81%*
Terence M. O'Toole (b)(j)...................................    9,800,469           3.90%
Canning Fok(b)(k)...........................................   55,899,972          22.26%
Susan M. F. W. Chow(b)(k)...................................   55,899,502          22.26%
Frank J. Sixt(b)(k).........................................   55,899,502          22.26%
Hans Snook(b)...............................................        3,685              *
Kaj-Erik Relander(b)(l).....................................   18,976,024           7.57%
All directors and executive officers as a group (21
  persons)(b)(m)............................................  140,866,828          54.75%


---------------

  *  Less than 1% of the outstanding common shares.



 (a) Includes (1) 8,986,738 VoiceStream common shares held of record by GS Capital Partners, L.P., (2) 470,401 VoiceStream common shares held of record by Stone Street Fund 1992, L.P., (3) 273,069 VoiceStream common shares held of record by Bridge Street Fund 1992, L.P., and (4) 68,821 VoiceStream common shares held of record by The Goldman Sachs Group, Inc. Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of an affiliate of The Goldman Sachs Group, Inc. Goldman Sachs and The Goldman Sachs Group, Inc. disclaims beneficial ownership of shares held by such investment partnerships to the extent interests in such partnerships are held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Also includes options to purchase 1,440 common shares granted to Mr. Terence M. O'Toole that he holds for the benefit of The Goldman Sachs Group, Inc. Mr. O'Toole, who is a managing director of Goldman Sachs, disclaims beneficial ownership of these common shares. Excludes (i) common shares owned by Goldman Sachs which were acquired in ordinary course trading activities and (ii) common shares held in client accounts, for which Goldman Sachs exercises voting or investment authority, or both. Goldman Sachs and The Goldman Sachs Group, Inc. disclaim beneficial ownership of common shares held in these client accounts.



 (b) May include stock jointly or separately owned with or by a spouse or a family trust.

  (c) Mr. Stanton and Ms. Gillespie are husband and wife. Their beneficial ownership includes (1) 1,686,069 VoiceStream common shares held of record by PN Cellular, Inc., which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie; (2) 1,274,519 VoiceStream common shares held of record by Stanton Communications Corporation which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, as tenants in common; (3) 164,437 VoiceStream common shares held by The Stanton Family Trust; and
      (4) 35,000 VoiceStream common shares and 10,000 VoiceStream common shares held of record by each of Mr. Stanton and Ms. Gillespie, respectively, pursuant to the Western Wireless 1997 Executive Restricted Stock Plan. Mr. Stanton and Ms. Gillespie share voting and investment power with respect to the shares jointly owned by them, as well as the shares held of record by PN Cellular, Stanton Communications Corporation and the Stanton Family Trust.



  (d) Includes 27,896 VoiceStream common shares owned by Mr. Smith's minor children, 1,348,630 common shares held by Avance Capital, Avance Capital II, Avance Capital III, all sole proprietorships, and 428,572 VoiceStream common shares held in a grantor trust. Mr. Smith does not exercise voting or investment power over, and disclaims beneficial ownership of, the shares held in the grantor trust. Of the total shares held in Mr. Smith's name and in the name of Avance, 1,428,572 are held in a blind trust. While Mr. Smith is the beneficial owner of these shares, he exercises no control over these shares. The blind trust is free to sell, exchange, hedge, or otherwise dispose of these shares at any time. Mr. Smith has voting and investment power with respect to the other shares.



  (e) Includes 1,627,336 VoiceStream common shares owned by Allen & Company Incorporated, including 247,447 VoiceStream common shares issuable upon exercise of outstanding warrants held by Allen & Company Incorporated and 27,397 common shares issuable upon exercise of outstanding warrants held by Mr. Fields. Mr. Fields is a Managing Director of Allen & Company Incorporated. Of such amounts, Mr. Fields does not exercise voting or investment power over, and disclaims beneficial ownership of the 1,627,336 VoiceStream common shares owned by Allen & Company Incorporated.



  (f) Includes 562,267 VoiceStream common shares owned by Madison Dearborn Partners, L.P. and 8,307 VoiceStream common shares held in trust for Mr. Perry's children. Mr. Perry is a member of the committee that manages Madison Dearborn Partners, L.P. Mr. Perry may therefore be deemed to share investment control with respect to the common shares owned by Madison Dearborn Partners, L.P. and may therefore be deemed to have beneficial ownership of shares of common shares owned by Madison Dearborn Partners, L.P.



  (g) Includes 256,724 VoiceStream common shares held in trust for Mr. Ross' children. Mr. Ross may be deemed to be the beneficial owner of such shares.



  (h) Includes options to purchase 485 VoiceStream common shares granted to Mr. Cohen that he holds for the benefit of Hellman & Friedman Partners II, L.P. Mr. Cohen disclaims beneficial ownership of these shares.



  (i) Includes (1) 28,538 VoiceStream common shares held in the Jonathan M. Nelson Family Foundation, of which Mr. Nelson is president, (2) 720 VoiceStream common shares held by Providence Media Services, Inc., of which Mr. Nelson is president, and options to purchase 720 VoiceStream common shares granted to Mr. Nelson that he holds for the benefit of Providence Media Services, Inc; (3) a total of 4,000,000 VoiceStream common shares issuable to Providence Equity Partners III, L.P. and Providence Equity Operating Partners III, L.P. in exchange for their interests in a joint venture entity with VoiceStream; and (4) 321,334 VoiceStream common shares issuable to Providence Media Partners, L.P. in exchange for its interest in a separate joint venture entity with VoiceStream. Mr. Nelson is a member and the managing director of Providence Equity Partners III, LLC, which controls Providence Equity Partners III, L.P. and Providence Equity Operating Partners III, L.P. and is the managing general partner of Providence Ventures L.P., which controls Providence Media Partners, L.P. Mr. Nelson disclaims beneficial ownership of the shares listed above except to the extent of his pecuniary interest therein, if any.



 (j) Includes 9,800,469 VoiceStream common shares beneficially owned by The Goldman Sachs Group, Inc. Mr. O'Toole, who is a managing director of Goldman Sachs, disclaims beneficial ownership of VoiceStream common shares, which may be deemed to be beneficially owned by The Goldman Sachs Group, Inc., except to the extent of his pecuniary interest therein, if any.



 (k) Includes 55,899,252 VoiceStream common shares owned by Hutchison Whampoa Limited, as Mr. Fok is the Group Managing Director of Hutchison Whampoa Limited, and each of Mrs. Chow and Mr. Sixt are executive directors of Hutchison Whampoa Limited. Each of Mr. Fok, Mrs. Chow and Mr. Sixt disclaim beneficial ownership of these shares.


(m) Kaj-Erik Relander, the director designated by Sonera Corporation, may be deemed to be the owner of the VoiceStream common shares owned by Sonera Corporation. Mr. Relander disclaims beneficial ownership of these shares.

(n) In determining the aggregate number of shares owned by VoiceStream executive officers and directors, VoiceStream common shares as to which such executive officers and directors share voting or investment power have not been duplicated.

BENEFICIAL OWNERSHIP OF POWERTEL COMMON SHARES


     The following table sets forth certain information regarding beneficial ownership of Powertel common shares as of February 5, 2001 (except as otherwise noted below), including beneficial ownership by the following:


     - each person who is known by Powertel to own beneficially 5% or more of the outstanding Powertel common shares;

     - each Powertel director;

     - each of the executive officers named in the summary compensation table in Powertel's annual report on Form 10-K for the fiscal year ended December 31, 1999; and

     - all directors and executive officers as a group.


The information in the table below has been calculated in accordance with Rule 13d-3 under the Exchange Act. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all Powertel common shares shown as beneficially owned by them, subject to community property laws where applicable. A person or entity is considered to "beneficially own" any shares over which such person or entity exercises sole or shared voting or investment power, or, which such person or entity has the right to acquire at any time within 60 days of February 5, 2001. The business address of Powertel's directors and executive officers, other than as noted below, is: 1239 O.G. Skinner Drive, West Point, Georgia 31833.



                                                               AMOUNT AND     PERCENT OF
                                                               NATURE OF        COMMON
                                                               BENEFICIAL       SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNERSHIP      OUTSTANDING
------------------------------------                          ------------    -----------
ITC Holding Company, Inc.(a)................................   7,808,616         23.4%
  3300 20th Avenue, Valley, Alabama 36854
SCANA Communications Holdings, Inc.(b)......................   4,995,697         15.0
  300 Delaware Avenue, Suite 510, Wilmington, Delaware
     19801-1622
Sonera Corporation(c).......................................   6,367,721         16.8
  Teollisuuskatu 15, P.O. Box 106, FIN-00051, Helsinki,
     Finland
Janus Capital Corporation...................................   1,724,855          5.2
  100 Filimore Street, Suite 300, Denver, Colorado
     80206-4923
Donald W. Burton(d)(e)......................................   1,603,727          4.8
  614 West Bay Street, Suite 200, Tampa, Florida 33606
Campbell B. Lanier, III(f)(g)...............................     237,485            *
Allen E. Smith(d)...........................................     161,907            *
O. Gene Gabbard(d)(f).......................................     196,191            *
William H. Scott, III(h)....................................      43,859            *
Donald W. Weber(d)..........................................      20,000            *
Ann M. Milligan.............................................          --           --
William B. Timmerman........................................          --           --
Fred G. Astor, Jr.(d)(i)....................................     124,759            *
Walter R. Pettiss(d)(j).....................................      60,494            *
Nicholas J. Jebbia(d).......................................      40,888            *
Rodney D. Dir(d)............................................      43,686            *
All executive officers and directors as a group (15
  persons)(d)-(j)...........................................   2,460,628          7.3


---------------
 *   Less than 1% of the outstanding common shares.

(a) ITC Holding Company has pledged approximately 4.2 million of its Powertel common shares to certain lenders in connection with a credit facility. Does not include 3,407,542 Powertel common shares issuable upon conversion of Powertel Series F preferred shares.



(b) Includes options to acquire 15,000 Powertel common shares. Does not include:


    - 4,626,744 Powertel common shares issuable upon conversion of Powertel Series B preferred shares;

    - 1,764,706 Powertel common shares issuable upon conversion of Powertel Series D preferred shares; and

    - 3,407,542 Powertel common shares issuable upon conversion of Powertel Series E preferred shares.


(c) These shares are issuable upon conversion of Powertel Series A preferred shares, which is currently convertible.



(d) Includes the following Powertel common shares that the named individuals have the right to purchase within 60 days of February 5, 2001 pursuant to options:



Donald W. Burton...........................................   10,000
Allen E. Smith.............................................   77,458
O. Gene Gabbard............................................   20,000
Donald W. Weber............................................    8,000
Fred G. Astor, Jr..........................................   46,892
Walter R. Pettiss..........................................   47,404
Nicholas J. Jebbia.........................................   28,947
Rodney D. Dir..............................................   29,567
                                                             -------
  Total....................................................  268,268
                                                             =======





 (e)  Includes:
      - 116,104 Powertel common shares held of record by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner;
      - 348,313 Powertel common shares held of record by The Burton Partnership (QP), Limited Partnership, of which Mr. Burton is the sole general partner;
      - 654,893 Powertel common shares held of record by South Atlantic Venture Fund II, Limited Partnership, of which South Atlantic Venture Partners II, Limited Partnership is the sole general partner, of which Mr. Burton is the managing general partner;
      - 464,417 Powertel common shares held of record by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing general partner;
      - 4,200 Powertel common shares held of record by South Atlantic Private Equity Fund IV, Limited Partnership, of which South Atlantic Private Equity Partners IV, Inc. is the sole general partner, of which Mr. Burton is the chairman; and
      - 5,800 Powertel common shares held of record by South Atlantic Private Equity Fund IV (QP) Limited Partnership, of which South Atlantic Private Equity Partners IV, Inc. is the sole general partner, of which Mr. Burton is the chairman.
      Mr. Burton disclaims beneficial ownership of these shares.

 (f) Includes 176,191 Powertel common shares held of record by The Charitable Remainder Education Trust III, of which
      Messrs. Gabbard and Lanier are trustees. Messrs. Gabbard and Lanier disclaim beneficial ownership of these shares.

 (g)  Includes 2,620 Powertel common shares held of record by Mr.
      Lanier's wife and 500 Powertel common shares held by Mr.
      Lanier as custodian for his son. Mr. Lanier disclaims beneficial ownership of such shares.

 (h)  Includes 3,200 Powertel common shares held of record by Mr.
      Scott's wife as trustee and 100 Powertel common shares held by Mr. Scott's daughter. Mr. Scott disclaims beneficial ownership of such shares.

 (i) Includes 1,000 Powertel common shares and 300 Powertel common shares held of record by Mr. Astor's wife and minor sons, respectively. Mr. Astor disclaims beneficial ownership of such shares.

 (j)  Includes warrants to acquire 128 Powertel common shares.

                               FEES AND EXPENSES


     Deutsche Telekom, VoiceStream and Powertel have agreed to each pay one third of the expenses incurred in connection with the cost of printing and distributing this proxy statement/prospectus, Deutsche Telekom and VoiceStream have each agreed to pay one half of the amount of the SEC filing fees incurred in connection with registering the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares issuable upon completion of the Deutsche Telekom/VoiceStream merger. Deutsche Telekom and Powertel have each agreed to pay one half of the amount of the SEC filing fees incurred in connection with registering the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares issuable upon completion of the Deutsche Telekom/Powertel merger. VoiceStream and Powertel have each agreed to pay one half of the amount of the SEC filing fees incurred in connection with registering the shares of VoiceStream common shares issuable upon completion of the VoiceStream/Powertel merger. See "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Documents -- The Deutsche Telekom/Powertel Merger Agreement -- Expenses" and "Summary of Deutsche Telekom/Powertel and VoiceStream/Powertel Transaction Document -- The VoiceStream/Powertel Merger Agreement -- Expenses."



     Deutsche Telekom and its subsidiaries estimate that they will incur fees and expenses in connection with the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers of approximately $120 million.



     VoiceStream estimates that it will incur fees and expenses in connection with the Deutsche Telekom/ VoiceStream merger and the VoiceStream/Powertel merger of approximately $125 million and $15 million, respectively.



     Powertel estimates that it will incur fees and expenses in connection with the Deutsche Telekom/ Powertel merger and the VoiceStream/Powertel merger of approximately $38 million and $33 million, respectively.


     These fees and expenses related to the mergers will be financed from generally available funds of each of Deutsche Telekom, VoiceStream and Powertel.


     Neither Deutsche Telekom, VoiceStream nor Powertel will pay any fees or commissions to any broker or dealer or any person, other than MacKenzie Partners and the escrow agent, for soliciting VoiceStream stockholders or Powertel stockholders with respect to the mergers. Upon request, VoiceStream and Powertel, respectively, will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.


                             LISTING OF SECURITIES

DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES

     Under the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom/Powertel merger agreement, Deutsche Telekom has agreed to take all steps necessary for the listing and authorization for listing on the NYSE and the Frankfurt Stock Exchange, subject to official notice of issuance, of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares, respectively, to be issued pursuant to the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger. Deutsche Telekom expects that the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares to be issued to the VoiceStream and Powertel stockholders will continue to trade on the NYSE and the Frankfurt Stock Exchange under the symbols "DT" and "DTE", respectively.

VOICESTREAM COMMON SHARES

     Under the VoiceStream/Powertel merger agreement, VoiceStream has agreed to use its reasonable best efforts to be included on the Nasdaq Stock Market, upon notification of issuance, the shares of VoiceStream common shares to be issued in connection with the VoiceStream/Powertel merger.

VoiceStream expects that its common shares, including the shares issued to Powertel stockholders pursuant to the VoiceStream/Powertel merger, will continue to trade on the Nasdaq Stock Market under the symbol "VSTR".

                             VALIDITY OF SECURITIES

     Dr. Manfred Balz, Deutsche Telekom's General Counsel, will pass upon the validity under German law of the Deutsche Telekom ordinary shares to be issued pursuant to the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger. Preston Gates & Ellis LLP will pass upon the validity under U.S. federal and Delaware law of the VoiceStream common shares to be issued pursuant to the VoiceStream/Powertel merger.

                                    EXPERTS

     The consolidated financial statements of Deutsche Telekom as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to the Deutsche Telekom Annual Report on Form 20-F, which incorporates said financial statements to the Deutsche Telekom Annual Report for 1999 filed on Form 6-K, have been so incorporated in reliance on the report of PwC Deutsche Revision, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of VoiceStream and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to VoiceStream's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in giving said reports.

     The consolidated financial statements of Omnipoint and its subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to VoiceStream's Current Report on Form 8-K dated September 29, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Aerial and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Aerial's Form 10-K, incorporated into this document by reference to VoiceStream's Current Report on Form 8-K, dated March 23, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in giving said reports.

     The consolidated financial statements of Powertel and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Powertel's Annual Report on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in giving said reports.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING
                          OF VOICESTREAM STOCKHOLDERS

     VoiceStream will hold an annual meeting in the year 2001 only if the Deutsche Telekom/VoiceStream merger has not already been completed. If the 2001 annual meeting is held, stockholders' proposals will be eligible for consideration for inclusion in the proxy statement for that annual meeting if those proposals are received by VoiceStream within a reasonable time before the solicitation of proxies for the 2001 annual meeting is made. Any stockholder proposal or notice should be directed to the attention of the Secretary, VoiceStream Wireless Corporation, 12920 SE 38th Street, Bellevue, Washington 98006.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING
                            OF POWERTEL STOCKHOLDERS

     If either the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger is completed as expected, Powertel will not hold an annual meeting of Powertel stockholders in 2001. If neither the Deutsche Telekom/Powertel merger nor the VoiceStream/Powertel merger is completed for any reason, Powertel expects to hold its 2001 annual meeting of stockholders in May 2001. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in next year's proxy statement, a Powertel stockholder must submit his or her proposal to Powertel no later than December 29, 2000, to the attention of the Secretary, at Powertel, Inc., 1239 O.G. Skinner Drive, West Point, Georgia 31833. Powertel stockholders may also submit the names of individuals whom they wish to be considered by the Powertel board of directors as nominees for directors. For each matter a stockholder intends to bring before the meeting, their notice must include a brief description of the business they wish to be considered, any material interest they have in that business and the reasons for conducting that business at the meeting. The notice must also include the stockholder's name and address and the class and number of Powertel shares that they own. Any proposal for presentation at Powertel's next annual meeting which is outside the process of Rule 14a-8 under the Exchange Act will be considered untimely for purposes of Rules 14a-4 and 14a-5 if Powertel receives it after March 13, 2001.

                                DEUTSCHE TELEKOM

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of Deutsche Telekom, VoiceStream and Powertel. VoiceStream includes the pro forma impacts of its acquisitions of Omnipoint and Aerial, which were effected in 2000. The consummation of the Deutsche Telekom/Powertel merger is dependent upon consummation of the Deutsche Telekom/VoiceStream merger. Should the Deutsche Telekom/VoiceStream merger be terminated, the Deutsche Telekom/Powertel merger will also be terminated. These financial statements give effect to the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers using the purchase method of accounting for business combinations for both.

     We derived this information from the audited consolidated financial statements of Deutsche Telekom, VoiceStream, Omnipoint, Aerial and Powertel for the year ended December 31, 1999, the unaudited consolidated financial statements of Deutsche Telekom, VoiceStream and Powertel for the nine months ended September 30, 2000 and the unaudited statements of operations of Omnipoint and Aerial for the periods ended February 24, 2000 and May 3, 2000, respectively. As Omnipoint and Aerial were consolidated with VoiceStream as of September 30, 2000, the pro forma balance sheet is derived from the consolidated balance sheets of Deutsche Telekom, VoiceStream and Powertel. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes of Deutsche Telekom, VoiceStream, Omnipoint, Aerial and Powertel and other information included in this filing or incorporated by reference.

     The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 assume the mergers were effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the mergers as if they had occurred on September 30, 2000. The VoiceStream and Powertel balance sheets and statements of operations have been converted from U.S. GAAP to German GAAP to be presented on a consistent basis with Deutsche Telekom. It is Deutsche Telekom's policy to harmonize accounting principles according to German GAAP and U.S. GAAP through the extensive application of the principles of U.S. GAAP. Deutsche Telekom may depart from this policy. Any such departures are reflected in Deutsche Telekom's U.S. GAAP reconciliation footnote. The differences between U.S. GAAP and German GAAP are summarized in the accompanying Notes 21 and 26, respectively. The accounting policies of Deutsche Telekom, VoiceStream and Powertel are substantially comparable, although certain reclassifications have been made to VoiceStream's and Powertel's historical presentation to conform to Deutsche Telekom's presentation. These reclassifications do not materially impact VoiceStream's or Powertel's results of operations or financial position for the periods presented.

     The unaudited pro forma condensed combined financial information is for illustrative purposes only. Deutsche Telekom, VoiceStream, Omnipoint, Aerial and Powertel may have performed differently had they always been combined. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the mergers.

                                DEUTSCHE TELEKOM

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                       (VOICESTREAM AND POWERTEL MERGERS)
                            AS OF SEPTEMBER 30, 2000
                                   (IN EUROS)
                                 (IN THOUSANDS)


                                                                VOICESTREAM           DEUTSCHE                      POWERTEL
                                     DEUTSCHE                     MERGER             TELEKOM AND                     MERGER
                                      TELEKOM     VOICESTREAM   ADJUSTMENTS          VOICESTREAM      POWERTEL     ADJUSTMENTS
                                    -----------   -----------   -----------          -----------     -----------   -----------
                                      NOTE 1      NOTES 2, 28     NOTE 4                             NOTES 3, 29     NOTE 14
ASSETS
NON-CURRENT ASSETS
Intangible assets.................   33,770,000   12,136,909     32,505,543(5)        78,412,452        390,036     5,644,619(15)
Property, plant and equipment.....   57,091,000    2,475,025             --           59,566,025        650,510            --
Financial assets..................   16,917,000    1,352,536     (5,658,000)(6a)      12,611,536         38,993            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                    107,778,000   15,964,470     26,847,543          150,590,013      1,079,539     5,644,619
                                    -----------   ----------    -----------          -----------      ---------     ---------
CURRENT ASSETS
Inventories.......................    1,203,000      576,585             --            1,779,585         24,546            --
Receivables.......................    6,274,000      366,921             --            6,640,921         51,908            --
Other assets......................    4,173,000       59,311             --            4,232,311          3,309            --
Marketable securities.............      762,000        4,100             --              766,100             --            --
Liquid assets.....................    4,682,000    4,648,067             --            9,330,067        265,007            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                     17,094,000    5,654,984             --           22,748,984        344,770            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
PREPAID EXPENSES, DEFERRED CHARGES
  AND DEFERRED TAXATION...........    1,271,000       19,679             --            1,290,679         18,762            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                    126,143,000   21,639,133     26,847,543          174,629,676      1,443,071     5,644,619
                                    ===========   ==========    ===========          ===========      =========     =========
SHAREHOLDERS' EQUITY AND
  LIABILITIES
SHAREHOLDERS' EQUITY
Preferred shares..................           --    6,111,730     (6,111,730)(6b)              --        172,254      (172,254)(14)
Capital shares....................    7,756,000          258      1,986,189(8)         9,742,447            355       333,267(16)
Additional paid-in capital........   24,290,000   11,569,921     19,582,617(11)       55,442,538        588,820     4,687,492(18)
Deferred stock compensation.......           --      (44,154)      (196,956)(12)        (241,110)            --       (18,866)(14)
Retained earnings (deficit).......      870,000      (11,288)        11,288              870,000             --            --
Unappropriated net income (loss)
  carried forward from previous
  year............................       44,000   (1,558,490)     1,558,490(13)           44,000       (619,730)      619,730(17)
Net (loss) income.................    8,445,000   (1,462,212)     1,431,212(10)        8,414,000       (183,934)      180,539(20)
Minority interest.................    2,227,000      347,906             --            2,574,906             --            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                     43,632,000   14,953,671     18,261,110           76,846,781        (42,235)    5,629,908
                                    -----------   ----------    -----------          -----------      ---------     ---------
ACCRUALS
Pension and similar obligations...    3,186,000           --             --            3,186,000             --            --
Other accruals....................    8,135,000      371,622         98,000(9)         8,604,622         38,119        14,711(19)
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                     11,321,000      371,622         98,000           11,790,622         38,119        14,711
                                    -----------   ----------    -----------          -----------      ---------     ---------
LIABILITIES
Debt..............................   62,116,000    5,765,858      8,488,433(7)        76,370,291      1,393,071            --
Other liabilities.................    8,369,000      547,982             --            8,916,982         45,167            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                     70,485,000    6,313,840      8,488,433           85,287,273      1,438,238            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
DEFERRED INCOME...................      705,000           --             --              705,000          8,949            --
                                    -----------   ----------    -----------          -----------      ---------     ---------
                                    126,143,000   21,639,133     26,847,543          174,629,676      1,443,071     5,644,619
                                    ===========   ==========    ===========          ===========      =========     =========
SHAREHOLDERS' EQUITY UNDER GERMAN
  GAAP............................   43,632,000   14,953,671     18,261,110           76,846,781        (42,235)    5,629,908
U.S. GAAP reconciling items
  (Note 21).......................    3,794,000   (6,107,920)    13,727,563           11,413,643       (181,022)      616,226
                                    -----------   ----------    -----------          -----------      ---------     ---------
SHAREHOLDERS' EQUITY UNDER U.S.
  GAAP............................   47,426,000    8,845,751     31,988,673           88,260,424       (223,257)    6,246,134
                                    ===========   ==========    ===========          ===========      =========     =========

                                      ADJUSTED
                                      DEUTSCHE
                                      TELEKOM,
                                    VOICESTREAM
                                    AND POWERTEL
                                    ------------

ASSETS
NON-CURRENT ASSETS
Intangible assets.................   84,447,107
Property, plant and equipment.....   60,216,535
Financial assets..................   12,650,529
                                    -----------
                                    157,314,171
                                    -----------
CURRENT ASSETS
Inventories.......................    1,804,131
Receivables.......................    6,692,829
Other assets......................    4,235,620
Marketable securities.............      766,100
Liquid assets.....................    9,595,074
                                    -----------
                                     23,093,754
                                    -----------
PREPAID EXPENSES, DEFERRED CHARGES
  AND DEFERRED TAXATION...........    1,309,441
                                    -----------
                                    181,717,366
                                    ===========
SHAREHOLDERS' EQUITY AND
  LIABILITIES
SHAREHOLDERS' EQUITY
Preferred shares..................           --
Capital shares....................   10,076,069
Additional paid-in capital........   60,718,850
Deferred stock compensation.......     (259,976)
Retained earnings (deficit).......      870,000
Unappropriated net income (loss)
  carried forward from previous
  year............................       44,000
Net (loss) income.................    8,410,605
Minority interest.................    2,574,906
                                    -----------
                                     82,434,454
                                    -----------
ACCRUALS
Pension and similar obligations...    3,186,000
Other accruals....................    8,657,452
                                    -----------
                                     11,843,452
                                    -----------
LIABILITIES
Debt..............................   77,763,362
Other liabilities.................    8,962,149
                                    -----------
                                     86,725,511
                                    -----------
DEFERRED INCOME...................      713,949
                                    -----------
                                    181,717,366
                                    ===========
SHAREHOLDERS' EQUITY UNDER GERMAN
  GAAP............................   82,434,454
U.S. GAAP reconciling items
  (Note 21).......................   11,848,847
                                    -----------
SHAREHOLDERS' EQUITY UNDER U.S.
  GAAP............................   94,283,301
                                    ===========



 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                                DEUTSCHE TELEKOM

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       (VOICESTREAM AND POWERTEL MERGERS)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (IN EUROS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                        ADJUSTED
                                                                          DEUTSCHE                                      DEUTSCHE
                                                        VOICESTREAM        TELEKOM                    POWERTEL          TELEKOM,
                             DEUTSCHE                     MERGER             AND                       MERGER         VOICESTREAM
                              TELEKOM     VOICESTREAM   ADJUSTMENTS      VOICESTREAM    POWERTEL     ADJUSTMENTS      AND POWERTEL
                            -----------   -----------   -----------      -----------   -----------   -----------      ------------
                              NOTE 1      NOTES 2, 30                                  NOTES 3, 31
Net revenue...............   29,222,000    1,559,333            --       30,781,333      354,523            --         31,135,856
Other own capitalized
  costs...................      707,000       93,535            --          800,535           --            --            800,535
                            -----------   ----------    ----------       ----------     --------      --------        -----------
Total operating
  performance.............   29,929,000    1,652,868            --       31,581,868      354,523            --         31,936,391
Other operating income....   10,144,000       67,810            --       10,211,810          768            --         10,212,578
Goods and services
  purchased...............   (8,381,000)    (800,389)           --       (9,181,389)    (143,311)           --         (9,324,700)
Personnel costs...........   (7,038,000)    (402,939)      (64,660)(22)  (7,505,599)     (74,897)      (11,996)(22)    (7,592,492)
Depreciation and
  amortization............   (7,958,000)    (770,933)   (1,253,522)(23)  (9,982,455)     (79,155)     (218,936)(23)   (10,280,546)
Other operating
  expenses................   (6,921,000)    (955,512)           --       (7,876,512)    (127,732)           --         (8,004,244)
Financial income
  (expenses), net.........      126,000     (462,321)     (684,133)(24)  (1,020,454)     (89,718)           --         (1,110,172)
                            -----------   ----------    ----------       ----------     --------      --------        -----------
Results from ordinary
  business activities.....    9,901,000   (1,671,416)   (2,002,315)       6,227,269     (159,522)     (230,932)         5,836,815
Extraordinary items.......     (138,000)      (2,635)           --         (140,635)          --            --           (140,635)
Taxes.....................   (1,219,000)     (19,276)      273,653(25)     (964,623)      (1,538)           --           (966,161)
                            -----------   ----------    ----------       ----------     --------      --------        -----------
Income (loss) after
  taxes...................    8,544,000   (1,693,327)   (1,728,662)       5,122,011     (161,060)     (230,932)         4,730,019
Losses applicable to
  minority shareholders...      (99,000)     (16,618)           --         (115,618)      (7,842)           --           (123,460)
                            -----------   ----------    ----------       ----------     --------      --------        -----------
Net income (loss).........    8,445,000   (1,709,945)   (1,728,662)       5,006,393     (168,902)     (230,932)         4,606,559
U.S. GAAP reconciling
  items (Note 26).........    1,367,000       18,539      (480,950)         904,589        2,917       (20,335)           887,171
                            -----------   ----------    ----------       ----------     --------      --------        -----------
Net income (loss) after
  U.S. GAAP adjustments...    9,812,000   (1,691,406)   (2,209,612)       5,910,982     (165,985)     (251,267)         5,493,730
                            ===========   ==========    ==========       ==========     ========      ========        ===========
Earnings per share under
  German GAAP (Note 27)...         2.79                                        1.32                                          1.17
                            ===========                                  ==========                                   ===========
Basic earnings per share
  under U.S. GAAP
  (Note 27)...............         3.24                                        1.56                                          1.40
                            ===========                                  ==========                                   ===========
Diluted earnings per share
  under U.S. GAAP
  (Note 27)...............         3.24                                        1.46                                          1.31
                            ===========                                  ==========                                   ===========



 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                                DEUTSCHE TELEKOM

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       (VOICESTREAM AND POWERTEL MERGERS)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (IN EUROS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              VOICESTREAM        DEUTSCHE                      POWERTEL
                                    DEUTSCHE                    MERGER            TELEKOM                       MERGER
                                    TELEKOM     VOICESTREAM   ADJUSTMENTS     AND VOICESTREAM    POWERTEL     ADJUSTMENTS
                                   ----------   -----------   -----------     ---------------   -----------   -----------
                                     NOTE 1     NOTES 2, 32                                     NOTES 3, 33
Net revenue......................  35,470,000      978,330            --         36,448,330        266,063           --
Other own capitalized costs......     947,000       29,115            --            976,115            270           --
                                   ----------   ----------    ----------        -----------      ---------     --------
Total operating performance......  36,417,000    1,007,445            --         37,424,445        266,333           --
Other operating income...........   1,871,000       48,869            --          1,919,869        204,180           --
Goods and services purchased.....  (7,667,000)    (511,410)           --         (8,178,410)      (122,525)          --
Personnel costs..................  (9,210,000)    (363,759)      (86,213)(22)    (9,659,972)       (75,543)     (15,995)(22)
Depreciation and amortization....  (8,466,000)    (771,778)   (1,675,506)(23)   (10,913,284)       (82,986)    (291,914)(23)
Other operating expenses.........  (6,872,000)    (661,249)           --         (7,533,249)      (122,601)          --
Financial expense, net...........  (2,889,000)    (409,381)   (1,052,495)(24)    (4,350,876)       (99,642)          --
                                   ----------   ----------    ----------        -----------      ---------     --------
Results from ordinary business
  activities.....................   3,184,000   (1,661,263)   (2,814,214)        (1,291,477)       (32,784)    (307,909)
Extraordinary items..............    (240,000)     (38,520)           --           (278,520)            --           --
Taxes............................  (1,420,000)     107,987       420,998(25)       (891,015)        (3,367)          --
                                   ----------   ----------    ----------        -----------      ---------     --------
Income (loss) after taxes........   1,524,000   (1,591,796)   (2,393,216)        (2,461,012)       (36,151)    (307,909)
Losses applicable to minority
  shareholders...................    (271,000)     (24,066)           --           (295,066)        (9,153)          --
                                   ----------   ----------    ----------        -----------      ---------     --------
Net income (loss)................   1,253,000   (1,615,862)   (2,393,216)        (2,756,078)       (45,304)    (307,909)
U.S. GAAP reconciling items (Note
  26)............................     260,000       52,929      (627,390)          (314,461)       (80,885)     (12,292)
                                   ----------   ----------    ----------        -----------      ---------     --------
Net income (loss) after U.S. GAAP
  adjustments....................   1,513,000   (1,562,933)   (3,020,606)        (3,070,539)      (126,189)    (320,201)
                                   ==========   ==========    ==========        ===========      =========     ========
Earnings (loss) per share under
  German GAAP (Note 27)..........        0.43                                         (0.75)
                                   ==========                                   ===========
Basic and diluted earnings (loss)
  per share under U.S. GAAP (Note
  27)............................        0.53                                         (0.84)
                                   ==========                                   ===========

                                     ADJUSTED
                                     DEUTSCHE
                                     TELEKOM,
                                   VOICESTREAM
                                   AND POWERTEL
                                   ------------

Net revenue......................   36,714,393
Other own capitalized costs......      976,385
                                   -----------
Total operating performance......   37,690,778
Other operating income...........    2,124,049
Goods and services purchased.....   (8,300,935)
Personnel costs..................   (9,751,510)
Depreciation and amortization....  (11,288,184)
Other operating expenses.........   (7,655,850)
Financial expense, net...........   (4,450,518)
                                   -----------
Results from ordinary business
  activities.....................   (1,632,170)
Extraordinary items..............     (278,520)
Taxes............................     (894,382)
                                   -----------
Income (loss) after taxes........   (2,805,072)
Losses applicable to minority
  shareholders...................     (304,219)
                                   -----------
Net income (loss)................   (3,109,291)
U.S. GAAP reconciling items (Note
  26)............................     (407,638)
                                   -----------
Net income (loss) after U.S. GAAP
  adjustments....................   (3,516,929)
                                   ===========
Earnings (loss) per share under
  German GAAP (Note 27)..........        (0.82)
                                   ===========
Basic and diluted earnings (loss)
  per share under U.S. GAAP (Note
  27)............................        (0.93)
                                   ===========


 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                                DEUTSCHE TELEKOM

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 1

     These columns reflect Deutsche Telekom's historical consolidated balance sheet and statement of operations as of and for the nine months ended September 30, 2000 and statement of operations for the year ended December 31, 1999, prepared and presented in accordance with German GAAP, and reconciled to U.S. GAAP.

     Certain reclassifications have been made to the prior year statement of operations to conform to the current year presentation. Such reclassifications have no impact on prior year reported net income.

Note 2

     These columns reflect the VoiceStream historical consolidated balance sheet and pro forma statement of operations as of and for the nine months ended September 30, 2000 and the pro forma statement of operations for the year ended December 31, 1999. The VoiceStream pro forma statements of operations include the consolidation of Omnipoint and Aerial as if they had been acquired by VoiceStream at the beginning of the period.

     The historical consolidated balance sheet and the pro forma statements of operations have been prepared and presented in accordance with German GAAP and reconciled to U.S. GAAP. The U.S. GAAP financial statements are incorporated by reference in this document. A summary of reconciling items between German GAAP and U.S. GAAP is disclosed in Notes 21 and 26.

     On February 25, 2000 and May 4, 2000, VoiceStream completed mergers with Omnipoint and Aerial, respectively. Accordingly, subsequent to the respective merger dates, Omnipoint and Aerial results are included in VoiceStream's consolidated results. Pursuant to the Omnipoint agreement, VoiceStream exchanged
0.825 of a VoiceStream common share plus $8.00 in cash for each outstanding Omnipoint common share. Pursuant to the Aerial agreement, VoiceStream exchanged
0.455 of a VoiceStream common share for each outstanding Aerial common share.

     The aggregate purchase price and the preliminary allocations are as follows:

                                                               AERIAL       OMNIPOINT
                                                             ----------    -----------
Consideration and merger costs:
  Total value of shares issued in merger(a)................   6,454,000      1,740,400
  Cash payments............................................     128,900        709,500
  Fair value of options and warrants converted.............       6,900        972,000
  Fair value of liabilities assumed inclusive of minority
     interest..............................................     533,700      3,584,200
  Merger related costs.....................................      23,200         21,500
  Cook Inlet exchange rights...............................          --         31,700
                                                             ----------    -----------
          Total consideration..............................   7,146,700      7,059,300
Preliminary allocation of purchase price:
  Current assets...........................................     106,100        226,700
  Property, plant and equipment............................     410,800        535,200
  Investments in unconsolidated affiliates.................       4,000        769,400
  Licenses and other intangibles...........................     623,400      1,062,600
                                                             ----------    -----------
          Preliminary goodwill.............................   6,002,400      4,465,400
                                                             ==========    ===========

---------------
(a) VoiceStream issued 52,325,301 and 52,952,399 shares, respectively, in conjunction with the Aerial and Omnipoint mergers.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The above allocations reflect the estimated fair value of assets and liabilities acquired. Some allocations are based on valuations which are currently being finalized. VoiceStream does not believe that the final purchase price allocations will produce materially different results than those reflected above.

     Certain reclassifications have been made to the historical financial information for VoiceStream to conform to Deutsche Telekom's financial statement presentation. These reclassifications do not materially impact VoiceStream's results of operations or financial position. Intercompany transactions are immaterial to the financial statement presentation and have not been eliminated.

Note 3

     These columns reflect the Powertel historical consolidated balance sheet and statement of operations as of and for the nine months ended September 30, 2000 and statement of operations for the year ended December 31, 1999, prepared and presented in accordance with German GAAP and reconciled to U.S. GAAP. The U.S. GAAP financial statements are incorporated by reference in this document. A summary of reconciling items between German GAAP and U.S. GAAP are disclosed in Notes 21 and 26.

     Certain reclassifications have been made to the historical financial information for Powertel to conform to Deutsche Telekom's financial statement presentation. These reclassifications do not materially impact Powertel's results of operations or financial position. Intercompany transactions are immaterial to the financial statement presentation and have not been eliminated.

Note 4

     The Deutsche Telekom/VoiceStream merger will result in an allocation of the purchase price to the tangible and intangible assets and liabilities of VoiceStream. The transaction is not expected to result in an incremental deferred tax liability. Such allocation reflects the estimated fair value of the assets and liabilities acquired by Deutsche Telekom based upon information available at the date of the preparation of the accompanying pro forma condensed combined financial statements. Such allocation will be adjusted upon the final determination of such fair values. Management is not aware of any circumstances that would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying pro forma condensed combined balance sheet. However, actual valuations and allocations may differ from those reflected herein.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Under German GAAP, the aggregate purchase price was calculated as follows:


VoiceStream common shares outstanding(a)....................      228,859
Conversion of VoiceStream preferred shares to common
  shares(b).................................................       13,627
                                                              -----------
          Pro forma VoiceStream common shares outstanding...      242,486
Deutsche Telekom exchange ratio(d)..........................          3.2
Equivalent Deutsche Telekom ordinary shares.................      775,955
Deutsche Telekom share price(c).............................        41.26
                                                              -----------
Subtotal (notional par value 1,986,447).....................   32,015,943
Cash consideration for all VoiceStream shares(d)............    8,488,433
Conversion of VoiceStream preferred shares into common
  shares(b).................................................     (453,730)
Minority interest and fair value of liabilities assumed by
  Deutsche Telekom(j).......................................    7,487,097
Option, warrants and restricted share conversion costs(e)...    1,123,042
Merger related costs(g).....................................       67,000
                                                              -----------
          Total consideration(k)............................   48,727,785
Deferred compensation related to unvested grants(f).........     (241,110)
Fair value of VoiceStream tangible assets acquired(h).......   (3,844,223)
Fair value of VoiceStream intangible assets acquired(i).....   (5,098,084)
                                                              -----------
          Preliminary goodwill resulting from the
           VoiceStream merger(k)............................   39,544,368
                                                              ===========


---------------
(a) The outstanding VoiceStream common shares as of November 15, 2000.

(b) Represents the conversion of the VoiceStream junior convertible preferred shares to VoiceStream common shares prior to the closing of the merger. The VoiceStream junior convertible preferred shares will be converted at 33.84 euros ($29) per common share, pursuant to the VoiceStream preferred share agreement.


(c) Deutsche Telekom ordinary shares issued in consideration for the acquisition of VoiceStream would be valued based on the quoted market price as of the closing date of the transaction. The share price is based on the closing price of Deutsche Telekom ordinary shares on November 15, 2000, the latest practicable date. For each 10 euro increase or decrease in the Deutsche Telekom share price, the merger consideration amount would increase or decrease by 7.8 billion euros and annual amortization expense would increase or decrease by 390 million euros.



(d) The conversion factor used for purposes of this pro forma purchase price allocation is the stock and cash election of 3.2 shares of Deutsche Telekom shares plus 35.01 euros ($30) cash for each VoiceStream common share. The merger agreement includes a provision which will increase the number of shares to be issued and decrease the cash consideration in the event the stock to cash mix is not adequate for the transaction to qualify as a tax-free exchange.


(e) This amount represents the fair value, based on a Black-Scholes valuation, associated with the conversion of outstanding VoiceStream options, warrants and restricted shares to equivalent options, warrants and restricted shares of Deutsche Telekom at the time of the Deutsche Telekom/VoiceStream merger based on the number of options, warrants and restricted shares outstanding and the closing market price of Deutsche Telekom ordinary shares as of November 15, 2000.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(f) A portion of the intrinsic value of the unvested VoiceStream options to be converted into Deutsche Telekom options have been recorded as deferred compensation and will be expensed over the remaining vesting period.

(g) Anticipated merger costs to be capitalized by Deutsche Telekom as a result of the Deutsche Telekom/VoiceStream merger represent bankers' fees.

(h) The estimated fair market value of the VoiceStream tangible assets acquired, which excludes the 5.7 billion euro investment previously made by Deutsche Telekom in VoiceStream preferred shares, is based on preliminary valuations, using assumptions we believe are reasonable, pending finalization of the purchase price allocation process.

(i) The estimated fair value of the VoiceStream intangible assets acquired, based on preliminary valuations, are as follows:


Historical cost of FCC licenses acquired....................   1,771,642
Fair value adjustment for FCC licenses......................   3,171,543
Historical cost of other intangible assets acquired
  (excluding goodwill)......................................     154,899
                                                              ----------
                                                               5,098,084
                                                              ==========


(j) Certain of VoiceStream's long-term debt agreements contain provisions which could require VoiceStream to repay the debt upon a change in control.

    The 4.44 billion euros senior secured credit facility, which we refer to as the "Credit Facility", contains a provision whereby a change in control, together with an affirmative vote of the majority of the lenders within 90 days after the change in control occurs, constitutes an event of default. If the event of default is declared, all principal and interest under the Credit Facility becomes due and payable immediately. At September 30, 2000 approximately 3.0 billion euros was outstanding under the credit facility.

    The 10 3/8% Senior Notes, the 11 1/2% Senior Notes and the 11 7/8% Senior Discount Notes, which we refer collectively to as "Notes", contain provisions whereby a change in control, together with a rating decline of the Notes would constitute a change in control triggering event. If such an event occurs, the holders of the Notes can require VoiceStream to repurchase the Notes, within 90 days of the occurrence of the event, at the greater of:
    (1) 101% plus unpaid interest, and (2) the sum of the present values of the remaining scheduled payments of principal and interest. At September 30, 2000 approximately 3.0 billion euros in Notes were outstanding.

    The pro forma condensed combined balance sheet assumes that the change in control will not result in the repayment of the debt outstanding under these agreements, and therefore, outstanding debt amounts have not been reclassified as current.

(k) The actual consideration and resulting goodwill for the Deutsche Telekom/VoiceStream merger could change due to the exercise of stock options, warrants, put options or conversion of remaining outstanding preferred shares prior to the closing date.


    Exercise or conversion of all of these financial instruments would result in approximately 99.5 million additional Deutsche Telekom ordinary shares being issued, 3.5 billion euros of additional consideration and goodwill and additional amortization expense of approximately 130 million euros for the nine months ended September 30, 2000 and 173 million euros for the year ended December 31, 1999. If such financial instruments are not exercised or converted prior to the closing of the merger, the merger agreement stipulates that these financial instruments, upon exercise or conversion thereof after

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


    the closing date of the merger, will be exchanged for or converted into equivalent Deutsche Telekom ordinary shares.


Note 5


     The incremental adjustment to intangible assets for the Deutsche Telekom/VoiceStream merger is comprised of the following:



Fair value adjustment made to historical cost of FCC
  licenses..................................................      3,171,543
Goodwill resulting from the Deutsche Telekom/VoiceStream
  merger....................................................     39,544,368
VoiceStream historical intangible assets....................    (10,210,368)
                                                                -----------
Incremental adjustment to intangible assets.................     32,505,543
                                                                ===========


Note 6


(a) This adjustment represents the elimination for accounting consolidation purposes of Deutsche Telekom's investment of 5.7 billion euros ($5 billion) in VoiceStream preferred shares on September 6, 2000. Deutsche Telekom's purchase of these shares was funded from partial proceeds of a global bond offering closed on July 4, 2000.


(b) The adjustment to preferred shares for the Deutsche Telekom/VoiceStream merger is comprised of the following:

Elimination of the junior convertible preferred shares (Note
  4(b)).....................................................      (453,730)
Elimination of the convertible redeemable preferred shares
  held by Deutsche Telekom for accounting consolidation
  purposes (Note 6(a))......................................    (5,658,000)
                                                                ----------
                                                                (6,111,730)
                                                                ==========

Note 7

     This adjustment represents the 8.5 billion euros to be borrowed to fund the cash consideration portion of the Deutsche Telekom/VoiceStream merger disclosed in Note 4(d).

Note 8

     The adjustment to capital shares for the Deutsche Telekom/VoiceStream merger is comprised of the following:

Notional par value of Deutsche Telekom ordinary shares to be
  issued (Note 4)...........................................     1,986,447
Elimination of the par value of VoiceStream common shares to
  be acquired...............................................          (258)
                                                                ----------
                                                                 1,986,189
                                                                ==========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 9

     The adjustment of 98.0 million euros represents estimated merger and stock registration costs to be incurred by Deutsche Telekom. Under German GAAP, legal, accounting and other fees of 31.0 million euros are not capitalizable as part of the purchase price and accordingly have been recorded as an adjustment to net income (loss). The total estimated liability is as follows:


Bankers' fees...............................................     67,000
Legal, accounting and other fees............................     31,000
                                                                -------
                                                                 98,000
                                                                =======


Note 10

     The adjustment to net income (loss) is comprised of the following items:

Merger related costs to be expensed for German GAAP purposes
  (Note 9)..................................................      (31,000)
Elimination of VoiceStream's historical net loss recorded
  prior to the pro forma merger date of September 30,
  2000......................................................    1,462,212
                                                                ---------
                                                                1,431,212
                                                                =========

Note 11

     The adjustment to additional paid-in capital for the Deutsche Telekom/VoiceStream merger is comprised of the following:

Fair value of Deutsche Telekom ordinary shares to be issued
  (Note 4)..................................................     32,015,943
Less: Notional par value of Deutsche Telekom ordinary shares
  to be issued (Note 8).....................................     (1,986,447)
Fair value of stock options, warrants and restricted shares
  to be issued by Deutsche Telekom (Note 4(e))..............      1,123,042
Elimination of VoiceStream's historical additional paid-in
  capital...................................................    (11,569,921)
                                                                -----------
                                                                 19,582,617
                                                                ===========

Note 12

     The adjustment to deferred compensation for the Deutsche
Telekom/VoiceStream merger is comprised of the following:

Fair value of the unvested stock options and warrants to be
  issued by Deutsche Telekom (Note 4(f))....................    (241,110)
Elimination of VoiceStream's historical deferred
  compensation..............................................      44,154
                                                                --------
                                                                (196,956)
                                                                ========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 13

     The adjustment represents the elimination of VoiceStream's historical unappropriated net losses carried over from previous years.

Note 14

     The Deutsche Telekom/Powertel merger will result in an allocation of the purchase price to the tangible and intangible assets and liabilities of Powertel. The transaction is not expected to result in an incremental deferred tax liability. The allocation reflects the estimated fair value of the assets and liabilities acquired by Deutsche Telekom based upon information available at the date of the preparation of the accompanying pro forma condensed combined financial statements and will be adjusted upon the final determination of such fair values. Management is not aware of any circumstances that would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying pro forma condensed combined balance sheet. However, actual valuations and allocations may differ from those reflected herein.

     Under German GAAP, the aggregate purchase price was calculated as follows:


Powertel restricted and common shares outstanding(a)........      31,499
Conversion of Powertel preferred shares and cumulative
  dividends to common shares (b)............................      17,953
                                                              ----------
          Pro forma Powertel common shares outstanding......      49,452
Deutsche Telekom exchange ratio per share(c)................      2.6353
                                                              ----------
Equivalent Deutsche Telekom ordinary shares.................     130,321
Deutsche Telekom share price(d).............................       41.26
                                                              ----------
Subtotal (notional par value 333,622).......................   5,377,059
Fair value of liabilities of Powertel at September 30,
  2000(g)...................................................   1,485,306
Option and warrant conversion costs(e)......................     232,875
Merger related costs(f).....................................      11,316
                                                              ----------
          Total consideration(j)............................   7,106,556
Deferred compensation related to unvested grants(i).........     (18,866)
Fair value of tangible assets acquired(h)...................  (1,053,035)
Fair value of intangible assets acquired....................    (879,872)
                                                              ----------
          Preliminary goodwill..............................   5,154,783
                                                              ==========


---------------
(a) The outstanding Powertel common and restricted shares as of November 15, 2000.

(b) These shares relate to the Powertel preferred shares which will be converted into Deutsche Telekom ordinary shares as part of the merger.

(c) Pursuant to the merger agreement the exchange ratio is 2.6353 Deutsche Telekom ordinary shares for each Powertel common share.


(d) Deutsche Telekom ordinary shares issued in consideration for the acquisition of Powertel would be valued based on the quoted market price as of the closing date of the transaction. The share price is based on the closing price of Deutsche Telekom ordinary shares on November 15, 2000, the latest practicable date. For each 10 euro increase or decrease in the Deutsche Telekom ordinary share price,

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


    the merger consideration amount would increase or decrease by 1.3 billion euros and annual amortization expense would increase or decrease by 65 million euros.


(e) This amount represents the fair value, based on a Black-Scholes valuation of Deutsche Telekom options and warrants to be issued in exchange for outstanding Powertel options and warrants at the time of the Deutsche Telekom/Powertel merger. The calculation is based on the number of Powertel options and warrants outstanding, the exchange ratio as defined above, and the share price of Deutsche Telekom ordinary shares.

(f) Anticipated merger costs to be capitalized by Deutsche Telekom as a result of the Deutsche Telekom/Powertel merger represents bankers' fees.

(g) Powertel has issued certain senior notes which contain provisions that require Powertel to offer repayment of outstanding amounts when a change of control occurs. Additionally, the holders of the debt issued under these agreements are entitled to a prepayment premium which at March 31, 2001 would be $7.1 million.

    The pro forma condensed combined balance sheet assumes that the lenders will not accept the offer of Powertel to repay amounts outstanding, and therefore, no outstanding debt amounts have been reclassified as current.


    The aggregate amount of principal maturities, including any prepayment premiums, of Powertel's long-term debt at September 30, 2000, should the holders accept the offer of repayment, is approximately 1.4 billion euros. It is assumed that the offer to repurchase would commence within 30 days of the completion of the Deutsche Telekom/Powertel merger.


(h) The estimated fair market value of the Powertel tangible assets acquired is based on preliminary valuations using assumptions we believe are reasonable pending finalization of the purchase price allocation process.

(i) A portion of the intrinsic value of the unvested Powertel options to be converted into Deutsche Telekom options for which performance of future service is required has been recorded as deferred compensation and will be expensed over the remaining vesting period.


Note 15


     The adjustment to intangible assets for the Deutsche Telekom/Powertel merger is comprised of the following:

Fair value adjustment made to historical cost of FCC
  licenses..................................................    489,836
Goodwill (Note 14)..........................................  5,154,783
                                                              ---------
                                                              5,644,619
                                                              =========

Note 16

     The adjustment to capital shares for the Deutsche Telekom/Powertel merger is comprised of the following:

Notional par value of Deutsche Telekom ordinary shares to be issued (Note 14)..........................................  333,622
Elimination of the par value of Powertel common shares to be
  acquired..................................................     (355)
                                                              -------
                                                              333,267
                                                              =======

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 17

     The adjustment represents the elimination of Powertel's unappropriated net losses carried over from previous years.

Note 18

     The adjustment to additional paid-in capital for the Deutsche Telekom/Powertel merger is comprised of the following:

Fair value of Deutsche Telekom ordinary shares to be issued
  (Note 14).................................................  5,377,059
Less: Notional par value of Deutsche Telekom ordinary shares
  to be issued (Note 16)....................................   (333,622)
Fair value of stock options, warrants and restricted shares
  to be issued by Deutsche Telekom (Note 14(e)).............    232,875
Elimination of Powertel's historical additional paid-in
  capital...................................................   (588,820)
                                                              ---------
                                                              4,687,492
                                                              =========

Note 19

     This adjustment represents estimated merger and stock registration costs for Powertel to be incurred by Deutsche Telekom. Under German GAAP, legal, accounting and other fees are not capitalizable as part of the purchase price and accordingly have been recorded as an adjustment to net income (loss). The total estimated liability is as follows:


Bankers' fees (Note 14).....................................  11,316
Legal, accounting and other fees............................   3,395
                                                              ------
                                                              14,711
                                                              ======


Note 20

     The pro forma adjustment to net income (loss) is comprised of the following items:

Merger related costs expensed for German GAAP purposes (Note
  19).......................................................   (3,395)
Elimination of Powertel's historic loss recorded prior to
  the pro forma merger date of September 30, 2000...........  183,934
                                                              -------
                                                              180,539
                                                              =======

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 21

     The following summarizes the principal adjustments to reconcile shareholders' equity under German GAAP to the amounts that would have been reported had U.S. GAAP been applied.

                                                                   SEPTEMBER 30, 2000
                         -------------------------------------------------------------------------------------------------------
                                                                                                                    ADJUSTED
                                                                                                                    DEUTSCHE
                                                                      DEUTSCHE                                      TELEKOM,
                                                      VOICESTREAM      TELEKOM                    POWERTEL        VOICESTREAM
                          DEUTSCHE                      MERGER           AND                       MERGER             AND
                         TELEKOM(a)    VOICESTREAM    ADJUSTMENTS    VOICESTREAM   POWERTEL      ADJUSTMENTS        POWERTEL
                         -----------   -----------    -----------    -----------   --------      -----------    ----------------
Shareholders' equity
  under German GAAP....  43,632,000    14,953,671     18,261,110     76,846,781     (42,235)      5,629,908        82,434,454
Value-added tax........      55,000            --             --         55,000          --              --            55,000
Software costs.........     209,000         1,934(b)          --        210,934          --              --           210,934
Personnel restructuring
  costs................      56,000            --             --         56,000          --              --            56,000
Employee share purchase
  plans................      13,000            --             --         13,000          --              --            13,000
Deferred income/
  derivatives..........    (210,000)           --             --       (210,000)         --              --          (210,000)
Maintenance accruals...      46,000         4,002(c)          --         50,002       2,632(c)           --            52,634
Goodwill and intangible
  differences..........   1,572,000            --      7,848,303(g)   9,420,303          --         415,716(g)      9,836,019
Deferred financing.....          --       106,407(d)          --        106,407      16,390(d)           --           122,797
Capitalized interest...          --        37,860(e)     (30,957)(e)      6,903      46,216(e)      (45,750)(e)         7,369
License amortization...     465,000       201,513(f)    (201,513)(f)    465,000      12,793(f)      (12,793)(f)       465,000
Sales leaseback........          --            --             --             --     (86,802)(h)      86,802(i)             --
Income taxes...........  (1,398,000)           --             --     (1,398,000)         --              --        (1,398,000)
Unrealized gains on
  marketable
  securities...........   5,143,000            --             --      5,143,000          --              --         5,143,000
Minority interest......  (2,227,000)     (347,906)(j)         --     (2,574,906)         --              --        (2,574,906)
U.S. GAAP and German
  GAAP equity
  differences..........          --    (6,111,730)(k)  6,111,730(k)          --    (172,251)(k)     172,251(k)             --
Other differences......      70,000            --             --         70,000          --              --            70,000
                         ----------    ----------     ----------     ----------    --------       ---------        ----------
Shareholders' equity
  under U.S. GAAP......  47,426,000     8,845,751     31,988,673     88,260,424    (223,257)      6,246,134        94,283,301
                         ==========    ==========     ==========     ==========    ========       =========        ==========

---------------
(a) Deutsche Telekom's German to U.S. GAAP reconciling items are derived from
    Note 19 of the Deutsche Telekom unaudited interim consolidated financial statements for the nine months ended September 30, 2000 incorporated by reference in this document.

(b) Under German GAAP, internal software development costs are not capitalized. This adjustment capitalizes and amortizes costs capitalizable for U.S. GAAP purposes.

(c) Under German GAAP, maintenance accruals are recorded for costs to be incurred in future periods. These accruals were reversed for U.S. GAAP purposes.

(d) Under German GAAP, financing costs are expensed as incurred. This adjustment is to defer and amortize financing costs over the term of the loan for U.S. GAAP purposes.

(e) Under German GAAP, interest related to construction projects is not capitalized. Under U.S. GAAP, interest costs would be capitalized as part of the asset being constructed.

(f) Under German GAAP, license amortization commences on the date the license is acquired. Under U.S. GAAP, amortization of these licenses would commence upon the license being placed into service. This adjustment reverses the amortization expense recognized under German GAAP during the non-operational period of the license.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(g) The application of German GAAP results in differences from U.S. GAAP related to certain aspects of the accounting for the purchase of VoiceStream and Powertel, which would result in the following adjustments:



      i)As discussed in note 4 (c) and 14 (c), under German GAAP Deutsche Telekom ordinary shares issued in consideration for the acquisitions of VoiceStream and Powertel would be valued based on the quoted market price as of the closing dates. Under U.S. GAAP, the share price used to value the Deutsche Telekom ordinary shares issued in consideration for the acquisitions of VoiceStream and Powertel would be valued based on the quoted market price for a few days before and after the merger announcement dates of July 23, 2000 and August 28, 2000, respectively, which were 51.51 euro per share and 44.57 euro per share, respectively. This would result in additional merger consideration of 8.0 billion euros and 433 million euros for the VoiceStream and Powertel acquisition, respectively.



        Under U.S. GAAP, certain events could cause remeasurement of the fair value of the Deutsche Telekom ordinary shares issued for the acquisition of VoiceStream. At the close of the transaction, if, pursuant to the merger agreement, a decline in the Deutsche Telekom share price results in a reduction of the amount of total cash consideration to be received and/or an increase in Deutsche Telekom ordinary shares issued due to the tax-related adjustment provisions, a new measurement of the share price would be triggered. The effect of any remeasurement pursuant to the tax-related adjustment provisions would reduce the overall purchase price. For each 10 euro decrease in the Deutsche Telekom ordinary share price from the share price disclosed in the preceding paragraph, the VoiceStream merger consideration would decrease by 7.8 billion euros and annual amortization would decrease by 390 million euros.



     ii) Certain intangible assets including VoiceStream's tradename, subscriber base and assembled workforce have been recognized for U.S. GAAP purchase accounting but not for German GAAP purposes. Based on preliminary valuations using assumptions we consider reasonable, the value ascribed to these intangible assets was approximately 3.1 billion euros. The asset lives for these assets have been estimated to be 20, 3 and 3 years, respectively, resulting in additional annual amortization of 265.2 million euros (nine months - 198.9 million euros).


(h) Under German GAAP, the gain from the Powertel sales-leaseback transaction would be recognized immediately, whereas under U.S. GAAP, gains on sales-leaseback transactions can be deferred under certain circumstances. This adjustment defers the gain recognized under German GAAP.

(i) For U.S. GAAP purposes, the gain deferred by Powertel for the sale and leaseback of towers is not valued in the purchase price allocation as it provides no future benefit.

(j) Under German GAAP, minority interest and mandatorily redeemable securities are included in shareholders' equity. For U.S. GAAP purposes, these items are classified as mezzanine on the balance sheet.

(k) Under U.S. GAAP, preferred shares that are mandatorily redeemable are excluded from shareholders' equity. Under German GAAP, these financial instruments are classified as equity. Additionally, these preferred shares are assumed to be converted for pro forma purposes and have been eliminated to reconcile the U.S. GAAP pro forma shareholders' equity to the German GAAP pro forma shareholders' equity.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 22

     As discussed in Notes 12 and 14(i), Deutsche Telekom has recorded as deferred compensation expense a portion of the intrinsic value of the unvested stock options for which future service is required related to the unvested portion of stock options issued as part of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger. This expense is being recognized over the remaining future vesting periods of the VoiceStream and Powertel grants estimated to be an average of 2.8 and 1.2 years, respectively.

     Additionally, as part of the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel merger agreements, Deutsche Telekom has agreed to pay existing management and employee retention and incentive bonuses and grant options. The payments will be recorded as period expenses in the period subsequent to the mergers. The total amount currently estimated to be paid out is 150 million euros. Since these costs are non-recurring in nature, no associated compensation expense has been recognized in the pro forma statements of operations.

Note 23

     This adjustment represents additional depreciation and amortization expense recognized as part of the purchase price allocation to tangible and intangible assets. These tangible and intangible assets are being amortized over their useful lives as follows:


Property, plant and equipment...............................  3 to 20 years
Goodwill....................................................       20 years
Licenses....................................................       20 years


Note 24

     Deutsche Telekom obtained financing to fund its initial 5.7 billion euro investment in VoiceStream preferred shares and will borrow additional amounts to fund the cash portion of the Deutsche Telekom/ VoiceStream merger consideration. The pro forma adjustment represents additional interest expense that would have been incurred had the merger or the investment occurred at the beginning of the period. Interest expense was calculated using Deutsche Telekom's weighted average borrowing rate of 7.44%.

Note 25

     This adjustment represents the tax benefit resulting from the additional interest expense to be recognized by Deutsche Telekom as described in Note 24.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 26

     The following summarizes the principal adjustments to reconcile net income
(loss) under German GAAP to the amounts that would have been reported had U.S. GAAP been applied.

                                                          SEPTEMBER 30, 2000
                                  -------------------------------------------------------------------

                                                                                DEUTSCHE
                                                              VOICESTREAM        TELEKOM
                                   DEUTSCHE                     MERGER             AND
                                  TELEKOM(a)   VOICESTREAM    ADJUSTMENTS      VOICESTREAM   POWERTEL
                                  ----------   -----------    -----------      -----------   --------
Unaudited pro forma net income
  (loss) under German GAAP......  8,445,000    (1,709,945)    (1,728,662)       5,006,393    (168,902)
Value-added tax.................   (141,000)           --             --         (141,000)         --
Software costs..................     33,000           882(b)          --           33,882          --
Personnel restructuring
  accrual.......................    (81,000)           --             --          (81,000)         --
Employee share purchase plans...     15,000            --             --           15,000          --
Deferred income/derivatives.....    (66,000)           --             --          (66,000)         --
Maintenance accrual.............      4,000            --             --            4,000          --
Share offering costs............     94,000            --             --           94,000          --
Goodwill/intangible
  differences...................    (71,000)           --       (493,164)(f)     (564,164)         --
Deferred financing..............     23,000        (5,903)(c)         --           17,097      (2,924)(c)
Capitalized interest............         --        (2,263)(d)         --           (2,263)     (1,446)(d)
License amortization............    465,000         3,496(e)      12,214(e)       480,710         183(e)
Sales-leaseback.................         --            --             --               --       7,104(g)
Income taxes....................   (752,000)           --             --         (752,000)         --
Mark to market of available for
  sale securities...............         --        22,327(i)          --           22,327          --
Gain on subsidiary stock issued
  as part of a business
  combination...................  1,822,000            --             --        1,822,000          --
Other differences...............     22,000            --             --           22,000          --
                                  ---------    ----------     ----------        ---------    --------
Unaudited pro forma net income
  (loss) under U.S. GAAP........  9,812,000    (1,691,406)    (2,209,612)       5,910,982    (165,985)
                                  =========    ==========     ==========        =========    ========

                                       SEPTEMBER 30, 2000
                                  -----------------------------
                                                   ADJUSTED
                                                   DEUTSCHE
                                                   TELEKOM,
                                   POWERTEL       VOICESTREAM
                                    MERGER            AND
                                  ADJUSTMENTS      POWERTEL
                                  -----------     -----------
Unaudited pro forma net income
  (loss) under German GAAP......   (230,932)       4,606,559
Value-added tax.................         --         (141,000)
Software costs..................         --           33,882
Personnel restructuring
  accrual.......................         --          (81,000)
Employee share purchase plans...         --           15,000
Deferred income/derivatives.....         --          (66,000)
Maintenance accrual.............         --            4,000
Share offering costs............         --           94,000
Goodwill/intangible
  differences...................    (15,588)(f)     (579,752)
Deferred financing..............         --           14,173
Capitalized interest............         --           (3,709)
License amortization............      2,357(e)       483,250
Sales-leaseback.................     (7,104)(h)           --
Income taxes....................         --         (752,000)
Mark to market of available for
  sale securities...............         --           22,327
Gain on subsidiary stock issued
  as part of a business
  combination...................         --        1,822,000
Other differences...............         --           22,000
                                   --------        ---------
Unaudited pro forma net income
  (loss) under U.S. GAAP........   (251,267)       5,493,730
                                   ========        =========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     DECEMBER 31, 1999
                         ----------------------------------------------------------------------------------------------------------
                                                                                                                       ADJUSTED
                                                                                                                       DEUTSCHE
                                                                       DEUTSCHE                                        TELEKOM,
                                                     VOICESTREAM        TELEKOM                    POWERTEL          VOICESTREAM
                          DEUTSCHE                     MERGER             AND                       MERGER               AND
                         TELEKOM(a)   VOICESTREAM    ADJUSTMENTS      VOICESTREAM   POWERTEL      ADJUSTMENTS          POWERTEL
                         ----------   -----------    -----------      -----------   --------      -----------      ----------------
Unaudited pro forma net
  income (loss) under
  German GAAP..........  1,253,000    (1,615,862)    (2,393,216)      (2,756,078)    (45,304)      (307,909)          (3,109,291)
Value-added tax........    288,000            --             --          288,000          --             --              288,000
Software costs.........    163,000           553(b)          --          163,553          --             --              163,553
Personnel restructuring
  accrual..............    (97,000)           --             --          (97,000)         --             --              (97,000)
Employee share purchase
  plans................    (17,000)           --             --          (17,000)         --             --              (17,000)
Deferred
  income/derivatives...    (61,000)           --             --          (61,000)         --             --              (61,000)
Maintenance accrual....      2,000            --             --            2,000          --             --                2,000
Share offering costs...    238,000            --             --          238,000          --             --              238,000
Goodwill/intangible
  differences..........         --            --       (657,553)(f)     (657,553)         --        (20,784)(f)         (678,337)
Deferred financing.....         --        34,309(c)          --           34,309      (1,919)(c)         --               32,390
Capitalized interest...         --          (472)(d)         --             (472)       (949)(d)         --               (1,421)
License amortization...         --        18,539(e)      30,163(e)        48,702         214(e)       3,141(e)            52,057
Sales-leaseback........         --            --             --               --     (78,231)(g)      5,351(h)           (72,880)
Income taxes...........   (244,000)           --             --         (244,000)         --             --             (244,000)
Other differences......    (12,000)           --             --          (12,000)         --             --              (12,000)
                         ---------    ----------     ----------       ----------    --------       --------           ----------
Unaudited pro forma net
  income (loss) under
  U.S. GAAP............  1,513,000    (1,562,933)    (3,020,606)      (3,070,539)   (126,189)      (320,201)          (3,516,929)
                         =========    ==========     ==========       ==========    ========       ========           ==========


---------------

(a) Deutsche Telekom's German GAAP to U.S. GAAP reconciling items are derived from Note 36 of the Deutsche Telekom consolidated financial statements for the year ended December 31, 1999 and Note 19 of the Deutsche Telekom unaudited interim consolidated financial statements for the nine months ended September 30, 2000, incorporated by reference in this document.

(b) Under German GAAP, internal software development costs are not capitalized. This adjustment capitalizes and amortizes costs capitalizable for U.S. GAAP purposes.

(c) Under German GAAP, financing costs are expensed as incurred. This adjustment is to defer and amortize financing costs over the term of the loan for U.S. GAAP purposes.

(d) Under German GAAP, interest is not capitalized related to construction projects. Under U.S. GAAP interest costs are capitalized as part of the asset being constructed.

(e) Under German GAAP, license amortization commences on the date the license is acquired. Under U.S. GAAP, amortization of these licenses would commence upon the asset being placed into service. This adjustment reverses the amortization expense recognized under German GAAP during the non-operational period of the license.


(f) As discussed in note 21(g), the application of German GAAP results in differences from U.S. GAAP related to certain aspects of the accounting for the purchase of VoiceStream and Powertel, which would result in the following adjustments:



     i) Under U.S. GAAP, goodwill amortization would be increased due to valuation differences in the ordinary shares issued as acquisition consideration. Annual goodwill amortization would increase

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


        by 400 million euros and 22 million euros for the VoiceStream and Powertel mergers respectively (9 months - 300 million euros and 16 million euros);



     ii) Certain intangible assets including VoiceStream's tradename, subscriber base and assembled workforce have been recognized for U.S. GAAP purchase accounting but not for German GAAP purposes. Based on preliminary valuations using assumptions we consider reasonable, the value ascribed to these intangible assets was approximately 3.1 billion euros. The asset lives for these assets have been estimated to be 20, 3 and 3 years, respectively, resulting in additional annual amortization of 265.2 million euros (nine months - 198.9 million euros).


(g) Under German GAAP, the gains from the Powertel sale-leaseback transaction would be recognized immediately whereas under U.S. GAAP, gains on sale-leaseback transactions can be deferred under certain circumstances. This adjustment defers the gain recognized for German GAAP purposes.

(h) For U.S. GAAP purposes, the gain recognized by Powertel is not valued in the purchase price allocation as it provides no future benefit.

(i) Under U.S. GAAP mark to market adjustments for investments classified as available for sale are recorded in other comprehensive income. Under German GAAP investment write-downs are recorded against net income.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 27

     The following summarizes the pro forma earnings (loss) per share calculation under German GAAP and U.S. GAAP:


                                                   DEUTSCHE TELEKOM                          DEUTSCHE TELEKOM,
                                                   AND VOICESTREAM                        VOICESTREAM AND POWERTEL
                                        --------------------------------------     --------------------------------------
                                        NINE MONTHS ENDED       YEAR ENDED         NINE MONTHS ENDED       YEAR ENDED
                                        SEPTEMBER 30, 2000   DECEMBER 31, 1999     SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                        ------------------   -----------------     ------------------   -----------------
GERMAN GAAP:
Pro forma net income (loss)...........       5,006,393          (2,756,078)             4,606,559          (3,109,291)
                                            ==========          ==========             ==========          ==========
Weighted average Deutsche Telekom
  common shares outstanding...........       3,025,000           2,884,000              3,025,000           2,884,000
Shares issued in VoiceStream merger...         775,955             775,955                775,955             775,955
Shares issued in Powertel merger......              --                  --                130,321             130,321
                                            ----------          ----------             ----------          ----------
Pro forma weighted average shares
  outstanding.........................       3,800,955           3,659,955              3,931,276           3,790,276
                                            ==========          ==========             ==========          ==========
Earnings (loss) per share.............            1.32               (0.75)                  1.17               (0.82)
                                            ==========          ==========             ==========          ==========
U.S. GAAP-BASIC:
Pro forma net income (loss)...........       5,910,982          (3,070,539)             5,493,730          (3,516,929)
                                            ==========          ==========             ==========          ==========
Weighted average Deutsche Telekom
  common shares outstanding...........       3,025,000           2,884,000              3,025,000           2,884,000
Shares issued in VoiceStream merger...         775,955             775,955                775,955             775,955
Shares issued in Powertel merger......              --                  --                130,321             130,321
                                            ----------          ----------             ----------          ----------
Pro forma weighted average shares
  outstanding.........................       3,800,955           3,659,955              3,931,276           3,790,276
                                            ==========          ==========             ==========          ==========
Basic pro forma earnings (loss) per
  share...............................            1.56               (0.84)                  1.40               (0.93)
                                            ==========          ==========             ==========          ==========
U.S. GAAP--DILUTIVE:
Pro forma net income (loss)...........       5,910,982          (3,070,539)             5,493,730          (3,516,929)
Add: Preferred stock dividends........           9,137                  --                  9,137                  --
Less: Losses in unconsolidated
  subsidiaries........................         (57,618)                 --                (57,618)                 --
                                            ----------          ----------             ----------          ----------
Adjusted pro forma net income
  (loss)..............................       5,862,501          (3,070,539)             5,445,249          (3,516,929)
                                            ==========          ==========             ==========          ==========
Weighted average Deutsche Telekom
  common shares outstanding...........       3,025,000           2,884,000              3,025,000           2,884,000
Shares issued in VoiceStream merger...         775,955             775,955                775,955             775,955
Shares issued in Powertel merger......              --                  --                130,321             130,321
Effect of dilutive securities:
  Subsidiary pro forma shares(b)......          31,710                  --                 31,710                  --
  Unconsolidated subsidiary put
    options(b)........................          47,499                  --                 47,499                  --
  Stock options.......................         132,126                  --                145,502                  --
                                            ----------          ----------             ----------          ----------
Pro forma weighted average shares
  outstanding.........................       4,012,290           3,659,955              4,155,987           3,790,276
                                            ==========          ==========             ==========          ==========
Diluted pro forma earnings (loss) per
  share...............................            1.46               (0.84)(a)               1.31               (0.93)(a)
                                            ==========          ==========             ==========          ==========


---------------
(a) All potentially convertible securities as of December 31, 1999 were anti-dilutive, and accordingly have not been included in the calculation of dilutive earnings (loss) per share under U.S. GAAP.
(b) Adjustment to include the impact of dilutive convertible securities.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 28 Pro Forma Balance Sheet of VoiceStream at September 30, 2000

     The table below sets out the adjustments to convert the VoiceStream U.S. GAAP and U.S. dollars consolidated balance sheet as at September 30, 2000 derived from the unaudited Quarterly Report on Form 10-Q filed with the SEC for the nine months ended September 30, 2000 to Deutsche Telekom's accounting policies under German GAAP and euros.


                                                                                   SEPTEMBER 30, 2000
                                                              -------------------------------------------------------------
                                                              HISTORICAL    GERMAN GAAP     VOICESTREAM       VOICESTREAM
                                                              VOICESTREAM   ADJUSTMENTS   PRE-ACQUISITION   PRE-ACQUISITION
                                                              -----------   -----------   ---------------   ---------------
                                                                 US $          US $            US $              EUROS
                                                                NOTE 34       NOTE 36                           NOTE 38
ASSETS
NONCURRENT ASSETS
Intangible assets...........................................   11,024,908    (178,078)(f)    10,725,441        12,136,909
                                                                              (94,032)(d)
                                                                              (27,357)(e)
Property, plant and equipment...............................    2,195,000      (6,100)(e)     2,187,191         2,475,025
                                                                               (1,709)(b)
Financial assets............................................    1,195,242          --         1,195,242         1,352,536
                                                              -----------    --------       -----------       -----------
                                                               14,415,150    (307,276)       14,107,874        15,964,470
                                                              -----------    --------       -----------       -----------
CURRENT ASSETS
Inventories.................................................      509,531          --           509,531           576,585
Receivables.................................................      324,250          --           324,250           366,921
Other assets................................................       52,413          --            52,413            59,311
Marketable securities.......................................        3,623          --             3,623             4,100
Liquid assets...............................................    4,107,518          --         4,107,518         4,648,067
                                                              -----------    --------       -----------       -----------
                                                                4,997,335          --         4,997,335         5,654,984
                                                              -----------    --------       -----------       -----------
PREPAID EXPENSES, DEFERRED CHARGES AND DEFERRED TAXATION....       17,390          --            17,390            19,679
                                                              -----------    --------       -----------       -----------
                                                               19,429,875    (307,276)       19,122,599        21,639,133
                                                              ===========    ========       ===========       ===========
SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Preferred stock.............................................    5,400,963          --         5,400,963         6,111,730
Capital stock...............................................          228          --               228               258
Additional paid-in capital..................................   10,224,391          --        10,224,391        11,569,921
Deferred compensation.......................................      (39,019)         --           (39,019)          (44,154)
Retained deficit............................................      (30,793)     20,818(a)         (9,975)          (11,288)
Unappropriated net loss carried forward from previous
  years.....................................................   (1,062,898)   (174,819)(f)    (1,377,245)       (1,558,490)
                                                                              (99,537)(d)
                                                                               (3,537)(c)
                                                                              (35,566)(e)
                                                                                 (888)(b)
Net loss....................................................   (1,274,879)     (3,259)(f)    (1,292,163)       (1,462,212)
                                                                                5,505(d)
                                                                                2,109(e)
                                                                              (20,818)(a)
                                                                                 (821)(b)
Minority interest...........................................      307,446          --           307,446           347,906
                                                              -----------    --------       -----------       -----------
                                                               13,525,439    (310,813)       13,214,626        14,953,671
                                                              -----------    --------       -----------       -----------
ACCRUALS
Other accruals..............................................      324,867       3,537(c)        328,404           371,622
                                                              -----------    --------       -----------       -----------
LIABILITIES
Debt........................................................    5,095,315          --         5,095,315         5,765,858
Other liabilities...........................................      484,254          --           484,254           547,982
                                                              -----------    --------       -----------       -----------
                                                                5,579,569          --         5,579,569         6,313,840
                                                              -----------    --------       -----------       -----------
                                                               19,429,875    (307,276)       19,122,599        21,639,133
                                                              ===========    ========       ===========       ===========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 29 Pro Forma Balance Sheet of Powertel at September 30, 2000

     The table below sets out the adjustments to convert the Powertel U.S. GAAP and U.S. dollars consolidated balance sheet as at September 30, 2000 derived from the unaudited Quarterly Report on Form 10-Q filed with the SEC for the nine months ended September 30, 2000 to Deutsche Telekom's accounting policies under German GAAP and euros.


                                                                                   SEPTEMBER 30, 2000
                                                              ------------------------------------------------------------
                                                              HISTORICAL   GERMAN GAAP   PRE-ACQUISITION   PRE-ACQUISITION
                                                               POWERTEL    ADJUSTMENTS      POWERTEL          POWERTEL
                                                              ----------   -----------   ---------------   ---------------
                                                                 US $         US $            US $              EUROS
                                                               NOTE 34       NOTE 36                           NOTE 38
ASSETS
NONCURRENT ASSETS
Intangible assets...........................................    407,106      (14,484)(d)      344,677           390,036
                                                                             (36,640)(e)
                                                                             (11,305)(f)
Property, plant and equipment...............................    579,060       (4,201)(e)      574,859           650,510
Financial assets............................................     34,458           --           34,458            38,993
                                                              ---------      -------        ---------         ---------
                                                              1,020,624      (66,630)         953,994         1,079,539
                                                              ---------      -------        ---------         ---------
CURRENT ASSETS
Inventories.................................................     21,691           --           21,691            24,546
Receivables.................................................     45,871           --           45,871            51,908
Other assets................................................      2,924           --            2,924             3,309
Liquid assets...............................................    234,189           --          234,189           265,007
                                                              ---------      -------        ---------         ---------
                                                                304,675           --          304,675           344,770
                                                              ---------      -------        ---------         ---------
PREPAID EXPENSES, DEFERRED CHARGES AND DEFERRED TAXATION....     16,580           --           16,580            18,762
                                                              ---------      -------        ---------         ---------
                                                              1,341,879      (66,630)       1,275,249         1,443,071
                                                              =========      =======        =========         =========
SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Preferred stock.............................................    152,222           --          152,222           172,254
Capital stock...............................................        314           --              314               355
Additional paid-in capital..................................    520,343           --          520,343           588,820
Unappropriated net loss carried forward from previous
  year......................................................   (563,190)     (17,210)(d)     (547,658)         (619,730)
                                                                             (42,189)(e)
                                                                              (6,074)(f)
                                                                              (2,326)(c)
                                                                              83,331(g)
Net loss....................................................   (154,762)       2,726(d)      (162,543)         (183,934)
                                                                               1,348(e)
                                                                              (5,231)(f)
                                                                              (6,624)(g)
                                                              ---------      -------        ---------         ---------
                                                                (45,073)       7,751          (37,322)          (42,235)
                                                              ---------      -------        ---------         ---------
ACCRUALS
Other accruals..............................................     31,360        2,326           33,686            38,119
                                                              ---------      -------        ---------         ---------
LIABILITIES
Debt........................................................  1,231,063           --        1,231,063         1,393,071
Other liabilities...........................................     39,914           --           39,914            45,167
                                                              ---------      -------        ---------         ---------
                                                              1,270,977           --        1,270,977         1,438,238
                                                              =========      =======        =========         =========
DEFERRED INCOME.............................................     84,615      (76,707)           7,908             8,949
                                                              ---------      -------        ---------         ---------
                                                              1,341,879      (66,630)       1,275,249         1,443,071
                                                              =========      =======        =========         =========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 30 Pro Forma VoiceStream Statement of Operations for the Nine Months Ended September 30, 2000

(a) The table below sets out the adjustments to convert the pro forma VoiceStream U.S. GAAP and U.S. dollars consolidated statement of operations derived from the unaudited Quarterly Reports on Form 10-Q filed with the SEC for the nine months ended September 30, 2000 to Deutsche Telekom's accounting policies under German GAAP and euros. See Note 30(b) for disclosures regarding the Adjusted Historical VoiceStream column below.


                                                                  SEPTEMBER 30, 2000
                                             -------------------------------------------------------------
                                              ADJUSTED
                                             HISTORICAL    GERMAN GAAP     VOICESTREAM       VOICESTREAM
                                             VOICESTREAM   ADJUSTMENTS   PRE-ACQUISITION   PRE-ACQUISITION
                                             -----------   -----------   ---------------   ---------------
                                                US $          US $            US $              EUROS
                                               NOTE 34       NOTE 37                           NOTE 38
Net revenue................................   1,453,924           --        1,453,924         1,559,333
Other owned capitalized costs..............      87,212           --           87,212            93,535
                                             ----------      -------       ----------        ----------
Total operating performance................   1,541,136           --        1,541,136         1,652,868
Other operating income.....................      63,226           --           63,226            67,810
Goods and services purchased...............    (746,284)          --         (746,284)         (800,389)
Personnel costs............................    (374,361)      (1,340)(a)     (375,701)         (402,939)
Depreciation and amortization..............    (718,236)      (3,259)(d)     (718,819)         (770,933)
                                                                 532(b)
                                                               1,626(c)
                                                                 518(a)
Other operating expenses...................    (890,920)          --         (890,920)         (955,512)
Financial expense, net.....................    (418,162)       7,429(b)      (431,067)         (462,321)
                                                                 484(c)
                                                             (20,818)(f)
                                             ----------      -------       ----------        ----------
Results from ordinary business
  activities...............................  (1,543,601)     (14,828)      (1,558,429)       (1,671,416)
Extraordinary losses.......................          --       (2,457)(b)       (2,457)           (2,635)
Taxes......................................     (17,973)          --          (17,973)          (19,276)
                                             ----------      -------       ----------        ----------
Loss after taxes...........................  (1,561,574)     (17,285)      (1,578,859)       (1,693,327)
Losses applicable to minority
  shareholders.............................     (15,494)          --          (15,494)          (16,618)
                                             ----------      -------       ----------        ----------
Net loss...................................  (1,577,068)     (17,285)      (1,594,353)       (1,709,945)
                                             ==========      =======       ==========        ==========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(b) The table below consolidates the results of VoiceStream, Omnipoint and Aerial included in the pro forma VoiceStream consolidated statement of operations in U.S. GAAP and U.S. dollars. The VoiceStream historical results are derived from VoiceStream's unaudited Quarterly Reports on Form 10-Q filed with the SEC for the nine months ended September 30, 2000. The Omnipoint results are derived from Omnipoint's unaudited Quarterly Reports on Form 10-Q filed with the SEC for the period from January 1, 2000 to February 24, 2000, the date of Omnipoint's merger with VoiceStream. Aerial's results are derived from its statement of operations for the period from January 1, 2000 to May 4, 2000, the date of Aerial's merger with VoiceStream.


                                                              SEPTEMBER 30, 2000 (US $)
                                   -------------------------------------------------------------------------------
                                                                                         OMNIPOINT
                                                                                            AND
                                                                              COOK        AERIAL        ADJUSTED
                                   HISTORICAL    HISTORICAL   HISTORICAL     CARVE-      PURCHASE      HISTORICAL
                                   VOICESTREAM   OMNIPOINT      AERIAL        OUT       ADJUSTMENTS    VOICESTREAM
                                   -----------   ----------   ----------   ----------   -----------    -----------
                                     NOTE 34      NOTE 34      NOTE 34        (i)         NOTE 35
Net revenue......................   1,262,873      108,365      97,902      (15,216)           --       1,453,924
Other owned capitalized costs....      84,304        2,722         267          (81)           --          87,212
                                   ----------     --------     -------      -------      --------      ----------
Total operating performance......   1,347,177      111,087      98,169      (15,297)           --       1,541,136
Other operating income...........      62,839           16         371           --            --          63,226
Goods and services purchased.....    (655,092)     (48,063)    (50,046)       6,917            --        (746,284)
Personnel costs..................    (320,154)     (21,440)    (31,909)         604        (1,462)(c)    (374,361)
Depreciation and amortization....    (541,197)     (38,240)    (36,585)       4,658      (106,872)(d)    (718,236)
Other operating expenses.........    (766,037)     (88,608)    (47,270)      10,995            --        (890,920)
Financial income (expense),
  net............................    (375,132)     (56,386)     15,958       (2,542)          (60)(e)    (418,162)
                                   ----------     --------     -------      -------      --------      ----------
Results from ordinary business
  activities.....................  (1,247,596)    (141,634)    (51,312)       5,335      (108,394)     (1,543,601)
Taxes............................     (15,276)         331      (3,025)          (3)           --         (17,973)
                                   ----------     --------     -------      -------      --------      ----------
Income (loss) after taxes........  (1,262,872)    (141,303)    (54,337)       5,332      (108,394)     (1,561,574)
Losses applicable to minority
  shareholders...................     (12,007)          --          --           --        (3,487)(f)     (15,494)
                                   ----------     --------     -------      -------      --------      ----------
Net Income (loss)................  (1,274,879)    (141,303)    (54,337)       5,332      (111,881)     (1,577,068)
                                   ==========     ========     =======      =======      ========      ==========

(i) This column reflects the deconsolidation adjustments and the recording of VoiceStream's equity losses for certain Omnipoint operations which were contributed to two joint ventures, Cook Inlet/VoiceStream GSM II and Cook Inlet/VoiceStream GSM III, which we refer to as CIVS II and CIVS III, immediately prior to the Omnipoint merger with VoiceStream. The joint ventures are owned 49.9% by VoiceStream and as such have been accounted for under the equity method.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 31 Pro Forma Powertel Statement of Operations for the Nine Months Ended September 30, 2000

The table below sets out the adjustments to convert the Powertel U.S. GAAP and U.S. dollars consolidated statement of operations derived from the unaudited Quarterly Report on Form 10-Q filed with the SEC for the nine months ended September 30, 2000 to Deutsche Telekom's accounting policies under German GAAP and euros.


                                                                   SEPTEMBER 30, 2000
                                              ------------------------------------------------------------
                                              HISTORICAL   GERMAN GAAP   PRE-ACQUISITION   PRE-ACQUISITION
                                               POWERTEL    ADJUSTMENTS      POWERTEL          POWERTEL
                                              ----------   -----------   ---------------   ---------------
                                                 US $         US $            US $              EUROS
                                               NOTE 34       NOTE 37                           NOTE 38
Net revenue.................................    330,558                      330,558           354,523
Other owned capitalized costs...............         --          --               --                --
                                               --------      ------         --------          --------
Total operating performance.................    330,558          --          330,558           354,523
Other operating income......................        716          --              716               768
Goods and services purchased................   (133,623)         --         (133,623)         (143,311)
Personnel costs.............................    (69,834)         --          (69,834)          (74,897)
Depreciation and amortization...............    (74,981)      1,348(c)       (73,804)          (79,155)
                                                               (171)(d)
Other operating expenses....................   (112,473)     (6,624)(e)     (119,097)         (127,732)
Financial expense, net......................    (86,379)      2,726(b)       (83,653)          (89,718)
                                               --------      ------         --------          --------
Results from ordinary business activities...   (146,016)     (2,721)        (148,737)         (159,522)
Taxes.......................................     (1,434)         --           (1,434)           (1,538)
                                               --------      ------         --------          --------
Loss after taxes............................   (147,450)     (2,721)        (150,171)         (161,060)
Losses applicable to minority
  shareholders..............................     (7,312)         --           (7,312)           (7,842)
                                               --------      ------         --------          --------
Net loss....................................   (154,762)     (2,721)        (157,483)         (168,902)
                                               ========      ======         ========          ========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 32 Pro Forma VoiceStream Statement of Operations for the Year Ended December 31, 1999

(a) The table below sets out the adjustments to convert the pro forma VoiceStream U.S. GAAP and U.S. dollars consolidated statement of operations derived from the Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999 to Deutsche Telekom's accounting policies under German GAAP and euros. See Note 32(b) for disclosures regarding the Adjusted Historical VoiceStream column below.


                                                                   DECEMBER 31, 1999
                                             -------------------------------------------------------------
                                              ADJUSTED
                                             HISTORICAL    GERMAN GAAP     VOICESTREAM       VOICESTREAM
                                             VOICESTREAM   ADJUSTMENTS   PRE-ACQUISITION   PRE-ACQUISITION
                                             -----------   -----------   ---------------   ---------------
                                                US $          US $            US $              EUROS
                                               NOTE 34       NOTE 37                           NOTE 38
Net revenue................................   1,042,118           --        1,042,118           978,330
Other owned capitalized costs..............      31,013           --           31,013            29,115
                                             ----------      -------       ----------        ----------
Total operating performance................   1,073,131           --        1,073,131         1,007,445
Other operating income.....................      52,055           --           52,055            48,869
Goods and services purchased...............    (544,754)          --         (544,754)         (511,410)
Personnel costs............................    (386,617)        (859)(a)     (387,476)         (363,759)
Depreciation and amortization..............    (803,467)         270(a)      (822,099)         (771,778)
                                                                 485(c)
                                                                 361(b)
                                                             (19,748)(d)
Other operating expenses...................    (704,363)          --         (704,363)         (661,249)
Financial expense, net.....................    (440,216)          18(c)      (436,073)         (409,381)
                                                               4,125(b)
                                             ----------      -------       ----------        ----------
Results from ordinary business
  activities...............................  (1,754,231)     (15,348)      (1,769,579)       (1,661,263)
Extraordinary losses.......................          --      (41,032)(b)      (41,032)          (38,520)
Taxes......................................     115,028           --          115,028           107,987
                                             ----------      -------       ----------        ----------
Loss after taxes...........................  (1,639,203)     (56,380)      (1,695,583)       (1,591,796)
Losses applicable to minority
  shareholders.............................     (25,635)          --          (25,635)          (24,066)
                                             ----------      -------       ----------        ----------
Net loss...................................  (1,664,838)     (56,380)      (1,721,218)       (1,615,862)
                                             ==========      =======       ==========        ==========

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(b) The table below consolidates the results of VoiceStream, Omnipoint and Aerial included in the pro forma VoiceStream consolidated statement of operations in U.S. GAAP and U.S. dollars as derived from each entity's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999.


                                                                DECEMBER 31, 1999 (US $)
                                    ---------------------------------------------------------------------------------
                                                                                            OMNIPOINT
                                                                                               AND
                                                                                COOK         AERIAL        ADJUSTED
                                    HISTORICAL    HISTORICAL   HISTORICAL      CARVE-       PURCHASE      HISTORICAL
                                    VOICESTREAM   OMNIPOINT      AERIAL         OUT        ADJUSTMENTS    VOICESTREAM
                                    -----------   ----------   ----------   ------------   -----------    -----------
                                      NOTE 34      NOTE 34      NOTE 34         (i)          NOTE 35
Net revenue.......................    473,627       386,089      233,541      (51,139)            --       1,042,118
Other owned capitalized costs.....     23,341         7,167          658         (153)            --          31,013
                                     --------      --------     --------      -------       --------      ----------
Total operating performance.......    496,968       393,256      234,199      (51,292)            --       1,073,131
Other operating income............      7,489        44,566           --           --             --          52,055
Goods and services purchased......   (231,890)     (235,899)    (111,875)      34,910             --        (544,754)
Personnel costs...................   (166,629)     (125,914)     (92,178)       6,874         (8,770)(c)    (386,617)
Depreciation and amortization.....   (140,812)     (198,806)     (92,006)      26,684       (398,527)(d)    (803,467)
Other operating expenses..........   (284,469)     (316,273)    (148,736)      45,115             --        (704,363)
Financial expense, net............   (135,964)     (248,744)     (83,114)     (23,623)        (1,244)(e)    (440,216)
                                                                                              61,197(b)
                                                                                              (8,724)(a)
                                     --------      --------     --------      -------       --------      ----------
Results from ordinary business
  activities......................   (455,307)     (687,814)    (293,710)      38,668       (356,068)     (1,754,231)
Taxes.............................        568         5,878      108,582           --             --         115,028
                                     --------      --------     --------      -------       --------      ----------
Income (loss) after taxes.........   (454,739)     (681,936)    (185,128)      38,668       (356,068)     (1,639,203)
Losses applicable to minority
  shareholders....................         --        (4,717)      15,782           --        (15,782)(g)     (25,635)
                                                                                             (20,918)(f)
                                     --------      --------     --------      -------       --------      ----------
Net loss..........................   (454,739)     (686,653)    (169,346)      38,668       (392,768)     (1,664,838)
                                     ========      ========     ========      =======       ========      ==========

(i) This column reflects the deconsolidation adjustments and the recording of VoiceStream's equity losses for certain Omnipoint operations which were contributed to CIVS II and CIVS III immediately prior to the Omnipoint merger with VoiceStream. The joint ventures are owned 49.9% by VoiceStream and as such have been accounted for under the equity method.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 33 Pro Forma Powertel Statement of Operations for the Year Ended December 31, 1999

     The table below sets out the adjustments to convert the Powertel U.S. GAAP and U.S. dollars consolidated income statement derived from the Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999 to Deutsche Telekom's accounting policies under German GAAP and euros.


                                                                   DECEMBER 31, 1999
                                              ------------------------------------------------------------
                                              HISTORICAL   GERMAN GAAP   PRE-ACQUISITION   PRE-ACQUISITION
                                               POWERTEL    ADJUSTMENTS      POWERTEL          POWERTEL
                                              ----------   -----------   ---------------   ---------------
                                                 US $         US $            US $              EUROS
                                               NOTE 34       NOTE 37                           NOTE 38
Net revenue.................................    283,411          --          283,411           266,063
Other owned capitalized costs...............        288          --              288               270
                                               --------      ------         --------          --------
Total operating performance.................    283,699          --          283,699           266,333
Other operating income......................    129,172      88,321(e)       217,493           204,180
Goods and services purchased................   (130,514)         --         (130,514)         (122,525)
Personnel costs.............................    (80,468)         --          (80,468)          (75,543)
Depreciation and amortization...............    (89,180)      1,011(c)       (88,397)          (82,986)
                                                               (228)(d)
Other operating expenses....................   (125,606)     (4,989)(e)     (130,595)         (122,601)
Financial expense, net......................   (108,183)      2,044(c)      (106,139)          (99,642)
                                               --------      ------         --------          --------
Results from ordinary business activities...   (121,080)     86,159          (34,921)          (32,784)
Taxes.......................................     (3,586)         --           (3,586)           (3,367)
                                               --------      ------         --------          --------
Income (loss) after taxes...................   (124,666)     86,159          (38,507)          (36,151)
Losses applicable to minority
  shareholders..............................     (9,750)         --           (9,750)           (9,153)
                                               --------      ------         --------          --------
Net Loss....................................   (134,416)     86,159          (48,257)          (45,304)
                                               ========      ======         ========          ========


Note 34 Reclassifications

     Reclassifications have been made to the VoiceStream, Powertel, Omnipoint and Aerial historical financial information presented under U.S. GAAP to conform to Deutsche Telekom's presentation under German GAAP.

     As a result of the reclassifications, minority interest and mandatorily redeemable preferred shares, which are treated as mezzanine under U.S. GAAP and excluded from shareholders' equity have been included in shareholders' equity for German GAAP presentation. Additionally, certain immaterial reclassifications between assets and liabilities have been made.

Note 35 Omnipoint and Aerial Merger Adjustments

     The proforma adjustments described below are necessary to effect the mergers as though they were completed at the beginning of the period.

(a) This adjustment reflects financing expenses that would have been incurred due to the increase in borrowings related to the total $150 million investment in Omnipoint made by VoiceStream during 1999 at a market interest rate of 10.3%. This adjustment assumes that VoiceStream purchased Omnipoint Series A preferred shares as of January 1, 1999 and incurred interest expense due to an increase in borrowing to fund the purchase.

(b) This adjustment reverses intercompany interest expense recorded by Aerial as part of the merger transaction with VoiceStream.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(c) The adjustments represent additional costs recorded as a result of modifications made to stock option agreements for an officer of Omnipoint.

(d) This adjustment represents the amortization of the additional purchase price allocated to FCC licenses and goodwill of Omnipoint and Aerial offset by a reduction in depreciation expense as a result of the write-down to fair value of fixed assets acquired in the Omnipoint and Aerial mergers. FCC licenses are amortized over a 40 year period and goodwill is amortized over a 20 year period.

(e) Represents the amortization of the difference between the underlying net book value of the investments in CIVS II and CIVS III and the fair value assigned to these investments at the time of the Omnipoint merger. This difference has been allocated to FCC licenses and goodwill and is being amortized over 40 years and 20 years, respectively.

(f) These adjustments represent dividends related to Omnipoint 7% convertible preferred shares which are reflected as minority interest expense by VoiceStream as a result of the Omnipoint merger.


(g) Represents the elimination of Aerial's historical minority interest loss and minority interest, resulting from Sonera's conversion of its equity in Aerial Operating Company to equity in Aerial prior to the Aerial merger.


Note 36 U.S./German GAAP Balance Sheet Adjustments

     Accounting principles generally accepted in Germany differ in certain material respects from those generally accepted in the U.S. The differences which are material to restating the historical consolidated or combined balance sheets of VoiceStream, Powertel, Omnipoint and Aerial in Notes 28 and 29 are described below.

(a) Under U.S. GAAP mark to market adjustments for investments are classified as available for sale are recorded in other comprehensive income. For German GAAP investment write-downs are recorded against income.

(b) Under German GAAP, internal software development costs are not capitalized. This adjustment reverses the costs capitalized and related amortization for U.S. GAAP purposes.

(c) Under German GAAP, maintenance accruals are recorded for costs to be incurred in future periods. These accruals were not recorded for U.S. GAAP purposes.

(d) Under German GAAP, financing costs are expensed as incurred. This adjustment reverses the deferral and the amortization of financing costs which are recorded for U.S. GAAP purposes.

(e) Under German GAAP, interest related to construction projects is not capitalized. Under U.S. GAAP, interest costs are capitalized as part of the asset being constructed.

(f) Under German GAAP, FCC license amortization commences on the date the license is acquired. Under U.S. GAAP, amortization of these licenses would commence upon the license being placed into service. This adjustment reflects the additional amortization expense and reduction of net book value of FCC licenses recognized under German GAAP during the non-operational period of the license.

(g) Under German GAAP, the gain from the Powertel sale-leaseback transaction would be recognized immediately, whereas under U.S. GAAP, gains on sale-leaseback transactions can be deferred under certain circumstances. This adjustment recognizes the gain for German GAAP purposes.

                                DEUTSCHE TELEKOM
              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)
                       (VOICESTREAM AND POWERTEL MERGERS)
                   (IN EUROS, EXCEPT AS OTHERWISE INDICATED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Note 37 US/German Statement of Operations Adjustments

     Accounting principles generally accepted in Germany differ in certain material respects from those generally accepted in the U.S. The differences which are material to restating the historical consolidated or combined statement of operations of VoiceStream, Powertel, Omnipoint and Aerial in Notes 30 to 33.

(a) Under German GAAP, internal software development costs are not capitalized. This adjustment reverses the costs capitalized and related amortization costs for U.S. GAAP purposes.

(b) Under German GAAP, financing costs are expensed as incurred. This adjustment reverses the deferral and related amortization of financing costs which are recorded for U.S. GAAP purposes.

(c) Under German GAAP, interest is not capitalized related to construction projects. Under U.S. GAAP interest costs are capitalized as part of the asset being constructed.

(d) Under German GAAP, license amortization commences on the date the license is acquired. Under U.S. GAAP, amortization of these licenses would commence upon the asset being placed into service. This adjustment reflects the amortization expense recognized under German GAAP during the non-operational period of the license.

(e) Under German GAAP, the gains from the Powertel sale-leaseback transaction would be recognized immediately whereas under U.S. GAAP, gains on sale-leaseback transactions can be deferred under certain circumstances. These adjustments are to recognize the full gain realized on the sale leaseback transaction in the period in which the transaction was completed and reverses the amortization related to the gain in future periods for German GAAP purposes.

(f) Under U.S. GAAP mark to market and adjustments for investments classified as available for sale are recorded in other comprehensive income. For German GAAP investment write-downs are recorded against income. This adjustment records the write-down to income for German GAAP purposes.

Note 38 Translation of Financial Statements

     VoiceStream, Powertel, Omnipoint and Aerial present their financial statements in U.S. dollars. Deutsche Telekom presents its financial statements in dollars. The results as restated under German GAAP, have been translated into euros at the following average rates:

                                                               $           EUR
                                                              ----        -----
12 months to December 31, 1999..............................  1.00    to  0.939
9 months to September 30, 2000..............................  1.00    to  1.073

     The balance sheet at September 30, 2000 in U.S. dollars as restated under German GAAP, have been translated into euros at $1.00 to 1.1316 euros.

                                  VOICESTREAM

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets of VoiceStream and Powertel and statements of operations of VoiceStream, Omnipoint, Aerial and Powertel. The VoiceStream/Powertel merger is contingent upon the termination of the Deutsche Telekom/VoiceStream merger. Should the VoiceStream merger with Deutsche Telekom be consummated, Powertel will also merge with Deutsche Telekom. These financial statements give effect to the VoiceStream/Powertel merger using the purchase method of accounting for a business combination.

     We derived this information from the audited consolidated financial statements of VoiceStream, Omnipoint, Aerial and Powertel for the year ended December 31, 1999, the unaudited consolidated financial statements of VoiceStream and Powertel for the nine months ended September 30, 2000 and the unaudited financial statements of Omnipoint and Aerial for the periods ended February 24, 2000 and May 3, 2000, respectively. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes of VoiceStream, Omnipoint, Aerial and Powertel and other information included in this filing or incorporated by reference.

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 assume the VoiceStream mergers with Omnipoint, Aerial and Powertel were effected on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the VoiceStream/Powertel merger as if it had occurred on September 30, 2000. The accounting policies of VoiceStream, Omnipoint, Aerial and Powertel are substantially comparable. Certain reclassifications have been made to Omnipoint, Aerial and Powertel's historical presentations to conform to VoiceStream's presentation. These reclassifications do not materially impact the companies' results of operations or financial position for the periods presented.

     We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger.

                                  VOICESTREAM

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                             POWERTEL        VOICESTREAM
                                                                              MERGER         AND POWERTEL
                                           VOICESTREAM(1)    POWERTEL(2)    ADJUSTMENTS       PRO FORMA
                                           --------------    -----------    -----------      ------------
ASSETS
  Current assets:
  Cash and cash equivalents..............   $ 4,107,518      $  234,189     $  (13,000)(5e)  $ 4,328,707
  Accounts receivable, net...............       324,028          45,871             --           369,899
  Inventory..............................       232,033          21,691             --           253,724
  Prepaid expenses and other current
    assets...............................        67,630          19,504             --            87,134
                                            -----------      ----------     ----------       -----------
         Total current assets............     4,731,209         321,255        (13,000)        5,039,464
Property and equipment, net..............     2,497,426         579,060             --         3,076,486
Goodwill, net............................     9,022,948              --      4,000,775(5)     13,023,723
Licensing costs and other intangible
  assets, net............................     1,953,433         392,392        381,135(5)      2,726,960
Investments in and advances to
  unconsolidated affiliates..............     1,167,548          34,458             --         1,202,006
Other assets.............................        57,089          14,714             --            71,803
                                            -----------      ----------     ----------       -----------
                                            $19,429,653      $1,341,879     $4,368,910       $25,140,442
                                            ===========      ==========     ==========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................   $   172,966      $   21,493     $       --       $   194,459
  Accrued liabilities....................       437,998          45,791             --           483,789
  Deferred revenues......................        42,962          11,898             --            54,860
  Construction accounts payable..........       154,973              --             --           154,973
  Current portion of long-term debt......        63,616          28,010             --            91,626
                                            -----------      ----------     ----------       -----------
         Total current liabilities.......       872,515         107,192             --           979,707
                                            -----------      ----------     ----------       -----------
Deferred gain on sale of assets..........                        76,707        (76,707)(6)            --
Long-term debt (see Note 7)..............     5,031,699       1,203,053             --         6,234,752
                                            -----------      ----------     ----------       -----------
         Total long-term liabilities.....     5,031,699       1,279,760        (76,707)        6,234,752
                                            -----------      ----------     ----------       -----------
Contingencies (see Note 16)..............
Junior preferred shares..................       400,963              --             --           400,963
Convertible redeemable preferred
  shares.................................     5,000,000              --             --         5,000,000
Preferred shares of consolidated
  subsidiary.............................       307,446         152,219       (152,219)(5)       307,446
Shareholders' equity:
  Common shares and paid-in capital......    10,224,619         521,476       (521,476)(8)    14,639,739
                                                                             4,203,559(5)
                                                                                14,576(10)
                                                                               196,985(5d)
  Deferred compensation..................       (39,019)           (816)           816(8)        (53,595)
                                                                               (14,576)(10)
  Accumulated other comprehensive loss...       (30,793)             --             --           (30,793)
  Deficit................................    (2,337,777)       (717,952)       717,952(8)     (2,337,777)
                                            -----------      ----------     ----------       -----------
         Total shareholders' (deficit)
           equity........................     7,817,030        (197,292)     4,597,836        12,217,574
                                            -----------      ----------     ----------       -----------
                                            $19,429,653      $1,341,879     $4,368,910       $25,140,442
                                            ===========      ==========     ==========       ===========


 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                                  VOICESTREAM

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         OMNIPOINT
                                                                        AND AERIAL       VOICESTREAM,                  POWERTEL
                                                                          MERGER          OMNIPOINT                     MERGER
                          VOICESTREAM(1)   OMNIPOINT(3)   AERIAL(4)     ADJUSTMENTS       AND AERIAL    POWERTEL(2)   ADJUSTMENTS
                          --------------   ------------   ---------   ---------------    ------------   -----------   -----------
Revenues:
  Subscriber revenues...   $   780,708      $  34,765     $ 75,155       $      --       $   890,628    $  180,812     $      --
  Prepaid revenues......       162,253         38,180       10,052              --           210,485       116,994            --
  Roamer revenues.......        74,174          8,931        5,901              --            89,006         9,288            --
  Equipment revenues....       177,673         10,272        6,796              --           194,741        17,941            --
  Other revenues........        77,989            223           --              --            78,212           391            --
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
        Total
          revenues......     1,272,797         92,371       97,904              --         1,463,072       325,426            --
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
Operating expenses:
  Cost of service.......       328,818         23,527       32,143              --           384,488        79,887            --
  Cost of equipment
    sales...............       317,174         27,520       21,558              --           366,252        77,046            --
  Cost of engineering
    services and R&D....         2,867          2,266           --              --             5,133            --            --
  General and
    administrative......       440,709         49,770       43,550              --           534,029        71,619            --
  Sales and marketing...       502,006         32,762       32,547              --           567,315        83,680            --
  Depreciation and
    amortization........       541,197         33,582       36,585         106,872(13)       718,236        74,981       171,679(9)
  Stock based
    compensation........        30,729             --           --           1,462(12)        32,191            --        10,911(10)
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
        Total operating
          expenses......     2,163,500        169,427      166,383         108,334         2,607,644       387,213       182,590
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
Operating loss..........      (890,703)       (77,056)     (68,479)       (108,334)       (1,144,572)      (61,787)     (182,590)
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
Other income (expense):
  Interest and financing
    expense, net........      (343,679)       (57,138)      (8,605)             --          (409,422)     (102,955)           --
  Equity in net loss of
    unconsolidated
    affiliates..........       (96,380)            --           --          (4,322)(14)     (100,702)           --            --
  Interest income and
    other, net..........        67,889          2,485       22,747              --            93,121        17,292            --
  Minority share of
    loss................       (12,006)            --           --          (3,487)(15)      (15,493)           --            --
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
        Total other
          income
          (expense).....      (384,176)       (54,653)      14,142          (7,809)         (432,496)      (85,663)           --
                           -----------      ---------     --------       ---------       -----------    ----------     ---------
Net loss................   $(1,274,879)     $(131,709)    $(54,337)      $(116,143)      $(1,577,068)   $ (147,450)    $(182,590)
                           ===========      =========     ========       =========       ===========    ==========     =========
Basic and diluted pro
  forma loss per common
  share (see Note 11)...

Weighted average common
  shares used in
  computing basic and
  diluted loss per
  common share (see Note
  11)...................


                            ADJUSTED
                          VOICESTREAM
                          AND POWERTEL
                          ------------
Revenues:
  Subscriber revenues...  $ 1,071,440
  Prepaid revenues......      327,479
  Roamer revenues.......       98,294
  Equipment revenues....      212,682
  Other revenues........       78,603
                          -----------
        Total
          revenues......    1,788,498
                          -----------
Operating expenses:
  Cost of service.......      464,375
  Cost of equipment
    sales...............      443,298
  Cost of engineering
    services and R&D....        5,133
  General and
    administrative......      605,648
  Sales and marketing...      650,995
  Depreciation and
    amortization........      964,896
  Stock based
    compensation........       43,102
                          -----------
        Total operating
          expenses......    3,177,447
                          -----------
Operating loss..........   (1,388,949)
                          -----------
Other income (expense):
  Interest and financing
    expense, net........     (512,377)
  Equity in net loss of
    unconsolidated
    affiliates..........     (100,702)
  Interest income and
    other, net..........      110,413
  Minority share of
    loss................      (15,493)
                          -----------
        Total other
          income
          (expense).....     (518,159)
                          -----------
Net loss................  $(1,907,108)
                          ===========
Basic and diluted pro
  forma loss per common
  share (see Note 11)...  $     (7.51)
                          ===========
Weighted average common
  shares used in
  computing basic and
  diluted loss per
  common share (see Note
  11)...................      255,759
                          ===========


 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                                  VOICESTREAM

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      OMNIPOINT
                                                                     AND AERIAL        VOICESTREAM,                    POWERTEL
                                                                       MERGER          OMNIPOINT AND                    MERGER
                         VOICESTREAM(1)   OMNIPOINT(3)   AERIAL(4)   ADJUSTMENTS          AERIAL        POWERTEL(2)   ADJUSTMENTS
                         --------------   ------------   ---------   -----------      ---------------   -----------   -----------
Revenues:
  Subscriber
    revenues...........    $ 366,802       $ 258,955     $ 192,150    $      --         $   817,907      $ 238,879     $      --
  Roamer revenues......        9,295          28,838         6,690           --              44,823          8,799            --
  Equipment revenues...       78,025          52,004        30,361           --             160,390         29,360            --
  Other revenues.......       21,407           2,691            --           --              24,098             --            --
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
        Total
          revenues.....      475,529         342,488       229,201           --           1,047,218        277,038            --
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
Operating expenses:
  Cost of service......      114,007         116,788        67,247           --             298,042         67,287            --
  Cost of equipment
    sales..............      136,584         141,492        61,298           --             339,374         73,526            --
  Cost of engineering
    services and R&D...           --           4,822            --           --               4,822             --            --
  General and
    administrative.....      134,812         161,402       136,677           --             432,891         95,911            --
  Sales and
    marketing..........      211,399         154,142        81,980           --             447,521         97,077            --
  Depreciation and
    amortization.......      140,812         172,122        92,007      398,527(13)         803,468         89,180       228,906(9)
  Stock based
    compensation.......       60,690           6,276            --        8,770(12)          75,736             --        14,548(10)
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
        Total operating
          expenses.....      798,304         757,044       439,209      407,297           2,401,854        422,981       243,454
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
Operating loss.........     (322,775)       (414,556)     (210,008)    (407,297)         (1,354,636)      (145,943)     (243,454)
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
Other income (expense):
  Interest and
    financing expense,
    net................     (112,185)       (228,534)      (22,118)          --            (362,837)      (107,895)           --
  Equity in net loss of
    unconsolidated
    affiliates.........      (50,945)        (62,433)         (314)      (1,244)(14)       (114,936)            --            --
  Interest income and
    other, net.........       22,442           8,278        (4,891)          --              25,829        129,172            --
  Gain on sale of
    subsidiary stock...           --          41,013            --           --              41,013             --            --
  Minority share of
    loss...............           --              --            --      (20,918)(15)        (20,918)            --            --
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
        Total other
          income
          (expense)....     (140,688)       (241,676)      (27,323)     (22,162)           (431,849)        21,277            --
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
        Net loss before
          income
          taxes........     (463,463)       (656,232)     (237,331)    (429,459)         (1,786,485)      (124,666)     (243,454)
  Income tax benefit...           --           8,250       113,400           --             121,650             --            --
                           ---------       ---------     ---------    ---------         -----------      ---------     ---------
Net loss...............    $(463,463)      $(647,982)    $(123,931)   $(429,459)        $(1,664,835)     $(124,666)    $(243,454)
                           =========       =========     =========    =========         ===========      =========     =========
Basic and diluted pro
  forma loss per common
  share (see Note
  11)..................

Weighted average common
  shares used in
  computing basic and
  diluted loss per
  common share (see
  Note 11).............


                           ADJUSTED
                         VOICESTREAM
                         AND POWERTEL
                         ------------
Revenues:
  Subscriber
    revenues...........  $ 1,056,786
  Roamer revenues......       53,622
  Equipment revenues...      189,750
  Other revenues.......       24,098
                         -----------
        Total
          revenues.....    1,324,256
                         -----------
Operating expenses:
  Cost of service......      365,329
  Cost of equipment
    sales..............      412,900
  Cost of engineering
    services and R&D...        4,822
  General and
    administrative.....      528,802
  Sales and
    marketing..........      544,598
  Depreciation and
    amortization.......    1,121,554
  Stock based
    compensation.......       90,284
                         -----------
        Total operating
          expenses.....    3,068,289
                         -----------
Operating loss.........   (1,744,033)
                         -----------
Other income (expense):
  Interest and
    financing expense,
    net................     (470,732)
  Equity in net loss of
    unconsolidated
    affiliates.........     (114,936)
  Interest income and
    other, net.........      155,001
  Gain on sale of
    subsidiary stock...       41,013
  Minority share of
    loss...............      (20,918)
                         -----------
        Total other
          income
          (expense)....     (410,572)
                         -----------
        Net loss before
          income
          taxes........   (2,154,605)
  Income tax benefit...      121,650
                         -----------
Net loss...............  $(2,032,955)
                         ===========
Basic and diluted pro
  forma loss per common
  share (see Note
  11)..................  $     (8.14)
                         ===========
Weighted average common
  shares used in
  computing basic and
  diluted loss per
  common share (see
  Note 11).............      251,811
                         ===========


 See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                                  VOICESTREAM

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

Note 1

     These columns reflect VoiceStream's consolidated historical balance sheet and statement of operations as of and for the nine months ended September 30, 2000 and the statement of operations for the year ended December 31, 1999. The December 31, 1999 statement of operations has been adjusted for interest and financing expenses that would have been incurred due to the increase in borrowings related to the total $150 million investment in Omnipoint made by VoiceStream during 1999 at a market interest rate of 10.3%. This adjustment assumes that VoiceStream purchased the Omnipoint Series A preferred shares as of January 1, 1999 and incurred interest expense due to an increase in borrowings to fund such purchase.


     The balance sheet includes the $5 billion investment in VoiceStream convertible voting preferred shares made by Deutsche Telekom on September 6, 2000. The preferred shares are convertible to VoiceStream common shares at Deutsche Telekom's option at a price of $160 per share if the proposed merger between Deutsche Telekom and VoiceStream is terminated. If Deutsche Telekom converted these preferred shares to VoiceStream common shares, an additional 31,250,000 VoiceStream common shares would have been outstanding. On a pro forma basis the loss per share would have been as follows:



                                                     HISTORICAL
                                                     VOICESTREAM    VOICESTREAM AND POWERTEL
                                                     -----------    ------------------------
September 30, 2000.................................     $6.14                $6.69
December 31, 1999..................................     $3.58                $7.24


     As discussed above, on February 25, 2000 and May 4, 2000, VoiceStream completed mergers with Omnipoint and Aerial, respectively. Pursuant to the Omnipoint agreement, VoiceStream exchanged 0.825 of a VoiceStream common share plus $8.00 in cash for each outstanding Omnipoint common share. Pursuant to the Aerial agreement, VoiceStream exchanged 0.455 of a VoiceStream common share for each outstanding Aerial common share.

     The components of the purchase price of these merger transactions and the preliminary allocations are as follows (in thousands):


                                                                AERIAL      OMNIPOINT
                                                              ----------    ----------
Consideration and merger costs:
  Total value of shares issued in merger....................  $5,703,500    $1,538,000
  Cash payments.............................................     113,900       627,000
  Fair value of options and warrants converted..............       6,100       859,000
  Fair value of liabilities assumed inclusive of minority
     interest...............................................     471,600     3,167,400
  Merger related costs......................................      20,500        19,000
  Cook Inlet exchange rights................................          --        28,000
                                                              ----------    ----------
          Total consideration...............................   6,315,600     6,238,400
Preliminary allocation of purchase price:
  Current assets............................................      93,800       200,300
  Property, plant and equipment.............................     363,000       473,000
  Investments in unconsolidated affiliates..................       3,500       679,900
  Licenses and other intangibles............................     550,900       939,000
                                                              ----------    ----------
          Preliminary goodwill..............................  $5,304,400    $3,946,200
                                                              ==========    ==========

                                  VOICESTREAM

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The above allocations reflect the estimated fair value of assets and liabilities acquired. Some allocations are based on valuations, which have not been finalized. VoiceStream does not believe that the final purchase price allocations will produce materially different results than those reflected above.

Note 2

     These columns reflect the Powertel historical consolidated balance sheet and statement of operations as of and for the nine months ended September 30, 2000 and the statement of operations for the year ended December 31, 1999.

     Certain reclassifications have been made to the historical financial statements of Powertel to conform to VoiceStream's financial statement presentation. These reclassifications do not materially impact Powertel's results of operations or financial position.

Note 3


     These columns reflect the historical statements of operations of Omnipoint for the period ended February 24, 2000 and for the year ended December 31, 1999, respectively, adjusted for the deconsolidation of certain operations that were contributed to CIVS II and CIVS III immediately prior to the merger with VoiceStream. These joint ventures are owned 49.9% by VoiceStream and as such have been accounted for under the equity method.


     Certain reclassifications have been made to the historical financial information for Omnipoint to conform to VoiceStream's financial statement presentation. These reclassifications do not materially impact Omnipoint's results of operations.

Note 4

     These columns reflect the historical statements of operations of Aerial for the period ended May 3, 2000 and the year ended December 31, 1999, respectively. The statements of operations have been adjusted to reflect certain debt conversions, repayments and equity investments between Aerial, its subsidiary, Aerial Operating Corporation, its parent, Telephone & Data Systems, and Sonera, which occurred in connection with the VoiceStream/Aerial merger on May 4, 2000.

     Certain reclassifications have been made to the historical financial information for Aerial to conform to VoiceStream's financial statement presentation. These reclassifications do not materially impact Aerial's financial position or results of operations.

Note 5

     The VoiceStream/Powertel merger will result in an allocation of the purchase price to the tangible and intangible assets and liabilities of Powertel. The transaction is not expected to result in an incremental deferred tax liability. The allocation reflects the estimated fair value of the assets and liabilities acquired by VoiceStream based upon information available at the date of the preparation of the accompanying pro forma condensed combined financial statements and will be adjusted upon final determination of such fair values. Management is not aware of any circumstances that would cause the final purchase price allocation to be significantly different from that which is reflected in the accompanying pro forma condensed combined balance sheet. However, the actual purchase price will differ based on any change in VoiceStream's common share price on the actual measurement date and the valuations and allocations may differ from those reflected herein.

                                  VOICESTREAM

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The components of the purchase price of this transaction and the preliminary allocation are as follows (in thousands, except share data):


Powertel restricted and common shares outstanding(a)........        31,499
Conversion of Powertel preferred shares and cumulative
  dividends to common shares(b).............................        17,953
                                                                ----------
Pro forma Powertel shares outstanding.......................        49,452
VoiceStream exchange ratio per share(c).....................         0.708
                                                                ----------
Equivalent VoiceStream common shares........................        35,012
VoiceStream share price(c)..................................    $   120.06
                                                                ----------
Subtotal....................................................    $4,203,559
Fair value of liabilities of Powertel at September 30,
  2000......................................................     1,310,245
Option/warrant conversion costs(d)..........................       196,985
Merger related costs(e).....................................        13,000
                                                                ----------
          Total consideration...............................    $5,723,789
Preliminary allocation of purchase price:
Fair value of assets of Powertel acquired (excluding FCC
  licenses)(f)..............................................      (949,487)
Fair value of FCC licenses acquired (net book value of
  licenses equal to $392,392)(f)............................      (773,527)
                                                                ----------
          Preliminary goodwill..............................    $4,000,775
                                                                ==========


---------------
(a) Outstanding Powertel common shares are as of November 15, 2000, the latest practicable date.

(b) An additional 18.0 million VoiceStream common shares relate to the Powertel preferred shares and cumulative dividends that will be converted into VoiceStream common shares as part of the merger.

(c) The exchange ratio of .708 of a VoiceStream common share for each Powertel share is calculated pursuant to the merger agreement based on the closing price of VoiceStream common shares on November 15, 2000, the latest practicable date, at $120.06 per share. Pursuant to the VoiceStream/Powertel merger agreement, if the average of the closing prices of VoiceStream common shares on certain days immediately prior to the closing date is less than $113.33 per share, the conversion factor will be .75. If the closing price of VoiceStream common shares on those days is greater than $130.77 per share, the conversion factor will be .65.

    For a $10 per share increase in the VoiceStream common share price above the $130.77 collar, the merger consideration would increase by approximately $320 million and would also increase annual amortization expense by approximately $16 million. For a $10 per share decrease in the VoiceStream share price below the $113.13 collar, the merger consideration would decrease by approximately $370 million and would also decrease annual amortization expense by approximately $19 million.

(d) This amount represents the fair value, based on a Black-Scholes valuation, of VoiceStream options and warrants to be issued in exchange for outstanding Powertel options and warrants at November 15, 2000, the latest practicable date. The calculation is based on the number of Powertel options and warrants outstanding, the exchange ratio as defined above, and the closing market price of VoiceStream on the Nasdaq Stock Market on that date. The calculation excludes a portion of the intrinsic value of unvested stock options for which performance of future service is required, pursuant to the guidelines of Financial Accounting Standards Board Interpretation Number 44 ('FIN 44'), that has been recorded as deferred compensation (see Note 10).

                                  VOICESTREAM

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

(e) The estimated merger costs to be incurred by VoiceStream as a result of the VoiceStream/Powertel merger are as follows (in thousands):

Investment banking fees.....................................  $10,000
Legal, accounting and printing fees.........................    3,000
                                                              -------
                                                              $13,000
                                                              =======

(f) The estimated fair market values of the Powertel tangible assets and licenses acquired are based on preliminary valuation using assumptions we believe are reasonable, pending finalization of the purchase price allocation process.

Note 6

     This adjustment reflects the reversal of a deferred gain recorded on Powertel's balance sheet from a sales-leaseback transaction, which occurred in 1999.

Note 7

     Certain of the long-term debt agreements of Powertel contain provisions which require Powertel to offer repayment of outstanding amounts when a change of control occurs. Additionally, the holders of the debt issued under certain of these agreements are entitled to a prepayment premium which at March 31, 2001, would be $7.1 million. The pro forma condensed combined balance sheet assumes that the lenders will not exercise the offer for Powertel to repay amounts outstanding, and therefore, no outstanding debt amounts have been reclassified as current. The aggregate amount of principal maturities (including prepayment premiums, if any) of Powertel's long-term debt at September 30, 2000, should the holders accept the offer of repayment would be approximately $1.2 billion. It is assumed that the offer to repurchase would commence within 30 days of the completion of the VoiceStream/Powertel merger.

Note 8

     This adjustment represents the elimination in consolidation of Powertel's historical common shares and paid-in capital of $521.5 million, the elimination of Powertel's historical deferred compensation of approximately $1.0 million and the elimination of Powertel's historical accumulated deficit of $718.0 million.

Note 9


     This adjustment represents the amortization of the additional purchase price allocated to FCC licenses and goodwill in the VoiceStream/Powertel merger. Goodwill and FCC licenses acquired in the Powertel merger are amortized over 20 years. Other FCC licenses are amortized over 40 years.


Note 10

     Pursuant to FIN 44, VoiceStream has recorded as deferred compensation a portion of the intrinsic value of the unvested stock options for which future service is required as deferred compensation in shareholders' equity (approximately $14.6 million). This balance is being recognized as compensation expense over the remaining future vesting period of the grants.

                                  VOICESTREAM

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 11

     The following summarizes the pro forma calculation of loss per share (in thousands, except per share data):


                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                2000             1999
                                                            -------------    ------------
VoiceStream weighted average common shares outstanding....       178,181          95,708
Conversion of Omnipoint outstanding common shares.........         9,449          46,386
Additional Hutchison investment (includes Omnipoint Series
  A preferred share conversion)...........................         1,384           6,793
Conversion of East/West Communications shares.............           280           1,374
Sonera Corporation's $500 million investment (at
  $57/share)..............................................         1,787           8,772
Conversion of Aerial shares...............................        24,225          52,325
Conversion of Powertel common and restricted shares.......        22,500          22,500
Conversion of Powertel preferred shares (including
  cumulative dividends)...................................        17,953          17,953
                                                             -----------     -----------
          Total weighted average common shares............       255,759         251,811
                                                             ===========     ===========
VoiceStream pro forma net loss............................   $(1,907,108)    $(2,032,955)
VoiceStream 2.5% convertible junior preferred dividends...       (12,973)        (17,297)
                                                             -----------     -----------
Pro forma net loss attributable to common shareholders....   $(1,920,081)    $(2,050,252)
                                                             ===========     ===========
Basic and diluted pro forma loss per common share.........   $     (7.51)    $     (8.14)
                                                             ===========     ===========


Note 12

     This adjustment represents additional costs recorded as a result of modifications made to stock option agreements for an officer of Omnipoint.

Note 13


     This adjustment represents the amortization of the additional purchase price allocated to FCC licenses and goodwill of Omnipoint and Aerial, offset by a reduction in depreciation expense as a result of the write-down to fair value of fixed assets acquired in the Omnipoint and Aerial mergers. FCC licenses acquired in the Omnipoint and Aerial merger are amortized over a 40 year period and goodwill is amortized over a 20 year period.


Note 14

     This adjustment represents the amortization of the difference between the underlying net book value of the investments in CIVS II and CIVS III and the fair value assigned to these investments at the time of the Omnipoint merger. This difference has been allocated to FCC licenses and goodwill and is being amortized over 40 years and 20 years, respectively.

Note 15

     This adjustment represents dividends related to Omnipoint 7% convertible preferred shares which are reflected as minority interest expense by VoiceStream as a result of the Omnipoint merger.

                                  VOICESTREAM

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 16


     As a result of the Omnipoint and Aerial mergers, and potentially the Deutsche Telekom/VoiceStream merger or the VoiceStream/Powertel merger, VoiceStream may have to make substantial tax indemnity payments to Western Wireless. In a spin-off transaction effected on May 3, 1999, Western Wireless distributed its entire 80.1% interest in VoiceStream's common shares to its stockholders. Western Wireless will recognize gain as a result of the spin-off, if the spin-off is considered to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, 50% or more of VoiceStream's common shares, considered under IRS rules a "prohibited transaction". VoiceStream has agreed to indemnify Western Wireless on an after-tax basis for any taxes, penalties, interest and various other expenses incurred by Western Wireless if it is required to recognize such a gain. The amount of such gain that Western Wireless would recognize would be equal to the difference between the fair market value of VoiceStream common shares at the time of the spin-off and Western Wireless' adjusted tax basis in such shares at the time.



     In the absence of direct authority, and although the issue is not free from doubt, VoiceStream believes that it should be able to establish that the spin-off and the acquisition of shares pursuant to the mergers, in conjunction with the related transactions and Hutchison's acquisition of its existing VoiceStream shares within two years prior to the spin-off, are not pursuant to a prohibited plan. However, if the IRS were to take the position that a prohibited plan did occur, the estimated range of possible liability of VoiceStream, not including interest and penalties, if any, is from zero to $400 million.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 23, 2000,

                 AS AMENDED AND RESTATED AS OF FEBRUARY 8, 2001

                                     AMONG

                              DEUTSCHE TELEKOM AG,

                        VOICESTREAM WIRELESS CORPORATION

                                      AND

                                   BEGA, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
                                     ARTICLE 1
                                     THE MERGER
Section 1.01.     Appointment of Escrow Agent and Formation of Merger Sub.....   A-1
Section 1.02.     The Merger..................................................   A-2
Section 1.03.     The Closing.................................................   A-2
Section 1.04.     The Merger Exchange.........................................   A-2
Section 1.05.     Conversion and Exchange of Shares...........................   A-3
Section 1.06.     Surrender and Payment.......................................   A-8
Section 1.07.     Permitted Stock Dividend....................................   A-9
Section 1.08.     Treatment of Voicestream Stock Plans........................  A-10
Section 1.09.     Fractional DT Depositary Shares and Fractional DT Ordinary
                    Shares....................................................  A-11
Section 1.10.     The Surviving Corporation...................................  A-11
Section 1.11.     Lost, Stolen or Destroyed Certificates......................  A-11
Section 1.12.     Dissenting Shares...........................................  A-12

                                     ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF VOICESTREAM
Section 2.01.     Organization and Qualification; Subsidiaries................  A-12
Section 2.02.     Certificate of Incorporation and Bylaws.....................  A-13
Section 2.03.     Capitalization..............................................  A-13
Section 2.04.     Authority Relative to this Agreement, the Stockholders
                    Agreement and the DT Financing Agreements.................  A-14
Section 2.05.     No Conflict; Required Filings and Consents..................  A-15
Section 2.06.     SEC Filings; Financial Statements...........................  A-15
Section 2.07.     Absence of Certain Changes or Events........................  A-16
Section 2.08.     Litigation..................................................  A-16
Section 2.09.     No Violation of Law; Permits................................  A-16
Section 2.10.     Information Provided by Voicestream.........................  A-16
Section 2.11.     Employee Matters; ERISA.....................................  A-17
Section 2.12.     Labor Matters...............................................  A-19
Section 2.13.     Environmental Matters.......................................  A-19
Section 2.14.     Board Action; Vote Required; Applicability of Section 203...  A-20
Section 2.15.     Opinion of Financial Advisor................................  A-20
Section 2.16.     Brokers.....................................................  A-20
Section 2.17.     Tax Matters.................................................  A-20
Section 2.18.     Intellectual Property.......................................  A-21
Section 2.19.     Ownership of Securities.....................................  A-21
Section 2.20.     Certain Contracts...........................................  A-21
Section 2.21.     Licenses....................................................  A-22

                                     ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF DT
Section 3.01.     Organization and Qualification; Subsidiaries................  A-22
Section 3.02.     Certificate of Incorporation and Bylaws.....................  A-22
Section 3.03.     Capitalization..............................................  A-23
Section 3.04.     Authority Relative to this Agreement........................  A-23

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                PAGE
                                                                                ----
Section 3.05.     No Conflict; Required Filings and Consents..................  A-24
Section 3.06.     SEC Filings; Financial Statements...........................  A-24
Section 3.07.     Absence of Certain Changes or Events........................  A-25
Section 3.08.     Litigation..................................................  A-25
Section 3.09.     No Violation of Law.........................................  A-25
Section 3.10.     Information Provided by DT..................................  A-25
Section 3.11.     Environmental Matters.......................................  A-26
Section 3.12.     Board Action; Vote Required.................................  A-26
Section 3.13.     Brokers.....................................................  A-26
Section 3.14.     Tax Matters.................................................  A-26
Section 3.15.     Ownership of Securities.....................................  A-27
Section 3.16.     Certain Contracts...........................................  A-27
Section 3.17.     Licenses....................................................  A-27

                                     ARTICLE 4
                       CONDUCT OF BUSINESS PENDING THE MERGER
Section 4.01.     Conduct of Business in the Ordinary Course..................  A-28
Section 4.02.     Conduct of Business by DT...................................  A-31
Section 4.03.     No Solicitation.............................................  A-31
Section 4.04.     Subsequent Financial Statements.............................  A-32
Section 4.05.     Control of Operations.......................................  A-32

                                     ARTICLE 5
                               ADDITIONAL AGREEMENTS
Section 5.01.     Voicestream Proxy Statement; the Registration Statement and
                    the German Listing Prospectus.............................  A-32
Section 5.02.     Voicestream Stockholders' Meeting and Consummation of the
                    Merger....................................................  A-33
Section 5.03.     Cook Inlet..................................................  A-34
Section 5.04.     Notification of Certain Matters.............................  A-34
Section 5.05.     Access to Information.......................................  A-35
Section 5.06.     Public Announcements........................................  A-35
Section 5.07.     Cooperation.................................................  A-35
Section 5.08.     Indemnification, Directors' and Officers' Insurance.........  A-36
Section 5.09.     Stock Exchange Listings/Establishment of DT Depositary
                    Shares....................................................  A-37
Section 5.10.     No Shelf Registration.......................................  A-37
Section 5.11.     Affiliates..................................................  A-37
Section 5.12.     Blue Sky....................................................  A-37
Section 5.13.     Tax-Free Merger.............................................  A-37
Section 5.14.     Interim Dividend Policy.....................................  A-38
Section 5.15.     Permitted Acquisitions......................................  A-38
Section 5.16.     Reasonable Best Efforts.....................................  A-39
Section 5.17.     Certain Matters.............................................  A-39
Section 5.18.     Takeover Laws...............................................  A-39
Section 5.19.     Employee Benefits...........................................  A-39
Section 5.20.     Certain Employment Matters..................................  A-40

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                PAGE
                                                                                ----
                                     ARTICLE 6
                                 CLOSING CONDITIONS
Section 6.01.     Conditions to Each Party's Obligation to Effect the
                    Merger....................................................  A-40
Section 6.02.     Conditions to the Obligations of Voicestream................  A-41
Section 6.03.     Conditions to the Obligations of DT.........................  A-41
Section 6.04.     Pre-Closing Bringdown.......................................  A-42

                                     ARTICLE 7
                         TERMINATION, AMENDMENT AND WAIVER
Section 7.01.     Termination.................................................  A-42
Section 7.02.     Effect of Termination.......................................  A-43
Section 7.03.     Amendment...................................................  A-44
Section 7.04.     Waiver......................................................  A-44

                                     ARTICLE 8
                                    DEFINITIONS
Section 8.01.     Certain Definitions.........................................  A-44
Section 8.02.     Date of this Agreement; No Waiver...........................  A-46

                                     ARTICLE 9
                                 GENERAL PROVISIONS
Section 9.01.     Non-Survival of Representations, Warranties and
                    Agreements................................................  A-47
Section 9.02.     Notices.....................................................  A-47
Section 9.03.     Expenses....................................................  A-48
Section 9.04.     Headings....................................................  A-48
Section 9.05.     Severability................................................  A-48
Section 9.06.     Entire Agreement; No Third-Party Beneficiaries..............  A-48
Section 9.07.     Assignment..................................................  A-48
Section 9.08.     Governing Law...............................................  A-49
Section 9.09.     Submission to Jurisdiction; Waivers.........................  A-49
Section 9.10.     Waiver of Immunity..........................................  A-49
Section 9.11.     Counterparts................................................  A-49

                             INDEX OF DEFINED TERMS

                     2
2 1/2% Convertible Preferred
  Shares.............................   A-9
                     7
7% Convertible Preferred Shares......   A-9
7% Convertible Preferred Shares
  Trust..............................   A-9
                     A
Acquisitions.........................  A-49
Adjusted Aggregate Cash Amount.......   A-6
Adjustment Factor....................   A-6
Affiliate............................  A-58
Aggregate Cash Amount................   A-4
Agreement............................  A-58
Alternative Transaction..............  A-41
Auction..............................  A-50
Available Cash Amount................   A-5
                     B
Base Amount..........................   A-6
Bid Schedule.........................  A-50
Bringdown Date.......................  A-55
Burdensome Conditions................  A-53
Business Day.........................  A-58
                     C
Cash Adjustment......................   A-6
Cash Consideration...................   A-4
Cash Election........................   A-5
Cash Election Amount.................   A-5
Cash Election Base Amount............   A-6
Cash Election Difference.............   A-6
Cash Fraction........................   A-5
Certificate..........................   A-4
Certificate of Merger................   A-2
Closing..............................   A-3
Closing Date.........................   A-3
Code.................................  A-58
Commercial Register..................   A-3
Common Shares Trust..................  A-14
Confidentiality Agreement............  A-41
Control..............................  A-58
controlled by........................  A-58
Cook Inlet Exchange Rights...........  A-10
Cook Inlet Joint Ventures............  A-58
Cook Inlet Partners..................  A-58
                     D
D&O Insurance........................  A-47
Delaware Law.........................  A-58
Deposit Agreement....................   A-8
Depositary...........................   A-8
Determination Date...................   A-6
Dissenting Shares....................  A-15
Dissenting Stockholders Trust........  A-16
DT...................................   A-1
DT ADRs..............................   A-8
DT Daily Price.......................   A-7
DT Depositary Shares.................   A-8
DT Equity Rights.....................  A-30
DT Financial Statements..............  A-32
DT Financing Agreements..............  A-59
DT Licenses..........................  A-36
DT Ordinary Shares...................   A-4
DT Preferred Shares..................  A-10
DT Required Approvals................  A-32
DT SEC Reports.......................  A-32
DT Share Price.......................   A-7
DT Subsidiary........................  A-60
DT Termination Date..................  A-55
                     E
Effective Time.......................   A-2
Election.............................   A-7
Election Deadline....................   A-8
Election Difference..................   A-6
Environmental Law....................  A-26
ERISA................................  A-22
Escrow Agency Agreement..............   A-2
Escrow Agent.........................   A-2
Excess ADSs..........................  A-14
Excess Shares........................  A-14
Exchange Act.........................  A-59
Excluded Voicestream Share...........   A-4
Exon-Florio..........................  A-59
                     F
FCC..................................  A-20
Form Election........................   A-4
Form F-4.............................  A-42
Fractional Interest..................  A-14
FSE..................................   A-7
                     G
GAAP.................................  A-59
German Act...........................   A-3
German Listing Prospectus............  A-59
Governmental or Regulatory
  Authority..........................  A-59
                     H
Hazardous Substances.................  A-26
HSR Act..............................  A-59
                     I
Intellectual Property................  A-28
Investment Interest..................  A-59
IRS..................................  A-23

                                    Index 1

                     J
Jones Day............................  A-54
                     K
Knowledge............................  A-59
                     L
Legal Requirements...................  A-21
Letter of Transmittal................  A-11
                     M
Material Adverse Effect..............  A-59
Merger...............................   A-2
Merger Consideration.................   A-4
Merger Consideration Recipients......   A-3
Merger Sub Common Stock..............   A-2
Mixed Consideration..................   A-4
Mixed Election.......................   A-4
Mixed Election Base Amount...........   A-6
Mixed Election Difference............   A-6
                     N
New Plans............................  A-51
No Election Shares...................   A-7
NYSE.................................  A-14
                     O
Old Plans............................  A-51
Ordinary Share Election..............   A-8
Other Joint Ventures.................  A-60
                     P
Parties..............................   A-1
Party................................   A-1
Party Representatives................  A-46
Per Share Cash Amount................   A-4
Permits..............................  A-21
Permitted Swaps......................  A-60
Person...............................  A-60
Proposed Acquisition.................  A-50
Proposed Acquisition Notice..........  A-50
Proposed Bid Increase................  A-50
                     R
Record Date..........................  A-19
Redemption...........................   A-9
Registration Statement...............  A-60
Required Regulatory Approvals........  A-32
Restricted Share Amount..............  A-13
                     S
Section 2.21 Licenses................  A-28
Securities Act.......................  A-60
significant subsidiary...............  A-60
Significant Subsidiary...............  A-60
Stock Consideration..................   A-4
Stock Election Base Amount...........   A-6
Stock Election Difference............   A-6
Stock Election Exchange Ratio........   A-4
Stockholders Agreements..............   A-1
Subsequent Determination.............  A-44
Subsidiary...........................  A-60
Superior Proposal....................  A-44
Surviving Corporation................   A-2
Surviving Corporation Common Stock...   A-8
                     T
Takeover Laws........................  A-26
Tax..................................  A-60
Tax Returns..........................  A-60
Tax Sharing Agreement................  A-60
Taxes................................  A-60
Telecom Act..........................  A-61
Termination Fee......................  A-57
Third Party..........................  A-41
T-Mobile.............................  A-61
                     U
under common control with............  A-58
                     V
Voicestream..........................   A-1
Voicestream Acquisition Agreement....  A-44
Voicestream Benefit Plans............  A-22
Voicestream Common Shares............   A-4
Voicestream Contracts................  A-28
Voicestream Employees................  A-51
Voicestream Equity Rights............  A-17
Voicestream Financial Statements.....  A-20
Voicestream Intellectual Property....  A-27
Voicestream Option...................  A-13
Voicestream Option Amount............  A-13
Voicestream Option Plans.............  A-13
Voicestream Plans....................  A-17
Voicestream Proxy Statement..........  A-43
Voicestream Required Approvals.......  A-20
Voicestream Restricted Shares........  A-13
Voicestream Rollover Option..........  A-13
Voicestream Rollover Restricted
  Share..............................  A-13
Voicestream SEC Reports..............  A-20
Voicestream Stockholder Approval.....  A-19
Voicestream Stockholders' Meeting....  A-44
Voicestream Subsidiary...............  A-60
Voicestream Termination Date.........  A-55
                     W
Wachtell Lipton......................  A-54
Warrants.............................  A-10
Warrants Trust.......................  A-10

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2000, as amended and restated as of February 8, 2001, among Deutsche Telekom AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("DT"), Voicestream Wireless Corporation, a Delaware corporation ("VOICESTREAM"), and Bega, Inc., a Delaware corporation formed by DT ("MERGER SUB") (each a "PARTY" and, together, the "PARTIES").

                                  WITNESSETH:

     WHEREAS, the Management Board (VORSTAND) and the Supervisory Board (AUFSICHTSRAT) of DT and the Board of Directors of Voicestream have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the strategic combination transaction provided for in this Agreement, the stock subscription contemplated by the DT Financing Agreements (as defined below) and the other transactions contemplated hereby in accordance with the laws of their respective jurisdictions of organization and have authorized the execution and delivery of this Agreement;

     WHEREAS, the Board of Directors of Merger Sub has determined that it is advisable and in the best interests of Merger Sub and its stockholder to consummate the strategic combination transaction provided for in this Agreement and has authorized the execution and delivery of this Agreement, and DT, as Merger Sub's current sole stockholder, has approved and adopted this Agreement;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, as part of a single overall transaction, and to induce DT to enter into this Agreement, certain stockholders of Voicestream are each entering into a Stockholders Agreement (collectively, the "STOCKHOLDERS AGREEMENTS") with DT dated the date hereof with respect to this Agreement and the Merger (as defined below);

     WHEREAS, simultaneously with the execution and delivery of this Agreement, as part of a single overall transaction, and to induce Voicestream to enter into this Agreement, DT is entering into the DT Financing Agreements as defined below with Voicestream in the form attached hereto as Exhibit C;

     WHEREAS, for United States federal income tax purposes the parties intend that the Merger will qualify (i) as a reorganization within the meaning of
Section 368(a) of the Code (as defined below) and (ii) for an exception to the general rule of Section 367(a)(1) of the Code; and

     WHEREAS, DT and Voicestream desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, DT, Voicestream and Merger Sub hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01.  Appointment of Escrow Agent and Formation of Merger
Sub. (a) Merger Sub is a corporation incorporated pursuant to Delaware Law and is a constituent company in the Merger. Except as provided in or contemplated by the last sentence of Section 1.01(b), DT owns 100 percent of the outstanding capital stock of Merger Sub.

     (b) As promptly as possible following the date hereof, DT shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Voicestream to act, inter alia, as escrow agent and exchange agent for the Merger and the delivery of the Merger Consideration (as defined below) to former stockholders of Voicestream and the other Merger Consideration Recipients (as defined below) (the "ESCROW AGENT"). DT and Voicestream shall enter into an Escrow Agency Agreement with the Escrow Agent based on the form attached hereto as Exhibit F but with such changes as Voicestream and DT may agree (the "ESCROW AGENCY AGREEMENT"), which agreement shall set forth the duties, responsibilities and obligations of the Escrow Agent consistent with the terms of this Agreement. Solely to accommodate the transactions described in this
Article I and subject to the terms and conditions of the Escrow Agency Agreement, one day prior to the Effective Time DT shall cause the Escrow Agent to be registered, as DT's fiduciary (for the period prior to the Effective Time) as the record holder of all of the issued and outstanding shares of common stock, par value $.000001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK").

     SECTION 1.02. The Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, on the Closing Date (as defined below), Voicestream will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with Delaware Law (the "EFFECTIVE TIME").

     (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Voicestream in accordance with Delaware Law (the "MERGER"), whereupon the separate existence of Merger Sub shall cease, and Voicestream shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Voicestream, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in this Article I. The Merger shall have the effects specified in Delaware Law.

     SECTION 1.03. The Closing. On the later of (i) the fifth Business Day (or such other date as Voicestream and DT may agree) after the last to be fulfilled or waived of the conditions set forth in Article VI hereof (other than the conditions contained in Sections 6.02(c), 6.02(d) and 6.03(c) so long as it is reasonably apparent that such conditions and the condition contained in Section 6.01(b) will be able to be satisfied at the Closing) shall be fulfilled or waived in accordance with this Agreement, and (ii) May 31, 2001, subject to the first sentence of Section 1.05(g)(i)(2), the closing of the Merger (the "CLOSING") shall be held (but only if all of the conditions set forth in Article VI shall have been satisfied or waived prior to the Effective Time) at such time as DT and Voicestream shall agree (the "CLOSING DATE") at the offices of Cleary, Gottlieb, Steen & Hamilton, New York, New York or at such other place or places as DT and Voicestream may agree.

     SECTION 1.04. The Merger Exchange. (a) Upon the terms and subject to the conditions of this Agreement and the Escrow Agency Agreement, as soon as possible after the Effective Time, (x) on the Closing Date, the Escrow Agent shall contribute, for the account of the former stockholders of Voicestream, all of the issued and outstanding shares of the Surviving Corporation Common Stock (as defined below) to DT as a transfer in kind, and (y) DT shall deliver the Merger Consideration to the Escrow Agent for the account of (i) the former stockholders of Voicestream, (ii) the Dissenting Stockholders Trustee (as defined in Annex 1.12(a) below), (iii) the Options Trustee (as defined in Annex 1.08(a) below), (iv) the 7% Convertible Preferred Shares Trustee (as defined in Annex 1.05(n)(2) below), (v) the Cook Inlet Partners Trustee (as defined in Annex 1.05(p) below)), (vi) the Restricted Shares Trustee (as defined in Annex 1.08(b) below) and (vii) the Warrants Trustee (as defined in Annex 1.05(o)) (collectively, the "MERGER CONSIDERATION RECIPIENTS"). DT and the Escrow Agent shall effect the foregoing in accordance with Sections 183 et seq. and 203 et seq. of the German Stock Corporation Act (AKTIENGESETZ) (the "GERMAN ACT") by registering the increase of the DT stated share capital with the commercial register (HANDELSREGISTER) for DT (the "COMMERCIAL REGISTER") as soon as possible after the Effective Time. In the event that, in connection with the performance of DT's obligations in this Section 1.04(a), on or prior to the Closing Date the Management Board of DT passes a resolution to increase the issued capital of DT in accordance with Article 5(2) of the Articles of Association of DT by such number of shares as is equal to the number of shares to be delivered as part of the Merger Consideration, and the Supervisory Board shall have consented thereto, then (i) the Escrow Agent shall promptly subscribe for such new DT Ordinary Shares to be issued as part of the Merger Consideration and shall promptly on the Closing Date make the contribution to DT referred to in the first sentence of this Section 1.04(a) and (ii) the Management Board and the chairman of the Supervisory Board shall as soon as possible thereafter file the application for registration of the implementation of the capital increase with the Commercial Register, with the effect that on registration of the capital increase in the Commercial Register, such new DT Ordinary Shares shall by operation of law be held solely by the Escrow Agent, for delivery to and for the benefit of the Merger Consideration Recipients. Prior to, and or immediately after or at the Effective Time, DT shall deposit, or cause to be deposited, with the Escrow Agent for the benefit of holders of Voicestream Common Shares in accordance with this Article I, the Aggregate Cash Amount, or, if applicable, the Adjusted Aggregate Cash Amount. At the Effective Time, the obligations of DT and the Escrow Agent under this Section 1.04(a) shall be unconditional.

     (b) Each share certificate (a "CERTIFICATE") formerly representing any Voicestream Common Shares (other than Excluded Voicestream Shares (as defined below) and Dissenting Shares (as defined below)) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 1.09 cash in lieu of fractional DT Depositary Shares or fractional DT Ordinary Shares, as applicable, and any dividend or distribution pursuant to Section 1.06(f), in each case, without interest. The DT Ordinary Shares and the DT Depositary Shares issued as provided in Section 1.05 shall be of the same class and shall have the same rights as the currently outstanding DT Ordinary Shares and the currently outstanding DT Depositary Shares, respectively.

     SECTION 1.05.  Conversion and Exchange of Shares.  At the Effective Time:

     (a) Each share of common stock, par value $0.001 per share, of Voicestream ("VOICESTREAM COMMON SHARES") owned by DT or Voicestream immediately prior to the Effective Time (each, an "EXCLUDED VOICESTREAM SHARE") shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (b) Subject to the further provisions of this Section 1.05, each Voicestream Common Share, other than Excluded Voicestream Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive: (i) for each Voicestream Common Share in respect of which an effective Election shall have been made, one of the following: (A) a combination of $30 in cash (the "PER SHARE CASH AMOUNT") and
3.2 validly issued, fully paid and nonassessable ordinary shares of DT ("DT ORDINARY SHARES"), subject to adjustment as provided in Section 1.05(g) (the "MIXED CONSIDERATION"), (B) $200.00 in cash (the "CASH CONSIDERATION"), subject to proration and/or adjustment as provided in Sections 1.05(e) and (g) or (C)
3.7647 DT Ordinary Shares (the "EXCHANGE RATIO"), subject to proration and/or adjustment as provided in Sections 1.05(f) and (g) (the "STOCK CONSIDERATION") and (ii) for each Voicestream Common Share in respect of which no effective Election has been made for any reason, the Mixed Consideration. The consideration payable pursuant to this paragraph (b) is referred to herein collectively as the "MERGER CONSIDERATION".

     (c) For purposes of this Section 1.05, "AGGREGATE CASH AMOUNT" shall equal the product of (1) the Per Share Cash Amount and (2) the total number of Voicestream Common Shares outstanding immediately prior to the Effective Time.

     (d) Mixed Election. Each record holder of Voicestream Common Shares immediately prior to the Election Deadline who validly makes or is deemed to have made below a mixed election (a "MIXED ELECTION") shall be entitled to receive the Mixed Consideration for each of such holder's Voicestream Common Shares as to which such Mixed Election is made. Mixed Elections shall be made on a form, mutually acceptable to DT and Voicestream, designed for the purpose of making Elections (a "FORM ELECTION") accompanied by Certificates for the Voicestream Common Shares to which such Form of Election relates as provided in
Section 1.05(h) below.

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     (e) Cash Election.  Each record holder of Voicestream Common Shares immediately prior to the Election Deadline who validly makes a cash election (a "CASH ELECTION") shall be entitled to receive cash or a combination of cash and DT Ordinary Shares, solely as provided in clause (i) or (ii) below:

          (i) If (A) the product of the number of Voicestream Common Shares as to which a valid Cash Election is made and the Cash Consideration (such product being the "CASH ELECTION AMOUNT") exceeds (B) the Aggregate Cash Amount minus the product of the Per Share Cash Amount and the number of Voicestream Common Shares as to which a valid Mixed Election (including No Election Shares) has been made (the amount determined pursuant to this clause (B) being the "AVAILABLE CASH ELECTION AMOUNT"), then each Voicestream Common Share as to which a valid Cash Election is made shall be converted into the right to receive (x) an amount of cash (without interest) equal to the Cash Consideration multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "CASH FRACTION") and (y) a number of DT Ordinary Shares equal to the product of (p) the Exchange Ratio and (q) a fraction equal to one minus the Cash Fraction.

          (ii) If the Available Cash Amount equals or exceeds the Cash Election Amount, each Voicestream Common Share as to which a valid Cash Election is made shall be converted into the right to receive the Cash Consideration in cash (without interest).

Cash Elections shall be made on the Form of Election, accompanied by Certificates for the Voicestream Common Shares to which such Form of Cash Election relates as provided in Section 1.05(h) below.

     (f) Stock Election. Each record holder of Voicestream Common Shares immediately prior to the Election Deadline who validly makes a stock election (a "STOCK ELECTION") shall be entitled to receive DT Ordinary Shares or a combination of cash and DT Ordinary Shares, solely as provided in clause (i) or
(ii) below:

          (i) If the Available Cash Election Amount exceeds the Cash Election Amount, then each Voicestream Common Share as to which a valid Stock Election is made shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Voicestream Common Shares as to which a valid Stock Election is made and (B) a number of DT Ordinary Shares equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be $200 minus the amount calculated in clause (A) of this paragraph and the denominator of which shall be $200.

          (ii) If the Cash Election Amount equals or exceeds the Available Cash Election Amount, each Voicestream Common Share as to which a valid Stock Election is made shall be converted into the right to receive the number of DT Ordinary Shares equal to the Exchange Ratio.

     (g) Further Adjustments. (i)(1) If necessary to permit the delivery of the tax opinion referred to in Section 6.02(d), in addition to the adjustments set forth above, Voicestream shall, after consultation with DT, prior to the delivery of the tax opinion referred to in Section 6.02(d), reduce (a "CASH ADJUSTMENT") the Aggregate Cash Amount to such amount (the "ADJUSTED AGGREGATE CASH AMOUNT") as Voicestream reasonably determines is necessary to permit the delivery of the tax opinion referred to in Section 6.02(d) and, if Voicestream makes a Cash Adjustment, DT shall substitute in lieu of such cash DT Common Shares as set forth in this Section 1.05(g). On the date that is the fifth Business Day (the "DETERMINATION DATE") prior to the expected Closing Date first scheduled in accordance with Section 1.03, Voicestream shall reasonably determine, in consultation with DT, based on information available as of such date, whether a Cash Adjustment should be made, and if so, shall estimate the Adjusted Aggregate Cash Amount. Such estimated Adjusted Aggregate Cash Amount may, in Voicestream's reasonable discretion, after consultation with DT, be conservatively estimated so as to facilitate the delivery of the tax opinion referred to in Section 6.02(d) on the previously scheduled Closing Date based on such estimated Adjusted Aggregate Cash Amount.

     (2) If a Cash Adjustment is made after the Determination Date, the Effective Time and the Closing Date shall be postponed by the minimum number of days, if any (but not to exceed five (5) Business

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Days with respect to any single postponement), that Voicestream reasonably determines, in consultation with DT, is necessary for such adjustments to be properly made, and the Adjusted Aggregate Cash Amount may, in Voicestream's reasonable discretion, after consultation with DT, be conservatively estimated so as to facilitate the delivery of the tax opinion referred to in Section 6.02(d) on the postponed Closing Date based on such Adjusted Aggregate Cash Amount. The Adjusted Aggregate Cash Amount divided by the Aggregate Cash Amount shall be referred to herein as the "ADJUSTMENT FACTOR".

     (ii) In the event the Aggregate Cash Amount is adjusted pursuant to the first sentence of Section 1.05(g)(i), then the amount of cash that would otherwise be payable in respect of a Voicestream Common Share subject to a Cash Election, a Stock Election or a Mixed Election (respectively, a "CASH ELECTION BASE AMOUNT", "STOCK ELECTION BASE AMOUNT" or "MIXED ELECTION BASE AMOUNT", and each, a "BASE AMOUNT"), shall be reduced by the difference (respectively, the "CASH ELECTION DIFFERENCE", the "STOCK ELECTION DIFFERENCE" and the "MIXED ELECTION DIFFERENCE", and each, an "ELECTION DIFFERENCE") between such Base Amount and the product of such Base Amount and the Adjustment Factor. In substitution for the reduction of the cash portion of the Merger Consideration resulting from the Election Difference,

          (1) each share with respect to which a Cash Election shall have been made shall also receive a number of DT Ordinary Shares equal to the Cash Election Difference divided by the DT Share Price;

          (2) each share with respect to which a Stock Election shall have been made shall also receive a number of DT Ordinary Shares equal to the Stock Election Difference divided by the DT Share Price;

          (3) each share with respect to which a Mixed Election shall have been made shall also receive a number of DT Ordinary Shares equal to the Mixed Election Difference divided by the DT Share Price.

     (iii) The term "DT SHARE PRICE" means the average (rounded to the nearest 1/10,000) of the DT Daily Prices for the seven (7) Frankfurt Stock Exchange ("FSE") trading days randomly selected by lot by DT and Voicestream together from the fifteen consecutive FSE trading days ending on the day prior to the day on which the relevant Cash Adjustment is made, and the term "DT DAILY PRICE" for any trading day means the volume weighted average (rounded to the nearest 1/10,000) of the per share trading prices of DT Ordinary Shares on the FSE (in Euros, as reported by the Frankfurt Stock Exchange Xetra trading system (or such other source as Voicestream and DT shall agree in writing) on such FSE trading day, converted into U.S. Dollars at a fixed exchange rate of one Euro to 0.9216 of a U.S. Dollar; provided, that if, prior to such conversion, the DT Share Price would be less than 33 Euros, then the DT Share Price shall be deemed to be 33 Euros.

     (h) Form of Election. To be effective, an Election Form must be properly completed and signed, and must be received by the Escrow Agent, accompanied by the Certificates as to which the election is being made in compliance with the requirements for surrender of Voicestream Common Shares contained in Section 1.06(a) below by the Election Deadline. DT shall have the discretion, which it may delegate in whole or in part to the Escrow Agent, to determine whether Election Forms have been properly completed, signed, submitted and revoked and to disregard immaterial defects in Election Forms. The decision of DT (or the Escrow Agent) in such matters shall be conclusive and binding. DT and the Escrow Agent shall make reasonable efforts to notify any Person of any defect in an Election Form submitted to the Escrow Agent. The Escrow Agent shall also make all computations contemplated by this Section 1.05(h), and, absent manifest error, all such computations shall be conclusive and binding on the holders of Voicestream Common Shares. If DT or the Escrow Agent shall determine that any purported Cash Election, Stock Election or Mixed Election (any of such elections, an "ELECTION") was not properly made, the Voicestream Common Shares subject to such improperly made Election shall be treated as No Election Shares. Each Voicestream Common Share as to which neither a valid Mixed Election, a valid Cash Election nor a valid Stock Election is made, including, without limitation, Voicestream Common Shares issued on exercise, conversion or exchange of outstanding options, warrants, rights or convertible or exchangeable securities after the Election Deadline (as defined below) ("NO ELECTION SHARES"), shall be

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deemed to have made a valid Mixed Election. A record holder need not make the same election with respect to all of the Voicestream Common Shares held of record by such holder or represented by a single Certificate.

     (i) Election Deadline. DT and Voicestream shall each use its reasonable best efforts to cause copies of the Election Forms and the Letter of Transmittal to be mailed to the record holders of Voicestream Common Shares not less than forty five (45) days prior to the anticipated Effective Time and to make the Election Forms available promptly to all Persons who become record holders of Voicestream Common Shares subsequent to the date of such mailing and no later than the close of business on the second Business Day prior to the Election Deadline. An Election Form must be received by the Escrow Agent by 5:00 p.m., New York City time, on the date (the "ELECTION DEADLINE") that is the fifth Business Day prior to the first Closing Date scheduled by the parties in accordance with Section 1.03. All elections may be revoked until the Election Deadline in writing by the record holders submitting the Election Forms. DT and Voicestream shall use reasonable efforts to cause a public announcement of the actual Election Deadline not fewer than five Business Days prior to the Election Deadline.

     (j) Form of Stock Consideration. Any DT Ordinary Shares constituting a portion of the Merger Consideration shall be delivered to the holders of Voicestream Common Shares in the form of American depositary shares, each representing the right to receive one DT Ordinary Share (the "DT DEPOSITARY SHARES"). The DT Depositary Shares may be evidenced by one or more receipts ("DT ADRs") issued in accordance with the Deposit Agreement, dated as of November 18, 1996, as amended, among DT, Citibank N.A., as Depositary (the "DEPOSITARY"), and the holders and beneficial owners from time to time of DT ADRs, as it may be further amended from time to time (the "DEPOSIT AGREEMENT"). Notwithstanding the foregoing, each Person who is entitled to receive DT Ordinary Shares as Merger Consideration shall be entitled, with respect to all or any portion of his Voicestream Common Shares, to make an unconditional and irrevocable election (the "ORDINARY SHARE ELECTION") to receive DT Ordinary Shares in lieu of DT Depositary Shares. The Election Forms and the Letter of Transmittal shall contain a form of Ordinary Share Election and shall be used by each holder of Voicestream Common Shares who wishes to make an Ordinary Share Election.

     (k) Each share of Merger Sub Common Stock, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, be cancelled and retired. Immediately following the Effective Time, the Surviving Corporation shall issue to the Escrow Agent a number of shares of Common Stock par value $0.000001 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK") equal to the total number of Voicestream Common Shares outstanding immediately prior to the Merger.

     (l) In consideration of the contribution to DT by the Escrow Agent of Surviving Corporation Common Stock pursuant to Section 1.04(a) hereof, DT shall issue, in accordance with Section 1.04(a), and deliver to the Escrow Agent, the maximum number of DT Ordinary Shares (including DT Ordinary Shares underlying DT Depositary Shares that are to be delivered as part of the Merger Consideration) that has become payable pursuant to Section 1.05 for delivery to the Merger Consideration Recipients entitled thereto and shall pay to the Escrow Agent the Aggregate Cash Amount (or, if applicable, the Adjusted Aggregate Cash Amount) that has become payable to the Merger Consideration Recipients pursuant to
Section 1.05.

     (m) If, between the date of this Agreement and the Effective Time, all of the outstanding DT Ordinary Shares, or more than 80% of the outstanding DT Ordinary Shares pursuant to an exchange offer for all outstanding shares, shall have been changed into or exchanged for a different number of shares or kind of shares of DT or another corporation or entity owning more than 80% of the DT Ordinary Shares, or the DT Ordinary Shares outstanding shall have changed, by reason of any reclassification, split-up, stock-split, reverse stock-split, stock dividend, stock combination, recapitalization or redenomination of share capital, merger or similar statutory procedure or pursuant to an exchange offer, or DT changes the number of DT Ordinary Shares represented by a DT Depositary Share, then the Exchange Ratio and/or the amount or form of any portion of the Merger Consideration that would otherwise be payable in DT

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Ordinary Shares and the issuer thereof and other definitions and provisions of this Agreement dependent thereon or on the market price therefor, shall be appropriately adjusted.

     (n) Preferred Stock. (1) Not later than the third Business Day preceding the record date for the Voicestream Stockholders' Meeting, each share of 2 1/2% Convertible Junior Preferred Stock, par value $0.001 per share, of Voicestream (the "2 1/2% CONVERTIBLE PREFERRED SHARES") shall be converted, in accordance with paragraphs (i)(i) and (i)(vii) of Section 1 of the Certificate of Designation of the 2 1/2% Convertible Preferred Shares and the provisions of the relevant Stockholders Agreement, into Voicestream Common Shares at the Conversion Rate (as such term is defined in the 2 1/2% Convertible Preferred Shares Certificate of Designation) in effect on the Conversion Date (as such term is defined in the 2 1/2% Convertible Preferred Shares Certificate of Designation).

     (2) (A) If the Effective Time does not occur prior to May 1, 2001, at any time on or after May 1, 2001 until the Effective Time, DT may, in its sole discretion by giving ten (10) Business Days prior written notice to Voicestream, but only if permissible at such time under the terms of any indebtedness of Voicestream or any of its Significant Subsidiaries existing on the date hereof (including its credit agreement), require Voicestream to (or to cause Omnipoint Corporation to) issue a notice of redemption (the "REDEMPTION") with respect to all shares of Omnipoint Corporation 7% Cumulative Convertible Preferred Stock, par value $0.001 per share (the "7% CONVERTIBLE PREFERRED SHARES"), in accordance with Sections 5.1(b) and 5.3 of the Certificate of Designation of the 7% Convertible Preferred Shares, at the Redemption Price (as such term is defined in the 7% Convertible Preferred Shares Certificate of Designation) in effect on the Redemption Date (as such term is defined in the 7% Convertible Preferred Shares Certificate of Designation), which Redemption Price shall be equal to the appropriate Redemption Price per share set forth in Section 5.1(b) of the Certificate of Designation of the 7% Convertible Preferred Shares, plus in each case all accrued and unpaid dividends on such 7% Convertible Preferred Shares (other than previously declared dividends payable to the holder of record on a prior date) through and including the Redemption Date, whether or not declared, which shall be due and payable only in cash out of funds of Voicestream or Omnipoint Corporation legally available for the payment of dividends, as more fully provided in the 7% Convertible Preferred Shares Certificate of Designation.

     (B) If all the 7% Convertible Preferred Shares have not been redeemed pursuant to paragraph (A) of this Section 1.05(n)(2) prior to the Effective Time and upon conversion of any outstanding shares of 7% Convertible Preferred Shares after the Effective Time, the holders thereof become entitled to DT Ordinary Shares, such DT Ordinary Shares to which such holder of 7% Convertible Preferred Shares is entitled will be issued from the 7% Convertible Preferred Shares Trust described in Annex 1.05(n)(2) (the "7% CONVERTIBLE PREFERRED SHARES TRUST"), and to the extent holders of 7% Convertible Preferred Shares become entitled to cash payment after the Effective Time, such cash payment to which such holder of 7% Convertible Preferred Shares is entitled will be paid by DT.

     (3) Any shares of Convertible Voting Preferred Stock held by DT ("DT PREFERRED SHARES") and any Omnipoint 7% Convertible Preferred Stock outstanding at the Effective Time shall remain outstanding and shall be unaffected by the Merger.

     (o) Warrants. If all the warrants granted pursuant to the Omnipoint Corporation Remainder Warrant Certificate dated May 6, 1997 (the "WARRANTS") shall not have been exercised prior to the Effective Time and any holder of such Warrants becomes entitled to DT Ordinary Shares after the Effective Time, such DT Ordinary Shares to which such holder of Warrants is entitled will be issued from the Warrants Trust described in Annex 1.05(o) (the "WARRANTS TRUST"), and to the extent any holder of Warrants become entitled to cash payment after the Effective Time, such cash payment to which such holder of Warrants is entitled will be paid by DT.

     (p) Cook Inlet and Cook Inlet Joint Venture Partners.

          (i) To the extent that prior to the Effective Time any of the Cook Inlet Partners receives Voicestream Common Shares in respect of its rights to exchange its interest in any of the Cook Inlet Joint Ventures or Affiliates of such joint ventures (the "COOK INLET EXCHANGE RIGHTS"), such Cook

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     Inlet Partner shall have all the rights with respect to such Voicestream
     Common Shares which a Voicestream stockholder has.

          (ii) To the extent that any of the Cook Inlet Partners does not receive Voicestream Common Shares prior to the Effective Time in respect of its Cook Inlet Exchange Rights, each Cook Inlet Partner shall be entitled to receive the consideration that such Cook Inlet Partner is entitled to receive pursuant to the Cook Inlet Exchange Rights. To the extent that, on or after the Effective Time, a Cook Inlet Partner is entitled to DT Ordinary Shares, such shares will be delivered from the Cook Inlet Partners Trust described in Annex 1.05(p) (the "COOK INLET PARTNERS TRUST"), which shall be in form and substance reasonably satisfactory to DT and Voicestream and to the extent that such Cook Inlet Partner is entitled to cash, such cash shall be paid by DT. The consideration payable to a Cook Inlet Partner pursuant to this clause (ii) shall not constitute Merger Consideration for the purpose of this Agreement.

          (iii) After the date hereof, Voicestream shall use reasonable efforts to obtain the agreement of SSPCS Corporation to enter into an agreement relating to its Cook Inlet Exchange Rights in a form substantially similar to the agreement relating to such matters entered into by Cook Inlet on the date hereof.

          (iv) For purposes of this Section 1.05(p) only, reference to "Cook Inlet Partner," "Cook Inlet Partners" or "Cook Inlet Joint Ventures" shall include any entity or entities designated as such by mutual agreement of DT and Voicestream.

     SECTION 1.06. Surrender and Payment. (a) Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Escrow Agent to send, to each holder of record as of the Effective Time of Voicestream Common Shares (other than holders of Excluded Voicestream Shares and Dissenting Shares and holders of Voicestream Common Shares who made a valid Election with respect to all their shares), a letter of transmittal which shall specify that the delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon proper delivery of a Certificate to the Escrow Agent, and instructions for use in effecting the surrender to the Escrow Agent of Certificates in exchange for the Merger Consideration (the "LETTER OF TRANSMITTAL"). The Letter of Transmittal shall contain such other terms and conditions as DT and Voicestream may reasonably specify.

     (b) Each record holder of any Voicestream Common Shares that have been converted into a right to receive the consideration set forth in Section 1.05(b) shall, upon surrender to the Escrow Agent of a Certificate or Certificates, together with a properly completed Letter of Transmittal covering the Voicestream Common Shares represented by such Certificate or Certificates, without further action, be entitled to receive, and the Escrow Agent shall deliver (and DT shall cause the Escrow Agent to deliver) to each such holder, subject to Section 1.06(e) below, (i) the number of whole DT Depositary Shares or DT Ordinary Shares included in the Merger Consideration in respect of such Voicestream Common Shares, subject to the provisions of Section 1.05, and (ii) a check in the amount (after giving effect to any required tax withholdings) of
(A) the cash consideration that such holder has the right to receive pursuant to
Section 1.05, plus (B) any cash in lieu of Fractional Interests to be paid pursuant to Section 1.09, plus (C) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 1.06(f). Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole DT Depositary Shares or DT Ordinary Shares, as applicable, to which it is entitled pursuant to
Section 1.05 and the applicable amounts of cash provided in the foregoing clause
(ii) of the preceding sentence.

     (c) If any DT Depositary Shares or DT Ordinary Shares are to be delivered to a Person (as defined below) other than the registered holder of the Voicestream Common Shares represented by a Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery shall pay to the Escrow Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such Voicestream Common Shares or establish to the satisfaction of the Escrow Agent that such tax has been paid or is not payable.

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     (d) The stock transfer books of Voicestream shall be closed after the close of trading on the NASDAQ on the Trading Day immediately prior to the Effective Time, and thereafter there shall be no further registration of transfers of Voicestream Common Shares that were outstanding prior to the Effective Time, except that such stock transfer books shall be updated to reflect the Permitted Stock Dividend (as defined below), if paid after such books are otherwise closed. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article
I.

     (e) Any DT Ordinary Shares issued and delivered in respect of Voicestream Common Shares pursuant to this Article I, any cash entitled to be received therefor pursuant to Section 1.05, and any cash in lieu of Fractional Interests to be paid pursuant to Section 1.09, plus any cash dividend or other distribution that such holder has the right to receive pursuant to Section 1.06(f) that remains unclaimed by any holder of Voicestream Common Shares six months after the Effective Time, shall be held by the Escrow Agent (or a successor agent appointed by DT) or shall be delivered to the Depositary upon the instruction of DT and held by the Depositary, in either case subject to the instruction of DT, in an account or accounts designated for such purpose. DT shall not be liable to any holder of Voicestream Common Shares for any securities delivered or any amount paid by the Depositary, the Escrow Agent or its nominee, as the case may be, to a public official which it is so required to pay under applicable abandoned property laws. Any cash remaining unclaimed by holders of Voicestream Common Shares five years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable Legal Requirements (as defined below)) shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation or DT, as DT may determine.

     (f) No dividends or other distributions nor any voting rights with respect to securities of DT issuable to the Escrow Agent with respect to Voicestream Common Shares shall be paid to or exercised by the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable Legal Requirements, upon such surrender, there shall be issued and/or paid to the holder of DT Depositary Shares or DT Ordinary Shares issued in exchange therefor, without interest and after giving effect to any required tax withholding, (A) at the time of such surrender, the dividends or other distributions payable with respect to such DT Depositary Shares or DT Ordinary Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such DT Depositary Shares or DT Ordinary Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of DT Depositary Shares or DT Ordinary Shares, all DT Depositary Shares and DT Ordinary Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Notwithstanding the foregoing, no dividends or other distributions nor any voting rights with respect to securities of DT issuable to the Escrow Agent for the account of the Dissenting Stockholders Trustee, the Option Trustee, the Warrants Trustee, the 7% Convertible Preferred Shares Trustee and the Cook Inlet Partners Shares Trustee shall be paid to or exercised by any such trustees.

     SECTION 1.07. Permitted Stock Dividend. Anything in this Agreement to the contrary notwithstanding:

          (i) Voicestream may declare, and thereafter make, at any time prior to the Effective Time, a pro rata distribution to the holders of the then outstanding Voicestream Common Shares of 0.0075 of a Voicestream Common Share for each Voicestream Common Share outstanding on the record date for such action (the "PERMITTED STOCK DIVIDEND"), and the conversion or exercise terms of any VoiceStream Equity Right (as defined below) that by its terms (as in effect on February 8, 2001 in the case of Voicestream Equity Rights outstanding on February 8, 2001) adjusts as a result of such Permitted Stock Dividend (whether automatically, or upon the taking of any corporate action or action by the board of directors of Voicestream or any such subsidiary) shall be appropriately adjusted.

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          (ii) If the Permitted Stock Dividend is paid on or after the Election
     Deadline, then the holder of any Voicestream Common Shares received by virtue of the Permitted Stock Dividend shall be deemed to have made the same election with respect to such shares as such holder shall have made, or shall have been deemed to have made, with respect to a majority of the Voicestream Common Shares held by such holder; provided, however, that if there is no such majority, or no such majority is readily discernible by the Escrow Agent, such shares shall be deemed to be No Election Shares.

     SECTION 1.08. Treatment of Voicestream Stock Plans. (a) Subject to the consummation of the Merger, immediately prior to the Effective Time, each outstanding option to purchase Voicestream Common Shares (each, a "VOICESTREAM OPTION") will be converted (and such Voicestream Option will be extinguished) into a right to acquire (each, a "VOICESTREAM ROLLOVER OPTION") from the Options Trust described in Annex 1.08(a) (which shall be in form and substance reasonably satisfactory to DT and Voicestream) on the same terms and conditions as were applicable under the Voicestream Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the option award or in the Voicestream option plans listed on Schedule 1.08(ii) (the "VOICESTREAM OPTION PLANS") and applicable to such Voicestream Options by reason of this Agreement or the transactions contemplated hereby) that number of DT Ordinary Shares (the "VOICESTREAM OPTION AMOUNT") determined by multiplying the maximum number of Voicestream Common Shares subject to such Voicestream Option by the Exchange Ratio, rounded if necessary to the nearest whole DT Ordinary Share at an exercise price per DT Ordinary Share equal to the exercise price per Voicestream Common Share in effect with respect to such Voicestream Option immediately prior to the Effective Time divided by the Exchange Ratio. In order to implement the conversion of the Voicestream Options described above, the arrangements set forth in Annex 1.08(a) will be effected at the Effective Time. In the case of a Voicestream Option which is intended to be an incentive stock option under Section 422 of the Code, the adjustment in this Section 1.08 shall be modified if necessary to permit such Voicestream Option to continue to comply with Section 422 of the Code. Prior to the Effective Time, Voicestream and DT shall mutually agree to either terminate Voicestream's Employee Stock Purchase Plan or to convert the options under such plan to Voicestream Rollover Options under this Section 1.08(a).

     (b) Subject to the consummation of the Merger, immediately prior to the Effective Time, each outstanding award of Voicestream restricted shares that remains subject to restrictions at the Effective Time (the "VOICESTREAM RESTRICTED SHARES") will be converted (and such Voicestream Restricted Shares will be extinguished) into a right to receive (each, a "VOICESTREAM ROLLOVER RESTRICTED SHARE") from the Restricted Shares Trust described in Annex 1.08(b), on the same terms and conditions and subject to the same vesting provisions as were applicable to such award under the Voicestream Plans listed on Schedule 1.08(ii) (but taking into account any changes thereto provided for in the Voicestream Plans listed on Schedule 1.08(ii)) that number of DT Ordinary Shares (the "RESTRICTED SHARE AMOUNT") determined by multiplying the number of shares of Voicestream Common Stock subject to the award by the Exchange Ratio, rounded if necessary, to the nearest whole DT Ordinary Share. In order to implement the conversion of the Voicestream Restricted Shares described above, the arrangements set forth in Annex 1.08(b) will be effected at the Effective Time.

     (c) To the extent that any Person would otherwise be entitled to receive a fraction of a DT Ordinary Share pursuant to this Section 1.08, such fraction shall be treated in accordance with Section 1.09.

     (d) As soon as practicable after the Effective Time, DT shall cause to be delivered to the holders of Voicestream Options and Voicestream Restricted Shares appropriate notices setting forth such holders' rights pursuant to the respective Voicestream Plans and agreements evidencing the grants of such Voicestream Options and Voicestream Restricted Shares (including that, in connection with the Merger and to the extent provided by the terms of the Voicestream Plans and award agreements thereunder, the Voicestream Options subject to change of control vesting have become fully vested).

     (e) No later than the Effective Time, DT shall file or cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the DT Ordinary Shares and DT Depositary Shares which are

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subject to the Voicestream Rollover Options as provided in Section 1.08(a), and shall use reasonable best efforts to maintain the current status of the prospectus associated therewith, as well as to comply with any applicable state securities or "blue sky" laws for so long as such options remain outstanding.

     SECTION 1.09. Fractional DT Depositary Shares and Fractional DT Ordinary Shares. No fraction of a DT Depositary Share or a DT Ordinary Share will be issued, but each holder of Voicestream Common Shares otherwise entitled to receive a fraction of a DT Depositary Share or DT Ordinary Share will be entitled to receive in accordance with the provisions of this Section 1.09 from the Escrow Agent a cash payment in lieu of such fraction of a DT Depositary Share or DT Ordinary Share, as applicable, (each a "FRACTIONAL INTEREST") representing such holder's proportionate interest in the net proceeds from the sale by the Escrow Agent on behalf of all such holders of the aggregate of the fractions of DT Depositary Shares and DT Ordinary Shares which would otherwise be issued ("EXCESS ADSs" and "EXCESS SHARES", respectively). The sale of the Excess ADSs and the Excess Shares by the Escrow Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") and the FSE, respectively, through one or more member firms of the NYSE or the FSE, as the case may be, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Voicestream Common Shares otherwise entitled to receive Fractional Interests, the Escrow Agent will hold such proceeds in trust for such holders of Voicestream Common Shares (the "COMMON SHARES TRUST"). DT shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Escrow Agent incurred in connection with such sale of the Excess ADSs and Excess Shares. The Escrow Agent shall determine the portion of the Common Shares Trust to which each holder of Voicestream Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of Fractional Interests to which such holder of Voicestream Common Shares is entitled and the denominator of which is the aggregate amount of Fractional Interests to which all holders of Voicestream Common Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Voicestream Common Shares in lieu of any Fractional Interests, the Escrow Agent shall make available such amounts to such holders of Voicestream Common Shares without interest.

     SECTION 1.10. The Surviving Corporation. (a) The certificate of incorporation of Voicestream in effect at the Effective Time shall, by virtue of the Merger, be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub (except that Article I thereof shall read: "The name of the Corporation is Voicestream Wireless Corporation") and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     (b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law, provided that from and after the Effective Time the bylaws of Merger Sub shall contain provisions identical to Article VII of the bylaws of Voicestream as in effect as of the date of this Agreement.

     (c) The directors of Merger Sub and the officers of Voicestream immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, respectively, and such individuals shall serve in such positions until their successors shall have been duly elected and shall qualify.

     SECTION 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Escrow Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Escrow Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash payable in lieu of Fractional Interests and any unpaid dividends or other distributions deliverable pursuant to Section 1.06(f) in respect of the Voicestream Common Shares represented by such Certificate pursuant to this Agreement.

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     SECTION 1.12.  Dissenting Shares.  Voicestream Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by Delaware Law and who shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time ("DISSENTING SHARES"), shall be entitled to such rights (but only such rights) as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Dissenting Shares and the holder of each such Dissenting Share shall be deemed to have made a Mixed Election pursuant to
Section 1.05(d) and each such Share shall be converted into the right to receive the Mixed Consideration pursuant to Section 1.05(d). Voicestream shall give DT prompt notice of any demands received by Voicestream for appraisal of Voicestream Common Shares and DT shall have the right to conduct all negotiations and proceedings with respect to such demands. Except with the prior written consent of DT, Voicestream shall not make any payment with respect to, or settle or offer to settle, any such demands. To the extent holders of Dissenting Shares become entitled to DT Ordinary Shares or cash after the Effective Time, such DT Ordinary Shares and cash to which such holder of Dissenting Shares is entitled will be issued from the Dissenting Stockholder Trust described in Annex 1.12 (the "DISSENTING STOCKHOLDERS TRUST").

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF VOICESTREAM

     Except as disclosed in the Voicestream SEC Reports filed prior to the date of this Agreement and except as set forth in the Voicestream disclosure schedules to this Agreement (it being agreed that disclosure of any item in such schedules shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), Voicestream hereby represents and warrants as of the date hereof to DT as follows:

     SECTION 2.01. Organization and Qualification; Subsidiaries. Voicestream and each of its Significant Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Voicestream Subsidiaries which is not a Significant Subsidiary and each of the Cook Inlet Joint Ventures, as listed on Schedule 2.01 hereto, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Voicestream. Each of Voicestream, its Significant Subsidiaries and the Cook Inlet Joint Ventures has the requisite power and authority and any necessary Permit (as defined below) to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Voicestream. Schedule 2.01 sets forth a list of all Voicestream Significant Subsidiaries and all entities in which Voicestream has an Investment Interest and their respective jurisdictions of incorporation or organization and identifies Voicestream's (direct or indirect) percentage ownership interest therein.

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     SECTION 2.02.  Certificate of Incorporation and Bylaws.  Voicestream has
heretofore furnished, or otherwise made available, to DT a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of Voicestream and each of its Significant Subsidiaries. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Voicestream, any of its Significant Subsidiaries nor any of the Cook Inlet Joint Ventures is in violation of any of the provisions of its respective Certificate of Incorporation or, in any material respect, its Bylaws or similar constituent documents.

     SECTION 2.03. Capitalization. (a) The authorized capital stock of Voicestream consists solely of (i) 1,000,000,000 Voicestream Common Shares, of which, as of June 30, 2000, (A) 214,117,711 shares were issued and outstanding, including the restricted shares listed on Schedule 1.08(ii), (B) no shares were held in the treasury of Voicestream, (C) 10,173,546 shares were issuable upon the exercise of options outstanding under the Voicestream option plans listed on
Schedule 2.03(a) hereto (the "VOICESTREAM PLANS"), and (D) 274,844 shares were issuable upon the exercise of the Warrants, and (ii) 100,000,000 shares of preferred stock, $0.001 par value, of Voicestream, of which, as of June 30, 2000, 7,606 2 1/2% Convertible Preferred Shares were issued and outstanding and owned by Hutchison Telecommunications PCS (USA) Limited, which shares, as of the date hereof, are convertible into 26,227,586 Voicestream Common Shares. The authorized share capital of Omnipoint Corporation consists solely of (i) 200,000,000 shares of common stock $0.01 par value, of which, as of June 30, 2000 65,000,000 shares were issued and outstanding and owned by Voicestream, and
(ii) 10,000,000 shares of preferred stock, $0.01 par value, of which, as of June 30, 2000 6,355,195 shares of 7% Convertible Preferred Stock were issued and outstanding, which shares are convertible, as of the date hereof, into 8,425,082 Voicestream Common Shares. Except as set forth in Schedule 2.03 or permitted by
Section 4.01 or as a result of transactions permitted by Section 5.15 and as to the exchange rights relating to the Cook Inlet Joint Ventures, and except as a result of the Permitted Stock Dividend, (i) since June 30, 2000, no Voicestream Common Shares have been issued, except upon the exercise of options or the Warrants described in the immediately preceding sentence, and (ii) as of June 30, 2000, there are no outstanding Voicestream Equity Rights. For purposes of this Agreement, "VOICESTREAM EQUITY RIGHTS" means subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Voicestream or any of Voicestream's Subsidiaries or any Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities of Voicestream. Schedule 2.03 hereto sets forth a complete and accurate list of all outstanding Voicestream Equity Rights as of June 30, 2000 (provided that, with respect to options, such list need only set forth the aggregate number of options with weighted average exercise prices at which grants have been made and need not specify grants by grantee). Since June 30, 2000, no Voicestream Equity Rights have been issued except (1) after the date hereof, as permitted by Section 4.01, (2) as a result of transactions permitted by Section 5.15 hereof (or as would have been permitted had this Agreement been in effect from June 30, 2000), (3) the DT Preferred Shares, (4) or the restricted shares set forth on Schedule 1.08(ii) and (5) any increases in any existing Voicestream Equity Rights arising from antidilution or similar adjustments resulting from the payment of the Permitted Stock Dividend, which increases, in the aggregate, will not, on the date the Permitted Stock Dividend is declared and on the date it is paid, increase the aggregate number of Voicestream Common Shares subject to Voicestream Equity Rights by more than 0.75%.

     (b) Except as set forth on Schedule 2.03(b), there are no outstanding obligations of Voicestream or any of Voicestream's Subsidiaries or any Cook Inlet Joint Venture to repurchase, redeem or otherwise acquire any shares of capital stock of Voicestream, except those arising after the date hereof, as permitted by Section 4.01.

     (c) All of the issued and outstanding Voicestream Common Shares are validly issued, fully paid and nonassessable.

     (d) All the outstanding capital stock of each of Voicestream's Significant Subsidiaries and each of the Cook Inlet Joint Ventures which is owned by Voicestream is duly authorized, validly issued, fully paid and nonassessable and owned by Voicestream or one of its Subsidiaries free and clear of any material

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liens, security interest, pledges, charges or encumbrances except for any liens, security interest, pledges, charges or encumbrances which are granted to secure indebtedness. Except as set forth on Schedules 1.08 and 2.03 and as to the exchange rights relating to the Cook Inlet Joint Ventures, except as hereafter issued or entered into in accordance with Section 4.01 and except for the DT Preferred Shares, there are no material existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Voicestream or any of Voicestream's Significant Subsidiaries or the Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities or partnership interests or membership interests of any Voicestream Significant Subsidiary or any Cook Inlet Joint Venture, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly owned by Voicestream and the Cook Inlet Joint Venture), and there are no outstanding obligations of Voicestream or any of Voicestream's Significant Subsidiaries or the Cook Inlet Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities or partnership interests or membership interests of Voicestream or any of Voicestream's Subsidiaries or any Cook Inlet Joint Venture. Except for (i) its Subsidiaries,
(ii) investments of Persons in which Voicestream has less than a five percent (5%) interest, (iii) equity interests disclosed on Schedules 2.01 and 2.03 hereto or hereafter acquired as permitted under Section 4.01 or as a result of transactions permitted by Section 5.15 and (iv) the Cook Inlet Joint Ventures and the Other Joint Ventures, Voicestream does not directly or indirectly own any equity interest in any other Person except as permitted by Section 4.01 or as a result of transactions permitted by Section 5.15. Except as a result of transactions permitted by Section 4.01 or Section 5.15, neither Voicestream nor any of its Subsidiaries is subject to any material requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Cook Inlet Joint Venture, any Other Joint Venture or any other non-Affiliated entity.

     (e) No bonds, debentures, notes or other indebtedness of Voicestream having the right to vote on any matters on which stockholders may vote are issued or outstanding except for any securities issued after the date hereof in accordance with Section 4.01.

     (f) Neither Voicestream nor any of its Subsidiaries or Affiliates nor any of the Cook Inlet Joint Ventures shall have any obligations or liabilities arising out of the exercise of the exchange rights relating to the Cook Inlet Joint Ventures Investment other than (i) the obligation to issue to the Cook Inlet Partners with respect to each Cook Inlet Joint Venture the number of Voicestream Common Shares set forth on Schedule 2.03(f) the payment by each Cook Inlet Joint Venture of the amounts set forth opposite the names of such Cook Inlet Joint Venture on Schedule 2.03(f) and obligations relating to the registration, listing and similar matters with respect to the Voicestream Common Shares and (iii) any obligations or liabilities relating to the management or operation of or membership in the Cook Inlet Joint Ventures and obligations to restructure or modify the organizational documents of the Cook Inlet Joint Ventures.

     SECTION 2.04. Authority Relative to this Agreement, the Stockholders Agreement and the DT Financing Agreements. Voicestream has the necessary corporate power and authority to enter into this Agreement and the DT Financing Agreements and, subject to obtaining any necessary stockholder approval of the Merger and this Agreement, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the DT Financing Agreements by Voicestream and the consummation by Voicestream of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Voicestream, subject to the approval and adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Voicestream Common Shares and Voicestream Convertible Voting Preferred Stock outstanding on the record date (the "RECORD DATE") established for the Voicestream Stockholders Meeting, voting together as a single class ("VOICESTREAM STOCKHOLDER APPROVAL"). This Agreement and the DT Financing Agreements have been duly executed and delivered by Voicestream and, assuming the due authorization, execution and delivery thereof by the other Parties hereto and thereto, constitute legal, valid and binding obligation of Voicestream, enforceable against it in accordance with their respective terms, subject to applicable

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bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 2.05. No Conflict; Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement and the DT Financing Agreements by Voicestream does not, and the performance of this Agreement and the DT Financing Agreements by Voicestream will not, and, if the Permitted Stock Dividend is declared or paid, on the date the Permitted Stock Dividend is declared and the date it is paid, such declaration or payment (including treatment of fractional shares), as the case may be, will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of Voicestream, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Voicestream or any of its Significant Subsidiaries or by which any of their respective property is bound or affected,
(iii) violate or conflict with the Certificate of Incorporation or Bylaws of any of Voicestream's Subsidiaries or any of the constituent documents of any of the Cook Inlet Joint Ventures, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation or repurchase of, or result in the creation of a lien or encumbrance on any of the properties or assets of Voicestream or any of its Subsidiaries or any Cook Inlet Joint Venture pursuant to, or result in the loss of any material benefit or right, or result in an acceleration of any rights or amounts due resulting from a change of control or otherwise, or require the consent of any other party to, any contract, instrument, Permit, license or franchise to which Voicestream or any of its Significant Subsidiaries or any Cook Inlet Joint Venture is a party or by which Voicestream, any of such Subsidiaries or any Cook Inlet Joint Venture or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, rights, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Voicestream, and except that the consummation of the Merger is conditional upon receipt of the Voicestream Stockholder Approval.

     (b) Except for applicable requirements, if any, of the Federal Communications Commission (the "FCC"), the Exchange Act, the premerger notification requirements of the HSR Act, Council Regulation (EEC) No. 4064/89, if required, filing of a notice pursuant to Sections 721 of Exon-Florio, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to the rules of any applicable stock exchanges (collectively, the "VOICESTREAM REQUIRED APPROVALS"), neither Voicestream nor any of its Subsidiaries nor any Cook Inlet Joint Venture is required to submit any notice, report or other filing with any Governmental or Regulatory Authority in connection with the execution, delivery or performance of this Agreement or the DT Financing Agreements. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental or Regulatory Authority is required to be obtained by Voicestream or any of its Subsidiaries or any Cook Inlet Joint Venture in connection with its execution, delivery or performance of this Agreement or the DT Financing Agreements.

     SECTION 2.06. SEC Filings; Financial Statements. (a) Each of Voicestream and its Significant Subsidiaries has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999, together with any amendments and exhibits thereto, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) all proxy statements relating to meetings of stockholders (whether annual or special) held since January 1, 1999,
(iii) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 and (iv) all other reports or registration statements filed by each of Voicestream and its Significant Subsidiaries with the SEC since January 1, 1999 (collectively, the "VOICESTREAM SEC REPORTS"). Taking into account any amendments and supplements filed prior to the date of this Agreement, the Voicestream SEC Reports (i) were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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     (b) The financial statements (the "VOICESTREAM FINANCIAL STATEMENTS"), including all related notes and schedules, contained in the Voicestream SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Voicestream and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Voicestream and its Subsidiaries, or of Voicestream's Significant Subsidiaries, as the case may be, for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except as disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

     SECTION 2.07. Absence of Certain Changes or Events. Except as permitted by this Agreement or consented to by DT hereunder, (a) since December 31, 1999, there has not been any Material Adverse Effect on Voicestream and (b) Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures, taken as a whole, have not incurred since December 31, 1999 any material liabilities or obligations except (i) liabilities or obligations (1) which are accrued or reserved against in the Voicestream Financial Statements included in Voicestream's SEC Reports filed prior to the date hereof or reflected in the notes thereto or (2) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (ii) liabilities or obligations which have been discharged or paid in full prior to the date hereof in the ordinary course of business, (iii) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Voicestream and its Subsidiaries prepared in accordance with GAAP and (iv) liabilities and obligations arising after December 31, 1999 which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Voicestream.

     SECTION 2.08. Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to Voicestream's Knowledge, threatened against Voicestream, any of its Subsidiaries or any Cook Inlet Joint Venture, or any properties or rights of Voicestream, any of its Subsidiaries or any Cook Inlet Joint Venture, before any Governmental or Regulatory Authority that would reasonably be expected to result in an adverse judgment or determination against Voicestream, any of its Subsidiaries or any Cook Inlet Joint Venture, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Voicestream or prevent Voicestream from consummating the transactions contemplated by this Agreement.

     SECTION 2.09. No Violation of Law; Permits. The business of Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) ("LEGAL REQUIREMENTS"), or in violation of any permits, franchises, licenses, privileges, immunities, approvals, certificates, orders, authorizations or consents that are granted by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) ("PERMITS"), except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Voicestream. Except as disclosed in the Voicestream SEC Reports filed prior to the date hereof, as of the date hereof, no investigation, review or proceeding by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to Voicestream, its Subsidiaries or any Cook Inlet Joint Venture in relation to any alleged violation of law or regulation is pending or, to Voicestream's Knowledge, threatened, nor has any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same, except for such investigations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Voicestream. None of the representations and warranties made in this Section 2.09 are being made with respect to Environmental Laws (as defined below).

     SECTION 2.10. Information Provided by Voicestream. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the Registration Statement (as defined below) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which

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they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the Voicestream Proxy Statement (as defined below) will, at the dates mailed to stockholders and at the times of the Voicestream Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the German Listing Prospectus will, at the time the German Listing Prospectus is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the auditor's report to be prepared pursuant to Section 183(3) of the German Act will, at the time the report is filed with the Commercial Register, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by or on behalf of Voicestream pursuant to Section 5.07(d) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Voicestream Proxy Statement (except for information relating solely to DT) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 2.11.  Employee Matters; ERISA.  Except as set forth on Schedule
2.11:

     (a) Schedule 2.11 contains a true and complete list of all material employee benefit plans sponsored or maintained by Voicestream or its Subsidiaries and covering present or former employees or directors of Voicestream and of each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, or with respect to which Voicestream or any of its Subsidiaries has, or has had, an obligation to contribute or any other liability, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation, bonus, stock option, restricted stock, incentive, profit sharing, retirement, savings, medical, health, life insurance, disability, sick leave, cafeteria or flexible spending, vacation, unemployment compensation, severance or change in control agreements, arrangements, programs, policies or plans and any other benefit arrangements or payroll practice (collectively, the "VOICESTREAM BENEFIT PLANS"), whether funded or unfunded, insured or uninsured, written or unwritten, true and complete copies of which have been provided to DT.

     (b) Except as would not reasonably be expected to result in a Material Adverse Effect on Voicestream, all contributions and other payments required to be made by Voicestream or any of its Subsidiaries to or under any Voicestream Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Voicestream Financial Statements.

     (c) Each of the Voicestream Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") or is a prototype plan which has received a favorable opinion letter, and, to Voicestream's Knowledge, no circumstances exist that could reasonably be expected by Voicestream to adversely affect such qualification, except as would not reasonably be expected to have a Material Adverse Effect on Voicestream. Except as would not reasonably be expected to have a Material Adverse Effect on Voicestream, Voicestream is in compliance in all respects with, and each of the Voicestream Benefit Plans complies in form with, and is and has been operated in all respects in compliance with, all applicable Legal Requirements, including, without limitation, ERISA and the Code. No assets of Voicestream or any of its Subsidiaries are subject to liens arising under ERISA or the Code on account of any Voicestream Benefit Plan, neither Voicestream nor any of its Subsidiaries has been required to provide any security under Section 401(a)(29) or 412(f) of the Code, or under Section 307 of ERISA, and, to Voicestream's

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Knowledge, no event has occurred that could give rise to any such lien or a requirement to provide such security.

     (d) Except as would not reasonably be expected to have a Material Adverse Effect on Voicestream, to Voicestream's Knowledge, there does not now exist any condition or set of circumstances, that could subject Voicestream or any of its Subsidiaries to any material liability arising under any indemnity agreement to which Voicestream or any of its Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course. No Voicestream Benefit Plan subject to Title IV of ERISA has terminated, nor has a "reportable event" (within the meaning of Section 4043 of ERISA) occurred with respect to any such plan (other than such events with respect to which the reporting requirement has been waived by regulation).

     (e) None of the Voicestream Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA provide for any post-employment or retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state law.

     (f) Voicestream has made available to DT a true and correct copy of each current or last, in the case where there is no current, expired collective bargaining agreement to which Voicestream or any of its Subsidiaries is a party or under which Voicestream or any of its Subsidiaries has obligations and copies of the following documents with respect to each Voicestream Benefit Plan, where applicable, (i) the plan documents governing such plan and the most recent summary plan description furnished to employees, (ii) the most recent annual reports filed with the IRS, (Form 5500-series), including all schedules and attachments thereto, (iii) each related trust agreement or other funding arrangement (including all amendments to each such agreement), (iv) the most recent determination of the IRS with respect to the qualified status of such Voicestream Benefit Plan, and any currently-pending application for such a letter, and (v) the most recent actuarial report or valuation.

     (g) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (a) payment (whether of severance pay or otherwise) becoming due from Voicestream or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, (b) obligation on the part of Voicestream or DT to pay any excise tax or any similar tax imposed on any employee or former employee of Voicestream or its subsidiaries under Section 4999 of the Code or any other similar taxes except as provided in Schedule 4.01(e), (c) benefit under any Voicestream Benefit Plan being established or becoming accelerated, vested or payable or (d) "reportable event" (as defined in Section 4043 of ERISA) with respect to a Voicestream Benefit Plan subject to Title IV of ERISA.

     (h) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Voicestream Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code in a manner that would give rise to material liability.

     (i) Except as would not reasonably be expected to have a Material Adverse Effect on Voicestream, neither Voicestream nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code, with respect to any Voicestream Benefit Plan, has engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code upon Voicestream or its Subsidiaries, or which could constitute a breach of fiduciary duty which could result in liability on the part of Voicestream or any of its Subsidiaries.

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     (j) No Voicestream Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived. Neither Voicestream nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Voicestream Benefit Plan. Neither Voicestream nor any of its Subsidiaries is a party to, contributes to, or is required to contribute to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No Voicestream Benefit Plan is a "multiple employer plan", within the meaning of the Code or ERISA.

     (k) No employee is entitled to any "reload" options under any of the Voicestream Benefit Plans.

     SECTION 2.12. Labor Matters. As of the date hereof, neither Voicestream nor any of its Subsidiaries is party to any collective bargaining agreements. As of the date hereof, there are no labor unions or other organizations representing or to Voicestream's Knowledge purporting to represent or making significant or sustained efforts to represent, a significant number of employees of Voicestream or its Subsidiaries. There is no pending, or, to the knowledge of Voicestream, threatened labor dispute, strike, work stoppage or other concerted labor activity against Voicestream or its Subsidiaries which would be reasonably likely to have a Material Adverse Effect on Voicestream. During the three (3) year period preceding the date hereof, to the Knowledge of Voicestream, there have been no significant or sustained efforts to organize activities conducted by any labor organization or work council or the like with respect to any employees of Voicestream or its Subsidiaries. Except for any violations, charges or complaints that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Voicestream, neither Voicestream nor any of its Subsidiaries has committed any unfair labor practices or violated in any material respect any applicable employment laws, regulations, ordinances, rules, orders or decrees in connection with the operation of the respective businesses of Voicestream and its Subsidiaries and there is no pending or, to the knowledge of Voicestream, threatened charge, complaint, investigation or proceeding against Voicestream or its Subsidiaries by or before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration or any comparable state or municipal agency by or on behalf of any employee or class of employees or by or before any governmental agency relating to a purported violation of any applicable employment laws, regulations, ordinances, rules, orders or decrees.

     SECTION 2.13. Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Voicestream, or would not otherwise require disclosure pursuant to the Securities Act or Exchange Act, (i) each of Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it, any of its Subsidiaries or any Cook Inlet Joint Venture (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to Voicestream's Knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by it, any of its Subsidiaries or any Cook Inlet Joint Venture during the period of ownership or operation by it, any of its Subsidiaries or any Cook Inlet Joint Venture; (iv) to Voicestream's Knowledge, neither it nor any of its Subsidiaries nor any Cook Inlet Joint Venture is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries nor any Cook Inlet Joint Venture has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to Voicestream's Knowledge, neither it nor any of its Subsidiaries nor any Cook Inlet Joint Venture is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to Voicestream) with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (except for such agreements entered into by Voicestream in the ordinary course of business).

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     "ENVIRONMENTAL LAW" means any federal, state, local, foreign or other law
(including common law), statutes, ordinances or codes relating to: (a) the protection, investigation or restoration of the environment or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to person or property in connection with any Hazardous Substance.

     "HAZARDOUS SUBSTANCES" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

     SECTION 2.14.  Board Action; Vote Required; Applicability of Section
203. (a) The Board of Directors of Voicestream has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Voicestream and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

     (b) The Voicestream Stockholder Approval is the only vote of the holders of any class or series of the capital stock of Voicestream required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     (c) Prior to the execution of the Stockholders Agreement and the DT Financing Agreements, the Board of Directors of Voicestream approved the transactions contemplated hereby, by the DT Financing Agreements and the Stockholders Agreement for purposes of Section 203 of the Delaware Law including, without limitation, approving of DT becoming an "interested stockholder" as defined in and for the purposes of such Section 203. To Voicestream's Knowledge, no "moratorium", "control share", "fair price" or other antitakeover laws and regulations of the State of Delaware or the State of Washington (collectively, "VOICESTREAM TAKEOVER LAWS") are applicable to the Merger or the other transactions contemplated by this Agreement, the Stockholders' Agreement and the DT Financing Agreements.

     SECTION 2.15. Opinion of Financial Advisor. Voicestream has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Voicestream Common Shares.

     SECTION 2.16. Brokers. Except for Goldman, Sachs & Co., the arrangements with which have been disclosed to DT prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Voicestream or any of its Subsidiaries.

     SECTION 2.17. Tax Matters. Except as set forth on Schedule 2.17 and except to the extent that the failure of the following representations to be true whether considered individually or in the aggregate would not have a Material Adverse Effect on Voicestream:

          (a) All Tax Returns required to be filed by Voicestream or its Subsidiaries on or prior to the Effective Time have been or will be timely filed with the appropriate Governmental or Regulatory Authorities and are or will be correct in all respects, and all Taxes due by Voicestream or its Subsidiaries on or prior to the Effective Time have been, or will be, timely paid;

          (b) There are no liens (except for statutory liens for current Taxes not yet due and payable) against any domestic or foreign assets of Voicestream or any of its Subsidiaries resulting from any unpaid Taxes;

          (c) No audit or other proceeding with respect to Taxes due from Voicestream or any of its Subsidiaries, or any Tax Return of Voicestream or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental or Regulatory Authority;

          (d) Except for complete and accurate copies of tax sharing agreements and amendments thereto made available to DT prior to the execution of this Agreement and listed in Schedule 2.17, no agreements relating to the allocation or sharing of Taxes exist between Voicestream and/or any one of its Subsidiaries, on the one hand, and a third party, on the other hand;

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          (e) No extension of the statute of limitations on the assessment of any Taxes has been granted by Voicestream or any of its Subsidiaries and is currently in effect;

          (f) Neither Voicestream nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code or (ii) cause the stockholders of Voicestream, other than any such stockholder that would be a "five-percent transferee shareholder" of DT (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) following the Merger, to recognize gain pursuant to
     Section 367(a) of the Code; and

          (g) The Tax Sharing Agreement has not been amended or modified (after May 3, 1999). Voicestream will not amend, modify or terminate the Tax Sharing Agreement in any material respect without the prior written consent of DT.

     SECTION 2.18. Intellectual Property. Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) that is individually or in the aggregate material to the conduct of the businesses of Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures taken as a whole ("VOICESTREAM INTELLECTUAL PROPERTY") except where the failure to have such right, title and interest or have the right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on Voicestream. Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures (i) have not defaulted (except defaults that have been waived) in any material respect under any license to use Voicestream Intellectual Property, and (ii) are not as of the date hereof the subject of any proceeding or litigation for infringement of any third party Intellectual Property, other than a default proceeding or litigation, that is not having or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Voicestream. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing.

     SECTION 2.19. Ownership of Securities. As of the date hereof, neither Voicestream nor to Voicestream's Knowledge any of its Subsidiaries, beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of DT.

     SECTION 2.20. Certain Contracts. All material contracts required to be filed prior to the date hereof by Voicestream or any Significant Subsidiary pursuant to Item 601(b)(10) of Regulation S-K have been filed as exhibits to, or incorporated by reference in, a Voicestream SEC Report filed after December 31, 1999, or in Omnipoint Corporation 's Annual Report on Form 10-K for the year ended December 31, 1999, or in Aerial Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. Except as entered into after the date hereof in compliance with the terms of this Agreement, Schedule 2.20 (i) lists all material joint venture or strategic alliance agreements to which Voicestream or any of its Subsidiaries is a party, Schedule 2.20 (ii) contains a list of all material agreements that exist between Voicestream and any of its non-employee Affiliates, Schedule 2.20 (iii) contains a list of all registration rights agreements that exist in respect of Voicestream Common Shares and
Schedule 2.20 (iv) contains a list of all agreements that have a non-competition or similar operational restriction applicable to, or could be reasonably anticipated to be applicable to, and material to, the business of Voicestream and its Subsidiaries taken as a whole. Taken as a whole, the contracts and agreements required to be filed by Voicestream with the SEC and referred to in the first sentence of this Section 2.20, together with the contracts and agreements required to be set forth on Schedules 2.20 (i) through 2.20 (iv), are collectively referred to as the "VOICESTREAM CONTRACTS." The Voicestream Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or, to the extent such invalidity or failure to be in full force and effect would not have a Material Adverse Effect on Voicestream, and, to Voicestream's Knowledge, neither Voicestream nor any of its Subsidiaries nor any Cook Inlet Joint Venture has violated any provision of, or

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committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Voicestream Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Voicestream.

     SECTION 2.21. Licenses. (a) Voicestream, each of its Subsidiaries and each Cook Inlet Joint Venture are the authorized legal holders or otherwise have rights to all Permits and licenses and operating rights necessary for the operation of their businesses as presently operated (collectively, the "SECTION
2.21 LICENSES") and all Section 2.21 Licenses are in full force and effect, except for such failures to hold or to have such rights or to be in full force and effect as would not reasonably be expected to have a Material Adverse Effect on Voicestream. Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures are each in compliance in all respects with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC and all applicable Governmental or Regulatory Authorities, except for such failure to comply which would not have a Material Adverse Effect on Voicestream. As of the date hereof, there is not pending and, to Voicestream's Knowledge, there is not threatened, any action by or before the FCC or any Governmental or Regulatory Authority to revoke, suspend, cancel, rescind or modify any of the Section 2.21 Licenses, except for such action or actions which individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on Voicestream. Schedule 2.21 sets forth a complete list of all material Section
2.21 Licenses except for such Section 2.21 Licenses, sold, pledged, disposed of or encumbered in accordance with Section 4.01(b).

     (b) None of the Section 2.21 Licenses issued by the FCC are held directly by Voicestream but instead are held through one or more Subsidiaries of Voicestream or one or more Cook Inlet Joint Ventures.

                                   ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF DT

     Except as disclosed in the DT SEC Reports filed prior to the date of this Agreement and except as set forth in the DT disclosure schedules to this Agreement (it being agreed that disclosure of any item in such schedules shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), (i) DT hereby represents and warrants as of the date hereof to Voicestream as follows (except to the extent any of the following relates to Merger Sub), and (ii) Merger Sub hereby represents and warrants as of September 28, 2000 to Voicestream as follows (but only to the extent any of the following relates to Merger Sub):

     SECTION 3.01. Organization and Qualification; Subsidiaries. DT and each of its Significant Subsidiaries, as listed on Schedule 3.01 hereto, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of DT and its Subsidiaries has the requisite corporate power and authority and any necessary Permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on DT.

     SECTION 3.02. Certificate of Incorporation and Bylaws. DT is an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany. DT has heretofore furnished, or otherwise made available, to Voicestream a complete and correct copy of the Memorandum and Articles of Association (SATZUNG) and Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG), each as amended to the date hereof, of DT. Such Memoranda and Articles of Association (SATZUNG), Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG), are in full force and effect. DT is not in violation of any of the provisions of its Memorandum or Articles

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of Association (SATZUNG) or, in any material respect, its Management Board
(VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG).

     SECTION 3.03. Capitalization. (a) As of the date hereof, DT's stated share capital (GRUND KAPITAL) amounts to E7,755,786,327.04 divided into 3,029,604,034 ordinary shares, all of which, as of the date hereof, are issued and outstanding and not held in the Treasury of DT, and DT's authorized capital (GENEHMIGTES KAPITAL) available for the issuance of new DT Shares against contributions in kind amounts to up to E3,865,093,163.52, as set forth in
Section 5 of the Articles of Association of DT. As of the date hereof, 4,969,388 shares were held in the treasury of DT (EIGENE AKTIEN). Except as set forth on
Schedule 3.03, there are no outstanding DT Equity Rights on the date hereof. For purposes of this Agreement, "DT EQUITY RIGHTS" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from DT or any of DT's Significant Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock or other voting or non-voting securities of DT.

     (b) All of the issued and outstanding capital stock of DT is validly issued, fully paid and nonassessable. All DT Depositary Shares and DT Ordinary Shares to be issued as Merger Consideration will be, when issued, validly issued, fully paid and nonassessable.

     (c) Except as disclosed on Schedule 3.03 hereto, all the outstanding capital stock of each of DT's Significant Subsidiaries which is owned by DT is duly authorized, validly issued, fully paid and nonassessable, and is owned by DT free and clear of any liens, security interest, pledges, agreements, claims, charges or encumbrances except for any liens, security interest, pledges, agreements, claims, charges or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on DT. Except as set forth on
Schedule 3.03 or, with respect to Merger Sub, as otherwise contemplated by this Agreement, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from DT or any of DT's Significant Subsidiaries or Merger Sub at any time, or upon the happening of any stated event, any shares of the capital stock or other voting or non-voting securities of any DT Subsidiary or Merger Sub, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly-owned by DT), and there are no outstanding obligations of DT or any of DT's Significant Subsidiaries or Merger Sub to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities of any of DT's Subsidiaries, other than such as would not, individually or in the aggregate, have a Material Adverse Effect on DT. The Merger Sub Common Stock constitutes all of the outstanding capital stock of Merger Sub, and, except as provided in the last sentence of
Section 1.01(b), DT owns 100 percent of the outstanding capital stock of Merger Sub.

     SECTION 3.04. Authority Relative to this Agreement. (a) DT has the necessary corporate power and authority to enter into this Agreement, the Stockholders Agreement and the DT Financing Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Stockholders Agreement and the DT Financing Agreements by DT and the consummation by DT of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DT, including by the Management Board (VORSTAND) of DT, and the Supervisory Board (AUFSICHTSRAT) of DT of this Agreement and the Stockholders Agreement (except for the determination by the Board of Management which will be made pursuant to
Section 205(2) of the German Act and except for the application to be filed with the Commercial Register). This Agreement and the Stockholders Agreement have been duly executed and delivered by DT and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of DT, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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     (b) Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and its stockholder. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth on Schedule 3.05 or as described in subsection (b) below, the execution and delivery of this Agreement, the Stockholders Agreement and the DT Financing Agreements by DT, or, as applicable, by Merger Sub, do not, and the performance of this Agreement, the Stockholders Agreement and the DT Financing Agreements by DT, or, as applicable, by Merger Sub, will not, (i) violate or conflict with the Memorandum and Articles of Association (SATZUNG) or the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of DT, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to DT, any of its Significant Subsidiaries or Merger Sub or by which any of their respective property is bound or affected, (iii) violate or conflict with the Memorandum and Articles of Association (SATZUNG) or the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of any Subsidiaries of DT or the certificate of incorporation or bylaws of Merger Sub, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of DT or any of its Significant Subsidiaries or Merger Sub pursuant to, or result in the loss of any material benefit or right, including the benefit of any standstill agreement, or result in an acceleration of any rights or amounts due resulting from a change of control or otherwise, or require the consent of any other party to, any contract, instrument, Permit, license or franchise to which DT or any of its Significant Subsidiaries or Merger Sub is a party or by which DT or any of such Subsidiaries or Merger Sub, or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, rights, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on DT.

     (b) Except for applicable requirements, if any, of state, local, or foreign regulatory laws and commissions, the FCC, the Exchange Act, the premerger notification requirements of the HSR Act, Council Regulation (EEC) No. 4064/89, if required, filing of a notice pursuant to Section 721 of Exon-Florio, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges (the "DT REQUIRED APPROVALS" and together with the Voicestream Required Approvals, the "REQUIRED REGULATORY APPROVALS"), neither DT nor any of its Subsidiaries nor Merger Sub is required to submit any notice, report or other filing with any Governmental or Regulatory Authority in connection with the execution, delivery or performance of this Agreement, the Stockholders Agreement and the DT Financing Agreements, as applicable. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental or Regulatory Authority is required to be obtained by DT or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement, the Stockholders Agreement and the DT Financing Agreements.

     SECTION 3.06. SEC Filings; Financial Statements. (a) DT has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999, and has heretofore made available to Voicestream, in the form filed with the SEC, together with any amendments and exhibits thereto, (i) its Annual Report on Form 20-F for the fiscal year ended December 31, 1999, and (ii) all other reports or registration statements filed by DT with the SEC since January 1, 1999 (collectively, the "DT SEC REPORTS"). The DT SEC Reports (i) were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated

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under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (the "DT FINANCIAL STATEMENTS"), including all related notes and schedules, contained in the DT SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of DT and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of DT and its Subsidiaries for the periods indicated in accordance with generally accepted accounting principles in Germany (with a reconciliation to GAAP in accordance with SEC rules) applied on a consistent basis throughout the periods involved (except for changes as disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

     SECTION 3.07. Absence of Certain Changes or Events. Except as permitted by this Agreement or consented to by Voicestream hereunder, (a) since December 31, 1999, there has not been any Material Adverse Effect on DT, and (b) DT and its Subsidiaries, taken as a whole, have not incurred since December 31, 1999 any material liabilities or obligations except (i) liabilities or obligations
(1) which are accrued or reserved against in the DT Financial Statements or reflected in the notes thereto or (2) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (ii) liabilities or obligations which have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (iii) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of DT and its Subsidiaries prepared in accordance with GAAP.

     SECTION 3.08. Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to DT's Knowledge, threatened against DT or any of its Subsidiaries, or any properties or rights of DT or any of its Subsidiaries, before any Governmental or Regulatory Authority that would reasonably be expected to result in an adverse judgment or determination against DT or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on DT or prevent DT from consummating the transactions contemplated by this Agreement except as set forth on Schedule 3.08 hereof.

     SECTION 3.09. No Violation of Law. The business of DT and its Subsidiaries is not being conducted in violation of any Legal Requirements or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DT. Except as disclosed in DT SEC Reports filed prior to the date hereof and as set forth on Schedule 3.09 hereto, as of the date hereof, no investigation, review or proceeding by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to DT or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to DT's Knowledge, threatened, nor has any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DT. None of the representations and warranties made in this Section 3.09 are being made with respect to Environmental Laws.

     SECTION 3.10. Information Provided by DT. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the Voicestream Proxy Statement will, at the date mailed to stockholders of Voicestream and at the times of the Voicestream Stockholders' Meeting, contain any untrue statement of a material fact or omit to state

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any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (except for information relating solely to Voicestream) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the German Listing Prospectus will, at the time the German Listing Prospectus is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the auditor's report to be prepared pursuant to
Section 183(3) of the German Act will, at the time the report is filed with the Commercial Register, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.11. Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on DT, or would not otherwise require disclosure pursuant to the Securities Act, or are listed on Schedule 3.11 hereto, (i) each of DT and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to DT's Knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by it or any of its Subsidiaries during the period of ownership or operation by it or any of its Subsidiaries;
(iv) to DT's Knowledge, neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to DT's Knowledge, neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to DT) with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances, except for such agreements entered into by DT in the ordinary course of business.

     SECTION 3.12. Board Action; Vote Required. (a) The Management Board (VORSTAND) and the Supervisory Board (AUFSICHTSRAT) of DT have determined that the transactions contemplated by this Agreement, the Stockholders Agreement and the DT Financing Agreements are advisable and in the best interests of DT and its shareholders.

     (b) No vote of holders of any class or series of DT capital stock, including, without limitation, holders of DT Ordinary Shares or DT Depositary Shares, is required for the approval or entering into of this Agreement or the DT Financing Agreements or the consummation of the transactions contemplated hereby and thereby, including the Merger.

     SECTION 3.13. Brokers. Except for Donaldson, Lufkin & Jenrette and Dresdner Kleinwort Benson, or as indicated in writing to Voicestream on or prior to February 8, 2001, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DT or any of its Subsidiaries.

     SECTION 3.14. Tax Matters. Except as set forth on Schedule 3.15 attached hereto and except to the extent that the failure of the following representations to be true, whether considered individually or in the aggregate, would not have a Material Adverse Effect on DT:

          (a) All Tax Returns required to be filed by DT or its Subsidiaries on or prior to the Effective Time have been or will be timely filed with the appropriate Governmental or Regulatory Authorities
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     and are or will be correct in all respects, and all Taxes due by DT or its
     Subsidiaries on or prior to the Effective Time have been, or will be, timely paid;

          (b) The assets of DT do not consist wholly or principally of immovable property situated within Germany within the meaning of Article 13(2)(b) of the Income Tax Treaty between Germany and the United States;

          (c) There are no liens (except for statutory liens for current Taxes not yet due and payable) against any domestic or foreign assets of DT or any of its Subsidiaries resulting from any unpaid Taxes;

          (d) No audit or other proceeding with respect to Taxes due from DT or any of its Subsidiaries, or any Tax Return of DT or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental or Regulatory Authority;

          (e) No extension of the statute of limitations on the assessment of any Taxes has been granted by DT or any of its Subsidiaries and is currently in effect;

          (f) Neither DT nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) cause the stockholders of Voicestream, other than any such stockholder that would be a "five-percent transferee shareholder" of DT (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) following the Merger, to recognize gain pursuant to
     Section 367(a) of the Code; and

          (g) DT is not aware of any German withholding taxes that would be applicable to any Merger Consideration to be received in the Merger by Voicestream stockholders other than in their capacity as employees of Voicestream prior to the Effective Time. Except to the extent required under the Code, or any provision of state, local or non-U.S. (other than German) tax law, and in the case of withholding or deduction pursuant to German tax law, except to the extent required solely as a result of a change in law, including, without limitation, an administrative action by a German taxing authority or change, amendment to, or clarification of an official position or an official interpretation, occurring after the date of this Agreement, neither the Escrow Agent nor DT will deduct or withhold any amount on account of Taxes (other than stock transfer, stamp taxes, or any other similar Taxes) from the consideration otherwise payable pursuant to this Agreement. To the extent that amounts are so withheld by the Escrow Agent or DT, as the case may be, such withholdings shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by the Escrow Agent or DT, as the case may be.

     SECTION 3.15. Ownership of Securities. Except pursuant to the Stockholders Agreements, the DT Financing Agreements or as set forth on Schedule 3.16, as of the date hereof, neither DT nor, to DT's Knowledge, any of its Subsidiaries, beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Voicestream (other than shares held by DT Benefit Plans). Except as set forth on Schedule
3.16 hereto, DT owns no shares of Voicestream Common Stock which would constitute Disqualified Shares.

     SECTION 3.16. Certain Contracts. All material contracts required to be filed by DT pursuant to Item 19(b) of Form 20-F and Instruction B.2 thereto, have been filed as exhibits to, or incorporated by reference in, a DT SEC Report filed after December 31, 1999.

     SECTION 3.17. Licenses. DT and each of its Subsidiaries are the authorized legal holders or otherwise have rights to all material Permits and licenses and operating rights necessary for the operation of their business as presently operated, except for such failures as would not reasonably be expected to have a Material Adverse Effect on DT (collectively, the "DT LICENSES"). As of the date hereof there is not pending and, to DT's Knowledge, there is not threatened, any action by or before any Governmental or

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Regulatory Authority to revoke, suspend, cancel, rescind or modify in any material respect any of the DT Licenses which action would reasonably be expected to have a Material Adverse Effect on DT.

                                   ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01. Conduct of Business in the Ordinary Course. Voicestream covenants and agrees with DT that, between the date hereof and the Effective Time, except as described on Schedule 4.01 or as otherwise expressly contemplated hereby, the business of Voicestream and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and Voicestream for itself and on behalf of its Subsidiaries agrees with DT to use its commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by Voicestream or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section
4.01 or Section 5.15 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Except as set forth on
Schedule 4.01 or as otherwise expressly contemplated by this Agreement (including Section 1.07), Voicestream agrees with DT, on behalf of itself and its Subsidiaries, that they will not, between the date hereof and the Effective Time directly or indirectly, do any of the following without the prior written consent of DT:

          (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Voicestream or any of its Subsidiaries, except for (A) the issuance of Voicestream Common Shares upon exercise of such rights existing on the date hereof in amounts not exceeding the amounts set forth in Schedule 4.01(a)(i)(A), (B) grants of stock options with respect to Voicestream Common Shares to employees or directors, provided such grants shall not exceed 1,500,000 Voicestream Common Shares in the aggregate and, provided further, that the consummation of the transactions contemplated by this Agreement will not constitute a change in control with respect to any such newly granted options, (C) issuances of equity securities in respect of options, warrants, convertible securities or other rights of any kind to acquire equity securities of any Person that is the subject of an Acquisition permitted by Section 5.15, (D) the issuance of securities by a Subsidiary to any Person which is directly or indirectly wholly owned by Voicestream,
     (E) liens granted to secure indebtedness permitted by Section 4.01 or in connection with Acquisitions permitted by Section 5.15, (F) issuances of Voicestream Common Shares upon (1) conversion of the 2 1/2% Convertible Preferred Stock in accordance with the terms of such stock as in effect on the date hereof, (2) conversion of the 7% Convertible Preferred Shares in accordance with the terms of such stock as of the date hereof, (3) exercise of the Warrants in accordance with the terms of such Warrants as in effect on the date hereof and/or (4) exercise of the Cook Inlet Partners' exchange rights as in effect on the date hereof; (G) the sale of shares of capital stock pursuant to the exercise of Voicestream Options if necessary to effectuate an optionee direction upon exercise or for withholding, (H) issuance of shares of capital stock under Voicestream's Employee Stock Purchase Plan which shares are acquired by Voicestream in accordance with clause (iv)(B); (ii) amend or propose to amend the Certificate of Incorporation or Bylaws (or other comparable organizational document) or any certificate of designation of Voicestream, or adopt, amend or propose to amend any stockholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding shares of Voicestream Common Shares, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of Voicestream Common Shares; or (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except that Voicestream shall be permitted to acquire shares of Voicestream Common Shares, from time to time (A) as permitted by or in accordance with

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     Article IX of Voicestream's certificate of incorporation and (B) in open market transactions, consistent with past practice and in compliance with Legal Requirements and the provisions of any applicable employee benefit plan, program or arrangement, for issuance upon the exercise of options and other rights granted, and the lapsing of restrictions, under Voicestream's employee benefit plans, programs and arrangements;

          (b) (i) except in connection with Permitted Swaps or Acquisitions pursuant to Section 5.15, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make or increase any investment in another entity (other than an entity which is a wholly-owned Subsidiary of Voicestream as of the date hereof and other than incorporation of a wholly-owned Subsidiary) other than investments permitted by Schedule 4.01(b); (ii) except in connection with Permitted Swaps or as approved by the Acquisitions Committee (as defined below), except in the ordinary course of business and in a manner consistent with past practice or as may be required by, or in accordance with, law or any Governmental or Regulatory Authority, including to comply with spectrum limitations, in order to permit or facilitate the consummation of the transactions contemplated hereby, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of Voicestream or any of its Subsidiaries, except for Acquisitions pursuant to
     Section 5.15; (iii) except in the ordinary course of business and in a manner consistent with past practice and all Legal Requirements and Permits, authorize or make capital expenditures in an aggregate amount not to exceed the aggregate annual amounts set forth in Voicestream's 2000 business plan as provided to DT during the week of June 26, 2000;

          (c) incur indebtedness (incremental to that shown on its balance sheet as of March 31, 2000) except (i) pursuant to binding commitments to lend in existence on the date hereof as listed by Schedule 4.01(c), (ii) pursuant to the DT Financing Agreements, (iii) refinancing of existing indebtedness,
     (iv) in connection with Acquisitions (including assumed indebtedness) permitted by Section 5.15, and (v) additional indebtedness that would be prepayable at the election of Voicestream on or after the Closing Date, the aggregate prepayment penalty of which does not exceed $25,000,000;

          (d) enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure), or
     (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing Voicestream's cost of financing; provided, however, that employee stock ownership plans and other pension and deferred compensation plans of Voicestream may enter into derivative contracts as part of their ordinary course investment strategy;

          (e) take any action with respect to the grant of any severance or termination pay, or stay, bonus, or other incentive arrangements (otherwise than pursuant to the Voicestream Benefit Plans and the policies of Voicestream in effect on the date hereof in the ordinary course of Voicestream's business or as otherwise expressly permitted under this Agreement or otherwise in the ordinary course of business and consistent with Voicestream's past practice);

          (f) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as otherwise required by Legal Requirements or the provisions of any Voicestream Benefit
     Plan) under any Voicestream Benefit Plan to any director or officer of, or independent contractor or consultant to, Voicestream or any of its Subsidiaries, adopt or otherwise materially amend (except for amendments required by Legal Requirements) any Voicestream Benefit Plan, or enter into or amend any employment or consulting agreement of the type which would be required to be disclosed hereunder pursuant to Section 2.11 or grant or establish any new awards under any such existing Voicestream Benefit Plan (excluding any stock options granted pursuant to Section 4.01(a)) or agreement (except in the ordinary course of business and in amounts and in a manner consistent with past practice and subject to the other provisions of this Section 4.01);

          (g) file any amended Tax Returns or settle any Tax audits or other tax proceedings of Voicestream if the result of such amendment or settlement would result in an increase of Voicestream

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     tax liability in excess of $15,000,000 or change in any respect (i) its method of tax accounting or tax practice or (ii) its accounting policies, methods or procedures, except as required by GAAP, which in the case of (i) or (ii) would have a Material Adverse Effect on Voicestream;

          (h) take any action which would reasonably be expected to materially adversely affect or materially delay the ability of any of the Parties to obtain any Required Regulatory Approval or consummate the transactions contemplated hereby;

          (i) take any action that would be reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code or (ii) cause the Stockholders of Voicestream to recognize gain pursuant to Section 367(a) of the Code;

          (j) other than pursuant to this Agreement, take any action to cause the Voicestream Common Shares to cease to be quoted on NASDAQ;

          (k) (i) grant new Stock Appreciation Rights, new performance shares, restricted stock, or other equity based rights (other than stock options granted pursuant to Section 4.01(a)); (ii) materially modify any actuarial cost method, assumption or practice used in determining benefit obligations, annual expense and funding for any Voicestream Benefit Plan, except to the extent required by GAAP; (iii) materially modify the investment philosophy of the benefit plan trusts or maintain an asset allocation which is not consistent with such philosophy, subject to any ERISA fiduciary obligation; (iv) subject to any ERISA fiduciary obligation, enter into any outsourcing agreement, or any other material contract relating to the Voicestream Benefit Plans or management of the benefit plan trusts; (v) offer any new or extend any existing retirement incentive, "window" or similar benefit program; (vi) grant any ad hoc pension increase; (vii) establish any new or fund any existing "rabbi" or similar trust (except in accordance with the current terms of such trust), or enter into any other arrangement for the purpose of securing non-qualified benefits or deferred compensation; (viii) adopt or implement any corporate owned life insurance; (ix) adopt, implement or maintain any "split dollar" life insurance program; or (x) except as may be required by the terms of any award agreement, accelerate the vesting or payment of any equity or equity-based award or (xi) materially increase the compensation payable to any officer or director (other than for normal compensation increases in the ordinary course of business consistent with past practice);

          (l) agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which the stockholders of Voicestream will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their Voicestream Common Shares;

          (m) authorize or enter into (i) any material joint venture (other than Permitted Swaps and other than joint ventures complying with the "designated entity" rules which are required for the completion of any Acquisition permitted pursuant to Section 5.15) or (ii) any agreement (other than in the ordinary course consistent with its past practice in respect of the Cook Inlet Joint Ventures and that does not apply to the business of Voicestream or its Subsidiaries outside the United States) that has a non-competition provision or similar operational restriction applicable to, or could be reasonably anticipated to be applicable to, the business of Voicestream or any of its Subsidiaries and that is reasonably expected to be materially adverse to DT or the mobile telecommunication business of DT after the Effective Time; or

          (n) authorize or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 4.01.

          (o) Notwithstanding anything in this Agreement to the contrary, during the period of time beginning on the later of the Election Deadline and the fifth Business Day prior to the Effective Time and extending until and including the Effective Time, other than the Permitted Stock Dividend, Voicestream shall not take or omit to take any action that could increase the number of Voicestream Common Shares outstanding on a fully diluted basis.

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     SECTION 4.02.  Conduct of Business by DT.  Except as set forth on Schedule
4.02 hereto or as otherwise expressly contemplated by this Agreement, DT agrees on behalf of itself and its Subsidiaries that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Voicestream:

          (a) (i) except as may be necessary or required for the purpose of using or increasing any or all of DT's authorized capital (GENEHMIGTES KAPITAL) or necessary for the conduct of its business, amend or propose to amend the Memorandum and Articles of Association (SATZUNG) or Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) (or other comparable organizational document) of DT in any manner that would be adverse to Voicestream or its stockholders; (ii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of DT capital stock (other than regular annual cash dividends in a manner consistent with past practice); (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible, exchangeable or exercisable for or into shares of its capital stock, except for repurchases, redemptions or acquisitions not exceeding 10% of the total number of DT Ordinary Shares outstanding as of the date hereof in the aggregate; or (iv) effect any reclassification, recapitalization or restructuring or other similar transaction (other than as permitted in clause (ii) of this Section 4.02(a)) that results in the direct or indirect receipt by holders of DT Ordinary Shares of any assets, property or cash in respect of such DT Ordinary Shares.

          (b) take any action that would be reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code; or (ii) cause the stockholders of Voicestream to recognize gain pursuant to Section 367(a) of the Code; or

          (c) take any action that would reasonably be likely to (i) materially adversely affect the ability of the Parties to obtain any Required Regulatory Approval or to consummate the transactions contemplated hereby, or (ii) materially delay the ability of any of the Parties to obtain any Required Regulatory Approval or to consummate the transactions contemplated hereby, provided, however, that this Section 4.02(c) shall not preclude any acquisitions by DT or any of its Subsidiaries so long as such acquisitions, individually or in the aggregate, are not reasonably likely to prevent the consummation of the Merger.

     SECTION 4.03. No Solicitation. (a) From and after the date hereof, Voicestream shall not, nor shall it permit any of its Subsidiaries to, nor shall they authorize or instruct any of their respective officers, directors or employees to, and shall use their reasonable efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as defined below), or (ii) participate in any substantive discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the time the Voicestream Stockholders' Approval is obtained, the Board of Directors of Voicestream receives an unsolicited bona fide proposal and determines in good faith that providing information to the Third Party (as defined below), making such proposal or participating in negotiations or discussions with the Third Party could be reasonably expected to result in a Voicestream Superior Proposal (as defined below) and if Voicestream is not in breach of its obligations under this Section 4.03, Voicestream may, subject to giving DT 48 hours advance written notice of its intention to do so, (x) furnish information with respect to Voicestream pursuant to a confidentiality agreement from the Third Party substantially similar to the Mutual Nondisclosure Agreement between Voicestream and DT dated as of June 21, 2000 (the "CONFIDENTIALITY AGREEMENT"), and (y) engage in discussions and negotiations with the persons that made such proposal. Voicestream shall promptly notify DT orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Voicestream will keep DT informed of the status (including amendments) of such request or proposal on a current basis. Voicestream shall immediately cease and terminate any existing solicitations, discussions or negotiations with any persons conducted heretofore by it or its representatives with respect to the foregoing.

     (b) Nothing contained in this Section 4.03 or in Section 5.02 shall prohibit Voicestream (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (y) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Voicestream, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Board of Directors of Voicestream would breach its duties to Voicestream's stockholders under applicable law.

     (c) For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means a proposal or intended proposal, regarding any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than a Party and its Subsidiaries (a "THIRD PARTY") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of more than twenty percent (20%) of the outstanding shares of Voicestream,
(ii) any acquisition or proposed acquisition of, or business combination with Voicestream or any of its Significant Subsidiaries, as applicable, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not Voicestream or any of its Significant Subsidiaries, as the case may be, is the entity surviving any such merger or business combination), other than any transaction that would be permitted pursuant to Section 5.15 hereof, or
(iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Voicestream and any entity surviving the merger or business combination including any of them) of Voicestream or any of its Subsidiaries, as the case may be, for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of Voicestream Common Stock on the date of this Agreement.

     SECTION 4.04. Subsequent Financial Statements. Voicestream, prior to the Effective Time, will timely file with the SEC each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to DT copies of each such report filed with the SEC. DT will timely file with the SEC each Annual Report on Form 20-F and Report on Form 6-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Voicestream copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of Voicestream and DT, as the case may be, included in such reports will fairly present the financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP (with a reconciliation to GAAP in accordance with SEC rules in the case of Voicestream) or generally accepted accounting principles in Germany (in the case of DT) applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     SECTION 4.05. Control of Operations. Nothing contained in this Agreement shall give DT, directly or indirectly, the right to control or direct Voicestream's operations prior to the Effective Time. Prior to the Effective Time, Voicestream shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Voicestream Proxy Statement; the Registration Statement and the German Listing Prospectus. (a) Each of DT and Voicestream shall cooperate and promptly prepare and DT shall file with the SEC as soon as practicable a Registration Statement on Form F-4 (or any successor form) (the "FORM F-4") under the Securities Act with respect to the DT Ordinary Shares and the DT Depositary Shares issuable and deliverable pursuant to this Agreement. A portion of the Form F-4 shall serve as a prospectus with respect to the DT Ordinary Shares and the DT Depositary Shares issuable and deliverable pursuant to the terms of this Agreement and as Voicestream's proxy statement with respect to Voicestream Stockholders' Meeting (the "VOICESTREAM PROXY STATEMENT"). DT will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder and Voicestream will cause the Voicestream Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Voicestream and DT shall use their reasonable best efforts to have the Voicestream Proxy Statement and Registration Statement declared effective by the SEC under the Securities Act, and promptly thereafter shall mail to the holders of record of Voicestream Common Shares, the Voicestream Proxy Statement; provided, however, that Voicestream shall not mail or otherwise furnish the Voicestream Proxy Statement to its stockholders unless and until:

          (i) it has received notice from the SEC that the Registration Statement is effective under the Securities Act;

          (ii) Voicestream shall have received a letter of its independent accountants, dated a date within two (2) business days prior to the date of the first mailing of the Voicestream Proxy Statement, and addressed to Voicestream, in form reasonably satisfactory to Voicestream and customary in scope for similar "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 with respect to the financial statements of DT included in the Voicestream Proxy Statement and the Registration Statement;

          (iii) DT shall have received a letter of its independent accountants, dated a date within two (2) business days prior to the date of the first mailing of the Voicestream Proxy Statement, and addressed to DT, in form reasonably satisfactory to DT and customary in scope for similar "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 with respect to the financial statements of Voicestream included in the Voicestream Proxy Statement and the Registration Statement.

     DT shall use reasonable best efforts to obtain prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to effect the transactions contemplated by this Agreement. DT will advise Voicestream, promptly after it receives notice, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the DT Depositary Shares or DT Ordinary Shares issuable and deliverable in connection with the Merger for offering or sale in any jurisdiction.

     (b) DT and Voicestream will cooperate in (i) the preparation of the Voicestream Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable and (ii) the preparation and filing of the German Listing Prospectus with the FSE and the auditor's report with the Commercial Register.

     SECTION 5.02. Voicestream Stockholders' Meeting and Consummation of the Merger. (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Voicestream shall duly give notice of, convene and hold a meeting of its stockholders (the "VOICESTREAM STOCKHOLDERS' MEETING") in accordance with Delaware Law for the purposes of obtaining the Voicestream Stockholder Approval and shall, subject to the provisions of Section 5.02(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and use its reasonable best efforts to obtain the Voicestream Stockholder Approval.

     (b) Neither the Board of Directors of Voicestream nor any committee thereof shall (i) except as expressly permitted by this Section 5.02(b), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to DT, the approval or recommendation of such Board of Directors or such committee of this Agreement, the Merger and the other transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Voicestream to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement for any Alternative Transaction (each, a "VOICESTREAM ACQUISITION AGREEMENT").

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

Notwithstanding the foregoing, in the event that prior to the time the Voicestream Stockholder Approval is obtained, Voicestream receives a Superior Proposal (as defined below), the Board of Directors of Voicestream may (subject to this and the following sentences) (A) inform Voicestream stockholders that it no longer recommends Voicestream Stockholder Approval (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the second Business Day following DT's receipt of written notice advising DT that the Board of Directors of Voicestream has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy or draft copy thereof with all accompanying documentation or draft documentation, if in writing), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Voicestream shall provide a reasonable opportunity to DT to make such adjustments in the terms and conditions of this Agreement as would enable Voicestream to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of Voicestream and DT at the time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Voicestream determines in its good faith judgment to be more favorable to Voicestream's stockholders than the transactions contemplated by this Agreement. Voicestream shall submit this Agreement to its stockholders at the Voicestream Stockholders' Meeting even if the Board of Directors of Voicestream shall have made a Subsequent Determination.

     SECTION 5.03. Cook Inlet. Voicestream shall not agree to any modification of the existing exchange rights agreements relating to the Cook Inlet Joint Ventures that would (i) prior to the Effective Date, increase the number of Voicestream Common Shares issuable to the Cook Inlet Joint Ventures upon exercise of their exchange rights in excess of the maximum number of shares set forth on Schedule 2.03(f) on and after the Effective Date, increase the number of DT Ordinary Shares or DT Depositary Shares issuable to the Cook Inlet Joint Ventures upon exercise of their exchange rights.

     SECTION 5.04. Notification of Certain Matters. Each of Voicestream and DT shall give prompt notice to each other of the following:

          (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement of such Party to be untrue, inaccurate or incomplete in any material respect at any time from the date hereof to the Effective Time if such failure to be true, accurate or complete would cause the condition set forth in Section 6.02(a) or 6.03(a) not to be satisfied, in which case the Party required to give prompt notice thereof shall promptly update and deliver to the others any Schedules hereto which require an update to remain true, accurate and correct or (ii) directly or indirectly, any Material Adverse Effect on such Party;

          (b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder (if such failure would cause the condition set forth in Section 6.02(b) or 6.03(b) not to be satisfied);

          (c) any facts relating to such Party which would make it necessary or advisable to amend the Voicestream Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice;

          (d) Promptly upon receipt by Voicestream from any Voicestream stockholder who is a party to the Stockholder Agreements of a proxy card sent to the Voicestream stockholders with the Voicestream Proxy Statement and in accordance with Section 5 of the Stockholders Agreements, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on the date of such receipt, Voicestream shall notify DT orally of its receipt and provide DT with copy of such proxy card; and

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

          (e) Voicestream will not settle any claim with respect to Section 1.19 and 1.20 the Tax Sharing Agreement (the "355 PROVISIONS") or amend, modify or terminate the 355 Provisions without the prior written consent of DT. Voicestream will promptly provide DT with any notice of indemnification claim or other notice of communication with respect to or under the Tax Sharing Agreement with respect to the 355 Provisions. Voicestream will use its reasonable best efforts to permit DT to participate in the negotiation, resolution, settlement and contest of any claim or tax refund related to any items for which Voicestream has sole indemnification responsibility under the Section 355 Provisions.

     SECTION 5.05. Access to Information. (a) Each of Voicestream and DT shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Parties reasonable access during regular business hours to such Party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Parties may reasonably request. Notwithstanding the foregoing, neither Voicestream nor DT shall be required to provide any information which it reasonably believes it may not provide to the other Party by reason of any Legal Requirements or other applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

     (b) Each of Voicestream and DT agrees that all non-public, confidential information so received from any other Party shall be deemed received pursuant to the Confidentiality Agreement and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and agents ("PARTY REPRESENTATIVES") to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

     SECTION 5.06. Public Announcements. Voicestream and DT shall develop a joint communications plan and each Party shall, except as otherwise required by any Legal Requirement, use its reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other Parties.

     SECTION 5.07. Cooperation. (a) Upon the terms and subject to the conditions hereof, each of Voicestream and DT agrees, and agrees to cooperate with each other, (w) to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including all actions expected to be taken after the Effective Time in connection with the actions contemplated by
Section 1.04), (x) to obtain in a timely manner all necessary Permits or waivers, from, approvals or consents of, or declarations, registrations or filings with, and all expirations of waiting periods imposed by, any Governmental or Regulatory Authority which are necessary for the consummation of the transactions contemplated hereby, (y) to promptly (1) prepare and file a Premerger Notification in accordance with the HSR Act, comply with any requests for additional information, and obtain termination of the waiting period thereunder as promptly as practicable, (2) prepare and file all required notifications, if any, under Council Regulation (EEC) No. 4064/89, and obtain the approval of the Council of the European Union to the transactions contemplated by this Agreement, if required, and (3) file a notice pursuant to
Section 721 of Exon-Florio, and (z) to take all actions within its control necessary to obtain any Required Regulatory Approvals necessary to consummate the transactions contemplated hereby; provided, however, that nothing in this sentence of Section 5.07(a) shall require DT or Voicestream to take any action that would result in a Burdensome Condition;

     (b) Each of Voicestream and DT agrees to cooperate with each other (1) to respond to inquiries from, and to make presentations to, Governmental or Regulatory Authorities; and (2) to promptly inform the others of any material oral or written communication received by such Party from, or given by such Party to, any Governmental or Regulatory Authority, and of any material communication received or given in connection with any proceeding by a private Party, in each case regarding the relevant transactions. Voicestream and DT agree to consult with each other in advance of any meeting or conference with, or of making any filing or other written submission to, any such Governmental or Regulatory Authority, and to the extent permitted by the applicable Governmental or Regulatory Authority, give the others the opportunity to attend and participate in such meetings and conferences, or to review and approve any such filing or other written submission, in each case regarding the relevant transactions.

     (c) Each of Voicestream and DT shall cooperate with each other to eliminate or reduce to the extent possible any illegality, forfeiture or loss on the part of DT, Voicestream or their respective Subsidiaries that may result from the consummation of the transactions contemplated hereby.

     (d) Each of Voicestream and DT hereby agrees to cooperate with the other party, and to cause its officers, directors and independent accountants to cooperate with the other party, to do or cause to be done all things reasonably requested by the other party (including, without limitation, providing such information as may reasonably be requested to permit pro forma financial statements after giving effect to the Merger to be produced) in order to facilitate any financing, acquisition or capital markets transaction to be entered into by either Party after the date hereof.

     (e) Voicestream hereby agrees to use reasonable best efforts, in consultation with DT, to obtain all waivers and consents that may be required from any parties to any Voicestream Contract, including, without limitation, from lenders and other financing sources of Voicestream and its Subsidiaries, in connection with this Agreement, the Stockholders Agreements, the DT Financing Agreements and the transactions contemplated hereby and thereby.

     (f) Voicestream hereby agrees, from the date hereof until the Closing, to take any and all actions that are required to be taken prior to the Effective Time pursuant to any Voicestream Contract or other agreement, including, without limitation, any debt instruments, including credit agreements and indentures, to which Voicestream or any of its Significant Subsidiaries or any Cook Inlet Joint Venture is a party and to make any offer to purchase any securities required to be made, as a result of the execution and delivery of this Agreement, the Stockholders Agreements and the DT Financing Agreements.

     SECTION 5.08.  Indemnification, Directors' and Officers'
Insurance. (a) For a period of six (6) years after the Effective Time, the Surviving Corporation (i) shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Voicestream and each of its Subsidiaries and any directors, officers or employees indemnification agreements of Voicestream and its Subsidiaries,
(ii) shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Voicestream ("D&O INSURANCE") (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured), with respect to claims arising from facts or events which occurred on or before the Effective Time, provided, however, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 250% of the last annual premium paid prior to the date hereof, in each case during such six year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 250% of the Current Premium, and (iii) shall indemnify the directors and officers of Voicestream to the fullest extent to which Voicestream is permitted to indemnify such officers and directors under their respective charters and bylaws and applicable law.

     (b) Without limiting Section 5.08(a), after the Effective Time, each of DT and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of Voicestream or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative,

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arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Voicestream) or arising out of or pertaining to this Agreement, the Merger and the other transactions contemplated by this Agreement and the DT Financing Agreements. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) DT and the Surviving Corporation, as the case may be, shall pay the reasonable fees and out of pocket expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to DT and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable out of pocket expenses in advance of the final disposition of such action, (ii) DT and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law and DT's or the Surviving Corporation's respective articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to DT or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither DT nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     SECTION 5.09. Stock Exchange Listings/Establishment of DT Depositary Shares. DT will take all steps necessary for the listing and authorization for listing on the FSE and the NYSE (subject to official notice of issuance) of the DT Ordinary Shares and the DT Depositary Shares, respectively, to be issued pursuant to the Merger.

     SECTION 5.10. No Shelf Registration. DT shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of DT received pursuant hereto by the Persons who may be deemed to be "affiliates" of Voicestream within the meaning of Rule 145 promulgated under the Securities Act. The DT Ordinary Shares issuable upon exercise of options pursuant to Section 1.05 hereof shall be registered under the Securities Act and such registration shall be effective at the time of issuance.

     SECTION 5.11. Affiliates. Voicestream (i) shall deliver to DT not later than the 30th day after the date of this Agreement a list of all persons who are, as of the date hereof its Affiliates for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each person who is identified as its "affiliate" on Schedule 5.11 to deliver to DT as promptly as practicable but in no event later than the Closing Date, a signed agreement substantially in the form of Exhibit A. Voicestream shall notify DT from time to time of any other persons who then are such an "affiliate" of Voicestream and use its reasonable best efforts to cause each additional person who is identified as such an "affiliate" to execute a signed agreement as set forth in this Section 5.11.

     SECTION 5.12. Blue Sky. DT will use its reasonable best efforts to obtain prior to the Effective Time all necessary state securities or "blue sky" Permits and approvals or similar foreign approvals required to permit the distribution of the DT Depositary Shares and the DT Ordinary Shares to be issued in accordance with the provisions of this Agreement, and Voicestream will provide any reasonably requested cooperation in connection therewith.

     SECTION 5.13. Tax-Free Merger. Each of the Parties will use its reasonable best efforts, and each agrees to cooperate with the other Parties and provide one another with such documentation, information and materials, as may be reasonably necessary, proper or advisable, to (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) avoid gain recognition to the Stockholders of Voicestream pursuant to Section 367(a) of the Code.

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     SECTION 5.14.  Interim Dividend Policy.  Other than the Permitted Stock
Dividend, Voicestream shall not, without the prior written consent of DT, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of Voicestream Common Stock.

     SECTION 5.15. Permitted Acquisitions. (a) Voicestream and its Subsidiaries may only engage in an acquisition transaction taking the form of a stock acquisition, asset acquisition, merger or similar type or form of transaction, including, without limitation, any transaction pursuant to which Voicestream would propose to acquire, directly or indirectly, any additional FCC licenses, and may only make investments in other Persons (collectively, "ACQUISITIONS") subject to the provisions of this Section 5.15 and subject to the provisions of Sections 4.01(h), (i) and (m). Subject to Sections 4.01(h),
(i) and (m), Voicestream and its Subsidiaries may engage in (A) Acquisitions in accordance with Section 5.15(b), (B) Acquisitions without DT's consent, provided that the aggregate value of the consideration payable by Voicestream and any of its Subsidiaries in respect of any Acquisition pursuant to this clause (B) shall not exceed $500 million (including assumption of debt) and in respect of all Acquisitions pursuant to this clause (B) shall not exceed in the aggregate $750 million (including assumptions of debt), and, provided further, that, without consent of the Acquisitions Committee (as hereinafter defined), none of such Acquisitions include shares of Voicestream or any of its Subsidiaries as consideration for the transaction, and (C) Acquisitions permitted (or deemed permitted) by the Acquisitions Committee. The Acquisitions Committee shall consist of the individuals listed on Schedule 5.15(C). If Voicestream desires to make or engage in an Acquisition requiring consent of the Acquisitions Committee, it shall notify (a "PROPOSED ACQUISITION NOTICE") the Acquisitions Committee in writing (care of the office of the Chairman of the Acquisitions Committee) of such proposed Acquisition (a "PROPOSED ACQUISITION"). The Proposed Acquisition Notice shall include or be preceded by a copy of the material information upon which senior management of Voicestream relied in determining that Voicestream should pursue the Proposed Acquisition. Unless the Acquisitions Committee denies permission in writing (in care of the office of Voicestream's Chief Executive Officer) which is received within five (5) Business Days of receipt of the Proposed Acquisition Notice, the Proposed Acquisition shall be deemed to have been consented to and permitted by this Section 5.15 and for all purposes under this Agreement (and shall not count toward the individual or aggregate dollar limitation set forth in clause (B) of this Section 5.15(a) nor shall any securities issued in connection therewith be deemed to breach any restriction contained in Section 4.01. DT agrees and acknowledges that if the Acquisitions Committee denies Voicestream permission to proceed with any Proposed Acquisition, thereafter any officer, director, stockholder or Affiliate of Voicestream (other than any of Voicestream's Subsidiaries), or any group or combination of them, may pursue or engage in such Proposed Acquisition for his, its or their own account. The Acquisitions Committee shall also, from time to time, consider the capital structure of Voicestream.

     (b) In the event that Voicestream determines to participate in any auction of spectrum or airwave rights or licenses conducted during the period from the date hereof until the Effective Time or the termination of this Agreement (an "AUCTION"), then management of Voicestream shall work with the Acquisitions Committee to develop, not later than the tenth Business Day prior to the date the short form application related to such Auction is due, a schedule (a "BID SCHEDULE") of maximum amounts that Voicestream shall be permitted to bid in such Auction, which shall set forth both a maximum bid per license or market (as applicable), and an aggregate maximum for the entire Auction. In the event that, in the course of an Auction, Voicestream desires to bid in excess of the maximum bid permitted in the Bid Schedule for any market or license, as applicable, or the maximum aggregate of all bids, Voicestream may do so only with the consent of any one of the members of the Acquisitions Committee (which consent may be sought and/or granted by telephone). Unless any of the members of the Acquisitions Committee denies such request to exceed such maximum bid (a "PROPOSED BID INCREASE") within 24 hours of the time such request shall have been made, DT shall be deemed to have consented to such request. DT hereby agrees and acknowledges that in the event that Voicestream and the Acquisitions Committee fail to agree upon a Bid Schedule prior to the tenth Business Day prior to the schedule commencement of any Auction, thereafter any officer, director, stockholder or Affiliate of Voicestream (other than any of Voicestream's Subsidiaries), or any group or combination of them, may participate in such Auction and acquire rights or licenses pursuant thereto for his, its or their own account.

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     SECTION 5.16.  Reasonable Best Efforts.  Each of Voicestream and DT shall use its reasonable best efforts to obtain the opinions referred to in Section 6.02(d) and the delivery of the executed Representation Letters in the forms set forth in Exhibits D and E hereto.

     SECTION 5.17. Certain Matters. After the Effective Time, DT will take the actions set forth in Schedule 5.17.

     SECTION 5.18. Takeover Laws. Subject to Section 5.02, no Party shall take any action that would cause the transactions contemplated by this Agreement or the Stockholders Agreement to be subject to requirements imposed by any Takeover Laws (including any such laws or regulations applicable to DT under German Legal Requirements or the Legal Requirements of the FSE) and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of), or minimize the effect on, the transactions contemplated by this Agreement and the Stockholders Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the Delaware Law or any other Takeover Laws that purport to apply to this Agreement or the Stockholders Agreement or the transactions contemplated hereby or thereby.

     SECTION 5.19. Employee Benefits. (a) From and after the Effective Time, DT shall cause the Surviving Corporation or its successor to honor all Voicestream employee benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than two years following the Effective Time, DT shall cause to be provided, to current and former employees of Voicestream and its Subsidiaries (the "VOICESTREAM EMPLOYEES") compensation and employee benefits (it being understood that discretionary equity and equity based awards will remain discretionary) that are, in the aggregate, not less favorable than those provided to Voicestream Employees immediately before the Effective Time.

     (b) For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of DT and its Affiliates providing benefits to any Voicestream Employees after the Effective Time (the "NEW PLANS"), each Voicestream Employee shall be credited with his or her years of service with Voicestream and its Affiliates before the Effective Time, to the same extent as such Voicestream Employee was entitled, before the Effective Time, to credit for such service under any similar Voicestream Employee Benefit Plans in which such Voicestream Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of DT employees is not taken into account. In addition, and without limiting the generality of the foregoing: (i) each Voicestream Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Voicestream employee benefit plan or compensation arrangement or agreements in which such Voicestream Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Voicestream Employee, DT shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Voicestream or its subsidiaries in which such employee participated immediately prior to the Effective Time and DT shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

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     (c) DT hereby acknowledges and agrees that the transactions contemplated hereby will constitute a Change of Control for all purposes under the applicable Voicestream Employee Benefit Plans listed on Schedule 2.11(g).

     (d) Voicestream and DT shall, during the sixty-day period following the date hereof, seek to develop a mutually acceptable retention plan for senior management employees.

     (e) For a period of at least two years following the Effective Time, DT shall continue and cause to be honored Voicestream's severance policy described in Schedule 4.01(e) as in effect prior to the Effective Time without any amendments adverse to Voicestream Employees.

     SECTION 5.20. Certain Employment Matters. Prior to the Effective Time, DT and Voicestream shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of Voicestream Common Shares (including derivative securities with respect to the Voicestream Common Shares) and acquisitions of DT Ordinary Shares (including derivative securities with respect to DT Ordinary Shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Voicestream or DT, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE 6

                               CLOSING CONDITIONS

     SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Voicestream and DT to consummate the Merger shall be subject to the fulfillment or (to the extent permitted by applicable law) written waiver prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The Voicestream Stockholder Approval shall have been obtained.

          (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

          (c) Required Regulatory Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; to the extent required, the Commission of the European Union shall have approved the Merger under Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval shall have been deemed to have been granted; the review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder; and any Required Regulatory Approval of the FCC shall have been received and shall be in full force and effect; provided that the conditions contained in this paragraph (c) shall not be deemed satisfied as to DT or Voicestream, if any such consents or authorizations shall contain any conditions (collectively, "BURDENSOME CONDITIONS") that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DT or the mobile telecommunications business of DT, in each case after giving effect to the transactions contemplated hereby and any other acquisition in the mobile telecommunication industry which is entered into or consummated by DT or any of its Subsidiaries after the date hereof.

          (d) Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing by Voicestream of the Voicestream Proxy Statement to its stockholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

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          (e) Stock Exchange Listings.  All steps necessary for the listing of the DT Ordinary Shares to be issued pursuant to the Merger on the FSE shall have been taken and the DT Depositary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.02. Conditions to the Obligations of Voicestream. The obligations of Voicestream to consummate the Merger are also subject to the fulfillment or written waiver by Voicestream, prior to the Effective Time, of each of the following conditions:

          (a) Representations and Warranties. The representation and warranty set forth in Section 3.07(a) of this Agreement shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date; and the other representations and warranties of DT and Merger Sub set forth in this Agreement shall have been true and correct on the date hereof (or in the case of matters relating to Merger Sub, as of September 28, 2000) and on and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except (i) for changes permitted under Section
     4.02 or otherwise contemplated by this Agreement, and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on DT.

          (b) Agreements and Covenants. DT shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; provided, however, that for purposes of this Section 6.02(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on DT or on Voicestream shareholders.

          (c) Certificates. Voicestream shall have received a certificate of an executive officer of DT (and, to the extent such matters relate to Merger Sub, of an executive officer of Merger Sub) to the effect set forth in subparagraphs (a) and (b) above.

          (d) Tax Opinion. Voicestream shall have received an opinion of Jones, Day, Reavis & Pogue ("JONES DAY") and/or Wachtell, Lipton, Rosen & Katz ("WACHTELL LIPTON") dated as of the Closing Date substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger (i) will qualify as a reorganization within the meaning of
     Section 368(a) of the Code and (ii) each transfer of property to DT by a stockholder of Voicestream pursuant to the Merger will not be subject to
     Section 367(a)(1) of the Code. In rendering such opinion, Jones Day and/or Wachtell Lipton may require and shall be entitled to rely upon customary representations of Voicestream and DT, including representations substantially in the form of Exhibits D and E, respectively. The opinion set forth in clause (ii) may assume that any stockholder who is a "five-percent transferee shareholder" with respect to DT within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

     SECTION 6.03. Conditions to the Obligations of DT. The obligations of DT to consummate the Merger are also subject to the fulfillment or written waiver by DT, prior to the Effective Time, of each of the following conditions:

          (a) Representations and Warranties. The representation and warranty of Voicestream set forth in Section 2.07(a) of this Agreement shall have been true and correct on the date hereof and on and as of the Bringdown Date as though made on the Bringdown Date; and the other representations and warranties of Voicestream set forth in this Agreement shall have been true and correct on the date hereof and on and as of the Bringdown Date as though made on the Bringdown Date (except to the extent that any representation or warranty expressly speaks as of (A) an earlier date, or
     (B) in the cases of Section 2.05(a) and clause (5) of the last sentence of
     Section 2.03(a) to the extent either

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     relates to the declaration or payment of the Permitted Stock Dividend, an earlier or later date, in which cases ((A) or (B)) it shall be true and correct as of such specified date) except (i) for changes permitted under
     Section 4.01 hereof or otherwise contemplated by this Agreement, and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Voicestream.

          (b) Agreements and Covenants. Voicestream shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; provided, however, that for purposes of this Section 6.03(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on DT or the mobile telecommunications business of DT, in each case after giving effect to the transactions contemplated hereby and any other acquisition in the mobile telecommunications industry which is entered into or consummated by DT or any of its Subsidiaries after the date hereof.

          (c) Certificates. DT shall have received certificates of an executive officer of Voicestream to the effect set forth in subparagraph (a) above on the Bringdown Date and subparagraph (b) above on the Closing Date; provided, however, that if the Bringdown Date occurs before the Closing Date and the Permitted Stock Dividend is declared or paid after the Bringdown Date, then the matters referred to in clause (B) of paragraph (a) shall be covered in the certificate delivered on the Closing Date, and need not be addressed or referenced in the certificate delivered on the Bringdown Date.

     SECTION 6.04. Pre-Closing Bringdown. At any time on or after the fifth Business Day after the last to be fulfilled or waived of the conditions set forth in Article VI hereof (other than the conditions contained in Sections 6.02(c), 6.02(d) and 6.03(c) so long as it is reasonably apparent that such conditions and the condition contained in Section 6.01(b) will be able to be satisfied on such fifth or later Business Day) shall be fulfilled or waived in accordance with this Agreement, Voicestream may deliver to DT a certificate of an executive officer of Voicestream, dated as of such day, to the effect set forth in Section 6.03(a), and the date on which such certificate is delivered shall thereupon be deemed to be the "BRINGDOWN DATE"; provided, however, that if the Bringdown Date does not occur before the Closing Date, then the Bringdown Date shall be the same date as the Closing Date.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the Board of Directors of Voicestream or the Management Board (VORSTAND) of DT:

          (a) By mutual written consent of each of Voicestream and DT;

          (b) By Voicestream, if the Merger shall not have been consummated on or before September 30, 2001 (the "VOICESTREAM TERMINATION DATE") or by DT if the Merger shall not have been consummated on or before December 31, 2001 (the "DT TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the relevant Termination Date;

          (c) By either Voicestream or DT, if (i) any Governmental or Regulatory Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Voicestream and DT shall use its reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) in connection with the grant of any Required Regulatory Approval relating to the Merger, a Burdensome Condition shall have been imposed, and in the case of

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     either clause (i) or (ii), such order, decree, ruling, Burdensome Condition or other action shall have become final and nonappealable;

          (d) By Voicestream, (A) if DT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by DT prior to the Voicestream Termination Date, or, if capable of being cured, is not cured by DT within 30 days after written notice thereof shall have been received by DT from Voicestream, and (2) renders any condition under Section 6.01 or 6.02 incapable of being satisfied prior to the Voicestream Termination Date, or
     (B) if a condition under Section 6.01 or 6.02 to Voicestream's obligations hereunder is or becomes incapable of being satisfied prior to the Voicestream Termination Date;

          (e) By DT, (A) if Voicestream shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Voicestream prior to the DT Termination Date, or, if capable of being cured, is not cured by Voicestream within 30 days after written notice thereof shall have been received by Voicestream from DT, and (2) renders any condition under
     Section 6.01 or 6.03 incapable of being satisfied prior to the DT Termination Date, or (B) if a condition under Section 6.01 or 6.03 to DT's obligations hereunder is or becomes incapable of being satisfied prior to the DT Termination Date;

          (f) By Voicestream or DT, respectively, at any time that is not less than 15 days after any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority (other than, for purposes of this paragraph only, any court of law or equity) and that has the effect of making the condition set forth in Section 6.01(b) or the condition set forth in Section 6.01(c) incapable of being satisfied by the Parties prior to, in the case of termination by Voicestream, the Voicestream Termination Date or, in the case of termination by DT, the DT Termination Date, respectively;

          (g) By either Voicestream or DT, if the Voicestream Stockholder Approval shall fail to have been obtained at a duly held stockholders meeting of Voicestream, including any adjournments thereof;

          (h) By Voicestream, if the DT Share Price that would be applied in the Cash Adjustment (prior to conversion into U.S. Dollars and without giving effect to the proviso to the definition of DT Share Price) is less than 33 Euros; provided that Voicestream shall have given DT 48 hours prior notice of its intention to terminate pursuant to this Section 7.01(h).

     SECTION 7.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Voicestream or DT, except (i) as set forth in this Section 7.02 and in Sections 2.16, 3.13, 5.05(b), 9.03, 9.09 and 9.10 hereof, and (ii) nothing herein shall relieve Voicestream or DT from liability for any willful breach hereof.

     (b) If this Agreement is terminated by Voicestream or DT pursuant to
Section 7.01(g) because of the failure to obtain the Voicestream Stockholder Approval and (i) at any time after the date of this Agreement and prior to the Voicestream Stockholders' Meeting an offer or proposal for a transaction that would constitute an Alternative Transaction (as defined in Section 4.03(c) hereof) (except that, for the purposes of this Section 7.02(b), the applicable percentage in clauses (i) and (iii) of such definition shall be fifty percent (50%) and only for any transaction referred to in clause (ii) of such definition to be treated as an Alternative Transaction for purposes of this Section 7.02(b), stockholders of Voicestream would own less than 65% of the outstanding stock of the entity surviving or resulting from such transaction) shall have been announced or otherwise publicly disclosed, and not withdrawn, and (ii) within six months after the termination of this Agreement, Voicestream enters into a definitive agreement with any Third Party with respect to an Alternative Transaction (provided that for any transaction referred to in clause (ii) of such definition to be treated as an Alternative Transaction for purposes of this

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Section 7.02(b), stockholders of Voicestream would own less than 65% of the outstanding stock of the entity surviving or resulting from such transaction), Voicestream shall pay to DT a termination fee of $1,000,000,000 (the "TERMINATION FEE"). Except as otherwise provided in this paragraph, no Termination Fee shall be or become payable upon termination of this Agreement.

     (c) The termination fee payable under Section 7.02(b) above shall be payable in cash no later than one business day following the day Voicestream enters into the definitive agreement providing for the Alternative Transaction giving rise to the payment of such fee.

     (d) Voicestream and DT agree that the agreements contained in Section 7.02(b) above are an integral part of the transactions contemplated by this Agreement and are an inducement to DT to enter into this Agreement and, to the extent payable in connection with a breach of this Agreement, constitute liquidated damages and not a penalty. If Voicestream fails to promptly pay to DT any fee due under such Section 7.02(b), then Voicestream shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

     SECTION 7.03. Amendment. This Agreement may be amended by Voicestream, DT and Merger Sub pursuant to a writing adopted by action taken by each of them at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of Voicestream no amendment may be made which under applicable law would require approval of such Party's stockholders without such approval.

     SECTION 7.04. Waiver. At any time before the Effective Time Voicestream, DT and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the others, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                                   ARTICLE 8

                                  DEFINITIONS

     SECTION 8.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; provided, however, that such term shall not be deemed to include the Federal Republic of Germany and Kreditanstalt fur Wiederaufbau ("KFW") in their capacities as shareholders of DT.

          "AGREEMENT" means this Agreement and Plan of Merger, together with all of its schedules and exhibits.

          "BUSINESS DAY" means a day other than Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

          "COOK INLET JOINT VENTURES" means Cook Inlet Western Wireless PV/SS PCS, L.P., Cook Inlet Voicestream PCS, LLC, Cook Inlet/VS GSM II PCS, LLC and Cook Inlet/VS GSM III PCS,

     LLC, Cook Inlet/VS GSM IV PCS Holdings, LLC and Cook Inlet/VS GSM V PCS Holdings, LLC.

          "COOK INLET PARTNERS" means Cook Inlet Telecommunications, Inc., SSPCS Corporation, Providence Media Partners L.P., Cook Inlet GSM Inc., Providence Media Partners III L.P. and Providence Equity Operating Partners III.

          "DELAWARE LAW" means the Delaware General Corporation Law, as amended.

          "DT FINANCING AGREEMENTS" means the Stock Subscription Agreement, the Investor Agreement and the First Amended and Restated Voting Agreement, each dated as of the date hereof, between Voicestream, DT and certain other parties.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

          "EXON-FLORIO" means the provisions of the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988.

          "GAAP" means United States generally accepted accounting principles.

          "GERMAN LISTING PROSPECTUS" means the prospectus
     (BORSENZULASSUNGSPROSPEKT) required for the listing of the DT Ordinary Shares to be issued pursuant to the Merger on the FSE.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any domestic or foreign, national, federal, state, county, city, local or other administrative, legislative, regulatory or other governmental authority, commission, agency, court of competent jurisdiction or other judicial entity, tribunal, arbitrator, office, principality, registry (including, but not limited to, with respect to patents, trademarks, designs, or copyrights), legislative or regulatory body, instrumentality, or quasi-governmental agency, commission or authority or any arbitral tribunal exercising any regulatory or taxing authority; provided that such term shall not be deemed to include the Federal Republic of Germany and KFW, in their capacities as shareholders of DT.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

          "INVESTMENT INTEREST" means a direct or indirect ownership of capital stock, partnership, membership interests or other ownership interests or similar securities of any Person.

          "KNOWLEDGE" of any Party means the actual knowledge of the executive officers of such Party.

          "MATERIAL ADVERSE EFFECT" means, with respect to Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures, taken as a whole, or DT and its Subsidiaries, taken as a whole, any change in or effect on the business of Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures taken as a whole or DT and its Subsidiaries taken as a whole, as the case may be, that is or is reasonably likely to be materially adverse to the business, operations or financial condition of Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures taken as a whole or DT and its Subsidiaries taken as a whole, respectively, but shall not include the effects of changes or developments (A) in (i) the telecommunications industry, including regulatory and political conditions, and not uniquely relating to DT or Voicestream, (ii) the United States or European economy, or (iii) the United States or European securities markets, or (B) resulting from the announcement or the existence of this Agreement and the transactions contemplated hereby.

          "OTHER JOINT VENTURES" means Iowa Wireless Services, L.P., STPCS, LLC, D&E/Omnipoint Corporation Wireless Joint Venture, LP, NPI-Omnipoint Corporation Wireless, LLC, Wireless Alliance, LLC and Access Plus, LLC.

          "PERMITTED SWAPS" means transactions in which Voicestream or any of its Subsidiaries exchanges property, assets and/or any legal rights of substantially equivalent value (including spectrum rights) with any third party relating to not more than 5,000,000 POPs in any one transaction or more than 10,000,000 POPs in all such transactions.

          "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, entity or group (as defined in the Exchange
     Act) or a Governmental or Regulatory Authority.

          "REGISTRATION STATEMENT" means one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT Depositary Shares and DT Ordinary Shares in the Merger.

          "SECURITIES ACT" means the Securities Act of 1933, as the same may be amended from time to time.

          "SIGNIFICANT SUBSIDIARY" means any Subsidiary which on the date of determination is a "SIGNIFICANT SUBSIDIARY" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act, including, without limitation, Omnipoint Corporation and Aerial Communications, Inc.

          "SUBSIDIARY", "VOICESTREAM SUBSIDIARY," or "DT SUBSIDIARY" means any Person on the date of determination of which Voicestream or DT, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

          "TAX" or "TAXES" means any U.S. federal, state or local or foreign taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties, or similar fees, assessments, or charges of any kind whatsoever, imposed by any taxing authority, together with any interest and any penalties, additions to tax, or additional amounts thereon.

          "TAX RETURNS" means any U.S. federal, state or local or foreign return, report, or statement required to be filed with any Governmental or Regulatory Authority with respect to Taxes.

          "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated February 17, 1998, by and among Western Wireless Corporation, Western PCS Corporation and Hutchison Telecommunications PCS (USA) Limited, and the First Amendment to such Tax Sharing Agreement dated May 3, 1999.

          "TELECOM ACT" means the Communications Act of 1934, as amended.

          "T-MOBILE" means T-Mobile International AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

     SECTION 8.02. Date of this Agreement; No Waiver. (a) The amendment and restatement of this Agreement on February 8, 2001 notwithstanding, unless otherwise expressly provided herein, this Agreement shall be deemed for all purposes to be dated and made as of July 23, 2000 (the date of the original Agreement and Plan of Merger) and to be effective as of such date, and all references herein to "the date hereof", "the date of this Agreement" and other similar references, shall be deemed to be references to July 23, 2000.

     (b) The parties' execution and delivery of this Amended and Restated Agreement shall not constitute a waiver of any rights that any of the parties hereto may have by reason of any event, condition, misrepresentation or breach of covenant of the original Agreement and Plan of Merger having occurred prior to the date of execution and delivery of this Amended and Restated Agreement, whether or not known to any or all of the parties hereto. No representation or warranty of any party in this Agreement shall be affected or limited by reason of the knowledge of any other party at any time that such representation or warranty is not, or may not be, true and correct.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that (i) the agreements set forth in Article I, Sections 5.08, 5.10, 5.13, 5.17 and 5.19 hereof shall survive the Effective Time indefinitely, (ii) the agreements set forth in Sections 5.05(b), 7.02, 9.03 and 9.10 hereof shall survive termination indefinitely, (iii) any covenant or agreement of Voicestream and DT which by its terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with its terms, and (iv) the representations and warranties made by Voicestream in this Agreement shall terminate at the earlier of the Effective Time and 12:00 midnight on the Bringdown Date, except that if the Permitted Stock Dividend is declared or paid after the Bringdown Date, then the representations and warranties made by Voicestream in clause (5) of the last sentence of Section 2.03(a) and in Section 2.05(a) to the extent either relates to the declaration or payment of the Permitted Stock Dividend shall terminate immediately after such payment.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

     (a) if to Voicestream:

               Voicestream Wireless Corporation
               3650 131st Avenue S.E.
               Bellevue, Washington 98006

               Attention: Alan R. Bender
               Facsimile: 425-586-8080

         with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019

               Attention: Daniel A. Neff
               Facsimile: 212-403-2000

         and a copy to:

               Friedman Kaplan & Seiler LLP
               875 Third Avenue
               New York, New York 10022

               Attention: Barry A. Adelman
               Facsimile: 212-355-6401

     (b) if to DT or Merger Sub:

               Deutsche Telekom AG
               140 Friedrich-Ebert Allee
               53113 Bonn
               Germany

               Attention: Kevin Copp
               Facsimile: 49-228-181-44177

          with a copy to:

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York 10006

               Attention: Robert P. Davis
               Facsimile: 212-225-3999

          and a copy to:

               Hengeler Mueller Weitzel Wirtz
               Trinkausstrasse 7
               D-40213 Dusseldorf
               Germany

               Attention: Dr. Rainer Krause
               Facsimile: +49-211-83-04-170

     SECTION 9.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Voicestream Proxy Statement and the Registration Statement, as well as the filing fees related thereto and any filing fee required in connection with the filing of Premerger Notifications under the HSR Act, shall be shared equally by Voicestream and DT.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the DT Financing Agreements and the Confidentiality Agreement constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 5.08, or 5.17, is not intended to confer upon any person other than Voicestream, DT and, after the Effective Time their respective stockholders, any rights or remedies hereunder.

     SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party; provided, however, that (i) this Agreement may be assigned by DT to an entity treated as a corporation for U.S. federal income tax purposes which owns more than 80% of the DT Ordinary Shares and which succeeds to all of the rights and obligations of DT under the Escrow Agency Agreement and
(ii) this Agreement may be assigned by Merger Sub to an entity treated as a corporation for U.S. federal income tax purposes and which is a direct, wholly-owned subsidiary of the entity to which DT has assigned this Agreement pursuant to (i) above. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Anything in this Section 9.07 to the contrary notwithstanding, no assignment shall be permitted hereunder unless after such assignment Jones Day and/or Wachtell Lipton is able to issue the opinion required pursuant to Section 6.02(d) hereof.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

     SECTION 9.09. Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.09,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     SECTION 9.10. Waiver of Immunity. DT agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of the government from any legal action, suit or proceeding or from set-off or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DT agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. sec. 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DT or any of its Subsidiaries with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money).

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement to be executed on February 8, 2001 by their respective officers thereunto duly authorized.

                                          VOICESTREAM WIRELESS CORPORATION

                                          By: /s/    JOHN W. STANTON
                                            ------------------------------------
                                              Name: John W. Stanton
                                              Title: Chairman and Chief
                                                     Executive Officer

                                          DEUTSCHE TELEKOM AG

                                          By: /s/  JEFFREY A. HEDBERG
                                            ------------------------------------
                                              Name: Jeffrey A. Hedberg
                                              Title: Member of the Board of
                                                     Management, International

                                          By: /s/   KARL-GERHARD EICK
                                            ------------------------------------
                                              Name: Dr. Karl-Gerhard Eick
                                              Title: Member of the Board of
                                                     Management, Finance

                                          BEGA, INC.

                                          By: /s/   KARL-GERHARD EICK
                                            ------------------------------------
                                              Name: Dr. Karl-Gerhard Eick
                                              Title: Director

                                          By: /s/  JEFFREY A. HEDBERG
                                            ------------------------------------
                                              Name: Jeffrey A. Hedberg
                                              Title: Director

                                                                         ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 26, 2000,

                 AS AMENDED AND RESTATED AS OF FEBRUARY 8, 2001

                                     AMONG

                              DEUTSCHE TELEKOM AG,

                                 POWERTEL, INC.

                                      AND

                                 BEGA II, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     ARTICLE 1
                                     THE MERGER
Section 1.01.     Appointment of Escrow Agent and Formation of Merger Sub.....   B-1
Section 1.02.     The Merger..................................................   B-2
Section 1.03.     The Closing.................................................   B-2
Section 1.04.     The Merger Exchange.........................................   B-2
Section 1.05.     Conversion and Exchange of Shares...........................   B-3
Section 1.06.     Surrender and Payment.......................................   B-6
Section 1.07.     Permitted Stock Dividend....................................   B-7
Section 1.08.     Treatment of Powertel Option Plans..........................   B-7
Section 1.09.     Fractional DT Depositary Shares and Fractional DT Ordinary
                    Shares....................................................   B-8
Section 1.10.     The Surviving Corporation...................................   B-8
Section 1.11.     Lost, Stolen or Destroyed Certificates......................   B-9
Section 1.12.     Dissenting Shares...........................................   B-9

                                     ARTICLE 2
                     REPRESENTATIONS AND WARRANTIES OF POWERTEL
Section 2.01.     Organization................................................   B-9
Section 2.02.     Subsidiaries................................................  B-10
Section 2.03.     Capital Structure...........................................  B-10
Section 2.04.     Authority...................................................  B-12
Section 2.05.     No Conflict; Required Filings and Consents..................  B-12
Section 2.06.     SEC Filings; Financial Statements...........................  B-13
Section 2.07.     Absence of Certain Changes or Events........................  B-13
Section 2.08.     Information Provided by Powertel............................  B-13
Section 2.09.     Permits; Compliance with Laws...............................  B-14
Section 2.10.     Tax Matters.................................................  B-15
Section 2.11.     Liabilities.................................................  B-16
Section 2.12.     Benefit Plans; Employees and Employment Practices...........  B-16
Section 2.13.     Litigation..................................................  B-18
Section 2.14.     Environmental Matters.......................................  B-18
Section 2.15.     Section 203 of the Delaware Law.............................  B-19
Section 2.16.     Intellectual Property.......................................  B-19
Section 2.17.     Opinion of Financial Advisor................................  B-19
Section 2.18.     Brokers.....................................................  B-19
Section 2.19.     Tax Status..................................................  B-20
Section 2.20.     Contracts...................................................  B-20
Section 2.21.     Vote Required...............................................  B-20
Section 2.22.     Transactions with Affiliates................................  B-20

                                     ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF DT
Section 3.01.     Organization; Subsidiaries..................................  B-21
Section 3.02.     Certificate of Incorporation and Bylaws.....................  B-21
Section 3.03.     Capital Structure...........................................  B-21
Section 3.04.     Authority...................................................  B-22
Section 3.05.     No Conflict; Required Filings and Consents..................  B-22
Section 3.06.     SEC Filings; Financial Statements...........................  B-23
Section 3.07.     Absence of Certain Changes or Events........................  B-23

Section 3.08.     Litigation..................................................  B-24
Section 3.09.     No Violation of Law.........................................  B-24
Section 3.10.     Information Provided by DT..................................  B-24
Section 3.11.     Board Action; Vote Required.................................  B-24
Section 3.12.     Brokers.....................................................  B-25
Section 3.13.     Tax Matters.................................................  B-25
Section 3.14.     Ownership of Securities.....................................  B-25
Section 3.15.     Licenses....................................................  B-25

                                     ARTICLE 4
                       CONDUCT OF BUSINESS PENDING THE MERGER
Section 4.01.     Conduct of Business by Powertel Pending the Merger..........  B-26
Section 4.02.     Conduct of Business by DT...................................  B-28
Section 4.03.     No Solicitation.............................................  B-29
Section 4.04.     Subsequent Financial Statements.............................  B-30
Section 4.05.     Control of Operations.......................................  B-30
Section 4.06.     Alternative Merger Agreement................................  B-30

                                     ARTICLE 5
                               ADDITIONAL AGREEMENTS
Section 5.01.     Powertel Proxy Statement; the DT Registration Statement and
                    the German Listing Prospectus.............................  B-31
Section 5.02.     Powertel Stockholders' Meeting and Consummation of the
                    Merger....................................................  B-31
Section 5.03.     Notification of Certain Matters.............................  B-32
Section 5.04.     Access to Information.......................................  B-33
Section 5.05.     Public Announcements........................................  B-33
Section 5.06.     Cooperation.................................................  B-33
Section 5.07.     Indemnification, Directors' and Officers' Insurance.........  B-35
Section 5.08.     Stock Exchange Listings/Establishment of DT Depositary
                    Shares....................................................  B-36
Section 5.09.     No Shelf Registration.......................................  B-36
Section 5.10.     Affiliates..................................................  B-36
Section 5.11.     Tax-Free Merger.............................................  B-36
Section 5.12.     Reasonable Best Efforts.....................................  B-36
Section 5.13.     Takeover Laws...............................................  B-36
Section 5.14.     Certain Litigation..........................................  B-36
Section 5.15.     Senior Discount Notes and Senior Notes......................  B-36
Section 5.16.     Employee Benefits...........................................  B-37
Section 5.17.     Termination of Agreements with Stockholders.................  B-38
Section 5.18.     Plans and Programs to be Implemented........................  B-38
Section 5.19.     Voting Agreement and Transfer Restrictions..................  B-38
Section 5.20.     Powertel Warrants...........................................  B-39

                                     ARTICLE 6
                                 CLOSING CONDITIONS
Section 6.01.     Conditions to Each Party's Obligation to Effect the
                    Merger....................................................  B-39
Section 6.02.     Conditions to the Obligations of Powertel...................  B-40
Section 6.03.     Conditions to the Obligations of DT.........................  B-41
Section 6.04.     Pre-Closing Bringdown.......................................  B-42

                                                      ARTICLE 7
                                          TERMINATION, AMENDMENT AND WAIVER
Section 7.01.           Termination........................................................................       B-42
Section 7.02.           Automatic Termination..............................................................       B-43
Section 7.03.           Effect of Termination..............................................................       B-43
Section 7.04.           Amendment..........................................................................       B-44
Section 7.05.           Waiver.............................................................................       B-44

                                                      ARTICLE 8
                                                     DEFINITIONS
Section 8.01.           Certain Definitions................................................................       B-44
Section 8.02.           Date of this Agreement; No Waiver..................................................       B-48

                                                      ARTICLE 9
                                                  GENERAL PROVISIONS
Section 9.01.           Non-Survival of Representations, Warranties and Agreements.........................       B-49
Section 9.02.           Notices............................................................................       B-49
Section 9.03.           Expenses...........................................................................       B-50
Section 9.04.           Headings...........................................................................       B-50
Section 9.05.           Severability.......................................................................       B-51
Section 9.06.           Entire Agreement; No Third-Party Beneficiaries.....................................       B-51
Section 9.07.           Assignment.........................................................................       B-51
Section 9.08.           Governing Law......................................................................       B-51
Section 9.09.           Enforcement; Submission to Jurisdiction; Waivers...................................       B-51
Section 9.10.           Waiver of Immunity.................................................................       B-52
Section 9.11.           Counterparts.......................................................................       B-52
Section 9.12.           Reliance on Representations........................................................       B-52

                             INDEX OF DEFINED TERMS

                     1
1991 Plan.............................  B-13
                     2
2000 Plan.............................  B-13
                     A
Action................................  B-56
Adjusted Fully Diluted Shares.........   B-6
Adjusted Series A and B Preferred
  Exchange Ratio......................   B-4
Adjusted Series D Preferred Exchange
  Ratio...............................   B-4
Adjusted Series E and F Preferred
  Exchange Ratio......................   B-5
Affiliate.............................  B-56
Agreement.............................  B-56
Alternative Merger....................   B-1
Alternative Merger Agreement..........   B-1
Alternative Transaction...............  B-37
April 1996 Indenture..................  B-56
                     B
Bringdown Date........................  B-53
Business Day..........................  B-56
                     C
Certificate...........................   B-3
Certificate of Merger.................   B-2
Closing...............................   B-3
Closing Date..........................   B-3
Code..................................  B-56
Commercial Register...................   B-3
Common Stock Exchange Ratio...........   B-4
Communications Act....................  B-56
Confidentiality Agreement.............  B-37
Control...............................  B-56
controlled by.........................  B-56
                     D
D&O Insurance.........................  B-44
Delaware Law..........................  B-56
Deposit Agreement.....................   B-5
Depositary............................   B-5
DiGiPH Transaction....................  B-56
Dissenting Shares.....................  B-11
Dissenting Stockholders Trust.........  B-11
DT....................................   B-1
DT ADRs...............................   B-5
DT Depositary Shares..................   B-5
DT Equity Rights......................  B-27
DT Filed SEC Documents................  B-30
DT Financial Statements...............  B-29
DT Licenses...........................  B-32
DT Ordinary Shares....................   B-3
DT Permits............................  B-26
DT Registration Statement.............  B-57
DT Required Approvals.................  B-29
DT SEC Documents......................  B-29
DT Subsidiary.........................  B-61
                     E
Effective Time........................   B-2
Eliska................................   B-7
Eliska Joint Venture..................  B-57
Eliska Partners.......................  B-57
Eliska Partners Shares Trust..........   B-7
Eliska Partners Shares Trust
  Amount.........................  1.05(i)-1
Eliska Partners Shares Trustee...  1.05(i)-1
Eliska Partners Trust Agreement..  1.05(i)-1
Eliska Put............................   B-7
Eliska Put Rights.....................   B-7
Environmental Laws....................  B-57
ERISA.................................  B-57
ERISA Affiliate.......................  B-57
ERISA Benefit Plan....................  B-57
Escrow Agency Agreement...............   B-2
Escrow Agent..........................   B-2
Excess ADSs...........................  B-10
Excess Shares.........................  B-10
Exchange Act..........................  B-57
Excluded Powertel Share...............   B-4
Exon-Florio...........................  B-57
                     F
FAA...................................  B-57
FCC...................................  B-58
February 1996 Indenture...............  B-58
Final Order...........................  B-58
Form F-4..............................  B-38
Fractional Interest...................  B-10
FSE...................................  B-10
                     G
GAAP..................................  B-58
German Act............................   B-3
German Listing Prospectus.............  B-58
Governmental or Regulatory
  Authority...........................  B-58
                     H
Hazardous Substances..................  B-58
HSR Act...............................  B-58

                     I
Indebtedness..........................  B-58
Indemnified Person....................  B-44
Intellectual Property Rights..........  B-58
Investment Entity.....................  B-59
Investment Interest...................  B-59
                     J
June 1997 Indenture...................  B-59
                     K
Knowledge.............................  B-59
                     L
Legal Requirements....................  B-18
Letter of Transmittal.................   B-7
Liabilities...........................  B-59
Liens.................................  B-59
                     M
Material Adverse Effect...............  B-59
Maximum Share Amount..................   B-6
Merger................................   B-2
Merger Consideration Recipients.......   B-3
Merger Consideration..................   B-5
Merger Sub............................   B-1
Merger Sub Common Stock...............   B-2
                     N
Nasdaq................................   B-8
Nonemployee Option Plan...............  B-13
Notes.................................  B-46
NYSE..................................  B-10
                     O
Options Trust.........................   B-9
Options Trust Agreement..........  1.08(a)-1
Options Trustee..................  1.08(a)-1
Ordinary Share Election...............   B-5
                     P
Parties...............................   B-1
Party.................................   B-1
Permitted Stock Dividend..............   B-9
Person................................  B-59
Powertel..............................   B-1
Powertel Acquisition Agreement........  B-40
Powertel Benefit Plans................  B-59
Powertel Common Stock.................   B-4
Powertel Common Stock Equivalents.....  B-14
Powertel Contracts....................  B-25
Powertel Employee.....................  B-60
Powertel Equity Rights................  B-14
Powertel FCC Licenses.................  B-18
Powertel Filed SEC Documents..........  B-16
Powertel Financial Advisor............  B-24
Powertel Indentures...................  B-46
Powertel Option Amount................   B-9
Powertel Permits......................  B-18
Powertel Preferred Stock..............  B-13
Powertel Principal Stockholders.......  B-60
Powertel Proxy Statement..............  B-17
Powertel Required Approvals...........  B-16
Powertel Restricted Stock Award.......  B-60
Powertel Rollover Option..............   B-9
Powertel SEC Documents................  B-16
Powertel Stock........................  B-13
Powertel Stock Option Plans...........  B-13
Powertel Stock Options................  B-13
Powertel Stock Rights.................  B-14
Powertel Stock Trust..................  B-10
Powertel Stockholder Agreements.......   B-1
Powertel Stockholder Approval.........  B-15
Powertel Stockholders' Meeting........  B-40
Powertel Subsidiaries.................  B-12
Powertel Subsidiary...................  B-61
Powertel Warrant Agreement............   B-6
Powertel Warrants.....................   B-6
                     R
Required Regulatory Approvals.........  B-29
Restated By-laws of Powertel..........  B-60
Restated Certificate of Incorporation
  of Powertel.........................  B-60
Restricted Stock Plan.................  B-13
                     S
Securities Act........................  B-60
Senior Discount Notes.................  B-60
Senior Notes..........................  B-60
Series A and B Preferred Exchange
  Ratio...............................   B-4
Series A Preferred Shares.............  B-13
Series B Preferred Shares.............  B-13
Series C Preferred Shares.............  B-13
Series D Preferred Exchange Ratio.....   B-4
Series D Preferred Shares.............  B-13
Series E and F Preferred Exchange
  Ratio...............................   B-4
Series E Preferred Shares.............  B-13
Series F Preferred Shares.............  B-13
Significant Employee..................  B-60
Significant Subsidiary................  B-60
Sonera Put............................   B-7
Subsequent Determination..............  B-40
Subsequent Transaction................  B-60
Subsidiary............................  B-61
Superior Proposal.....................  B-40

Surviving Corporation.................   B-2
Surviving Corporation Common Stock....   B-5
                     T
Tax...................................  B-61
Tax Returns...........................  B-61
Taxes.................................  B-61
Termination Date......................  B-53
Termination Fee.......................  B-55
Third Party...........................  B-37
                     U
under common control with.............  B-56
                     V
VoiceStream...........................   B-1
VoiceStream Merger....................   B-1
VoiceStream Merger Agreement..........   B-1
VoiceStream Stockholder Agreements....  B-61
                     W
Warrants Trust........................   B-6
Warrants Trust Agreement.........  1.05(h)-1
Warrants Trust Amount............  1.05(h)-1
Warrants Trustee.................  1.05(h)-1

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of August 26, 2000, as amended and restated as of February 8, 2001, among DEUTSCHE TELEKOM AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("DT"), POWERTEL, INC., a Delaware corporation ("POWERTEL") and BEGA II, INC., a Delaware corporation formed by DT ("MERGER SUB") (each a "PARTY" and, together, the "PARTIES").

                                  WITNESSETH:

     WHEREAS, VoiceStream Wireless Corporation, a Delaware corporation ("VOICESTREAM"), and DT entered into an Agreement and Plan of Merger dated as of July 23, 2000 (as amended or modified from time to time, the "VOICESTREAM MERGER AGREEMENT"), providing for the acquisition of VoiceStream by DT (the "VOICESTREAM MERGER") and VoiceStream and Powertel are entering into a separate merger agreement dated as of the date hereof (as amended or modified from time to time (the "ALTERNATIVE MERGER AGREEMENT"), providing for the acquisition of Powertel by VoiceStream (the "ALTERNATIVE MERGER") if the VoiceStream Merger Agreement is terminated and certain other conditions are satisfied or waived;

     WHEREAS, the Management Board (VORSTAND) and the Supervisory Board (AUFSICHTSRAT) of DT and the Board of Directors of Powertel have determined that it is fair to and in the best interests of their respective companies and stockholders to consummate the strategic combination transaction provided for in this Agreement and the other transactions contemplated hereby in accordance with the laws of their respective jurisdictions of organization and have authorized the execution and delivery of this Agreement;

     WHEREAS, the Board of Directors of Merger Sub has determined that it is advisable and in the best interests of Merger Sub and its stockholder to consummate the strategic combination transaction provided for in this Agreement and has authorized the execution and delivery of this Agreement, and DT, as Merger Sub's sole current stockholder, has approved and adopted this Agreement;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and the Alternative Merger Agreement, as part of a single overall transaction, and to induce DT to enter into this Agreement, certain stockholders of Powertel are each entering into a stockholder agreement (collectively, the "POWERTEL STOCKHOLDER AGREEMENTS") with DT dated as of the date hereof;

     WHEREAS, for United States federal income tax purposes the parties intend that the Merger (as defined below) will qualify (i) as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and (ii) for an exception to the general rule of Section 367(a)(1) of the Code; and

     WHEREAS, DT and Powertel desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, DT, Powertel and Merger Sub hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01.  Appointment of Escrow Agent and Formation of Merger
Sub. (a) Merger Sub is a corporation incorporated pursuant to Delaware Law and is a constituent company in the Merger. Except as provided in, or contemplated by, the last sentence of Section 1.01(b), DT owns 100 percent of the outstanding capital stock of Merger Sub.

     (b) As soon as practicable after the date hereof, DT shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Powertel to act, inter alia, as escrow agent and exchange agent for the Merger and the delivery of the Merger Consideration (as defined below) to former stockholders of Powertel and the other Merger Consideration Recipients (as defined below) (the "ESCROW AGENT"). DT and Powertel shall enter into an escrow agency agreement with the Escrow Agent, in substantially the same form as the Escrow Agency Agreement to be entered into in connection with the VoiceStream Merger Agreement but with such changes as may be appropriate (the "ESCROW AGENCY AGREEMENT"), which agreement shall set forth the duties, responsibilities and obligations of the Escrow Agent consistent with the terms of this Agreement. Solely to accommodate the transactions described in this Article 1 and subject to the terms and conditions of the Escrow Agency Agreement, one day prior to the Effective Time DT shall cause the Escrow Agent to be registered, as DT's fiduciary (for the period prior to the Effective Time) as the record holder of all of the issued and outstanding shares of common stock, par value $.000001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK").

     SECTION 1.02. The Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, on the Closing Date (as defined below), Powertel will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with Delaware Law (the "EFFECTIVE TIME").

     (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Powertel in accordance with Delaware Law (the "MERGER"), whereupon the separate existence of Merger Sub shall cease, Powertel shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Powertel, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in this Article 1. The Merger shall have the effects specified in Delaware Law.

     SECTION 1.03. The Closing. On the later of (i) the fifth Business Day after the last to be fulfilled or waived of the conditions set forth in Article 6 hereof (other than the conditions contained in Sections 6.02(c), 6.02(d), 6.02(e), 6.03(c), 6.03(d) and 6.03(e) so long as it is reasonably apparent that such conditions and the condition contained in Section 6.01(b) will be able to be satisfied at the Closing) shall be fulfilled or waived in accordance with this Agreement, and (ii) May 31, 2001, the closing of the Merger (the "CLOSING") shall be held (but only after all of the conditions set forth in Article 6 shall have been satisfied or waived prior to the Effective Time) at such time as DT and Powertel shall agree (the "CLOSING DATE") at the offices of Cleary, Gottlieb, Steen & Hamilton, New York, New York, unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to Article 7 or unless another date, time or place is agreed to in writing by DT and Powertel.

     SECTION 1.04.  The Merger Exchange.

     (a) Upon the terms and subject to the conditions of this Agreement and the Escrow Agency Agreement, as soon as possible after the Effective Time, (x) on the Closing Date, the Escrow Agent shall contribute, for the account of the former stockholders of Powertel, all of the issued and outstanding shares of the Surviving Corporation Common Stock (as defined below) to DT as a transfer in kind, and (y) DT shall deliver the Merger Consideration to the Escrow Agent for the account of (i) the former stockholders of Powertel, (ii) the Options Trustee (as defined in Annex 1.08(a)), (iii) the Warrants Trustee (as defined in Annex 1.05(h)), (iv) the Eliska Partners Shares Trustee (as defined in Annex 1.05(i)) and (v) the Dissenting Stockholders Trustee (as defined in Annex 1.12 below) (collectively, the "MERGER CONSIDERATION RECIPIENTS"). DT and the Escrow Agent shall effect the foregoing in accordance with Sections 183 et seq. and 203 et seq. of the German Stock Corporation Act (AKTIENGESETZ) (the "GERMAN ACT") by registering the increase of the DT stated share capital with the commercial register

(HANDELSREGISTER) for DT (the "COMMERCIAL REGISTER") as soon as possible after the Effective Time. In the event that, in connection with the performance of DT's obligations in this Section 1.04(a), on or prior to the Closing Date the Management Board of DT passes a resolution to increase the issued capital of DT in accordance with Article 5(2) of the Articles of Association of DT by such number of shares as is equal to the number of shares to be delivered as part of the Merger Consideration, and the Supervisory Board shall have consented thereto, then (i) the Escrow Agent shall promptly subscribe for such new ordinary shares of DT ("DT ORDINARY SHARES") to be issued as part of the Merger Consideration and shall promptly on the Closing Date make the contribution to DT referred to in the first sentence of this Section 1.04(a) and (ii) the Management Board and the chairman of the Supervisory Board shall as soon as possible thereafter file the application for registration of the implementation of the capital increase with the Commercial Register, with the effect that, on registration of the capital increase in the Commercial Register, such new DT Ordinary Shares shall by operation of law be held solely by the Escrow Agent for delivery to and for the benefit of the Merger Consideration Recipients. At the Effective Time, the obligations of DT and the Escrow Agent under this Section 1.04(a) shall be unconditional.

     (b) Each share certificate (a "CERTIFICATE") formerly representing any Powertel Stock (as defined below) (other than Excluded Powertel Shares (as defined below) and Dissenting Shares (as defined below)) shall thereafter represent only the right to receive the Merger Consideration as set forth in
Section 1.05(b) and the right, if any, to receive pursuant to Section 1.09 cash in lieu of fractional DT Depositary Shares (as defined below) or fractional DT Ordinary Shares, as applicable, and any dividend or distribution pursuant to
Section 1.06(f), in each case, without interest. The DT Ordinary Shares and the DT Depositary Shares issued as provided in Section 1.05 shall be of the same class and shall have the same rights as the currently outstanding DT Ordinary Shares and the currently outstanding DT Depositary Shares, respectively.

     SECTION 1.05.  Conversion and Exchange of Shares.  At the Effective Time:

     (a) Each share of common stock, par value $0.01 per share, of Powertel ("POWERTEL COMMON STOCK") and Powertel Preferred Stock (as defined below) owned by DT or Powertel immediately prior to the Effective Time (each, an "EXCLUDED POWERTEL SHARE") shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     (b) By virtue of the Merger and without any action on the part of the holder thereof (in each of the following cases other than Excluded Powertel Shares) and subject to the further provisions of this Section 1.05:

          (i) each share of Powertel Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.6353 validly issued, fully paid and nonassessable DT Ordinary Shares (the "COMMON STOCK EXCHANGE RATIO");

          (ii) each share of Powertel Series A Preferred Shares (as defined below) and Powertel Series B Preferred Shares (as defined below) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 121.9294 validly issued, fully paid and nonassessable DT Ordinary Shares (the "SERIES A AND B PREFERRED EXCHANGE RATIO"), provided, that if the Permitted Stock Dividend (as defined below) is declared and paid prior to the Effective Time, the Series A and B Preferred Exchange Ratio shall be 122.8439 (the "ADJUSTED SERIES A AND B PREFERRED EXCHANGE RATIO");

          (iii) each share of Powertel Series D Preferred Shares (as defined below) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 93.0106 validly issued, fully paid and nonassessable DT Ordinary Shares (the "SERIES D PREFERRED EXCHANGE RATIO"), provided, that if the Permitted Stock Dividend is declared and paid prior to the Effective Time, the Series D Preferred Exchange Ratio shall be 93.7082 (the "ADJUSTED SERIES D PREFERRED EXCHANGE RATIO"); and

          (iv) each share of Powertel Series E Preferred Shares (as defined below) and Powertel Series F Preferred Shares (as defined below) issued and outstanding prior to the Effective Time shall be converted into the right to receive (A) 179.5979 validly issued, fully paid and non-assessable DT Ordinary Shares (the "SERIES E AND F PREFERRED EXCHANGE RATIO"), plus (B) a number of validly issued, fully paid and nonassessable DT Ordinary Shares equal to the product of the number of shares of Powertel Common Stock representing accrued or declared but unpaid dividends on such Powertel Series E Preferred Share or Powertel Series F Preferred Share (calculated as if the Closing Date were a dividend payment date), as the case may be, and the Common Stock Exchange Ratio, provided, that if the Permitted Stock Dividend is declared and paid prior to the Effective Time, the Series E and F Preferred Exchange Ratio shall be 180.9449 (the "ADJUSTED SERIES E AND F PREFERRED EXCHANGE RATIO").

The consideration payable pursuant to this paragraph (b) is referred to herein as the "MERGER CONSIDERATION."

     (c) Any DT Ordinary Shares constituting a portion of the Merger Consideration shall be delivered to the holders of Powertel Stock in the form of American depositary shares, each representing the right to receive one DT Ordinary Share (the "DT DEPOSITARY SHARES"). The DT Depositary Shares may be evidenced by one or more receipts ("DT ADRs") issued in accordance with the Deposit Agreement, dated as of November 18, 1996, as amended, among DT, Citibank N.A., as Depositary (the "DEPOSITARY"), and the holders and beneficial owners from time to time of DT ADRs, as it may be further amended from time to time (the "DEPOSIT AGREEMENT"). Notwithstanding the foregoing, each Person who is entitled to receive DT Ordinary Shares as Merger Consideration shall be entitled, with respect to all or any portion of his Powertel Stock, to make an unconditional and irrevocable election (the "ORDINARY SHARE ELECTION") to receive DT Ordinary Shares in lieu of DT Depositary Shares. The Letter of Transmittal (as defined below) shall contain a form of Ordinary Share Election and shall be used by each holder of Powertel Stock who wishes to make an Ordinary Share Election.

     (d) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, be cancelled and retired. Immediately following the Effective Time, the Surviving Corporation shall issue to the Escrow Agent a number of shares of common stock, par value $0.000001 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK") equal to the total number of Adjusted Fully Diluted Shares (as defined below) outstanding immediately prior to the Merger.

     (e) In consideration of the contribution to DT by the Escrow Agent of Surviving Corporation Common Stock pursuant to Section 1.04(a) hereof, DT shall issue, in accordance with Section 1.04(a), and deliver to the Escrow Agent, the maximum number of DT Ordinary Shares (including DT Ordinary Shares underlying DT Depositary Shares that are to be delivered as part of the Merger Consideration) that has become payable pursuant to Section 1.05 for delivery to the Merger Consideration Recipients entitled thereto.

     (f) If, between the date of this Agreement and the Effective Time, all of the outstanding DT Ordinary Shares, or more than 80% of the outstanding DT Ordinary Shares pursuant to an exchange offer for all outstanding shares, shall have been changed into or exchanged for a different number of shares or kind of shares of DT or another corporation or entity owning more than 80% of the DT Ordinary Shares, or the DT Ordinary Shares outstanding shall have changed, by reason of any reclassification, split-up, stock-split, reverse stock-split, stock dividend, stock combination, recapitalization or redenomination of share capital, merger or similar statutory procedure or pursuant to an exchange offer, or DT changes the number of DT Ordinary Shares represented by a DT Depositary Share, then the Common Stock Exchange Ratio, the Series A and B Preferred Exchange Ratio, the Series D Preferred Exchange Ratio, the Series E and F Preferred Exchange Ratio and the amount of any portion of the Merger Consideration that would otherwise be payable in DT Ordinary Shares and the issuer thereof and other definitions and provisions of this Agreement dependent thereon shall be appropriately adjusted.

     (g) In the event that the aggregate number of shares of Powertel Common Stock and the Powertel Common Stock Equivalents (as defined below) ("ADJUSTED FULLY DILUTED SHARES") exceeds the Maximum Share Amount (as defined below) as of the Effective Time, excluding, for purposes of this Section 1.05(g), Powertel Common Stock issuable after the date hereof and prior to the Effective Time in respect of dividends accrued on the Series E Preferred Shares and the Series F Preferred Shares, each of the Common Stock Exchange Ratio, the Series A and B Preferred Exchange Ratio, the Series D Preferred Exchange Ratio, the Series E and F Preferred Exchange Ratio, the Adjusted Series A and B Preferred Exchange Ratio, the Adjusted Series D Preferred Exchange Ratio and the Adjusted Series E and F Preferred Exchange Ratio shall be adjusted by multiplying each of the Common Stock Exchange Ratio, the Series A and B Preferred Exchange Ratio or the Adjusted Series A and B Preferred Exchange Ratio, as applicable, the Series D Preferred Exchange Ratio or the Adjusted Series D Preferred Exchange Ratio, as applicable, and the Series E and F Preferred Exchange Ratio or the Adjusted Series E and F Preferred Exchange Ratio, as applicable, by a fraction the numerator of which shall be the Maximum Share Amount and the denominator of which shall be the number of Adjusted Fully Diluted Shares as of the Effective Time. Except as described in the preceding sentence, the number of shares of Powertel Common Stock and Powertel Common Stock Equivalents for the purpose of such recalculation shall be determined in the same manner as described in
SCHEDULE 2.03, including the shares of Powertel Stock actually outstanding and shares of Powertel Stock issuable (i) in exchange for Powertel Preferred Stock,
(ii) pursuant to Powertel Stock Options (as defined below) and Powertel Warrants (as defined below), (iii) pursuant to Powertel Restricted Stock Awards (as defined below), (iv) in connection with the Eliska Put Rights (as defined below) and (v) any other Powertel Common Stock and Powertel Common Stock Equivalents outstanding as of the Effective Time. For purposes of this Section 1.05(g), the "MAXIMUM SHARE AMOUNT" means 55,742,000 shares; provided, however, that if the Permitted Stock Dividend is paid prior to the Effective Time, the Maximum Share Amount shall mean instead 56,160,000 shares; provided further, however, that if prior to the Effective Time the Eliska Put (as defined below) or the Sonera Put (as defined below) shall have been terminated, the Maximum Share Amount shall be appropriately reduced.

     (h) Warrants. If all the warrants (the "POWERTEL WARRANTS") to purchase Powertel Common Stock issued by Powertel pursuant to the Warrant Agreement (the "POWERTEL WARRANT AGREEMENT") dated February 7, 1996 between Powertel and Bankers Trust Company, as warrant agent, shall not have been exercised prior to the Effective Time and any holder of such Powertel Warrants becomes entitled to DT Ordinary Shares after the Effective Time, such DT Ordinary Shares to which such holder of Powertel Warrants is entitled will be issued from a U.S. trust, as described in Annex 1.05(h) (which shall be in form and substance reasonably satisfactory to DT and Powertel, the "WARRANTS TRUST"), and to the extent any holder of Powertel Warrants becomes entitled to cash payment after the Effective Time, such cash payment to which such holder of Powertel Warrants is entitled will be paid by DT.

     (i) Eliska Partners.

          (i) To the extent that prior to the Effective Time, any of the Eliska Partners receives Powertel Common Stock in respect of its rights to sell its interest in the Eliska Joint Venture pursuant to (x) the Put Agreement dated May 30, 2000 between Powertel and Sonera Holding B.V. (the "SONERA PUT") or (y) the Put Agreement dated May 30, 2000 between Powertel, Eliska Wireless Investors I, L.P. ("ELISKA") and Sonera Holding B.V. (the "ELISKA PUT," and together with the Sonera Put, the "ELISKA PUT RIGHTS"), such Eliska Partner shall have all the rights with respect to such Powertel Common Stock which a Powertel stockholder has.

          (ii) To the extent that any of the Eliska Partners does not receive Powertel Common Stock prior to the Effective Time in respect of its Eliska Put Rights, such Eliska Partner shall be entitled to receive DT Ordinary Shares, DT Depositary Shares or cash as the case may be, pursuant to the Eliska Put Rights. To the extent that, on or after the Effective Time, an Eliska Partner is entitled to DT Ordinary Shares, such shares will be delivered from a U.S. trust, as described in Annex 1.05(i) (which shall be in form and substance reasonably satisfactory to DT and Powertel, the "ELISKA PARTNERS SHARES TRUST") and to the extent that such Eliska Partner is entitled to cash, such cash shall be paid by DT. The consideration payable to an Eliska Partner pursuant to this clause (ii) shall not constitute Merger Consideration for the purpose of this Agreement.

          (iii) Prior to the date hereof Powertel, DT and the Eliska Partners have entered into an agreement pursuant to which the Eliska Partners have consented to the assumption by DT of Powertel's obligations under the Eliska Put Rights and the treatment of the Eliska Put Rights as contemplated by this Agreement.

     SECTION 1.06. Surrender and Payment. (a) Promptly after the Effective Time, DT shall cause the Surviving Corporation to send, or will cause the Escrow Agent to send, to each holder of record as of the Effective Time of Powertel Stock (other than holders of Excluded Powertel Shares) a letter of transmittal which shall specify that the delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon proper delivery of a Certificate to the Escrow Agent, and instructions for use in effecting the surrender to the Escrow Agent of Certificates in exchange for the Merger Consideration (the "LETTER OF TRANSMITTAL"). The Letter of Transmittal shall contain such other terms and conditions as DT and Powertel may reasonably specify.

     (b) Each record holder of any Powertel Stock (other than Excluded Powertel Shares) shall, upon surrender to the Escrow Agent of a Certificate or Certificates representing such shares of Powertel Stock, together with a properly completed Letter of Transmittal covering the Powertel Stock represented by such Certificate or Certificates, without further action, be entitled to receive, and the Escrow Agent shall deliver (and DT shall cause the Escrow Agent to deliver) to each such holder, subject to Section 1.06(e) below, (i) the number of whole DT Depositary Shares or DT Ordinary Shares included in the Merger Consideration in respect of such Powertel Stock, subject to the provisions of Section 1.05, and (ii) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of Fractional Interests (as defined below) to be paid pursuant to Section 1.09, plus (B) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 1.06(f). Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole DT Depositary Shares or DT Ordinary Shares, as applicable, to which it is entitled pursuant to Section 1.05 and the applicable amounts of cash provided in the foregoing clause (ii) of the preceding sentence.

     (c) If any DT Depositary Shares or DT Ordinary Shares are to be delivered to a Person other than the registered holder of the Powertel Stock represented by a Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery shall pay to the Escrow Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such Powertel Stock or establish to the satisfaction of the Escrow Agent that such tax has been paid or is not payable.

     (d) The stock transfer books of Powertel shall be closed after the close of trading on the National Market System (the "NASDAQ") on the trading day immediately prior to the Effective Time, and thereafter there shall be no further registration of transfers of Powertel Common Stock that were outstanding prior to the Effective Time except that such stock transfer books shall be updated to reflect the Permitted Stock Dividend, if paid after such books are otherwise closed. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any DT Ordinary Shares issued and delivered in respect of Powertel Stock pursuant to this Article 1 and any cash in lieu of Fractional Interests to be paid pursuant to Section 1.09, plus any cash dividend or other distribution that such holder has the right to receive pursuant to Section 1.06(f) that remains unclaimed by any holder of Powertel Stock six months after the Effective Time, shall be held by the Escrow Agent (or a successor agent appointed by DT) or shall be delivered to the Depositary upon the instruction of DT and held by the Depositary, in either case subject to the instruction of DT, in an account or accounts designated for such purpose. None of DT, Merger Sub, Powertel, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Powertel Stock for any securities delivered or any amount paid by the Depositary, the Escrow Agent or its nominee, as the case may be, to a public official which it is so required to pay under applicable abandoned property laws. Any cash remaining unclaimed by holders of Powertel Stock five years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any Governmental or Regulatory Authority or as is otherwise provided by any applicable Legal Requirement (as defined below)) shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation or DT, as DT may determine.

     (f) No dividends or other distributions nor any voting rights with respect to securities of DT issuable to the Escrow Agent with respect to Powertel Stock shall be paid to or exercised by the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable Legal Requirements, upon such surrender, there shall be issued and/or paid to the holder of DT Depositary Shares or DT Ordinary Shares issued in exchange therefor, without interest and after giving effect to any required tax withholding, (A) at the time of such surrender, the dividends or other distributions payable with respect to such DT Depositary Shares or DT Ordinary Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such DT Depositary Shares or DT Ordinary Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of DT Depositary Shares or DT Ordinary Shares, all DT Depositary Shares and DT Ordinary Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Notwithstanding the foregoing, no dividends or other distributions nor any voting rights with respect to securities of DT issuable to the Escrow Agent for the account of the Options Trustee, the Warrants Trustee, the Eliska Partners Shares Trustee and the Dissenting Stockholders Trustee shall be paid to or exercised by any such trustees.

     SECTION 1.07. Permitted Stock Dividend. Anything in this Agreement to the contrary notwithstanding, at any time prior to the Effective Time, Powertel may declare, and thereafter make, a pro rata distribution, including distribution of fractional shares, to the holders of the then outstanding Powertel Common Stock of 0.0075 of a share of Powertel Common Stock for each share of Powertel Common Stock outstanding on the record date for such action (the "PERMITTED STOCK DIVIDEND"), and the conversion or exercise terms of any Powertel Equity Rights (as defined below) that by its terms (as in effect on February 8, 2001 in the case of Powertel Equity Rights outstanding on February 8, 2001), adjusts as a result of such Permitted Stock Dividend (whether automatically, or upon the taking of any corporate action or action by the board of directors of Powertel or of any subsidiary of Powertel) shall be so adjusted. In the event that a Permitted Stock Dividend is paid, the exchange ratios for the exchange of Powertel preferred stock for DT Ordinary Shares will be adjusted as provided in
Section 1.05(b)(ii)-(iv) above.

     SECTION 1.08. Treatment of Powertel Option Plans. (a) Subject to the consummation of the Merger, immediately prior to the Effective Time, each outstanding Powertel Stock Option will be converted (and such Powertel Stock Option will be extinguished) into a right to acquire (each, a "POWERTEL ROLLOVER OPTION") from a U.S. trust, as described in Annex 1.08(a) (which shall be in form and substance reasonably satisfactory to DT and Powertel, the "OPTIONS TRUST") on the same terms and conditions as were applicable under the Powertel Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the option award or in the Powertel Stock Option Plans listed on SCHEDULE 1.08 and applicable to such Powertel Stock Options by reason of this Agreement or the transactions contemplated hereby) that number of DT Ordinary Shares (the "POWERTEL OPTION AMOUNT") determined by multiplying the maximum number of shares of Powertel Common Stock subject to such Powertel Stock Option by the Common Stock Exchange Ratio, rounded if necessary to the nearest whole DT Ordinary Share at an exercise price per DT Ordinary Share equal to the exercise price per share of Powertel Common Stock in effect with respect to such Powertel Stock Option immediately prior to the Effective Time divided by the Common Stock Exchange Ratio. In order to implement the conversion of the Powertel Stock Options described above, the arrangements set forth in Annex 1.08(a) will be effected at the Effective Time. In the case of a Powertel Stock Option which is intended to be an incentive stock option under Section 422 of the Code, the adjustment in this Section 1.08 shall be modified if necessary to permit such Powertel Stock Option to continue to comply with Section 422 of the Code.

     (b) To the extent that any Person would otherwise be entitled to receive a fraction of a DT Ordinary Share pursuant to this Section 1.08, such fraction shall be treated in accordance with Section 1.09.

     (c) As soon as practicable after the Effective Time, DT shall cause to be delivered to the holders of Powertel Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Powertel Stock Option Plans and agreements evidencing the grants of such Powertel Stock Options (including that, in connection with the Merger and to the extent provided by the terms of the Powertel Stock Option Plans award agreements thereunder, the Powertel Stock Options subject to change of control vesting have become fully vested).

     (d) No later than the Effective Time, DT shall file or cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the DT Ordinary Shares and DT Depositary Shares which are subject to the Powertel Rollover Options as provided in Section 1.08(a), and shall use reasonable best efforts to maintain the current status of the prospectus associated therewith, as well as to comply with any applicable state securities or "blue sky" laws for so long as such options remain outstanding.

     SECTION 1.09. Fractional DT Depositary Shares and Fractional DT Ordinary Shares. No fraction of a DT Depositary Share or a DT Ordinary Share will be issued to holders of Powertel Stock, but each holder of Powertel Stock otherwise entitled to receive a fraction of a DT Depositary Share or DT Ordinary Share will be entitled to receive in accordance with the provisions of this Section
1.09 from the Escrow Agent a cash payment in lieu of such fraction of a DT Depositary Share or DT Ordinary Share, as applicable (each a "FRACTIONAL INTEREST") representing such holder's proportionate interest in the net proceeds from the sale by the Escrow Agent on behalf of all such holders of the aggregate of the fractions of DT Depositary Shares and DT Ordinary Shares which would otherwise be issued ("EXCESS ADSs" and "EXCESS SHARES", respectively). The sale of the Excess ADSs and the Excess Shares by the Escrow Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") and the Frankfurt Stock Exchange (the "FSE"), respectively, through one or more member firms of the NYSE or the FSE, as the case may be, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Powertel Stock otherwise entitled to receive Fractional Interests, the Escrow Agent will hold such proceeds in trust for such holders of Powertel Stock (the "POWERTEL STOCK TRUST"). DT shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Escrow Agent incurred in connection with such sale of the Excess ADSs and Excess Shares. The Escrow Agent shall determine the portion of the Powertel Stock Trust to which each holder of Powertel Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Powertel Stock Trust by a fraction, the numerator of which is the amount of Fractional Interests to which such holder of Powertel Stock is entitled and the denominator of which is the aggregate amount of Fractional Interests to which all holders of Powertel Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Powertel Stock in lieu of any Fractional Interests, the Escrow Agent shall make available such amounts to such holders of Powertel Stock without interest.

     SECTION 1.10. The Surviving Corporation. (a) The certificate of incorporation of Powertel in effect at the Effective Time shall, by virtue of the Merger, be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub (except that Article 1 thereof shall read: "The name of the Corporation is Powertel, Inc." and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law).

     (b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     (c) The directors of Merger Sub and the officers of Powertel immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, respectively, and such individuals shall serve in such positions until their successors shall have been duly elected and shall qualify.

     SECTION 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Escrow Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Escrow Agent will issue (or cause to be issued) in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash payable in lieu of Fractional Interests and any unpaid dividends or other distributions deliverable pursuant to Section 1.06(f) in respect of the Powertel Stock represented by such Certificate pursuant to this Agreement.

     SECTION 1.12. Dissenting Shares. Series A, B, D, E and F Preferred Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by Delaware Law and who shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time ("DISSENTING SHARES"), shall be entitled to such rights (but only such rights) as are granted by
Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under
Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Dissenting Shares and each such share shall be converted into the right to receive the Merger Consideration pursuant to Section 1.05(b). Powertel shall give DT prompt notice of any demands received by Powertel for appraisal of Powertel Preferred Stock and DT shall have the right to conduct all negotiations and proceedings with respect to such demands. Except with the prior written consent of DT, Powertel shall not make any payment with respect to, or settle or offer to settle, any such demands. To the extent holders of Dissenting Shares become entitled to DT Ordinary Shares after the Effective Time, such DT Ordinary Shares to which such holder of Dissenting Shares is entitled will be issued from the Dissenting Stockholder Trust described in Annex 1.12 (the "DISSENTING STOCKHOLDER TRUST").

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF POWERTEL

     Except as disclosed in Powertel Filed SEC Documents (as defined below) and except as set forth in the Powertel disclosure schedules attached to this Agreement (it being agreed that disclosure of any item in the schedules shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), Powertel hereby represents and warrants as of the date hereof to DT as follows:

     SECTION 2.01. Organization. Each of Powertel and its Subsidiaries (collectively, the "POWERTEL SUBSIDIARIES") is a corporation or limited liability company duly organized, validly existing and is in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Merger. Powertel and each of the Powertel Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Merger. Powertel has delivered to DT complete and correct copies of the Restated Certificate of Incorporation of Powertel and Restated By-laws of Powertel and has made available to DT the certificate of incorporation and by-laws (or similar organizational documents) of each of the Powertel Subsidiaries.

     SECTION 2.02. Subsidiaries. SCHEDULE 2.02 lists each Powertel Subsidiary and any Investment Entity. All of the outstanding shares of capital stock of each Powertel Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of each Powertel Subsidiary are owned by Powertel or by another Powertel Subsidiary free and clear of all Liens, except for Liens which are granted to secure indebtedness and are disclosed in SCHEDULE 2.02. Except as set forth in SCHEDULE 2.02, (i) Powertel and the Powertel Subsidiaries have no material ongoing obligations, agreements, commitments, rights, understandings or arrangements with respect to any Investment Entities, including funding obligations; and (ii) all Investment Interests are owned by Powertel or the Powertel Subsidiaries free and clear of all Liens. Except as set forth in SCHEDULE 2.02 and except for the capital stock owned by Powertel, directly or indirectly, in the Powertel Subsidiaries, neither Powertel nor any of the Powertel Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

     SECTION 2.03. Capital Structure. (a) The authorized capital stock of Powertel consists of 401,000,000 shares of capital stock of which 400,000,000 shares are authorized to be issued as Powertel Common Stock and 1,000,000 shares are authorized to be issued as Powertel Preferred Stock. As of the close of business on August 18, 2000, Powertel had 31,381,461 shares of Powertel Common Stock issued and outstanding (not including 33,165 shares of restricted stock issued under the Restricted Stock Plan). The series of Powertel Preferred Stock and the number of designated, issued and outstanding shares, the current conversion ratio and the number of shares of Powertel Common Stock issuable upon conversion as of the close of business on August 18, 2000 were as follows:

                                                         DESIGNATED,
                                                         ISSUED AND      CURRENT
                                                         OUTSTANDING    CONVERSION    COMMON STOCK
SERIES                                                     SHARES        RATIO(1)     EQUIVALENTS
------                                                   -----------    ----------    ------------
Series A Convertible Preferred Stock
  ("SERIES A PREFERRED SHARES")........................    100,000       46.26774      4,626,774
Series B Convertible Preferred Stock
  ("SERIES B PREFERRED SHARES")........................    100,000       46.26774      4,626,774
Series C Convertible Preferred Stock
  ("SERIES C PREFERRED SHARES")........................         --(2)          --             --
Series D Convertible Preferred Stock
  ("SERIES D PREFERRED SHARES")........................     50,000       35.29412      1,764,706
Series E 6.5% Cumulative Convertible
  Preferred Stock ("SERIES E PREFERRED SHARES")(3).....     50,000       68.15084      3,407,542
Series F 6.5% Cumulative Convertible
  Preferred Stock("SERIES F PREFERRED SHARES")(3)......     50,000       68.15084      3,407,542

---------------
(1) Subject to applicable adjustments set forth in the related Certificate of Designations.

(2) 50,000 shares initially designated as Series C Preferred Shares have been converted to Powertel Common Stock.

(3) The Series E Preferred Shares and Series F Preferred Shares bear cumulative dividends that accrue on a daily basis at an annual rate of 6.5% of the initial purchase price of such shares.

     The Series A, B, C, D, E, and F Preferred Shares are hereinafter collectively referred to as the "POWERTEL PREFERRED STOCK" and, with the Powertel Common Stock, the "POWERTEL STOCK". As of the close of business on August 18, 2000: (i) 56,438 shares of Powertel Common Stock were held by Powertel in treasury; (ii) an aggregate of 17,833,338 shares of Powertel Common Stock were reserved for issuance upon conversion of Powertel Preferred Stock;
(iii) an aggregate of 2,152,602 shares of Powertel Common Stock were reserved for issuance upon exercise of outstanding stock options (the "POWERTEL STOCK OPTIONS") granted under the Amended and Restated 1991 Employee Stock Option Plan (the "1991 PLAN"), the Amended Nonemployee Stock Option Plan (the "NONEMPLOYEE OPTION PLAN") and the 2000 Stock Option and Incentive Plan (the "2000 PLAN" and with the 1991 Plan and the Nonemployee Option Plan, the "POWERTEL STOCK OPTION PLANS"); (iv) 33,165 shares of Powertel Common Stock were reserved for issuance pursuant to outstanding Powertel Restricted Stock Awards granted under the 1995 Employee Restricted Stock Plan (the "RESTRICTED STOCK PLAN"); (v) 3,446,340 shares of Powertel Common Stock remained available for issuance pursuant to future stock option grants and restricted stock awards under the 2000 Plan; (vi) 966,688 shares of Powertel Common Stock were reserved for issuance pursuant to outstanding Powertel Warrants, which have an exercise price of $16.9546 per share, subject to adjustment; and (vii) an aggregate of 30,142 shares of Powertel Common Stock are reserved for accrued but unpaid dividends on the Series E Preferred Shares and Series F Preferred Shares. SCHEDULE 2.03 sets forth a complete and accurate schedule of all Powertel Stock Options and their respective shares, vesting schedules, exercise prices and expiration dates that are outstanding on the date hereof (provided, that with respect to Powertel employees below the director level, such list need only set forth the aggregate number of options with the weighted average exercise prices at which grants have been made and need not specify grants by grantee).

     (b) Except as set forth above and in SCHEDULES 2.02 and 2.03 and except as a result of the Permitted Stock Dividend, as of the date hereof, no shares of Powertel Stock or shares of capital stock of any Powertel Subsidiary were issued, reserved for issuance or outstanding and there are no stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital stock ("POWERTEL STOCK RIGHTS") of Powertel or any Powertel Subsidiary. The Powertel Preferred Stock, the Powertel Stock Options, the Powertel Warrants, the Eliska Put Rights, the Powertel Stock Rights and any other security convertible into, or exercisable or exchangeable for, Powertel Common Stock (each of which shall be determined on an as-if-converted, exercised or exchanged basis) are herein referred to as "POWERTEL COMMON STOCK EQUIVALENTS." Each outstanding share of Powertel Stock is, and each share of Powertel Stock which may be issued pursuant to the Powertel Benefit Plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Powertel or any Powertel Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Powertel's stockholders may vote.

     (c) Except as set forth above or in SCHEDULE 2.02 or SCHEDULE 2.03 and except as a result of the Permitted Stock Dividend, as of the date of this Agreement, there are no "POWERTEL EQUITY RIGHTS." Powertel Equity Rights means securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating Powertel or any of the Powertel Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Powertel Common Stock Equivalents or stock equivalents of any of the Powertel Subsidiaries or obligating Powertel or any of the Powertel Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (d) Any increase in any existing Powertel Equity Rights arising from antidilution or similar adjustments resulting from the payment of the Permitted Stock Dividend will not, in the aggregate, on the date the Permitted Stock Dividend is declared and on the date it is paid, increase the number of shares of Powertel Common Stock subject to Powertel Equity Rights by more than 0.75%.

     (e) Except as set forth in SCHEDULE 2.02 or SCHEDULE 2.03, as of the date of this Agreement, there are no outstanding contractual obligations of Powertel or any of the Powertel Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Powertel or any of the Powertel Subsidiaries.

     (f) Between August 18, 2000 and the date of this Agreement, no Powertel Common Stock or Powertel Common Stock Equivalents have been issued or granted, except issuances of Powertel Common Stock upon the exercise of Powertel Stock Options or Powertel Warrants outstanding on August 18, 2000, and grants of new Powertel Stock Options to new employees or employees granted promotion in the ordinary course of business, provided that such shares of Powertel Common Stock underlying such new Powertel Stock Options will not exceed 50,000 shares.

     SECTION 2.04. Authority. The Board of Directors of Powertel, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the Powertel Stockholder Agreements, (ii) determining that the Merger is fair to and in the best interests of Powertel's stockholders and (iii) recommending that Powertel's stockholders approve and adopt this Agreement. Powertel has requisite corporate power and authority to execute and deliver this Agreement and the other agreements to which it is a party that are referenced herein and, subject to the adoption and approval of this Agreement by (i) a majority of the votes entitled to be cast by the holders of all outstanding shares of Powertel Common Stock and Series A Preferred Shares, voting on an as-if-converted to Powertel Common Stock basis and voting together with the holders of Powertel Common Stock as a single class, and (ii) two-thirds of each class of the Series A Preferred Shares, Series B Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, each such class of preferred stock voting as a single class (collectively, the "POWERTEL STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Powertel and the consummation by Powertel of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Powertel, subject to the Powertel Stockholder Approval. This Agreement has been duly executed and delivered by Powertel and (assuming the valid authorization, execution and delivery of this Agreement by DT ) constitutes the valid and binding obligation of Powertel enforceable against Powertel in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights and remedies generally, and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 2.05 No Conflict; Required Filings and Consents. (a) Except as set forth in subsection (b) below or as set forth in SCHEDULE 2.05, the execution, delivery or performance (assuming such performance occurred on the date hereof) of this Agreement by Powertel and the consummation by Powertel of the transactions contemplated hereby will not, and if the Permitted Stock Dividend is declared or paid, on the date the Permitted Stock Dividend is declared and the date it is paid, such declaration or payment (including treatment of fractional shares), as the case may be, will not (i) violate or conflict with the Restated Certificate of Incorporation or Restated By-laws of Powertel or of the similar organizational documents of any of the Powertel Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Powertel or any of the Powertel Subsidiaries is a party or by which any of their properties are bound, (iii) violate any law, court order, judgment, decree or regulation applicable to Powertel or any of the Powertel Subsidiaries or by which any of their respective properties are bound, or (iv) result in the creation or imposition of any Lien on any asset of Powertel or the Powertel Subsidiaries, except in the case of clauses (ii), (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Merger.

     (b) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or "Blue Sky" laws, the Exchange Act, the Communications Act, the HSR Act, Council Regulation (EEC) No. 4064/89, if applicable,

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Delaware Law, the rules, regulations and published decisions of the FAA, the FCC and state public utility or service commissions or similar agencies, or the rules and regulations of the Nasdaq or as specified in SCHEDULE 2.05 (collectively, "POWERTEL REQUIRED APPROVALS"), neither the execution, delivery or performance of this Agreement by Powertel nor the consummation by Powertel of the transactions contemplated hereby will require any filing with, or permit, authorization, consent or approval of, any Governmental or Regulatory Authority (except where the failure to obtain such permit, authorization, consent or approval or to make such filings could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Merger).

     SECTION 2.06. SEC Filings; Financial Statements. Powertel has filed with the SEC all documents required to be filed by it since January 1, 1997 under the Securities Act or the Exchange Act (the "POWERTEL SEC DOCUMENTS"). As of their respective filing dates, the Powertel SEC Documents were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) none of the Powertel SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Powertel included in the Powertel SEC Documents have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Powertel and the consolidated Powertel Subsidiaries as of the respective dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 2.07. Absence of Certain Changes or Events. Except as disclosed in SCHEDULE 2.07 or in the documents filed by Powertel with the SEC and publicly available prior to the date of this Agreement (the "POWERTEL FILED SEC DOCUMENTS"), since December 31, 1999, Powertel and the Powertel Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past practices, and there has not been (i) any Material Adverse Change with respect to Powertel, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regularly scheduled dividends on the Series E Preferred Shares and Series F Preferred Shares) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Powertel affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

     SECTION 2.08. Information Provided by Powertel. None of the information supplied or to be supplied by Powertel specifically for inclusion or incorporation by reference in (i) the DT Registration Statement or (ii) the proxy statement/prospectus (together with any amendments or supplements thereto, the "POWERTEL PROXY STATEMENT") relating to the Powertel Stockholders' Meeting (as defined below) and the prospectus included in the DT Registration Statement for the distribution of DT Ordinary Shares or DT Depositary Shares pursuant to the Merger, will, in the case of the DT Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Powertel Proxy Statement, at the time of the mailing of the Powertel Proxy Statement or the time of the Powertel Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The DT Registration Statement will comply (with respect to Powertel) as to form in all material respects with the requirements of the Securities Act, and the Powertel Proxy Statement will comply (with respect to Powertel) as to form in all material

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respects with the requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Powertel for inclusion or incorporation by reference in the German Listing Prospectus will, at the time the German Listing Prospectus is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Powertel for inclusion or incorporation by reference in the auditor's report to be prepared pursuant to Section 183(3) of the German Act will, at the time the report is filed with the Commercial Register, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by or on behalf of Powertel pursuant to Section 5.06(d) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Powertel makes no representation or warranty with respect to any information supplied by DT or any other Person who is not an Affiliate of Powertel that is contained in the DT Registration Statement, Powertel Proxy Statement, the German Listing Prospectus or the auditor's report to be prepared pursuant to Section 183(3) of the German Act.

     SECTION 2.09. Permits; Compliance with Laws. (a) Each of Powertel and the Powertel Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental or Regulatory Authority necessary for Powertel or any of the Powertel Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "POWERTEL PERMITS"), except where the failure to have any of the Powertel Permits could not, individually or in the aggregate, have a Material Adverse Effect on Powertel, and, as of the date of this Agreement, no suspension or cancellation of any of the Powertel Permits is pending or, to the Knowledge of Powertel, threatened, except where the suspension or cancellation of any of the Powertel Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel. The business of Powertel and the Powertel Subsidiaries is not being conducted in violation of any applicable law, ordinance regulation, judgment, order or decree of any Governmental or Regulatory Authority ("LEGAL REQUIREMENTS"), except for possible violations that could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Merger. None of the representations made in this Section 2.09 are being made with respect to Environmental Laws.

     (b) Except as set forth in SCHEDULE 2.09:

          (i) Powertel and each of the Powertel Subsidiaries holds, and is qualified and eligible to hold, all material licenses, permits and other authorizations issued or to be issued by the FCC to such entity for the operation of their respective businesses, all of which are set forth in
     SCHEDULE 2.09(b)(i) (the "POWERTEL FCC LICENSES"). Each of the Powertel FCC Licenses that is subject to restrictions under Section 310(b) of the Communications Act is held by a Powertel Subsidiary.

          (ii) The Powertel FCC Licenses are valid and in full force and effect, and neither Powertel nor any of the Powertel Subsidiaries is or has been delinquent in payment on or in default under any installment obligation owed to the United States Treasury in connection with the Powertel FCC Licenses. As used herein, the term "full force and effect" means that (A) the orders issuing the Powertel FCC Licenses have become effective, (B) no stay of effectiveness of such orders has been issued by the FCC, and (C) the Powertel FCC Licenses have not been invalidated by any subsequent published FCC action.

          (iii) All material reports and applications required by the Communications Act or required to be filed with the FCC by Powertel or any of the Powertel Subsidiaries have been filed and are accurate and complete in all material respects.

          (iv) Powertel and the Powertel Subsidiaries are, and have been, in compliance in all material respects with, and the wireless communications systems operated pursuant to the Powertel FCC
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     Licenses are and have been operated in compliance in all material respects with, the Communications Act.

          (v) There is not pending or, to Powertel's Knowledge, threatened as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of Powertel or any of the Powertel Subsidiaries which is reasonably likely to result in the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any Powertel FCC License or imposition of any substantial fine or forfeiture against Powertel or any of the Powertel Subsidiaries.

          (vi) No facts are known to Powertel or the Powertel Subsidiaries which if known by a Governmental or Regulatory Authority of competent jurisdiction would present a substantial risk that any Powertel FCC License could be revoked, cancelled, suspended or materially adversely modified or that any substantial fine or forfeiture could be imposed against Powertel or any of the Powertel Subsidiaries.

          (vii) Powertel and the Powertel Subsidiaries have not made any material misstatements of fact, or omitted to disclose any fact, to any Government Entity or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject any material Powertel FCC Licenses to revocation or failure to renew, except to the extent that such revocation or failure to renew would not have a Material Adverse Effect on Powertel or the transactions contemplated by this Agreement.

     SECTION 2.10. Tax Matters. Except as set forth in SCHEDULE 2.10 or as would not have a Material Adverse Effect on Powertel: (i) Powertel and each of the Powertel Subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby; (iii) Powertel and the Powertel Subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the financial statements contained in the Powertel SEC Documents reflect an adequate reserve as determined in accordance with GAAP for all material Taxes payable by Powertel and the Powertel Subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) none of Powertel or any Powertel Subsidiary has waived in writing any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment that has been formally commenced or proposed to Powertel in writing with respect to Taxes of Powertel or any of the Powertel Subsidiaries where an adverse determination is reasonably likely; (vi) there are no Liens for Taxes upon the assets of Powertel or any Powertel Subsidiary except for Liens relating to current Taxes not yet due; (vii) all Taxes which Powertel or any Powertel Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of Powertel or such Powertel Subsidiary; (viii) neither Powertel nor any Powertel Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (ix) no deduction of any amount that would otherwise be deductible by Powertel or any of the Powertel Subsidiaries with respect to taxable periods ending on or before the Effective Time could be disallowed under Section 162(m) of the Code; (x) neither Powertel nor any of the Powertel Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger; (xi) neither Powertel nor any of the Powertel Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (xii) neither Powertel nor DT will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee of, or individual providing services to, Powertel or Powertel Subsidiaries that would be a

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"parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and (xiii) none of Powertel, the Powertel Subsidiaries or DT will be obligated to pay any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Powertel or the Powertel Subsidiaries under Section 4999 of the Code or any similar provisions as a result of the consummation of the transactions contemplated hereby, either alone or in connection with any other event.

     SECTION 2.11. Liabilities. Except as set forth in Powertel Filed SEC Documents or SCHEDULE 2.11, and as permitted by this Agreement and the Alternative Merger Agreement, Powertel and the Powertel Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Powertel and the Powertel Subsidiaries or in the notes thereto, other than (i) liabilities and obligations incurred in the ordinary course of business since December 31, 1999 or (ii) liabilities arising after December 31, 1999 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel.

     SECTION 2.12.  Benefit Plans; Employees and Employment Practices.

     (a) Except as disclosed in the Powertel Filed SEC Documents or SCHEDULE 2.12(a) or to the extent required by law or required to maintain in compliance with provisions of the Code, neither Powertel nor any of the Powertel Subsidiaries has adopted or amended in any material respect any ERISA Benefit Plan since the date of the most recent audited financial statements included in the Powertel Filed SEC Documents. Except as set forth in SCHEDULE 2.12(a), Powertel does not have any commitment to create, adopt or contribute to any Powertel Benefit Plan. Except as disclosed in SCHEDULE 2.12(a) or in the Powertel Filed SEC Documents, as of the date of this Agreement, there exist no material employment, consulting, severance, bonus, incentive or termination agreements between Powertel or any of the Powertel Subsidiaries and any current or former employee, officer or director of Powertel or any of the Powertel Subsidiaries.

     (b) SCHEDULE 2.12(b) contains a list of all the material Powertel Benefit Plans. None of Powertel, any of the Powertel Subsidiaries, any officer of Powertel or any of the Powertel Subsidiaries or any of the ERISA Benefit Plans has on or before the date of this Agreement engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ERISA Benefit Plan that could reasonably be expected to subject Powertel, any of the Powertel Subsidiaries or any officer of Powertel or any of the Powertel Subsidiaries to any Tax on prohibited transactions imposed by Section 4975 of the Code or to any liability under Section 502(i) or (l) of ERISA where such Tax or liability has or would be reasonably expected to have a Material Adverse Effect on Powertel. No ERISA Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Part 3 of Title I or ERISA), whether or not waived. Neither Powertel nor any of the Powertel Subsidiaries has incurred and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any ERISA Benefit Plan. No assets of Powertel or any of the Powertel Subsidiaries are subject to liens arising under ERISA or the Code on account of any ERISA Benefit Plan, neither Powertel nor any of the Powertel Subsidiaries has been required to provide any security under Sections 401(a)(29) or 412(f) of the Code, or under
Section 307 of ERISA, and, to Powertel's Knowledge, no event has occurred that could give rise to any such lien or a requirement to provide any such security. Except as disclosed in SCHEDULE 2.12(b), none of Powertel, the Powertel Subsidiaries or any ERISA Affiliate has at any time during the five-year period preceding the date hereof contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (c) Except as disclosed in SCHEDULE 2.12(c), and except for such matters as could not be reasonably expected to have a Material Adverse Effect on Powertel, to the extent applicable, (i) each ERISA Benefit Plan complies with the requirements of ERISA and the Code, (ii) each ERISA Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred since the date of that determination that could reasonably be

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expected to adversely affect the qualified status of such plan and its related trust is tax-exempt and has been so since its creation, and (iii) each Powertel Benefit Plan has been maintained, administered and operated in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Powertel Benefit Plans.

     (d) Except as disclosed in SCHEDULE 2.12(d), all material contributions, reserves or premium payments under or to Powertel Benefit Plans, accrued to the date hereof have been made or provided for.

     (e) Except as disclosed in SCHEDULE 2.12(e), and except for any liability as could not be reasonably expected to have a Material Adverse Effect on Powertel, Powertel has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan" within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by Powertel, or any entity which is considered one employer with Powertel under Section 4001 of ERISA.

     (f) Except as disclosed in SCHEDULE 2.12(f) neither Powertel nor any of the Powertel Subsidiaries has any obligation to provide retiree health or welfare benefits for any current or former employee under any Powertel Benefit Plan, except as required by Part 6 of Title I of ERISA or to avoid excise taxes under
Section 4980B of the Code, and the terms of Powertel Benefit Plans permit Powertel to amend or terminate such Powertel Benefit Plans at any time without incurring liability thereunder.

     (g) Except as disclosed in SCHEDULE 2.12(g), Powertel has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in a transaction described in Section 4069 of ERISA.

     (h) Except as disclosed in SCHEDULE 2.12(h), the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Powertel or any of the Powertel Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Powertel Benefit Plan being established or becoming accelerated, vested or payable; or (iii) "reportable event" (as defined in Section 4043 of ERISA) with respect to any ERISA Benefit Plan subject to Title IV of ERISA.

     (i) Except as disclosed in SCHEDULE 2.12(i), as of the date of this Agreement there are no pending disputes, arbitrations, claims, suits, grievances or, to the Knowledge of Powertel, governmental audits involving a Powertel Benefit Plan (other than routine claims for benefits payable under any such Powertel Benefit Plan or routine audits) that would reasonably be expected either individually or in the aggregate, to have a Material Adverse Effect on Powertel.

     (j) SCHEDULE 2.12(j) contains a list setting forth the name and current annual salary and other material compensation payable to each Significant Employee, and the profit sharing, bonus or other form of additional cash compensation paid or payable by Powertel or the Powertel Subsidiaries to or for the benefit of each such person for the current fiscal year. Except as set forth in SCHEDULE 2.12(j), there are no oral or written contracts, agreements or arrangements obligating Powertel or any of the Powertel Subsidiaries to increase the compensation or benefits presently being paid or hereafter payable to any Significant Employees or any oral employment or consulting or similar arrangements regarding any Significant Employee that are not terminable without liability on thirty days' or less prior notice. SCHEDULE 2.12(j) lists all written employment and consulting agreements with respect to any Significant Employee. Powertel has provided true and correct copies of all employment agreements listed on SCHEDULE 2.12(j). Except for severance or retention obligations to Significant Employees set forth in SCHEDULE 2.12(j) or as otherwise set forth on SCHEDULE 2.12(j), there is not due or owing and there will not be due and owing at the Effective Time to any Significant Employees, any sick pay, severance pay (whether arising out of the termination of a Significant Employee prior to, on, or subsequent to the Effective Time), compensable time or pay, including salary, commission and bonuses, personal time or pay or vacation time or vacation pay attributable to service rendered on or prior to the Effective Time the aggregate amount of which exceeds $50,000 for any Significant Employee. Except as disclosed in SCHEDULE 2.12(j) and other than claims made in the ordinary course of business consistent with past

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practice in an aggregate amount not to exceed $500,000 neither Powertel nor any of the Powertel Subsidiaries have any liability arising out of claims made or suits brought (including workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Significant Employee, or other employment matter to the extent attributable to an event occurring or a state of facts existing on or prior to the Effective Time.

     (k) Except as set forth on SCHEDULE 2.12(k), Powertel and each of the Powertel Subsidiaries (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Powertel Employees, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect on Powertel or any of the Powertel Subsidiaries or their financial condition or business; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Powertel Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except as would reasonably be expected to not have a Material Adverse Effect on Powertel; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security or other benefits for Powertel Employees.

     (l) Except as disclosed in SCHEDULE 2.12(l), as of the date of this Agreement there are no controversies, strikes, work stoppages or disputes pending or to Powertel's Knowledge threatened against Powertel or any of the Powertel Subsidiaries, and no organizational effort by any labor union or other collective bargaining unit currently is under way with respect to any employee, which in any such case would reasonably be expected to have a Material Adverse Effect on Powertel. None of Powertel or any of the Powertel Subsidiaries is a party to a collective bargaining agreement. Except as set forth in SCHEDULE 2.12(l), there is no, and there is not threatened, any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Powertel Employee including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Powertel. There has been no engagement in any unfair labor practices by Powertel or the Powertel Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Powertel.

     SECTION 2.13. Litigation. Except as disclosed in SCHEDULE 2.13 or in the Powertel Filed SEC Documents, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to Powertel's Knowledge, threatened, against Powertel or any of the Powertel Subsidiaries before any Governmental or Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Merger. Except as disclosed in Schedule 2.13 or in the Powertel Filed SEC Documents, neither Powertel nor any of the Powertel Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel.

     SECTION 2.14. Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Powertel, or would not otherwise require disclosure pursuant to the Securities Act or Exchange Act, (i) each of Powertel and the Powertel Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Powertel or any of the Powertel Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to Powertel's Knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by Powertel or any of the Powertel Subsidiaries during the period of ownership or operation by Powertel or any of the Powertel Subsidiaries; (iv) to Powertel's Knowledge, neither Powertel nor any of the Powertel Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Powertel nor any of the Powertel Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that Powertel or any of the Powertel Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to Powertel's Knowledge, neither Powertel nor any of the Powertel Subsidiaries is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to Powertel) with any Governmental or Regulatory Authority or regulatory authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (except for such agreements entered into by Powertel in the ordinary course of business).

     SECTION 2.15. Section 203 of the Delaware Law. The Board of Directors of Powertel has approved this Agreement, the Merger and the Stockholders Agreement and the transactions contemplated hereby, with the effect that the restrictions on business combinations contained in Section 203 of the Delaware Law will not apply to DT as a result of this Agreement, the Merger and the Stockholders Agreement. To Powertel's Knowledge, (i) no anti-takeover statute or similar law of Georgia or Delaware imposes restrictions which could reasonably be expected to adversely affect or delay the consummation of the transactions contemplated by this Agreement, and (ii) no "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under Georgia or Delaware law ("TAKEOVER LAW") are applicable to Powertel apply to this Agreement or any of the transactions related thereto.

     SECTION 2.16. Intellectual Property. Except as set forth in the Powertel Filed SEC Documents or in SCHEDULE 2.16, the Intellectual Property Rights consist solely of items and rights which are: (i) owned by Powertel or the Powertel Subsidiaries, (ii) in the public domain or (iii) rightfully used by Powertel or the Powertel Subsidiaries pursuant to a license, and, with respect to Intellectual Property Rights owned by Powertel or the Powertel Subsidiaries, Powertel or the Powertel Subsidiaries own the entire right, title and interest in and to such Intellectual Property Rights free and clear of any Liens. Powertel and the Powertel Subsidiaries have all rights in the Intellectual Property Rights necessary to carry out their businesses substantially as currently conducted except as could not reasonably be expected to have a Material Adverse Effect on Powertel. The Intellectual Property Rights do not infringe on any proprietary right of any Person, except to the extent that any such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Powertel. As of the date of this Agreement, no claims against Powertel or any Powertel Subsidiary (or to Powertel's Knowledge, against any other holder of Intellectual Property Rights)
(x) challenging the validity, effectiveness, or ownership by Powertel or the Powertel Subsidiaries of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to Powertel's Knowledge, are threatened by any person nor to Powertel's Knowledge are there any valid grounds for any bona fide claim of any such kind. To Powertel's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of Powertel or the Powertel Subsidiaries.

     SECTION 2.17. Opinion of Financial Advisor. The Board of Directors of Powertel has received the oral opinion of Morgan Stanley Dean Witter & Co. ("POWERTEL FINANCIAL ADVISOR"), on the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by Powertel's stockholders is fair to Powertel's stockholders from a financial point of view.

     SECTION 2.18. Brokers. Except for the Powertel Financial Advisor, the fees and expenses of which will be paid by Powertel (and are reflected in agreements with Powertel, a true and correct copy of which has been furnished to, and accepted by, DT), no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Powertel. In no event shall the amounts paid or payable by Powertel to the Powertel Financial Advisor in connection with the transactions contemplated by this Agreement exceed $28,000,000.

     SECTION 2.19. Tax Status. To the Knowledge of Powertel after due investigation, neither Powertel nor any of its Affiliates has taken any action or failed to take any action which action or failure would (i) jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Powertel, other than any such stockholder that would be a "five-percent transferee shareholder" of DT (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) following the Merger, to recognize gain pursuant to Section 367(a) of the Code. To the Knowledge of Powertel after due investigation, there are no facts or circumstances relating to Powertel or its Affiliates, including any covenants or undertakings of Powertel pursuant to this Agreement, that would prevent Morris, Manning & Martin, LLP from delivering the opinion referred to in Section 6.02(d) as of the date hereof.

     SECTION 2.20. Contracts. Except as set forth in the Powertel Filed SEC Documents or in SCHEDULE 2.20, and except for this Agreement, the Alternative Merger Agreement and the agreements referenced hereby and thereby, neither Powertel nor any of the Powertel Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment the loss or termination of which could have a Material Adverse Effect on Powertel; (ii) any non-competition agreement or any similar agreement or obligation which materially limits or could materially limit Powertel or any of the Powertel Subsidiaries from engaging in the business of providing wireless communications services or from developing wireless communications technology anywhere in the world or (iii) any management agreement, technical services agreement or other agreement whereby Powertel or any of the Powertel Subsidiaries is providing or is required to provide management or technical services to any other Person. Taken as a whole, the contracts and agreements required to be filed by Powertel with the SEC together with the contracts and agreements required to be set forth on SCHEDULE 2.20 are collectively referred to as the "POWERTEL CONTRACTS". With such exceptions as, individually or in the aggregate, have not had, and could not be reasonably expected to have, a Material Adverse Effect on Powertel, (x) each of the Powertel Contracts is valid and in full force and effect (except to the extent they have previously expired with no residual obligation in accordance with their terms), and (y) except as set forth in SCHEDULE 2.20, neither Powertel nor any of the Powertel Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Powertel Contract. To the knowledge of Powertel, no counterparty to any such Powertel Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such Powertel Contract, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on Powertel. Neither Powertel nor any of the Powertel Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of Powertel or the Powertel Subsidiaries. Powertel has provided or made available to DT a copy of each agreement described in item (i), (ii) and (iii) above. The designation or definition of Powertel Contracts for purposes of this Section 2.20 and the disclosures made pursuant hereto shall not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

     SECTION 2.21. Vote Required. The only vote of the holders of any class or series of capital stock of Powertel necessary to approve this Agreement and the transactions contemplated hereby is the Powertel Stockholder Approval. As of the date hereof, the Powertel Principal Stockholders have the requisite voting power to satisfy the Powertel Stockholder Approval.

     SECTION 2.22.  Transactions with Affiliates.  Except as described in
SCHEDULE 2.22 or in the Powertel Filed SEC Documents, to Powertel's Knowledge, no director or executive officer of Powertel or any 5% or greater stockholder of Powertel is at the date hereof a party to any transaction with Powertel or any of the Powertel Subsidiaries in which the amount involved exceeds $60,000, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from Powertel or any of the Powertel Subsidiaries.

                                   ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF DT

     Except as disclosed in the DT Filed SEC Documents and except as set forth in the DT disclosure schedules attached to this Agreement (it being agreed that disclosure of any item in the schedules shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such is reasonably apparent), (i) DT hereby represents and warrants as of the date hereof as follows (except to the extent any of the following relates to Merger Sub), and
(ii) Merger Sub hereby represents and warrants as of September 28, 2000) to Powertel as follows (but only to the extent any of the following relates to Merger Sub):

     SECTION 3.01. Organization; Subsidiaries. DT and each of its Significant Subsidiaries, as listed on SCHEDULE 3.01 hereto, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of DT and its Subsidiaries has the requisite corporate power and authority and any necessary franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval and order of any Governmental or Regulatory Authority necessary for DT or any of its Subsidiaries to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted (the "DT PERMITS"), and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on DT or materially delay the consummation of the Merger.

     SECTION 3.02. Certificate of Incorporation and Bylaws. DT is an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany. DT has heretofore furnished, or otherwise made available, to Powertel a complete and correct copy of the Memorandum and Articles of Association (SATZUNG) and Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG), each as amended to the date hereof, of DT. Such Memoranda and Articles of Association (SATZUNG), Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG), are in full force and effect. DT is not in violation of any of the provisions of its Memorandum or Articles of Association (SATZUNG) or, in any material respect, its Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG).

     SECTION 3.03. Capital Structure. (a) As of the date hereof, DT's stated share capital (GRUND KAPITAL) amounts to Euro 7,755,786,327.04 divided into 3,029,604,034 ordinary shares, all of which, as of the date hereof, are issued and outstanding and not held in the Treasury of DT, and DT's authorized capital (GENEHMIGTES KAPITAL) available for the issuance of new DT Shares against contributions in kind amounts to up to Euro 3,865,093,163.52, as set forth in
Section 5 of the Articles of Association of DT. As of the date hereof, 4,969,388 shares were held in the treasury of DT (EIGENE AKTIEN). Except as set forth on
SCHEDULE 3.03 and except for the VoiceStream Merger Agreement, there are no outstanding DT Equity Rights on the date hereof. For purposes of this Agreement, "DT EQUITY RIGHTS" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from DT or any of DT's Significant Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock or other voting or non-voting securities of DT.

     (b) All of the issued and outstanding capital stock of DT is validly issued, fully paid and nonassessable. All DT Depositary Shares and DT Ordinary Shares to be issued as Merger Consideration will be, when issued, validly issued, fully paid and nonassessable.

     (c) Except as disclosed on SCHEDULE 3.03 hereto, all the outstanding capital stock of each of DT's Significant Subsidiaries which is owned by DT is duly authorized, validly issued, fully paid and nonassessable, and is owned by DT free and clear of any liens, security interest, pledges, agreements, claims, charges or encumbrances except for any liens, security interest, pledges, agreements, claims, charges or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on DT. Except as set forth on
SCHEDULE 3.03 or in connection with the VoiceStream Merger Agreement or, with respect to Merger Sub, as otherwise contemplated by this Agreement, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from DT or any of DT's Significant Subsidiaries or Merger Sub at any time, or upon the happening of any stated event, any shares of the capital stock or other voting or non-voting securities of any DT Subsidiary or Merger Sub, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly-owned by DT), and there are no outstanding obligations of DT or any of DT's Significant Subsidiaries or Merger Sub to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities of any of DT's Subsidiaries, other than such as would not, individually or in the aggregate, have a Material Adverse Effect on DT. The Merger Sub Common Stock constitutes and, to the knowledge of DT, as of the Closing Date, will constitute all of the outstanding capital stock of Merger Sub and, except as provided in the last sentence of Section 1.01(b), DT owns 100 percent of the outstanding capital stock of Merger Sub.

     SECTION 3.04. Authority. (a) DT has the necessary corporate power and authority to enter into this Agreement and the Powertel Stockholder Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stockholders Agreement by DT and the consummation by DT of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DT, including by the Management Board (VORSTAND) of DT, and the Supervisory Board (AUFSICHTSRAT) of DT of this Agreement and the Stockholders Agreement (except for the determination by the Board of Management which will be made pursuant to
Section 205(2) of the German Act and except for the application to be filed with the Commercial Register). This Agreement and the Stockholders Agreement have been duly executed and delivered by DT and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes legal, valid and binding obligations of DT, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     (b) Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and its stockholder. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth on SCHEDULE 3.05 or as described in subsection (b) below, the execution and delivery of this Agreement and the Stockholders Agreement by DT, or as applicable, by Merger Sub do not, and the performance of this Agreement and the Stockholders Agreement by DT, or as applicable, by Merger Sub will not,
(i) violate or conflict with the Memorandum and Articles of Association (SATZUNG) or the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of DT, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to DT, any of its Significant Subsidiaries or Merger Sub or by which any of their respective property is bound or affected, (iii) violate or conflict with the Memorandum and Articles of Association (SATZUNG) or the Management Board

(VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of any Subsidiaries of DT or the certificate of incorporation or bylaws of Merger Sub or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of DT or any of its Significant Subsidiaries or Merger Sub pursuant to, or result in the loss of any material benefit or right, including the benefit of any standstill agreement, or result in an acceleration of any rights or amounts due resulting from a change of control or otherwise, or require the consent of any other party to, any contract, instrument, DT Permit, license or franchise to which DT or any of its Significant Subsidiaries or Merger Sub is a party or by which DT or any of such Subsidiaries or Merger Sub, or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, rights, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on DT or materially delay the consummation of the Merger.

     (b) Except for applicable requirements, if any, of state, local, or foreign regulatory laws and commissions, the FCC, the Exchange Act, the premerger notification requirements of the HSR Act, Council Regulation (EEC) No. 4064/89, if required, filing of a notice pursuant to Section 721 of Exon-Florio, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges (the "DT REQUIRED APPROVALS" and together with the Powertel Required Approvals, the "REQUIRED REGULATORY APPROVALS"), neither DT nor any of its Subsidiaries nor Merger Sub is required to submit any notice, report or other filing with any Governmental or Regulatory Authority in connection with the execution, delivery or performance of this Agreement and the Stockholders Agreement, as applicable. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental or Regulatory Authority is required to be obtained by DT or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement and the Stockholders Agreement.

     SECTION 3.06. SEC Filings; Financial Statements. (a) DT has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999, and has heretofore made available to Powertel, in the form filed with the SEC, together with any amendments and exhibits thereto, (i) its Annual Report on Form 20-F for the fiscal year ended December 31, 1999 and (ii) all other reports or registration statements filed by DT with the SEC since January 1, 1999 (collectively, the "DT SEC DOCUMENTS"). The DT SEC Documents (i) were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (the "DT FINANCIAL STATEMENTS"), including all related notes and schedules, contained in the DT SEC Documents (or incorporated by reference therein) fairly present the consolidated financial position of DT and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of DT and its Subsidiaries for the periods indicated in accordance with generally accepted accounting principles in Germany (with a reconciliation to GAAP in accordance with SEC rules) applied on a consistent basis throughout the periods involved (except for changes as disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

     SECTION 3.07. Absence of Certain Changes or Events. Except as permitted by this Agreement or the VoiceStream Merger Agreement or consented to by Powertel hereunder or as disclosed in the documents filed by DT with the SEC and publicly available prior to the date of this Agreement (the "DT FILED SEC DOCUMENTS"), (a) since December 31, 1999, there has not been any Material Adverse Effect on DT, and (b) DT and its Subsidiaries, taken as a whole, have not incurred since December 31, 1999 any material liabilities or obligations except (i) liabilities or obligations (A) which are accrued or reserved against in the DT Financial Statements or reflected in the notes thereto or (B) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (ii) liabilities or obligations which have been discharged or paid in full prior to the date hereof in the ordinary course of business and (iii) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of DT and its Subsidiaries prepared in accordance with GAAP.

     SECTION 3.08. Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to DT's Knowledge, threatened against DT or any of its Subsidiaries, or any properties or rights of DT or any of its Subsidiaries, before any Governmental or Regulatory Authority that would reasonably be expected to result in an adverse judgment or determination against DT or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on DT or prevent or materially delay the consummation of the Merger except as set forth on SCHEDULE 3.08 hereof.

     SECTION 3.09. No Violation of Law. The business of DT and its Subsidiaries is not being conducted in violation of any Legal Requirements or in violation of any DT Permits, except for possible violations none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DT or prevent or materially delay the consummation of the Merger. Except as disclosed in DT SEC Documents filed prior to the date hereof and as set forth on SCHEDULE 3.09 hereto, as of the date hereof, no investigation, review or proceeding by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to DT or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to DT's Knowledge, threatened, nor has any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DT.

     SECTION 3.10. Information Provided by DT. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the Powertel Proxy Statement will, at the date mailed to stockholders of Powertel and at the time of the Powertel Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (except for information relating solely to Powertel) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the German Listing Prospectus will, at the time the German Listing Prospectus is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the auditor's report to be prepared pursuant to
Section 183(3) of the German Act will, at the time the report is filed with the Commercial Register, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.11. Board Action; Vote Required. (a) The Management Board (VORSTAND) and the Supervisory Board (AUFSICHTSRAT) of DT have determined that the transactions contemplated by this Agreement and the Stockholders Agreement are advisable and in the best interests of DT and its shareholders.

     (b) No vote of holders of any class or series of DT capital stock, including, without limitation, holders of DT Ordinary Shares or DT Depositary Shares, is required for the approval or entering into of this Agreement or the consummation of the transactions contemplated hereby, including the Merger.

     SECTION 3.12. Brokers. Except for Donaldson, Lufkin & Jenrette, or as indicated in writing to Powertel on or prior to February 8, 2001, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DT or any of its Subsidiaries.

     SECTION 3.13. Tax Matters. Except as set forth on SCHEDULE 3.13 and except to the extent that the failure of the following representations to be true, whether considered individually or in the aggregate, would not have a Material Adverse Effect on DT:

          (a) All Tax Returns required to be filed by DT or its Subsidiaries on or prior to the Effective Time have been or will be timely filed with the appropriate Governmental or Regulatory Authorities and are or will be correct in all respects, and all Taxes due by DT or its Subsidiaries on or prior to the Effective Time have been, or will be, timely paid;

          (b) There are no liens (except for statutory liens for current Taxes not yet due and payable) against any domestic or foreign assets of DT or any of its Subsidiaries resulting from any unpaid Taxes;

          (c) No audit or other proceeding with respect to Taxes due from DT or any of its Subsidiaries, or any Tax Return of DT or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental or Regulatory Authority;

          (d) No extension of the statute of limitations on the assessment of any Taxes has been granted by DT or any of its Subsidiaries and is currently in effect;

          (e) Neither DT nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Powertel, other than any such stockholder that would be a "five-percent transferee shareholder" of DT (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) following the Merger, to recognize gain pursuant to
     Section 367(a) of the Code; and

          (f) The assets of DT do not consist wholly or principally of immovable property situated within Germany within the meaning of Article 13(2)(b) of the Income Tax Treaty between Germany and the United States.

     SECTION 3.14. Ownership of Securities. Except pursuant to the Stockholders Agreement or as set forth on SCHEDULE 3.14, as of the date hereof, neither DT nor, to DT's Knowledge, any of its Subsidiaries, beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Powertel (other than shares held by DT Benefit Plans). Except as set forth on SCHEDULE 3.14, DT owns no shares of Powertel Common Stock which would constitute Excluded Powertel Shares.

     SECTION 3.15. Licenses. DT and each of its Subsidiaries are the authorized legal holders or otherwise have rights to all material Permits and licenses and operating rights necessary for the operation of their business as presently operated, except for such failures as would not reasonably be expected to have a Material Adverse Effect on DT (collectively, the "DT LICENSES"). As of the date hereof there is not pending and, to DT's Knowledge, there is not threatened, any action by or before any Governmental or Regulatory Authority to revoke, suspend, cancel, rescind or modify in any material respect any of the DT Licenses which action would reasonably be expected to have a Material Adverse Effect on DT.

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                                   ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01. Conduct of Business by Powertel Pending the Merger. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Powertel shall, and shall cause each of the Powertel Subsidiaries to, in all material respects, except as contemplated by this Agreement or the Alternative Merger Agreement or as disclosed in the disclosure schedules to this Agreement (including, without limitation, disclosures regarding the DiGiPH Transaction) or unless DT shall otherwise agree in writing in advance of the specific action taken, carry on its business in the ordinary course. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement (including Section 1.07) or the Alternative Merger Agreement or as disclosed in the disclosure schedules to this Agreement, during such period, Powertel shall not, and shall not permit any of the Powertel Subsidiaries to, without the prior written consent of DT:

          (a) except for regularly scheduled dividends payable on the Series E Preferred Shares and Series F Preferred Shares in Powertel Common Stock,
     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, or redeem or repurchase, any of its capital stock or other equity interest, except for dividends by a Powertel Subsidiary to its parent, and except that Powertel shall be permitted to acquire shares of Powertel Common Stock, from time to time, to the extent required by (A) Section 5.4 of the Restated Certificate of Incorporation of Powertel and (B) any Powertel Stock Option Plan in connection with the exercise of options and other rights granted thereunder; or (ii) split, combine or reclassify any of its capital stock or other equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity interest, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for issuances of Powertel Common Stock or Powertel Common Stock Equivalents as set forth in Schedule 4.01(b) or deliveries of shares of its capital stock pursuant to contractual obligations existing prior to the execution of this Agreement and which are otherwise disclosed in this Agreement or the disclosure schedules hereto;

          (c) amend the Restated Certificate of Incorporation of Powertel or Restated By-laws of Powertel or other similar organizational documents;

          (d) adopt, amend or propose to amend any stockholder rights plan or related rights plan;

          (e) acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business, corporation or partnership, or substantially all of the assets of any of the foregoing, other than (i) transactions which involve individually or in the aggregate a purchase price not in excess of $500,000, (ii) capital expenditures described in
     Section 4.01(f) below and (iii) transactions in connection with the DiGiPH Transaction;

          (f) make or agree to make any new capital expenditure other than capital expenditures (i) in fiscal year 2000 that are contemplated by Powertel's capital budget for fiscal year 2000, provided the aggregate amount of such capital expenditures is less than $177 million, or (ii) in fiscal year 2001 that are contemplated by Powertel's business plan for fiscal year 2001, as approved by the Board of Directors of Powertel, provided the aggregate amount of such capital expenditures is less than $181.5 million;

          (g) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than as set forth on SCHEDULE 4.01(G) or in connection with transactions that are in the ordinary course of business and which involve assets having a current value not in excess of $500,000 individually or in the aggregate (for avoidance of

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     doubt, the sale, lease, license, encumbrance or other disposition of
     Powertel FCC Licenses or other material assets shall not be in the ordinary course of business);

          (h) increase the salary, wages, stipends, bonuses or reimbursable allowances payable or to become payable to its directors or officers, except for increases for officers in the ordinary course of business consistent with past practices; or enter into any employment or severance agreement with, or establish, adopt, enter into or amend, or make any grants or awards under, any new Powertel Benefit Plan for the benefit of, any director, officer or employee, except, in each case in the ordinary course of business consistent with past practices or adopt or amend any Powertel Benefit Plan except those specifically set forth in Annex 5.18 or take any action inconsistent with the provisions set forth in Annex 5.18, provided, that the aggregate increase in such compensation shall not exceed 5% of the previous year's amount (including those with respect to the timing and amount of, and persons entitled to, grants and awards), as may be required by the terms of any such Powertel Benefit Plan, or to comply with applicable law or as permitted by Section 4.01(b), provided, further, that nothing in this Section 4.01(h) shall restrict the ability of Powertel's Board of Directors to take the action contemplated by and to comply with the terms of the severance, retention and other arrangements as set forth in Annex 5.18 and to adopt appropriate resolutions with respect to persons who are officers or directors (including persons who are directors by deputization) of Powertel to cause the transactions relating to the Merger that may be considered dispositions under Section 16 of the Exchange Act for such persons to be exempt from such Section;

          (i) except as may be required as a result of a change in law or in GAAP, make any change in its method of accounting or its fiscal year;

          (j) except in connection with the transactions contemplated hereby or in the ordinary course of business, enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which Powertel or any of the Powertel Subsidiaries is a party, or waive, release or assign any material rights or claims, except to the extent that such contract, agreement, modification or amendment would not reasonably be expected to have a Material Adverse Effect on Powertel;

          (k) amend any term of any of its outstanding securities in any material respect;

          (l) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

          (m) incur, assume or guarantee any material Indebtedness, including any refinancing of existing Indebtedness, for borrowed money unless such Indebtedness is prepayable at the election of Powertel on or after the Closing Date and the aggregate prepayment penalty and all other fees associated with such Indebtedness do not exceed $1,000,000;

          (n) create, incur, assume or suffer to exist any material Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens incurred in the ordinary course of business or to secure Indebtedness, Liens arising by operation of law and not yet due and payable or other obligations permitted by this Agreement (including refinancing of existing Indebtedness);

          (o) create, incur, assume or suffer to exist any obligation whereby Powertel or Powertel Subsidiaries guarantee any Indebtedness, leases, dividends or other obligations of any third party;

          (p) make any loan or capital contributions to or investment in any Person, other than in the ordinary course of business or as set forth in
     SCHEDULE 4.01(p), as required in connection with the DiGiPH Transaction, and loans or capital contributions to or investments in wholly owned Powertel Subsidiaries;

          (q) enter into any agreement or arrangement that materially limits or otherwise materially restricts Powertel or any of the Powertel Subsidiaries or any successor thereto or that could, after the Effective Time, reasonably be expected to materially limit or restrict DT, any of the DT Subsidiaries or the Surviving Corporation from engaging in the business of providing wireless communications services or developing wireless communications technology anywhere in the world or otherwise from engaging in any other business;

          (r) settle, or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim;

          (s) make any material tax election or enter into any settlement or compromise of any material tax liability;

          (t) take any action, other than as expressly permitted by this Agreement, that could reasonably be expected to make any representation or warranty of Powertel hereunder inaccurate and have a Material Adverse Effect on Powertel at the Effective Time;

          (u) adopt, amend or propose to amend any Powertel Benefit Plan or make any discretionary contributions to any ERISA Benefit Plan other than as may be required by law or as may be required to maintain compliance with provisions of the Code; provided, however, that Powertel (1) may make an annual 3% of compensation profit sharing contribution and (2) may make matching contributions of 50% of the first 2% of compensation contributed by participants, to Powertel's profit sharing Code sec. 401(k) plan (similar to past practices);

          (v) enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure) or
     (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing Powertel's cost of financing; provided, however, that employee stock ownership plans and other pension and deferred compensation plans of Powertel may enter into derivative contracts as part of their ordinary course investment strategy;

          (w) file any amended Tax Returns if the result of such amendment would result in a material increase of Powertel tax liability;

          (x) take any action which could reasonably be expected to materially adversely affect or materially delay the ability of any of the Parties to obtain any Required Regulatory Approval or consummate the transactions contemplated hereby;

          (y) take any action that would be reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code or (ii) cause the stockholders of Powertel to recognize gain pursuant to Section 367(a) of the Code;

          (z) other than pursuant to this Agreement, take any action to cause the Powertel Common Stock to cease to be quoted on Nasdaq;

          (aa) Notwithstanding anything in this Agreement to the contrary, during the period of time beginning on the fifth Business Day prior to the Effective Time and extending until and including the Effective Time, Powertel shall not take or omit to take any action that could increase the number of shares of Powertel Stock outstanding on a fully diluted basis; or

          (bb) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 4.02.  Conduct of Business by DT.  Except as set forth on SCHEDULE
4.02 hereto or as otherwise expressly contemplated by this Agreement, DT agrees on behalf of itself and its Subsidiaries that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Powertel:

          (a) except as may be necessary or required for the purpose of using or increasing any or all of DT's authorized capital (GENEHMIGTES KAPITAL) or necessary for the conduct of its business, amend or propose to amend the Memorandum and Articles of Association (SATZUNG) or Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) (or other comparable organizational document) of DT in any manner that would be adverse to Powertel or its stockholders;

          (b) take any action that would reasonably be likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code or (ii) cause the stockholders of Powertel to recognize gain pursuant to Section 367(a) of the Code; or

          (c) take any action that would reasonably be likely to (i) materially adversely affect the ability of the Parties to obtain any Required Regulatory Approval or to consummate the transactions contemplated hereby or (ii) materially delay the ability of any of the Parties to obtain any Required Regulatory Approval or to consummate the transactions contemplated hereby; provided, however, that this Section 4.02(c) shall not preclude any acquisitions by DT or any of its Subsidiaries so long as such acquisitions, individually or in the aggregate, are not reasonably likely to prevent the consummation of the Merger.

     SECTION 4.03. No Solicitation. (a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, Powertel shall not, nor shall it permit any of the Powertel Subsidiaries to, nor shall they authorize or instruct any of their respective officers, directors or employees to, and shall use their reasonable efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as defined below), or (ii) continue or participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the time that the Powertel Stockholders' Approval is obtained, the Board of Directors of Powertel receives an unsolicited bona fide proposal and determines in good faith and after the receipt of advice from outside counsel that providing information to the Third Party (as defined below), making such proposal or participating in negotiations or discussions with the Third Party is reasonably expected to result in a Powertel Superior Proposal (as defined below) and if Powertel has fully and completely complied with its obligations under this Section 4.03, Powertel may, subject to giving DT three Business Days' advance written notice of its intention to do so and obtaining a confidentiality agreement from the Third Party substantially similar to the Confidentiality Agreement between Powertel and DT dated as of August 16, 2000 (the "CONFIDENTIALITY AGREEMENT"), (x) furnish information to such Third Party with respect to Powertel and the Powertel Subsidiaries and (y) engage in discussions and negotiations regarding such proposal.

          (b) Powertel will notify DT promptly (but in no event later than 24 hours) after receipt by Powertel (or any of its advisors) of any Alternative Transaction, or of any request (other than in the ordinary course of business and not related to an Alternative Transaction) for non-public information relating to Powertel or any of the Powertel Subsidiaries or for access to the properties, books or records of Powertel or any of the Powertel Subsidiaries by any Person who is known to be considering making, or has made, an Alternative Transaction. Powertel shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Alternative Transaction or request. Powertel shall keep DT fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Alternative Transaction or request. Powertel shall, and shall cause the Powertel Subsidiaries and the directors, employees and other agents of Powertel and the Powertel Subsidiaries to cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Alternative Transaction.

          (c) Powertel (i) agrees not to release any Third Party from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or which could affect, an Alternative Transaction and agrees that DT shall be entitled to enforce Powertel's rights and remedies under and in connection with such agreements, and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this
     Section 4.03 or in Section 5.02 shall prohibit Powertel (x) from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (y) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Powertel, after receipt of

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     advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Board of Directors of Powertel would breach its duties to Powertel's stockholders under Delaware Law.

     For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means a proposal or intended proposal, regarding any of (i) a transaction or series of transactions pursuant to which any Person (or "group" of Persons) other than a Party and its Subsidiaries (a "THIRD PARTY") acquires or would acquire, directly or indirectly, "beneficial ownership" (as such terms are defined in or interpreted for purposes of Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the voting power of the outstanding capital stock of Powertel or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with Powertel or any of the Powertel Subsidiaries, as applicable, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not Powertel or any of the Powertel Subsidiaries, as the case may be, is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of the Powertel Subsidiaries and any entity surviving the merger or business combination including any of them) of Powertel or any of the Powertel Subsidiaries, as the case may be, for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of Powertel capital stock on the date of this Agreement; provided, that for purposes of this Agreement the term "Alternative Transaction" does not include the proposed acquisition of Powertel by VoiceStream as contemplated by the Alternative Merger Agreement.

     SECTION 4.04. Subsequent Financial Statements. Powertel, prior to the Effective Time, will timely file with the SEC each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to DT copies of each such report filed with the SEC. DT will timely file with the SEC each Annual Report on Form 20-F and Report on Form 6-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Powertel copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of Powertel and DT, as the case may be, included in such reports will fairly present the financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP (with a reconciliation to GAAP in accordance with SEC rules in the case of Powertel) or generally accepted accounting principles in Germany (in the case of
DT) applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     SECTION 4.05. Control of Operations. Nothing contained in this Agreement shall be deemed to give DT, directly or indirectly, the right to "control" or "direct", as such terms are construed under applicable rules or regulations of the FCC, Powertel's operations prior to the Effective Time. Prior to the Effective Time, Powertel shall exercise, consistent with the terms and conditions of this Agreement, "control" over its respective operations.

     SECTION 4.06. Alternative Merger Agreement. Powertel will not modify, amend or waive in any material respect the provisions of the Alternative Merger Agreement without DT's prior written consent except for the amendments to the Alternative Merger Agreement made on September 28, 2000 and as of February 8, 2001.

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                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Powertel Proxy Statement; the DT Registration Statement and the German Listing Prospectus. (a) Each of DT and Powertel shall cooperate and promptly prepare and DT shall file with the SEC as soon as practicable the DT Registration Statement on Form F-4 (or any successor form) (the "FORM F-4") under the Securities Act with respect to the DT Ordinary Shares and the DT Depositary Shares issuable and deliverable pursuant to this Agreement. A portion of the Form F-4 shall serve as a prospectus with respect to the DT Ordinary Shares and the DT Depositary Shares issuable and deliverable pursuant to the terms of this Agreement and as Powertel's proxy statement with respect to Powertel Stockholders' Meeting (the "POWERTEL PROXY STATEMENT"). DT will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder, and Powertel will cause the Powertel Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Powertel and DT shall use their reasonable best efforts to have the Powertel Proxy Statement and the DT Registration Statement declared effective by the SEC under the Securities Act, and promptly thereafter shall mail to the holders of record of Powertel Common Shares the Powertel Proxy Statement; provided, however, that Powertel shall not mail or otherwise furnish the Powertel Proxy Statement to its stockholders unless and until:

          (i) it has received oral notice from the SEC that the DT Registration Statement is effective under the Securities Act;

          (ii) Powertel shall have received a letter of its independent accountants, dated a date within two (2) business days prior to the date of the first mailing of the Powertel Proxy Statement, and addressed to Powertel, in form reasonably satisfactory to Powertel and customary in scope for similar "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 with respect to the financial statements of DT included in the Powertel Proxy Statement and the DT Registration Statement;

          (iii) DT shall have received a letter of its independent accountants, dated a date within two (2) business days prior to the date of the first mailing of the Powertel Proxy Statement, and addressed to DT, in form reasonably satisfactory to DT and customary in scope for similar "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 with respect to the financial statements of Powertel included in the Powertel Proxy Statement and the DT Registration Statement.

     DT shall take any reasonable action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) to obtain prior to the effective date of the Form F-4 all necessary state securities law or "Blue Sky" permits and approvals or similar foreign approvals required to effect the transactions contemplated by this Agreement, including the distribution of DT Depositary Shares and DT Ordinary Shares issued in accordance with the provisions of this Agreement, and Powertel will provide any reasonably requested cooperation in connection therewith. DT will advise Powertel of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the DT Depositary Shares or DT Ordinary Shares issuable and deliverable in connection with the Merger for offering or sale in any jurisdiction.

     (b) DT and Powertel will cooperate in (i) the preparation of the Powertel Proxy Statement and the DT Registration Statement or any amendments and supplements thereto and in having the DT Registration Statement declared effective as soon as practicable and (ii) the preparation and filing of the German Listing Prospectus with the FSE and the auditor's report with the Commercial Register.

     SECTION 5.02.  Powertel Stockholders' Meeting and Consummation of the
Merger.

     (a) As promptly as practicable after the DT Registration Statement is declared effective under the Securities Act, Powertel shall duly give notice of, convene and hold a meeting of its stockholders (the

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"POWERTEL STOCKHOLDERS' MEETING") in accordance with Delaware Law for the purposes of obtaining the Powertel Stockholder Approval and shall, subject to the provisions of Section 5.02(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and use its reasonable best efforts to obtain the Powertel Stockholder Approval.

     (b) Neither the Board of Directors of Powertel nor any committee thereof shall (i) except as expressly permitted by this Section 5.02(b), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to DT, the approval or recommendation of such Board of Directors or such committee of this Agreement, the Merger and the other transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Powertel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction (each, a "POWERTEL ACQUISITION AGREEMENT"). Notwithstanding the foregoing, in the event that prior to the time the Powertel Stockholder Approval is obtained, Powertel receives a Superior Proposal (as defined below), the Board of Directors of Powertel may (subject to this and the following sentences) inform Powertel stockholders that it no longer recommends Powertel Stockholder Approval (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the fifth Business Day following DT's receipt of written notice advising DT that the Board of Directors of Powertel has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy or draft copy thereof with all accompanying documentation or draft documentation, if in writing), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Powertel shall provide a reasonable opportunity to DT to make such adjustments in the terms and conditions of this Agreement as would enable Powertel to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of Powertel and DT at the time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Powertel determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Powertel's stockholders than the transactions contemplated by this Agreement taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Powertel, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any changes to this Agreement that may be proposed by DT in response to such Alternative Transaction). Powertel shall submit this Agreement to its stockholders at the Powertel Stockholders' Meeting even if the Board of Directors of Powertel shall have made a Subsequent Determination.

     Powertel shall use its reasonable best efforts to schedule the Powertel Stockholders' Meeting at the same time as the Powertel Stockholders' Meeting (as defined in the Alternative Merger Agreement).

     SECTION 5.03. Notification of Certain Matters. (a) Each of Powertel and DT shall give prompt notice to each other of the following:

          (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement of such Party to be untrue, inaccurate or incomplete in any material respect at any time from the date hereof to the Effective Time if such failure to be true, accurate or complete would cause the condition set forth in Section 6.02(a) or 6.03(a) not to be satisfied, in which case the Party required to give prompt notice thereof shall promptly update and deliver to the other Party any Schedules hereto which require an update to remain true, accurate and correct or (ii) directly or indirectly, any Material Adverse Effect on such Party;

          (ii) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder (if such failure would cause the condition set forth in Section 6.02(b) or 6.03(b) not to be satisfied); and

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          (iii) any facts relating to such Party which would make it necessary or advisable to amend the Powertel Proxy Statement or the DT Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice.

          (iv) Promptly upon receipt by Powertel from any Powertel stockholder who is a party to the Powertel Stockholder Agreements of a proxy card sent to the Powertel stockholders with the Powertel Proxy Statement and in accordance with Section 5 of the Stockholders Agreement, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on the date of such receipt, Powertel shall notify DT orally of its receipt and provide DT with copy of such proxy card.

     (b) DT shall promptly provide to Powertel a copy of any written notice given by DT to VoiceStream or received by DT from VoiceStream of the termination of the VoiceStream Merger Agreement.

     SECTION 5.04. Access to Information. Upon reasonable notice and subject to restrictions contained in the Confidentiality Agreement and other confidentiality agreements to which Powertel is subject, (a) Powertel shall, and shall cause each Powertel Subsidiary to, afford to DT and to the officers, employees, accountants, counsel and other representatives of DT all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective lenders, agents and other representatives, properties, assets, books, contracts, commitments and records and, during such period, Powertel shall (and shall cause each Powertel Subsidiary to) furnish promptly to DT all information concerning its business, properties and personnel as DT may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) DT shall, and shall cause each DT Subsidiary to, afford to Powertel and to the officers, employees, accountants, counsel and other representatives of Powertel all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments and records and, during such period, DT shall (and shall cause each DT Subsidiary to) furnish promptly to Powertel all information concerning its business, properties and personnel as Powertel may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws.

     SECTION 5.05. Public Announcements. DT and Powertel will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange. The parties will cooperate in preparing a joint press release announcing the execution of this Agreement.

     SECTION 5.06. Cooperation. (a) Upon the terms and subject to the conditions hereof, each of Powertel and DT agrees, and agrees to cooperate with each other, (i) to use reasonable best efforts to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated by this Agreement, (ii) to obtain in a timely manner all necessary Permits or waivers from, approvals or consents of, or declarations, registrations or filings with, and all expirations of waiting periods imposed by, any Governmental or Regulatory Authority which are necessary for the consummation of the transactions contemplated hereby, (iii) to promptly (A) prepare and file a Premerger Notification in accordance with the HSR Act, comply with any requests for additional information, and obtain termination of the waiting period thereunder as promptly as practicable, (B) prepare and file all required notifications, if any, under Council Regulation (EEC) No. 4064/89, and obtain the approval of the Council of the European Union to the transactions contemplated by this Agreement, if required, and (C) file a notice pursuant to
Section 721 of Exon-Florio, and (iv) to take all actions within its control necessary to obtain any Required Regulatory Approvals necessary to consummate the transactions contemplated hereby; provided, however, that neither DT nor any of its Subsidiaries shall

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be required, nor, without the consent of DT, shall Powertel or its Subsidiaries be permitted, to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Powertel, DT, VoiceStream or any of their Subsidiaries or any material portion of the assets of Powertel, DT, VoiceStream or any of their Subsidiaries or any of the business, product lines, or assets of Powertel, DT, VoiceStream or any of their Subsidiaries.

     (b) Each of Powertel and DT agrees to cooperate with each other (i) to respond to inquiries from, and to make presentations to, Governmental or Regulatory Authorities and (ii) to promptly inform the others of any material oral or written communication received by such Party from, or given by such Party to, any Governmental or Regulatory Authority, and of any material communication received or given in connection with any proceeding by a private Party, in each case regarding the transactions between DT and Powertel contemplated by this Agreement. Powertel and DT agree to consult with each other in advance of any meeting or conference with, or of making any filing or other written submission to, any such Governmental or Regulatory Authority, and to the extent permitted by the applicable Governmental or Regulatory Authority, give the others the opportunity to attend and participate in such meetings and conferences, or to review and approve any such filing or other written submission, in each case regarding the transactions between DT and Powertel contemplated by this Agreement. Powertel shall promptly provide to DT, upon request, and DT shall promptly provide to Powertel, upon request, copies of all written communications referenced in Section 5.06(b)(i) above and all filings made by DT or Powertel, as the case may be, with any Governmental or Regulatory Authority in connection with this Agreement and the transactions contemplated hereby and written correspondence from any Governmental or Regulatory Authority that relates to the transactions contemplated hereby (excluding any exhibits, schedules and any confidential information contained therein).

     (c) Each of Powertel and DT shall cooperate with each other to eliminate or reduce to the extent possible any illegality, forfeiture or loss on the part of DT, Powertel or their respective Subsidiaries that may result from the consummation of the transactions contemplated hereby.

     (d) Each of Powertel and DT hereby agrees to cooperate with the other party, and to cause its officers, directors and independent accountants to cooperate with the other party, to do or cause to be done all things reasonably requested by the other party (including, without limitation, providing such information as may reasonably be requested to permit pro forma financial statements after giving effect to the Merger to be produced) in order to facilitate any financing, acquisition or capital markets transaction or registration to be entered into or made by either Party after the date hereof.

     (e) Powertel hereby agrees to use reasonable best efforts, in consultation with DT, to obtain all waivers and consents that may be required from any parties to any Powertel Contract, including, without limitation, from lenders and other financing sources of Powertel and its Subsidiaries, in connection with this Agreement, the Powertel Stockholder Agreements and the transactions contemplated hereby and thereby.

     (f) Powertel hereby agrees, from the date hereof until the Closing, to take any and all actions that are required to be taken prior to the Effective Time pursuant to any Powertel Contract or other agreement, including, without limitation, any debt instruments, including credit agreements and indentures, to which Powertel or any of its Significant Subsidiaries is a party and to make any offer to purchase any securities required to be made, as a result of the execution and delivery of this Agreement and the Powertel Stockholder Agreements.

     (g) DT shall cause Merger Sub to approve, and shall vote all securities and give all approvals necessary for Merger Sub to approve, the Merger.

     (h) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by DT, Powertel or any of its respective Subsidiaries to consummate the Merger or the other transactions contemplated in this Agreement, Powertel shall not, without DT's prior written consent, commit to any divestiture of assets of businesses of Powertel and its

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Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Powertel and its Subsidiaries taken as a whole.

     SECTION 5.07. Indemnification, Directors' and Officers' Insurance. (a) DT shall, or shall cause the Surviving Corporation to, continue to provide, fulfill and honor all rights to indemnification or exculpation existing in favor of a director, officer, employee or agent (an "INDEMNIFIED PERSON") of Powertel or any of the Powertel Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of Powertel or any of the Powertel Subsidiaries), as provided in the Restated Certificate of Incorporation of Powertel, the Restated By-laws of Powertel or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, and such rights to indemnification shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that neither DT nor the Surviving Corporation shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Powertel or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 5.07; provided further any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the Delaware Law, the Restated Certificate of Incorporation of Powertel, the Restated By-laws of Powertel or any such agreement, as the case may be, shall be made by independent legal counsel selected by DT and reasonably acceptable to such Indemnified Person; provided further that DT and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter; and provided further that that nothing in this Section 5.07 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time relating to actions prior to the Effective Time, DT shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person, to the extent required by law, of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

     (b) Subject to the prior written approval by DT, which shall not be unreasonably withheld, prior to the Effective Time, Powertel shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O INSURANCE") covering a period of six years after the Effective Time and providing coverage in amounts and on terms consistent with Powertel's existing D&O Insurance. In the event the Surviving Corporation does not obtain such insurance, DT shall cause the Surviving Corporation to continue to provide D&O Insurance relating to actions or events through the Effective Time, for a period of six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, DT or the Surviving Corporation shall make reasonable commercial efforts to obtain substantially similar D&O Insurance; and provided further that the Surviving Corporation shall not be required to expend, in order to maintain or procure an annual D&O Insurance policy, an amount in excess of 250% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (c) In the event DT or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of related transactions, then, and in each such case, DT will make or cause to be made proper provision so that the successors and assigns of

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DT or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

     (d) The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall survive the Merger and be binding upon the successors and assigns of DT, Powertel and the Surviving Corporation.

     SECTION 5.08. Stock Exchange Listings/Establishment of DT Depositary Shares. DT will take all steps necessary for the listing and authorization for listing on the FSE and the NYSE (subject to official notice of issuance) of the DT Ordinary Shares and the DT Depositary Shares, respectively, to be issued pursuant to the Merger.

     SECTION 5.09. No Shelf Registration. DT shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of DT received pursuant hereto by the Persons who may be deemed to be "affiliates" of Powertel within the meaning of Rule 145 promulgated under the Securities Act. The DT Ordinary Shares issuable upon exercise of options pursuant to Section 1.05 hereof shall be registered under the Securities Act and such registration shall be effective at the time of issuance.

     SECTION 5.10. Affiliates. Powertel (i) shall deliver to DT not later than the 30th day after the date of this Agreement a list of all persons who are, as of the date hereof, its Affiliates for purposes of Rule 145 under the Securities Act and (ii) shall use its reasonable best efforts to cause each person who is identified as its "affiliate" on SCHEDULE 5.10 to deliver to DT as promptly as practicable but in no event later than the Closing Date, a signed agreement substantially in the form of Exhibit A. Powertel shall notify DT from time to time of any other persons who then are such an "affiliate" of Powertel and use its reasonable best efforts to cause each additional person who is identified as such an "affiliate" to execute a signed agreement as set forth in this Section 5.10.

     SECTION 5.11. Tax-Free Merger. Each of the Parties will use its reasonable best efforts, and each agrees to cooperate with the other Parties and provide one another with such documentation, information and materials as may be reasonably necessary, proper or advisable to (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) avoid gain recognition to the stockholders of Powertel pursuant to Section 367(a) of the Code.

     SECTION 5.12. Reasonable Best Efforts. Each of Powertel and DT shall use its reasonable best efforts to obtain the opinions referred to in Section 6.02(d), Section 6.02(e), 6.03(d) and 6.03(e) and the delivery of the Representation Letters in the forms set forth in Exhibits B and C.

     SECTION 5.13. Takeover Laws. Subject to Section 5.02, no Party shall take any action that would cause the transactions contemplated by this Agreement or the Stockholders Agreement to be subject to requirements imposed by any Takeover Laws (including any such laws or regulations applicable to DT under German Legal Requirements or the Legal Requirements of the FSE) and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of), or minimize the effect on, the transactions contemplated by this Agreement and the Stockholders Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the Delaware Law or any other Takeover Laws that purport to apply to this Agreement or the Stockholders Agreement or the transactions contemplated hereby or thereby.

     SECTION 5.14. Certain Litigation. Powertel agrees that it shall not settle any litigation commenced after the date hereof against Powertel or any of its directors by any stockholder of Powertel relating to the Merger, this Agreement, the Alternative Merger Agreement or the Stockholders Agreement without the prior written consent of DT, which consent shall not be unreasonably withheld or delayed.

     SECTION 5.15. Senior Discount Notes and Senior Notes. Within 30 days following the Effective Time, DT shall cause the Surviving Corporation to commence an offer to purchase all of the Senior Discount Notes and Senior Notes (collectively, the "NOTES") pursuant to the terms of the February 1996

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

Indenture, April 1996 Indenture and June 1997 Indenture, as applicable (collectively, the "POWERTEL INDENTURES"). Any investment banking firm engaged in connection with such acquisition shall be selected by DT. DT shall bear the fees, costs and expenses of acquiring the Notes.

     SECTION 5.16. Employee Benefits. (a) As of the Effective Time, Powertel will have terminated all Powertel Benefit Plans except for those Powertel Benefit Plans that DT requests not be terminated and those Powertel Benefit Plans described in Annex 5.18. DT shall take all necessary action so that, after the Effective Time, any current or former employee of Powertel who is eligible to participate in a Powertel Benefit Plan as of the Effective Time shall either be eligible to continue his or her participation in such Powertel Benefit Plan or participate in a corresponding employee benefit plan maintained by DT or any of its Subsidiaries, subject to the terms of such corresponding plan. DT shall have the sole discretion to determine which current or former employees of Powertel will continue participation in a Powertel Benefit Plan after the Effective Time and which will commence participation in a corresponding employee benefit plan maintained by DT or any of its Subsidiaries after the Effective Time and, with respect to current or former employees who transfer participation to such a corresponding plan, when such transfer will occur. DT need not treat all current and former employees of Powertel (including those who are similarly situated) in the same manner with respect to which plans they participate in and when, if at all, they transfer participation from a Powertel Benefit Plan to a corresponding employee benefit plan maintained by DT or any of its Subsidiaries. For example, DT may decide to have a current or former employee of Powertel continue participation after the Effective Time in certain Powertel Benefit Plans that have not been terminated, and with respect to other benefits transition his or her participation on or shortly after the Effective Time to a corresponding employee benefit plan maintained by DT or one of its Subsidiaries. DT may take such actions (or cause its Subsidiaries or the Surviving Corporation to take such actions) as are necessary or advisable to accomplish the foregoing, including, without limitation, amending the eligibility provisions of plans of DT, any of its Subsidiaries or the Surviving Corporation (including, without limitation, Powertel Benefit Plans that are not terminated on or before the Effective Time). Within 5 days of the date hereof, Powertel shall deliver a true and complete list of each director, officer and employee of Powertel and its Subsidiaries holding options under any Powertel Benefit Plan as of August 18, 2000, and the dollar or share amounts thereof.

     (b) Except as otherwise provided in this Section, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Powertel Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or DT to offer to continue (other than as required by its terms) any written employment contract or to continue the employment of any specific person; provided, however, (1) that no such termination or amendment may take away benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person, except as allowed by law, and (2) that nothing in this Section 5.01 shall be interpreted as limiting or modifying any requirement in Section 5.18 or the provisions of Annex 5.18.

     (c) DT shall, or shall cause the Surviving Corporation to, (i) waive all limitations, to the extent allowable under applicable law, as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the current and former employees of Powertel and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time (other than a Powertel Benefit Plan that is not terminated on or before the Effective Time), other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by Powertel for such current and former employees prior to the Effective Time, (ii) provide each current and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such current or former employee for the then current plan year under the corresponding welfare plans maintained by Powertel prior to the Effective Time, and (iii) provide (to the extent allowed by law and Treasury regulations applicable to tax-qualified plans) each current and former employee with full credit for purposes of eligibility, vesting, and determination of the level of benefits

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under any employee benefit plans, policies, practices or arrangements maintained by DT or any Subsidiary of DT for such current or former employee's service with Powertel or any Powertel Subsidiary to the same extent recognized by Powertel immediately prior to the Effective Time.

     (d) Except in connection with the Permitted Stock Dividend, neither Powertel nor any Affiliate thereof shall, from the date hereof until the Effective Time, without the prior express written consent of DT, make any contribution, sale or other transfer of Powertel Stock or any other "employer security" (as such term is defined in Section 407 of ERISA), whether to satisfy a required obligation, to reimburse for expenses incurred, or otherwise, to any Powertel Benefit Plan or to the Powertel stock fund (or any other fund) under the Powertel 401(k) Profit Sharing Plan. Moreover, Powertel shall, promptly after the date hereof, amend the Powertel 401(k) Profit Sharing Plan (as amended and restated effective as of January 1, 1998, and further amended August 23,
1999), (a) to require that all contributions, from whatever source, be made in the form of cash and (b) to preclude the use of any present or future Powertel 401(k) Profit Sharing Plan assets to purchase from Powertel, or any Affiliate thereof, shares of Powertel Stock or other "employer securities" (as such term is defined in Section 407 of ERISA); it being understood, however, that such amendment need not preclude the Powertel 401(k) Profit Sharing Plan from purchasing Powertel Stock on the open market from any person or entity, other than Powertel or an Affiliate thereof, nor require that shares of Powertel Stock and units in the Powertel stock fund presently under the Powertel 401(k) Profit Sharing Plan be sold or otherwise liquidated.

     SECTION 5.17. Termination of Agreements with Stockholders. Powertel agrees to the termination of the agreements referred to in Section 7 of the Powertel Stockholder Agreements.

     SECTION 5.18. Plans and Programs to be Implemented. After the execution of this Agreement, Powertel and/or its subsidiaries shall adopt and implement the plans and arrangements described in Annex 5.18 with each such plan or arrangement being approved by VoiceStream and DT prior to such adoption or implementation. Each such plan or arrangement shall be designed to become effective as of the Effective Time (contingent upon the occurrence of the transactions contemplated by this Agreement) and remain effective without modification of the terms and provisions of such plan or arrangement until the termination date noted for each respective plan or arrangement in Annex 5.18. After the execution of this Agreement, Powertel and/or its subsidiaries shall take such actions as are required, necessary or appropriate to implement the provisions of Annex 5.18 and this Section 5.18, notwithstanding any provisions of this Agreement to the contrary, and no such actions shall be deemed to be a breach of any other provision of this Agreement.

     SECTION 5.19. Voting Agreement and Transfer Restrictions. (a) If and when DT becomes a record or beneficial owner of any Shares, DT agrees:

          (i) that, from the date hereof until the later of January 1, 2001 and the date of the VoiceStream Stockholders' Meeting, without Powertel's prior written consent, it will not Transfer or agree to Transfer any Shares, Additional Shares, Rights or Additional Rights that it owns of record or beneficially, except (A) pursuant to the VoiceStream Merger Agreement, (B) Transfers to any Affiliate of DT who agrees in writing to be bound by the terms of this Section 5.19 or (C) Transfers which occur by operation of law if the transferee remains or agrees in writing to remain bound by the terms of this Section 5.19; provided, however, that this Section 5.19(a)(i) shall cease to be of any force or effect immediately upon termination of the Alternative Merger Agreement; and

          (ii) irrevocably and unconditionally to vote or cause to be voted or provide consent with respect to, all Shares and Additional Shares, if any, that it owns of record or beneficially as of the record date for the VoiceStream Stockholders' Meeting at the VoiceStream Stockholders' Meeting and at any other annual or special meeting of stockholders of VoiceStream or action by written consent where such matters arise in favor of the "Merger" contemplated by the Alternative Merger Agreement and, if required, the other transactions referenced in the Alternative Merger Agreement.

          (iii) (a) to complete and send the proxy card received by it with the Joint Proxy Statement, so that such proxy card is received by VoiceStream, as prescribed by the Joint Proxy Statement, not

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     later than the fifth Business Day preceding the day of the VoiceStream
     Stockholders' Meeting, (b) to vote, by completing such proxy card but not otherwise, all the Shares it owns of record or beneficially as of the record date for the VoiceStream Stockholders' Meeting in favor of the "Merger" contemplated in the Alternative Merger Agreement and, if required, the other transactions referenced in the Alternative Merger Agreement and
     (c) not to revoke any such proxy.

     (b) The provisions of Section 5.19(a)(i) shall terminate at the earlier of the date indicated therein and the date of termination of the Alternative Merger Agreement. Sections 5.19(a)(ii) and 5.19(a)(iii) shall terminate on the earlier of the termination of the Alternative Merger Agreement and the VoiceStream Stockholders' Meeting.

     (c) From and after the date that this Agreement terminates in accordance with Article 7 hereof, DT agrees to abide by the provisions of the second, third and fourth sentences of Section 6 of the VoiceStream Stockholders' Agreements as if DT were a "Stockholder" named therein, provided that the First Amended and Restated Voting Agreement dated July 23, 2000 takes effect as to DT in accordance with its terms, and, provided, further, that, notwithstanding anything to the contrary contained herein, nothing contained in this Section 5.19(c) shall require DT to take any action that adversely affects its rights under the "DT Financing Agreements" (as defined in the VoiceStream Merger Agreement) or that might result in DT's designees on the VoiceStream Board of Directors in accordance with the DT Financing Agreements to represent less than 10% of the total number of members of the VoiceStream Board of Directors.

     (d) For purposes of Section 5.19 only, the words "beneficially owns" or similar expressions of ownership and capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in, or determined in accordance with, the VoiceStream Stockholder Agreements as if DT were a "Stockholder" thereunder.

     SECTION 5.20. Powertel Warrants. After consultation with each other, DT and Powertel shall use reasonable efforts to take such actions as they may deem to be appropriate to attempt to cause the outstanding Powertel Warrants to be exercised in full prior to the Effective Time, including by reducing the exercise price of the Powertel Warrants to the extent agreed to by DT and Powertel and in accordance with the provisions of the Powertel Warrant Agreement.

                                   ARTICLE 6

                               CLOSING CONDITIONS

     SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of Powertel and DT to consummate the Merger shall be subject to the fulfillment or (to the extent permitted by applicable law) written waiver prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Powertel Stockholder Approval shall have been obtained.

     (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree, temporary restraining order or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or which could reasonably be expected to have a Material Adverse Effect on Powertel.

     (c) Competition Law Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; to the extent required, the Commission of the European Union shall have approved the Merger under Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval shall have been deemed to have been granted; the review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder.

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     (d) Registration Statement Effective.  The DT Registration Statement shall have become effective prior to the mailing by Powertel of the Powertel Proxy Statement to its stockholders, no stop order suspending the effectiveness of the DT Registration Statement or the Powertel Proxy Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

     (e) Stock Exchange Listings. All steps necessary for the listing of the DT Ordinary Shares to be issued pursuant to the Merger on the FSE shall have been taken and the DT Depositary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (f) The VoiceStream Merger. The VoiceStream Merger shall have been consummated.

     SECTION 6.02. Conditions to the Obligations of Powertel. The obligations of Powertel to consummate the Merger are also subject to the fulfillment, or written waiver by Powertel, prior to the Effective Time, of each of the following conditions:

     (a) Representations and Warranties. The representation and warranty of DT set forth in Section 3.07(a) of this Agreement shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date; and the other representations and warranties of DT and Merger Sub set forth in this Agreement shall have been true and correct on the date hereof (or, in the case of matters relating to Merger Sub, as of September 28, 2000) and on and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except (i) for changes permitted under Section 4.02 or otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on DT.

     (b) Agreements and Covenants. DT shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; provided, however, that for purposes of this Section 6.02(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on DT.

     (c) Certificates. Powertel shall have received a certificate of an executive officer of DT (and, to the extent such matters relate to Merger Sub, of an executive officer of Merger Sub) to the effect set forth in subparagraphs
(a) and (b) above.

     (d) Tax Opinion. Powertel shall have received an opinion of Morris, Manning & Martin, LLP in a form and substance reasonably satisfactory to Powertel, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger (i) will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each transfer of property to DT by a stockholder of Powertel pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, Morris, Manning & Martin, LLP may require and shall be entitled to rely upon customary representations of Powertel and DT, including representations substantially in the form of Exhibits B and C, respectively and, if reasonably requested, customary tax certificates of Powertel Principal Shareholders. The opinion set forth in clause (ii) may assume that any stockholder who is a "five-percent transferee shareholder" with respect to DT within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.3.67(a)-3(c)(1)(iii)(B).

     (e) FCC Opinion. Powertel shall have received an opinion of FCC counsel of DT and/or VoiceStream, dated the Effective Time, substantially in the form attached hereto as Exhibit D.

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     (f) Governmental Approvals.  All necessary consents or authorizations from any Governmental or Regulatory Authority which may be required in connection with the transactions contemplated hereby, shall have been received, unless the failure to receive any such consent or authorization would not have a Material Adverse Effect on DT or the transactions contemplated by this Agreement, and such consents or authorizations shall not contain any conditions which would reasonably be expected to have a Material Adverse Effect on DT or the transactions contemplated by this Agreement. With respect to any FCC consents or authorizations, effectiveness of necessary FCC approvals shall be sufficient to satisfy this condition, and Powertel's obligation to effect the Merger shall not be subject to the condition that any FCC consents or authorizations have become Final Orders.

     Notwithstanding anything contained to the contrary in Section 6.02(a) or anywhere else in this Agreement, DT may enter into any Subsequent Transaction, and no changes of any representation or warranty of DT contained in this Agreement as a result of any Subsequent Transaction shall result in a failure of the conditions set forth in Section 6.02(a).

     SECTION 6.03. Conditions to the Obligations of DT. The obligations of DT to consummate the Merger are also subject to the fulfillment or written waiver by DT, prior to the Effective Time, of each of the following conditions:

     (a) Representations and Warranties. The representation and warranty of Powertel set forth in Section 2.07(i) of this Agreement shall have been true and correct on the date hereof and on and as of the Bringdown Date as though made on the Bringdown Date; and the other representations and warranties of Powertel set forth in this Agreement shall have been true and correct on the date hereof and on and as of the Bringdown Date as though made on the Bringdown Date (except to the extent that any representation or warranty expressly speaks as of (A) an earlier date, or (B) in the cases of Sections 2.03(d) and 2.05(a) to the extent either relates to the declaration or payment of the Permitted Stock Dividend, an earlier or later date, in which cases ((A) or (B)) it shall be true and correct as of such specified date) except (i) for changes permitted under Section 4.01 hereof or otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Powertel or DT or the transactions contemplated by this Agreement.

     (b) Agreements and Covenants. Powertel shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; provided, however, that for purposes of this Section 6.03(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Powertel or DT or the transactions contemplated by this Agreement.

     (c) Certificates. DT shall have received certificates of an executive officer of Powertel to the effect set forth in subparagraph (a) above on the Bringdown Date and subparagraph (b) above on the Closing Date; provided, however, that if the Bringdown Date occurs before the Closing Date and the Permitted Stock Dividend is declared or paid after the Bringdown Date, then the matters referred to in clause (B) of paragraph (a) shall be covered in the certificate delivered on the Closing Date, and need not be addressed or referenced in the certificate delivered on the Bringdown Date.

     (d) Tax Opinion. DT shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, in form and substance reasonably satisfactory to DT, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger will (i) qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each transfer of property to DT by a stockholder of Powertel pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, Cleary, Gottlieb, Steen & Hamilton may require and shall be entitled to rely upon customary representations of Powertel and DT including representations substantially in the form of Exhibits B and C, respectively. The opinion set forth in clause (ii) may assume that any


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     stockholder who is a "five-percent transferee shareholder" with respect to
     DT within the meaning of U.S. Treasury Regulations 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

          (e) FCC Opinion. DT shall have received an opinion of FCC counsel of Powertel, dated the Effective Time, substantially in the form attached hereto as Exhibit D.

          (f) Consents Under Agreements. Powertel shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument to which Powertel or any of the Powertel Subsidiaries is a party, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Powertel or DT or upon the transactions contemplated by this Agreement.

          (g) Governmental Approvals. All necessary consents or authorizations from any Governmental or Regulatory Authority which may be required in connection with the transactions contemplated hereby, including the FCC and state public utility or service commissions or similar agencies, shall have been received and, in the case of the FCC, shall have become Final Orders (unless this requirement of finality is waived by DT in its sole discretion), unless the failure to receive any such consent or authorization would not have a Material Adverse Effect on Powertel or DT or the transactions contemplated by this Agreement, and such consents or authorizations shall not contain any conditions which would reasonably be expected to have a Material Adverse Effect on Powertel or DT or the transactions contemplated by this Agreement.

     SECTION 6.04. Pre-Closing Bringdown. At any time on or after the fifth Business Day after the last to be fulfilled or waived of the conditions set forth in Article VI hereof (other than the conditions contained in Sections 6.02(c), 6.02(d) and 6.03(c) so long as it is reasonably apparent that such conditions and the condition contained in Section 6.01(b) will be able to be satisfied on such fifth or later Business Day) shall be fulfilled or waived in accordance with this Agreement, Powertel may deliver to DT a certificate of an executive officer of Powertel, dated as of such day, to the effect set forth in
Section 6.03(a), and the date on which such certificate is delivered shall thereupon be deemed to be the "BRINGDOWN DATE"; provided, however, that if the Bringdown Date does not occur before the Closing Date, then the Bringdown Date shall be the same date as the Closing Date.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the Board of Directors of Powertel, the Management Board (VORSTAND) of DT or the Board of Directors of Merger Sub:

          (a) By mutual written consent of each of Powertel and DT;

          (b) By Powertel or DT, if the Merger shall not have been consummated on or before the close of business on December 31, 2001 (the "TERMINATION DATE" ); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either Powertel or DT, if any Governmental or Regulatory Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Powertel and DT shall use its reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) By Powertel, (i) if DT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which

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     breach or failure to perform (A) is incapable of being cured by DT prior to the Termination Date, or, if capable of being cured, is not cured by DT within 30 days after written notice thereof shall have been received by DT from Powertel and (B) renders any condition under Section 6.01 or 6.02 incapable of being satisfied prior to the Termination Date or (ii) if a condition under Section 6.01 or 6.02 to Powertel's obligations hereunder is or becomes incapable of being satisfied prior to the Termination Date;

          (e) By DT, (i) if Powertel shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Powertel prior to the Termination Date, or, if capable of being cured, is not cured by Powertel within 30 days after written notice thereof shall have been received by Powertel from DT and (B) renders any condition under Section 6.01 or 6.03 incapable of being satisfied prior to the Termination Date or (ii) if a condition under Section 6.01 or 6.03 to DT's obligations hereunder is or becomes incapable of being satisfied prior to the Termination Date, (iii) in connection with the grant of any Required Regulatory Approval relating to the Merger, Powertel, DT, VoiceStream or any of their Subsidiaries is required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Powertel, DT, VoiceStream or any of their Subsidiaries or any material portion of the assets of Powertel, DT, VoiceStream or any of their Subsidiaries or any of the business, product lines or assets of Powertel, DT, VoiceStream or any of their Subsidiaries, and such order, decree, ruling, or other action shall have become final and nonappealable or (iv) if the Alternative Merger Agreement has been terminated at any time prior to the termination or consummation of the VoiceStream Merger Agreement;

          (f) By Powertel or DT, respectively, at any time that is not less than 15 days after any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority (other than, for purposes of this paragraph only, any court of law or equity) and that has the effect of making the conditions set forth in Section 6.01(b),
     Section 6.01(c), Section 6.02(f) or Section 6.03(g) incapable of being satisfied by the Parties prior to the Termination Date; or

          (g) By either Powertel or DT, if the Powertel Stockholder Approval shall fail to have been obtained at a duly held stockholders meeting of Powertel, including any adjournments thereof.

     SECTION 7.02. Automatic Termination. This Agreement shall terminate automatically upon the termination of the VoiceStream Merger Agreement without any action required by the parties.

     SECTION 7.03. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Powertel or DT, except (i) as set forth in this Section 7.03 and in Sections 2.18, 3.12, 9.03, 9.09 and 9.10 hereof and (ii) nothing herein shall be interpreted to relieve any party of liability for any willful breach of this Agreement.

     (b) If this Agreement is terminated by Powertel or DT pursuant to Section 7.01(g) because of the failure to obtain the Powertel Stockholder Approval and
(i) at any time after the date of this Agreement and prior to the Powertel Stockholders' Meeting an offer or proposal for a transaction that would constitute an Alternative Transaction (as defined in Section 4.03(c) hereof) (except that, for the purposes of this Section 7.03(b), the applicable percentage in clauses (i) and (iii) of such definition shall be fifty percent (50%) and only for any transaction referred to in clause (ii) of such definition to be treated as an Alternative Transaction for purposes of this Section 7.03(b), stockholders of Powertel would own less than 65% of the outstanding stock of the entity surviving or resulting from such transaction) shall have been announced or otherwise publicly disclosed, and not withdrawn, and (ii) within six months after the termination of this Agreement, Powertel enters into a definitive agreement with any Third Party with respect to an Alternative Transaction (provided that for any transaction referred to in clause (ii) of such definition to be treated as an Alternative Transaction for purposes of this
Section 7.03(b), stockholders of Powertel would own less than 65% of the outstanding stock of the entity surviving or resulting from such

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transaction), Powertel shall pay to DT a termination fee of $150,000,000 (the
"TERMINATION FEE") plus expenses not to exceed $10,000,000; provided that, in the event a termination fee is also payable by Powertel in connection with the termination of the Alternative Merger Agreement pursuant to Section 5.10(b) of the Alternative Merger Agreement, Powertel shall instead pay each of DT and VoiceStream $75,000,000 plus expenses not to exceed $10,000,000. Except as otherwise provided in this paragraph, no Termination Fee shall be or become payable upon termination of this Agreement.

     (c) The Termination Fee payable under Section 7.03(b) above shall be payable in cash no later than one business day following the day Powertel enters into the definitive agreement providing for the Alternative Transaction giving rise to the payment of such fee.

     (d) Powertel and DT agree that the agreements contained in Section 7.03(b) above are an integral part of the transactions contemplated by this Agreement and are an inducement to DT to enter into this Agreement and, to the extent payable in connection with a breach of this Agreement, constitute liquidated damages and not a penalty. If Powertel fails to promptly pay to DT any fee due under such Section 7.03(b), then Powertel shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

     SECTION 7.04. Amendment. This Agreement may be amended by Powertel, DT and Merger Sub pursuant to a writing adopted by action taken by each of them at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of Powertel no amendment may be made which under applicable law would require approval of such Party's stockholders without such approval.

     SECTION 7.05. Waiver. At any time before the Effective Time, Powertel, DT and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the others, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                                   ARTICLE 8

                                  DEFINITIONS

     SECTION 8.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "ACTION" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; provided, however, that such term shall not be deemed to include the Federal Republic of Germany and Kreditanstalt fur Wiederaufbau ("KFW") in their capacities as shareholders of DT.

          "AGREEMENT" means this Agreement and Plan of Merger as amended or modified from time to time, together with all of its schedules, annexes and exhibits.

          "APRIL 1996 INDENTURE" shall mean the Indenture dated as of April 19, 1996, between Powertel and Bankers Trust Company relating to the 12% Senior Discount Notes due May 2006.

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          "BUSINESS DAY" means a day other than Saturday, Sunday, federal, State of New York holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended, together with the rules, regulations and published decisions of the FCC promulgated thereunder.

          "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

          "DELAWARE LAW" means the Delaware General Corporation Law, as amended.

          "DiGiPH TRANSACTION" means the transactions and agreements relating to the acquisition of substantially all of the assets of DiGiPH PCS, Inc., DigiPH Communication, Inc. and DigiPH Holding Company, Inc. by Eliska, as described in Powertel's Form 8-K as filed on June 16, 2000, including (i) all agreements and commitments that have been entered into in connection therewith as listed in the Powertel disclosure schedules attached hereto;
     (ii) all agreements that are proposed to be entered into prior to closing, forms of which or term sheets for which or summaries of which have been made available to DT and are listed on the Powertel disclosure schedules; and (iii) any other agreements that are to be entered into prior to the closing of such transactions, that are reasonably necessary to consummate such transactions (and any amendments or modifications thereof) and with respect to clauses (ii) and (iii) that do not (A) materially alter the scope of such transactions, (B) materially increase Powertel's obligations in connection therewith or (C) interfere with the transactions contemplated by this Agreement or the DT Merger Agreement.

          "DT REGISTRATION STATEMENT" means one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT Depositary Shares and DT Ordinary Shares in the Merger.

          "ELISKA JOINT VENTURE" means Eliska Wireless Ventures I, Inc.

          "ELISKA PARTNERS" means Eliska Wireless Investors I, L.P. and Sonera Holding BV.

          "ENVIRONMENTAL LAWS" shall mean any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental or Regulatory Authority relating to or regulating or imposing liability or standards of conduct with respect to pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or occupational health or safety.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

          "ERISA AFFILIATE" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Powertel; (ii) any partnership, trade or business (whether or not incorporated) which on the day before the Closing Date was under common control (within the meaning of Section 414(c) of the Code) with Powertel and (iii) any entity which is a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Powertel, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

          "ERISA BENEFIT PLAN" shall mean a Powertel Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

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          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

          "EXON-FLORIO" means the Exon-Florio Amendment to the Omnibus and Competitiveness Act of 1988, as amended, or any successor thereto.

          "FAA" shall mean the Federal Aviation Administration and any successor agency or body.

          "FCC" shall mean the Federal Communications Commission and any successor agency or body.

          "FEBRUARY 1996 INDENTURE" means the Indenture dated as of February 7, 1996, between Powertel and Bankers Trust Company relating to the 12% Senior Discount Notes due February 2006.

          "FINAL ORDER" means action by the applicable regulatory authority which is in full force and effect, with respect to which no petition or other request for such authority or court stay, reconsideration or review of any kind is pending, and as to which all time periods have expired within which such authority or a court may be asked to stay, reconsider or review the action or may stay, reconsider or review the action sua sponte.

          "GAAP" means United States generally accepted accounting principles.

          "GERMAN LISTING PROSPECTUS" means the prospectus
     (BORSENZULASSUNGSPROSPEKT) required for the listing of the DT Ordinary Shares to be issued pursuant to the Merger on the FSE.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" shall mean any domestic or foreign, national, federal, state, county, city, local or other administrative, legislative, regulatory or other governmental authority, commission, agency, court of competent jurisdiction or other judicial entity, tribunal, arbitrator, office, principality, registry (including, but not limited to, with respect to patents, trademarks, designs, or copyrights), legislative or regulatory body, instrumentality, or quasi-governmental agency, commission or authority or any arbitral tribunal exercising any regulatory or taxing authority (including, without limitation, any stock exchange or other self-regulatory body); provided that such term shall not be deemed to include the Federal Republic of Germany and KFW, in their capacities as shareholders of DT.

          "HAZARDOUS SUBSTANCES" shall mean any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

          "INDEBTEDNESS" of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "INTELLECTUAL PROPERTY RIGHTS" shall mean any right to use, all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held or used by Powertel or any of its Subsidiaries that are individually or in the aggregate material to the conduct of the business of Powertel and the Powertel Subsidiaries, taken as a whole.

          "INVESTMENT ENTITY" means an entity in which Powertel or any Powertel Subsidiaries has an Investment Interest.

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          "INVESTMENT INTEREST" means a direct or indirect ownership of capital stock, partnership, membership interests or other ownership interests or similar securities of any Person.

          "JUNE 1997 INDENTURE" means the Indenture dated as of June 10, 1997, between Powertel and Bankers Trust Company relating to the Senior Notes.

          "KNOWLEDGE" of any Party means the actual knowledge of the executive officers of such Party.

          "LIABILITIES" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental or Regulatory Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "LIENS" shall mean any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

          "MATERIAL ADVERSE EFFECT" means, with respect to Powertel and its Subsidiaries, taken as a whole, or DT and its Subsidiaries, taken as a whole, any change in or effect on the business of Powertel and its Subsidiaries taken as a whole or DT and its Subsidiaries taken as a whole, as the case may be, that is or is reasonably likely to be materially adverse to the business, operations or financial condition of Powertel and its Subsidiaries taken as a whole or DT and its Subsidiaries taken as a whole, respectively, but shall not include the effects of changes or developments (i) in (A) the telecommunications industry, including regulatory and political conditions, and not uniquely relating to DT or Powertel, (B) the United States or European economy or (C) the United States or European securities markets or (ii) resulting from the announcement or the existence of this Agreement and the transactions contemplated hereby.

          "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, entity or group (as defined in the Exchange
     Act) or a Governmental or Regulatory Authority.

          "POWERTEL BENEFIT PLANS" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, life, insurance, supplemental unemployment benefits, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, policy, arrangement or agreement providing benefits to any current or former employee, officer or director of Powertel or any of its Subsidiaries or with respect to which Powertel or any of its Subsidiaries (or, in the case of an ERISA Benefit Plan, any of Powertel's ERISA Affiliates) may have any liability.

          "POWERTEL EMPLOYEE" shall mean any employee of Powertel or any of the Powertel Subsidiaries.

          "POWERTEL PRINCIPAL STOCKHOLDERS" shall mean ITC Holding Company, Inc., ITC Service Company, Inc., ITC Wireless Inc., SCANA Communications Holdings, Inc., Sonera Corporation, Sonera Holding B.V., Donald W. Burton, The Burton Partnership, L.P., The Burton Partnership (QP), L.P., South Atlantic Venture Fund II, L.P., South Atlantic Venture Fund III, L.P., South Atlantic Private Equity Fund IV, L.P., South Atlantic Private Equity Fund IV (QP) L.P. and American Water Works Company.

          "POWERTEL RESTRICTED STOCK AWARD" shall mean restricted stock awards granted under the Restricted Stock Plan and the 2000 Plan.

          "RESTATED BY-LAWS OF POWERTEL" shall mean the Second Restated By-laws of Powertel as in effect on the date hereof.

          "RESTATED CERTIFICATE OF INCORPORATION OF POWERTEL" shall mean the Third Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

          "SECURITIES ACT" means the Securities Act of 1933, as the same may be amended from time to time.

          "SENIOR DISCOUNT NOTES" means the Powertel 12% Senior Discount Notes due February 2006 and the 12% Senior Discount Notes due May 2006.

          "SENIOR NOTES" means shall mean the 11 1/8% Senior Notes due 2007 of Powertel.

          "SIGNIFICANT EMPLOYEE" shall mean any Employee of Powertel or any of its Subsidiaries who (i) is an officer of Powertel or any of its Subsidiaries, (ii) has a written employment contract with Powertel or any of its Subsidiaries which calls for annual compensation in excess of $90,000, or (iii) is compensated by Powertel and/or its Subsidiaries at an annual rate greater than $90,000.

          "SIGNIFICANT SUBSIDIARY" means any Subsidiary which on the date of determination is a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

          "SUBSEQUENT TRANSACTION" means any transaction entered into after the date hereof whereby any of DT or its Subsidiaries would (i) acquire (by merger, consolidation, business combination, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, other business organization or assets or division thereof, which is engaged in any line of business that is similar to or compatible with any of the lines of business in which DT is engaged on the date of this Agreement;
     (ii) acquire an Investment Interest in any of the foregoing; (iii) issue any equity interest or incur any indebtedness whether in connection with any item described in (i) or (ii) or otherwise; (iv) enter into or engage in a strategic alliance or other commercial relationship or (v) act in the ordinary course of business; provided, however, in connection with a Subsequent Transaction described in items (i), (ii), (iii) or (iv) of this definition for a consideration paid by DT or any of its Subsidiaries in an amount greater than $50 billion, DT must receive an opinion from a nationally recognized investment bank, acting as a financial advisor to DT, to the effect that, from a financial point of view, such Subsequent Transaction is fair to the holders of DT Ordinary Shares or, if applicable, DT.

          "SUBSIDIARY", "POWERTEL SUBSIDIARY" or "DT SUBSIDIARY" means any Person on the date of determination of which Powertel or DT, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

          "TAX" or "TAXES" means any U.S. federal, state or local or foreign taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties, or similar fees, assessments, or charges of any kind whatsoever, imposed by any taxing authority, together with any interest and any penalties, additions to tax, or additional amounts thereon.

          "TAX RETURNS" means any U.S. federal, state or local or foreign return, report, or statement required to be filed with any Governmental or Regulatory Authority with respect to Taxes.

          "VOICESTREAM STOCKHOLDER AGREEMENTS" means the Stockholder Agreements dated as of the date hereof among certain stockholders of VoiceStream, VoiceStream and Powertel entered into in connection with the Alternative Merger Agreement.

     SECTION 8.02. Date of this Agreement; No Waiver. (a) The amendment and restatement of this Agreement as of February 8, 2001 notwithstanding, unless otherwise provided herein or unless the context expressly otherwise requires, this Agreement shall be deemed for all purposes to be dated and made as of August 26, 2000, the date of the original Agreement and Plan of Merger and to be effective as of such date, and all references herein to "the date hereof", "the date of this Agreement" and other similar references shall be deemed to be references to August 26, 2000.

     (b) The parties' execution and delivery of this Amended and Restated Agreement shall not constitute a waiver of any rights that any of the parties hereto may have by reason of any event, condition, misrepresentation or breach of covenant of the original Agreement and Plan of Merger having occurred prior to the date of execution and delivery of this Amended and Restated Agreement, whether or not known to any or all of the parties hereto. No representation or warranty of any party in this Agreement shall be affected or limited by reason of the knowledge of any other party at any time that such representation or warranty is not, or may not be, true and correct.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that (i) the agreements set forth in Article 1, Sections 5.07, 5.09, 5.11, 5.18 and 5.19 hereof shall survive the Effective Time indefinitely, (ii) the agreements set forth in Sections 5.04 (with regard to confidentiality), 7.02, 9.03 and 9.10 hereof shall survive termination indefinitely, (iii) the agreements set forth in
Section 5.19 shall survive termination in accordance with provisions specified in Section 5.19, (iv) any covenant or agreement of Powertel and DT which by its terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with its terms, and (v) the representations and warranties made by Powertel in this Agreement shall terminate at the earlier of the Effective Time and 12:00 midnight on the Bringdown Date, except that if the Permitted Stock Dividend is declared or paid after the Bringdown Date, then the representations and warranties made by Powertel in Sections 2.03(d) and 2.05(a), to the extent either relates to the declaration or payment of the Permitted Stock Dividend, shall terminate immediately after such payment.

     SECTION 9.02. Notices. (a) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

     if to Powertel:

              Powertel, Inc.
              1239 O.G. Skinner Drive
              West Point, Georgia 31833

              Attn: Allen E. Smith
                    Jill F. Dorsey
              Telecopy No.: 706-645-9532

     with a copy to:

              Morris, Manning & Martin, LLP
              1600 Atlantic Financial Center
              3343 Peachtree Road, N.E.
              Atlanta, Georgia 30326

              Attn: James Walker IV, Esq.
              Telecopy No.: 404-365-9532
     if to DT or Merger Sub:

              Deutsche Telekom AG
              140 Friedrich-Ebert-Alle
              53113 Bonn
              Germany

              Attention: Kevin Copp
              Facsimile: 49-228-181-44177

     with a copy to:

              Cleary, Gottlieb, Steen & Hamilton
              One Liberty Plaza
              New York, New York 10006

              Attention: Robert P. Davis
              Facsimile: 212- 225-3999

     and a copy to:

              Hengeler Mueller Weitzel Wirtz
              Trinkausstrasse 7
              D-40213 Dusseldorf
              Germany

              Attention: Rainer Krause
              Facsimile: +49-211-83-04-170

     (b) Notices given hereunder shall be also given by the party delivering such notice to VoiceStream at the address below:

              VoiceStream

              VoiceStream Wireless Corporation
              3650 131(st)Avenue S.E.
              Bellevue, Washington 98006

              Attention: Alan R. Bender
              Facsimile: 425-586-8080

     with a copy to:

              Preston Gates & Ellis LLP
              701 Fifth Avenue, Suite 5000
              Seattle, WA 98104

              Attn: Richard B. Dodd, Esq.
              Telecopy No.: 206-623-7022

     SECTION 9.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that (i) those expenses incurred in connection with the printing of the Powertel Proxy Statement and the DT Registration Statement shall be borne one-third by VoiceStream, one-third by DT and one-third by Powertel and
(ii) the filing fees related to the Powertel Proxy Statement and the DT Registration Statement with respect to the DT Ordinary Shares and the DT Depositary Shares to be offered to stockholders of Powertel shall be borne one-half by DT and one-half by Powertel.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Powertel Stockholder Agreements and the Confidentiality Agreement constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and, except for Section 5.07, 5.19 or 9.02(c), is not intended to confer upon any person other than Powertel, DT and, after the Effective Time their respective stockholders, as stockholders, any rights or remedies hereunder.

     SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party; provided, however, that (i) this Agreement may be assigned by DT to an entity treated as a corporation for U.S. federal income tax purposes which owns more than 80% of the DT Ordinary Shares and which succeeds to all of the rights and obligations of DT under the Escrow Agency Agreement and (ii) this Agreement may be assigned by Merger Sub to an entity treated as a corporation for U.S. federal income tax purposes and which is a direct, wholly-owned subsidiary of the entity to which DT has assigned this Agreement pursuant to (i) above. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.08. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 9.09. Enforcement; Submission to Jurisdiction; Waivers. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the Parties shall be, to the extent permitted by law, entitled to an injunction or injunctions to prevent breaches of this Agreement or any related agreement and to enforce specifically the terms and provisions of this Agreement or any related agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.09,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     SECTION 9.10. Waiver of Immunity. DT agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of the government from any legal action, suit or proceeding or from set-off or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DT agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. sec. 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DT or any of its Subsidiaries with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money).

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.12. Reliance on Representations. Notwithstanding any investigation, knowledge or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, the Annexes, the Schedules annexed hereto or in any of the documents, certifications or agreements delivered in connection therewith, are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement dated the date first written above to be executed on February 8, 2001 by their respective officers thereunto duly authorized.

                                          POWERTEL, INC.

                                          By: /s/ FRED G. ASTOR, JR.
                                            ------------------------------------
                                              Name: Fred G. Astor, Jr.
                                              Title: Chief Financial Officer and
                                              Executive Vice President

                                          DEUTSCHE TELEKOM AG

                                          By: /s/ JEFFREY A. HEDBERG
                                            ------------------------------------
                                              Name: Jeffrey A. Hedberg
                                              Title: Member of the Board of
                                              Management, International

                                          By: /s/ DR. KARL-GERHARD EICK
                                            ------------------------------------
                                              Name: Dr. Karl-Gerhard Eick
                                              Title: Member of the Board of
                                              Management, Finance

                                          BEGA II, INC.

                                          By: /s/ JEFFREY A. HEDBERG
                                            ------------------------------------
                                              Name: Jeffrey A. Hedberg
                                              Title: Director

                                          By: /s/ KARL-GERHARD EICK
                                            ------------------------------------
                                              Name: Dr. Karl-Gerhard Eick
                                              Title: Director

                                                                         ANNEX C
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF AUGUST 26, 2000,

                 AS AMENDED AND RESTATED AS OF FEBRUARY 8, 2001

                                     AMONG

                       VOICESTREAM WIRELESS CORPORATION,

                                POWERTEL, INC.,

                                      AND

                      VOICESTREAM SUBSIDIARY V CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I -- THE REORGANIZATION...............................................   C-2
  Section 1.01    The Merger..................................................   C-2
  Section 1.02    Closing.....................................................   C-2
  Section 1.03    Effective Time..............................................   C-2
  Section 1.04    Effects of the Merger.......................................   C-2
  Section 1.05    Restated Certificate of Incorporation and By-laws; Officers
                  and Directors...............................................   C-2
  Section 1.06    Effect on Stock.............................................   C-3
  Section 1.07    Surrender of Certificates...................................   C-5

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF POWERTEL......................   C-8
  Section 2.01    Organization................................................   C-8
  Section 2.02    Subsidiaries................................................   C-8
  Section 2.03    Capital Structure...........................................   C-8
  Section 2.04    Authority...................................................  C-10
  Section 2.05    Consents and Approvals; No Violations.......................  C-10
  Section 2.06    SEC Documents and Other Reports.............................  C-11
  Section 2.07    Absence of Material Adverse Change..........................  C-11
  Section 2.08    Information Supplied........................................  C-12
  Section 2.09    Permits; Compliance with Laws...............................  C-12
  Section 2.10    Tax Matters.................................................  C-13
  Section 2.11    Liabilities.................................................  C-14
  Section 2.12    Benefit Plans; Employees and Employment Practices...........  C-14
  Section 2.13    Litigation..................................................  C-16
  Section 2.14    Environmental Matters.......................................  C-16
  Section 2.15    Section 203 of DGCL.........................................  C-17
  Section 2.16    Intellectual Property.......................................  C-17
  Section 2.17    Opinion of Financial Advisor................................  C-17
  Section 2.18    Brokers.....................................................  C-17
  Section 2.19    Tax Status..................................................  C-18
  Section 2.20    Contracts...................................................  C-18
  Section 2.21    Vote Required...............................................  C-18
  Section 2.22    Transactions with Affiliates................................  C-18

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF VOICESTREAM AND SUB..........
                                                                                C-19
  Section 3.01    Organization................................................  C-19
  Section 3.02    Ownership of Sub............................................  C-19
  Section 3.03    Capital Structure...........................................  C-19
  Section 3.04    Authority...................................................  C-20
  Section 3.05    Consents and Approvals; No Violations.......................  C-21
  Section 3.06    SEC Documents and Other Reports.............................  C-21

                                                                                PAGE
                                                                                ----
  Section 3.07    Absence of Material Adverse Change..........................  C-22
  Section 3.08    Information Supplied........................................  C-22
  Section 3.09    Permits; Compliance with Laws...............................  C-22
  Section 3.10    Tax Matters.................................................  C-23
  Section 3.11    Liabilities.................................................  C-24
  Section 3.12    Litigation..................................................  C-24
  Section 3.13    State Takeover Statutes.....................................  C-24
  Section 3.14    Brokers.....................................................  C-24
  Section 3.15    Tax Status..................................................  C-24
  Section 3.16    Interim Operations and Performance of Sub...................  C-25
  Section 3.17    Vote Required...............................................  C-25
  Section 3.18    Transactions with Affiliates................................  C-25
  Section 3.19    Opinion of Goldman, Sachs & Co. ............................  C-25

ARTICLE IV -- COVENANTS RELATING TO CONDUCT OF BUSINESS.......................  C-25
  Section 4.01    Conduct of Business by Powertel Pending the
                  Reorganization..............................................  C-25
  Section 4.02    Conduct of Business by VoiceStream Pending the
                  Reorganization..............................................  C-28
  Section 4.03    No Solicitation.............................................  C-28
  Section 4.04    Disclosure of Certain Matters; Delivery of Certain
                  Filings.....................................................  C-30
  Section 4.05    Tax Status..................................................  C-30
  Section 4.06    Control of Operations.......................................  C-30
  Section 4.07    Powertel Merger Agreement...................................  C-30

ARTICLE V -- ADDITIONAL AGREEMENTS............................................  C-30
  Section 5.01    Employee Benefits...........................................  C-30
  Section 5.02    Options; Restricted Stock Awards............................  C-32
  Section 5.03    Stockholders Meetings.......................................  C-32
  Section 5.04    Preparation of the Registration Statement and Joint Proxy
                  Statement...................................................  C-33
  Section 5.05    Notification of Receipt of Proxy............................  C-34
  Section 5.06    Comfort Letters.............................................  C-34
  Section 5.07    Access to Information.......................................  C-34
  Section 5.08    Compliance with the Securities Act..........................  C-35
  Section 5.09    Nasdaq Listings.............................................  C-35
  Section 5.10    Fees and Expenses...........................................  C-35
  Section 5.11    Public Announcements........................................  C-36
  Section 5.12    State Takeover Laws.........................................  C-36
  Section 5.13    Indemnification; Directors and Officers Insurance...........  C-36
  Section 5.14    Reasonable Best Efforts.....................................  C-37
  Section 5.15    Certain Litigation..........................................  C-39
  Section 5.16    Powertel Stockholder Agreement and VoiceStream Stockholder
                  Agreement...................................................  C-39
  Section 5.17    Senior Discount Notes and Senior Notes......................  C-39

                                                                                PAGE
                                                                                ----
  Section 5.18    Plans and Programs to Be Implemented........................  C-39
  Section 5.19    Registration Rights.........................................  C-39

ARTICLE VI -- CONDITIONS PRECEDENT............................................  C-40
  Section 6.01    Conditions to Each Party's Obligation to Effect the
                  Reorganization..............................................  C-40
  Section 6.02    Additional Conditions to Obligation of Powertel to Effect
                  the Reorganization..........................................  C-40
  Section 6.03    Conditions to Obligations of VoiceStream and Sub to Effect
                  the Reorganization..........................................  C-41

ARTICLE VII -- TERMINATION AND AMENDMENT......................................  C-42
  Section 7.01    Termination.................................................  C-42
  Section 7.02    Effect of Termination.......................................  C-43
  Section 7.03    Amendment...................................................  C-44
  Section 7.04    Extension; Waiver...........................................  C-44

ARTICLE VIII -- GENERAL PROVISIONS............................................  C-44
  Section 8.01    Non-Survival of Representations and Warranties and
                  Agreements..................................................  C-44
  Section 8.02    Notices.....................................................  C-44
  Section 8.03    Interpretation; Definitions.................................  C-45
  Section 8.04    Counterparts................................................  C-53
  Section 8.05    Entire Agreement; No Third-Party Beneficiaries..............  C-53
  Section 8.06    Governing Law...............................................  C-53
  Section 8.07    Assignment..................................................  C-53
  Section 8.08    Severability................................................  C-53
  Section 8.09    Enforcement of this Agreement...............................  C-53
  Section 8.10    Obligations of Subsidiaries.................................  C-53
  Section 8.11    Reliance on Representations.................................  C-54
  Section 8.12    Failure or Indulgence Not Waiver; Remedies Cumulative.......  C-54
  Section 8.13    Rules of Construction.......................................  C-54
  Section 8.14    Date of this Agreement; No Waiver...........................  C-54

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION dated as of August 26, 2000, as amended and restated as of February 8, 2001 (this "AGREEMENT"), among VoiceStream Wireless Corporation, a Delaware corporation ("VOICESTREAM"), VoiceStream Subsidiary V Corporation, a Delaware corporation formed by VoiceStream ("SUB"), and Powertel, Inc., a Delaware corporation ("POWERTEL"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in SECTION 8.03.

                              W I T N E S S E T H:

     WHEREAS, VoiceStream and Deutsche Telekom AG, an AKTIENGESELLSCHAFT ("DT") entered into an Agreement and Plan of Merger dated as of July 23, 2000 (as amended or modified from time to time, the "DT MERGER AGREEMENT"), providing for the acquisition of VoiceStream by DT (the "DT MERGER");

     WHEREAS, Powertel and DT entered into a separate merger agreement dated as of August 26, 2000 (as amended or modified from time to time, the "POWERTEL MERGER AGREEMENT"), providing for the acquisition of Powertel by DT (the "POWERTEL MERGER"), subject to certain closing conditions, including the consummation of the DT Merger;

     WHEREAS, VoiceStream and Powertel desire to provide for the acquisition of Powertel by VoiceStream upon the terms and conditions set forth in this Agreement in the event the DT Merger is not consummated;

     WHEREAS, the reorganization provided for herein (the "REORGANIZATION") shall include the merger (the "MERGER") of SUB with and into Powertel and, if applicable, the other transactions described below and shall only take place if the DT Merger Agreement has previously terminated;

     WHEREAS, the respective Boards of Directors of VoiceStream, Sub and Powertel have approved and declared advisable the Reorganization, upon the terms and subject to the conditions herein set forth whereby each issued and outstanding share of common stock of Powertel, $0.01 par value (the "POWERTEL COMMON STOCK"), and each issued and outstanding share of preferred stock of Powertel (whether or not such shares of preferred stock are or become convertible into Powertel Common Stock prior to the Effective Time), $0.01 par value per share and together with all accrued and unpaid dividends thereon (calculated as if the Closing Date were a dividend payment date) (the "POWERTEL PREFERRED STOCK," and collectively with Powertel Common Stock, the "POWERTEL STOCK"), other than shares of Powertel Stock owned directly or indirectly by VoiceStream or Powertel, will be converted into shares of common stock, $0.001 par value, of VoiceStream (the "VOICESTREAM COMMON STOCK");

     WHEREAS, the respective Boards of Directors of VoiceStream, Sub and Powertel have determined that the Reorganization is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

     WHEREAS, the Board of Directors of Sub has determined that it is advisable and in the best interests of Sub and its stockholder to consummate the Merger and the other transactions contemplated hereby and has authorized the execution and delivery of this Agreement, and VoiceStream, as Sub's current sole stockholder, has approved and adopted this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code;

     WHEREAS, as a condition to the willingness of, and as an inducement to, VoiceStream to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of Powertel Stock are each entering into a stockholder agreement dated as of the date hereof (each a

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"POWERTEL STOCKHOLDER AGREEMENT"), providing for certain actions relating to the transactions contemplated by this Agreement;

     WHEREAS, as a condition to the willingness of, and as an inducement to, Powertel to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of VoiceStream Common Stock and preferred stock of VoiceStream are each entering into a voting agreement dated as of the date hereof (each a "VOICESTREAM STOCKHOLDER AGREEMENT"), providing for certain actions relating to the transactions contemplated by this Agreement; and

     WHEREAS, VoiceStream, Sub and Powertel desire to make certain representations, warranties, covenants and agreements in connection with the Reorganization and also to prescribe various conditions to the Reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, VoiceStream, Sub and Powertel hereby agree as follows:

                                   ARTICLE I

                               THE REORGANIZATION

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, in the Reorganization, Sub shall be merged with and into Powertel at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and Powertel shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub and Powertel in accordance with the DGCL.

     SECTION 1.02 Closing. The closing (the "CLOSING") of the Merger will take place at 10:00 a.m., Seattle time, on the fifth Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, cannot be satisfied except at the Closing), at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, WA 98104-7078, unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to ARTICLE VII or unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing takes place is herein referred to as the "CLOSING DATE."

     SECTION 1.03 Effective Time. The Merger shall become effective when a Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and Powertel shall agree should be specified in the Certificate of Merger. The term "EFFECTIVE TIME" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the Closing Date as soon as practicable after the satisfaction or waiver of the conditions set forth herein.

     SECTION 1.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of Powertel and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Powertel and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.05 Restated Certificate of Incorporation and By-laws; Officers and Directors.

     (a) The Restated Certificate of Incorporation of Powertel, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as set forth on ANNEX A hereto. As so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

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     (b) The Restated By-laws of Powertel, as in effect immediately prior to the
Effective Time, shall be amended as of the Effective Time as set forth on ANNEX
B hereto. As so amended, such Restated By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

     (d) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.06 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of any securities of Powertel and Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

          (b) Treasury Stock and VoiceStream Owned Stock. Each share of Powertel Stock that is owned by Powertel or by any Powertel Subsidiary and each share of Powertel Stock that is owned by VoiceStream, Sub or any other VoiceStream Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Powertel Stock. At the Effective Time: (i) each share of Powertel Common Stock issued and outstanding shall be converted automatically into the right to receive a number (as calculated below, the "CONVERSION NUMBER") of validly issued, fully paid and nonassessable shares of VoiceStream Common Stock; and (ii) each share of Powertel Preferred Stock issued and outstanding, whether or not such share is convertible by its terms as of the Effective Time, shall be converted automatically into the right to receive a number of shares of validly issued, fully paid and nonassessable shares of VoiceStream Common Stock determined by multiplying
     (A) the Conversion Number by (B) the sum of (1) the number of shares of Powertel Common Stock into which such share of Powertel Preferred Stock would be converted as of the Effective Time, if such share were then convertible and had been converted, plus (2) with respect to the Series E Preferred Shares and Series F Preferred Shares, the number of shares of Powertel Common Stock that represent accrued or declared but unpaid dividends on such shares (calculated as if the Closing Date were a dividend payment date). The Conversion Number shall be determined as follows: (i)
     0.75 if the VoiceStream Average Closing Price is $113.33 or below; (ii)
     0.65 if the VoiceStream Average Closing Price is $130.77 or above; and
     (iii) if the VoiceStream Average Closing Price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream Average Closing Price. The "VOICESTREAM AVERAGE CLOSING PRICE" shall mean the volume weighted average closing price (based on the Nasdaq National Market System ("NASDAQ") composite volume published by the Wall Street Journal) of the VoiceStream Common Stock as publicly reported for the Nasdaq as of 4:00 p.m. Eastern Time for ten (10) trading days randomly selected by lot out of the last twenty (20) trading days ending five (5) trading days prior to the Closing Date. As of the Effective Time, all such shares of Powertel Stock shall be converted in accordance with this paragraph, and when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Powertel Stock shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of VoiceStream Common Stock into which such shares of Powertel Stock have been converted, (ii) any dividends and other distributions in accordance with SECTION 1.07(d) and (iii) any cash, without interest, to be paid in lieu of any fractional share of VoiceStream Common Stock in accordance with SECTION 1.07(e). ITEM 1.06(c) of the Powertel Letter sets forth a pro forma calculation of the conversion of Powertel Common Stock and each outstanding Powertel Common Stock Equivalent (including the corresponding conversion ratios with respect to each series of

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     Powertel Preferred Stock) into VoiceStream Common Stock or VoiceStream
     Equity Rights as of the date hereof.

          (d) Assumption of Options, Warrants and Puts. Subject to SECTION 5.02 hereof, Powertel and VoiceStream shall take all requisite action such that, at the Effective Time, (i) all Powertel Stock Options outstanding at the Effective Time, (ii) all obligations of Powertel with respect to the warrants (the "POWERTEL WARRANTS") to purchase Powertel Common Stock issued by Powertel pursuant to the Warrant Agreement (the "WARRANT AGREEMENT") dated February 7, 1996 between Powertel and Bankers Trust Company, as warrant agent, outstanding at the Effective Time, (iii) all obligations with respect to the Stock Purchase Agreement and the Put Agreement, each dated May 30, 2000 between Powertel and Sonera Holding B.V. (together, the "SONERA PUT") and (iv) all obligations with respect to the Put Agreement dated May 30, 2000 and between Powertel, Eliska Wireless Investors I, L.P. and Sonera Holding B.V. (the "ELISKA PUT" and together with the Sonera Put, the "ELISKA PUT RIGHTS") shall be specifically assumed by VoiceStream in writing.

          (e) Permitted Stock Dividends. Anything in this Agreement to the contrary notwithstanding, at any time prior to both the Effective Time and the termination of the DT Merger Agreement, (A) VoiceStream may declare and pay (provided such declaration and payment are both effected prior to the Effective Time), a pro rata distribution, including a distribution of fractional shares, to the holders of the then outstanding VoiceStream Common Stock of 0.0075 of a share of VoiceStream Common Stock for each share of VoiceStream Common Stock outstanding on the record date for such action (the "VOICESTREAM PERMITTED STOCK DIVIDEND"), and the conversion or exercise terms of any option, warrant, restricted stock award, put or preferred security of VoiceStream or any VoiceStream Subsidiary that by its terms, as in effect on February 8, 2001, adjusts as a result of such VoiceStream Permitted Stock Dividend (whether automatically, or upon the taking of any corporate action or action by the board of directors of VoiceStream or any such VoiceStream Subsidiary) shall be so adjusted and
     (B) Powertel may declare and pay (provided such declaration and payment are both effected prior to the Effective Time), a pro rata distribution, including a distribution of fractional shares, to the holders of the then outstanding Powertel Common Stock of 0.0075 of a share of Powertel Common Stock for each share of Powertel Common Stock outstanding on the record date for such action (the "POWERTEL PERMITTED STOCK DIVIDEND"), and the conversion or exercise terms of any option, warrant, restricted stock award, put or preferred security of Powertel or any Powertel Subsidiary that by its terms, as in effect on February 8, 2001, adjusts as a result of such Powertel Permitted Stock Dividend (whether automatically, or upon the taking of any corporate action or action by the board of directors of Powertel or any such Powertel Subsidiary) shall be so adjusted.

          (f) Adjustment of Conversion Number.

             (i) In the event of any reclassification, stock split or stock dividend with respect to VoiceStream Common Stock or Powertel Common Stock (to the extent permitted by this Agreement), any change, exchange or conversion of VoiceStream Common Stock into other securities or property, or any other dividend or distribution with respect to VoiceStream Common Stock (other than normal quarterly cash dividends as the same may be modified from time to time in the ordinary course), or if a record date with respect to any of the foregoing should occur, prior to the Effective Time (provided that the VoiceStream Permitted Stock Dividend and Powertel Permitted Stock Dividend must be declared and paid prior to the Effective Time), appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and thereafter all references in this Agreement to the Conversion Number shall be deemed to be to the Conversion Number as so adjusted. For illustration purposes, assuming the VoiceStream Permitted Stock Dividend and/or the Powertel Permitted Stock Dividend, as applicable, is declared and paid prior to the Effective Time, then:

                (A) In the event both the VoiceStream Permitted Stock Dividend and the Powertel Permitted Stock Dividend are declared and paid prior to the Effective Time pursuant to Section 1.06(e), the Conversion Number shall be determined as follows: (x) 0.75 if the

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           VoiceStream Average Closing Price is $112.49 or below; (y) 0.65 if the VoiceStream Average Closing Price is $129.80 or above; and (z) if the VoiceStream Average Closing Price is greater than $112.49 and less than $129.80, the quotient determined by dividing $84.37 by the VoiceStream Average Closing Price.

                (B) In the event the VoiceStream Permitted Stock Dividend is declared and paid prior to the Effective Time pursuant to Section 1.06(e) but the Powertel Permitted Stock Dividend is not declared and paid prior to the Effective Time pursuant to Section 1.06(e), the Conversion Number shall be determined as follows: (x) 0.756 if the VoiceStream Average Closing Price is $112.49 or below; (y) 0.655 if the VoiceStream Average Closing Price is $129.80 or above; and (z) if the VoiceStream Average Closing Price is greater than $112.49 and less than $129.80, the quotient determined by dividing $85.00 by the VoiceStream Average Closing Price.

                (C) In the event the Powertel Permitted Stock Dividend is declared and paid prior to the Effective Time pursuant to Section 1.06(e) but the VoiceStream Permitted Stock Dividend is not declared and paid prior to the Effective Time pursuant to Section 1.06(e), the Conversion Number shall be determined as follows: (x) 0.744 if the VoiceStream Average Closing Price is $113.33 or below; (y) 0.645 if the VoiceStream Average Closing Price is $130.77 or above; and (z) if the VoiceStream Average Closing Price is greater than $113.33 and less than $130.77, the quotient determined by dividing $84.37 by the VoiceStream Average Closing Price.

             (ii) In the event that the aggregate number of shares of Powertel Common Stock and Powertel Common Stock Equivalents ("ADJUSTED FULLY DILUTED SHARES") exceeds the Maximum Share Amount as of the Effective Time, excluding, for purposes of this SECTION 1.06(f), Powertel Common Stock issuable after the date hereof and prior to the Effective Time in respect of dividends accrued on the Series E Preferred Shares and the Series F Preferred Shares, and Powertel Common Stock issued for the Powertel Permitted Stock Dividend, including Powertel Common Stock and Powertel Common Stock Equivalents deemed to be issued as a result of the adjustment of the conversion or exercise terms of any option, warrant, restricted stock award, put or preferred security of Powertel or any Powertel Subsidiary that by its terms adjusts as a result of such Powertel Permitted Stock Dividend (whether automatically, or upon the taking of any corporate action or action by the board of directors of Powertel or any such Powertel Subsidiary), the Conversion Number shall be adjusted by multiplying the Conversion Number otherwise applicable under SECTION 1.06(c) by a fraction the numerator of which shall be the Maximum Share Amount and the denominator of which shall be the number of Adjusted Fully Diluted Shares as of the Effective Time. Except as described in the preceding sentence, the number of shares of Powertel Common Stock and Powertel Common Stock Equivalents for the purpose of such recalculation shall be determined in the same manner as described in ITEM 1.06(c) of the Powertel Letter, including shares of Powertel Common Stock issuable (i) in exchange for Powertel Preferred Stock, (ii) pursuant to Powertel Stock Options and Powertel Warrants, (iii) pursuant to Powertel Restricted Stock Awards, (iv) in connection with the Eliska Put Rights, (v) pursuant to the Sonera Stock Purchase Agreement (as defined below) and (vi) any other Powertel Common Stock and Powertel Common Stock Equivalents outstanding as of the Effective Time. For purposes of this SECTION 1.06(f), the "MAXIMUM SHARE AMOUNT" means 55,742,000 shares; provided, however, that if prior to the Effective Time the Stock Purchase Agreement between Powertel and Sonera B.V. relating to the DiGiPH Transaction (the "SONERA STOCK PURCHASE AGREEMENT") or the Eliska Put or the Sonera Put shall have been terminated, the Maximum Share Amount shall be appropriately reduced.

     SECTION 1.07  Surrender of Certificates.

     (a) Exchange Agent. ChaseMellon Shareholder Services LLC shall act as exchange agent in the Merger (the "EXCHANGE AGENT"). As and when needed, but no later than twenty-five (25) Business Days

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after the Effective Time, VoiceStream shall deposit with the Exchange Agent, in trust for the holders of certificates (the "POWERTEL CERTIFICATES") which immediately prior to the Effective Time represented shares of Powertel Stock converted in the Merger, certificates (the "VOICESTREAM CERTIFICATES") representing the shares of VoiceStream Common Stock issuable pursuant to SECTION 1.06(c) (such shares of VoiceStream Common Stock, together with cash in lieu of fractional shares and any dividends, securities, property or distributions with respect thereto payable in accordance with SECTION 1.07(d) being hereinafter referred to as the "EXCHANGE FUND").

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Powertel Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Powertel Certificate shall pass, only upon delivery of such Powertel Certificate to the Exchange Agent and shall be in a form and have such other provisions as VoiceStream may reasonably specify), and (ii) instructions for use in effecting the surrender of Powertel Certificates in exchange for the property described in the next sentence. Upon surrender for cancellation to the Exchange Agent of any Powertel Certificate(s) held by any holder of record of a Powertel Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a VoiceStream Certificate (which shall not include any restrictive legends but may be subject to the agreement signed by Rule 145 Affiliates pursuant to SECTION 5.08(a) of this Agreement) representing the number of whole shares of VoiceStream Common Stock into which the shares of Powertel Stock represented by the surrendered Powertel Certificate(s) shall have been converted at the Effective Time pursuant to
SECTION 1.06(c), cash in lieu of any fractional share of VoiceStream Common Stock in accordance with SECTION 1.07(e) and the dividends and other distributions in accordance with SECTION 1.07(d); and the Powertel Certificate(s) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Powertel Stock that is not registered in the transfer records of Powertel, cash or a VoiceStream Certificate representing shares of VoiceStream Common Stock may be paid to or issued in a name other than that in which the Powertel Certificate surrendered in exchange therefor is registered, if such Powertel Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Powertel Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 1.07, each Powertel Certificate shall be deemed at any time after the Effective Time to represent only (A) the right to receive VoiceStream Certificates representing the shares of VoiceStream Common Stock into which the shares of Powertel Stock represented by such Powertel Certificate have been converted, (B) any dividends and other distributions in accordance with SECTION 1.07(d), and (C) any cash, without interest, to be paid in lieu of any fractional share of VoiceStream Common Stock in accordance with SECTION 1.07(e). VoiceStream or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Powertel Stock such amounts as VoiceStream or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law, but in connection therewith shall be obligated to pay over to the proper Tax authorities and properly report such payment as required by such Tax law. To the extent that amounts are so withheld by VoiceStream or the Exchange Agent (but not both) and have been properly paid to the appropriate Tax authorities and reported as required by law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Powertel Stock in respect of which such deduction and withholding was made by VoiceStream or the Exchange Agent.

     (c) No Further Ownership Rights in Shares. All shares of VoiceStream Common Stock issued and cash paid upon the surrender of Powertel Certificates in accordance with the terms of this ARTICLE I (including any cash paid pursuant to SECTION 1.07(d) or SECTION 1.07(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Powertel Stock theretofore represented by such Powertel Certificates. At the Effective Time, the stock transfer books of Powertel shall be closed, and there shall be no further registration of transfers on the stock transfer books of the
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Surviving Corporation of the shares of Powertel Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Powertel Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
ARTICLE I.

     (d) Dividends. No dividends or other distributions that are declared on or after the Effective Time on VoiceStream Common Stock, or are payable to the holders of record thereof on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive VoiceStream Certificates, and no cash payment in lieu of any fractional share of VoiceStream Common Stock shall be paid to any such person pursuant to SECTION 1.07(e), until such person shall have surrendered its Powertel Certificate(s) as provided in SECTION 1.07(b). Subject to applicable law, there shall be paid to each person receiving a VoiceStream Certificate: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of VoiceStream Common Stock represented by such VoiceStream Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of VoiceStream Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of VoiceStream Common Stock shall be issued upon the surrender for exchange of Powertel Certificates pursuant to this ARTICLE I; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of VoiceStream. In lieu of any such fractional share, each holder of shares of Powertel Stock who would otherwise have been entitled thereto upon the surrender of Powertel Certificate(s) for exchange pursuant to this ARTICLE I will be paid an amount in cash (without interest), rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the Nasdaq of VoiceStream Common Stock (as reported on the Nasdaq) on the date on which the Effective Time shall occur (or, if VoiceStream Common Stock shall not trade on the Nasdaq on such date, the first day of trading in VoiceStream Common Stock on the Nasdaq thereafter) by (ii) the fractional share to which such holder would otherwise be entitled.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of Powertel Stock for twelve (12) months after the Effective Time shall be delivered to VoiceStream, upon demand, and any holders of Powertel Stock who have not theretofore complied with this ARTICLE I and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof for payment of shares of VoiceStream Common Stock, any cash in lieu of fractional shares of VoiceStream Common Stock and any dividends or distributions with respect to such shares of VoiceStream Common Stock to which they are entitled.

     (g) No Liability. None of VoiceStream, Sub, Powertel, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any VoiceStream Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Lost Certificates. If any Powertel Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Powertel Certificate to be lost, stolen or destroyed and executing an indemnity reasonably satisfactory to VoiceStream (and, if required by VoiceStream, the posting by such Person of a bond, in such reasonable amount as VoiceStream may direct, as indemnity) indemnifying VoiceStream against any claim that may be made against VoiceStream with respect to the Powertel Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Powertel Certificate, the consideration to be paid in respect of the shares represented by such Powertel Certificate. Such Person additionally will be entitled to receive any amounts payable pursuant to SECTION 1.07(d)and/or
SECTION 1.07(e).

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                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF POWERTEL

     Except as disclosed in the Powertel Filed SEC Documents and except as set forth in the Powertel Letter (it being agreed that disclosure of any item in the Powertel Letter shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), Powertel hereby represents and warrants as of the date hereof to VoiceStream and Sub as follows:

     SECTION 2.01 Organization. Each of Powertel and its Subsidiaries (collectively, the "POWERTEL SUBSIDIARIES") is a corporation or limited liability company duly organized, validly existing and is in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. Powertel and each of the Powertel Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. Powertel has delivered to VoiceStream complete and correct copies of the Restated Certificate of Incorporation of Powertel and Restated By-laws of Powertel and has made available to VoiceStream the certificate of incorporation and by-laws (or similar organizational documents) of each of the Powertel Subsidiaries.

     SECTION 2.02 Subsidiaries. ITEM 2.02 of the Powertel Letter lists each Powertel Subsidiary and any Investment Entity. All of the outstanding shares of capital stock of each Powertel Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of each Powertel Subsidiary are owned by Powertel or by another Powertel Subsidiary free and clear of all Liens, except for Liens which are granted to secure indebtedness and are disclosed in ITEM 2.02 of the Powertel Letter. Except as set forth in ITEM 2.02 of the Powertel Letter, (i) Powertel and the Powertel Subsidiaries have no material ongoing obligations, agreements, commitments, rights, understandings or arrangements with respect to any Investment Entities, including funding obligations; and (ii) all Investment Interests are owned by Powertel or the Powertel Subsidiaries free and clear of all Liens. Except as set forth in ITEM 2.02 of the Powertel Letter and except for the capital stock owned by Powertel, directly or indirectly, in the Powertel Subsidiaries, neither Powertel nor any of the Powertel Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

     SECTION 2.03 Capital Structure. The authorized capital stock of Powertel consists of 401,000,000 shares of capital stock, of which 400,000,000 shares are authorized to be issued as Powertel Common Stock, and 1,000,000 shares are authorized to be issued as Powertel Preferred Stock. As of the close of business on August 18, 2000, Powertel had 31,381,461 shares of Powertel Common Stock issued and outstanding. The series of Powertel Preferred Stock and the number of designated, issued and outstanding shares, the current exchange ratio and the number of shares of Powertel Common Stock issuable upon conversion as of the close of business on August 18, 2000, were as follows:

                                                                                       SHARES OF
                                                          DESIGNATED,                  POWERTEL
                                                          ISSUED AND     CURRENT     COMMON STOCK
                                                          OUTSTANDING    EXCHANGE    ISSUABLE UPON
SERIES                                                      SHARES       RATIO(1)     CONVERSION
------                                                    -----------    --------    -------------
Series A Convertible Preferred Stock
  ("SERIES A PREFERRED SHARES").........................    100,000      46.26774      4,626,774
Series B Convertible Preferred Stock
  ("SERIES B PREFERRED SHARES").........................    100,000      46.26774      4,626,774

                                                                                       SHARES OF
                                                          DESIGNATED,                  POWERTEL
                                                          ISSUED AND     CURRENT     COMMON STOCK
                                                          OUTSTANDING    EXCHANGE    ISSUABLE UPON
SERIES                                                      SHARES       RATIO(1)     CONVERSION
------                                                    -----------    --------    -------------
Series C Convertible Preferred Stock

  ("SERIES C PREFERRED SHARES").........................         --(2)         --             --
Series D Convertible Preferred Stock
  ("SERIES D PREFERRED SHARES").........................     50,000      35.29412      1,764,706
Series E 6.5% Cumulative Convertible Preferred Stock
  ("SERIES E PREFERRED SHARES")(3)......................     50,000      68.15084      3,407,542
Series F 6.5% Cumulative Convertible Preferred Shares
  ("SERIES F PREFERRED SHARES")(3)......................     50,000      68.15084      3,407,542

---------------
(1) Subject to any applicable adjustments set forth in the Certificates of Designation relating to Powertel Preferred Stock.

(2) 50,000 shares initially designated as Series C Preferred Shares have been converted to Powertel Common Stock.

(3) The Series E Preferred Shares and Series F Preferred Shares bear cumulative dividends that accrue on a daily basis at an annual rate of 6.5% of the initial purchase price of such shares.

     The Series A, B, C, D, E and F Preferred Shares are hereinafter collectively referred to as the "POWERTEL PREFERRED STOCK." As of the close of business on August 18, 2000: (i) 56,438 shares of Powertel Common Stock were held by Powertel in treasury; (ii) an aggregate of 17,833,338 shares of Powertel Common Stock were reserved for issuance upon conversion of Powertel Preferred Stock; (iii) an aggregate of 2,152,602 shares of Powertel Common Stock were reserved for issuance upon exercise of outstanding stock options (the "POWERTEL STOCK OPTIONS") granted under the Amended and Restated 1991 Employee Stock Option Plan (the "1991 PLAN"), the Amended Nonemployee Stock Option Plan (the "NONEMPLOYEE OPTION PLAN") and the 2000 Stock Option and Incentive Plan (the "2000 PLAN" and with the 1991 Plan and the Nonemployee Option Plan, the "POWERTEL STOCK OPTION PLANS"); (iv) 33,165 shares of Powertel Common Stock were reserved for issuance pursuant to outstanding Powertel Restricted Stock Awards granted under the 1995 Employee Restricted Stock Plan (the "RESTRICTED STOCK PLAN"); (v) 3,446,340 shares of Powertel Common Stock remained available for issuance pursuant to future stock option grants and restricted stock awards under the 2000 Plan; (vi) 966,688 shares of Powertel Common Stock were reserved for issuance pursuant to outstanding Powertel Warrants, which have an exercise price of $16.9546 per share, subject to adjustment; and (vii) an aggregate of 30,142 shares of Powertel Common Stock are reserved for accrued but unpaid dividends on the Series E Preferred Shares and Series F Preferred Shares. ITEM
2.03 of the Powertel Letter has a complete and accurate schedule of all Powertel Stock Options and their respective shares, vesting schedules, exercise prices and expiration dates that are outstanding on the date hereof (provided that with respect to Powertel employees below the director level, such list need only set forth the aggregate number of options with the weighted average exercise prices at which grants have been made and need not specify grants by grantee). Except as set forth above and in ITEMS 2.02 and 2.03 of the Powertel Letter, as of the date hereof, no shares of Powertel Stock or shares of capital stock of any Powertel Subsidiary were issued, reserved for issuance or outstanding, and there are no stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital stock ("POWERTEL STOCK RIGHTS") of Powertel or any Powertel Subsidiary. The Powertel Preferred Stock, the Powertel Stock Options, the Powertel Warrants, the Eliska Put Rights, the Powertel Stock Rights and any other security convertible into or exercisable or exchangeable for Powertel Common Stock (each of which shall be determined on an as if converted, exercised or exchanged basis) are herein referred to as "POWERTEL COMMON STOCK EQUIVALENTS." Each outstanding share of Powertel Stock is, and each share of Powertel Stock which may be issued pursuant to the Powertel Benefit Plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Powertel or any Powertel Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Powertel's stockholders may vote. Except as set forth above or in ITEM 2.03 of the Powertel Letter and except as a result of the Powertel Permitted Stock Dividend, as of the date of this Agreement, there are no Powertel Equity Rights. "POWERTEL EQUITY RIGHTS" means securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating Powertel or any of the Powertel Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Powertel Common Stock Equivalents or stock equivalents of any of the Powertel Subsidiaries or obligating Powertel or any of the Powertel Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     Any increase in any existing Powertel Equity Rights arising from anitdilution or similar adjustments resulting from the declaration and payment of the Powertel Permitted Stock Dividend will not increase the number of shares of Powertel Common Stock subject to Powertel Equity Rights by more than 0.75% in the aggregate.

     Except as set forth in ITEM 2.03 of the Powertel Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Powertel or any of the Powertel Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Powertel or any of the Powertel Subsidiaries.

     Between August 18, 2000, and the date of this Agreement, no Powertel Common Stock or Powertel Common Stock Equivalents have been issued or granted, except issuances of Powertel Common Stock upon the exercise of Powertel Stock Options or Powertel Warrants outstanding on August 18, 2000, and grants of new Powertel Stock Options to new employees or employees granted promotions in the ordinary course of business; provided that the shares of Powertel Common Stock underlying such Powertel Stock Options will not exceed a total of 50,000 shares of Powertel Common Stock.

     SECTION 2.04 Authority. The Board of Directors of Powertel, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Reorganization and the Powertel Stockholder Agreement, (ii) determining that the Reorganization, including the Merger, is fair to and in the best interests of Powertel's stockholders and (iii) recommending that Powertel's stockholders approve and adopt this Agreement. Powertel has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements to which it is a party that are referenced herein and, subject to the adoption and approval of this Agreement by (i) a majority of the votes entitled to be cast by the holders of all outstanding shares of Powertel Common Stock and Series A Preferred Shares, voting on an as-if-converted to Powertel Common Stock basis and voting together with the holders of the Powertel Common Stock as a single class, and (ii) two-thirds of each class of the Series A Preferred Shares, Series B Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, each such class of preferred stock voting as a single class (collectively, the "POWERTEL STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Powertel and the consummation by Powertel of the Reorganization and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Powertel, subject to the Powertel Stockholder Approval. This Agreement has been duly executed and delivered by Powertel and (assuming the valid authorization, execution and delivery of this Agreement by VoiceStream) constitutes the valid and binding obligation of Powertel enforceable against Powertel in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights and remedies generally, and
(ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 2.05 Consents and Approvals; No Violations. Except as set forth in ITEM 2.05 of the Powertel Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or "Blue Sky" laws, the Exchange Act, the Communications Act, the HSR Act, the DGCL, the rules, regulations and published decisions of the FAA, the FCC and state public utility or service commissions or similar agencies, or the rules and regulations of Nasdaq (collectively, the "POWERTEL REQUIRED APPROVALS"), the execution, delivery or performance of this Agreement by Powertel and the consummation by Powertel of the transactions contemplated hereby will not, and on the date the Powertel Permitted Stock Dividend is declared and the date it is paid, such declaration or payment, as the case may be, will not (i) violate or conflict with the Restated Certificate of Incorporation or Restated By-laws of Powertel or of the similar organizational documents of any of the Powertel Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Powertel or any of the Powertel Subsidiaries is a party or by which any of their respective properties are bound, (iv) violate any law, court order, judgment, decree, or regulation applicable to Powertel or any of the Powertel Subsidiaries or by which any of their respective properties are bound, or (v) result in the creation or imposition of any Lien on any asset of Powertel or the Powertel Subsidiaries, except in the case of clauses (iii), (iv) or (v) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization.

     SECTION 2.06 SEC Documents and Other Reports. Powertel has filed with the SEC all documents required to be filed by it since January 1, 1997 under the Securities Act or the Exchange Act (the "POWERTEL SEC DOCUMENTS"). As of their respective filing dates, the Powertel SEC Documents were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) none of the Powertel SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Powertel included in the Powertel SEC Documents have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Powertel and the consolidated Powertel Subsidiaries as of the respective dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 2.07  Absence of Material Adverse Change.  Except as disclosed in
ITEM 2.07 of the Powertel Letter or in the documents filed by Powertel with the SEC and publicly available prior to the date of this Agreement (the "POWERTEL FILED SEC DOCUMENTS"), since December 31, 1999, Powertel and the Powertel Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past practices, and there has not been (i) any Material Adverse Change with respect to Powertel, (ii) except as a result of the Powertel Permitted Stock Dividend, any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regularly scheduled dividends on the Series E Preferred Shares and Series F Preferred Shares) or any redemption, purchase or other acquisition of any of its capital stock, (iii) except as a result of the Powertel Permitted Stock Dividend, any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any material change in accounting methods, principles or practices by Powertel affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     SECTION 2.08 Information Supplied. None of the information supplied or to be supplied by Powertel specifically for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the joint proxy statement (together with any amendments or supplements thereto, the "JOINT PROXY STATEMENT") relating to the Stockholder Meetings will, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement or the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to Powertel) as to form in all material respects with the requirements of the Securities Act, and the Joint Proxy Statement will comply (with respect to Powertel) as to form in all material respects with the requirements of the Exchange Act. Powertel makes no representation or warranty with respect to any information supplied by VoiceStream or any other Person who is not an Affiliate of Powertel that is contained in the Registration Statement or the Joint Proxy Statement.

     SECTION 2.09 Permits; Compliance with Laws. (a) Each of Powertel and the Powertel Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Powertel or any of the Powertel Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "POWERTEL PERMITS"), except where the failure to have any of the Powertel Permits could not, individually or in the aggregate, have a Material Adverse Effect on Powertel, and, as of the date of this Agreement, no suspension or cancellation of any of the Powertel Permits is pending or, to the knowledge of Powertel, threatened, except where the suspension or cancellation of any of the Powertel Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel. The business of Powertel and the Powertel Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. None of the representations and warranties made in this SECTION
2.09 are being made with respect to Environmental Laws.

     (b) Except as set forth in ITEM 2.09 of the Powertel Letter:

          (i) Powertel and each of the Powertel Subsidiaries holds, and is qualified and eligible to hold, all material licenses, permits and other authorizations issued or to be issued by the FCC to such entity for the operation of their respective businesses, all of which are set forth in
     ITEM 2.09 of the Powertel Letter (the "POWERTEL FCC LICENSES"). Each of the Powertel FCC Licenses that is subject to restrictions under Section 310(b) of the Communications Act is held by a Powertel Subsidiary.

          (ii) The Powertel FCC Licenses are valid and in full force and effect, and neither Powertel nor any of the Powertel Subsidiaries is or has been delinquent in payment on or in default under any installment obligation owed to the United States Treasury in connection with the Powertel FCC Licenses. As used herein, the term "full force and effect" means that (A) the orders issuing the Powertel FCC Licenses have become effective, (B) no stay of effectiveness of such orders has been issued by the FCC, and (C) the Powertel FCC Licenses have not been invalidated by any subsequent published FCC action.

          (iii) All material reports and applications required by the Communications Act or required to be filed with the FCC by Powertel or any of the Powertel Subsidiaries have been filed and are accurate and complete in all material respects.

          (iv) Powertel and the Powertel Subsidiaries are, and have been, in compliance in all material respects with, and the wireless communications systems operated pursuant to the Powertel FCC Licenses are and have been operated in compliance in all material respects with, the Communications Act.

          (v) There is not pending or, to Powertel's knowledge, threatened, as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of Powertel or any of the Powertel Subsidiaries which is reasonably likely to result in the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any Powertel FCC License or imposition of any substantial fine or forfeiture against Powertel or any of the Powertel Subsidiaries.

          (vi) No facts are known to Powertel or the Powertel Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any Powertel FCC License could be revoked, cancelled, suspended or materially adversely modified or that any substantial fine or forfeiture could be imposed against Powertel or any of the Powertel Subsidiaries.

          (vii) Powertel and the Powertel Subsidiaries have not made any material misstatements of fact, or omitted to disclose any fact, to any Government Entity or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject any Powertel FCC Licenses to revocation or failure to renew, except to the extent that such revocation or failure to renew would not have a Material Adverse Effect on Powertel or the transactions contemplated by this Agreement.

     SECTION 2.10 Tax Matters. Except as set forth in ITEM 2.10 of the Powertel Letter or as would not have a Material Adverse Effect on Powertel: (i) Powertel and each of the Powertel Subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby; (iii) Powertel and the Powertel Subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the financial statements contained in the Powertel SEC Documents reflect an adequate reserve as determined in accordance with generally accepted accounting principles for all material Taxes payable by Powertel and the Powertel Subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) none of Powertel or any Powertel Subsidiary has waived in writing any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment that has been formally commenced or proposed to Powertel in writing with respect to Taxes of Powertel or any of the Powertel Subsidiaries where an adverse determination is reasonably likely; (vi) there are no Liens for Taxes upon the assets of Powertel or any Powertel Subsidiary except for Liens relating to current Taxes not yet due; (vii) all Taxes which Powertel or any Powertel Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of Powertel or such Powertel Subsidiary; (viii) neither Powertel nor any Powertel Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (ix) no deduction of any amount that would otherwise be deductible by Powertel or any of the Powertel Subsidiaries with respect to taxable periods ending on or before the Effective Time could be disallowed under
Section 162(m) of the Code; (x) neither Powertel nor any of the Powertel Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two (2) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Reorganization; (xi) neither Powertel nor any of the Powertel Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (xii) none of Powertel, VoiceStream or any of their Subsidiaries will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee of, or individual providing services to, Powertel or any Powertel Subsidiary that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and (xiii) none of Powertel, VoiceStream or any of their Subsidiaries will be obligated to pay any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Powertel or any Powertel Subsidiary under Section 4999 of the Code or any similar provisions as a result of the consummation of the transactions contemplated hereby, either alone or in connection with any other event.

     SECTION 2.11 Liabilities. Except as set forth in the Powertel Filed SEC Documents or ITEM 2.11 of the Powertel Letter, and as permitted by this Agreement and the Powertel Merger Agreement, Powertel and the Powertel Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Powertel and the Powertel Subsidiaries or in the notes thereto, other than (i) liabilities and obligations incurred in the ordinary course of business since December 31, 1999 or (ii) liabilities arising after December 31, 1999 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel.

     SECTION 2.12  Benefit Plans; Employees and Employment Practices.

     (a) Except as disclosed in the Powertel Filed SEC Documents or ITEM 2.12(a) of the Powertel Letter, or to the extent required by law or required to maintain compliance with provisions of the Code, neither Powertel nor any of the Powertel Subsidiaries has adopted or amended in any material respect any ERISA Benefit Plan of Powertel since the date of the most recent audited financial statements included in the Powertel Filed SEC Documents. Except as set forth in ITEM 2.12(a) of the Powertel Letter, Powertel does not have any commitment to create, adopt or contribute to any Powertel Benefit Plan. Except as disclosed in ITEM 2.12(a) of the Powertel Letter or in the Powertel Filed SEC Documents, as of the date of this Agreement, there exist no material employment, consulting, severance, bonus, incentive or termination agreements between Powertel or any of the Powertel Subsidiaries and any current or former employee, officer or director of Powertel or any of the Powertel Subsidiaries.

     (b) ITEM 2.12(b) of the Powertel Letter contains a list of all the Powertel Benefit Plans. None of Powertel, any of the Powertel Subsidiaries, any officer of Powertel or any of the Powertel Subsidiaries or any of the ERISA Benefit Plans has on or before the date of this Agreement engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ERISA Benefit Plan that could reasonably be expected to subject Powertel, any of the Powertel Subsidiaries or any officer of Powertel or any of the Powertel Subsidiaries to any Tax on prohibited transactions imposed by Section 4975 of the Code or to any liability under Section 502(i) or (l) of ERISA where such Tax or liability has or would be reasonably expected to have a Material Adverse Effect on Powertel. No ERISA Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived. Neither Powertel nor any of the Powertel Subsidiaries has incurred and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any ERISA Benefit Plan. No assets of Powertel or any of the Powertel Subsidiaries are subject to Liens arising under ERISA or the Code on account of any ERISA Benefit Plan, neither Powertel nor any of the Powertel Subsidiaries has been required to provide any security under Sections 401(a)(29) or 412(f) of the Code, or under
Section 307 of ERISA, and, to Powertel's knowledge, no event has occurred that could give rise to any such Lien or a requirement to provide any such security. Except as disclosed in ITEM 2.12(b) of the Powertel Letter, none of Powertel, the Powertel Subsidiaries or any ERISA Affiliate has at any time during the five-year period preceding the date hereof contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (c) Except as disclosed in ITEM 2.12(c) of the Powertel Letter, and except for such matters as could not be reasonably expected to have a Material Adverse Effect on Powertel, to the extent applicable, (i) each ERISA Benefit Plan complies with the requirements of ERISA and the Code, (ii) each ERISA

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Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred since the date of that determination that could reasonably be expected to adversely affect the qualified status of such plan and its related trust is tax-exempt and has been so since its creation, and (iii) each Powertel Benefit Plan has been maintained, administered and operated in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Powertel Benefit Plans.

     (d) Except as disclosed in ITEM 2.12(d) of the Powertel Letter, all material contributions, reserves or premium payments under or to the Powertel Benefit Plans, accrued to the date hereof have been made or provided for.

     (e) Except as disclosed in ITEM 2.12(e) of the Powertel Letter, and except for any liability as could not be reasonably expected to have a Material Adverse Effect on Powertel, Powertel has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Powertel, or any entity which is considered one employer with Powertel under
Section 4001 of ERISA.

     (f) Except as disclosed in ITEM 2.12(f) of the Powertel Letter, neither Powertel nor any of the Powertel Subsidiaries has any obligation to provide retiree health or welfare benefits for any current or former employee under any Powertel Benefit Plan, except as required by Part 6 of Title I of ERISA or to avoid excise taxes under Section 4980B of the Code, and the terms of the Powertel Benefit Plans permit Powertel to amend or terminate such Powertel Benefit Plans at any time without incurring liability thereunder.

     (g) Except as disclosed in ITEM 2.12(g) of the Powertel Letter, Powertel has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in a transaction described in Section 4069 of ERISA.

     (h) Except as disclosed in ITEM 2.12(h) of the Powertel Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Powertel or any of the Powertel Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Powertel Benefit Plan being established or becoming accelerated, vested or payable; or (iii) "reportable event" (as defined in Section 4043 of ERISA) with respect to any ERISA Benefit Plan subject to Title IV of ERISA.

     (i) Except as disclosed in ITEM 2.12(i) of the Powertel Letter, as of the date of this Agreement there are no pending disputes, arbitrations, claims, suits, grievances or, to the knowledge of Powertel, governmental audits involving a Powertel Benefit Plan (other than routine claims for benefits payable under any such Powertel Benefit Plan or routine audits) that would reasonably be expected either individually or in the aggregate, to have a Material Adverse Effect on Powertel.

     (j) ITEM 2.12(j) of the Powertel Letter contains a list setting forth the name and current annual salary and other material compensation payable to each Significant Employee, and the profit sharing, bonus or other form of additional cash compensation paid or payable by Powertel or the Powertel Subsidiaries to or for the benefit of each such person for the current fiscal year. Except as set forth in ITEM 2.12(j) of the Powertel Letter, there are no oral or written contracts, agreements or arrangements obligating Powertel or any of the Powertel Subsidiaries to increase the compensation or benefits presently being paid or hereafter payable to any Significant Employees or any oral employment or consulting or similar arrangements regarding any Significant Employee that are not terminable without liability on thirty (30) days' or less prior notice. ITEM 2.12(j) of the Powertel Letter lists all written employment and consulting agreements with respect to any Significant Employee. Powertel has provided true and correct copies of all employment agreements listed on ITEM 2.12(j) of the Powertel Letter. Except for severance or retention obligations to Significant Employees set forth in ITEM 2.12(j) or as otherwise set forth in

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ITEM 2.12(j), there is not due or owing and there will not be due and owing at the Effective Time to any Significant Employees, any sick pay, severance pay (whether arising out of the termination of a Significant Employee prior to, on, or subsequent to the Effective Time), compensable time or pay, including salary, commission and bonuses, personal time or pay or vacation time or vacation pay attributable to service rendered on or prior to the Effective Time, the aggregate of which exceeds $50,000 for any Significant Employee. Except as disclosed in ITEM 2.12(j) of the Powertel Letter and other than claims made in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $500,000 neither Powertel nor any of the Powertel Subsidiaries have any liability arising out of claims made or suits brought (including workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Significant Employee, or other employment matter to the extent attributable to an event occurring or a state of facts existing on or prior to the Effective Time.

     (k) Except as set forth in ITEM 2.12(k) of the Powertel Letter, Powertel and each of the Powertel Subsidiaries (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Powertel Employees, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect on Powertel or its financial condition or business; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Powertel Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except as would reasonably be expected to not have a Material Adverse Effect on Powertel; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security or other benefits for Powertel Employees.

     (l) Except as disclosed in ITEM 2.12(l) of the Powertel Letter, as of the date of this Agreement there are no controversies, strikes, work stoppages or disputes pending or to Powertel's knowledge threatened against Powertel or any of the Powertel Subsidiaries, and no organizational effort by any labor union or other collective bargaining unit currently is under way with respect to any employee, which in any such case would reasonably be expected to have a Material Adverse Effect on Powertel. None of Powertel or any of the Powertel Subsidiaries is a party to a collective bargaining agreement. Except as set forth in ITEM 2.12(l) of the Powertel Letter, there is no, and there is not threatened, any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Powertel Employee including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Powertel. There has been no engagement in any unfair labor practices by Powertel or the Powertel Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Powertel.

     SECTION 2.13 Litigation. Except as disclosed in ITEM 2.13 of the Powertel Letter or in the Powertel Filed SEC Documents, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to Powertel's knowledge, threatened, against Powertel or any of the Powertel Subsidiaries before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. Except as disclosed in ITEM 2.13 of the Powertel Letter or in the Powertel Filed SEC Documents, neither Powertel nor any of the Powertel Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel.

     SECTION 2.14 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Powertel, or would not otherwise require disclosure pursuant to the Securities Act or Exchange Act, (i) each of Powertel and the Powertel Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the
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properties currently owned or operated by Powertel or any of the Powertel
Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to Powertel's knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by Powertel or any of the Powertel Subsidiaries during the period of ownership or operation by Powertel or any of the Powertel Subsidiaries; (iv) to Powertel's knowledge, neither Powertel nor any of the Powertel Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Powertel nor any of the Powertel Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that Powertel or any of the Powertel Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to Powertel's knowledge, neither Powertel nor any of the Powertel Subsidiaries is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to Powertel) with any Governmental Entity or regulatory authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (except for such agreements entered into by Powertel in the ordinary course of business).

     SECTION 2.15 Section 203 of DGCL. The Board of Directors of Powertel has approved this Agreement, the Reorganization and the Powertel Stockholder Agreement and the transactions contemplated hereby, with the effect that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to VoiceStream or Sub as a result of this Agreement, the Reorganization and Powertel Stockholder Agreement. To Powertel's knowledge, (i) no anti-takeover statute or similar law of Georgia or Delaware imposes restrictions which could reasonably be expected to adversely affect or delay the consummation of the transactions contemplated by this Agreement, and (ii) no "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under Georgia or Delaware law applicable to Powertel apply to this Agreement or any of the transactions related thereto.

     SECTION 2.16 Intellectual Property. Except as set forth in the Powertel Filed SEC Documents or in ITEM 2.16 of the Powertel Letter, the Intellectual Property Rights consist solely of items and rights which are: (i) owned by Powertel or the Powertel Subsidiaries; (ii) in the public domain; or (iii) rightfully used by Powertel or the Powertel Subsidiaries pursuant to a license, and, with respect to Intellectual Property Rights owned by Powertel or the Powertel Subsidiaries, Powertel or the Powertel Subsidiaries own the entire right, title and interest in and to such Intellectual Property Rights free and clear of any Liens. Powertel and the Powertel Subsidiaries have all rights in the Intellectual Property Rights necessary to carry out their businesses substantially as currently conducted except as could not reasonably be expected to have a Material Adverse Effect on Powertel. The Intellectual Property Rights do not infringe on any proprietary right of any Person, except to the extent that any such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Powertel. As of the date of this Agreement, no claims against Powertel or any Powertel Subsidiary (or, to Powertel's knowledge, against any other holder of Intellectual Property Rights) (x) challenging the validity, effectiveness, or ownership by Powertel or the Powertel Subsidiaries of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to Powertel's knowledge, are threatened by any Person nor to Powertel's knowledge are there any valid grounds for any bona fide claim of any such kind. To Powertel's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of Powertel or the Powertel Subsidiaries.

     SECTION 2.17 Opinion of Financial Advisor. The Board of Directors of Powertel has received the oral opinion of Morgan Stanley & Co. Incorporated ("POWERTEL FINANCIAL ADVISOR"), on the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Reorganization by Powertel's stockholders is fair to Powertel's stockholders from a financial point of view.

     SECTION 2.18 Brokers. Except for the Powertel Financial Advisor, the fees and expenses of which will be paid by Powertel (and are reflected in an agreement with Powertel, a true and correct copy

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of which has been furnished to and accepted by VoiceStream), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Powertel. In no event shall the amounts paid or payable by Powertel to the Powertel Financial Advisor in connection with the transactions contemplated by this Agreement exceed $23,000,000.

     SECTION 2.19 Tax Status. To the knowledge of Powertel after due investigation, neither Powertel nor any of its Affiliates has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. To the knowledge of Powertel after due investigation, there are no facts or circumstances relating to Powertel or its Affiliates, including any covenants or undertakings of Powertel pursuant to this Agreement, that would prevent Morris, Manning & Martin, LLP from delivering the opinion referred to in
SECTION 6.02(B) as of the date hereof.

     SECTION 2.20 Contracts. Except as set forth in the Powertel Filed SEC Documents or in ITEM 2.20 of the Powertel Letter, and except for this Agreement, the Powertel Merger Agreement and the agreements referenced hereby and thereby, neither Powertel nor any of the Powertel Subsidiaries is a party to or bound by:
(i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment the loss or termination of which could have a Material Adverse Effect on Powertel; (ii) any non-competition agreement or any similar agreement or obligation which materially limits or could materially limit Powertel or any of the Powertel Subsidiaries from engaging in the business of providing wireless communications services or from developing wireless communications technology anywhere in the world; or (iii) any management agreement, technical services agreement or other agreement whereby Powertel or any of the Powertel Subsidiaries is providing or is required to provide management or technical services to any other Person. Taken as a whole, the contracts and agreements required to be filed by Powertel with the SEC together with the contracts and agreements required to be set forth on ITEM 2.20 of the Powertel Letter are collectively referred to as the "POWERTEL CONTRACTS"). With such exceptions as, individually or in the aggregate, have not had, and could not be reasonably expected to have, a Material Adverse Effect on Powertel, (x) each of the Powertel Contracts is valid and in full force and effect (except to the extent they have previously expired in accordance with their terms), and (y) except as set forth in ITEM 2.20 of the Powertel Letter, neither Powertel nor any of the Powertel Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Powertel Contract. To the knowledge of Powertel, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such Powertel Contract, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on Powertel. Neither Powertel nor any of the Powertel Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of Powertel or the Powertel Subsidiaries. Powertel has provided or made available to VoiceStream a copy of each agreement described in item (i), (ii) and (iii) above. The designation or definition of Powertel Contracts for purposes of this SECTION 2.20 and the disclosures made pursuant hereto shall not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

     SECTION 2.21 Vote Required. The only vote of the holders of any class or series of capital stock of Powertel necessary to approve this Agreement and the transactions contemplated hereby is the Powertel Stockholder Approval. As of the date hereof, the Powertel Principal Stockholders have the requisite voting power to satisfy the Powertel Stockholder Approval.

     SECTION 2.22  Transactions with Affiliates.  Except as described in ITEM
2.22 of the Powertel Letter or in the Powertel Filed SEC Documents, to Powertel's knowledge, no director or executive officer

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of Powertel or any 5% or greater stockholder of Powertel is at the date hereof a party to any transaction with Powertel or any of the Powertel Subsidiaries in which the amount involved exceeds $60,000, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from Powertel or any of the Powertel Subsidiaries.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF VOICESTREAM AND SUB

     Except as disclosed in the VoiceStream Filed SEC Documents and except as set forth in the VoiceStream Letter (it being agreed that disclosure of any item in the VoiceStream Letter shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent),
(i) VoiceStream hereby represents and warrants as of the date hereof to Powertel as follows, and (ii) Sub hereby represents and warrants as of September 28, 2000 to Powertel as follows (but only to the extent any of the following relates to Sub):

     SECTION 3.01 Organization. Each of VoiceStream and its Subsidiaries (collectively, the "VOICESTREAM SUBSIDIARIES") is a corporation or limited liability company and Sub is a corporation duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization. VoiceStream and Sub are duly qualified or licensed to do business and are in good standing (where such concept is applicable) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing (where such concept is applicable) could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization. VoiceStream has delivered to Powertel complete and correct copies of its Certificate of Incorporation and By-laws and has made available to Powertel the certificate of incorporation and by-laws (or similar organizational documents) of each of the VoiceStream Subsidiaries.

     SECTION 3.02 Ownership of Sub. All of the outstanding shares of capital stock of Sub have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of Sub are owned by VoiceStream.

     SECTION 3.03 Capital Structure. (a) The authorized capital stock of VoiceStream consists solely of (i) 1,000,000,000 shares of VoiceStream Common Stock, of which, as of July 31, 2000, (A) 214,617,441 shares were issued and outstanding, including the restricted shares listed on ITEM 3.03 of the VoiceStream Letter, (B) no shares were held in the treasury of VoiceStream, (C) 9,625,762 shares were issuable upon the exercise of options outstanding under the VoiceStream 2000 Management Incentive Stock Option Plan, and (D) 274,844 shares were issuable upon the exercise of the warrants described in ITEM 3.03 of the VoiceStream Letter, and (ii) 100,000,000 shares of preferred stock, $0.001 par value, of VoiceStream, of which, as of July 31, 2000, 7,606 2 1/2% Convertible Preferred Shares were issued and outstanding and owned by Hutchison Telecommunications PCS (USA) Limited, which shares, as of the date hereof, are convertible into 26,227,586 shares of VoiceStream Common Stock. The authorized capital stock of Omnipoint Corporation consists solely of (i) 200,000,000 shares of common stock $0.01 par value, of which, as of July 31, 2000, 65,000,000 shares were issued and outstanding and owned by VoiceStream, and (ii) 10,000,000 shares of preferred stock, $0.01 par value, of which, as of July 31, 2000, 6,355,195 shares of 7% Convertible Preferred Stock were issued and outstanding, which shares are convertible, as of the date hereof, into 8,425,082 shares of VoiceStream Common Stock. Except as set forth in ITEM 3.03 of the VoiceStream Letter or permitted by the DT Merger Agreement and as to the exchange rights relating to the Cook Inlet Joint Ventures as set forth on ITEM 3.03 of the VoiceStream Letter ("EXCHANGE

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RIGHTS") and except as a result of the VoiceStream Permitted Stock Dividend, (i)
since July 31, 2000, no shares of VoiceStream Common Stock have been issued, except upon the exercise of options or the warrants described in the immediately preceding sentence, and (ii) as of July 31, 2000, there are no outstanding VoiceStream Equity Rights. For purposes of this Agreement, "VOICESTREAM EQUITY RIGHTS" means subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from VoiceStream or any of VoiceStream's Subsidiaries or any Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities of VoiceStream. ITEM 3.03 of the VoiceStream Letter sets forth a complete and accurate list of all outstanding VoiceStream Equity Rights as of July 31, 2000 (provided that, with respect to options, such list need only set forth the aggregate number of options with weighted-average exercise prices at which grants have been made and need not specify grants by grantee). Since July 31, 2000, no VoiceStream Equity Rights have been issued except (1) after the date hereof, as permitted by Section 4.01 of the DT Merger Agreement or as a result of the transactions permitted by Section 5.15 of the DT Merger Agreement, (2) pursuant to the VoiceStream stock plans listed on ITEM 3.03(a) of the VoiceStream Letter, (3) pursuant to the Exchange Rights; (4) any increases in any existing VoiceStream Equity Rights arising from anti-dilution or similar adjustments resulting from the payment of the VoiceStream Permitted Stock Dividend, which increases, in the aggregate, do not, on the date the VoiceStream Permitted Stock Dividend is declared and on the date it is paid, increase the aggregate number of shares of VoiceStream Common Stock subject to VoiceStream Equity Rights by more than 0.75% in the aggregate.

     (b) Except as set forth on ITEM 3.03 of the VoiceStream Letter, there are no outstanding obligations of VoiceStream or any of VoiceStream's Subsidiaries or any Cook Inlet Joint Venture to repurchase, redeem or otherwise acquire any shares of capital stock of VoiceStream.

     (c) All shares of issued and outstanding VoiceStream Common Stock are validly issued, fully paid and nonassessable, and the shares of VoiceStream Common Stock to be issued to the Powertel Stockholders pursuant to this Agreement are not subject to any preemptive rights.

     (d) All the outstanding capital stock of each of the VoiceStream Subsidiaries and each of the Cook Inlet Joint Ventures which is owned by VoiceStream is duly authorized, validly issued, fully paid and nonassessable and owned by VoiceStream or one of the VoiceStream Subsidiaries free and clear of any Liens except for Liens which are granted to secure indebtedness and are disclosed in ITEM 3.03 of the VoiceStream Letter. Except as set forth on ITEM
3.03 of the VoiceStream Letter and as to the Exchange Rights, except as hereafter issued or entered into in accordance with the DT Merger Agreement, there are no material existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from VoiceStream or any VoiceStream Subsidiary or any Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities or partnership interests or membership interests of any VoiceStream Subsidiary or any Cook Inlet Joint Venture, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly owned by VoiceStream and the Cook Inlet Joint Ventures), and there are no outstanding obligations of VoiceStream or any of the VoiceStream Subsidiaries or the Cook Inlet Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities or partnership interests or membership interests of VoiceStream or any of the VoiceStream Subsidiaries or any Cook Inlet Joint Venture.

     (e) No bonds, debentures, notes or other indebtedness of VoiceStream having the right to vote on any matters on which stockholders may vote are issued or outstanding except for any securities issued after the date hereof in accordance with Section 4.01 of the DT Merger Agreement.

     SECTION 3.04 Authority. The Board of Directors of VoiceStream, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Reorganization, the Powertel Stockholder Agreements and the VoiceStream Stockholder Agreements, (ii) determining that the Reorganization, including the Merger, and the issuance of shares of VoiceStream Common Stock in accordance with the

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Reorganization, is fair to and in the best interests of VoiceStream stockholders and (iii) recommending that the VoiceStream stockholders approve and adopt this Agreement. The Board of Directors of Sub has declared the Reorganization advisable and approved this Agreement. VoiceStream and Sub have the requisite corporate power and authority to execute and deliver this Agreement and the other agreements to which they are parties, if any, that are referenced herein and, subject, in the case of VoiceStream, to the approval and adoption of this Agreement by a majority of the votes cast at a meeting by the holders of the VoiceStream Common Stock and the VoiceStream Voting Preferred Stock, voting together as a single class (the "VOICESTREAM STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by VoiceStream and Sub and the consummation by VoiceStream and Sub of the Reorganization and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VoiceStream and Sub, subject, in the case of VoiceStream, to the VoiceStream Stockholder Approval. This Agreement has been duly executed and delivered by VoiceStream and Sub and (assuming the valid authorization, execution and delivery of this Agreement by Powertel) constitutes the valid and binding obligation of each of VoiceStream and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The issuance of shares of VoiceStream Common Stock in connection with the Reorganization and the filing of a registration statement on Form S-4 with the SEC by VoiceStream under the Securities Act for the purpose of registering the shares of VoiceStream Common Stock to be issued in connection with the Reorganization (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "REGISTRATION STATEMENT") have been duly authorized by VoiceStream's Board of Directors.

     SECTION 3.05 Consents and Approvals; No Violations. Except as set forth in ITEM 3.05 of the VoiceStream Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or "Blue Sky" laws, the Exchange Act, the Communications Act, the HSR Act, the DGCL, the rules, regulations and published decisions of the FAA, the FCC and state public utility or service commissions or similar agencies, or the rules and regulations of Nasdaq (collectively, the "VOICESTREAM REQUIRED APPROVALS" and together with the Powertel Required Approvals, the "REQUIRED REGULATORY APPROVALS"), neither the execution, delivery or performance of this Agreement by VoiceStream and Sub nor the consummation by VoiceStream and Sub of the transactions contemplated hereby will (i) violate or conflict with the respective Certificate of Incorporation or By-laws of VoiceStream and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which VoiceStream or any of the VoiceStream Subsidiaries is a party or by which any of their respective properties are bound, (iv) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to VoiceStream or any of the VoiceStream Subsidiaries or by which any of their respective properties are bound, or (v) result in the creation or imposition of any Lien on any asset of VoiceStream or the VoiceStream Subsidiaries, except in the case of clauses (iii), (iv) or (v)for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization.

     SECTION 3.06 SEC Documents and Other Reports. VoiceStream has filed with the SEC all documents required to be filed by it since January 1, 1999 under the Securities Act or the Exchange Act (the "VOICESTREAM SEC DOCUMENTS"). As of their respective filing dates, the VoiceStream SEC Documents were prepared substantially in accordance with the requirements of the Securities Act or the

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Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) none of the VoiceStream SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of VoiceStream included in the VoiceStream SEC Documents have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of VoiceStream and the consolidated VoiceStream Subsidiaries as of the respective dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 3.07  Absence of Material Adverse Change.  Except as disclosed in
ITEM 3.07 of the VoiceStream Letter or in the documents filed by VoiceStream with the SEC and publicly available prior to the date of this Agreement (the "VOICESTREAM FILED SEC DOCUMENTS"), since December 31, 1999, VoiceStream and the VoiceStream Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past practices, and there has not been (i) any Material Adverse Change with respect to VoiceStream, (ii) except as a result of the VoiceStream Permitted Stock Dividend, any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends) or any redemption, purchase or other acquisition of any of its capital stock, (iii) except as a result of the VoiceStream Permitted Stock Dividend, any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iv) any material change in accounting methods, principles or practices by VoiceStream affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     SECTION 3.08 Information Supplied. None of the information supplied or to be supplied by VoiceStream specifically for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the Joint Proxy Statement, will, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Joint Proxy Statement, at the time of the first mailing of the Joint Proxy Statement or the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to VoiceStream) as to form in all material respects with the requirements of the Securities Act, and the Joint Proxy Statement will comply (with respect to VoiceStream) as to form in all material respects with the requirements of the Exchange Act. VoiceStream makes no representation or warranty with respect to any information supplied by Powertel or any other Person who is not an Affiliate of VoiceStream which is contained in the Registration Statement or the Joint Proxy Statement.

     SECTION 3.09 Permits; Compliance with Laws. (a) Each of VoiceStream and the VoiceStream Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for VoiceStream or any of the VoiceStream Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "VOICESTREAM PERMITS"), except where the failure to have any of the VoiceStream Permits could not, individually or in the aggregate, have a Material Adverse Effect on VoiceStream and, as of the date of this Agreement, no suspension or cancellation of any of the VoiceStream Permits is pending or, to the knowledge of VoiceStream, threatened, except where the suspension or cancellation of any of the VoiceStream Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on VoiceStream. The business of VoiceStream

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and the VoiceStream Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization.

     (b) Except as set forth in ITEM 3.09 of the VoiceStream Letter:

          (i) VoiceStream and each of the VoiceStream Subsidiaries holds, and is qualified and eligible to hold, all material licenses, permits and other authorizations issued or to be issued by the FCC to such entity for the operation of their respective businesses, all of which are set forth in
     ITEM 3.09 of the VoiceStream Letter (the "VOICESTREAM FCC LICENSES").

          (ii) The VoiceStream FCC Licenses are valid and in full force and effect, and neither VoiceStream nor any of the VoiceStream Subsidiaries is or has been delinquent in payment on or in default under any installment obligation owed to the United States Treasury in connection with the VoiceStream FCC Licenses. As used herein, the term "full force and effect" means that (A) the orders issuing the VoiceStream FCC Licenses have become effective, (B) no stay of effectiveness of such orders has been issued by the FCC, and (C) the VoiceStream FCC Licenses have not been invalidated by any subsequent published FCC action.

          (iii) All material reports and applications required by the Communications Act or required to be filed with the FCC by VoiceStream or any of the VoiceStream Subsidiaries have been filed and are accurate and complete in all material respects.

          (iv) VoiceStream and the VoiceStream Subsidiaries are, and have been, in compliance in all material respects with, and the wireless communications systems operated pursuant to the VoiceStream FCC Licenses are and have been operated in compliance in all material respects with, the Communications Act.

          (v) There is not pending or, to VoiceStream's knowledge, threatened, as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of VoiceStream or any of the VoiceStream Subsidiaries which is reasonably likely to result in the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any VoiceStream FCC License or imposition of any substantial fine or forfeiture against VoiceStream or any of the VoiceStream Subsidiaries.

          (vi) No facts are known to VoiceStream or the VoiceStream Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any VoiceStream FCC License could be revoked, cancelled, suspended or materially adversely modified or that any substantial fine or forfeiture could be imposed against VoiceStream or any of the VoiceStream Subsidiaries.

          (vii) VoiceStream and the VoiceStream Subsidiaries have not made any material misstatements of fact, or omitted to disclose any fact, to any Government Entity or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject any material VoiceStream FCC Licenses to revocation or failure to renew, except to the extent that such revocation or failure to renew would not have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement.

     SECTION 3.10 Tax Matters. Except as set forth in ITEM 3.10 of the VoiceStream Letter or as would not have a Material Adverse Effect on VoiceStream, (i) VoiceStream and each of the VoiceStream Subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby; (iii) VoiceStream and the VoiceStream Subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed,

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and the financial statements contained in the VoiceStream SEC Documents reflect an adequate reserve as determined in accordance with generally acceptable accounting principles for all material Taxes payable by VoiceStream and the VoiceStream Subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) neither VoiceStream nor any VoiceStream Subsidiary has waived in writing any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment that has been formally commenced or proposed to VoiceStream in writing with respect to Taxes of VoiceStream or any of the VoiceStream Subsidiaries; (vi) there are no Liens for Taxes upon the assets of VoiceStream or any VoiceStream Subsidiary except for Liens relating to current Taxes not yet due; (vii) all Taxes which VoiceStream or any VoiceStream Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of VoiceStream or such VoiceStream Subsidiary; (viii) none of VoiceStream or any VoiceStream Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (ix) no deduction of any amount that would otherwise be deductible by VoiceStream or any of the VoiceStream Subsidiaries with respect to taxable periods ending on or before the Effective Time could be disallowed under Section 162(m) of the Code; and (x) neither VoiceStream nor any of the VoiceStream Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     SECTION 3.11 Liabilities. Except as set forth in the VoiceStream Filed SEC Documents and as permitted by this Agreement, VoiceStream and the VoiceStream Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of VoiceStream and the VoiceStream Subsidiaries or in the notes thereto, other than (i) liabilities and obligations incurred in the ordinary course of business since December 31, 1999 and (ii) liabilities arising after December 31, 1999 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VoiceStream.

     SECTION 3.12 Litigation. Except as disclosed in ITEM 3.12 of the VoiceStream Letter or in the VoiceStream Filed SEC Documents, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to VoiceStream's knowledge, threatened, against VoiceStream or any of the VoiceStream Subsidiaries before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization. Except as disclosed in ITEM 3.12 of the VoiceStream Letter or in the VoiceStream Filed SEC Documents, neither VoiceStream nor any of the VoiceStream Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VoiceStream.

     SECTION 3.13 State Takeover Statutes. To the knowledge of VoiceStream, no state antitakeover statute or similar statute or regulation applicable to VoiceStream is applicable to this Agreement or the transactions contemplated hereby. To the knowledge of VoiceStream, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under Washington or Delaware state laws applicable to VoiceStream apply to this Agreement or any of the transactions related thereto.

     SECTION 3.14 Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by VoiceStream and are reflected in an agreement between Goldman, Sachs & Co. and VoiceStream, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VoiceStream.

     SECTION 3.15 Tax Status. To the knowledge of VoiceStream after due investigation, neither VoiceStream nor any of its Affiliates has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of

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Section 368(a) of the Code. To the knowledge of VoiceStream after due investigation, there are no facts or circumstances relating to VoiceStream or its Affiliates, including any covenants or undertakings of VoiceStream pursuant to this Agreement, that would prevent Jones, Day, Reavis & Pogue and/or Preston, Gates & Ellis LLP from delivering the opinion referred to in SECTION 6.03(b) as of the date hereof.

     SECTION 3.16 Interim Operations and Performance of Sub. Sub is a newly-formed single purpose corporation which has been formed solely for the purpose of engaging in the transactions contemplated hereby, shall engage in no other business or activities and shall have conducted its operations only as contemplated hereby. VoiceStream shall have caused Sub to take all action required pursuant to this Agreement prior to the Effective Time, including the approval and adoption of this Agreement.

     SECTION 3.17 Vote Required. The Merger requires the approval by VoiceStream as the stockholder of Sub. The only vote required by the stockholders of VoiceStream to approve this Agreement and the transactions contemplated hereby is the VoiceStream Stockholder Approval.

     SECTION 3.18  Transactions with Affiliates.  Except as described in ITEM
3.18 of the VoiceStream Letter or the VoiceStream Filed SEC Documents, to VoiceStream's knowledge, no director or executive officer of VoiceStream or any 5% or greater stockholder of VoiceStream is at the date hereof a party to any transaction with VoiceStream or any of the VoiceStream Subsidiaries in which the amount involved exceeds $60,000, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from VoiceStream or any of the VoiceStream Subsidiaries.

     SECTION 3.19 Opinion of Goldman, Sachs & Co. The Board of Directors of VoiceStream has received the oral opinion of Goldman, Sachs & Co. on the date hereof, to the effect that, as of the date hereof, the Conversion Number pursuant to this Agreement is fair to VoiceStream from a financial point of view.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01  Conduct of Business by Powertel Pending the
Reorganization. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Powertel shall, and shall cause each of the Powertel Subsidiaries to, in all material respects, except as contemplated by this Agreement or the Powertel Merger Agreement or as disclosed in the Powertel Letter (including disclosures regarding the DiGiPH Transaction) or unless VoiceStream shall otherwise agree in writing in advance of the specific action taken, carry on its business in the ordinary course. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or the Powertel Merger Agreement or as disclosed in the Powertel Letter, during such period, Powertel shall not, and shall not permit any of the Powertel Subsidiaries to, without the prior written consent of VoiceStream:

          (a) except for regularly scheduled dividends payable on the Series E Preferred Shares and Series F Preferred Shares in Powertel Common Stock and except for the Powertel Permitted Stock Dividend, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, or redeem or repurchase, any of its capital stock or other equity interest, except for dividends by a Powertel Subsidiary to its parent, and except that Powertel shall be permitted to acquire shares of Powertel Common Stock, from time to time, to the extent required by (A) Section 5.4 of the Restated Certificate of Incorporation of Powertel and (B) any Powertel Stock Option Plan in connection with the exercise of options and other rights granted thereunder; or (ii) split, combine or reclassify any of its capital stock or other equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity interest, any other voting securities or any securities convertible into, or any rights, warrants or

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     options to acquire, any such shares, voting securities or convertible securities, except for (i) issuances of Powertel Common Stock or Powertel Common Stock Equivalents as set forth in ITEM 4.01(b) of the Powertel Letter, (ii) deliveries of shares of its capital stock pursuant to contractual obligations existing prior to the execution of this Agreement and which are otherwise disclosed in this Agreement or the Powertel Letter (including pursuant to antidilution or similar adjustments required by such contractual obligations due to the Powertel Permitted Stock Dividend), or
     (iii) the Powertel Permitted Stock Dividend;

          (c) amend the Restated Certificate of Incorporation of Powertel or Restated By-laws of Powertel or other similar organizational documents;

          (d) adopt, amend or propose to amend any stockholder rights plan or related rights plan;

          (e) acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business, corporation or partnership, or substantially all of the assets of any of the foregoing, other than (i) transactions which involve individually or in the aggregate a purchase price not in excess of $500,000, (ii) capital expenditures described in
     SECTION 4.01(f) below and (iii) transactions in connection with the DiGiPH Transaction;

          (f) make or agree to make any new capital expenditure other than capital expenditures (i) in fiscal year 2000 that are contemplated by Powertel's capital budget for fiscal year 2000, provided the aggregate amount of such capital expenditures is less than $177 million, or (ii) in fiscal year 2001 that are contemplated by Powertel's business plan for fiscal year 2001, as approved by the Board of Directors of Powertel, provided the aggregate amount of such capital expenditures is less than $181.5 million;

          (g) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than as set forth in ITEM 4.01(g) of the Powertel Letter or in connection with transactions that are in the ordinary course of business and which involve assets having a current value not in excess of $500,000 individually or in the aggregate (for avoidance of doubt, the sale, lease, license, encumbrance or other disposition of any of the Powertel FCC Licenses or other material assets shall not be in the ordinary course of business);

          (h) increase the salary, wages, stipends, bonuses or reimbursable allowances payable or to become payable to its directors or officers, except for increases for officers in the ordinary course of business consistent with past practices; or enter into any employment or severance agreement with, or establish, adopt, enter into or amend, or make any grants or awards under, any Powertel Benefit Plan for the benefit of, any director, officer or employee, except, in each case in the ordinary course of business consistent with past practices or adopt or amend any Powertel Benefit Plan except those specifically set forth in ANNEX 5.18 or take any action inconsistent with the provisions set forth in ANNEX 5.18; provided, that the aggregate increase in such compensation shall not exceed 5% of the previous year's amount (including those with respect to the timing and amount of, and persons entitled to, grants and awards), as may be required by the terms of any such Powertel Benefit Plan, or to comply with applicable law or as permitted by SECTION 4.01(b); provided, further, that nothing in this SECTION 4.01(h) shall restrict the ability of Powertel's Board of Directors to take the action contemplated by and to comply with the terms of the severance, retention and other plans and arrangements as set forth in ANNEX 5.18 and to adopt appropriate resolutions with respect to persons who are officers or directors (including persons who are directors by deputization) of Powertel to cause the transactions relating to the Reorganization that may be considered dispositions under Section 16 of the Exchange Act for such persons to be exempt from such Section;

          (i) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in its method of accounting or its fiscal year;

          (j) except in connection with the transactions contemplated hereby, enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which Powertel or any of the Powertel Subsidiaries is a party, or waive, release or assign any material
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     rights or claims, except to the extent that such contract agreement, modification or amendment would not reasonably be expected to have a Material Adverse Effect on Powertel;

          (k) amend any term of any of its outstanding securities in any material respect;

          (l) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, except for the Powertel Permitted Stock Dividend;

          (m) incur, assume or guarantee any material Indebtedness, including any refinancing of existing Indebtedness, for borrowed money unless such Indebtedness is prepayable at the election of Powertel on or after the Closing Date and the aggregate prepayment penalty and all other fees associated with such Indebtedness do not exceed $1,000,000;

          (n) create, incur, assume or suffer to exist any material Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens incurred in the ordinary course of business or to secure Indebtedness, Liens arising by operation of law and not yet due and payable or other obligations permitted by this Agreement (including refinancing of existing Indebtedness);

          (o) create, incur, assume or suffer to exist any obligation whereby Powertel or the Powertel Subsidiaries guarantees any Indebtedness, leases, dividends or other obligations of any third party;

          (p) make any loan or capital contributions to or investment in any Person, other than in the ordinary course of business or as set forth in
     ITEM 4.01(p) of the Powertel Letter, as required in connection with the DiGiPH Transaction and loans or capital contributions to or investments in wholly owned Powertel Subsidiaries;

          (q) enter into any agreement or arrangement that materially limits or otherwise materially restricts Powertel or any of the Powertel Subsidiaries or any successor thereto or that could, after the Effective Time, reasonably be expected to materially limit or restrict VoiceStream, any of the VoiceStream Subsidiaries or the Surviving Corporation from engaging in the business of providing wireless communications services or developing wireless communications technology anywhere in the world or otherwise from engaging in any other business;

          (r) initiate, settle, or appeal or propose to settle, initiate or appeal any material litigation, investigation, arbitration, proceeding or other claim;

          (s) make any material tax election or enter into any settlement or compromise of any material tax liability;

          (t) take any action, other than as expressly permitted by this Agreement, that could reasonably be expected to make any representation or warranty of Powertel hereunder inaccurate and have a Material Adverse Effect on Powertel at the Effective Time;

          (u) adopt, amend or propose to amend any Powertel Benefit Plan or make any discretionary contributions to any ERISA Benefit Plan other than as may be required by law or as may be required to maintain compliance with provisions of the Code; provided, however, Powertel (1) may make an annual 3% of compensation profit sharing contribution and (2) may make matching contributions of 50% of the first 2% of compensation contributed by participants, to Powertel's profit sharing Code sec. 401(k) plan (similar to past practices);

          (v) enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure) or
     (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing Powertel's cost of financing; provided, however, that employee stock ownership plans and other pension and deferred compensation plans of Powertel may enter into derivative contracts as part of their ordinary course investment strategy;

          (w) file any amended Tax Returns if the result of such amendment would result in a material increase of Powertel's tax liability;

          (x) take any action which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties to obtain any Powertel Required Regulatory Approval or consummate the transactions contemplated hereby;

          (y) take any action that would be reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code;

          (z) other than pursuant to this Agreement, take any action to cause the Powertel Common Stock to cease to be quoted on Nasdaq;

          (aa) notwithstanding anything in this Agreement to the contrary, during the period of time beginning on the fifth Business Day prior to the Effective Time and extending until and including the Effective Time, other than with respect to the Powertel Permitted Stock Dividend, Powertel shall not take or omit to take any action that could increase the number of shares of Powertel Stock outstanding on a fully diluted basis; or

          (bb) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 4.02  Conduct of Business by VoiceStream Pending the
Reorganization. During the period from the date of this Agreement until the Effective Time, VoiceStream shall not, and shall not permit any of the VoiceStream Subsidiaries to, without the prior written consent of Powertel:

          (a) amend the Certificate of Incorporation or the By-laws or the equivalent organizational documents of VoiceStream or of any VoiceStream Subsidiary in any manner that would be adverse to Powertel or its stockholders;

          (b) effect any reclassification, recapitalization or restructuring or other similar transaction that results in the direct or indirect receipt by holders of VoiceStream Common Stock of any assets, property or cash in respect of such VoiceStream Common Stock, except for the VoiceStream Permitted Stock Dividend;

          (c) take any action that would or could reasonably be expected to prevent, impair or materially delay the ability of VoiceStream to consummate the transactions contemplated by this Agreement;

          (d) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the Regulations promulgated thereunder, provided that this provision shall not apply to any filings with the SEC required to be made by any VoiceStream Subsidiary;

          (e) change (i) its methods of accounting or accounting practices in any material respect except as required by concurrent changes in generally accepted accounting principles or by law or (ii) its fiscal year;

          (f) enter into or acquire any new line of business that (i) is material to VoiceStream and (ii) is not strategically related to the current business or operations of VoiceStream;

          (g) take any action that would reasonably be expected to have a Material Adverse Effect or materially delay the ability of any of the parties to obtain any VoiceStream Required Regulatory Approval; or

          (h) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 4.03  No Solicitation.

     (a) From and after the date hereof until the earlier of the Effective Time or the termination of the Agreement, Powertel shall not, nor shall it permit any of the Powertel Subsidiaries to, nor shall they authorize or permit any of their respective officers, directors or employees to, and shall use their best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another

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Person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as defined below), or (ii) continue or participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the time that the Powertel Stockholders Approval is obtained, the Board of Directors of Powertel receives an unsolicited bona fide proposal and determines in good faith and after the receipt of advice from outside counsel that providing information to the Third Party, making such proposal or participating in negotiations or discussions with the Third Party is reasonably likely to result in a Superior Proposal and if Powertel has fully and completely complied with all its obligations under this SECTION 4.03, Powertel may, subject to giving VoiceStream three (3) Business Days' advance written notice of its intention to do so and obtaining a confidentiality agreement from the Third Party substantially similar to the Confidentiality Agreement between Powertel and VoiceStream dated as of March 9, 2000 (the "CONFIDENTIALITY AGREEMENT"), (x) furnish information with respect to Powertel and the Powertel Subsidiaries, and (y) engage in discussions and negotiations regarding such proposal.

     (b) Powertel will notify VoiceStream promptly (but in no event later than 24 hours) after receipt by Powertel (or any of its advisors) of any Alternative Transaction, or of any request (other than in the ordinary course of business and not related to an Alternative Transaction) for non-public information relating to Powertel or any of the Powertel Subsidiaries or for access to the properties, books or records of Powertel or any of the Powertel Subsidiaries by any Person who is known to be considering making, or has made, an Alternative Transaction. Powertel shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Alternative Transaction or request. Powertel shall keep VoiceStream fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Alternative Transaction or request. Powertel shall, and shall cause the Powertel Subsidiaries and the directors, employees and other agents of Powertel and the Powertel Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Alternative Transaction.

     (c) Powertel (i) agrees not to release any Third Party from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or which could affect, an Alternative Transaction and agrees that VoiceStream shall be entitled to enforce Powertel's rights and remedies under and in connection with such agreements, and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this SECTION 4.03 or in SECTION
5.03 shall prohibit Powertel (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (y) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Powertel, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Board of Directors of Powertel would breach its duties to Powertel's stockholders under Delaware law.

     (d) For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means a proposal or intended proposal, regarding any of (i) a transaction or series of transactions pursuant to which any Person or "group" of Persons, other than VoiceStream and its Subsidiaries (a "THIRD PARTY"), acquires or would acquire, directly or indirectly, "beneficial ownership" (as such terms are defined in or interpreted for purposes of Rule 13d-3 under the Exchange Act) of outstanding shares representing more than twenty percent (20%) of the voting power of the outstanding capital stock of Powertel or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with Powertel or any of the Powertel Subsidiaries, as applicable, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not Powertel or any of the Powertel Subsidiaries, as the case may be, is the entity surviving any such merger or business combination), or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of the Powertel Subsidiaries and any entity surviving the merger or business combination including any of them) of Powertel or any of the Powertel Subsidiaries, as the case may be, for consideration equal to

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twenty percent (20%) or more of the fair market value of all of the outstanding shares of the Powertel capital stock on the date of this Agreement; provided, that for purposes of this Agreement the term "Alternative Transaction" does not include the Powertel Merger or the Powertel Merger Agreement.

     SECTION 4.04  Disclosure of Certain Matters; Delivery of Certain
Filings. Powertel shall promptly advise VoiceStream orally and in writing if there occurs, to the knowledge of Powertel, any change or event which results in the executive officers of Powertel having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on Powertel or that could reasonably be expected to prevent or materially delay consummation of the Reorganization. VoiceStream shall promptly advise Powertel orally and in writing if there occurs, to the knowledge of VoiceStream, any change or event which results in the executive officers of VoiceStream having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on VoiceStream or that could reasonably be expected to prevent or materially delay consummation of the Reorganization. VoiceStream shall promptly provide to Powertel a copy of any written notice given by VoiceStream to DT or received by VoiceStream from DT of termination of the DT Merger Agreement. Powertel shall promptly provide to VoiceStream, and VoiceStream shall promptly provide to Powertel, copies of all filings made by Powertel or VoiceStream, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and all notices and other communications and correspondence from any Governmental Entity that relate to the Reorganization.

     SECTION 4.05 Tax Status. During the period from the date of this Agreement through the Effective Time, each of VoiceStream, Powertel and their respective Affiliates shall use its reasonable best efforts (i) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) to obtain the opinions of counsel referred to in SECTION 6.02(b) and SECTION 6.03(b), including the execution of the tax certificates referenced therein.

     SECTION 4.06 Control of Operations. Nothing contained in this Agreement shall give VoiceStream, directly or indirectly, the right to "control" or "direct," as such terms are construed under applicable rules or regulations of the FCC, Powertel's operations prior to the Effective Time. Prior to the Effective Time, Powertel shall exercise, consistent with the terms and conditions of this Agreement, "control" over its respective operations.

     SECTION 4.07 Powertel Merger Agreement. Powertel will not modify, amend or waive in any material respect the provisions of the Powertel Merger Agreement without VoiceStream's prior written consent, except for the amendments to the Powertel Merger Agreement on September 28, 2000 and as of February 8, 2001.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01  Employee Benefits.

     (a) As of the Effective Time, Powertel will have terminated all Powertel Benefit Plans except for those Powertel Benefit Plans that VoiceStream requests not be terminated and those Powertel Benefit Plans described in ANNEX 5.18. VoiceStream shall take all necessary action so that after the Effective Time, any current or former employee of Powertel who is eligible to participate in a Powertel Benefit Plan as of the Effective Time shall either be eligible to continue his or her participation in such Powertel Benefit Plan or participate in a corresponding employee benefit plan maintained by VoiceStream or any of its Subsidiaries, subject to the terms of such corresponding plan. VoiceStream shall have the sole discretion to determine which current or former employees of Powertel will continue participation in a Powertel Benefit Plan after the Effective Time and which will commence participation in a corresponding employee benefit plan maintained by VoiceStream or any of its Subsidiaries after the Effective Time and, with respect to current or former employees who transfer participation to such a corresponding plan, when such transfer will occur. VoiceStream need not treat all current and former employees of Powertel (including those who are similarly situated) in the same manner with respect to which plans they
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participate in and when, if at all, they transfer participation from a Powertel
Benefit Plan to a corresponding employee benefit plan maintained by VoiceStream or any of its Subsidiaries. For example, VoiceStream may decide to have a current or former employee of Powertel continue participation after the Effective Time in certain Powertel Benefit Plans that have not been terminated, and with respect to other benefits transition his participation on or shortly after the Effective Time to a corresponding employee benefit plan maintained by VoiceStream or one of its Subsidiaries. VoiceStream may take such actions (or cause its Subsidiaries or the Surviving Corporation to take such actions) as are necessary or advisable to accomplish the foregoing, including, without limitation, amending the eligibility provisions of plans of VoiceStream, any of its Subsidiaries or the Surviving Corporation (including, without limitation, Powertel Benefit Plans that are not terminated on or before the Effective Time).

     (b) Except as otherwise provided in this SECTION 5.01, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Powertel Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract or to continue the employment of any specific person; provided, however, (1) that no such termination or amendment may take away benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person, except as allowed by law, and (2) that nothing in this SECTION 5.01 shall be interpreted as limiting or modifying any requirement in SECTION 5.18 or provisions of ANNEX 5.18.

     (c) VoiceStream shall, or shall cause the Surviving Corporation to, (A) waive all limitations, to the extent allowable under applicable law, as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the current and former employees of Powertel and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time (other than a Powertel Benefit Plan that is not terminated on or before the Effective Time), other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by Powertel for such current and former employees prior to the Effective Time, (B) provide each current and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such current or former employee for the then current plan year under the corresponding welfare plans maintained by Powertel prior to the Effective Time, and (C) provide (to the extent allowed by law and Treasury regulations applicable to tax-qualified plans) each current and former employee with full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans, policies, practices or arrangements maintained by VoiceStream or any VoiceStream Subsidiary for such current or former employee's service with Powertel or any Powertel Subsidiary to the same extent recognized by Powertel immediately prior to the Effective Time.

     (d) Except as expressly contemplated under SECTION 5.02 of this Agreement and except in connection with the Powertel Preferred Stock Dividend, neither Powertel nor any affiliate thereof shall, from the date hereof until the Effective Time, without the prior express written consent of VoiceStream, make any contribution, sale or other transfer of Powertel Stock or any other "employer security" (as such term is defined in Section 407 of ERISA), whether to satisfy a required obligation, to reimburse for expenses incurred, or otherwise, to any Powertel Benefit Plan or to the Powertel stock fund (or any other fund) under the Powertel 401(k) Profit Sharing Plan. Moreover, Powertel shall, promptly after the date hereof, amend the Powertel 401(k) Profit Sharing Plan (as amended and restated effective as of January 1, 1998, and further amended August 23, 1999), (a) to require that all contributions, from whatever source, be made in the form of cash and (b) to preclude the use of any present or future Powertel 401(k) Profit Sharing Plan assets to purchase from Powertel or any affiliate thereof shares of Powertel Stock or other "employer securities" (as such term is defined in Section 407 of ERISA); it being understood, however, that such amendment need not preclude the Powertel 401(k) Profit Sharing Plan from purchasing Powertel Stock on the open market from any person or entity other than Powertel or an affiliate thereof, nor require that shares of Powertel Stock and units in the Powertel stock fund presently under the Powertel 401(k) Profit Sharing Plan be sold or otherwise liquidated.

     SECTION 5.02  Options; Restricted Stock Awards.

     (a) Prior to the Effective Time, the Board of Directors of Powertel (or the Stock Option Compensation Committee of the Board of Directors) shall adopt such resolutions or shall take such other actions as may be required, with respect to Powertel Stock Options and the Powertel Restricted Stock Plan, to specifically approve the transactions contemplated by this SECTION 5.02.

     (b) At the Effective Time, each Powertel Stock Option which is outstanding immediately prior to the Effective Time pursuant to any Powertel Stock Plan shall become and represent an option to purchase the number of shares of VoiceStream Common Stock (a "SUBSTITUTE OPTION") determined by multiplying the number of shares of Powertel Common Stock subject to such Powertel Stock Option immediately prior to the Effective Time by the Conversion Number, at an exercise price per share of VoiceStream Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Powertel Common Stock subject to such Powertel Stock Option immediately prior to the Effective Time divided by the Conversion Number; provided, however, that in the case of any Powertel Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("INCENTIVE STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The parties intend that the assumption of incentive stock options provided for under this SECTION 5.02 shall meet the requirements of Section 424(a) of the Code, and this SECTION 5.02 shall be interpreted in a manner consistent with such intent. All other terms and conditions applicable to the Powertel Stock Options, including vesting, shall remain unchanged with respect to the Substitute Options (except to the extent that such terms and conditions may be altered in accordance with the applicable Powertel Stock Option Plan or stock option agreements related thereto). No fractional shares of VoiceStream Common Stock will be issued upon the exercise of Substitute Options. In lieu of such issuance, the shares of VoiceStream Common Stock issued pursuant to the terms of this Agreement shall be rounded to the closest whole share of VoiceStream Common Stock. After the Effective Time, except as otherwise provided in this SECTION 5.02, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Powertel Stock Option immediately prior to the Effective Time, after giving effect to the resolutions and other actions described in this SECTION
5.02. Not later than the Effective Time, VoiceStream shall file a registration statement on Form S-8 with respect to or otherwise include in an existing registration statement the shares of VoiceStream Common Stock to be issued upon exercise of the Substitute Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Substitute Options shall remain outstanding.

     (c) At the Effective Time, the Powertel Restricted Stock Plan shall terminate and any unvested Powertel Restricted Stock Awards shall become fully vested, except as otherwise provided in the applicable agreements relating to such Powertel Restricted Stock Awards.

     SECTION 5.03  Stockholders Meetings.

     (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Powertel shall duly give notice of, convene and hold a meeting of its stockholders (the "POWERTEL STOCKHOLDERS MEETING") in accordance with Delaware law for the purpose of obtaining the Powertel Stockholder Approval and shall, subject to the provisions of SECTION 5.03(d) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and shall use its reasonable best efforts to obtain the Powertel Stockholder Approval.

     (b) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, VoiceStream shall duly give notice of, convene and hold a meeting of its stockholders (the "VOICESTREAM STOCKHOLDERS MEETING") in accordance with the DGCL for the purpose obtaining the VoiceStream Stockholder Approval and shall, through its Board of Directors, recommend to its

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stockholders the approval and adoption of this Agreement and shall use its reasonable best efforts to obtain the VoiceStream Stockholder Approval.

     (c) Powertel and VoiceStream shall coordinate and cooperate with respect to the timing of the Stockholder Meetings and shall use their reasonable best efforts to hold such meetings on the same day.

     (d) Neither the Board of Directors of Powertel nor any committee thereof shall (i) except as expressly permitted by this SECTION 5.03(d), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to VoiceStream, the approval or recommendation of such Board of Directors or such committee of this Agreement, the Merger and the other transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Powertel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the time the Powertel Stockholder Approval is obtained, Powertel receives a Superior Proposal (as defined below), the Board of Directors of Powertel may (subject to this and the following sentences) inform the Powertel stockholders that it no longer recommends adoption and approval of this Agreement by the Powertel's stockholders (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the fifth Business Day following VoiceStream's receipt of written notice advising VoiceStream that the Board of Directors of Powertel has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy or draft copy thereof with all accompanying documentation or draft documentation, if in writing), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Powertel shall provide a reasonable opportunity to VoiceStream to make such adjustments in the terms and conditions of this Agreement as would enable Powertel to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of Powertel and VoiceStream at the time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Powertel determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Powertel's stockholders than the transactions contemplated by this Agreement taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Powertel, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by VoiceStream in response to such Alternative Transaction). Powertel shall submit this Agreement to its stockholders at the Powertel Stockholders Meeting even if the Board of Directors of Powertel shall have made a Subsequent Determination.

     SECTION 5.04 Preparation of the Registration Statement and Joint Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Powertel and VoiceStream shall prepare and file with the SEC the Joint Proxy Statement and VoiceStream shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. VoiceStream shall use its reasonable best efforts, with the cooperation and assistance of Powertel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Reorganization and the transactions contemplated in connection therewith. VoiceStream shall also take any reasonable action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of VoiceStream Common Stock, in connection with the Reorganization and upon any exercise of the Substitute Options. Powertel shall furnish all information concerning Powertel and the holders of shares of Powertel Stock as may be reasonably requested by VoiceStream in connection with any such action. VoiceStream shall notify Powertel promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement or for additional information and will supply Powertel with copies of all correspondence between VoiceStream or any of its representatives, on the one hand, and the SEC or its

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

staff, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement or the Reorganization. If at any time prior to the Powertel Stockholders Meeting or the VoiceStream Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, each of VoiceStream and Powertel shall promptly prepare and mail to the stockholders of Powertel and VoiceStream such an amendment or supplement. VoiceStream and Powertel shall cooperate with one another and with DT in the preparation of the Registration Statement, the DT Registration Statement, the Joint Proxy Statement or any amendment or supplement thereto and in having the Registration Statement, the DT Registration Statement and the Joint Proxy Statement declared effective as soon as practicable.

     SECTION 5.05  Notification of Receipt of Proxy.

     (a) Promptly upon receipt by Powertel from any Powertel stockholder who is a party to the Powertel Stockholder Agreement of a proxy card sent to the Powertel stockholders with the Joint Proxy Statement and in accordance with the Powertel Stockholder Agreement, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on the date of such receipt, Powertel shall notify VoiceStream orally of its receipt and provide VoiceStream with a copy of such proxy card.

     (b) Promptly upon receipt by VoiceStream from any VoiceStream stockholder who is a party to a VoiceStream Stockholder Agreement of a proxy card sent to the VoiceStream Stockholders with the Joint Proxy Statement and in accordance with such VoiceStream Stockholder Agreement, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on such date of receipt, VoiceStream shall notify Powertel orally of its receipt and provide Powertel with a copy of such proxy card.

     SECTION 5.06  Comfort Letters.

     (a) Powertel shall have received a "comfort" letter of Arthur Andersen LLP, Powertel's independent public accountants, dated a date within two (2) business days prior to the date of the first mailing of the Joint Proxy Statement, addressed to Powertel, in form and substance reasonably satisfactory to Powertel and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of VoiceStream included in the Joint Proxy Statement and the Registration Statement.

     (b) VoiceStream shall have received a "comfort" letter of Arthur Andersen LLP, VoiceStream's independent public accountants, dated a date within two (2) business days prior to the date of the first mailing of the Joint Proxy Statement, addressed to VoiceStream, in form and substance reasonably satisfactory to VoiceStream and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of Powertel included in the Joint Proxy Statement and the Registration Statement.

     SECTION 5.07 Access to Information. Upon reasonable notice and subject to restrictions contained in the Confidentiality Agreement and other confidentiality agreements to which Powertel is subject, (a) Powertel shall, and shall cause each Powertel Subsidiary to, afford to VoiceStream and to the officers, employees, accountants, counsel and other representatives of VoiceStream all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective lenders, agents and other representatives, properties, assets, books, contracts, commitments and records and, during such period, Powertel shall (and shall cause each Powertel Subsidiary to) furnish promptly to VoiceStream all information concerning its business, properties and personnel as VoiceStream may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) VoiceStream shall, and shall cause each VoiceStream Subsidiary to, afford to Powertel and to the officers, employees, accountants, counsel and other representatives of Powertel all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments and records and, during such

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period, VoiceStream shall (and shall cause each VoiceStream Subsidiary to)
furnish promptly to Powertel all information concerning its business, properties and personnel as Powertel may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws.

     SECTION 5.08  Compliance with the Securities Act.

     (a) No later than thirty (30) days following the date of this Agreement, Powertel shall cause to be prepared and delivered to VoiceStream a list identifying all persons who, at the time of the Powertel Stockholders Meeting, may be deemed to be an "affiliate" of Powertel, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "RULE 145 AFFILIATES"). Powertel shall use reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to VoiceStream on or prior to the Effective Time a written agreement, in the form attached hereto as ANNEX C, that such Rule 145 Affiliate shall not sell, pledge, transfer or otherwise dispose of any shares of VoiceStream Common Stock issued to such Rule 145 Affiliate in connection with the Reorganization, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

     (b) Prior to the Effective Time, the Board of Directors of VoiceStream (or the committee of the Board of Directors of VoiceStream composed solely of two
(2) or more "Non-Employee Directors," as that term is defined in Rule 16b-3(b)(3)(i) under the Exchange Act, administering the stock plans of VoiceStream) shall adopt such resolutions or shall take such other actions as are required to specifically approve the acquisitions of VoiceStream Common Stock and Substitute Options at the Effective Time, as contemplated by SECTIONS 1.06(c) and 5.02, by directors, officers or employees of Powertel who may become directors or officers of VoiceStream, such approvals to be given for the purpose of exempting such acquisitions under Rule 16b-3 under the Exchange Act, it being acknowledged that such approvals shall not adversely affect VoiceStream's ability subsequently to determine that any such person has not in fact become a director or officer of VoiceStream.

     SECTION 5.09 Nasdaq Listings. VoiceStream shall use reasonable best efforts to be included on Nasdaq, upon notification of issuance, the shares of VoiceStream Common Stock to be issued in connection with the Reorganization and upon any exercise of the Substitute Options.

     SECTION 5.10  Fees and Expenses.

     (a) Except as provided below in this SECTION 5.10 or SECTION 5.14, all fees and expenses incurred in connection with the Reorganization, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Reorganization is consummated, except that the costs and expenses, other than attorneys' fees, incurred in connection with
(i) the printing and mailing of the Joint Proxy Statement with respect to the Reorganization, the DT Merger and the Powertel Merger, the Registration Statement, the DT Registration Statement and the Powertel Registration Statement (and any amendment or supplement thereto) and any prospectus included in such registration statements (and any amendment or supplement thereto) shall be borne one-third by VoiceStream, one-third by DT and one-third by Powertel, and (ii) any filing fees (including fees payable to the SEC and state regulatory authorities) with respect to the Joint Proxy Statement and the Registration Statement shall be borne one-half by VoiceStream and one-half by Powertel.

     (b) In the event that VoiceStream terminates this Agreement pursuant to
SECTION 7.01(c)(i), Section 7.01(c)(ii) or SECTION 7.01(e)(ii) or Powertel terminates this Agreement pursuant to SECTION 7.01(d)(ii), Powertel shall pay, or cause to be paid, in same day funds to VoiceStream within one (1) Business Day of such termination, $150,000,000 plus expenses not to exceed $10,000,000 (the "TERMINATION FEE"); provided that, in the event a termination fee is also payable by Powertel in connection with the termination of the Powertel Merger Agreement, Powertel shall pay each of DT and VoiceStream $75,000,000, plus expenses not to exceed $10,000,000 in the aggregate.

     (c) In the event that Powertel terminates this Agreement pursuant to
SECTION 7.01(d)(i), Section 7.01(d)(iii) or SECTION 7.01(e)(i), VoiceStream shall pay, or cause to be paid, the Termination
                                      C-35
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Fee to Powertel in same day funds within one (1) Business Day following such termination of this Agreement.

     (d) Powertel and VoiceStream agree that the agreements contained in SECTION 5.10(b) and SECTION 5.10(c) above are an integral part of the transactions contemplated by this Agreement and are an inducement to VoiceStream and Powertel to enter into this Agreement. If Powertel fails to promptly pay to VoiceStream any fee due under such SECTION 5.10(b), or if VoiceStream fails to promptly pay Powertel any fee due under SECTION 5.10(c), then the non-paying party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

     SECTION 5.11 Public Announcements. VoiceStream and Powertel will consult with each other and with DT before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange. The parties will cooperate in preparing a joint press release announcing the execution of this Agreement.

     SECTION 5.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, VoiceStream and Powertel and their respective Boards of Directors shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     SECTION 5.13  Indemnification; Directors and Officers Insurance.

     (a) VoiceStream shall, or shall cause the Surviving Corporation to, continue to provide, fulfill and honor all rights to indemnification or exculpation existing in favor of a director, officer, employee or agent (an "INDEMNIFIED PERSON") of Powertel or any of the Powertel Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of Powertel or any of the Powertel Subsidiaries), as provided in the Restated Certificate of Incorporation of Powertel, the Restated By-laws of Powertel or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, and such rights to indemnification shall survive the Reorganization and shall continue in full force and effect, without any amendment thereto; provided, however, that neither VoiceStream nor the Surviving Corporation shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Powertel or unless such proceeding is brought by an Indemnified Person to enforce rights under this SECTION 5.13; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Restated Certificate of Incorporation of Powertel, the Restated By-laws of Powertel or any such agreement, as the case may be, shall be made by independent legal counsel selected by VoiceStream and reasonably acceptable to such Indemnified Person; provided further that VoiceStream and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter; and provided further that nothing in this SECTION 5.13 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time relating to actions prior to the Effective Time, VoiceStream shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person, to the

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extent required by law, of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

     (b) Subject to the prior written approval by VoiceStream, which shall not be unreasonably withheld, prior to the Effective Time, Powertel shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O INSURANCE") covering a period of six (6) years after the Effective Time and providing coverage in amounts and on terms consistent with Powertel's existing D&O Insurance. In the event Powertel does not obtain such insurance, VoiceStream shall cause the Surviving Corporation to continue to provide D&O Insurance relating to actions or events through the Effective Time, for a period of six (6) years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, VoiceStream or the Surviving Corporation shall make reasonable commercial efforts to obtain substantially similar D&O Insurance; and provided further that Powertel shall not be required to expend, in order to maintain or procure an annual D&O Insurance policy, an amount in excess of 250% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (c) In the event VoiceStream or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person in a single transaction or a series of related transactions, then, and in each such case, VoiceStream will make or cause to be made proper provision so that the successors and assigns of VoiceStream or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

     (d) The provisions of this SECTION 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall survive the Reorganization and be binding upon the successors and assigns of VoiceStream, Powertel and the Surviving Corporation.

     SECTION 5.14  Reasonable Best Efforts.

     (a) Subject to the provisions of this Agreement, each of Powertel, VoiceStream and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Reorganization and the other transactions contemplated by this Agreement; provided, however, that neither VoiceStream nor any of the VoiceStream Subsidiaries shall be required, nor, without the consent of VoiceStream, shall Powertel or the Powertel Subsidiaries be permitted, to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Powertel, VoiceStream or any of their respective Subsidiaries or any material portion of the assets of Powertel, VoiceStream or any of their respective Subsidiaries or any of the business, product lines, or assets of Powertel, VoiceStream or any of their respective Subsidiaries. Without limiting the foregoing, (i) each of Powertel, VoiceStream and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself or its Subsidiaries with respect to the Reorganization (which actions shall include furnishing all information required under the HSR Act and all actions required in connection with approvals of or filings with the FCC, state public utility or service commissions or similar agencies and any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Reorganization, (ii) each of Powertel, VoiceStream and Sub shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, the FCC, state public utility or service commissions or similar agencies and any other

Governmental Entity or other public or private third party required to be obtained or made by Powertel, VoiceStream, Sub or any of their Subsidiaries in connection with the Reorganization or the taking of any action contemplated thereby or by this Agreement, (iii) VoiceStream shall maintain Sub as a wholly-owned VoiceStream Subsidiary, with no voting or approval rights outstanding other than those held by VoiceStream, and VoiceStream shall cause Sub to approve, and shall vote all securities and give all approvals necessary for Sub to approve, the Reorganization, and (iv) each party will use its reasonable best efforts to oppose entry or lift the effects of any injunction or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby to prevent, with respect to any threatened or such injunction or other order, the issuance or entry thereto, provided however, that notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by VoiceStream, Powertel or any of their respective Subsidiaries to consummate the Reorganization or the other transactions contemplated in this Agreement, Powertel shall not, without VoiceStream's prior written consent, commit to any divestiture of assets or businesses of Powertel and the Powertel Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Powertel and the Powertel Subsidiaries taken as a whole.

     (b) As promptly as practicable after the execution and delivery of this Agreement, VoiceStream and Powertel shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of Powertel to VoiceStream (collectively, the "FCC APPLICATIONS"). Not later than the tenth Business Day following execution and delivery of this Agreement, Powertel and VoiceStream will exchange with each other their respective completed portions of the FCC Applications. Not later than the fifteenth Business Day following the execution and delivery of this Agreement, Powertel and VoiceStream shall file, or cause to be filed, the FCC Applications. If the Effective Time shall not have occurred for any reason within any applicable initial consummation period, and neither Powertel nor VoiceStream shall have terminated this Agreement pursuant to SECTION 7.01, VoiceStream and Powertel shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or delay either such approval or the consummation of the transfer of control of Powertel. VoiceStream and Powertel shall each pay one-half ( 1/2) of any FCC fees, if applicable, in connection with the filing or granting of approval of the FCC Applications. Each of VoiceStream and Powertel shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications. VoiceStream and Powertel shall each use all commercially reasonable efforts to prosecute the FCC Applications in good faith and with due diligence before the FCC and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications, including furnishing to the FCC any documents, materials or other information requested by the FCC in order to obtain such FCC approval as expeditiously as practicable.

     (c) Promptly after the date hereof, VoiceStream and Powertel (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than twenty (20) Business Days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. VoiceStream and Powertel shall each pay one-half (1/2) of any fees that may be payable in connection with the filing pursuant to the HSR Act. VoiceStream and Powertel shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act or other federal antitrust laws for the consummation of the Transactions and any other transactions contemplated hereby.

     (d) Each of Powertel and VoiceStream shall promptly notify the other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from or to any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (iii) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by it and contained herein to be untrue or inaccurate in any material respect at any time during the period commencing on the date hereof and ending at the Effective Time;

          (iv) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 5.14(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

          (v) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to SECTION 2.13, in the case of Powertel, or
     SECTION 3.12, in the case of VoiceStream, or which relate to the consummation of the Transactions; and

          (vi) any event, condition or state of facts which could have a Material Adverse Effect on such party.

     SECTION 5.15 Certain Litigation. Powertel agrees that it shall not settle any litigation commenced after the date hereof against Powertel or any of its directors by any stockholder of Powertel relating to the Reorganization, this Agreement or the Powertel Stockholder Agreement without the prior written consent of VoiceStream, which consent shall not be unreasonably withheld or delayed.

     SECTION 5.16 Powertel Stockholder Agreement and VoiceStream Stockholder Agreement. VoiceStream and each of the Powertel Principal Stockholders shall enter into a Powertel Stockholder Agreement as of the date hereof. Powertel and each of the VoiceStream Principal Stockholders shall enter into a VoiceStream Stockholder Agreement as of the date hereof.

     SECTION 5.17 Senior Discount Notes and Senior Notes. Within thirty (30) days following the Effective Time, VoiceStream shall cause the Surviving Corporation to commence an offer to purchase all of the Senior Discount Notes and Senior Notes (collectively, the "NOTES") pursuant to the terms of the February 1996 Indenture, April 1996 Indenture and June 1997 Indenture (collectively, the "POWERTEL INDENTURES"), as applicable. Any investment banking firm engaged in connection with such acquisition shall be selected by VoiceStream. VoiceStream shall bear the fees, costs and expenses of acquiring the Notes.

     SECTION 5.18 Plans and Programs to Be Implemented. After the execution of this Agreement, Powertel and/or its Subsidiaries shall adopt and implement the plans and arrangements described in ANNEX 5.18 with each such plan and arrangement being approved by VoiceStream or DT prior to such adoption or implementation. Each such plan or arrangement shall be designed to become effective as of the Effective Time (contingent upon the occurrence of the transactions contemplated by this Agreement), and remain effective without modification of the terms and provisions of such plan or arrangement until the termination date noted for each respective plan or arrangement in ANNEX 5.18. After the execution of this Agreement, Powertel and/or its Subsidiaries shall take such actions as are required, necessary or appropriate to implement the provisions of ANNEX 5.18 and this Section 5.18 notwithstanding any provisions of this Agreement to the contrary, and no such actions shall be deemed to be a breach of any other provision of this Agreement.

     SECTION 5.19 Registration Rights. Powertel Principal Stockholders shall have registration rights as set forth in ANNEX A to their respective Powertel Stockholder Agreements.

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                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01 Conditions to Each Party's Obligation to Effect the Reorganization. The respective obligations of VoiceStream, Sub and Powertel to effect the Reorganization shall be subject to the fulfillment or (to the extent permitted by applicable law) written waiver prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The Powertel Stockholder Approval shall have been obtained.

          (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Reorganization or which could reasonably be expected to have a Material Adverse Effect on Powertel shall be in effect.

          (c) Nasdaq Listings. The shares of VoiceStream Common Stock issuable in accordance with the Reorganization and pursuant to SECTION 5.02 shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

          (d) HSR. Any waiting period (and any extension thereof) under the HSR Act applicable to the Reorganization shall have expired or been terminated.

          (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of VoiceStream or Powertel, threatened by the SEC. All necessary state securities authorizations (including state takeover approvals) shall have been received unless the failure to receive any such authorization would not have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement.

          (f) Termination of Other Merger Agreements. The DT Merger Agreement and the Powertel Merger Agreement shall have terminated in accordance with their respective terms.

     SECTION 6.02 Additional Conditions to Obligation of Powertel to Effect the Reorganization. The obligation of Powertel to effect the Reorganization shall be subject to the fulfillment or written waiver by Powertel at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Each of VoiceStream and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, and each of the representations and warranties of VoiceStream and Sub contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date) in each case except as contemplated or permitted by this Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement; provided, however, for purposes of this SECTION 6.02(a), the representations and warranties of VoiceStream shall be construed as if they did not contain any qualification that refers to Material Adverse Effect or materiality; and Powertel shall have received a certificate signed on behalf of VoiceStream by a duly authorized officer to such effect.

          (b) Tax Opinion. Powertel shall have received an opinion of Morris, Manning & Martin, LLP, in form and substance reasonably satisfactory to Powertel, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code for federal income tax purposes.

          In rendering such opinion, Morris, Manning & Martin, LLP, may receive and rely upon representations from others, including representations from
     (i) Powertel and (ii) VoiceStream contained in certificates substantially in the form of the Powertel Tax Certificate and the VoiceStream Tax Certificate attached hereto as ANNEX F and ANNEX G, respectively. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (c) Consents Under Agreements. VoiceStream shall have obtained the consent or approval of each person whose consent or approval shall be required to consummate the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument to which VoiceStream or any of the VoiceStream Subsidiaries is a party, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on VoiceStream or upon the transactions contemplated by this Agreement.

          (d) FCC Opinion. Powertel shall have received an opinion of FCC counsel to VoiceStream, dated the Effective Time, substantially in the form attached hereto as ANNEX D.

          (e) [Reserved]

          (f) Governmental Approvals. All necessary consents or authorizations from Governmental Entities which may be required in connection with the transactions contemplated hereby, shall have been received, unless the failure to receive any such consent or authorization would not have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement, and such consents or authorizations shall not contain any conditions which would reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement. With respect to any FCC consents or authorizations, effectiveness of necessary FCC approvals shall be sufficient to satisfy this condition, and Powertel's obligation to effect the Reorganization shall not be subject to the condition that any FCC consents or authorizations have become Final Orders.

     Notwithstanding anything contained to the contrary in SECTION 6.02(a) or anywhere else in this Agreement, VoiceStream may enter into any Subsequent Transaction, and no changes of any representation or warranty of VoiceStream contained in this Agreement as a result of any Subsequent Transaction shall result in a failure of the conditions set forth in SECTION 6.02(a); provided, in each case, that any such Subsequent Transaction would not reasonably be expected to have a Material Adverse Effect on VoiceStream.

     SECTION 6.03 Conditions to Obligations of VoiceStream and Sub to Effect the Reorganization. The obligation of VoiceStream and Sub to effect the Reorganization shall be subject to the fulfillment or written waiver by VoiceStream at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and
     Warranties. Powertel shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, and each of the representations and warranties of Powertel contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date), in each case except as contemplated or permitted by this Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement; provided, however, for purposes of this SECTION 6.03(a), the representations and warranties of Powertel shall be construed as if they did not contain any qualification that refers to Material Adverse Effect or materiality; and VoiceStream shall have received a certificate signed on behalf of Powertel by a duly authorized officer to such effect.

          (b) Tax Opinion. VoiceStream shall have received an opinion of Jones, Day, Reavis & Pogue and/or Preston Gates & Ellis LLP, in form and substance reasonably satisfactory to VoiceStream, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes.

          In rendering such opinion, Jones, Day, Reavis & Pogue and/or Preston Gates & Ellis LLP may receive and rely upon representations from others, including representations from (i) Powertel and (ii) VoiceStream contained in certificates substantially in the form of the Powertel Tax Certificate and the VoiceStream Tax Certificate attached hereto as ANNEX F, and ANNEX G, respectively. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (c) FCC Opinion. VoiceStream shall have received an opinion of FCC counsel of Powertel, dated the Effective Time, substantially in the form attached hereto as ANNEX E.

          (d) Consents Under Agreements. Powertel shall have obtained the consent or approval of each person whose consent or approval shall be required to consummate the transactions contemplated hereby under any indenture, mortgage, evidence of Indebtedness, lease or other agreement or instrument to which Powertel or any of the Powertel Subsidiaries is a party, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Powertel or VoiceStream or upon the transactions contemplated by this Agreement.

          (e) Governmental Approvals. All necessary consents or authorizations from Governmental Entities which may be required in connection with the transactions contemplated hereby, including the FCC and state public utility or service commissions or similar agencies, shall have been received and, in the case of the FCC, shall have become Final Orders (unless this requirement of finality is waived by VoiceStream in its sole discretion), unless the failure to receive any such consent or authorization would not have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement, and such consents or authorizations shall not contain any conditions which would reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     SECTION 7.01 Termination. This Agreement may be terminated and the Reorganization contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of VoiceStream or Powertel of the matters presented in connection with the
Reorganization:

          (a) by mutual written consent of VoiceStream, Sub and Powertel;

          (b) by either VoiceStream or Powertel:

             (i) if the Reorganization has not been effected on or prior to the close of business on December 31, 2001 (the "TERMINATION DATE"); provided that in the event both the DT Merger Agreement and the Powertel Merger Agreement shall have terminated, the Termination Date shall instead be the later of September 30, 2001 and the date that is thirty
        (30) days after the date of termination of the DT Merger Agreement and the Powertel Merger Agreement; provided further that the right to terminate this Agreement pursuant to this SECTION 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Reorganization to have occurred on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (including by enacting any law or regulation) (which order, decree, ruling or other action Powertel and VoiceStream shall use its reasonable best efforts to lift) permanently enjoining, restraining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this SECTION 7.01(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with SECTION 5.14;

          (c) by VoiceStream if (i) Powertel shall have failed to comply with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, except as would not reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement, which failure to comply cannot be or has not been cured within 30 days after receipt by Powertel of written notice of such failure to comply, (ii) the stockholders of Powertel shall not approve and adopt the Agreement at the Powertel Stockholders Meeting or any adjournment thereof, or (iii) the stockholders of VoiceStream shall not approve and adopt the Agreement at the VoiceStream Stockholders Meeting or any adjournment thereof;

          (d) by Powertel if (i) VoiceStream or Sub shall have failed to comply with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, except as would not reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement, which failure to comply cannot be or has not been cured within 30 days after receipt by VoiceStream of written notice of such failure to comply, (ii) the stockholders of Powertel shall not approve and adopt the Agreement at the Powertel Stockholders Meeting or any adjournment thereof; or (iii) the stockholders of VoiceStream shall not approve and adopt the Agreement at the VoiceStream Stockholders Meeting or any adjournment thereof;

          (e) (i) by Powertel if there has been a breach by VoiceStream or Sub of any representation or warranty (disregarding all qualifications and exceptions contained therein relating to materiality or a Material Adverse Effect or any similar standard or qualification) except any breach that would not reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement, in each case which breach cannot be or has not been cured within 30 days after receipt by the breaching party of written notice of the breach and (ii) by VoiceStream if there has been a breach by Powertel of any representation or warranty (disregarding all qualifications and exceptions contained therein relating to materiality or a Material Adverse Effect or any similar standard or qualification) except any breach that would not reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement, in each case which breach cannot be or has not been cured within 30 days after receipt by the breaching party of written notice of the breach; or

          (f) automatically, without any action being required of any party hereto, concurrently with the closing of the DT Merger.

     SECTION 7.02 Effect of Termination. In the event of a termination of this Agreement by either Powertel or VoiceStream as provided in SECTION 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of VoiceStream, Sub or Powertel or their respective officers or directors, except with respect to SECTION 2.18, SECTION 3.14,
SECTION 5.10 or this SECTION 7.02; provided, however, that neither any provision in this ARTICLE VII nor the payment of any fees and expenses pursuant to SECTION 5.10, shall be interpreted to (i) relieve any party of liability for any breach of this Agreement, (ii) constitute liquidated damages or (iii) limit the amount of damages that may be recovered for a breach of this Agreement.

     SECTION 7.03 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of VoiceStream and Powertel of the matters presented to them in connection with the Reorganization; provided, however, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in SECTION 7.02 hereof, the termination of this Agreement pursuant to the terms hereof. This SECTION 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02 Notices. (a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to VoiceStream or Sub to:

          Voicestream Wireless Corporation
          12920 S.E. 38th Street
          Bellevue, Washington 98006
          Attn: Alan R. Bender
          Telecopy No: 425-586-8080

     with a copy to:

          Preston, Gates & Ellis LLP
          701 Fifth Avenue, Suite 5000
          Seattle, WA 98104
          Attn: Richard B. Dodd, Esq.
          Telecopy No: 206-623-7022

     if to Powertel, to:

          Powertel, Inc.
          1239 O.G. Skinner Drive
          West Point, GA 31833
          Attn: Chairman of the Board
          Telecopy No: 706-645-9563
     with a copy to:

          Morris, Manning & Martin, LLP
          1600 Atlanta Financial Center
          3343 Peachtree Road, N.E.
          Atlanta, GA 30326
          Attn: James Walker IV, Esq.
          Telecopy No: 404-365-9532

or to such other addresses as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

     (b) Copies of all notices delivered to VoiceStream, Sub or Powertel pursuant to this Agreement shall also be provided by the party providing such notice to DT at the following address:

          Deutsche Telekom AG
          140 Friedrich-Ebert Allee
          53113 Bonn
          Germany
          Attn: Kevin Copp
          Telecopy No: 49-228-181-44177

     with a copy to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York
          Attn: Robert P. Davis
          Telecopy No: 212-225-3999

or to such other addresses as DT may have furnished to VoiceStream and Powertel in writing in accordance herewith.

     SECTION 8.03 Interpretation; Definitions. When a reference is made in this Agreement to an Article, Section, Schedule, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated or unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to a Person are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may be). References to a document are to such document as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to such statute or rule as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision). The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined. The term "hereof" and similar terms refer to this Agreement as a whole. As used in this Agreement, the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     As used in this Agreement, the following terms have the meanings specified or referred to in this SECTION 8.03.

     "ACTION" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     "ADJUSTED FULLY DILUTED SHARES" shall have the meaning set forth in SECTION 1.06(f).

     "AFFILIATE" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT" shall mean this Agreement and Plan of Reorganization as amended or modified from time to time and shall include the Schedules, Annexes, Exhibits and disclosure letters attached or related hereto.

     "ALTERNATIVE TRANSACTION" shall have the meaning set forth in SECTION 4.03(d).

     "APRIL 1996 INDENTURE" shall mean the Indenture dated as of April 19, 1996, among Powertel and Bankers Trust Company relating to the 12% Senior Discount Notes due May 2006.

     "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Atlanta, Georgia or Seattle, Washington are authorized or required by law to close.

     "CERTIFICATE OF MERGER" shall have the meaning set forth in SECTION 1.03.

     "CLOSING" shall have the meaning set forth in SECTION 1.02.

     "CLOSING DATE" shall have the meaning set forth in SECTION 1.02.

     "CODE" shall mean the United States Internal Revenue Code of 1986, as amended.

     "COMMUNICATIONS ACT" shall mean, collectively, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended, together with the rules, regulations and published decisions of the FCC promulgated thereunder.

     "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in SECTION 4.03(a).

     "CONVERSION NUMBER" shall have the meaning set forth in SECTION 1.06(c).

     "COOK INLET JOINT VENTURES" means Cook Inlet Western Wireless PV/SS PCS, L.P., Cook Inlet VoiceStream PCS, LLC, Cook Inlet/VS GSM II PCS, LLC and Cook Inlet/VS GSM III PCS, LLC.

     "COOK INLET PARTNERS" means Cook Inlet Telecommunications, Inc., SSPCS Corporation, Providence Media Partners, L.P., Cook Inlet GSM Inc., Providence Media Partners III L.P. and Providence Equity Operating Partners III.

     "DIGIPH TRANSACTION" means the transactions and agreements relating to the acquisition of substantially all of the assets of DiGiPH PCS, Inc., DigiPH Communication, Inc. and DigiPH Holding Company, Inc. by Eliska, as described in Powertel's Form 8-K as filed on June 16, 2000, including (i) all agreements and commitments that have been entered into in connection therewith as listed in the Powertel Letter, (ii) all agreements that are proposed to be entered into prior to the closing of such transactions, forms or summaries of which, or term sheets for which, have been provided to VoiceStream and are listed in the Powertel Letter and (iii) any other agreements that are to be entered into prior to the closing of such transactions that are reasonably necessary to consummate such transactions (and any amendments or modifications thereof), and with respect to clauses (ii) and (iii) that such agreements do not (A) materially alter the scope of such transactions, (B) materially increase Powertel's obligations in connection therewith or (C) interfere with the transactions contemplated by this Agreement or the DT Merger Agreement.

     "D&O INSURANCE" shall have the meaning set forth in SECTION 5.13(b).

     "DGCL" shall mean the Delaware General Corporation Law, as amended.

     "DT" shall have the meaning set forth in the recitals of this Agreement.

     "DT MERGER" shall have the meaning set forth in the recitals of this Agreement.

     "DT MERGER AGREEMENT" shall have the meaning set forth in the recitals of this Agreement.

     "DT REGISTRATION STATEMENT" shall mean one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT depositary shares and DT ordinary shares in the DT Merger.

     "EFFECTIVE TIME" shall have the meaning set forth in SECTION 1.03.

     "ELISKA" means Eliska Wireless Ventures I, Inc.

     "ELISKA PUT" shall have the meaning set forth in SECTION 1.06(d).

     "ELISKA PUT RIGHTS" shall have the meaning set forth in SECTION 1.06(d).

     "ENVIRONMENTAL LAWS" shall mean any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to or regulating or imposing liability or standards of conduct with respect to pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or occupational health or safety.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     "ERISA AFFILIATE" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Powertel; (ii) any partnership, trade or business (whether or not incorporated) which on the day before the Closing Date was under common control (within the meaning of Section 414(c) of the Code) with Powertel; and (iii) any entity which is a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Powertel, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

     "ERISA BENEFIT PLAN" shall mean a Powertel Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "EXCHANGE AGENT" shall have the meaning set forth in SECTION 1.07(a).

     "EXCHANGE FUND" shall have the meaning set forth in SECTION 1.07(a).

     "EXCHANGE RIGHTS" shall have the meaning set forth in SECTION 3.03(a).

     "FAA" shall mean the Federal Aviation Administration and any successor agency or body.

     "FCC" shall mean the Federal Communications Commission and any successor agency or body.

     "FCC APPLICATIONS" shall have the meaning set forth in SECTION 5.14(b).

     "FEBRUARY 1996 INDENTURE" shall mean the Indenture dated as of February 7, 1996, among Powertel and Bankers Trust Company relating to the 12% Senior Discount Notes due February 2006.

     "FINAL ORDER" shall mean action by the applicable Governmental Entity which is in full force and effect, with respect to which no petition or other request for such Governmental Entity or court stay, reconsideration or review of any kind is pending, and as to which all time periods have expired within which a Governmental Entity may be asked to stay, reconsider or review the action or may stay, reconsider or review the action sua sponte.

     "GOVERNMENTAL ENTITY" shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, including the FAA, FCC and any state public utility or service commission or similar agency.

     "HAZARDOUS SUBSTANCE" shall mean any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INCENTIVE STOCK OPTIONS" shall have the meaning set forth in SECTION 5.02(b).

     "INDEBTEDNESS" of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases,
(d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "INDEMNIFIED PERSON" shall have the meaning set forth in SECTION 5.13(a).

     "INTELLECTUAL PROPERTY RIGHTS" shall mean any right to use, all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held or used by Powertel or any of the Powertel Subsidiaries that are individually or in the aggregate material to the conduct of the business of Powertel and the Powertel Subsidiaries, taken as a whole.

     "INVESTMENT ENTITY" shall mean an entity in which Powertel or any of the Powertel Subsidiaries has an Investment Interest.

     "INVESTMENT INTEREST" shall mean a direct or indirect ownership of (i) capital stock, bonds, debentures, partnership, membership interests or other ownership interests or other securities of any Person; (ii) any deposit with or advance, loan or other extension of credit (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise to resell such property to such other Person) to any other Person;
(iii) any revenue or profit interests pursuant to any agreement or license; or
(iv) any agreement, commitment, right, understanding or arrangement with respect to any of the items referred to in (i), (ii) or (iii) of this definition.

     "JOINT PROXY STATEMENT" shall have the meaning set forth in SECTION 2.08.

     "JUNE 1997 INDENTURE" shall mean the Indenture dated as of June 10, 1997 among Powertel and Bankers Trust Company relating to the Senior Notes.

     "KNOWLEDGE" and "KNOWN TO" shall mean the actual knowledge of the executive officers of Powertel or the executive officers of VoiceStream, as the case may be, who have exercised reasonable due diligence with respect to the representation and warranty to which such knowledge statement is made.

     "LIENS" shall mean any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" shall mean, when used in connection with Powertel or VoiceStream, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that is materially adverse to the business, properties, assets, financial condition or results of operations of Powertel and its Subsidiaries taken as a whole, or VoiceStream and its Subsidiaries taken as a whole, as the case may be, provided, however, that (i) any adverse change, effect or development that is primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which Powertel or VoiceStream, as the case may be, or its Subsidiaries conducts business that is material to the business of Powertel or VoiceStream, as the case may be, and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Powertel or VoiceStream, as the case may be, (ii) any adverse change, effect or development that is primarily caused by conditions generally affecting the industries in which Powertel or VoiceStream, as the case may be, conducts its business shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Powertel or VoiceStream, as the case may be, and (iii) any adverse change, effect or development that is primarily caused by the announcement or pendency of this Agreement, the Reorganization or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Powertel or VoiceStream, as the case may be; and a "Material Adverse Effect" with respect to either Powertel or VoiceStream, as the case may be, shall include any applicable event, fact or condition with respect to such party which would reasonably be expected to materially delay, interfere with, impair or prevent the transactions contemplated by this agreement in a manner which would have a material adverse effect on such transactions taken as a whole considering the intentions and expectations of the parties hereto.

     "MAXIMUM SHARE AMOUNT" shall have the meaning set forth in SECTION 1.06(f).

     "MERGER" shall have the meaning set forth in the recitals of this Agreement.

     "NASDAQ" shall have the meaning set forth in SECTION 1.06(c).

     "1991 PLAN" shall have the meaning set forth in SECTION 2.03.

     "NONEMPLOYEE OPTION PLAN" shall have the meaning set forth in SECTION 2.03.

     "NOTES" shall have the meaning set forth in SECTION 5.17.

     "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Entity, political subdivision, or any group of Persons acting in concert.

     "POWERTEL" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "POWERTEL BENEFIT PLAN" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, life insurance, supplemental unemployment benefits, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, policy, arrangement or agreement providing benefits to any current or former employee, officer or director of Powertel or any of the Powertel Subsidiaries or with respect to which Powertel or any of the Powertel Subsidiaries (or, in the case of an ERISA Benefit Plan, any of Powertel's ERISA Affiliates) may have any liability.

     "POWERTEL CERTIFICATES" shall have the meaning set forth in SECTION
1.07(a).

     "POWERTEL COMMON STOCK" shall have the meaning set forth in the recitals of this Agreement.

     "POWERTEL COMMON STOCK EQUIVALENTS" shall have the meaning set forth in
SECTION 2.03.

     "POWERTEL CONTRACTS" shall have the meaning set forth in SECTION 2.20.

     "POWERTEL EMPLOYEE" shall mean any employee of Powertel or any of the Powertel Subsidiaries.

     "POWERTEL EQUITY RIGHTS" shall have the meaning set forth in SECTION 2.03.

     "POWERTEL FCC LICENSES" shall have the meaning set forth in SECTION 2.09(b)(i).

     "POWERTEL FINANCIAL ADVISOR" shall have the meaning set forth in SECTION 2.17.

     "POWERTEL INDENTURES" shall have the meaning set forth in SECTION 5.17.

     "POWERTEL LETTER" shall mean the letter from Powertel to VoiceStream dated the date hereof, which letter relates to this Agreement and is designated therein as the Powertel Letter.

     "POWERTEL MERGER" shall have the meaning set forth in the recitals of this Agreement.

     "POWERTEL MERGER AGREEMENT" shall have the meaning set forth in the recitals of this Agreement.

     "POWERTEL PERMITS" shall have the meaning set forth in SECTION 2.09.

     "POWERTEL PREFERRED STOCK" shall have the meaning set forth in the recitals of this Agreement and in SECTION 2.03.

     "POWERTEL PRINCIPAL STOCKHOLDERS" shall mean ITC Holding Company, Inc.; ITC Service Company, Inc.; ITC Wireless Inc.; SCANA Communications Holdings, Inc.; Sonera Corporation; Sonera Holding B.V.; Donald W. Burton; The Burton Partnership, L.P.; The Burton Partnership (QP) L.P.; South Atlantic Venture Fund II, L.P.; South Atlantic Venture Fund III, L.P.; South Atlantic Private Equity Fund IV, L.P.; South Atlantic Private Equity Fund IV (QP) L.P.; and American Water Works Company.

     "POWERTEL REGISTRATION STATEMENT" shall mean one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT depositary shares and DT ordinary shares in the Powertel Merger.

     "POWERTEL RESTRICTED STOCK AWARDS" shall mean restricted stock awards granted under the Restricted Stock Plan and the 2000 Plan.

     "POWERTEL REQUIRED APPROVALS" shall have the meaning set forth in SECTION 2.05.

     "POWERTEL SEC DOCUMENTS" shall have the meaning set forth in SECTION 2.06.

     "POWERTEL STOCK" shall have the meaning set forth in the recitals of this Agreement.

     "POWERTEL STOCK RIGHTS" shall have the meaning set forth in SECTION 2.03.

     "POWERTEL STOCKHOLDER AGREEMENT" shall have the meaning set forth in the recitals of this Agreement.

     "POWERTEL STOCKHOLDER APPROVAL" shall have the meaning set forth in SECTION 2.04.

     "POWERTEL STOCKHOLDERS MEETING" shall have the meaning set forth in SECTION 5.03(a).

     "POWERTEL STOCK OPTIONS" shall have the meaning set forth in SECTION 2.03.

     "POWERTEL STOCK OPTION PLANS" shall have the meaning set forth in SECTION 2.03.

     "POWERTEL SUBSIDIARIES" shall have the meaning set forth in SECTION 2.01.

     "POWERTEL WARRANTS" shall have the meaning set forth in SECTION 1.06(d).

     "REGISTRATION STATEMENT" shall have the meaning set forth in SECTION 3.04.

     "REORGANIZATION" shall have the meaning set forth in the recitals of this Agreement.

     "REQUIRED REGULATORY APPROVALS" shall have the meaning set forth in SECTION 3.05.

     "RESTATED BY-LAWS OF POWERTEL" shall mean the Second Restated By-laws of Powertel as in effect on the date hereof.

     "RESTATED CERTIFICATE OF INCORPORATION OF POWERTEL" shall mean the Third Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

     "RESTRICTED STOCK PLAN" shall have the meaning set forth in SECTION 2.03.

     "RULE 145 AFFILIATES" shall have the meaning set forth in SECTION 5.08(a).

     "SEC" shall mean the Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "SENIOR DISCOUNT NOTES" shall mean Powertel's 12% Senior Discount Notes due February 2006 and the 12% Senior Discount Notes due May 2006.

     "SENIOR NOTES" shall mean Powertel's 11 and 1/8% Senior Notes due June
2007.

     "SERIES A PREFERRED SHARES" shall have the meaning set forth in SECTION
2.03.

     "SERIES B PREFERRED SHARES" shall have the meaning set forth in SECTION
2.03.

     "SERIES C PREFERRED SHARES" shall have the meaning set forth in SECTION
2.03.

     "SERIES D PREFERRED SHARES" shall have the meaning set forth in SECTION
2.03.

     "SERIES E PREFERRED SHARES" shall have the meaning set forth in SECTION
2.03.

     "SERIES F PREFERRED SHARES" shall have the meaning set forth in SECTION
2.03.

     "SIGNIFICANT EMPLOYEE" shall mean any Employee of Powertel or any of the Powertel Subsidiaries who (i) is an officer of Powertel or any of the Powertel Subsidiaries, (ii) has a written employment contract with Powertel or any of the Powertel Subsidiaries that calls for annual compensation in excess of $90,000, or (iii) is compensated by Powertel and/or any of the Powertel Subsidiaries at an annual rate greater than $90,000.

     "SONERA PUT" shall have the meaning set forth in SECTION 1.06(d).

     "SONERA STOCK PURCHASE AGREEMENT" shall have the meaning set forth in
SECTION 1.06(f).

     "STOCKHOLDER MEETINGS" shall mean the Powertel Stockholders Meeting and the VoiceStream Stockholders Meeting.

     "SUB" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "SUBSEQUENT DETERMINATION" shall have the meaning set forth in SECTION 5.03(d).

     "SUBSEQUENT TRANSACTION" shall mean any transaction entered into after date hereof whereby VoiceStream or any of its Subsidiaries would (i) acquire or be acquired (by merger, consolidation, acquisition of stock or assets or otherwise) by any corporation, limited liability company, partnership, other business organization or assets or division thereof; (ii) acquire an Investment Interest in any of the foregoing; (iii) issue any equity interest or incur any Indebtedness whether in connection with any item described in (i) or (ii) or otherwise; (iv) enter into or engage in a strategic alliance or other commercial relationship; or (v) act in the ordinary course of business; provided, however, in connection with a Subsequent Transaction described in items (i), (ii), (iii) or (iv) of this definition for a consideration paid by VoiceStream or any of its Subsidiaries in an amount greater than $5 billion, VoiceStream must receive an opinion from a nationally recognized investment bank, acting as financial advisor to VoiceStream, to the effect that, from a financial point of view, such Subsequent Transaction is fair to the holders of VoiceStream Common Stock or, if applicable, VoiceStream.

     "SUBSIDIARY" or "SUBSIDIARY" of a Person shall mean any Person (including any corporation, partnership, joint venture, limited liability company or other entity) in which the Person in question owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of such Person's Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of such Person.

     "SUBSTITUTE OPTIONS" shall have the meaning set forth in SECTION 5.02(b).

     "SUPERIOR PROPOSAL" shall have the meaning set forth in SECTION 5.03(d).

     "SURVIVING CORPORATION" shall have the meaning set forth in SECTION 1.01.

     "TAX" and "TAXES" shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

     "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated tax.

     "TERMINATION DATE" shall have the meaning set forth in SECTION 7.01(b)(i).

     "TERMINATION FEE" shall have the meaning set forth in SECTION 5.10(b).

     "THIRD PARTY" shall have the meaning set forth in SECTION 4.03(d).

     "2000 PLAN" shall have the meaning set forth in SECTION 2.03.

     "VOICESTREAM" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "VOICESTREAM AVERAGE CLOSING PRICE" shall have the meaning set forth in
SECTION 1.06(c).

     "VOICESTREAM CERTIFICATES" shall have the meaning set forth in SECTION 1.07(a).

     "VOICESTREAM COMMON STOCK" shall have the meaning set forth in the recitals of this Agreement.

     "VOICESTREAM EQUITY RIGHTS" shall have the meaning set forth in SECTION 3.03(a).

     "VOICESTREAM FCC LICENSES" shall have the meaning set forth in SECTION
3.09.

     "VOICESTREAM LETTER" shall mean the letter from VoiceStream to Powertel dated the date hereof, which letter relates to this Agreement and is designated therein as the VoiceStream Letter.

     "VOICESTREAM PERMITS" shall have the meaning set forth in SECTION 3.09.

     "VOICESTREAM PRINCIPAL STOCKHOLDERS" shall mean John W. Stanton; Theresa E. Gillespie; PN Cellular, Inc.; Stanton Family Trust; Stanton Communications Corporation; GS Capital Partners, L.P.; The Goldman Sachs Group, Inc.; Bridge Street Fund 1992, L.P.; Stone Street Fund 1992, L.P.; Sonera Corporation; Sonera Holding B.V.; Hutchison Telecommunications PCS (USA) Limited; Hutchison Telecommunications Holdings (USA) Limited and Telephone & Data Systems, Inc.

     "VOICESTREAM REQUIRED APPROVALS" shall have the meaning set forth in
SECTION 3.05.

     "VOICESTREAM SEC DOCUMENTS" shall have the meaning set forth in SECTION
3.06.

     "VOICESTREAM STOCKHOLDER AGREEMENT" shall have the meaning set forth in the recitals of this Agreement.

     "VOICESTREAM STOCKHOLDER APPROVAL" shall have the meaning set forth in
SECTION 3.04.

     "VOICESTREAM STOCKHOLDERS MEETING" shall have the meaning set forth in
SECTION 5.03(b).

     "VOICESTREAM SUBSIDIARIES" shall have the meaning set forth in SECTION
3.01.

     "VOICESTREAM VOTING PREFERRED STOCK" shall mean the Convertible Voting Preferred Stock, $.001 par value per share of VoiceStream.

     "WARRANT AGREEMENT" shall have the meaning set forth in SECTION 1.06(d).

     SECTION 8.04 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.05 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of SECTIONS 5.01, 5.13 and 8.02(b), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

     SECTION 8.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     SECTION 8.09 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any related agreement and to enforce specifically the terms and provisions of this Agreement or any related agreement in the Court of Chancery of the State of Delaware or the Federal District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event any dispute arises out of this Agreement or any related agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any related agreement or any transaction contemplated hereby or thereby in any court other than the Court of Chancery of the State of Delaware or the Federal Court for the District of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or related agreement or any transaction contemplated hereby or thereby. Neither the payment of fees and expenses pursuant to SECTION 5.10, any action seeking damages pursuant to SECTION 7.02, nor any action brought pursuant to this SECTION 8.09, shall be interpreted as providing an exclusive remedy to any party.

     SECTION 8.10 Obligations of Subsidiaries. Whenever this Agreement requires any Powertel or VoiceStream Subsidiary (including Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of VoiceStream or Powertel, as the case may be, to cause such Subsidiary to take such action.

     SECTION 8.11 Reliance on Representations. Notwithstanding any investigation, knowledge or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, the Annexes, the Powertel Letter, the VoiceStream Letter or in any of the documents, certifications or agreements delivered in connection therewith, are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated hereby.

     SECTION 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application by any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 8.14 Date of this Agreement; No Waiver. The amendment and restatement of this Agreement on September 28, 2000 and as of February 8, 2001 notwithstanding, unless otherwise expressly provided herein, this Agreement shall be deemed for all purposes to be dated and made as of August 26, 2000 (the date of the original Agreement and Plan of Reorganization) and to be effective as of such date, and all references herein to "the date hereof", "the date of this Agreement" and other similar references, shall be deemed to be references to August 26, 2000.

     The parties' execution and delivery of this Amended and Restated Agreement shall not constitute a waiver of any rights that any of the parties hereto may have by reason of any event, condition, misrepresentation or breach of covenant of the original Agreement and Plan of Reorganization having occurred prior to the date of execution and delivery of this Amended and Restated Agreement, whether or not known to any or all of the parties hereto. No representation or warranty of any party in this Agreement shall be affected or limited by reason of the knowledge of any other party at any time that such representation or warranty is not, or may not be, true and correct.

               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, VoiceStream, Sub and Powertel have caused this amended and restated Agreement dated the date first written above to be executed as of February 8, 2001 by their respective officers thereunto duly authorized.

VOICESTREAM WIRELESS                                   POWERTEL, INC.
CORPORATION

By: /s/ JOHN W. STANTON                                By: /s/ FRED G. ASTOR
                                                       -----------------------------------------------------
-----------------------------------------------------      Name:  Fred G. Astor
    Name:  John W. Stanton                                 Title:   Executive Vice President and Chief
    Title:   Chairman and Chief Executive Officer                   Financial Officer

VOICESTREAM SUBSIDIARY V
CORPORATION

By: /s/    JOHN W. STANTON
    --------------------------------
    Name:  John W. Stanton
    Title:   President

                                                                         ANNEX D

                                                       PERSONAL AND CONFIDENTIAL

                                                                   July 23, 2000

Board of Directors
VoiceStream Wireless Corporation
3650 131st Avenue, S.E.
Bellevue, WA 98006

Gentlemen and Madam:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of VoiceStream Wireless Corporation ("VoiceStream" or the "Company") of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 23, 2000, between Deutsche Telekom AG ("DT") and the Company (the "Agreement"). Pursuant to the Agreement, a subsidiary of DT to be formed by DT will be merged with and into the Company, and each outstanding Share not owned by DT or the Company will be converted into, at the election of the holder of such Share, either (i) 3.7647 ordinary shares of DT (the "DT Shares") as more fully set forth in the Agreement; (ii) $200 in cash; or (iii) a combination of $30 in cash and 3.2 DT Shares, in each case subject to certain procedures and limitations contained in the Agreement including, without limitation, with respect to the cash consideration to a maximum aggregate amount with respect to all Shares and to the right of the Company to reduce such maximum aggregate amount as it reasonably determines necessary to permit delivery of the requisite tax opinion pursuant to the Agreement (collectively, the "Merger Consideration"), as to which procedures and limitations we are expressing no opinion. Any stock consideration payable pursuant to the Agreement to any holder of Shares will be paid in the form of American Depositary Shares, each representing the right to receive one DT Share, unless such holder elects to receive DT Shares in lieu of such American Depositary Shares. In addition, pursuant to the Agreement, if the volume weighted average per share trading prices of DT Shares on the Frankfurt Stock Exchange for the seven Frankfurt Stock Exchange trading days randomly selected by lot by DT and the Company together from the fifteen consecutive Frankfurt Stock Exchange trading days ending on the date prior to the day on which an adjustment to the aggregate cash consideration is to be made pursuant to the Agreement is less than E33.00 per DT Share, the Company, but not DT, has the right to terminate the Agreement. We also understand that the Agreement contemplates the Company issuing to DT 3,906,250 shares of Convertible Voting Preferred Stock, par value $0.001 per share, for aggregate consideration of $5,000,000,000 pursuant to the Subscription Agreement (as defined below) prior to the completion of the transaction contemplated by the Agreement.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company, its predecessor, VoiceStream Wireless Corporation, a Washington Corporation ("VoiceStream Washington"), and its former parent, Western Wireless Corporation ("Western"), from time to time, including having acted as lead managing underwriter in the initial public offering of 12.65 million shares of Western Common Stock in May 1996; having acted as lead manager in the public offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due June 2006 of Western in May 1996; having acted as lead manager in the private offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due February 2007 of Western in October 1996; having acted as Western's financial advisor in connection with the sale of 19.9% of the outstanding shares of VoiceStream Washington Common Stock to Hutchison PCS (USA) Limited in February 1998; having acted as lead manager in the public offering of
13.915 million shares of Western Common Stock in April 1998; having acted as financial advisor to VoiceStream in connection with its acquisition of Omnipoint Corporation ("Omnipoint") in June 1999; having acted as

VoiceStream Wireless Corporation
July 23, 2000
Page  2

financial advisor to VoiceStream in connection with its acquisition of Aerial Communications, Inc. ("Aerial") in September 1999; having acted as co-manager in the private offering of $1.1 billion aggregate principal amount of 10 3/8% senior notes due November 2009 of VoiceStream Washington and the Company and $720 million aggregate principal amount of 11 7/8% senior discount notes due November 2009 of VoiceStream Washington and the Company in November 1999; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Investment funds affiliated with Goldman, Sachs & Co. have a principal investment in VoiceStream in the amount of 10,088,128 Shares and have the right to designate a nominee for election to VoiceStream's Board of Directors. Terence O'Toole, a Managing Director of Goldman, Sachs & Co., is a director of VoiceStream. We have also provided, and are currently providing, significant investment banking services to DT from time to time, including having acted as a co-lead manager in the initial public offering of 714 million DT Shares in November 1996; having acted as a co-lead manager in the public offering of 250 million DT Shares in June 1999; having acted as financial advisor to DT in the acquisition of One 2 One Ltd. in July 1999; having acted as a co-lead manager in the initial public offering of 114 million shares of T-Online (a subsidiary of DT) Common Stock in April 2000; having acted as a co-lead manager in the public offering of 200 million DT Shares in June 2000; having acted as a co-lead manager in the public offering of $14.6 billion aggregate principal amount of notes (due at various maturity dates) of DT in June 2000, and may provide investment banking services to DT in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of VoiceStream and DT for its own account and for the accounts of customers. As of July 21, 2000, Goldman, Sachs & Co. accumulated a net long position of 1,178,796 DT Shares. As of the same date and in addition to the principal investment referred to above, Goldman, Sachs & Co. had a net short position of 108,848 Shares.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Stock Subscription Agreement, dated as of July 23, 2000 (the "Subscription Agreement"), between the Company and DT; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company (and its predecessors) for the four years ended December 31, 1999; the definitive Proxy Statement dated January 25, 2000 in connection with the acquisitions of Omnipoint and Aerial; the Form 20-F of DT for the three years ended December 31, 1999; certain interim reports to stockholders of DT; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; the Registration Statement on Form F-3 of DT, including the Prospectus dated June 17, 2000, related to DT's offering of 200 million DT Shares; the Registration Statement on Form F-3 of DT, including the Prospectus Supplement dated June 28, 2000, related to DT's offering of $14.6 billion aggregate principal amount of notes; certain other communications from the Company and DT to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and DT regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the DT Shares, compared certain financial and stock market information for the Company and DT with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, DT did not make available to us its projections of expected future financial performance. Accordingly, our review of such matters was limited to discussions with

VoiceStream Wireless Corporation
July 23, 2000
Page  3

members of the senior management of DT regarding certain research analyst estimates of future financial performance of DT. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or DT or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or DT or the contemplated benefits of the transactions contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote, or which election to take, with respect to the Merger Consideration.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration in aggregate to be received by the holders of Shares is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                          (GOLDMAN, SACHS & CO.)

                                                                         ANNEX E

                                                       PERSONAL AND CONFIDENTIAL

                                                                 August 26, 2000

Board of Directors
VoiceStream Wireless Corporation
3650 131st Avenue, S.E.
Bellevue, WA 98006

Gentlemen and Madam:

     You have requested our opinion as to the fairness from a financial point of view to VoiceStream Wireless Corporation ("VoiceStream" or the "Company") of the Conversion Number (as defined below) pursuant to the Agreement and Plan of Reorganization, dated as of August 26, 2000, between Powertel, Inc. ("Powertel") and the Company (the "VoiceStream Powertel Agreement"). Pursuant to the VoiceStream Powertel Agreement, a subsidiary of VoiceStream to be formed by VoiceStream will be merged (the "VoiceStream Powertel Merger") with and into Powertel. We understand that VoiceStream has also entered into an Agreement and Plan of Merger, dated as of July 23, 2000, between Deutsche Telekom AG ("DT") and the Company (the "DT VoiceStream Agreement") pursuant to which a subsidiary of DT to be formed by DT will be merged (the "DT VoiceStream Merger") with and into the Company. We understand that DT has also entered into an Agreement and Plan of Merger, dated as of August 26, 2000, between DT and Powertel (the "DT Powertel Agreement") pursuant to which a subsidiary of DT to be formed by DT will be merged (the "DT Powertel Merger") with and into Powertel. We understand that pursuant to the terms of the VoiceStream Powertel Agreement, the VoiceStream Powertel Agreement will automatically terminate concurrently with the closing of the DT VoiceStream Merger (in which event the VoiceStream Powertel Merger will not occur). We are not expressing any opinion herein with respect to the DT Powertel Agreement, the DT Powertel Merger, the DT VoiceStream Agreement or the DT VoiceStream Merger.

     Pursuant to the VoiceStream Powertel Agreement, upon consummation of the VoiceStream Powertel Merger, each issued and outstanding share of Common Stock, par value $0.01 per share (the "Powertel Common Stock"), of Powertel shall be converted into a number of shares of Common Stock, par value $0.001 per share (the "VoiceStream Common Stock"), of VoiceStream (the "Conversion Number") equal to (i) 0.75 if the VoiceStream Average Closing Price (as defined below) is $113.33 or below; (ii) 0.65 if the VoiceStream Average Closing Price is $130.77 or above; and (iii) if the VoiceStream Average Closing Price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream Average Closing Price, in each case subject to reduction in the event that the aggregate number of outstanding shares of Powertel Common Stock and securities convertible into or exchangeable for shares of Powertel Common Stock as calculated pursuant to the VoiceStream Powertel Agreement exceeds the number specified in the VoiceStream Powertel Agreement. Pursuant to the VoiceStream Powertel Agreement, the "VoiceStream Average Closing Price" means the volume weighted average closing price (based on the Nasdaq National Market System ("Nasdaq") composite volume published by the Wall Street Journal) of the VoiceStream Common Stock as publicly reported for Nasdaq as of 4:00 p.m. Eastern Time for ten trading days randomly selected by lot out of the last twenty trading days ending five trading days prior to the closing date of the VoiceStream Powertel Merger. Also pursuant to the VoiceStream Powertel Agreement, upon consummation of the VoiceStream Powertel Merger, each share of Preferred Stock, par value $0.01 per share (the "Powertel Preferred Stock"), of Powertel, whether or not such share is convertible by its terms as of the effective time of the VoiceStream Powertel Merger, shall be converted into a number of shares of VoiceStream Common Stock determined by multiplying (A) the Conversion Number by (B) the sum of (1) the number of shares of Powertel Common Stock into which such share of Powertel Preferred Stock would have been converted as of the effective time of the VoiceStream Powertel Merger, if such shares were then convertible and had been converted, plus

VoiceStream Wireless Corporation
August 26, 2000
Page  2

(2) with respect to any share of Series E 6.5% Cumulative Convertible Preferred Stock of Powertel or any share of Series F 6.5% Cumulative Convertible Preferred Stock of Powertel, the number of shares of Powertel Common Stock that represent accrued or declared but unpaid dividends on any such share calculated as if the closing date of the VoiceStream Powertel Merger were a dividend payment date.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company, its predecessor, VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream Washington"), and its former parent, Western Wireless Corporation ("Western"), from time to time, including having acted as lead managing underwriter in the initial public offering of 12.65 million shares of Western Common Stock in May 1996; having acted as lead manager in the public offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due June 2006 of Western in May 1996; having acted as lead manager in the private offering of $200 million aggregate principal amount of 10.5% senior subordinated notes due February 2007 of Western in October 1996; having acted as Western's financial advisor in connection with the sale of 19.9% of the outstanding shares of VoiceStream Washington Common Stock to Hutchison PCS (USA) Limited in February 1998; having acted as lead manager in the public offering of
13.915 million shares of Western Common Stock in April 1998; having acted as financial advisor to VoiceStream in connection with its acquisition of Omnipoint Corporation ("Omnipoint") in June 1999; having acted as financial advisor to VoiceStream in connection with its acquisition of Aerial Communications, Inc. ("Aerial") in September 1999; having acted as co-manager in the private offering of $1.1 billion aggregate principal amount of 10 3/8% senior notes due November 2009 of VoiceStream Washington and the Company and $720 million aggregate principal amount of 11 7/8% senior discount notes due November 2009 of VoiceStream Washington and the Company in November 1999; having acted as VoiceStream's financial advisor in connection with, and having participated in certain of the negotiations leading to, the DT Voicestream Agreement; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Voicestream Powertel Agreement. Investment funds affiliated with Goldman, Sachs & Co. have a principal investment in VoiceStream in the amount of 10,088,128 shares of VoiceStream Common Stock and have the right to designate a nominee for election to VoiceStream's Board of Directors. Terence O'Toole, a Managing Director of Goldman, Sachs & Co., is a director of VoiceStream. We have also provided investment banking services in transactions involving Powertel from time to time, including, through an affiliate, having purchased from Ericsson Inc. ("Ericsson"), in December 1997, $165 million aggregate principal amount of a tranche of the loan made by Ericsson to Powertel (the "Ericsson Facility") and, in June 1998, an additional $100 million aggregate principal amount of a tranche of the Ericsson Facility, both tranches of which were subsequently syndicated to other financial institutions. From time to time we have been a lender under the Ericsson Facility and in that context, have been party to agreements with respect to the Ericsson Facility. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of VoiceStream and Powertel for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. accumulated a net long position of 308 shares of Powertel Common Stock. As of the same date and in addition to the principal investment referred to above, Goldman, Sachs & Co. had a net short position of 180,716 shares of VoiceStream Common Stock.

     In connection with this opinion, we have reviewed, among other things, the VoiceStream Powertel Agreement; the DT Powertel Agreement and the DT VoiceStream Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company (and its predecessors) and Powertel for the four years ended December 31, 1999; the Joint Proxy Statement dated January 25, 2000 in connection

VoiceStream Wireless Corporation
August 26, 2000
Page  3

with the acquisitions of Omnipoint and Aerial; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Powertel; certain other communications from the Company and Powertel to their respective stockholders; certain internal financial analyses and forecasts for Powertel prepared by management of Powertel; certain internal financial analyses and forecasts for the Company prepared by the Company's management; and certain financial analyses and forecasts for Powertel prepared by the Company's management (the "Powertel Forecasts"). We also have held discussions with members of the senior management of the Company and Powertel regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the VoiceStream Powertel Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the VoiceStream Common Stock and Powertel Common Stock, compared certain financial and stock market information for the Company and Powertel with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Powertel Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that the Powertel Forecasts will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Powertel or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the VoiceStream Powertel Agreement will be obtained without any adverse effect on the Company or Powertel or the contemplated benefits of the transactions contemplated by the VoiceStream Powertel Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the VoiceStream Powertel Agreement and such opinion does not constitute a recommendation as to how any holder of VoiceStream Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Conversion Number is fair from a financial point of view to VoiceStream.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.
                                          (GOLDMAN, SACHS & CO.)

                                                                         ANNEX F

                     OPINION OF MORGAN STANLEY DEAN WITTER
                          VOICESTREAM/POWERTEL MERGER

                                                                 August 26, 2000

Board of Directors
Powertel, Inc.
1239 O.G. Skinner Drive
West Point, Georgia 31833

Members of the Board:

     We understand Powertel, Inc. ("Powertel" or the "Company") and Deutsche Telekom AG ("DT") propose to enter into an Agreement and Plan of Merger, substantially in the form of the execution draft dated August 26, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of a corporation to be formed as a wholly-owned subsidiary of DT with and into Powertel. Pursuant to the Merger, Powertel will become a wholly-owned subsidiary of DT and each outstanding share of common stock, par value $0.01 per share, of Powertel (the "Powertel Common Stock"), other than shares owned by DT or Powertel, shall be converted into the right to receive 2.6353 ordinary shares of DT (the "DT Common Stock"), subject to adjustment in certain circumstances. In addition, each share of Preferred Stock, par value $0.01 per share, of Powertel (the "Powertel Preferred Stock") shall be converted directly into the right to receive DT Common Stock pursuant to the ratios set forth in the Merger Agreement, subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     As you know, VoiceStream Wireless Corporation ("VoiceStream") and DT entered into an Agreement and Plan of Merger, dated as of July 23, 2000 (the "VoiceStream Merger Agreement"), providing for the acquisition of VoiceStream by DT (the "VoiceStream Merger"). We also understand that VoiceStream and Powertel are entering into a separate merger agreement substantially in the form of the execution draft dated August 26, 2000 (the "Alternative Merger Agreement"), which provides for, among other things, the merger (the "Alternative Merger") of a wholly owned subsidiary ("Alternative Sub") of VoiceStream with and into Powertel in the event the VoiceStream Merger Agreement is terminated and the VoiceStream Merger is not consummated. Pursuant to the Alternative Merger Agreement, each outstanding share of Powertel Common Stock, other than shares owned by Powertel or any subsidiary of Powertel or by VoiceStream, Alternative Sub or any other subsidiary of VoiceStream, shall be converted into the right to receive a certain number of shares of common stock, $0.001 par value, of VoiceStream (the "VoiceStream Common Stock"), determined pursuant to the formula(s) set forth in the Alternative Merger Agreement. In addition, each share of Powertel Preferred Stock shall be converted directly into the right to receive shares of VoiceStream Common Stock in accordance with the formula(s) set forth in the Alternative Merger Agreement. The terms and conditions of the Alternative Merger are more fully set forth in the Alternative Merger Agreement. For the purposes of our opinion, we have assumed that each share of the Powertel Preferred Stock has been converted into Powertel Common Stock immediately prior to the consummation of the Merger or Alternative Merger. Our opinion does not extend to the conversion terms of the Powertel Preferred Stock into Powertel Common Stock.

     You have asked for our opinion as to whether (i) the consideration to be received by the holders of shares of Powertel Common Stock and Powertel Preferred Stock pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Powertel Common Stock and Powertel Preferred Stock and (ii) in the event the VoiceStream Merger is not consummated, the consideration to be received by the holders of shares of the Powertel Common Stock and Powertel Preferred Stock pursuant to the Alternative Merger Agreement is fair from a financial point of view to holders of shares of the Powertel Common Stock and Powertel Preferred Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Powertel, DT and VoiceStream;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Powertel, DT and VoiceStream prepared by the managements of Powertel, DT, and VoiceStream, respectively;

          (iii) analyzed certain financial projections prepared by the management of Powertel;

          (iv) analyzed certain financial projections for DT and VoiceStream contained in certain securities analysts' research reports that were recommended for review by the managements of DT and VoiceStream, respectively;

          (v) discussed the past and current operations and financial condition and the prospects of Powertel, including information relating to certain strategic, financial and operational benefits anticipated from each of the Merger and the Alternative Merger, with senior executives of Powertel;

          (vi) discussed the past and current operations and financial condition and the prospects of DT, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with senior executives of DT;

          (vii) discussed the past and current operations and financial condition and the prospects of VoiceStream, including information relating to certain strategic, financial and operational benefits anticipated from the Alternative Merger with senior executives of VoiceStream;

          (viii) discussed the past and current operations and financial condition and the prospects of DT and VoiceStream, including information relating to certain strategic, financial and operational benefits anticipated from the VoiceStream Merger, with senior executives of DT and VoiceStream;

          (ix) reviewed the reported prices and trading activity for the Powertel Common Stock, the DT American Depositary Shares, each representing one right to receive one share of DT Common Stock (the "DT ADS's") and the VoiceStream Common Stock;

          (x) compared the financial performance of Powertel, DT and VoiceStream and the prices and trading activity of the Powertel Common Stock, the DT ADS's and the VoiceStream Common Stock with those of certain other publicly-traded companies comparable with Powertel, DT and VoiceStream respectively and their securities;

          (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (xii) participated in discussions and negotiations among representatives of Powertel, DT and VoiceStream and their financial and legal advisors;

          (xiii) reviewed the terms, including the financial terms, of the Merger Agreement, the Alternative Merger Agreement and the VoiceStream Merger Agreement and certain related documents; and

          (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from each of the Merger, the Alternative Merger and the VoiceStream Merger, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Powertel, DT, and VoiceStream. For the purposes of our analysis, we have relied with your consent on the estimates of certain securities analysts' research reports that were recommended for review by the managements of DT and VoiceStream. Morgan Stanley & Co. Incorporated has also assumed that the Alternative Merger will be consummated only if the VoiceStream Merger is not consummated. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including that the Merger will be treated as a tax-free merger and/or exchange pursuant to the Internal Revenue Code of 1986 (the "Code"), and we have assumed that in the event the VoiceStream Merger is not consummated, the Alternative Merger will be consummated in accordance with the terms set forth in the Alternative Merger Agreement, including that the Alternative Merger will be treated as a tax-free merger and/or exchange pursuant to the Code. Morgan Stanley & Co. Incorporated has assumed that obtaining all necessary regulatory approvals for the Merger or Alternative Merger will not have a material adverse effect on Powertel, VoiceStream or DT or the financial, strategic and operational benefits anticipated from the Merger or Alternative Merger. We have not made any independent valuation or appraisal of the assets or liabilities of Powertel, DT, or VoiceStream, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Powertel in connection with these related transactions and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services and financing services for Powertel and DT and have received fees for the rendering of these services.

     It is understood this letter is for the information of the Board of Directors of Powertel and may not be used for any other purpose without our prior written consent, which consent will not be unreasonably withheld, except this opinion may be included in its entirety in any filing made by Powertel in respect of the Merger or Alternative Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Powertel Common Stock, the DT Common Stock or the VoiceStream Common Stock will trade following the consummation of the Merger or Alternative Merger, and Morgan Stanley & Co. Incorporated expresses no opinion or recommendation as to how the holders of the Powertel Common Stock, holders of the DT Common Stock or holders of the VoiceStream Common Stock should vote at the shareholders' meetings held in connection with the Merger or Alternative Merger. In addition, we express no opinion as to the relative values of the consideration to be received by holders of shares of Powertel Common Stock and Powertel Preferred Stock pursuant to the Merger Agreement and the consideration to be received by holders of shares of the Powertel Common Stock and Powertel Preferred Stock pursuant to the Alternative Merger Agreement.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that (i) the consideration to be received by holders of shares of Powertel Common Stock and Powertel Preferred Stock pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Powertel Common Stock and Powertel Preferred Stock and (ii) in the event the VoiceStream Merger is not consummated, the consideration to be received by the holders of shares of the Powertel Common Stock and Powertel Preferred Stock pursuant to the Alternative Merger Agreement is fair from a financial point of view to holders of shares of the Powertel Common Stock and Powertel Preferred Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ SCOTT W. MATLOCK
                                            ------------------------------------
                                              Scott W. Matlock
                                              Managing Director

                                                                         ANNEX G

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Delaware General Corporation Law also establishes several mandatory rules for indemnification.

     In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware General Corporation Law's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

     VoiceStream's bylaws provide for mandatory indemnification of VoiceStream's officers and directors and certain other persons to the fullest extent permissible under Delaware law. In addition, VoiceStream has entered into an indemnification agreement with each of its executive officers and directors. Pursuant to this indemnification agreement, VoiceStream will indemnify the executive officer or director against certain liabilities arising by reason of the executive officer's or the director's affiliation with VoiceStream.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following Exhibits are filed herewith unless otherwise indicated:


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  2.1    Agreement and Plan of Merger, dated as of July 23, 2000, as amended and restated on February 8, 2001, among Deutsche
         Telekom AG, VoiceStream Wireless Corporation and a Delaware
         corporation formed by Deutsche Telekom AG (included as Annex
         A to the proxy statement/prospectus which is part of this
         Registration Statement). Schedules and certain other
         attachments to this Exhibit have not been filed; upon
         request, VoiceStream will furnish supplementally to the
         Securities and Exchange Commission a copy of any omitted
         schedule or attachment.
  2.2    Agreement and Plan of Merger, dated as of August 26, 2000, as amended and restated on February 8, 2001, among Deutsche
         Telekom AG, Powertel, Inc. and a Delaware corporation formed by Deutsche Telekom AG (included as Annex B to the proxy
         statement/prospectus which is part of this Registration
         Statement). Schedules and certain other attachments to this
         Exhibit have not been filed; upon request, VoiceStream will request Deutsche Telekom and Powertel to furnish
         supplementally to the Securities and Exchange Commission a copy of any omitted schedule or attachment.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  2.3    Agreement and Plan of Reorganization, dated as of August 26,
         2000, as amended and restated on February 8, 2001, among
         VoiceStream Wireless Corporation, Powertel, Inc. and a
         wholly-owned subsidiary of VoiceStream Wireless Corporation
         (included as Annex C to the proxy statement/ prospectus
         which is part of this Registration Statement). Schedules and certain other attachments to this Exhibit have not been
         filed; upon request, VoiceStream will furnish supplementally to the Securities and Exchange Commission a copy of any
         omitted schedule or attachment.
  4.1    Amended and Restated Certificate of Incorporation of
         VoiceStream Wireless Corporation (incorporated herein by
         reference to Annex H of VoiceStream Wireless Holding
         Corporation's Registration Statement on Amendment No. 4 to
         Form S-4 (File No. 333-89735), filed with the Securities and
         Exchange Commission on January 24, 2000).
  4.2    Amended and Restated Bylaws of VoiceStream Wireless
         Corporation (incorporated herein by reference to Exhibit 3.1 to VoiceStream Wireless Corporation's Current Report on Form
         8-K (File No. 000-29667), dated October 11, 2000).
  5      Opinion of Preston Gates & Ellis LLP as to the validity of the securities being registered.
  8.1    Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
  8.2    Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
  8.3    Opinion of Cleary, Gottlieb, Steen & Hamilton regarding
         certain tax matters.
  8.4    Opinion of Morris, Manning & Martin, LLP regarding certain tax matters.
  8.5    Opinion of Preston Gates & Ellis LLP regarding certain tax matters.
 10.1    Stock Subscription Agreement, dated as of July 23, 2000,
         between Deutsche Telekom AG and VoiceStream Wireless
         Corporation (incorporated herein by reference to Exhibit
         99.1 to VoiceStream Wireless Corporation's Current Report on
         Form 8-K (File No. 000-29667), dated July 28, 2000). Certain attachments to this Exhibit have not been filed; upon
         request, VoiceStream Wireless Corporation will furnish
         supplementally a copy of any omitted attachment.
 10.2    Certificate of Designation for the VoiceStream Convertible
         Voting Preferred Stock (incorporated herein by reference to
         Exhibit 4.1 to VoiceStream Wireless Corporation's Current
         Report on Form 8-K (File No. 000-29667), dated October 11,
         2000).
 10.3    Investor Agreement between Deutsche Telekom AG and
         VoiceStream Wireless Corporation, dated as of July 23, 2000
         (incorporated herein by reference to Exhibit 99.2 to
         VoiceStream Wireless Corporation's Current Report on Form
         8-K (File No. 000-29667), dated July 28, 2000). An annex to this Exhibit has not been filed; upon request, VoiceStream
         Wireless Corporation will furnish supplementally to the
         Securities and Exchange Commission a copy of the omitted
         annex.
 10.4    First Amended and Restated Voting Agreement among
         VoiceStream Wireless Corporation and the stockholders
         parties thereto, dated as of July 23, 2000 (incorporated
         herein by reference to Exhibit 10.1 to VoiceStream Wireless
         Corporation's Current Report on Form 8-K (File No.
         000-29667), dated July 28, 2000).
 10.5    Stockholder Agreement between Telephone & Data Systems, Inc.
         and Deutsche Telekom AG, dated as of July 23, 2000, together with the Side Letter Agreement between Telephone & Data
         Systems, Inc. and Deutsche Telekom AG, dated as of July 23,
         2000 (incorporated herein by reference to Exhibit 6 to
         Deutsche Telekom AG's Schedule 13D filed on August 2, 2000).
 10.6    Letter Agreement between Telephone & Data Systems, Inc. and
         Deutsche Telekom AG, dated September 19, 2000 (incorporated herein by reference to Exhibit 24 to Deutsche Telekom AG's
         Amendment No. 2 to Schedule 13D filed on October 5, 2000).
 10.7    Stockholder Agreement among Hutchison Telecommunications PCS
         (USA) Limited, Hutchison Telecommunications Holdings (USA)
         Limited and Deutsche Telekom AG, dated as of July 23, 2000
         (incorporated herein by reference to Exhibit 7 to Deutsche
         Telekom AG's Schedule 13D filed on August 2, 2000).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.8    Stockholder Agreement among Sonera Corporation, Sonera
         Holding B.V. and Deutsche Telekom AG, dated as of July 23,
         2000 (incorporated herein by reference to Exhibit 8 to
         Deutsche Telekom AG's Schedule 13D filed on August 2, 2000).
 10.9    Stockholder Agreement among John W. Stanton, Theresa E.
         Gillespie, Stanton Family Trust, PN Cellular, Inc., Stanton
         Communications Corporation and Deutsche Telekom AG, dated as of July 23, 2000 (incorporated herein by reference to
         Exhibit 9 to Deutsche Telekom AG's Schedule 13D filed on
         August 2, 2000).
 10.10   Stockholder Agreement among GS Capital Partners, L.P., The
         Goldman Sachs Group, Inc., Bridge Street Fund 1992, L.P.,
         Stone Street Fund 1992, L.P. and Deutsche Telekom AG, dated as of July 23, 2000 (incorporated herein by reference to
         Exhibit 10 to Deutsche Telekom AG's Schedule 13D filed on
         August 2, 2000).
 10.11   Letter Agreement between Deutsche Telekom AG and Allen &
         Company Incorporated, dated as of July 23, 2000
         (incorporated herein by reference to Exhibit 11 to Deutsche
         Telekom AG's Schedule 13D filed on August 2, 2000).
 10.12   Letter Agreement between Deutsche Telekom AG and Richard
         Fields, dated as of July 23, 2000 (incorporated herein by
         reference to Exhibit 12 to Deutsche Telekom AG's Schedule
         13D filed on August 2, 2000).
 10.13   Stockholder Agreement between Allen & Company Incorporated and Deutsche Telekom AG, dated as of August 25, 2000
         (incorporated herein by reference to Exhibit 19 to Deutsche
         Telekom AG's Amendment No. 1 to Schedule 13D filed on
         September 8, 2000).
 10.14   Stockholder Agreement between Douglas Smith and Deutsche
         Telekom AG, dated as of August 16, 2000 (incorporated herein by reference to Exhibit 20 to Deutsche Telekom AG's
         Amendment No. 1 to Schedule 13D filed on September 8, 2000).
 10.15   Agreement among Cook Inlet GSM, Inc., Cook Inlet
         Telecommunications, Inc., Deutsche Telekom AG, and
         VoiceStream Wireless Corporation, dated as of July 23, 2000, and Exhibit A (Form of Voting and Lock-up Agreement) thereto
         (incorporated herein by reference from Exhibit 10.2 to
         VoiceStream Wireless Corporation's Current Report on Form
         8-K (File No. 000-29667), dated July 28, 2000).
 10.16   Agreement among Providence Media Partners L.P., Providence
         Equity Partners III, L.P., Providence Equity Operation
         Partners III, L.P., Deutsche Telekom AG and VoiceStream
         Wireless Corporation, dated as of July 23, 2000, and Exhibit
         A (Form of Voting and Lock-up Agreement) thereto
         (incorporated herein by reference to Exhibit 10.3 to
         VoiceStream Wireless Corporation's Current Report on Form
         8-K (File No. 000-29667), dated July 28, 2000).
 10.17   Exchange Rights Acquisition and Grant Agreement among
         VoiceStream PCS BTA I Corporation, VoiceStream Wireless
         Corporation, Western Wireless Corporation and Providence
         Media Partners L.P., dated as of July 23, 2000 (incorporated herein by reference to Exhibit 10.4 to VoiceStream Wireless
         Corporation's Current Report on Form 8-K (File No.
         000-29667), dated July 28, 2000).
 10.18   Exchange Rights Agreement between VoiceStream Wireless
         Corporation, Providence Equity Partners III, L.P., and
         Providence Equity Operation Partners III, L.P., dated as of
         July 23, 2000 (incorporated herein by reference to Exhibit
         10.5 to VoiceStream Wireless Corporation's Current Report on
         Form 8-K (File No. 000-29667), dated July 28, 2000).
 10.19   Stockholder Agreement between Deutsche Telekom AG and
         Madison Dearborn Capital Partners, LP, dated as of September
         18, 2000 (incorporated herein by reference to Exhibit 23 to
         Deutsche Telekom AG's Amendment No. 2 to Schedule 13D filed on October 5, 2000).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.20   Stockholder Agreement among Deutsche Telekom AG, Donald W.
         Burton, The Burton Partnership L.P., The Burton Partnership
         (QP), L.P., South Atlantic Venture Fund II, L.P., South
         Atlantic Venture Fund III, L.P., South Atlantic Private
         Equity Fund IV, L.P. and South Atlantic Private Equity Fund
         IV (QP), L.P., dated as of August 26, 2000 (incorporated
         herein by reference to Exhibit 2 to Deutsche Telekom AG's
         Schedule 13D filed on September 5, 2000).
 10.21   Stockholder Agreement between Deutsche Telekom AG and
         American Water Works Company, dated as of August 26, 2000
         (incorporated herein by reference to Exhibit 3 to Deutsche
         Telekom AG's Schedule 13D filed on September 5, 2000).
 10.22   Stockholder Agreement between Deutsche Telekom AG and SCANA
         Communications Holdings, Inc., dated as of August 26, 2000
         (incorporated herein by reference to Exhibit 4 to Deutsche
         Telekom AG's Schedule 13D filed on September 5, 2000).
 10.23   Stockholder Agreement among Deutsche Telekom AG, ITC Holding
         Company, Inc., ITC Service Company and ITC Wireless Inc.,
         dated as of August 26, 2000 (incorporated herein by
         reference to Exhibit 5 to Deutsche Telekom AG's Schedule 13D filed on September 5, 2000).
 10.24   Stockholder Agreement among Deutsche Telekom AG, Sonera
         Corporation and Sonera Holding B.V., dated as of August 26,
         2000 (incorporated herein by reference to Exhibit 6 to
         Deutsche Telekom AG's Schedule 13D filed on September 5,
         2000).
 10.25   Agreement between Eliska Wireless Investors I, L.P. and
         Deutsche Telekom AG, dated as of August 26, 2000
         (incorporated herein by reference to Exhibit 7 to Deutsche
         Telekom AG's Schedule 13D filed on September 5, 2000).
 10.26   Stockholder Agreement among VoiceStream Wireless
         Corporation, Donald W. Burton, The Burton Partnership, L.P.,
         The Burton Partnership (QP), L.P., South Atlantic Venture
         Fund II, L.P., South Atlantic Venture Fund III, L.P., South
         Atlantic Private Equity Fund IV, L.P. and South Atlantic
         Private Equity Fund IV (QP), L.P., dated as of August 26,
         2000 (incorporated herein by reference to Exhibit 2 to
         VoiceStream Wireless Corporation's Schedule 13D filed on
         October 10, 2000).
 10.27   Stockholder Agreement between VoiceStream Wireless
         Corporation and The American Water Works Company, dated as of August 26, 2000 (incorporated herein by reference to
         Exhibit 3 to VoiceStream Wireless Corporation's Schedule 13D
         filed on October 10, 2000).
 10.28   Stockholder Agreement between VoiceStream Wireless
         Corporation and SCANA Communications Holdings, Inc., dated as of August 26, 2000 (incorporated herein by reference to
         Exhibit 4 to VoiceStream Wireless Corporation's Schedule 13D
         filed on October 10, 2000).
 10.29   Stockholder Agreement among VoiceStream Wireless
         Corporation, ITC Holding Company, Inc., ITC Wireless Inc.
         and ITC Service Company, dated as of August 26, 2000
         (incorporated herein by reference to Exhibit 5 to
         VoiceStream Wireless Corporation's Schedule 13D filed on
         October 10, 2000).
 10.30   Stockholder Agreement among VoiceStream Wireless
         Corporation, Sonera Corporation and Sonera Holding, B.V.,
         dated as of August 26, 2000 (incorporated herein by
         reference to Exhibit 6 to VoiceStream Wireless Corporation's
         Schedule 13D filed on October 10, 2000).
 10.31   Stockholder Agreement among Powertel, Inc., VoiceStream
         Wireless Corporation GS Capital Partners, L.P., The Goldman
         Sachs Group, Inc., Bridge Street Fund 1992, L.P. and Stone
         Street Fund 1992, L.P., dated as of August 26, 2000
         (incorporated herein by reference to Exhibit 10.3 to
         Powertel, Inc.'s Current Report on Form 8-K (File No.
         0-23102), filed on August 31, 2000).
 10.32   Stockholder Agreement among Powertel, Inc., VoiceStream
         Wireless Corporation, Hutchison Telecommunications PCS (USA)
         Limited and Hutchison Telecommunications Holdings (USA)
         Limited, dated as of August 26, 2000 (incorporated herein by reference to Exhibit 10.5 to Powertel, Inc.'s Current Report on Form 8-K (File No. 0-23102), filed on August 31, 2000).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.33   Stockholder Agreement among Powertel, Inc., VoiceStream
         Wireless Corporation, Sonera Corporation and Sonera Holding,
         B.V., dated as of August 26, 2000 (incorporated herein by
         reference to Exhibit 10.2 to Powertel, Inc.'s Current Report on Form 8-K (File No. 0-23102), filed on August 31, 2000).
 10.34   Stockholder Agreement among Powertel, Inc., VoiceStream
         Wireless Corporation, John W. Stanton, Theresa E. Gillespie,
         PN Cellular, Inc., Stanton Family Trust and Stanton
         Communications Corporation, dated as of August 26, 2000
         (incorporated herein by reference to Exhibit 10.1 to
         Powertel, Inc.'s Current Report on Form 8-K (File No.
         0-23102), filed on August 31, 2000).
 10.35   Stockholder Agreement among Powertel, Inc., VoiceStream
         Wireless Corporation and Telephone & Data Systems, Inc.,
         dated as of August 26, 2000 (incorporated herein by
         reference to Exhibit 10.5 to Powertel, Inc.'s Current Report on Form 8-K (File No. 0-23102), filed on August 31, 2000).
 10.36   Side Letter Agreement between Powertel, Inc. and Telephone &
         Data Systems, Inc. dated as of August 26, 2000 (incorporated herein by reference to Exhibit 9 to Powertel, Inc.'s
         Amendment No. 1 to Schedule 13D filed on November 8, 2000).
 10.37   Agreement between SSPCS Corporation and Deutsche Telekom AG, dated as of September 27, 2000 (incorporated herein by
         reference to Exhibit 25 to Deutsche Telekom AG's Amendment
         No. 2 to Schedule 13D filed on October 5, 2000).
 10.38   Retention Agreement between Deutsche Telekom AG and
         VoiceStream Wireless Corporation, dated as of December 22,
         2000.
 10.39   Voting and Lockup Agreement between Cook Inlet Region, Inc.
         and Deutsche Telekom AG, dated as of December 14, 2000.
 23.1    Consent of PwC Deutsche Revision.
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Arthur Andersen LLP.
 23.4    Consent of PricewaterhouseCoopers LLP.
 23.5    Consent of Preston Gates & Ellis LLP (included in the
         opinion filed as Exhibit 5 to this Registration Statement
         and incorporated herein by reference).
 23.6    Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference).
 23.7    Consent of Jones, Day, Reavis & Pogue (included in the
         opinion filed as Exhibit 8.2 to this Registration Statement and incorporated herein by reference).
 23.8    Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 8.3 to this Registration
         Statement and incorporated herein by reference).
 23.9    Consent of Morris, Manning & Martin, LLP (included in the
         opinion filed as Exhibit 8.4 to this Registration Statement and incorporated herein by reference).
 23.10   Consent of Preston Gates & Ellis LLP (included in the
         opinion filed as Exhibit 8.5 to this Registration Statement and incorporated herein by reference).
 23.11   Consent of Goldman, Sachs & Co.
 23.12   Consent of Morgan Stanley & Co. Incorporated.
 24.1    Power of Attorney (See Page II-7 of the Registration
         Statement on Form S-4 filed on October 4, 2000 and Page II-9 of Amendment No. 1 thereto filed on December 6, 2000).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 99.1    Form of Proxy card of VoiceStream Wireless Corporation.
 99.2    Form of Proxy card of Powertel, Inc.

------------------------

     (b) Financial Statement Schedule: All supporting schedules have been omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.


     (c) Reports, Opinions and Appraisals. Included as Annexes D, E and F to the proxy statement/prospectus which is part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2000, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bellevue, State of Washington, on February 8, 2001.


                                          VOICESTREAM WIRELESS CORPORATION

                                          By: /s/    ALAN R. BENDER
                                            ------------------------------------
                                              Name: Alan R. Bender
                                              Title:   Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2000, has been signed on February 8, 2001 by the following persons in the capacities indicated.



        SIGNATURE                             TITLE
        ---------                             -----
            *                    Chairman of the Board and Chief
-------------------------     Executive Officer (Principal Executive
     John W. Stanton                         Officer)

            *                         President and Director
-------------------------
   Robert R. Stapleton

            *                       Vice Chairman and Director
-------------------------
    Douglas G. Smith

            *                       Vice Chairman and Director
-------------------------
     Donald Guthrie

            *                  Executive Vice President -- Finance,
-------------------------      Strategy and Development (Principal
   Cregg B. Baumbaugh                   Financial Officer)

            *                Vice President, Controller and Principal
-------------------------    Accounting Officer (Principal Accounting
     Allyn P. Hebner                         Officer)

            *                                Director
-------------------------
   Susan M.F. Woo Chow

            *                                Director
-------------------------
    Mitchell R. Cohen

            *                                Director
-------------------------
     Daniel J. Evans

            *                                Director
-------------------------
    Richard L. Fields

        SIGNATURE                             TITLE
        ---------                             -----
            *                                Director
-------------------------
    Canning K.N. Fok

            *                                Director
-------------------------
   Jonathan M. Nelson

            *                                Director
-------------------------
   Terence M. O'Toole

            *                                Director
-------------------------
   James N. Perry, Jr.

            *                                Director
-------------------------
    Kaj-Erik Relander

            *                                Director
-------------------------
      James J. Ross

            *                                Director
-------------------------
      Frank J. Sixt

            *                                Director
-------------------------
       Hans Snook

 *By: /s/ ALAN R. BENDER
-------------------------
     Alan R. Bender
    Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger, dated as of July 23, 2000, as amended and restated on February 8, 2001, among Deutsche
          Telekom AG, VoiceStream Wireless Corporation and a Delaware
          corporation formed by Deutsche Telekom AG (included as Annex
          A to the proxy statement/prospectus which is part of this
          Registration Statement). Schedules and certain other
          attachments to this Exhibit have not been filed; upon
          request, VoiceStream will furnish supplementally to the
          Securities and Exchange Commission a copy of any omitted
          schedule or attachment.
   2.2    Agreement and Plan of Merger, dated as of August 26, 2000, as amended and restated on February 8, 2001, among Deutsche
          Telekom AG, Powertel, Inc. and a Delaware corporation formed by Deutsche Telekom AG (included as Annex B to the proxy
          statement/prospectus which is part of this Registration
          Statement). Schedules and certain other attachments to this
          Exhibit have not been filed; upon request, VoiceStream will request Deutsche Telekom and Powertel to furnish
          supplementally to the Securities and Exchange Commission a copy of any omitted schedule or attachment.
   2.3    Agreement and Plan of Reorganization, dated as of August 26,
          2000, as amended and restated on February 8, 2001, among
          VoiceStream Wireless Corporation, Powertel, Inc. and a
          wholly-owned subsidiary of VoiceStream Wireless Corporation
          (included as Annex C to the proxy statement/prospectus which is part of this Registration Statement). Schedules and
          certain other attachments to this Exhibit have not been
          filed; upon request, VoiceStream will furnish supplementally to the Securities and Exchange Commission a copy of any
          omitted schedule or attachment.
   4.1    Amended and Restated Certificate of Incorporation of
          VoiceStream Wireless Corporation (incorporated herein by
          reference to Annex H of VoiceStream Wireless Holding
          Corporation's Registration Statement on Amendment No. 4 to
          Form S-4 (File No. 333-89735), filed with the Securities and
          Exchange Commission on January 24, 2000).
   4.2    Amended and Restated Bylaws of VoiceStream Wireless
          Corporation (incorporated herein by reference to Exhibit 3.1 to VoiceStream Wireless Corporation's Current Report on Form
          8-K (File No. 000-29667), dated October 11, 2000).
   5      Opinion of Preston Gates & Ellis LLP as to the validity of the securities being registered.
   8.1    Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
   8.2    Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
   8.3    Opinion of Cleary, Gottlieb, Steen & Hamilton regarding
          certain tax matters.
   8.4    Opinion of Morris, Manning & Martin, LLP regarding certain tax matters.
   8.5    Opinion of Preston Gates & Ellis LLP regarding certain tax matters.
  10.1    Stock Subscription Agreement, dated as of July 23, 2000,
          between Deutsche Telekom AG and VoiceStream Wireless
          Corporation (incorporated herein by reference to Exhibit
          99.1 to VoiceStream Wireless Corporation's Current Report on
          Form 8-K (File No. 000-29667), dated July 28, 2000). Certain attachments to this Exhibit have not been filed; upon
          request, VoiceStream Wireless Corporation will furnish
          supplementally a copy of any omitted attachment.
  10.2    Certificate of Designation for the VoiceStream Convertible
          Voting Preferred Stock (incorporated herein by reference to
          Exhibit 4.1 to VoiceStream Wireless Corporation's Current
          Report on Form 8-K (File No. 000-29667), dated October 11,
          2000).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.3    Investor Agreement between Deutsche Telekom AG and
          VoiceStream Wireless Corporation, dated as of July 23, 2000
          (incorporated herein by reference to Exhibit 99.2 to
          VoiceStream Wireless Corporation's Current Report on Form
          8-K (File No. 000-29667), dated July 28, 2000). An annex to this Exhibit has not been filed; upon request, VoiceStream
          Wireless Corporation will furnish supplementally to the
          Securities and Exchange Commission a copy of the omitted
          annex.
  10.4    First Amended and Restated Voting Agreement among
          VoiceStream Wireless Corporation and the stockholders
          parties thereto, dated as of July 23, 2000 (incorporated
          herein by reference to Exhibit 10.1 to VoiceStream Wireless
          Corporation's Current Report on Form 8-K (File No.
          000-29667), dated July 28, 2000).
  10.5    Stockholder Agreement between Telephone & Data Systems, Inc.
          and Deutsche Telekom AG, dated as of July 23, 2000, together with the Side Letter Agreement between Telephone & Data
          Systems, Inc. and Deutsche Telekom AG, dated as of July 23,
          2000 (incorporated herein by reference to Exhibit 6 to
          Deutsche Telekom AG's Schedule 13D filed on August 2, 2000).
  10.6    Letter Agreement between Telephone and Data Systems, Inc.
          and Deutsche Telekom AG, dated September 19, 2000
          (incorporated herein by reference to Exhibit 24 to Deutsche
          Telekom AG's Amendment No. 2 to Schedule 13D filed on
          October 5, 2000).
  10.7    Stockholder Agreement among Hutchison Telecommunications PCS
          (USA) Limited, Hutchison Telecommunications Holdings (USA)
          Limited and Deutsche Telekom AG, dated as of July 23, 2000
          (incorporated herein by reference to Exhibit 7 to Deutsche
          Telekom AG's Schedule 13D filed on August 2, 2000).
  10.8    Stockholder Agreement among Sonera Corporation, Sonera
          Holding B.V. and Deutsche Telekom AG, dated as of July 23,
          2000 (incorporated herein by reference to Exhibit 8 to
          Deutsche Telekom AG's Schedule 13D filed on August 2, 2000).
  10.9    Stockholder Agreement among John W. Stanton, Theresa E.
          Gillespie, Stanton Family Trust, PN Cellular, Inc., Stanton
          Communications Corporation and Deutsche Telekom AG, dated as of July 23, 2000 (incorporated herein by reference to
          Exhibit 9 to Deutsche Telekom AG's Schedule 13D filed on
          August 2, 2000).
  10.10   Stockholder Agreement among GS Capital Partners, L.P., The
          Goldman Sachs Group, Inc., Bridge Street Fund 1992, L.P.,
          Stone Street Fund 1992, L.P. and Deutsche Telekom AG, dated as of July 23, 2000 (incorporated herein by reference to
          Exhibit 10 to Deutsche Telekom AG's Schedule 13D filed on
          August 2, 2000).
  10.11   Letter Agreement between Deutsche Telekom AG and Allen &
          Company Incorporated dated as of July 23, 2000 (incorporated herein by reference to Exhibit 11 to Deutsche Telekom AG's
          Schedule 13D filed on August 2, 2000).
  10.12   Letter Agreement between Deutsche Telekom AG and Richard
          Fields, dated as of July 23, 2000 (incorporated herein by
          reference to Exhibit 12 to Deutsche Telekom AG's Schedule
          13D filed on August 2, 2000).
  10.13   Stockholder Agreement between Allen & Company Incorporated and Deutsche Telekom AG, dated as of August 25, 2000
          (incorporated herein by reference to Exhibit 19 to Deutsche
          Telekom AG's Amendment No. 1 to Schedule 13D filed on
          September 8, 2000).
  10.14   Stockholder Agreement between Douglas Smith and Deutsche
          Telekom AG, dated as of August 16, 2000 (incorporated herein by reference to Exhibit 20 to Deutsche Telekom AG's
          Amendment No. 1 to Schedule 13D filed on September 8, 2000).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.15   Agreement among Cook Inlet GSM, Inc., Cook Inlet
          Telecommunications, Inc., Deutsche Telekom AG, and
          VoiceStream Wireless Corporation, dated as of July 23, 2000, and Exhibit A (Form of Voting and Lock-up Agreement) thereto
          (incorporated herein by reference from Exhibit 10.2 to
          VoiceStream Wireless Corporation's Current Report on Form
          8-K (File No. 000-29667), dated July 28, 2000).
  10.16   Agreement among Providence Media Partners L.P., Providence
          Equity Partners III, L.P., Providence Equity Operation
          Partners III, L.P., Deutsche Telekom AG and VoiceStream
          Wireless Corporation, dated as of July 23, 2000, and Exhibit
          A (Form of Voting and Lock-up Agreement) thereto
          (incorporated herein by reference to Exhibit 10.3 to
          VoiceStream Wireless Corporation's Current Report on Form
          8-K (File No. 000-29667), dated July 28, 2000).
  10.17   Exchange Rights Acquisition and Grant Agreement among
          VoiceStream PCS BTA I Corporation, VoiceStream Wireless
          Corporation, Western Wireless Corporation and Providence
          Media Partners L.P., dated as of July 23, 2000 (incorporated herein by reference to Exhibit 10.4 to VoiceStream Wireless
          Corporation's Current Report on Form 8-K (File No.
          000-29667), dated July 28, 2000).
  10.18   Exchange Rights Agreement between VoiceStream Wireless
          Corporation, Providence Equity Partners III, L.P., and
          Providence Equity Operation Partners III, L.P., dated as of
          July 23, 2000 (incorporated herein by reference to Exhibit
          10.5 to VoiceStream Wireless Corporation's Current Report on
          Form 8-K (File No. 000-29667), dated July 28, 2000).
  10.19   Stockholder Agreement between Deutsche Telekom AG and
          Madison Dearborn Capital Partners, LP, dated as of September
          18, 2000 (incorporated herein by reference to Exhibit 23 to
          Deutsche Telekom AG's Amendment No. 2 to Schedule 13D filed on October 5, 2000).
  10.20   Stockholder Agreement among Deutsche Telekom AG, Donald W.
          Burton, The Burton Partnership, L.P., The Burton Partnership
          (QP), L.P., South Atlantic Venture Fund II, L.P., South
          Atlantic Venture Fund III, L.P., South Atlantic Private
          Equity Fund IV, L.P. and South Atlantic Private Equity Fund
          IV (QP), L.P., dated as of August 26, 2000 (incorporated
          herein by reference to Exhibit 2 to Deutsche Telekom AG's
          Schedule 13D filed on September 5, 2000).
  10.21   Stockholder Agreement between Deutsche Telekom AG and
          American Water Works Company, dated as of August 26, 2000.
          (incorporated herein by reference to Exhibit 3 to Deutsche
          Telekom AG's Schedule 13D filed on September 5, 2000).
  10.22   Stockholder Agreement between Deutsche Telekom AG and SCANA
          Communications Holdings, Inc., dated as of August 26, 2000
          (incorporated herein by reference to Exhibit 4 to Deutsche
          Telekom AG's Schedule 13D filed on September 5, 2000).
  10.23   Stockholder Agreement among Deutsche Telekom AG, ITC Holding
          Company, Inc., ITC Service Company and ITC Wireless Inc.,
          dated as of August 26, 2000 (incorporated herein by
          reference to Exhibit 5 to Deutsche Telekom AG's Schedule 13D filed on September 5, 2000).
  10.24   Stockholder Agreement among Deutsche Telekom AG, Sonera
          Corporation and Sonera Holding B.V., dated as of August 26,
          2000 (incorporated herein by reference to Exhibit 6 to
          Deutsche Telekom AG's Schedule 13D filed on September 5,
          2000).
  10.25   Agreement between Eliska Wireless Investors I, L.P. and
          Deutsche Telekom AG, dated as of August 26, 2000
          (incorporated herein by reference to Exhibit 7 to Deutsche
          Telekom AG's Schedule 13D filed on September 5, 2000).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.26   Stockholder Agreement among VoiceStream Wireless
          Corporation, Donald W. Burton, The Burton Partnership, L.P.,
          The Burton Partnership (QP), L.P., South Atlantic Venture
          Fund II, L.P., South Atlantic Venture Fund III, L.P., South
          Atlantic Private Equity Fund IV, L.P. and South Atlantic
          Private Equity Fund IV (QP), L.P., dated as of August 26,
          2000 (incorporated herein by reference to Exhibit 2 to
          VoiceStream Wireless Corporation's Schedule 13D filed on
          October 10, 2000).
  10.27   Stockholder Agreement between VoiceStream Wireless
          Corporation and The American Water Works Company, dated as of August 26, 2000 (incorporated herein by reference to
          Exhibit 3 to VoiceStream Wireless Corporation's Schedule 13D
          filed on October 5, 2000).
  10.28   Stockholder Agreement between VoiceStream Wireless
          Corporation and SCANA Communications Holdings, Inc., dated as of August 26, 2000 (incorporated herein by reference to
          VoiceStream Wireless Corporation's Schedule 13D filed on
          October 5, 2000).
  10.29   Stockholder Agreement among VoiceStream Wireless
          Corporation, ITC Holding Company, Inc., ITC Wireless Inc.
          and ITC Service Company, dated as of August 26, 2000
          (incorporated herein by reference to Exhibit 5 to
          VoiceStream Wireless Corporation's Schedule 13D filed on
          October 10, 2000).
  10.30   Stockholder Agreement among VoiceStream Wireless
          Corporation, Sonera Corporation and Sonera Holding, B.V.,
          dated as of August 26, 2000 (incorporated herein by
          reference to Exhibit 6 to VoiceStream Wireless Corporation's
          Schedule 13D filed on October 10, 2000).
  10.31   Stockholder Agreement among Powertel, Inc., VoiceStream
          Wireless Corporation, GS Capital Partners, L.P., The Goldman
          Sachs Group, Inc., Bridge Street Fund 1992, L.P. and Stone
          Street Fund 1992, L.P., dated as of August 26, 2000
          (incorporated herein by reference to Exhibit 10.3 to
          Powertel, Inc.'s Current Report on Form 8-K (File No.
          0-23102), filed on August 31, 2000).
  10.32   Stockholder Agreement among Powertel, Inc., VoiceStream
          Wireless Corporation, Hutchison Telecommunications PCS (USA)
          Limited and Hutchison Telecommunications Holdings (USA)
          Limited, dated as of August 26, 2000 (incorporated herein by reference to Exhibit 10.5 to Powertel, Inc.'s Current Report on Form 8-K (File No. 0-23102), filed on August 31, 2000).
  10.33   Stockholder Agreement among Powertel, Inc., VoiceStream
          Wireless Corporation, Sonera Corporation and Sonera Holding,
          B.V., dated as of August 26, 2000 (incorporated herein by
          reference to Exhibit 10.2 to Powertel, Inc.'s Current Report on Form 8-K (File No. 0-23102), filed on August 31, 2000).
  10.34   Stockholder Agreement among Powertel, Inc., VoiceStream
          Wireless Corporation, John W. Stanton, Theresa E. Gillespie,
          PN Cellular, Inc., Stanton Family Trust and Stanton
          Communications Corporation, dated as of August 26, 2000
          (incorporated herein by reference to Exhibit 10.1 to
          Powertel, Inc.'s Current Report on Form 8-K (File No.
          0-23102), filed on August 31, 2000).
  10.35   Stockholder Agreement among Powertel, Inc., VoiceStream
          Wireless Corporation and Telephone & Data Systems, Inc.,
          dated as of August 26, 2000 (incorporated herein by
          reference to Exhibit 10.5 to Powertel, Inc.'s Current Report on Form 8-K (File No. 0-23102), filed on August 31, 2000).
  10.36   Side Letter Agreement between Powertel, Inc. and Telephone &
          Data Systems, Inc., dated as of August 26, 2000
          (incorporated herein by reference to Exhibit 9 to Powertel,
          Inc.'s Amendment No. 1 to Schedule 13D filed on November 8,
          2000).
  10.37   Agreement between SSPCS Corporation and Deutsche Telekom AG, dated as of September 27, 2000 (incorporated herein by
          reference to Exhibit 25 to Deutsche Telekom AG's Amendment
          No. 2 to Schedule 13D filed on October 5, 2000).
  10.38   Retention Agreement between Deutsche Telekom AG and
          VoiceStream Wireless Corporation, dated as of December 22,
          2000.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.39   Voting and Lockup Agreement between Cook Inlet Region, Inc.
          and Deutsche Telekom AG, dated as of December 14, 2000.
  23.1    Consent of PwC Deutsche Revision.
  23.2    Consent of Arthur Andersen LLP.
  23.3    Consent of Arthur Andersen LLP.
  23.4    Consent of PricewaterhouseCoopers LLP.
  23.5    Consent of Preston Gates & Ellis LLP (included in the
          opinion filed as Exhibit 5 to this Registration Statement
          and incorporated herein by reference).
  23.6    Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference).
  23.7    Consent of Jones, Day, Reavis & Pogue (included in the
          opinion filed as Exhibit 8.2 to this Registration Statement and incorporated herein by reference).
  23.8    Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 8.3 to this Registration
          Statement and incorporated herein by reference).
  23.9    Consent of Morris, Manning & Martin, LLP (included in the
          opinion filed as Exhibit 8.4 to this Registration Statement and incorporated herein by reference).
  23.10   Consent of Preston Gates & Ellis LLP (included in the
          opinion filed as Exhibit 8.5 to this Registration Statement and incorporated herein by reference).
  23.11   Consent of Goldman, Sachs & Co.
  23.12   Consent of Morgan Stanley & Co. Incorporated.
  24.1    Power of Attorney (See Page II-7 of the Registration
          Statement on Form S-4 filed on October 4, 2000 and page II-9 of Amendment No. 1 thereto filed on December 6, 2000).
  99.1    Form of Proxy card of VoiceStream Wireless Corporation.
  99.2    Form of Proxy card of Powertel, Inc.